Exhibit 20.1

U.S. PREMIUM BEEF, LLC

March 4, 2008

Dear Member:

You  are invited to attend a special meeting of members of U.S. Premium Beef, LLC (“USPB” or the “Company”) to be  held at the Hilton-Kansas City Airport, 8801 NW 112th Street, Kansas City, Missouri, on Friday, March 14, 2008, at 2:00 p.m. local time. At the special meeting you will be asked to consider and vote on a proposal to authorize USPB to sell its membership interest in National Beef Packing Company, LLC (“NBP”) to JBS S.A., a Brazilian beef processing company (“JBS”).

On February 29, 2008, NBP and its members, including USPB, entered into a Membership Interest Purchase Agreement with JBS (referred to as the “purchase agreement”), pursuant to which JBS will purchase from NBP’s members (each member is referred to herein as a “Seller” and, collectively, the “Sellers”) all of the issued and outstanding membership interests in NBP and, become the sole member of NBP. The purchase price to be paid to each of the Sellers is based upon an aggregate value of US$560,000,000 for all of the issued and outstanding membership interests of NBP. Each Seller will be entitled to his or its proportionate share of the aggregate value based upon the percentage membership interest and priority rights that such Seller is selling to JBS. Certain of the Sellers will receive their portion of the purchase price in the form of a cash payment, and certain of the Sellers will receive their portion of the purchase price in a combination of a cash payment and JBS common shares. JBS common shares are listed on the Novo Mercado segment of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or the “BOVESPA,” in Brazil under the symbol “JBSS3.” On February 25, 2008, the closing sale price of JBS common shares was R$5.90 per share (in Brazilian Real). The JBS common shares are fully registered and fully tradable on BOVESPA, but have not been and will not be registered under the securities laws of the United States and are not currently nor expected in the future to be listed in the United States on any stock exchange or quotation system.

If the transaction closes, the Company will receive approximately US$261.1 million in cash and US$65.3 million in JBS common shares in exchange for its entire membership interest in NBP. The exact number of JBS common shares that will be issued at closing will be calculated using a volume weighted average of the per share closing price of the JBS common shares at the end of each trading day on BOVESPA for the 20 most recent trading days prior to the closing, with the share price each trading day, before averaging, adjusted to U.S. Dollars, as described in the accompanying proxy statement. The Company estimates that, within 15 days after the closing, it will distribute a portion of the cash consideration to each member in the amount of approximately US$286 (before applicable tax withholding, if any) for each linked Class A and Class B unit held by such member, as described more fully in the section entitled “Distributions to USPB’s Unitholders” on page 49.  The Company also will repay all patronage notices, which total approximately US$50.6 million.

The Company’s board of directors and NBP’s board of managers have each unanimously determined that the proposed transaction with JBS is advisable, fair to and in the best interests of NBP and its members, as well as to the members of those organizations that are members of NBP, which includes USPB. Accordingly, the Company’s board of directors has unanimously approved and adopted the purchase agreement and unanimously recommends that you vote “FOR” the approval and adoption of the purchase agreement and the transactions contemplated thereby.

Your vote is important.  Whether or not you plan to attend the special meeting in person, please take time to vote by completing and mailing the enclosed proxy card or submitting your proxy by fax or hand delivery to the Company as soon as possible. You may also vote in person by attending the special meeting. Voting by any of these methods will ensure that your vote will be counted at the special meeting. The failure to vote will have the same effect as a vote against the adoption and approval of the purchase agreement and the proposed transaction with JBS.

Accompanying this letter is a Notice of Special Meeting of Members and a Proxy Statement that provides detailed information about the purchase agreement and the proposed transaction with JBS, including information about the subsequent distribution of the Company’s net proceeds of that transaction to the Company’s unitholders. We urge you to carefully read the entire Proxy Statement, including the discussion in the section entitled “Risk Factors” beginning on page 12.

We look forward to seeing you at the special meeting. We are very excited about the proposed transaction with JBS and believe that the consideration represents an attractive return on your investment in the Company.

Sincerely,

Steven D. Hunt, Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the JBS common shares to be issued to the Sellers in connection with the proposed transaction or determined if this proxy statement is truthful or complete.  Any representation to the contrary is a criminal offense.

The accompanying Notice of Special Meeting of Members and Proxy Statement are each dated March 4, 2008 and are first being mailed to the Company’s members on or about March 4, 2008.

U.S. PREMIUM BEEF, LLC
12200 North Ambassador Drive, Suite 501
Kansas City, Missouri 64163

(866) 877-2525

NOTICE OF SPECIAL MEETING OF MEMBERS
TO BE HELD ON FRIDAY, MARCH 14, 2008

To the Members of U.S. Premium Beef, LLC:

This is a notice of a special meeting of the members of U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB” or the “Company”), to be held at the Hilton-Kansas City Airport, 8801 NW 112th Street, Kansas City, Missouri, on Friday, March 14, 2008, at 2:00 p.m. local time, solely for the following purposes:

1.               To consider and vote upon a proposal to adopt and approve the Membership Interest Purchase Agreement, dated as of February 29, 2008, among JBS S.A. (“JBS”), National Beef Packing Company, LLC (“NBP”), and the several members of NBP, including the Company, and approve the transactions contemplated thereby (which are sometimes referred to in the accompanying proxy statement as the “proposed transaction”); and

2.               To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval and adoption of the Membership Interest Purchase Agreement and approval of the proposed transaction.

January 26, 2008 has been fixed as the record date for determining those members of the Company entitled to vote at the special meeting and any adjournments or postponements of the meeting.  Under the Company’s Certificate of Formation, Limited Liability Company Agreement and applicable Delaware law, the affirmative vote of members holding a majority of the voting power of each class of units is required to approve the purchase agreement.  The members holding Class A units are each entitled to one vote per member, and the members holding Class B units are each entitled to one vote per Class B unit owned by such member.

The Company’s board of directors unanimously recommends that members vote “FOR” approval of the Membership Interest Purchase Agreement and “FOR” the proposal to adjourn the special meeting, if necessary.

Pursuant to the provisions of Chapter 18 Section 210 of the Delaware Code and Section 3.7 of the Company’s Limited Liability Company Agreement, the Company’s members are not entitled to dissent to the approval and adoption of the Membership Interest Purchase Agreement nor assert appraisal rights.

To vote, please complete and return the enclosed proxy card to the Company in the envelope provided or submit your proxy card by fax or by hand delivery in accordance with the instructions provided on the proxy.  If you vote by mail, your proxy will not be counted unless it is received by the Company by 8:00 a.m. Central Standard Time on March 14, 2008, or prior to any applicable adjournment or postponement of the meeting.  If you vote by fax, your proxy will not be counted unless it is received by the Company by 10:00 a.m. Central Standard Time on March 14, 2008, or prior to any applicable adjournment or postponement of the meeting.  You may, of course, vote in person by attending the special meeting (and any adjournments or postponements of the meeting) and submitting your vote at that time.

By Order of the Board of Directors,

Kansas City, Missouri	Mark R. Gardiner
March 4, 2008	Chairman of the Board of Directors

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION AND SPECIAL MEETING	1
The Proposed Transaction and the Purchase Agreement	13
Certain Parties to the Proposed Transaction	15
The Special Meeting of USPB’s Members	18
Risk Factors	19
Recommendation by the Board of Directors	19
Opinion of the Company’s Financial Advisor	20
Interests of Certain Persons in the Proposed Transaction	21
Conditions to Completing the Proposed Transaction	22
Sellers and NBP are Prohibited from Soliciting Other Offers	24
JBS and Sellers May Terminate the Purchase Agreement Under Certain Circumstances	25
JBS or NBP May Pay a Termination Fee Under Certain Circumstances	27
Material U.S. Federal Income Tax Consequences of the Proposed Transaction	27
USPB Members Do Not Have Appraisal Rights	30

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	30

RISK FACTORS	32
Risks Related to the Proposed Transaction	32
Risks Related to NBP	57
Risks Related to USPB	83
Risks Related to JBS	91

SELECTED FINANCIAL INFORMATION of USPB	137

THE SPECIAL MEETING	140
Date, Time and Place of the Special Meeting	140
Matters for Consideration	140
Recommendation of the Company’s Board of Directors	141
Record Date; Units Entitled to Vote	141
Quorum; Vote Required	143
Unit Ownership of Management	145
Voting in Person	146
Voting of Proxies	147
How to Revoke a Proxy	148
Solicitation of Proxies and Expenses	149
Proxy Tabulation	150
Assistance	150

PROPOSAL 1 – APPROVAL OF THE PROPOSED TRANSACTION WITH JBS	151

THE PROPOSED TRANSACTION	151
Background of the Proposed Transaction	151
Recommendations of the Company’s Board of Directors and NBP’s Board of Managers	160

i

Reasons for the Proposed Transaction	161
Opinion of Christenberry Collet & Company, Inc. to the Company’s Board of Directors	174
Structure of the Proposed Transaction	186
Distributions to USPB’s Unitholders; Taxable Gain from the Transaction	187
Regulatory Approvals Required to Complete the Proposed Transaction	189

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION	192
Certain Employment Agreements	192
Retention Program for Certain NBP Employees	195
Noncompetition Agreements	195
Raw Materials Supply Agreement	196
Cattle Purchase and Sale Agreement	197
Management Agreement	199
Consulting Contract	199
Directors of USPB	200

THE PURCHASE AGREEMENT	201
Structure of the Proposed Transaction; Purchase Price	201
Indemnification of JBS	204
Indemnification of NBP’s Officers, Directors, Employees and Agents	207
Representations and Warranties of the Parties	209
Survival of Representations and Warranties	213
Covenants of the Parties	215
Conditions to the Proposed Transaction	227
Termination of the Purchase Agreement	232
Effect of Termination	236
Termination Fees	237

INFORMATION ABOUT USPB AND NBP	241
Description of USPB’s Business	241
Description of NBP’s Business	255
Management’s Discussion and Analysis of Financial Condition and Results of Operations	284
Management of USPB	342
Management of NBP	351
Quantitative and Qualitative Disclosures About Market Risk	352
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	358
Legal Proceedings	358

INFORMATION ABOUT JBS	362
Description of JBS’s Business	368
Legal and Administrative Proceedings	393
Management and Principal Shareholders	394
Description of JBS’s Capital Stock	414
Brazilian Exchange Rate Information	426

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION	433
Amount of Gain or Loss Recognized on the Sale	436

ii

Character of Gain or Loss Recognized on the Sale	441
Treatment of Cash Distributed by USPB	444
Basis in Linked Class A and Class B Units	446
Treatment of Receipt of Payments with Respect to Patronage Notices	449
Certain Brazilian and U.S. Income Tax Considerations of the Ownership and Disposition of JBS Common Shares	450

PROPOSAL 2 – AUTHORITY TO ADJOURN THE SPECIAL MEETING	455
The Adjournment Proposal	455
Vote Required and Board Recommendation	457

WHERE YOU CAN FIND MORE INFORMATION	458

Appendices:

Appendix A:	Membership Interest Purchase Agreement (without schedules)

Appendix B:	Christenberry Collet & Company, Inc. Fairness Opinion Letter

Appendix C:	Proposed Amended and Restated Limited Liability Company Agreement of National Beef Packing Company, LLC

Appendix D-1:	Financial Statements of U.S. Premium Beef, LLC and its subsidiaries for the 52 weeks ended August 25, 2007

Appendix D-2:	Unaudited Consolidated Financial Statements of U.S. Premium Beef, LLC and its subsidiaries for the 13 weeks ended November 24, 2007

Appendix E-1:	Financial Statements of JBS S.A. and its subsidiaries for the year ended December 31, 2006

Appendix E-2:	Unaudited Consolidated Financial Statements of JBS S.A. and its subsidiaries for the nine-month period ended September 30, 2007

Appendix F:	Form of Proxy Card

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION AND SPECIAL MEETING

Below are answers to questions that we anticipate may be frequently asked by members of the Company in connection with making their decision on whether to vote in favor of the approval and adoption of the purchase agreement and approval of the proposed transaction.  We encourage you to read this entire document to obtain a more complete answer to these questions and to the other questions that you may have.

Questions and Answers about the Proposed Transaction

Q:	Why am I receiving this proxy statement?

A:

JBS has agreed, subject to receipt of approval by JBS’s shareholders, to acquire all of the outstanding ownership interest in NBP from the current owners, including USPB. The proposed transaction will be pursuant to the terms of a purchase agreement that is described in detail in the section entitled “The Purchase Agreement” beginning on page 53 of this proxy statement. A copy of the purchase agreement is attached as Appendix A to this proxy statement.

In order to complete the proposed transaction, USPB’s members must approve and adopt the purchase agreement and approve the transactions contemplated by the purchase agreement, and all other conditions to the proposed transaction, including approval of the proposed transaction by JBS’s shareholders, must be satisfied or waived. USPB will hold a special meeting of its members on March 14, 2008 to obtain the necessary member approval. This proxy statement contains important information about the purchase agreement, the proposed transaction and the special meeting, and you should read it carefully. The enclosed proxy card for the special meeting allows you to vote without attending the special meeting.

Q:	Why is USPB interested in selling its ownership interests in NBP to JBS?

A:

The USPB Board unanimously approved the proposed transaction because, among other reasons, it enables the Company to realize an attractive price for a large portion of its processing ownership and to distribute a significant portion of the consideration to USPB’s unitholders. A key factor in the Board’s approval of the proposed transaction is that USPB’s unitholders can continue to enjoy the Company’s original objectives including guaranteed market access, value based pricing, and processing ownership, while substantially reducing the risk of loss of capital arising from the current and projected conditions in the beef industry and NBP and the Company’s current lack of diversification.

Q:	What will I receive from USPB as a result of the proposed transaction?

A:

The proposed transaction will provide cash consideration to USPB of approximately US$261.1 million, allowing the Company to utilize the cash proceeds from the proposed transaction to repay all patronage notices, which total approximately US$50.6 million. The remaining value of cash and JBS common shares to be received in the proposed transaction represents a value of US$375 per USPB’s linked Class A and Class B unit. USPB intends to distribute approximately US$286 (before applicable tax withholding, if any) per linked Class A and Class B unit in cash and retain the JBS common shares. Please note that the proposed transaction does not involve cancellation or sale of the linked Class A and Class B units issued by USPB to its unitholders; those units will remain issued and outstanding.

Q:	What is the total value of the proposed transaction?

A:

USPB and the minority owners of NBP have negotiated a binding offer, subject to the approval of USPB’s members, to sell NBP for US$560 million in equity value. Certain of the Sellers will receive their portion of the purchase price in the form of a cash payment, and certain of the Sellers, including the Company, will receive their portion of the purchase price in a combination of a cash payment equal to 80% of their purchase price and JBS common shares having an aggregate value equal to 20% of the purchase price. The purchase agreement contains provisions that ensure the continuance of our current value based pricing system whereby USPB would enter into a cattle purchase and sale agreement with JBS to deliver to JBS’s beef plants (Swift and NBP) USPB’s current delivery rights of 735,385 head of cattle annually, plus or minus 15%. The purchase price for cattle purchased by Swift and NBP shall be determined pursuant to Swift’s and NBP’s pricing grids for cattle to be delivered by USPB’s unitholders.

Q:

I own 1,000 USPB linked Class A and Class B units, which I acquired in USPB’s original offering. What is the distribution that I can expect to receive if the proposed transaction is approved and completed?

A:

Assuming that a member acquired their ownership of 1,000 linked Class A and Class B units for a price of $55 per linked unit (which was the offering price in U.S. Premium Beef, Ltd.’s original cooperative stock offering), that member would have invested $55,000 in USPB. If the proposed transaction is approved and USPB completes the intended distribution, the member would receive a distribution of approximately US$286 (before applicable tax withholding, if any) per linked Class A and Class B unit for each of his or her 1,000 linked units. That distribution would total approximately US$286,000. However, as indicated above, the proposed transaction does not involve cancellation or sale of the linked Class A and Class B units issued by USPB to its members, all of which will remain issued and outstanding following the proposed transaction. In addition, following the proposed transaction, USPB will also own stock in JBS valued, as of the time of the closing, at approximately US$65.3 million.

Q:	I own 1,000 USPB linked Class A and Class B units and $10,000 of patronage notices. What is the distribution that I can expect to receive if the proposed transaction is approved and completed?

A:

If the proposed transaction is approved and USPB completes the intended distribution, the member would receive a distribution of approximately US$296,000 (before applicable tax withholding, if any), which would represent US$286 per linked Class A and Class B unit for each of his or her 1,000 linked units plus $10,000 for the patronage notices.

Q:	Who is JBS?

A:

JBS is a Brazilian public company that is a world leader in beef processing. JBS is implementing a strategy of growth in pursuit of global leadership in the beef industry. JBS’s recent acquisition of Swift has established a platform to expand its operations into the United States. By teaming with JBS, the Company believes that its unique integrated strategy, successful business platform, and complimentary plant locations will place USPB in a dynamic position to compete and grow with reduced risk in the competitive beef industry.

Q:	What should I do now?

A:	After carefully reading this proxy statement, including its appendices, the Company urges you to please respond by voting through one of the following means:

•    by mail, by completing, signing and dating the enclosed proxy card and returning it in the envelope provided;

•    by fax, by completing, signing and dating the enclosed proxy card and faxing it to (651) 450-4026;

•    by physical delivery¸ by completing, signing and dating the enclosed proxy card, sealing it in the envelope provided       and physically delivering it to the Company or a Company officer or director; or

•    in person, by attending the special meeting and submitting your vote in person.

Q:	How does USPB’s board of directors recommend that members vote on the proposed transaction?

A:

After careful consideration, the Company’s board of directors unanimously determined that the proposed transaction is advisable, fair to and in the best interests of USPB and its unitholders and unanimously approved the purchase agreement and the transactions contemplated by the purchase agreement. Accordingly, USPB’s board of directors unanimously recommends that you vote “FOR” Proposal No. 1.

Q:	What vote is required to adopt and approve the purchase agreement and approve the proposed transaction?

A:

The adoption and approval of the purchase agreement and the approval of the proposed transaction requires the affirmative vote of the majority of the voting power of the Class A members and the Class B members, voting as separate classes.

Q:	How will voting on any other business be conducted?

A:

Proposal No. 2 to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the purchase agreement and approving the proposed transactions requires a majority of votes cast by USPB’s members present in person or by proxy at the meeting. USPB’s board of directors unanimously recommends that you vote “FOR” Proposal No. 2.

We do not know of any other business to be considered at the special meeting other than Proposal No. 1 and Proposal No. 2 described in this proxy statement, and USPB’s Limited Liability Company Agreement limits matters that may be considered at a special meeting to those approved by the board of directors and contained in the notice of the special meeting.

Q:	When do you expect to complete the proposed transaction?

A:

JBS and the Sellers will work to complete the proposed transaction as quickly as possible. The parties cannot complete the transaction until each party satisfies a number of conditions, including approval by USPB’s members and the satisfaction of requirements under the applicable antitrust laws. The parties intend to complete the transaction as soon as the necessary conditions have been satisfied. Subject to the satisfaction of all conditions, the transaction is expected to close in the second half of 2008.

Q:	Am I entitled to appraisal rights?

A:	No. The Company’s members are not entitled to appraisal rights under USPB’s Limited Liability Company Agreement or Certificate of Formation or under applicable state law.

Q:	What are the tax consequences of the proposed transaction to me?

A:

If the transaction closes, the Company will recognize gain on the sale of its interest in NBP in an amount equal to the excess of (1) the Company’s “amount realized” for federal income tax purposes, which equals the sum of the amount of cash consideration received (including any amounts of cash withheld), the fair market value of the JBS common shares and any other property received, and the Company’s share of NBP’s pre-sale liabilities attributable to its interest in NBP, over (2) the Company’s adjusted tax basis in its interest in NBP (including the basis attributable to its share of pre-sale liabilities of NBP). You will be required to report on your federal income tax return your allocable share of USPB’s gain from the transaction as so calculated.

Cash distributions from the Company to you generally are not taxable for federal income tax purposes except to the extent that the amount of cash distributed exceeds the adjusted tax basis of your interest in the Company immediately before the distribution. Applicable regulations provide that advances of money against a partner’s distributive share of income are treated as if made on the last day of the partnership’s taxable year. A partner’s basis in the partnership generally is increased by the partner’s allocable share of the partnership’s taxable income and decreased by the partner’s allocable share of taxable loss, and allocations of taxable income and loss generally are made on the last day of a partnership’s taxable year. Because distributions to you of the cash proceeds of the sale will be made subject to your obligation to return any amount in excess of your allocable share of USPB’s net income for the year of the sale, they will be treated for federal income tax purposes as if made on the last day of the Company’s taxable year, after allocations to you of USPB taxable income, if any. As a result, for purposes of determining whether distributions to you of cash proceeds from the Sale exceed the adjusted tax basis of your interest in USPB, the adjusted tax basis of your interest in USPB will include your allocable share of gain USPB recognized as a result of the Sale. The Company expects that aggregate distributions to you during the year of the Sale, including distributions of cash proceeds of the sale, generally will not exceed your allocable share of USPB’s income for the year of the sale and therefore such distributions generally will not be taxable for federal income tax purposes and will not be required to be returned to the Company.

USPB has treated the patronage notices that were outstanding at the time of the Restructuring as “qualified written notices of allocation” within the meaning of Code Section 1388(c). Owners of qualified written notices of allocation generally are not subject to tax on payments of qualified written notices of allocation.

Because the tax consequences to you of the sale and the distribution of the cash proceeds of the sale will depend on your particular circumstances, you should consult your tax advisor regarding the specific tax consequences of the sale and the distribution to you.

Q:	If the proposed transaction is completed, when and how will I receive the consideration?

A:

Approximately 15 days after closing, the Company will mail checks to the Company’s unitholders. Each unitholder will receive a check consisting of such unitholder’s portion of the cash distribution. In addition, each party, including unitholders, who hold patronage notices will receive repayment from the Company of such patronage notices.

Q:	Are there any risks related to the proposed transaction or any risks related to USPB’s ownership of JBS common shares?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 12 of this proxy statement.

Questions and Answers About the USPB Special Meeting of Members

Q:	When and where will the USPB special meeting of members be held?

A:	The special meeting will take place at the Hilton-Kansas City Airport, 8801 NW 112th Street, Kansas City, Missouri, on Friday, March 14, 2008, at 2:00 p.m. local time.

Q:	Who may vote at the special meeting of members?

A:

Only the Company’s members of record as of January 26, 2008, the record date, may vote at the special meeting. As of January 26, 2008, USPB had 735,305 Class A units outstanding and 735,305 Class B units outstanding that were eligible to vote. Those linked Class A and Class B units were held on the record date by a total of 447 members who were eligible to vote. Class A members are entitled to one vote per member, regardless of the number of Class A units owned. Class B members are entitled to one vote for each unit they own.

Q:	How can I vote?

A:	If you are a member of record, you may submit a proxy for the special meeting by marking, signing, dating and returning the proxy card:

•    by mail, in the envelope provided;

•    by fax, by faxing it to (651) 450-4026; or

•    by physical delivery, by sealing the proxy card it in the envelope provided and physically delivering it to the   Company or a Company officer or director.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. However, as your plans may change, the Company requests that you submit your completed proxy card even if you plan to attend the special meeting. A ballot cast at the special meeting will supersede a previously completed proxy card.

Q:	Is my vote confidential?

A:

Proxy instructions and ballots will be disclosed within the Company and with other third parties (i) to allow for the tabulation of votes and certification of the vote and (ii) to facilitate a successful proxy solicitation and special meeting. Proxy instructions and ballots may also be disclosed to satisfy any applicable legal requirements.

Q:	How will my proxy be exercised with respect to the proposal regarding the proposed transaction?

A:

All valid proxies received before the meeting will be exercised. All Class A members and Class B units represented by a proxy will be voted, and where a member specifies by means of his or her proxy a choice with respect to the proposed transaction, the units and the member’s vote will be voted in accordance with the specification so made.

Q:	What happens if I do not indicate how to vote on my proxy card?

A:

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the purchase agreement and approval of the transactions contemplated by the purchase agreement, and as a vote “FOR” the grant of discretionary authority to the persons named as proxies to vote your units to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the purchase agreement and approving the transactions contemplated by the purchase agreement.

Q:	What happens if I do not return a proxy card or vote?

A:

If you do not sign and mail in your proxy card, physically deliver it to the Company, vote by fax or vote at the special meeting, it will have the same effect as a vote against the approval and adoption of the purchase agreement and the transactions contemplated by the purchase agreement. If you do not sign and send in your proxy card or vote at the special meeting, it will have no effect on the proposal to grant discretionary authority to adjourn the special meeting.

Q:	May I change my vote after I have mailed, faxed or hand delivered my signed proxy card or voted by fax?

A:	Yes. If you have completed a proxy, you may change your vote at any time before your proxy is voted at the special meeting of members. You can do this in one of three ways:

• You can send a written, dated notice to the Secretary of USPB stating that you would like to revoke your proxy;

•    You can complete, date and submit a new later-dated proxy card by mail, by fax or by hand delivery to the   Company; or

•    You can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Q:	Who can answer my questions about the purchase agreement, the proposed transaction or USPB’s special meeting of members?

A:

If you have questions about the purchase agreement, the proposed transaction or USPB’s special meeting of members, including the procedures for voting, or if you would like additional copies of this proxy statement, you should contact Steven D. Hunt or Scott J. Miller at the following address or telephone number:

U.S. Premium Beef, LLC
12200 North Ambassador Drive
Suite 501
Kansas City, Missouri 64163
(866) 877-2525

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SUMMARY

The following summary highlights selected information from this document and, in conjunction with the preceding “Questions and Answers About the Proposed Transaction and Special Meeting”, is intended to provide an overview of the proposed sale of the NBP membership interests to JBS.  To understand the transaction fully and for a more complete description of the legal terms of the purchase agreement, we encourage you to read this entire document, including the sections entitled “The Purchase Agreement “ and “The Proposed Transaction,” as well as the appendices and the financial statements and related notes to those statements included in this proxy statement.

The Proposed Transaction and the Purchase Agreement (see pages 41 and 53)

NBP and its members, including the Company, entered into a Membership Interest Purchase Agreement with JBS dated February 29, 2008 (the “purchase agreement”).  The purchase agreement provides that JBS will purchase from NBP’s members (each member is referred to as a “Seller” and, collectively, the “Sellers”) all of the issued and outstanding membership interests in NBP.  The purchase price to be paid to each of the Sellers by JBS for the NBP membership interests is based on an aggregate value of US$560,000,000 for all of the issued and outstanding membership interests of NBP.  Each Seller will be entitled to his or its proportionate share of the aggregate value based upon the percentage membership interest and priority rights that such Seller is selling to JBS.

Under the terms of the purchase agreement, at the closing the Sellers will transfer and sell to JBS all of their membership interests in NBP.  Certain of the Sellers will receive their portion of the purchase price in the form of a cash payment, and certain of the Sellers will receive their portion of the purchase price in a combination of a cash payment equal to 80% of their purchase price and JBS common shares having an aggregate value equal to 20% of the purchase price.   If the transaction closes, the Company expects that it will receive US$261,128,788 in cash and an aggregate value of US$65,282,197 in JBS common shares for its entire membership interest in NBP.

Please see the sections of this proxy statement entitled  “The Proposed Transaction” and “The Purchase Agreement” for a detailed discussion of the proposed transaction and the terms and conditions of the purchase agreement.

Certain Parties to the Proposed Transaction

U.S. Premium Beef, LLC (see page 63)

U.S. Premium Beef, LLC (“USPB” or the “Company”) provides an integrated cattle production, processing and marketing system for the benefit of its members.  It is owned by beef producers who produce high quality, value-added beef products designed to meet consumers’ demands.  The Company markets the finished beef cattle of its unitholders and associates through the National Beef Packing Company, LLC, the nation’s fourth largest beef processor.  The Company is the majority owner of the membership interests in NBP.

The Company was originally formed as a Kansas cooperative in July of 1996, and converted to a Delaware limited liability company in August of 2004.  USPB’s principal executive offices are located at 12200 North Ambassador Drive, Suite 501, Kansas City, Missouri 64163, and its telephone number is (866) 877-2525.  USPB’s website is www.uspb.com.  Information contained on USPB’s website does not constitute part of this proxy statement.

National Beef Packing Company, LLC (see page 66)

National Beef Packing Company, LLC, (“NBP”) is the fourth largest beef processing company in the United States, accounting for 14.3% of the United States fed cattle processed in its fiscal year 2007.  NBP processes, packages and delivers fresh beef for sale to customers in the United States and international markets. NBP’s products include boxed beef and beef by-products, such as hides and offal. NBP also sells value-added beef products including branded boxed beef, case-ready beef, chilled and frozen export beef, and portion control beef.

NBP is a Delaware limited liability company that was formed on August 6, 2003 in an acquisition of Farmland Industries, Inc.’s ownership interest in Farmland National Beef by USPB and the other members of NBP.  NBP’s principal executive offices are located at 12200 North Ambassador Drive, Suite 500, Kansas City, Missouri 64163,

and its telephone number is (800) 449-2333.  NBP’s website is www.nationalbeef.com.  Information contained on NBP’s website does not constitute part of this proxy statement.

JBS S.A. (see page 92)

JBS is a world leader in beef processing.  JBS is implementing a strategy of growth in pursuit of global leadership in the beef industry.  JBS’s recent acquisition of Swift has established a platform to expand its operations into the United States.

JBS is a publicly held corporation incorporated under the laws of Brazil.  JBS is a member of a group of companies headquartered in Brazil that have been in the business of beef production since 1953.  JBS has offices located at Avenida Marginal Direita do Tietê, 500 Vila Jaguará, São Paulo, Brazil 05118-100 and its telephone phone number is  (+5511) 3144-4055.  JBS’s website is www.jbs.com/ir.  Information contained on JBS’s website does not constitute part of this proxy statement.

The Special Meeting of USPB’s Members (see page 38)

The special meeting of members of USPB will be held at the Hilton-Kansas City Airport, 8801 NW 112th Street, Kansas City, Missouri, on Friday, March 14, 2008, at 2:00 p.m. local time.   The purpose of the special meeting is for the members to consider and vote upon a proposal to adopt and approve the purchase agreement with JBS pursuant to which USPB and the other members of NBP will sell to JBS all of the issued and outstanding membership interests in NBP.

Members of the Company as of the record date of January 26, 2008 will be entitled to vote at the special meeting, either in person or by submitting the enclosed proxy card.  Please see the section of this proxy statement entitled “The Special Meeting” for a detailed discussion of the special meeting and the procedures regarding voting at that meeting.

Risk Factors (see page 12)

The “Risk Factors” beginning on page 12 of this proxy statement should be considered carefully by USPB’s members in evaluating whether to approve and adopt the purchase agreement and approve the proposed transaction. These risk factors should be considered along with any other information included in this proxy statement.

Recommendation by the Board of Directors (see pages 38 and 43)

After careful consideration of various reasons for and against the proposed transaction, the Company’s board of directors has determined that the proposed transaction is fair to and in the best interests of the Company and its unitholders, and recommends that you vote “FOR” the adoption and approval of the purchase agreement and approval of the proposed transaction.  Please see the sections of this proxy statement entitled “The Proposed Transaction – Reasons for the Proposed Transaction” and “ – Recommendations of the Company’s Board of Directors and NBP’s Board of Managers” for a more detailed discussion of these topics.

Opinion of the Company’s Financial Advisor (see page 46)

Christenberry Collet & Company, Inc. (“Christenberry Collet”) has given its opinion that, based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, the proposed transaction is fair from a financial point of view to USPB.

Christenberry Collet provided its opinion for the information and assistance of USPB’s board of directors in connection with its consideration of the purchase agreement and the proposed transaction contemplated by the purchase agreement, and such opinion is not a recommendation as to how any member of USPB should vote with respect to the proposed transaction. Christenberry Collet was retained solely to provide its opinion as to such fairness from a financial point of view, and did not provide any other financial advisory services to USPB or NBP in connection with the proposed transaction.

The full text of Christenberry Collet’s written opinion is included as Appendix B to this proxy statement.  We urge you to carefully read the opinion in its entirety.

Interests of Certain Persons in the Proposed Transaction (see page 50)

The executive officers, directors (or managers) of USPB and NBP have interests in the merger and related transactions that are different from, or in addition to, the interests of USPB’s members. Such interests include, among others:

•                  following the proposed transaction, NBP’s managers and executive officers will receive indemnification for certain liabilities incurred prior to the closing of the proposed transaction;

•                  certain of NBP’s managers and executive officers will be offered continued employment with NBP after the closing of the proposed transaction and receive payments for such services; and

•                  contemporaneously with the signing of the purchase agreement, JBS and NBPCo Holdings, LLC (“NBPCo”) or NBPCo’s affiliate, Beef Products, Inc. are expected to enter into a Raw Material Supply Agreement.

Conditions to Completing the Proposed Transaction (see page 59)

Several conditions must be satisfied or waived before the closing of the proposed transaction, including, among others, those summarized below:

•                  approval and adoption of the purchase agreement and approval of the proposed transactions by USPB’s members and JBS’s shareholders;

•                  absence of any law, regulation or order making the merger illegal or otherwise prohibiting the proposed transaction;

•                  accuracy of each party’s respective representations and warranties in the purchase agreement, except as would not have a material adverse effect on such party;

•                  material compliance by each party with its covenants set forth in the purchase agreement; and

•                  receipt of certain approvals and consents required in connection with the proposed transaction, including those required to be given by the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antirust Act of 1976, as amended (the “HSR Act”) and applicable foreign jurisdictions.

Sellers and NBP are Prohibited from Soliciting Other Offers (see page 57)

The purchase agreement contains detailed provisions that prohibit any Seller and NBP from taking any action to solicit or engage in discussions or participate in negotiations with any person or group with respect to an alternative acquisition proposal.  The purchase agreement also provides that neither any Seller nor NBP shall authorize any investment bankers, consultants or other advisors to any Seller, NBP or subsidiaries of NBP to solicit, initiate, or encourage the making of any proposal described above. The purchase agreement does not, however, prohibit the Company’s board of directors from considering and potentially recommending an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.  If the Company’s board of directors changes its recommendation, as described below, the Sellers may terminate the purchase agreement.  Within 60 days after the termination, Sellers shall cause NBP to pay JBS a fiduciary termination fee of US$25 million plus certain expenses of JBS specified in the purchase agreement.

JBS and Sellers May Terminate the Purchase Agreement Under Certain Circumstances (see page 60)

The purchase agreement may be terminated under specified circumstances, including, among others:

•                  by mutual written consent of JBS and the Sellers at any time prior to the completion of the proposed transaction;

•                  by either party if the other party fails to obtain the approval of its shareholders or members, as applicable, within 30 days of the date of execution of the purchase agreement;

•                  by the Sellers if JBS has not delivered to them by March 31, 2008, a written confirmation representing that JBS has the financing and approvals to pay to the cash consideration and deliver the JBS common shares at closing;

•                  by the Sellers if JBS breaches any covenant or agreement set forth in the purchase agreement, which breach would give rise to the failure of a condition to the closing and the breach cannot or has not been cured by JBS within the applicable cure period;

•                  by JBS if NBP or the Sellers breach(es) any covenant or agreement set forth in the purchase agreement, which breach would give rise to the failure of a condition to the closing and the breach cannot or has not been cured by NBP or the Sellers within the applicable cure period;

•                  by Sellers if the Company’s board of directors, after receipt of a bona fide superior proposal from a third party as permitted in the purchase agreement, recommends that the Sellers terminate the purchase agreement and enter into an agreement with respect to a superior proposal and JBS does not make an offer that is at least as favorable as the superior proposal; or

•                  by JBS or the Sellers if the closing has not occurred within 360 days after the date the purchase agreement is executed unless otherwise extended by NBP.

JBS or NBP May Pay a Termination Fee Under Certain Circumstances (see page 61)

If the purchase agreement is terminated, NBP may be required to pay a termination fee of up to US$25 million to JBS under specified circumstances.  Similarly, JBS may be required to pay a termination fee of up to US$25 million to NBP under specified circumstances.

Material U.S. Federal Income Tax Consequences of the Proposed Transaction (see page 110)

The Company will recognize gain on the sale of its interest in NBP in an amount equal to the excess of  (1) the Company’s “amount realized” for federal income tax purposes, which equals the sum of the amount of cash consideration received (including any amounts of cash withheld), the fair market value of the JBS common shares and any other property received, and the Company’s share of NBP’s pre-sale liabilities attributable to its interest in NBP, over (2) the Company’s adjusted tax basis in its interest in NBP (including the basis attributable to its share of pre-sale liabilities of NBP).  You will be required to report on your federal income tax return your allocable share of USPB’s gain from the transaction as so calculated.

Cash distributions from the Company to you generally are not taxable for federal income tax purposes except to the extent that the amount of cash distributed exceeds the adjusted tax basis of your interest in the Company immediately before the distribution.  Applicable regulations provide that advances of money against a partner’s distributive share of income are treated as if made on the last day of the partnership’s taxable year.  A partner’s basis in the partnership generally is increased by the partner’s allocable share of the partnership’s taxable income and decreased by the partner’s allocable share of taxable loss, and allocations of taxable income and loss generally are made on the last day of a partnership’s taxable year.  Because distributions to you of the cash proceeds of the sale will be made subject to your obligation to return any amount in excess of your allocable share of USPB’s net income for the year of the sale, they will be treated for federal income tax purposes as if made on the last day of the

Company’s taxable year, after allocations to you of USPB taxable income, if any.  As a result, for purposes of determining whether distributions to you of cash proceeds from the Sale exceed the adjusted tax basis of your interest in USPB, the adjusted tax basis of your interest in USPB will include your allocable share of gain USPB recognized as a result of the Sale.  The Company expects that aggregate distributions to you during the year of the Sale, including distributions of cash proceeds of the sale, generally will not exceed your allocable share of USPB’s income for the year of the sale and therefore such distributions generally will not be taxable for federal income tax purposes and will not be required to be returned to the Company.

USPB has treated the patronage notices that were outstanding at the time of the Restructuring as “qualified written notices of allocation” within the meaning of Code Section 1388(c).  Owners of qualified written notices of allocation generally are not subject to tax on payments of qualified written notices of allocation.

USPB Members Do Not Have Appraisal Rights (see page 13)

USPB’s members are not entitled to appraisal rights under the Company’s Certificate of Formation, Limited Liability Company Agreement or under applicable Delaware law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements based on assumptions by the management of the Company and NBP as of the date of this document, including assumptions about risks and uncertainties faced by the Company and NBP.  When used in this document, the words “believe,” “expect,” “anticipate,” “intend,” “will” and similar verbs or expressions are intended to identify such forward-looking statements.

If management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s and NBP’s actual results could differ materially from those anticipated.  These differences could be caused by a number of factors or combination of factors beyond the control of the Company and NBP.  Readers are urged to consider such factors when evaluating any forward-looking statement, and the Company cautions you not to put undue reliance on any forward-looking statements.

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RISK FACTORS

Risks Related to the Proposed Transaction

The Company may not know until after the special meeting whether the JBS shareholders will approve of the purchase agreement and the proposed transaction.

After the execution of the purchase agreement, JBS has covenanted to take all action necessary to notify its shareholders of a meeting, to be held within thirty days after the execution of the purchase agreement, to seek approval of the proposed transaction.  The board of directors of JBS will recommend that its shareholders approve the proposed transaction and take all commercially reasonable action to solicit and obtain shareholder approval.  Because JBS has 30 days after the execution of the purchase agreement to hold the meeting, it is possible that the meeting of the JBS shareholders may not take place until after the Company’s special meeting.  There is no guarantee that the JBS shareholders will vote in favor of the proposed transaction.

JBS and NBP may be unable to obtain the regulatory approvals required to complete the proposed transaction or, in order to do so, JBS and NBP may be required to comply with material restrictions or conditions, which they may be unable or unwilling to do.

The proposed transaction is subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that some acquisition transactions may not be completed until required information has been furnished to the FTC, the Antitrust Division of the Department of Justice, and applicable foreign jurisdictions and until the waiting period has been terminated or has expired.  JBS and NBP intend to file the required HSR Act notifications with the Antitrust Division, the FTC and applicable foreign jurisdictions as soon as practicable following approval of the proposed transaction by the members of USPB and the shareholders of JBS, and may request early termination of the HSR Act waiting period. There can be no assurance that such early termination will be granted and, even if granted, the termination of the HSR Act waiting period does not preclude the Antitrust Division, the FTC or others from challenging the proposed transaction on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed transaction or challenge the completed transaction. Neither NBP, the Sellers, nor JBS believes that the merger will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division, the FTC or others will not take a different position.

Certain of the officers, managers and directors of NBP and the Company have interests and arrangements that could affect their decision to support or approve the proposed transaction.

NBP’s board of managers and the board of directors of the Company were involved in and directed the negotiation of the proposed transaction agreement with JBS, approved the purchase agreement and are now each recommending that the Company’s members vote to approve and adopt the purchase agreement and the proposed transactions contemplated by the purchase agreement.  Certain of the officers and managers of NBP and the officers and board of directors of the Company have interests in the proposed transaction and related transactions that are different from, or in addition to, the interests of the Company’s members.  Such interests include the following:

•                  following the proposed transaction, NBP’s managers and executive officers will receive indemnification for certain liabilities incurred prior to the closing of the proposed transaction;

•                  Timothy M. Klein, President and Chief Operating Officer of NBP, will be offered continued employment with JBS after the closing of the proposed transaction;

•                  John R. Miller, Chief Executive Officer and manager of NBP, and JBS may enter into a consulting agreement pursuant to which Mr. Miller would serve as a consultant to JBS after the closing of the proposed transaction.  If such an agreement is reached, Mr. Miller would receive payment for his services;

•                  Steven D. Hunt, Chairman of the Board of NBP and Chief Executive Officer of USPB, will continue to serve as Chief Executive Officer of USPB after the closing of the proposed transaction and will receive payment for these services, including certain cash payments under the terms of his employment agreement that will be paid at the same time cash distributions are made to the holders of linked Class A and Class B units.  Following the transaction, Mr. Hunt also will serve on an Advisory Committee of JBS in an unpaid position representing USPB’s interests; and

•                  Contemporaneously with the signing of the purchase agreement, JBS and NBPCo Holdings, LLC (“NBPCo”) or NBPCo’s affiliate, Beef Products, Inc. are expected to enter into a Raw Material Supply Agreement.

For a description of these and other interests of the NBP’s and the Company’s managers, directors and executive officers in the proposed transaction, please see the section entitled “Interests of Certain Persons in the Proposed Transaction” beginning on page 50 of this proxy statement.

The Company’s members have no dissenters’ rights of appraisal.

The Company’s members are not entitled to dissent to the proposed transaction and assert appraisal rights under the Company’s LLC Agreement or under applicable Delaware law.  Accordingly, you do not have the right to seek a judicial determination of the fair value of your linked Class A and Class B units.

The purchase agreement limits NBP’s ability to pursue alternatives to the proposed transaction.

The proposed transaction agreement contains terms and conditions that make it more difficult for NBP to sell its business to a party other than JBS. These “no shop” provisions impose restrictions on the Company that, subject to certain exceptions, limit the Company’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of the Company.  See the section entitled “Covenants of the Parties – No Solicitation of Alternative Transactions” beginning on page 57 of this proxy statement.

JBS and the Sellers may waive one or more conditions to the proposed transaction without the Company having to resolicit member approval for the proposed transaction.

Each of the conditions to JBS’s and the Sellers’ obligations to complete the proposed transaction may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of JBS and the Sellers if the condition is a condition to both parties’ obligation to complete the proposed transaction, or by the party for which such condition is a condition of its obligation to complete the proposed transaction. The Company’s board of directors will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement and resolicitation of proxies is necessary.  However, the Company generally does not expect any such waiver to be significant enough to require resolicitation of the Company’s members.  In the event the Company’s board of directors determines any such waiver is not significant enough to require resolicitation of members, it will have the discretion to complete the proposed transaction without seeking further member approval.  See “Conditions to the Proposed Transaction” on page 59 of this proxy statement.

The businesses of NBP and the Company may be adversely affected if the proposed transaction is not completed.

Completion of the proposed transaction is subject to several closing conditions, including obtaining the requisite Company member approval, and JBS and the Company may be unable to obtain such approval on a timely basis or at all.  NBP’s future operations may be harmed to the extent that potential customers and suppliers are uncertain about its future direction.  NBP and the Company will also be required to pay significant costs incurred in connection with the proposed transaction, including legal and accounting fees, whether or not the proposed transaction is completed.  In addition, the Company will incur the fees and expenses associated with the fairness opinion by Christenberry Collet.  Moreover, under specified circumstances described in the section entitled “Termination Fees” beginning on page 61 of this proxy statement, NBP and the Company could be required to pay JBS a termination fee of up to US$25 million plus reimbursement of certain JBS expenses in connection with the termination of the purchase agreement.  Under other circumstances, JBS could be required to pay the Company in connection with the termination of the purchase agreement a termination fee of up to US$25 million plus reimbursement of certain expenses incurred by NBP and the Sellers.

The Company will not know until after the special meeting the number of JBS common shares that will be issued to the Company at the closing of the proposed transaction.

The total value of JBS common shares to be issued to the Company at closing is US$65,282,197.  The price per share of the JBS common shares to be issued to the Company will be determined based on the volume weighted average of the per share closing price of JBS common shares at the end of each trading day for JBS common shares at the end of each trading day on the BOVESPA Exchange for the 20 most recent trading days prior to the closing, with the share price each trading day, before averaging, adjusted to U.S. Dollars by the United States – Brazil currency exchange rate.  The number of JBS common shares to be issued to the Company will be calculated by dividing the total value of JBS common shares to be issued to the Company (US$65,282,197) by the per share price in U.S. Dollars.  As a result, when you submit your proxy at the special meeting you will not know the exact number of JBS common shares that will be issued to the Company, the per share price of such shares, nor the percentage ownership interest that USPB will have in JBS at the closing of the proposed transaction.

The JBS common shares that the Company receives as part of the transaction consideration may not maintain their value.

At the closing of the proposed transaction, the Company will receive a fixed number of JBS common shares as part of the consideration paid by JBS for the Company’s NBP membership interests.  As described in the prior risk factor, the exact number of JBS common shares that will be issued at closing will be calculated using a volume weighted average of the per share closing price of the JBS common shares at the end of each trading day on BOVESPA for the 20 most recent trading days prior to the closing, with the share price each trading day, before averaging, adjusted to U.S. Dollars.

The Company may not terminate the purchase agreement or refuse to complete the proposed transaction solely because of changes in the market price of JBS common shares. As described in more detail in the following risk factor, the share prices of JBS common shares are by nature subject to the general price fluctuations in the Novo Mercado, and the price of the JBS common shares has experienced volatility in the past.  Neither the Company nor JBS can predict or give any assurances as to the market price of its common shares at any time before or after the completion of the proposed transaction.

The market price of the JBS common shares may be volatile.

Securities markets worldwide experience significant price and volume fluctuations, in response to general economic and market conditions and their effect on various industries. This market volatility could cause the price of the JBS common shares to decline significantly without regard to JBS’s operating performance. In addition, the market price of JBS’s common shares could decline significantly if its future operating results fail to meet or exceed the expectations of public market analysts and investors. The volatility in the price of JBS common shares could be based on various factors, including:

•                  actual or anticipated fluctuations in JBS’s operating results;

•                  actual or anticipated changes in JBS’s growth rates or its competitors’ growth rates;

•                  conditions in the beef processing industry generally;

•                  conditions in the financial markets in general or changes in general economic conditions;

•                  JBS’s ability to raise additional capital, if necessary;

•                  changes in market prices of beef and beef products; and

•                  changes in stock market analyst recommendations regarding JBS’s common shares, other comparable companies or its industry generally.

There is currently a public market for the JBS common shares, but there is no guarantee that the market for the JBS common shares will be sufficiently liquid for the Company to sell its JBS common shares when it desires to do so.

JBS common shares trades on BOVESPA, but have experienced limited trading volume.  Markets that are not sufficiently liquid or active generally result in higher price volatility and low efficiency in the execution of orders of purchase and sale in the securities market.  The market price of the JBS common shares may vary significantly due to a number of factors, all of which are beyond the Company’s control.  In the case of a bear market for the JBS common shares, the Company may lose all or part of the value in its JBS common shares.

Sales by JBS of a substantial number of its common shares after the closing of the proposed transaction may adversely affect the price of the Company’s JBS common shares and  would dilute the Company’s ownership percentage in JBS if the Company does not exercise its preemptive rights.

Direct or indirect sales of a substantial number of JBS common shares on the BOVESPA following the closing of the proposed transaction, or the perception that such sales could occur, could adversely affect the market price of the JBS common shares.  The purchase agreement does not subject JBS’s controlling shareholders to any contractual restrictions on future sales of JBS common shares, except for a 30-day restriction on JBS and JBS’s related family owners holding JBS common shares as described in “Covenants of the Parties – Trading of JBS Common Shares.”

JBS’s current share capital is represented by 1,077,400,000 common shares, and its bylaws allow for the issuance of up to 200,000,000 new common shares without the approval of its shareholders.  JBS may issue substantial amounts of common shares in the future, and would dilute the Company’s ownership interest in JBS if the Company does not exercise its preemptive rights.

Although it is expected that the proposed transaction will result in benefits to JBS and its shareholders, which will include the Company, JBS may not realize those benefits because of integration and other challenges.

The failure of JBS to meet the challenges involved in integrating the operations of JBS and NBP successfully or otherwise to realize any of the anticipated benefits of the proposed transaction could seriously harm the results of operations of JBS. Realizing the benefits of the proposed transaction will depend in part on the integration of operations and personnel. The integration of companies is a complex and time-consuming process that, without proper planning and implementation, could significantly disrupt the businesses of JBS and NBP.  The challenges involved in integration include the following:

•                  difficulties in integrating operations, existing contracts, accounting processes and employees and realizing the anticipated synergies of the combined businesses;

•                  diversion of financial and management resources from existing operations;

•                  the price JBS pays or other resources that it devotes may exceed the value it realizes, or the value it could have realized if it had allocated the purchase price or other resources to another opportunity;

•                  potential loss of key employees, customers and strategic alliances from either JBS’s current business or the business of the Company and NBP;

•                  assumption of unanticipated problems or latent liabilities; and

•                  minimizing the diversion of management attention from ongoing business concerns.

JBS may not successfully integrate the operations of JBS and NBP in a timely manner, or at all, and as a result JBS may not realize the anticipated benefits or synergies of the proposed transaction to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies are based on projections and assumptions, not actual experience, and assume a successful integration. In addition to the integration risks discussed above, JBS’s ability to realize these benefits and synergies could be adversely impacted by practical constraints on its ability to combine operations.  If  JBS’s operations are impacted as a result of an unsuccessful integration of NBP into its operations, the value of the JBS common shares could decline significantly.

Significant volatility in the value of the Brazilian Real against the U.S. Dollar could adversely affect the business of JBS and the market value of the JBS common shares.

Brazilian currency has historically suffered frequent devaluations.  In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets.  There have been significant fluctuations in the exchange rates between the Brazilian currency and the U.S. Dollar and other currencies.

For example, the Real depreciated against the U.S. Dollar by 8.5%, 15.7% and 34.3% in 2000, 2001 and 2002, respectively.  Although the Real appreciated against the U.S. Dollar by 22.3%, 9.0%, 13.5% and 5.9% in 2003, 2004, 2005 and 2006, respectively, there can be no assurance that the Real will not devalue again in the future.  As of December 31, 2007, the closing purchase exchange rate of the Real/U.S. Dollar, as published by the Central Bank of Brazil on its SISBACEN under PTAX 800, was R$1.7705 per US$1.00.

A substantial portion of JBS’s indebtedness, a significant portion of its revenue and some of its operating expenses are, and expect to continue to be, denominated in or indexed to the U.S. Dollar and to other foreign currencies.  JBS manages its exchange rate risk through foreign currency derivative instruments and, as of December 31, 2007, its foreign currency debt obligations were completely hedged.  To the extent that in the future JBS does not completely hedge its foreign currency debt obligations, JBS would be subject to risk brought about by the possibility of a devaluation of the Real or a decline in the rate of exchange of U.S. Dollars for Reais.  Unless it successfully hedges this devaluation risk, any decrease in the value of the Real relative to the U.S. Dollar could have a material adverse effect on JBS’s business and results of operations and, consequently, the value of  its common shares.

JBS’s shareholders may not receive dividends.

In accordance with Brazilian Corporation Law and JBS’s bylaws, JBS must generally pay dividends to all of its shareholders in an amount equivalent to at least 25% of its annual net income, as determined and adjusted under the Brazilian Corporation Law.  This adjusted net income may be capitalized, used to absorb losses or otherwise retained subject to the provisions set forth in the Brazilian Corporation Law and therefore may not be available to be paid as dividends or interest attributable to shareholders’ equity.  In addition, according to the Brazilian Corporation Law, JBS is allowed to suspend the mandatory distribution of dividends in any particular year if its board of directors informs its shareholders that such distributions would be inadvisable in view of JBS’s financial condition.  See “Dividend Policy and History” beginning on page 104 of this proxy statement.

JBS may need additional funds in the future and may issue additional common shares or other securities, which may result in a dilution of the Company’s interest in the JBS common shares.

JBS may need additional funding in the future and, in the event that other public or private financing is unavailable or if the JBS’s shareholders decide, JBS may issue additional common shares.  Any additional issuance of common shares will dilute the Company’s ownership interest in JBS if the Company does not exercise its preemptive rights.

JBS will continue to be controlled by its current controlling shareholders, whose interests may differ from those of the Company and JBS’s other shareholders.

As of the date of this proxy statement, JBS controlling shareholders hold a majority of the voting share capital.  After the closing of the proposed transaction, JBS’s current controlling shareholders are anticipated to hold or control shares representing a majority of JBS’s voting share capital.  As long as JBS’s current controlling shareholders continue to hold or control a significant block of voting rights, they will control JBS, and this will enable them, without the consent of the other JBS shareholders, to:

•                  elect and remove from office the majority of JBS’s board of directors;

•                  control JBS’s management and policies; and

•                  determine the outcome of most corporate transactions or other matters submitted to JBS’s shareholders for approval, including mergers, acquisitions, and the sale of all or substantially all of JBS’s assets or the delisting of JBS common shares from the Novo Mercado.

JBS’s current controlling shareholders may also have their own interests, which may not be the same as those of the Company or JBS’s other shareholders.

JBS’s bylaws contain provisions that may deter a third party from acquiring JBS and impede or delay transactions that may be in the best interests of the JBS shareholders.

JBS’s bylaws contain provisions to avoid the concentration of JBS common shares in a small group of investors so as to promote a large shareholder base.  One of these provisions requires any shareholder (other than investors who become JBS shareholders in certain transactions specified in JBS’s bylaws) who becomes the holder of 10% or more of JBS’s capital stock (excluding treasury shares and involuntary capital increases as specified in its bylaws) to conduct a public tender offer for all outstanding shares at a price established in accordance with JBS’s bylaws within 30 days of the acquisition of such holding.  These provisions may have anti-takeover effects and may discourage, delay or prevent a merger or acquisition, including transactions in which JBS shareholders might otherwise receive a premium for their common shares.

In addition, the amendment or removal of these provisions from JBS’s bylaws may conflict with the interests of its shareholders.  These provisions may only be amended or removed by a majority of JBS’s shareholders at an Extraordinary General Shareholders’ Meeting (out of a quorum of at least 66.7% of its voting share capital at a first call, or any number of its shareholders on a second call).  If these provisions are amended or removed from JBS’s bylaws, dissenting shareholders will not be entitled to appraisal rights or to any other reimbursement or payment in respect of their shares or otherwise, and JBS, its controlling shareholder or the shareholders that deliberated for the deletion or approval of the provision will not be required to conduct a public offering for all outstanding JBS common shares.

The proposed transaction will be taxable to the unitholders of the Company.

If the transaction closes, the Company will recognize gain on the sale of its interest in NBP in an amount equal to the excess of  (1) the Company’s “amount realized” for federal income tax purposes, which equals the sum of the amount of cash consideration received (including any amounts of cash withheld), the fair market value of the JBS common shares and any other property received, and the Company’s share of NBP’s pre-sale liabilities attributable to its interest in NBP, over (2) the Company’s adjusted tax basis in its interest in NBP (including the basis attributable to its share of pre-sale liabilities of NBP).  You will be required to report on your federal income tax return your allocable share of USPB’s gain from the transaction as so calculated.

Cash distributions from the Company to you generally are not taxable for federal income tax purposes except to the extent that the amount of cash distributed exceeds the adjusted tax basis of your interest in the Company immediately before the distribution.  Applicable regulations provide that advances of money against a partner’s distributive share of income are treated as if made on the last day of the partnership’s taxable year.  A partner’s basis in the partnership generally is increased by the partner’s allocable share of the partnership’s taxable income and decreased by the partner’s allocable share of taxable loss, and allocations of taxable income and loss generally are made on the last day of a partnership’s taxable year.  Because distributions to you of the cash proceeds of the sale will be made subject to your obligation to return any amount in excess of your allocable share of USPB’s net income for the year of the sale, they will be treated for federal income tax purposes as if made on the last day of the Company’s taxable year, after allocations to you of USPB taxable income, if any.  As a result, for purposes of determining whether distributions to you of cash proceeds from the Sale exceed the adjusted tax basis of your interest in USPB, the adjusted tax basis of your interest in USPB will include your allocable share of gain USPB recognized as a result of the Sale.  The Company expects that aggregate distributions to you during the year of the Sale, including distributions of cash proceeds of the sale, generally will not exceed your allocable share of USPB’s income for the year of the sale and therefore such distributions generally will not be taxable for federal income tax purposes and will not be required to be returned to the Company.

USPB has treated the patronage notices that were outstanding at the time of the Restructuring as “qualified written notices of allocation” within the meaning of Code Section 1388(c).  Owners of qualified written notices of allocation generally are not subject to tax on payments of qualified written notices of allocation.

Risks Related to NBP

Outbreaks of disease affecting livestock can adversely affect NBP’s business.

An outbreak of disease affecting livestock, such as bovine spongiform encephalopathy, (“BSE”) or foot-and-mouth disease, could result in restrictions on sales of products to NBP’s customers or purchases of livestock from its suppliers. Also, outbreaks of these diseases or concerns of such disease, whether or not resulting in regulatory action, can lead to cancellation of orders by NBP’s customers and create adverse publicity that may have a material adverse effect on consumer demand and, as a result, on its results of operations. Furthermore, an outbreak of disease could lead to widespread destruction of cattle, which could have a negative impact on NBP.

If NBP’s products become contaminated, it may be subject to product liability claims and product recalls that would adversely affect its business.

NBP may be subject to significant liability if the consumption of any of its products causes injury, illness or death and it may in the future recall products in the event of contamination or damage.  Contamination of NBP’s products also may create adverse publicity that could negatively affect its business.  NBP may encounter the same risks of contamination or negative publicity if a third party tampers with its products.  The occurrence of any of these risks may increase NBP’s costs and decrease demand for its products.  Organisms producing food borne illnesses are generally found in the environment and there is a risk that as a result of food processing they could be present in NBP’s products.  For example, E. coli 0157:H7 is one of many food borne bacteria commonly associated with beef products. Once contaminated products have been shipped for distribution and consumption, illness or death may result if the pathogens are present, increase due to handling or temperatures, and are not otherwise eliminated at the further processing, food service or consumer level.

If the products of NBP’s competitors become contaminated, the beef industry may be subject to adverse publicity, which could negatively affect its business.

If the products of NBP’s competitors, in the United States or elsewhere, become contaminated, the beef industry may face adverse publicity. Any such adverse publicity could result in lowered consumer demand for NBP’s beef products, which may negatively affect its business, financial condition, results of operations and cash flows.

NBP’s substantial debt could adversely affect its business.

NBP has a significant amount of debt.  As of November 24, 2007, NBP had $428.1 million of long-term debt, $3.5 million of which was classified as a current liability.  As of November 24, 2007, NBP’s amended and restated credit facility consisted of a $202.6 million term loan, all of which was outstanding, and a $200.0 million revolving line of credit loan, which had outstanding borrowings of $28.7 million, outstanding letters of credit of $55.3 million and available borrowings of $116.0 million, based on the most restrictive financial covenant calculations.  In addition to outstanding borrowings on its amended and restated credit facility, NBP had outstanding borrowings under industrial revenue bonds of $20.7 million, Senior Notes of $160.0 million and capital leases and other obligations of $16.1 million as of November 24, 2007.

NBP’s substantial debt could:

•                  make it difficult for NBP to satisfy its obligations, including making interest payments on its debt obligations;

•                  limit NBP’s ability to obtain additional financing to operate its business;

•                  require NBP to dedicate a substantial portion of its cash flow to payments on its debt, reducing its ability to use its cash flow to fund working capital, capital expenditures and other general operational requirements;

•                  limit NBP’s flexibility to plan for and react to changes in its business and the beef processing industry;

•                  place NBP at a competitive disadvantage relative to some of its competitors that have less debt; and

•                  increase NBP’s vulnerability to general adverse economic and industry conditions, including changes in interest rates, changes in cattle prices or a downturn in NBP’s business or the economy.

The occurrence of any one of these events could have a material adverse effect on NBP’s business, financial condition and results of operations.

Despite NBP’s current levels of debt, it may still incur significantly more debt, which could intensify the risks described above.

NBP may incur significant additional debt in the future. The terms of the indenture governing NBP’s Senior Notes permit it to incur additional debt in the future and its sixth amended and restated credit facility permits additional borrowings under certain circumstances. As of November 24, 2007, NBP had approximately $116.0 million of availability under the most restrictive financial covenant calculations in its amended and restated credit facility. NBP may borrow to fund its capital expenditures and working capital needs. NBP also may incur additional debt to finance future acquisitions.

Restrictive covenants under NBP’s amended and restated credit facility and the indenture may limit NBP’s ability to operate its business.

NBP’s amended and restated credit facility and the indenture governing its Senior Notes, contain, among other things, restrictive covenants that will limit NBP’s and its subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. The indenture and NBP’s amended and restated credit facility restrict, among other things, NBP’s ability and the ability of its subsidiaries to:

•      incur additional indebtedness or issue guarantees;

•      create liens on NBP’s assets;

•      make distributions on or redeem equity interests;

•      make investments or acquisitions;

•      make restricted payments;

•                  create or permit restrictions on the ability of NBP’s restricted subsidiaries to pay dividends or make other distributions to NBP;

•      issue or distribute capital stock of NBP’s subsidiaries;

•      enter into transactions with affiliates;

•      enter into sale and leaseback transactions;

•      engage in unrelated business activities;

•      transfer or sell assets; and

•      engage in proposed transactions, consolidations or sell substantially all of NBP’s assets.

In addition, NBP’s amended and restated credit facility requires it to meet specified financial ratios and tests under certain circumstances. These ratios and tests could have an adverse effect on NBP’s business by limiting its ability to take advantage of financing, mergers and acquisitions, or other corporate opportunities and to fund its operations. Events beyond NBP’s control, including changes in general business and economic conditions, may affect its ability to meet those financial ratios and tests. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing NBP’s Senior Notes or NBP’s amended and restated credit facility.

NBP may not meet those ratios and tests and its lenders may not waive any failure to meet those ratios and tests. A breach of any of those covenants or failure to maintain such ratios would result in a default under NBP’s amended and restated credit facility and any resulting acceleration under the amended and restated credit facility may result in a default under the indenture governing NBP’s Senior Notes. If an event of default under NBP’s amended and restated credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable which would result in an event of default under NBP’s Senior Notes. NBP’s assets or cash flow may not be sufficient to repay in full its outstanding debt, including the Senior Notes.

NBP may be unable to generate sufficient cash flow to service its debt, which could adversely affect its financial condition and results of operations.

To service its debt, NBP will require a significant amount of cash. If NBP’s cash flow and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure debt.  NBP’s ability to generate cash, make scheduled payments or to refinance its obligations depends on its successful financial and operating performance. NBP’s financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond its control. These factors include among others:

•                  economic, industry and competitive conditions;

•                  operating difficulties, increased operating costs or pricing pressures NBP may experience; and

•                  delays in implementing any strategic projects.

NBP’s margins may be negatively impacted by fluctuating raw material costs and selling prices and other factors that are outside of NBP’s control.

NBP’s margins are dependent on the price at which its beef products can be sold and the price it pays for raw materials, among other factors. These prices can vary significantly over a relatively short period of time as a result of a number of factors, including the relative supply and demand for live cattle and beef products, as well as the market for competing or complimentary products, such as pork and poultry. In addition, closure of international markets to U.S. beef product exports as a result of the December 23, 2003 BSE discovery negatively affected U.S. beef product margins, as certain by-products, classified as Specified Risk Material (SRM), have been banned from use in feedstocks and the human food chain.  Some of these products previously enjoyed a market in foreign countries.

The supply and market price of the livestock that constitute NBP’s principal raw material and represent the substantial majority of its cost of goods sold are dependent upon a variety of factors over which NBP has little or no control, including fluctuations in the size of herds maintained by producers, the relative cost of feed, weather and livestock diseases.  Additionally, the closure of the U.S. border to Canadian livestock from May 2003 until July 2005 constrained the supply of cattle in the United States which resulted in higher overall fed cattle prices in the United States compared to Canada, and the closure prompted Canada to increase its processing capabilities, which may also have an adverse impact on NBP’s future margins.

Severe price swings in raw materials, and the resulting impact on the prices NBP charges for its products, have at times had, and may in the future have, a material adverse effect on its financial condition, results of operations and cash flows. If NBP experiences increased costs, it may not be able to pass them along to its customers.

NBP generally does not have long-term contracts with its customers, and, as a result, the prices at which it sells beef products are subject to market forces.

Other than NBP’s existing arrangements with APC, Inc. and the U.S. military, NBP generally does not have long-term sales arrangements with its customers and, as a result, the prices at which it sells products to them are determined in large part by market forces. NBP’s customers, including those with which it has long-term contracts, place orders for products on an as-needed basis and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. The loss of one or more of NBP’s key customers, a significant decline in the number of orders from one or more of its key customers or a significant decrease in beef product prices for a sustained period of time could have a material adverse effect on NBP’s business, financial condition or results of operations.

Wal-Mart’s failure to continue purchasing from NBP could have a material adverse effect on NBP’s sales.

Sales to Wal-Mart Stores, Inc., or Wal-Mart, which does not cover NBP’s sales to Wal-Mart’s affiliate, Sam’s Club, represented approximately 4.1% of NBP’s total net sales in fiscal year 2007. NBP’s agreement with Wal-Mart expired on January 31, 2004, and it has not entered into a new agreement. If Wal-Mart does not continue to purchase from NBP, it could have a material adverse effect on its sales, financial position, results of operations and cash flows.

NBP is subject to extensive governmental regulation and NBP’s noncompliance with or changes in applicable requirements could adversely affect its business, financial condition, results of operations and cash flows.

NBP’s operations are subject to extensive regulation and oversight by the USDA, the GIPSA, the FDA, and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of NBP’s products, including food safety standards. Recently, the food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA. NBP is also subject to a variety of environmental laws and regulations, including those relating to wastewater and storm water discharges, air emissions, waste handling and disposal, and remediation of soil and groundwater contamination that are administered by the EPA, state, local and other authorities. NBP’s failure to comply with applicable laws and regulations could subject it to administrative penalties and injunctive relief, civil remedies, including fines, injunctions, recalls of NBP’s products or seizures of NBP’s properties, as well as potential criminal sanctions or personal injury or other damage claims. These remedies, changes in the applicable laws and regulations or discovery of currently unknown conditions could increase NBP’s costs and limit its business operations.

Compliance with environmental regulations may result in significant costs and failure to comply with environmental regulations may result in civil as well as criminal penalties, liability for damages and negative publicity.

NBP’s operations are subject to extensive and increasingly stringent regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes. Failure to comply with these regulations can have serious consequences for NBP, including criminal as well as civil and administrative penalties and negative publicity. NBP has incurred and will continue to incur significant capital and operating expenditures to avoid violations of these laws and regulations. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require NBP to incur significant additional costs. Because the nature of these potential future charges is unknown, NBP management is not able to estimate the magnitude of any future costs and NBP has not accrued any reserve for any potential future costs.

Some of NBP’s facilities have been in operation for many years. During that time, NBP and previous owners of these facilities have generated and disposed of wastes that are or may be considered hazardous or may have polluted the soil or groundwater at NBP’s facilities, including adjacent properties. The discovery of previously unknown contamination of property underlying or in the vicinity of NBP’s present or former properties or manufacturing facilities and/or waste disposal sites could require NBP to incur material unforeseen expenses. Occurrences of any of these events may have a material adverse effect on NBP’s business, financial condition, results of operations and cash flows.

NBP’s international operations expose NBP to political and economic risks in foreign countries, as well as to risks related to currency fluctuations.

In fiscal year 2007, exports, primarily to China, Mexico, Japan, South Korea, Canada, Hong Kong, Egypt, and Taiwan, accounted for approximately 9.8% of NBP’s total net sales. NBP’s international activities expose it to risks not faced by companies that limit themselves to the domestic market. One significant risk is that the international operations may be affected by tariffs, other trade protection or food safety measures and import or export licensing requirements.  An example of a risk related to NBP’s international operations is BSE, as discussed below in “Description of NBP’s Business.”

Other risks associated with NBP’s international activities include:

•      changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which NBP operates;

•      exchange controls;

•      changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•      potentially negative consequences from changes in regulatory requirements; and

•                  international conflict, including terrorist acts, which could significantly impact NBP’s financial condition and results of operations.

The occurrence of any of these events could increase NBP’s costs, lower demand for NBP’s products or limit NBP’s operations, which could have a material adverse effect on its business, financial condition, results of operations or prospects.

Failure to successfully implement NBP’s business strategy may impede its plans to increase revenues, margins and cash flow.

NBP’s revenues, margins and cash flows will not increase as planned if it fails to implement the key elements of its strategy, and NBP’s ability to successfully implement this strategy is dependent at least in part on factors beyond its control. For example, the willingness of consumers to purchase value-added products depends in part on economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label or less-expensive products. Thus, if NBP encounters periods of economic uncertainty, the sales volume for its value-added products could suffer. Also, NBP may not be successful in identifying favorable international expansion opportunities.

Changes in consumer preferences could adversely affect NBP’s business.

The food industry in general is subject to changing consumer trends, demands and preferences. NBP’s products compete with other protein sources, such as pork and poultry, and other foods. Trends within the food industry change often and NBP’s failure to anticipate, identify or react to changes in these trends could lead to, among other things, reduced demand and price reductions for NBP’s products, and could have a material adverse effect on NBP’s business, financial condition, results of operations and cash flows. In addition, NBP does not have any other material lines of business or other sources of revenue to rely upon if it is unable to efficiently process and sell beef products or if the market for beef declines. This lack of diversification means that NBP may not be able to adapt to changing market conditions or withstand any significant decline in the beef industry.

The beef processing industry is highly competitive and NBP’s customers may not continue to purchase NBP’s products.

The beef processing industry is highly competitive. Competition exists both in the purchase of live cattle and in the sale of beef products. In addition, NBP’s products compete with a number of other protein sources, including pork and poultry.

The principal competitive factors in the beef processing industry are price, quality, food safety, product distribution, technological innovations and brand loyalty. NBP’s ability to be an effective competitor will depend on its ability to compete on the basis of these characteristics. Some of NBP’s competitors have greater financial and other resources and enjoy wider recognition for their consumer branded products. NBP cannot provide certainty that it will be able to compete effectively with other beef processing companies and its ability to compete could be adversely affected by its significant debt levels.

The sales of NBP’s beef products are subject to seasonal variations and, as a result, NBP’s quarterly operating results may fluctuate.

The beef industry is characterized by prices that change based on seasonal consumption patterns. The highest period of demand for NBP’s products is usually the summer barbecue season. As a result of these seasonal fluctuations, NBP’s operating results may vary substantially between fiscal quarters.

NBP depends on the service of key individuals, the loss of which could materially harm NBP’s business.

NBP’s success will depend, in part, on the efforts of NBP’s executive officers and other key employees. In addition, the market for qualified personnel is competitive and NBP’s future success will depend on its ability to attract and retain these personnel. NBP does not have long-term employment agreements with some of its executive officers, and does not maintain key-person insurance for some of its other officers, employees or members of NBP’s board of managers. NBP may not be able to negotiate the terms of renewals of any existing long-term employment agreements on terms favorable to NBP or at all. The loss of the services of any of its key employees or the failure to attract and retain employees could have a material adverse effect on NBP’s business, results of operations and financial condition.

NBP’s performance depends on favorable labor relations with its employees. Any deterioration of those relations or increase in labor costs could adversely affect NBP’s business.

NBP has approximately 8,800 employees worldwide. Approximately 2,700 employees at NBP’s Liberal, Kansas facility are represented by the United Food and Commercial Workers International Union under a collective bargaining agreement that was renegotiated in December 2007.  Approximately 1,000 employees at NBP’s Brawley, California facility are jointly represented by the United Food and Commercial Workers International Union and Teamsters International Union under a collective bargaining agreement that expires on May 31, 2008.  A labor-related work stoppage by these unionized employees could limit NBP’s ability to process and ship its products or increase its costs, which could adversely affect NBP’s results of operations and financial condition. In addition, it is possible that any labor union efforts to organize employees at NBP’s non-unionized facilities might be successful and that any labor-related work stoppages at these non-unionized facilities in the future could adversely affect its results of operations and financial condition. In general, any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of NBP’s locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on its business, financial condition, results of operations and cash flows.

The consolidation of NBP’s retail and foodservice customers may put pressure on its operating margins.

In recent years, the trend among NBP’s retail and foodservice customers, such as supermarkets, warehouse clubs and foodservice distributors, has been towards consolidation. These consolidations, along with the entry of mass merchants into the grocery industry, have resulted in customers with increasing negotiating strength who tend to exert pressure on NBP with respect to pricing terms, product quality and new products. As the customer base continues to consolidate, competition for the business of fewer customers is expected to intensify. If NBP does not negotiate favorable terms of sale with its customers and implement appropriate pricing to respond to these trends, or if NBP loses its existing large customers, its profitability could decrease.

NBP may not be able to successfully integrate existing and future acquisitions, which could result in it not achieving the expected benefits of the acquisition, the disruption of NBP’s business and an increase in NBP’s costs.

NBP continually explores opportunities to acquire related businesses, some of which could be material to it. NBP’s ability to continue to grow may depend upon identifying and successfully acquiring attractive companies, effectively integrating these companies, achieving cost efficiencies and managing these businesses as part of NBP.  For example, effective May 30, 2006, NBP, along with the Company (its majority owner) acquired substantially all the assets of Brawley Beef, LLC (Brawley Beef).  Brawley Beef operated a beef processing facility in Brawley, California, producing upscale custom cuts for sale to retail customers.  Additionally, NBP acquired Vintage Foods, L.P., including the Vintage™ Natural Beef brand, during fiscal year 2006.  The Vintage brand is marketed as natural beef that is antibiotic- and hormone-free, from cattle that are 20 months of age and younger.

NBP may not be able to effectively integrate acquired companies and successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. NBP’s efforts to integrate these businesses could be affected by a number of factors beyond its control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of NBP’s existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact NBP’s business and results of operations. Further, the benefits that NBP anticipates from acquisitions may not develop.

Risks Related to USPB

USPB facilitates the delivery of the cattle provided by its unitholders and associates to NBP and does not have arrangements for alternative markets for its unitholders and associates cattle.

The Company’s sole customer for the cattle provided by its unitholders and associates is NBP.  Given the Company’s ownership of a majority interest in NBP, the Company has not developed alternative customers for the cattle provided by the Company’s unitholders and associates.  If events were to occur which would prevent NBP from purchasing and processing the cattle supplied by the Company’s unitholders and associates, the Company would need to exercise provisions in its agreements with both NBP and the Company’s unitholders that would permit the Company to reduce the number of cattle acquired from unitholders and sold to NBP.  While such provisions would mitigate harm to the Company, it is likely that the value of the Class A and Class B linked units and the associated delivery rights held by the Company’s unitholders would be impaired.

The other members of NBP do not deliver cattle to NBP for processing, creating the possibility that the interests of those other members of NBP could conflict with the interests of the Company and its unitholders.

The other members of NBP do not deliver cattle to NBP for processing and marketing.  As a result, conflicts of interest may arise between the Company and NBP relating to cattle purchases.  If a dispute were to arise, the settlement of any such dispute may not be on terms as favorable to the Company as would be expected if all of the members of NBP were involved in the delivery of cattle to NBP for processing.

The Internal Revenue Service could assert that the Company should be treated as a corporation for federal income tax purposes.

Under applicable regulations, an unincorporated entity such as a limited liability company is treated as a partnership for federal income tax purposes unless the entity is considered a “publicly traded partnership” or the entity affirmatively elects to be taxed as a corporation.  The Company has not elected to be taxed as a corporation, and the Company believes that it should be treated as a partnership not taxable as a corporation for federal income tax purposes.  The Company has not requested and will not request any ruling from the IRS, however, with respect to its classification as a partnership for federal income tax purposes.  If the IRS were to assert successfully that the Company were taxable as a corporation for federal income tax purposes in any taxable year, holders of linked Class A units and Class B units would not be required to report on their federal income tax returns their allocable shares of USPB’s items of income, gain, deduction, and loss for that year and the Company would be subject to tax on its net income for that year at corporate tax rates.  In addition, any distributions would be taxable to holders of linked Class A units and Class B units as dividend income.  Taxation of the Company as a corporation could materially reduce the after–tax return on an investment in units and could substantially reduce the value of your units.

The Internal Revenue Service could assert that the Company is not entitled to a capital loss resulting from a payment by the Company of the full face amount of the outstanding patronage notices.

In 2004 U.S. Premium Beef, Ltd., a Kansas cooperative (the “Cooperative”) undertook a restructuring transaction consisting of two steps: a statutory merger of the Cooperative into a Delaware corporation, followed by a statutory conversion of the Delaware corporation into a Delaware limited liability company (the Company).  As a result of the restructuring, the payment obligations of the Cooperative represented by its outstanding patronage notices became payment obligations of the Company (referred to as “patronage notices”).  For federal income tax purposes, the Company treated the restructuring as a taxable liquidation of the Cooperative followed by a contribution by the Cooperative’s shareholders of all of the assets and liabilities of the Cooperative to the Company.  In addition, for federal income tax purposes, the Company treated the patronage notices as reducing the aggregate value of the liquidating distribution by the amount of their aggregate fair market value at the time of the restructuring as determined by an appraisal.

USPB expects to pay the full face amounts of all outstanding patronage notices after the sale of USPB’s membership interest in NBP to JBS.  USPB will treat these payments as giving rise to a capital loss in an amount equal to the excess of the amounts paid with respect to the outstanding patronage notices over the aggregate fair market value of the patronage notices at the time of the restructuring as determined by the appraisal.  Applying this treatment, you would be required to report on your federal income tax return your allocable share of USPB’s capital loss, if any, with respect to the patronage notices.  The treatment of payments by USPB with respect to the outstanding patronage notices is uncertain, however, and there can be no assurance that the position that the payments give rise to a capital loss will not be successfully challenged by the IRS.  In addition, limitations on the deductibility of capital losses could reduce or eliminate the benefit of the deduction to you.

Failure to achieve and maintain effective internal controls could have a material adverse effect on the Company’s business, operating results and financial condition.

The Company is in the process of documenting and testing its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of its internal controls over financial reporting and a report by its independent auditors addressing these assessments. This process is both costly and challenging.  During the course of testing the Company may identify deficiencies which it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if the Company fails to achieve and maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, it may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for the Company to produce reliable financial reports and are important to helping prevent financial fraud.  If the Company cannot provide reliable financial reports or prevent fraud, its business and operating results could be harmed, investors could lose confidence in its reported financial information, and its business, results of operation and financial condition could be adversely affected.

The provisions of the 2007 Farm Bill could negatively impact the Company’s business and its unitholders.

The United States Senate and House of Representatives are finalizing the 2007 Farm Bill.  If enacted, several key pieces of potential legislation could negatively impact the Company’s business and its unitholders.   Proposed Senate amendments, if approved, would potentially restrict value-added marketing arrangements and could bring the Company and its unitholders under expansive new federal regulation.

The Company depends on the service of key senior management personnel, the loss of which could materially harm its business.

The Company’s success will depend, in part, on the efforts of its key senior management personnel. The market for qualified personnel is competitive and the Company’s future success will depend on its ability to attract and retain these personnel. The Company does not have long-term employment agreements with most of its senior management. The Company may not be able to negotiate either new contracts or renewals of any existing long-term employment agreements on terms favorable to the Company or at all. The loss of the services of any of the Company’s key senior management personnel or the failure to attract and retain highly skilled personnel in the future could have a material adverse effect on the Company’s business, results of operations and financial condition.

Risks Related to JBS

Certain Risk Factors Related to JBS and its Operations

Recent outbreaks of foot-and-mouth disease (FMD) in Brazil and Argentina and any additional new outbreaks of this or other cattle diseases in Brazil or Argentina may materially adversely affect JBS’s ability to export fresh beef products, and consequently, JBS’s results of operations.

FMD is a highly contagious and infectious disease that affects cattle and other cloven-footed animals and causes fever, followed by the development of blisters mainly located in the mouth and on the feet of these animals.  On October 11, 2005, Brazilian authorities detected the foot-and-mouth virus on a cattle ranch in the state of Mato Grosso do Sul, which had previously been considered free of FMD due to an ongoing vaccination program.  FMD was subsequently detected in a number of surrounding cattle ranches in the state of Mato Grosso do Sul.  As a result of the recent outbreak of FMD in Brazil, approximately 58 countries have indefinitely suspended or restricted fresh beef imports from Brazil.  Several of these countries (including Egypt) have banned imports from the states of Mato Grosso do Sul and Paraná, while other countries (including the majority of the countries in the European Union) have also banned imports of fresh beef from the neighboring State of São Paulo.  Certain other countries (including Chile and South Africa) have suspended imports of fresh beef from all of Brazil.  On April 4, 2006, Brazilian authorities detected the foot-and-mouth virus in another cattle ranch in the state of Mato Grosso do Sul.  Five of JBS’s 19 slaughterhouses, or 25.2% of JBS’s total annual cattle slaughtering capacity, and approximately 35.8% of its cattle suppliers in Brazil are located in the States of Mato Grosso do Sul and São Paulo.  JBS does not own any assets or purchase any cattle in the State of Paraná.

In addition, in January 2006, there was an FMD outbreak in the province of Corrientes, Argentina, which is located far from the main beef producing areas of Argentina.  The FMD virus has not spread to other beef producing areas of Argentina.  Although JBS successfully redirected all of JBS’s production in the States of Mato Grosso do Sul and São Paulo to the domestic market and to exports of processed beef (which are not subject to the import restrictions) in light of the ongoing suspensions and restrictions on export of fresh beef from these states, if FMD were to spread to other Brazilian states or Argentine provinces in which JBS maintains operations, import restrictions on beef would likely be expanded.

As fresh beef exports represented 44.0% of JBS’s total net sales revenue in 2006, an expanded outbreak of FMD in Brazil and/or Argentina would likely materially adversely affect its ability to export fresh beef products, its gross sales revenue, its results of operations and the trading price of JBS common shares.

In addition, an outbreak of bovine spongiform encephalopathy (commonly referred to as “mad cow disease”), or BSE, or other diseases affecting cattle in Brazil or Argentina could result in restrictions on domestic and export sales of JBS’s beef products (including JBS’s processed beef products that are not affected by FMD), cancellations of orders by JBS’s customers and to adverse publicity that may have a material adverse effect on consumer demand and, as a result, on JBS’s results of operations and the trading price of JBS common shares.

The EU and Brazil failed to reach an agreement regarding listing of properties which would be eligible to raise and finish cattle for export to the European market and on January 31, 2008, exports of “in natura” beef were suspended until such time as a mutually agreeable list can be drawn up. The EU authorities wish to implement controls related to BSE while Brazil insists that controls should not be so rigid due to the fact that the risk involved is related to FMD and not to BSE. A preliminary list is due to be compiled in March 2008 and published afterwhich further property (farm or feedlot) audits should be carried out with the number of properties being increased on a monthly basis to reach about 1000 (in the estimation of JBS) by December 2008. JBS anticipates that volumes exported by JBS and by Brazil should reach 2007 export levels by the beginning of 2009.  In the meantime, industrialized products are not subject to any restrictions and, due to JBS’s strength in producing these products, sales of such items by JBS are anticipated to increase appreciably to offset the lack of fresh beef.

JBS’s operations and profitability could be adversely affected by government policies and regulations affecting the cattle and beef industries.

Cattle production and trade flows are significantly affected by government policies and regulations.  Governmental policies affecting the cattle industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on beef products, can influence industry profitability, the use of land resources, the location and size of cattle production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports.

JBS’s plants and products are subject to periodic inspections by federal, state and municipal authorities and to a comprehensive food regulation, including controls over processed food.  JBS is subject to extensive regulation from the Brazilian National Sanitation Inspection Agency (Agência Nacional de Vigilância Sanitária), or ANVISA, which is responsible for the inspection of all food products (1) transported outside the state where they were produced, (2) exported from Brazil or (3) imported to Brazil.  JBS is also subject to state and municipal sanitary regulations (including inspections) with respect to food products that are produced or distributed within the state or municipality, as the case may be.  Changes in governmental regulations related to food safety issues may require JBS to increase its investments or incur additional costs necessary to meet the applicable specifications.  Stricter sanitary regulations may result in an increase in costs and/or investments that may have an adverse effect on JBS’s business, financial condition and results of operations.  JBS may also be subject to legal proceedings due to governmental regulations, which litigation may adversely affect its business, financial condition and results of operations.

JBS’s exported products are often inspected by foreign food safety authorities, and any violation discovered during such inspections may result in a partial or total return of a shipment to Brazil, partial or total destruction of the shipment and costs due to delays in product deliveries to JBS’s customers.

Government policies in Brazil, Argentina and other jurisdictions may adversely affect the supply, demand for and prices of beef products, restrict JBS’s ability to do business in existing and target domestic and export markets and could adversely affect its results of operations.  JBS’s operations are subject to extensive regulation and oversight by the Brazilian Ministry of Agriculture (Ministério da Agricultura, Pecuária e Abastecimento) and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products, including food safety standards.  For example, on May 5, 2005, the Brazilian Ministry of Agriculture suspended exports of processed beef to the United States following recommendations made by a team of veterinarians from the United States that the Brazilian federal government was to improve sanitary and monitoring procedures at Brazilian slaughterhouses, as the team concluded that Brazilian government sanitary inspection teams were not adequately qualified.  Although this ban was lifted by the Brazilian Ministry of Agriculture on June 29, 2005, these suspensions, as well as suspensions and restrictions imposed recently by numerous countries in light of outbreaks of FMD in Brazil in 2005 and in the beginning of 2006 and any future suspensions or restrictions imposed by Brazilian governmental authorities or governmental authorities in other jurisdictions could have a material adverse effect on JBS and its results of operations.

In March 2006, in an announced effort to reduce inflation caused by increasing beef prices that reflected higher international demand for beef products, the Argentine government implemented a regulation to prohibit the export of all processed and fresh beef for a 180-day period (other than beef exports made under the Hilton Beef Quota, an import tariff rate quota for high-quality beef established by the European Union in May 1997 as a means of compensating for import restrictions in other agricultural commodities.  See also the risk factor below entitled “Allocation of the Hilton Beef Quota in Argentina by the Argentine government has had and could continue to have a material adverse impact on JBS/Swift’s net sales revenue and results of operations in Argentina.”  Approximately 63.6% of JBS/Swift’s net sales revenue in 2006 was generated by exports.  In May 2006, the Argentine government partially lifted the ban on fresh beef exports, by establishing an export quota for the period from June 1 through November 30, 2006 of fresh beef of up to 50% of the aggregate volume exported by the applicable Argentine beef exporter between June 1, 2005 and November 30, 2005.  Each Argentine beef exporter was entitled to a pro rata portion of this quota based on the volume exported by each one of them during the relevant period in 2005.  As an exception to this policy, the Argentine government excluded exports made under agreements between countries included in the Hilton Beef Quota.  In November 2006, the Argentine government further partially lifted the ban on fresh beef exports, by allowing unlimited exports of hindquarter beef cuts weighing more than 460 kilograms and certain other beef cuts.  In November 2006, the Argentine government implemented a new export quota for the period from December 1, 2006 and May 31, 2007 of up to 50% of the aggregate volume exported by the applicable Argentine beef exporter between January 1, 2006 and December 31, 2006.  In February 2007, the Argentine government implemented administrative procedures that affected the granting of export licenses to Argentine exporters, resulting in delays on Argentine exports.  These measures could adversely impact the results of operations and financial position of JBS/Swift in Argentina, which could adversely impact JBS’s consolidated results of operations and financial condition.  In addition, other limitations imposed by Argentina or Brazil in regulating the size or ability to export beef could materially adversely affect JBS’s financial condition and results of operations.

If JBS’s products become contaminated, it may be subject to product liability claims, product recalls and restrictions on exports that would adversely affect JBS’s business.

JBS may be required to recall products if its products are contaminated, spoiled or inappropriately labeled.  JBS may be subject to significant liability in the jurisdictions in which its products are sold if the consumption of any of JBS’s products causes injury, illness or death.  Any health risk, real or potential, that is associated with JBS’s products, including adverse publicity about health risks from consuming its products, may cause the loss of confidence by JBS’s customers in the safety and quality of its products.  Even if its products are not contaminated, the beef industry may be subject to adverse publicity if products from third parties are contaminated, resulting in the decrease in demand for JBS’s products in the affected market.  JBS maintains systems to monitor the food safety risks in all phases of its production process.  However, the systems that it uses to comply with the governmental regulations may not be sufficient to eliminate the risks related to food safety.  A recall of JBS’s products or an unfavorable court decision may adversely affect JBS’s financial condition and results of operations.

JBS’s operating margins may be negatively impacted by fluctuating raw material costs and selling prices and other factors that are outside JBS’s control.

JBS’s operating margins depend on the purchase price of raw materials (primarily cattle) and the price at which JBS’s beef products can be sold, among other factors.  These prices can vary significantly, including over relatively short periods of time, as a result of a number of factors, including the relative supply and demand for beef and the market for other protein products, including poultry and pork.  The supply and market price of the cattle, JBS’s principal raw material that represents approximately 74.7% of JBS’s cost of goods sold, are dependent upon a variety of factors over which JBS has little or no control, including outbreaks of diseases such as FMD, the relative cost of cattle feed, economic conditions and weather.

JBS does not enter into long-term sales arrangements with its customers and, as a result, the prices at which JBS sells its products are determined in large part by market conditions.  A significant decrease in beef prices for a sustained period of time could have a material adverse effect on JBS’s net sales revenue and, unless JBS’s raw material costs and other costs correspondingly decrease, on its operating margins.  Price swings in raw materials, and the resultant impact on its margins, may materially and adversely affect JBS’s financial condition, results of operations and the trading price of JBS common shares.  If JBS faces increased costs, it may not be able to pass these higher costs along to its customers.

Failure to successfully implement JBS’s business strategy may affect its plans to increase revenue and cash flow.

JBS’s growth and financial performance will depend, in part, on its success in implementing numerous elements of its strategy that are dependent on factors beyond JBS’s control.  The principal elements of JBS’s strategy are to:

•      pursue selected growth opportunities and selected acquisitions;

•      continue its growth in domestic and international markets;

•      enhance operating efficiencies; and

•      increase the sale of higher margin products.

There can be no assurance that any of JBS’s strategies will be fully or successfully implemented.  The beef industry is particularly influenced by changes in customer preferences, governmental regulations, regional and national economic conditions, demographic trends and sales practices by retailers, among other factors.  Some aspects of JBS’s strategy require it to increase its operating costs that may not be offset by a corresponding increase in revenue, resulting in a decrease in its operating margins.

In addition, JBS’s competitiveness and the implementation of its growth strategy depend on its ability to fund its proposed capital expenditures.  There can be no assurance that JBS will be able to obtain adequate funding for its capital investments at acceptable costs due to adverse macroeconomic conditions or other factors beyond JBS’s control.

Additionally, JBS may not be able to successfully integrate future acquisitions or successfully implement appropriate operational, financial and administrative systems and controls to achieve the benefits that JBS expects to result from these acquisitions.  In addition, the process of integrating these businesses could cause interruption of, or loss of momentum in, the activities of JBS’s existing business.  The diversion of JBS’s management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact JBS’s business and results of operations.

JBS’s failure to integrate other acquired businesses successfully could adversely affect its business and financial performance.  Some of its competitors have substantially greater financial and other resources than does JBS and also may be pursuing growth through acquisition strategies, which may reduce the likelihood that JBS will be successful in completing acquisitions necessary for the expansion of JBS’s business.  In addition, JBS may not achieve the benefits that its expects from these acquisitions and any acquisitions it considers may be subject to antitrust and other regulatory approvals.  JBS may not be successful in obtaining required approvals on a timely basis.

Some of these strategies depend on factors that are beyond JBS’s control, such as changes in the conditions of the markets in which JBS operates, actions taken by its competitors, or existing laws and regulations at any time by the Brazilian Government or by any other government.  JBS’s failure to achieve any essential part of its strategy may negatively impact the growth of its business and future financial performance.

JBS faces competition in its business, which may adversely affect its market share and profitability.

The beef industry is highly competitive.  Many factors influence JBS’s competitive position, including its operating efficiency and the availability, quality and cost of raw materials and labor.  Some of JBS’s competitors have greater financial and marketing resources, larger customer bases and greater breadth of product offerings than JBS does.  If JBS is unable to remain competitive with these beef producers in the future, JBS’s market share may be adversely affected.

Changes in consumer preferences could adversely affect JBS’s business.

The food industry, in general, is subject to changing consumer trends, demands and preferences.  JBS’s products compete with other protein sources, including poultry and pork.  Trends within the food industry frequently change, and JBS’s failure to anticipate, identify or react to changes in these trends could lead to reduced demand and price for its products, among other concerns, and could have a material adverse effect on its business, financial condition, results of operations and trading value of JBS common shares.  In addition, JBS does not have any other line of business or other sources of revenue that would compensate JBS for the loss if JBS was unable to efficiently process and sell its beef products or if the demand for beef products were to decline substantially.  This lack of diversification means that JBS may not be able to adapt to changing market conditions or withstand any significant decline in the demand for beef products.

Compliance with environmental regulations may result in significant costs, and failure to comply with environmental regulations may result in civil as well as criminal penalties and liability for damages.

JBS and other Brazilian food producers are subject to extensive federal, state and municipal regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes.  All

Brazilian companies whose activities may have an environmental impact must obtain operating licenses from the Brazilian Environmental and Renewable Resources Institute (Institute Brasileiro do Meio Ambiente e dos Recursos Naturals Renováveis, or IBAMA) or from state environmental agencies to which IBAMA has delegated licensing authority.  In addition, state and federal environmental authorities that license JBS’s operations continuously monitor JBS’s plants.

Failure to comply with these regulations could have serious adverse consequences for JBS, including criminal as well as civil and administrative penalties, negative publicity and the obligation to remediate damages caused to the environment.  JBS has incurred and will continue to incur capital and operating expenditures to continue to comply with these laws and regulations.

The operating license of Pimenta Bueno slaughterhouse located in the City of Pimenta Bueno, State of Rondonia, which has a total annual slaughtering capacity of approximately 400,000 head of cattle (or 1.8% of JBS’s total annual slaughtering capacity) and represented approximately 0.4% of JBS’s gross operating revenue in 2006, has expired, and JBS is in the process of renewing it.  Accordingly, Brazilian environmental authorities could order JBS to cease operating this slaughterhouses until it has obtained its operating license, which could have an adverse effect on the JBS’s business, financial condition, results of operations and cash flows.

Additional environmental requirements that may be imposed in the future and JBS’s inability to obtain environmental licenses could require it to incur significant additional costs and could have a material adverse effect on its business, financial condition, results of operations, cash flows and the market value of JBS common shares.

JBS’s exports are subject to numerous risks related to international operations.

Exports accounted for approximately 61.2% of JBS’s total net sales revenue in 2006.  JBS’s future financial performance will depend significantly on the economic scenario and the current political and social conditions in JBS’s principal export markets (the European Union, Russia, the United States (only processed beef) and the Middle East).  JBS’s ability to export its products in the future may be adversely affected by factors that are beyond JBS’s control, such as:

•      exchange rate variations;

•      a recession, depression or other downturn in the economy;

•      imposition of increased tariffs, (including anti-dumping tariffs) or commercial or sanitary barriers;

•      imposition of exchange controls;

•      strikes or other events that may affect the availability of ports and logistical services;

•      consumer preferences;

•      regulatory changes, including stricter sanitary or environmental controls; and

•      sabotage of its products.

JBS’s operations are frequently affected by strikes of port employees, customs agents, sanitary inspection agents and other civil servants on the Brazilian ports from where JBS exports its products.  In 2005, for example, the sanitary inspection team of the Brazilian government remained on strike for approximately one month, resulting in delays in the export of JBS’s products.  An extended strike in the future may negatively impact JBS’s business and results of operations.

JBS’s performance depends on favorable labor relations with its employees.  Any deterioration of those relations or increase in labor costs could adversely affect JBS’s business.

At December 31, 2007, JBS had a total of 23,500 employees in Brazil and in Argentina.  Almost all of these employees are unionized.  Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of JBS’s locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on JBS’s business, financial condition, results of operations and the trading value of JBS common shares.

JBS’s business strategy requires substantial capital and long-term investments, which it may be unable to obtain.

JBS’s business strategy will require substantial additional capital investment.  To the extent that cash generated internally and cash available under any credit facility that JBS may enter into, if any, are not sufficient to fund its capital requirements, JBS will require additional debt and/or equity financing.  However, this type of financing may not be available or, if available, may not be available on satisfactory terms, including as a result of adverse macroeconomic conditions.  In addition, JBS may be limited in its ability to incur indebtedness in certain circumstances under the terms of its US$275.0 million 9.375% notes due in 2011 and its US$300.0 million 10.50% notes due in 2016.  There can be no assurance that JBS will be able to obtain sufficient additional capital in the future to fund its capital requirements and business strategy at acceptable costs.

JBS hedges its operations and may incur substantial losses.

JBS uses a number of financial instruments that are not recorded in its balance sheet, especially commodities swaps, exchange rate swaps and other swap agreements, to protect itself from changes in commodity prices and reduce its financial expenses.  If the commodity prices do not match its expectations, JBS may incur substantial losses and be required to pay liabilities under the relevant swap agreements.  In addition, JBS’s swap strategies may be inefficient in managing fluctuations in exchange rates or commodity prices.  By entering into exchange rate and commodity price swap contracts, JBS also faces the risk of credit default.  JBS may not be indemnified for losses and damages from any nonperforming party due to bankruptcy laws that provide legal protection to nonperforming debtors, foreign laws that limit enforcement actions between countries or for any other reason.

JBS is dependant on certain key members of JBS’s management.

JBS’s operations depend on certain key members of its management, particularly in connection with the implementation of its strategies and the development of its operations.  If any of these key management personnel should leave JBS,  JBS’s results of operations and financial condition may be adversely affected.

Unfavorable outcomes in pending legal and administrative proceedings may materially adversely affect JBS’s business, financial condition, results of operations and the trading value of JBS common shares.

JBS is involved in numerous legal and administrative tax, social security, civil and labor proceedings involving significant monetary claims.  If unfavorable decisions are rendered in one or more of these proceedings, JBS could be required to pay substantial amounts, which could materially adversely affect JBS’s business, financial condition, results of operations and the trading value of JBS common shares.  For some of these lawsuits, JBS has not established any provision on its balance sheet or has established provisions only for part of the amounts in dispute, based on its judgments or opinions of its legal counsel as to the likelihood of winning these lawsuits.

In 2005, JBS was accused of participating in an agreement with competitors to operate a unified discount table for the purchase of cattle. The Brazilian Anti-trust body, CADE, carried out an investigation on the issue and came to an agreement with JBS in November 2007 to terminate proceedings against the Company. JBS, in turn, agreed to make a payment of R$13,761,944.44 to CADE´s Difuse Rights Fund which was not classified as a penalty nor was it seen as an admission of guilt by the authority.

Allocation of the Hilton Beef Quota in Argentina by the Argentine government has had and could continue to have a material adverse impact on JBS/Swift’s net sales revenue and results of operations in Argentina.

The Hilton Beef Quota is an import tariff rate quota for high-quality beef established by the European Union in May 1997 as a means of compensating for import restrictions in other agricultural commodities.  The in-quota tariff rate is 20.0%, compared to the full tariff of 104.0%.  The current quota of approximately 60,600 tons of fresh, chilled beef is divided among six countries, with Argentina accounting for 46.0% of the quota (28,000 tons).  Brazil was allocated 8.0% of the Hilton Beef Quota.

Exports pursuant to the Hilton Beef Quota have been a principal source of income for Argentine beef exporters, including JBS/Swift, representing a total of approximately US$240 million in annual export sales revenue, and the allocation of the Hilton Beef Quota among Argentine beef exporters has had and will continue to have a material impact on Argentine beef exporters.  The Argentine government, through the Argentine Secretary of Agriculture, allocates the quota volume among Argentine beef exporters.  Prior to 2004, the allocation criteria were largely based on a company’s past performance, which favored companies such as JBS/Swift, but also were based on regional development goals and employment inequalities in different provinces within Argentina.  In 2003, approximately 38.3% of the Hilton Beef Quota was allocated among five Argentine companies, with JBS/Swift accounting for 7.7% of total Hilton Beef Quota exports.

In January 2004, the Argentine Secretary of Agriculture proposed a new allocation methodology in order to provide more opportunities for small- and medium-sized companies to export beef under the quota.

The new allocation methodology gives more export opportunities to small and medium-sized companies under the quota scheme.  Under the new scheme, no Argentine plant is allowed to export more than 6.0% of the total Hilton Beef Quota.  As each ton of beef sold under the Hilton Beef Quota generates an income differential of approximately US$2,500, this decrease in JBS/Swift’s quota allocation reduced JBS/Swift’s net sales revenue and its results of operations.  The distribution of the Hilton Beef Quota was judicially questioned by exporters in the past, partially changing the quotas distributed by the Argentine government.

Fluctuations in both Argentina’s portion of the Hilton Beef Quota and in the amount of such quota allocated to JBS/Swift are outside the control of JBS/Swift.  No assurance can be given that JBS/Swift will continue to be able to export beef products under the Hilton Beef Quota in the future.

Certain Risk Factors Related to Brazil

The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy, which may impact JBS’s business, results of operations and the market value of JBS common shares.

The Brazilian economy has been characterized by frequent, and occasionally drastic, intervention by the Brazilian government, which has often changed monetary, credit and other policies to influence Brazil’s economy.  The Brazilian government’s actions to control inflation and affect other policies have often involved higher interest rates, changes in tax policy, wage and price controls, fluctuations in exchange rates, exchange controls and restrictions on remittances abroad (such as in 1987 and 1990), and limitations on imports, among others.  JBS’s business, financial condition, net operating revenue, results of operations and the market value of JBS common shares may also be adversely affected by the following factors and the Brazilian government’s actions in response to them:

•      regulatory changes affecting the operation of JBS’s business;

•      fluctuation in interest rates;

•      social and political instability;

•      energy shortages;

•      fluctuation in exchange rates;

•      exchange control policies (including restrictions on remittance of dividends);

•      inflation;

•      liquidity of the domestic capital and lending markets; and

•      other economic policies or developments in or affecting Brazil.

Historically, the political scenario has influenced the performance of the Brazilian economy.  In the past, political crises have affected the confidence of investors and the public in general, which adversely affected the development of the Brazilian economy and the trading price of securities of Brazilian companies.  At the end of October 2006, the election run-off resulted in the reelection of President Luiz Inácio Lula da Silva, who may or may not maintain the economic policies currently in place.  Over the last five years, the Brazilian economy grew at an annual average rate of 3.56%.  Such limited economic growth has contributed to uncertainty surrounding the continuation of current economic policy, and we cannot assure you that the current or future governments will maintain the same or similar economic policies.  As a result, these uncertainties and other future developments affecting the Brazilian economy may negatively affect JBS’s activities and JBS’s results of operations, which may adversely affect the trading price of JBS common shares.

Inflation, and the Brazilian government’s actions to combat inflation, may contribute significantly to economic uncertainty in Brazil, JBS’s results of operations and the market value of JBS common shares.

Brazil has historically experienced high rates of inflation.  Inflation, as well as government efforts to combat inflation, had significant negative effects on the Brazilian economy.  Although inflation rates have been substantially lower since 1994 than in previous periods, inflationary pressures persist.  Inflation, actions to combat inflation and public speculation about possible additional actions may also contribute materially to economic uncertainty in Brazil and accordingly increase the volatility of Brazilian capital markets.  Inflation rates, as measured by the General Price Index—Market (Indice Geral de Preços—Mercado, calculated by FGV), were 8.6% in 2003, 12.4% in 2004, 1.2% in 2005 and 3.8% in 2006.  The Brazilian government’s actions to control inflation have often included maintaining a tight monetary policy with high interest rates, restricting thereby availability of credit and reducing economic growth.

Brazil may experience high levels of inflation in the future.  Inflationary pressures may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect JBS’s operations and the trading value of JBS common shares.

Interest rate fluctuations may adversely affect JBS’s business and the market price of JBS common shares.

The Monetary Policy Committee of the Central Bank (Comitê de Politica Monetária—COPOM), or COPOM, sets forth the base interest rates generally applicable to the Brazilian banking system.  From February 17 to July 2002, the base interest rate decreased from 19.0% to 18.0%.  From October 2002 to February 2003, the base interest rate increased to 26.5%.  At the end of 2003 and 2004, the base rate was set at 16.5% and 17.8%, respectively.  The base rate continued to increase steadily, and in August 2005, the interest rate reached 19.75%.  In September 2005, COPOM began to lower the base rate, which reached 18.0% in December 2005.  Subsequently, COPOM continued lowering the base interest rate, and it is currently 11.25%.

On September 30, 2007, approximately R$2,328.5 million of JBS’s total indebtedness was (1) denominated in (or convertible into) Reais and indexed to the rates of the Brazilian financial market or inflation rates, such as the Long Term Interest Rate (Taxa de Juros de Longo Prazo), or TJLP, the interest rate applicable to JBS’s financial agreements entered into with BNDES and the CDI (Certificado Depositário Interbancário), or CDI; and (2) denominated in U.S. Dollars and indexed to the London Interbank Offer Rate, or LIBOR.  Any increase in the CDI, TJLP or LIBOR and consequent increase in the cost of JBS’s debt may adversely, affect JBS’s financial condition and results of operations and, consequently, the value of JBS common shares.

JBS may be negatively affected by changes in the global economy and the economy of other emerging market economies.

The market price of securities issued by Brazilian issuers are, to varying degrees, influenced by economic and market conditions in other emerging market countries, especially those in Latin America.  Although economic conditions are different in each country, investors’ reaction to developments in one country may affect the securities markets and the securities of issuers in other countries, including Brazil.  Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets, which may adversely affect JBS’s ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for JBS to do so.  There can be no assurance that the market for securities issued by Brazilian issuers will not continue to be affected negatively by events elsewhere, particularly in emerging markets, or that such developments will not have a negative impact on the trading value of JBS common shares.

Certain Risk Factors Related to Argentina

Recent actions taken by the Argentine government to limit exports of fresh and processed beef have adversely affected, and may continue to adversely impact, the results of operations and financial position of JBS/Swift in Argentina.

On March 14, 2006, in an announced effort to reduce inflation, the Argentine government implemented a regulation to prohibit the export of all processed and fresh beef for a 180-day period (other than beef exports made under the Hilton Beef Quota).  The Argentine government considered that the price of beef products was increasing significantly due to an increase in the international demand for such products, and accordingly implemented the export restrictions with the intent to stabilize the prices of beef products and increase the domestic supply of beef products at reasonable prices.

On May 29, 2006, the Argentine government partially lifted the ban on fresh beef exports, by allowing the exports of fresh beef from June 1 and November 30, 2006, up to 50% of the aggregate volume exported by the applicable Argentine exporter between June 1 and November 30, 2005, or the Reference Period.  Each Argentine beef exporter was entitled to a pro rata portion of this quota based on the volume exported by each one of them during the relevant period in 2005.  As an exception to this policy, the Argentine government excluded from the export quota exports made under agreements between countries included in the Hilton Beef Quota.  In November 2006, the Argentine Government partially lifted the ban on exports of fresh beef, by allowing exports of hindquarter beef cuts weighing more than 460 kilograms.  In July 2006, the Argentine government established a new export quota corresponding to the total volume resulting from the exports of beef for the period between June 1 and November 2006.

Additionally, in November 2006, the Argentine government implemented a new export quota for the period from December 1, 2006 to May 31, 2007 of up to 50% of the monthly average of the total volume exported in the period between January 1 and December 31, 2005.  As an exception to this policy, the Argentine government excluded from the export quota exports made under agreements between countries included in the Hilton Beef Quota.  In November 2006, the Argentine Government further partially lifted the ban on exports of fresh beef, by allowing exports of hindquarter beef cuts weighing more than 460 kilograms and cuts from cows.  At a later time, the Argentine Government established a monthly export quota for each exporter for the period between December 2006 and May 2007, and set forth rules for the assignment of quotas by exporters.

There is no way to predict which policies will be adopted by the Argentine government to control inflation and if these policies will adversely affect JBS’s business or financial performance.  Policies that restrict the ability of JBS/Swift to export fresh or processed beef may have an adverse impact on the results of operations of JBS/Swift, and consequently on JBS’s results of operations and on the trading price of JBS common shares.

Political, economic and social instability in Argentina may adversely impact JBS/Swift’s business operations in Argentina.

During 2001 and 2002, Argentina went through a period of severe political, social and economic crisis and the abandonment of the Peso/U.S. Dollar parity has led to significant devaluation of the Peso against major international currencies.  Although general economic conditions have shown improvement and political protests and social disturbances have considerably diminished since the economic crisis of 2001 and 2002, the rapid and radical nature of the changes in the Argentine social, political, economic and legal environment over the past five years and the absence of a clear political consensus in favor of any particular set of economic or political policies have given rise to significant uncertainties about the country’s economic and political future.  It is unclear whether the economic and political instability experienced over the past five years will continue and it is possible that, despite recent economic growth, Argentina may experience another recession, higher inflation, unemployment and greater social unrest.  As a result, these factors could have a material adverse effect on JBS/Swift’s result of operations and financial conditions.

Political, economic and social instability, combined with the depreciation of the Peso, negatively affects the confidence in the Argentine economy in the future and may adversely affect the results of operations of JBS/Swift and, consequently, JBS’s results of operations and the market price of JBS common shares.

The Peso has been subject to major devaluations in the past and may suffer significant fluctuations in the future.  Law No. 25,561, promulgated on January 6, 2002, called Public Emergency and Foreign Exchange Regime Reform Law, or Public Emergency Law, put an end to over a decade of one-to-one parity between the U.S. Dollar and the Peso authorizing the Argentine government to set the exchange rate and revoked the required maintenance by the Central Bank of Argentina of an amount of gold and reserves equal to the supply of Pesos in Argentina.  During 2002, the Peso/U.S. Dollar exchange rate fluctuated significantly and, consequently, the Central Bank of Argentina intervened on several occasions, selling Dollars to decrease the volatility of the Peso.  There is no way to predict if any policies and actions adopted by the Argentine government to control the devaluation of the Peso will be successful.  In addition, there is no way to predict which monetary policies will be adopted by the Argentine government and the impact of such policies on the value of the Peso.  The devaluation of the Peso and the uncertainty about its future value against to the U.S. Dollar and other currencies may adversely affect the Argentine economy, JBS’s financial condition and results of operation.

Law No. 26,024 promulgated on April 19, 2005, extended the effectiveness of the Public Emergency Law until December 31, 2007.  There is no way to predict the outcome of any policies that may be adopted by the Argentine government under the Public Emergency Law, including with respect to inflation, interest rates, taxes and price controls, and how such policies would affect the Argentine economy and private companies in Argentina, including JBS/Swift.  Economic, social and political developments in Argentina, which are beyond the control of JBS/Swift, may adversely affect the business, financial condition and results of operations of JBS/Swift in Argentina and, consequently, JBS’s results of operations and the trading price of JBS common shares.

Inflation has significantly increased after the revocation of the so-called Convertibility Law in Argentina and may continue to increase and negatively affect the results of operations and the financial condition of JBS/Swift in Argentina.

Argentina has historically experienced high rates of inflation.  Between December 2001 and January 31, 2003, inflation rates in Argentina were 42.8%, as measured by the Consumer Price Index, or IPC, and 118.9%, as measured by the Internal Price Index, or IPIM.  These high rates of inflation resulted in the depreciation of the value of the Peso in connection with production costs and relative prices, which was partially mitigated by the lack adjustments in tariffs of public services and the significant decrease in demand due to a recession process.  In 2003, inflation rates began to decline, and increased by 3.7%, as measured by the IPC, and by 2.0%, as measured by the IPIM.  In 2004, inflation rates reached 6.1%, as measured by the IPC, and 7.9%, as measured by the IPIM.  This reduction in inflation rates resulted in the appreciation of the Peso against to the U.S. Dollar, the increase in the demand for Pesos and the distortion of relative prices caused by delayed adjustments in tariffs of public services.  In 2006, inflation rates were 9.8%, as measured by the IPC, and 7.1%, as measured by the IPIM.

In light of the history of hyperinflation in Argentina, there is no way to predict if the Argentine government will be able to maintain strict monetary and fiscal policies to control inflation.  In the past, inflation significantly harmed the Argentine economy and the ability of the Argentine government to foster the growth of companies operating in Argentina.  In addition, the Argentine government’s actions to combat inflation may lead to an economic deceleration and a reduction in purchasing power of the Argentine population, which may adversely affect JBS/Swift’s business, financial condition and results of operations.  In addition, the Argentine government’s actions to combat inflation, combined with uncertainties as to future policies that may be implemented by the government to control inflation, could increase the volatility of the Argentine capital markets.  Any future measures taken by the Argentine government to control inflation, including adjustments of interest rates, interventions in the foreign exchange market and other actions to adjust or fix the value of the Peso, may adversely affect the Argentine economy, JBS/Swift’s business, financial condition, and results of operations, and consequently, JBS’s business, financial condition, results of operations and the trading value of JBS common shares.

The Argentine government has exercised, and continues to exercise, significant influence over the Argentine economy, which may impact the business of JBS/Swift in Argentina.

The Argentine economy has been characterized by frequent, and occasionally drastic, intervention by the Argentine government, which has often changed monetary, credit and other policies.  The actions of the Argentine government to control inflation, among other policies, have involved wage and price controls, fluctuation of base interest rates, the freezing of bank accounts in 2002 and the recent establishment of a quota for the export of beef through May 2007.  Actions taken by the Argentine government in connection with the economy may adversely affect Argentine companies, including JBS/Swift, and consequently adversely affect JBS’s financial condition, results of operations and the trading price of JBS common shares.

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SELECTED FINANCIAL INFORMATION OF USPB

The following table sets forth selected consolidated financial data of the Company.  The information presented as of and for the fiscal years ended August 25, 2007, August 26, 2006 and August 27, 2005 is derived from the Company’s financial statements, which have been audited by KPMG LLP, its independent registered public accounting firm.  The information presented as of and for the thirteen weeks ended November 24, 2007 and November 25, 2006 is unaudited.  In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included in the unaudited information.  Interim results are not necessarily indicative of results for a full year.

We encourage you to read the financial data presented below along with the section entitled “Information About USPB and NBP – Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and related notes included as Appendices D-1 and D-2 at the end of this proxy statement.

Selected Financial Data
(in millions, except per unit data)

	Fiscal Year Ended					13 Weeks Ended
	Aug 25,	Aug 26,	Aug 27,	Aug 28,	Aug 30,	Nov 24,	Nov 25,
	2007	2006	2005	2004	2003	2007	2006
						(unaudited)	(unaudited)
Statement of Operations Data:
Total Revenues	$5,578.5	$4,636.0	$4,338.9	$4,093.5	$871.8	$1,398.1	$1,273.0
Net Income (Loss)	$9.6	$19.7	$8.6	$19.1	$24.2	$(13.7)	$(13.1)
Net Income (Loss) Per Unit / Common Share Data:
Basic	$13.11	$28.06	$12.49	$27.60	$35.02	$(18.65)	$(17.78)
Diluted	$12.91	$27.56	$12.25	$27.10	$34.43	$(18.65)	$(17.78)
Balance Sheet Data:
Total Assets	$848.6	$784.8	$656.1	$663.8	$641.2	$840.8	$773.7
Long-term Debt (less current maturities)	$438.5	$380.5	$314.0	$331.8	$312.7	$427.4	$394.9
Capital Shares and Equities	$153.2	$148.8	$124.0	$118.0	$98.4	$139.7	$134.1

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THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting of the members of U.S. Premium Beef, LLC will be held at the Hilton-Kansas City Airport, 8801 NW 112th Street, Kansas City, Missouri, on Friday, March 14, 2008, at 2:00 p.m. local time.

Matters for Consideration

At the special meeting, the Company’s members will be asked:

1.     To consider and vote upon a proposal to adopt and approve the Membership Interest Purchase Agreement (the “purchase agreement”), dated as of February 29, 2008, among JBS, NBP and the several members of NBP, including the Company, and approve the transactions contemplated by the purchase agreement (which are sometimes referred to in this proxy statement as the “proposed transaction”); and

2.     To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval and adoption of the purchase agreement and approval of the proposed transaction.

Recommendation of the Company’s Board of Directors

The Company’s board of directors has determined that the purchase agreement is advisable and in the best interests of the Company and its unitholders and unanimously recommends that members vote “FOR” approval of the purchase agreement and the proposed transaction and “FOR” the adjournment proposal, if the adjournment proposal is necessary.

Record Date; Units Entitled to Vote

Persons who are the Company’s members at the close of business on the record date of January 26, 2008, are entitled to notice of and vote at the special meeting. As of the record date, there were 735,305 Class A units and 735,305 Class B units outstanding that were eligible to vote and held by approximately 447 members of record.

Proposal No. 1, to adopt and approve the purchase agreement and the proposed transaction, requires the affirmative vote of the majority of the voting power of the Class A members and the Class B members, voting as separate classes.

Proposal No. 2, to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the adoption and approval of the purchase agreement and the proposed transaction, is not subject to a class voting requirement.  Instead, approval of Proposal No. 2 requires the affirmative vote of a majority of the members who are present at the meeting, either in person or by proxy, without regard to class or number of units held.

Voting Power of Class A Units and Class B Units

Although the Company’s Class A units and Class B units are linked, the units have different voting power.  A member holding Class A units is entitled to one vote in matters for which Class A units may be voted, regardless of the number of Class A units held by the member. In contrast, in matters for which Class B units may be voted, a member holding Class B units is entitled to one vote for each such units held by the member. By way of example, a member holding 1,000 of the Company’s Class A units and 1,000 of the Company’s Class B units is entitled to one vote in matters for which Class A units may be voted and 1,000 votes in matters for which Class B units may be voted.

Quorum; Vote Required

In order to conduct business at the special meeting, a quorum must be present. The holders of 20% or more of the voting power of each class of units on the record date, present in person or represented by proxy at the special meeting, constitutes a quorum under the Company’s Limited Liability Company Agreement. The Company will treat Class A and Class B units represented by a properly signed and returned proxy, including abstentions, as present at the meeting for purposes of determining the existence of a quorum.

Proposal No. 1, to approve the purchase agreement and the proposed transaction, requires:

•      the affirmative vote of a majority of the Company’s Class A total voting power (each member with one vote), voting together as a single class; and

•      the affirmative vote of a majority of the Company’s Class B total voting power (one vote per Class B unit), also voting together as a single class.

Proposal No. 2, to grant discretionary authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving the proposed transaction, requires:

•      the affirmative vote of the members present at the meeting either in person or by proxy (each member with one vote), without regard to class or the units held.

However, the majority of the voting power of either Class A or Class B present at the meeting either in person or by proxy may object to Proposal No. 2 by voting against it and force a class vote, in which case the vote required to pass Proposal No. 2 would be:

•      the affirmative vote of a majority of the Company’s Class A voting power present at the meeting either in person or by proxy (each member with one vote), voting together as a single class; and

•      the affirmative vote of a majority of the Company’s Class B total voting power present at the meeting either in person or by proxy (one vote per Class B unit), also voting together as a single class.

Unit Ownership of Management

As of the record date, the directors and executive officers of the Company and their affiliates collectively owned 220,691 Class A units and 220,691 Class B units, which represents approximately 29.2% of the fully diluted Class A and Class B units, respectively.  The members of the Company’s board of directors collectively have ten Class A votes and 200,691 Class B votes.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You should submit your completed proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Your vote is important. Because approval and adoption of the purchase agreement and the proposed transaction contemplated thereby require the affirmative vote of a majority of the Company’s Class A members and the affirmative vote of the Company’s Class B members holding a majority of the Company’s Class B units, a failure to vote will have the same effect as a vote against the proposal.  Accordingly, please complete, sign, date and return the enclosed proxy card by mail, fax or by hand delivery to the Company whether or not you plan to attend the special meeting in person.

Voting of Proxies

As further described in the instructions to the enclosed proxy card, in addition to attending the special meeting and voting in person, you may vote using any of the following methods:

•      by mail, by completing, signing and dating the enclosed proxy card and returning it in the envelope provided;

•      by fax, by completing, signing and dating the enclosed proxy card and faxing it to (651) 450-4026; or

•      by physical delivery¸ by completing, signing and dating the enclosed proxy card, sealing it in the envelope provided and physically delivering it to the Company or a Company officer or director.

Class A and Class B units held by members represented by a properly signed and dated proxy submitted in person, by mail, or by facsimile may be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” Proposal No. 1 and “FOR” Proposal No. 2. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before it is voted by:

•      delivering to the Secretary of the Company a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•      submitting to the Secretary of the Company a new, signed proxy with a date later than the proxy you wish to revoke; or

•      attending the special meeting and voting in person.

You should send any notice of revocation or your completed new proxy card, as the case may be, to the Company at the following address:

U.S. Premium Beef, LLC

12200 North Ambassador Drive

Suite 501

Kansas City, Missouri  64163

Attention: Duane K. Ramsey, Secretary

Solicitation of Proxies and Expenses

The Company will pay its own costs of soliciting proxies for the special meeting. Certain officers and employees of the Company may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. The Company expects that the expenses of this special solicitation will be nominal.

Proxy Tabulation

Wells Fargo Shareholder Services, an independent third party, has been retained by the Company to provide proxy tabulation services and will receive fees of $8,500 plus customary fees for services requested by the Company to be performed.

Assistance

If you have questions about or need assistance in completing or submitting your proxy card, please contact Steven D. Hunt or Scott J. Miller at the Company at the following address or telephone number:

U.S. Premium Beef, LLC

12200 North Ambassador Drive

Suite 501

Kansas City, Missouri  64163

(866) 877-2525

PROPOSAL 1 – APPROVAL OF THE PROPOSED TRANSACTION WITH JBS

THE PROPOSED TRANSACTION

Background of the Proposed Transaction

Over the past several months, the Company has worked to develop a strategic vision for the business that has resulted in a variety of steps taken that ultimately lead to the proposed transaction.  Following is a chronological summary of events that culminated in the proposed transaction with JBS:

September 12, 2006:  USPB board and management met to discuss strengths and weaknesses of USPB and the strategic rationale behind a joint venture involving the Swift business.

October  5, 2006:  USPB board and management met to discuss possible deal structures to compliment strengths and weaknesses of USPB.

November 16, 2006:  USPB board and management met to discuss the possibilities of entering into a deal on Swift either through purchase or joint venture.

November 29, 2006:  USPB board and management met to discuss the possibilities of entering into a deal to acquire Swift assets and possible divestitures.

January 4, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift or enter into a joint venture involving Swift.

February 9, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift or enter into a joint venture involving Swift.

February 23, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift or enter into a joint venture involving Swift.

March 13, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift or enter into a joint venture involving Swift.

April 4, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift.

April 27, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift.

May 4, 2007:  USPB board and management met to discuss a potential transaction to acquire Swift.

July 17 – 18, 2007:  The members of NBP and management of the Company met with representatives from JBS concerning the possibility of structuring a transaction between NBP and JBS.

July 25, 2007:  The members of NBP including USPB management met to discuss a possible transaction with JBS.

July 26, 2007:  The members of NBP including USPB management met with representatives of JBS concerning a possible transaction between NBP and JBS.

August 7, 2007:  The members of NBP including USPB management met to discuss a possible transaction between NBP and JBS.

August 15, 2007:  USPB board and management met to discuss possible transaction with JBS, the advantages and disadvantages, the risks and benefits, the alternative transactions structures and the potential outcomes of a sell to or joint venture involving U.S. operations or all JBS operations.

September 20, 2007:  USPB board and management met to discuss the strengths and weaknesses of USPB and the advantages and disadvantages to entering into a transaction with JBS to acquire NBP for cash and stock, or joint venture in some form.  Also discussed were the specific deal points being considered.

October 1, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

October 3, 2007:  The members of NBP including USPB management met with JBS representatives to discuss the possible transaction and negotiate deal points.

October 17, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

October 18, 2007:  USPB board and management met to discuss the strengths and weaknesses of USPB and the advantages and disadvantages to entering into a transaction with JBS to acquire NBP for cash and stock, or joint venture in some form.  Also discussed were the specific deal points being considered.

October 23, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

October 26, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

November 1, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

November 8 – 9, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiations.

November 13, 2007:  USPB board and management met to discuss the strengths and weaknesses of USPB and the advantages and disadvantages to entering into a transaction with JBS to acquire NBP for cash and stock, or joint venture in some form.  Also discussed were the specific deal points being considered.

November 14, 2007:  The members of NBP including USPB management met with JBS representatives to discuss the possible transaction and negotiate deal points.

November 16, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

November 20, 2007:  USPB board and management met to discuss the strengths and weaknesses of USPB and the advantages and disadvantages to entering into a transaction with JBS to acquire NBP for cash and stock, or joint venture in some form.  Also discussed were the specific deal points being considered.

November 30, 2007:  The members of NBP including USPB management met to discuss a potential transaction with JBS to sell NBP for cash and JBS common shares and specifically the deal issues under negotiation.

December 3, 2007:  The members of NBP including USPB management met with JBS representatives to discuss the possible transaction and negotiate deal points.

December 4, 2007:  NBP, JBS and each of NBP’s members, including USPB, entered into a non-binding Confidential Letter of Intent which outlines the parties’ intentions with regard to a potential transaction involving the acquisition of NBP.

December 4 - 5, 2007:  USPB board and management met to discuss the strengths and weaknesses of USPB and the advantages and disadvantages to entering into a transaction with JBS to acquire NBP for cash and stock.  Also discussed were the specific deal points of the non-binding letter of intent and the engagement of an investment banking firm to conduct a Fairness Opinion.

December 8, 2007:  USPB engaged Christenberry Collet & Company, Inc. to provide its opinion as to the fairness of the proposed transaction, from a financial point of view, to the Company.

December 13, 2007:  USPB board and management met to discuss status of the purchase agreement negotiations, the fairness opinion, cattle delivery agreement, deal structure, tax consequences and other aspects of the deal including time line.

Mid December 2007 through late February 2008:  NBP and its members, including USPB, were involved in frequent and extensive discussions, conferences and meetings with JBS to negotiate the terms of the purchase agreement and related transactions.

January 28, 2008:  Christenberry Collet presented and discussed with the Company’s board of directors a draft of the basis of its opinion and opinion letter, contingent on the final details of the proposed transaction.

February 26, 2008:  Christenberry Collet delivered the final results of its analysis to the Company’s board of directors that shows the purchase price proposed by JBS is in the upper end of the range of value for the membership interests of NBP.

February 29, 2008:  Christenberry Collet delivered its signed fairness opinion letter to the Company’s board of directors for use in discussing the proposed transaction with the Company’s members in the context of the proxy statement.

February 29, 2008:  The purchase agreement was signed by JBS, NBP and each of NBP’s members, including the Company.

Recommendations of the Company’s Board of Directors and NBP’s Board of Managers

Both the Company’s board of directors and NBP’s board of managers have unanimously determined that the terms of the proposed transaction are advisable, fair to and in the best interests of NBP and its members and to the members of those organizations that are members of NBP, including the Company.  Accordingly, the Company’s board of directors recommends that you vote “FOR” the adoption and approval of the purchase agreement and approval of the proposed transaction with JBS.

For a discussion of the process leading to the respective boards’ recommendations to approve the proposed  transaction with JBS and the factors contributing to its decision, see the following section entitled “Reasons for the Proposed Transaction,” and the sections above entitled “Structure of the Proposed Transaction” and “Background of the Proposed Transaction.”

Reasons for the Proposed Transaction

In reaching its decision to approve the purchase agreement and the proposed transaction and to recommend that our members approve and adopt the purchase agreement, the Company’s board of directors consulted with management and its legal advisors.  These consultations included discussions regarding the Company’s strategic business plan, the Company’s past and current business operations and financial condition, the Company’s future prospects and the implications of the proposed transaction with JBS.  The Company’s board of directors also consulted with Christenberry Collet, its investment banker, as to the fairness, from a financial point of view, to the Company of the proposed transaction consideration, and with Stoel Rives LLP (“Stoel Rives”), the Company’s legal counsel, regarding the terms of the purchase agreement and related matters.

The board’s considerations also involved a careful consideration of the business objective that led to the formation of the Company and its development.  The Company was formed with three distinct objectives:

1.             Provide guaranteed market access so that member cattle producers can focus energies on managing cattle to an optimum end point;

2.             Provide value based pricing to give economic incentives to member producers to produce a product of higher value; and

3.             Have ownership in processing to enable member cattle producers to reap the economic benefits beyond production and close the historical information gap that exists between the many segments of the beef industry.

Over the years, the Company’s unique integrated production system has evolved, providing guaranteed market access in times of abundant, as well as limited, marketing options.  The USPB value based pricing system has grown with the expansion into multiple grid offerings and sustained premiums for those cattle that meet consumer preferences. In addition, the Company’s ownership in meat processing has grown over the years. Some of that growth has been by necessity, as in the case of the purchase of Farmland Industries’ interest in NBP, and some has been more strategic, as in the case of the case ready plants, the addition of a second shift at the Dodge City plant, and the acquisition of the Brawley, California processing facility.

In considering the proposed transaction, the board carefully considered the strengths, weaknesses and business position of USPB and NBP.  The board believes that the strengths of USPB have been the strategic advantages garnered from unique integrated strategies, value-added programs, and modern and efficient facilities. Over the years, NBP has utilized the superior cattle USPB producers delivered, as a result of the Company’s value based pricing and flow of information, to develop a platform of high quality value-added product offerings. Through NBP, the Company has continually invested in the facilities required for a modern and efficient processing enterprise.

While the Company has significant strengths, the Company’s weaknesses include a lack of diversification and NBP’s relatively weak balance sheet, as compared to its competitors. NBP’s primary competitors have very diversified businesses that lower their risk substantially and create a more sustained level of profitability. A recent example is the impact of the discovery of BSE.  All of NBP’s major beef processing competitors also process pork. In recent years, when beef processing has been negatively impacted, pork processing earnings reached record levels.  Based on information provided by the U.S. Department of Agriculture, the Company anticipates that, with the greater number of cattle in the north, the plants located in that geographical area have higher margins due to the superior gross processing margins (the regional cost of cattle versus the price of beef).

Over the years the USPB and NBP boards and management teams have pursued opportunities to diversify the business by expanding geographically, as in the case of the Brawley, California plant acquisition, and across other protein platforms by investigating opportunities to enter pork processing. While the business has garnered tremendous support from the lending and equity community, USPB may not have the financial strength to pursue the types of transactions necessary to facilitate such growth.

Primarily as a result of the lingering effects of BSE including the limited access to export markets, along with reduced plant capacity utilization as a result of reduction in cattle numbers due to the extraordinary drought conditions and the cost of feed, beef processing margins are at record lows. While most experts believed that the export markets would have resumed normal trade and the cow herd expanded by this time, after several tough years of diminished processing earnings, NBP and USPB are still operating with limited access to export markets and the cow herd does not appear to be growing. Although our operating company, NBP, is believed to have outperformed the beef operations of our competitors, our diversified competitors often have the ability to cover losses in beef processing with significant profits in other businesses such as pork, poultry and international operations, and to obtain the benefits of geographically diversified beef processing facilities.

With the purchase of the Swift business by JBS, one of the largest beef processors in the world, NBP and USPB are facing a set of competitors that are anchored deep in beef processing, have well diversified operations, and hold substantial financial strength. With beef processing margins remaining pressured by limited access to foreign markets and reduced capacity utilization, and given the strength of its competitors, USPB is facing one of the riskiest times since its inception. If margin pressure persists through 2008 or beyond, USPB could be faced with deteriorating operational performance and the need to seek additional capital from its unitholders or elsewhere to sustain operations.

USPB and the minority owners of NBP have negotiated a binding offer, subject to certain approvals and conditions including the approval of USPB’s members, to sell NBP for US$560 million in equity value. Certain of the Sellers will receive their portion of the purchase price in the form of a cash payment, and certain of the Sellers, including the Company, will receive their portion of the purchase price in a combination of a cash payment equal to 80% of their purchase price and JBS common shares having an aggregate value equal to 20% of the purchase price. This purchase agreement contains provisions that ensure the continuance of our current value based pricing system whereby USPB would have a purchase and sale agreement with JBS to deliver to its beef plants (Swift and NBP) its current delivery rights of 735,385 head of cattle annually, plus or minus 15%. The purchase price for cattle purchased by Swift and NBP shall be determined pursuant to Swift’s and NBP’s pricing grids for cattle to be delivered by USPB’s unitholders.

The board unanimously approved the proposed transaction because, among other reasons, it enables the Company to realize an attractive price for its processing ownership and to distribute a significant portion of the consideration to USPB’s unitholders. Additionally, the Company will receive an ongoing equity interest in JBS. A key factor in the Board’s approval of the proposed transaction is that USPB’s unitholders can continue to enjoy the Company’s original objectives including guaranteed market access, value based pricing, and processing ownership, while substantially reducing the risk of loss of capital arising from the current and projected conditions in the beef industry.

In addition to the key issues described above, the Company’s board of directors considered positive factors in its deliberations, including:

•      that the proposed transaction consideration payable to the Company totals approximately US$326.4 million, consisting of approximately US$261.1 million in cash and JBS common shares with a value of approximately US$65.3 million.  The cash consideration provides immediate liquidity and certainty of value to the Company and its unitholders, compared to a transaction in which the Company would receive only stock, and the JBS common shares provides a continued ownership interest in beef processing;

•      that the proposed transaction will provide cash consideration of approximately US$261.1 million, allowing the Company to utilize the cash proceeds from the proposed transaction to repay all outstanding patronage notices, which total approximately US$50.6 million. The remaining value of cash and JBS common shares represents a value of US$375 per USPB linked Class A and Class B unit. The Company intends to distribute approximately US$286 (before applicable tax withholding, if any) per linked Class A and Class B unit in cash and to retain the JBS common shares;

•      that the Company’s unitholders will have the right to deliver cattle to JBS pursuant to the Cattle Purchase and Sale Agreement to be entered into between the Company and JBS at the closing and will continue to have access to value-based pricing for their cattle;

•      the opinion of Christenberry Collet to the effect that, as of February 29, 2008 and based upon and subject to the assumptions made, matters considered, qualifications and limitations on the scope of review undertaken by Christenberry Collet, as set forth in its written opinion, the consideration to be received by the Company pursuant to the purchase agreement was fair, from a financial point of view, to the Company;

•      the assessment, after discussion with Christenberry Collet, among others, that JBS has the financial capability to complete the proposed transaction;

•      the assessment of the board and management that the JBS common shares to be received as partial consideration in the transaction represents a method for continuing ownership in the beef processing industry.  JBS is a Brazilian public company that is a world leader in beef processing.  JBS is implementing a strategy of growth in pursuit of global leadership in the beef industry.  JBS’s recent acquisition of Swift has established a strong platform to expand its operations into the United States.  By teaming with JBS, the Company believes that its unique integrated strategy, successful business platform, and complimentary plant locations will place USPB in a dynamic position to compete and grow with reduced risk in the competitive beef industry;

•      the view of the Company’s board of directors, after receiving the advice of management and after consultation with the Company’s legal advisors, that regulatory approvals necessary to complete the proposed transaction are likely to be obtained; and

•      the fact that the purchase agreement would be subject to the approval of the Company’s members and that the members would be free to reject the purchase agreement and the proposed transaction.

The Company’s board of directors also considered potential drawbacks and risks relating to the proposed transaction, including the following:

•      the purchase agreement precludes NBP and its Sellers from actively soliciting alternative transaction proposals;

•      the Company (along with the rest of the Sellers) would be obligated to pay its proportionate share of the fiduciary termination fee consisting of US$25 million plus certain costs of JBS, as described in the purchase agreement, if the purchase agreement is terminated because the Company accepts a superior proposal which may discourage others from proposing an alternative transaction with the Company;

•      although the proposed transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the proposed transaction will be satisfied, and as a result, it is possible that the proposed transaction may not be completed even if the purchase agreement is adopted by the Company’s members.  If the proposed transaction is not completed, the Company and NBP may each incur significant risks and costs, including the possibility of disruption to business operations, diversion of management and employees, employee attrition and a potentially negative effect on business and customer relationships;

•      the risk that the proposed transaction may not be approved by the appropriate governmental authorities; and

•      the fact that the proposed transaction will be a taxable event and the Company’s unitholders generally will be required to pay tax on their allocable shares of the Company’s gain recognized as a result of the proposed transaction.  For more information, please read the section entitled “Material Federal U.S. Income Tax Consequences of the Proposed Transaction –Amount  of Gain or Loss Recognized on the Sale.”

Opinion of Christenberry Collet & Company, Inc. to the Company’s Board of Directors

On December 8, 2007 the Company’s board of directors engaged Christenberry Collet to review the proposed transaction and to provide an opinion as to whether the proposed transaction was fair, from a financial point of view, to the Company, without giving effect to the impact of the proposed transaction on any other member of NBP. On January 28, 2008, Christenberry Collet presented and discussed with the Company’s board of directors a draft of the basis of its opinion and opinion letter, contingent on the final details of the proposed transaction, which opinion was subsequently confirmed by delivery of a written opinion dated February 29, 2008. The opinion states that, as of such date, and based upon and subject to various assumptions made, and such other matters considered relevant in the opinion, the consideration of $261,128,788 in cash and $65,282,197 in JBS stock, subject to certain adjustments at closing, was fair, from a financial point of view, to the Company.

The full text of Christenberry Collet’s opinion, dated as of February 29, 2008, which is attached as Appendix B to this proxy statement, sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by Christenberry Collet, which are described below.

Christenberry Collet’s opinion relates solely to the fairness, from a financial point of view, of the consideration to be received by the Company and does not address the fairness of any other aspect of the proposed transaction.  The opinion does not address the Company’s underlying business decision to effect the proposed transaction.  The opinion does not constitute a recommendation to any member of the Company as to how such member should vote in connection with the proposed transaction.  Christenberry Collet expressed no opinion as to the fairness of the consideration to be received by other equity holders of NBP in the proposed transaction or the fairness of the amount to be received by the Company in relationship to that received by other equity holders of NBP in the proposed transaction. You are encouraged to read Christenberry Collet’s opinion carefully in its entirety.

In arriving at its opinion, Christenberry Collet performed the following:

1.     Held discussions with USPB, NBP, and JBS management and professional advisors, including auditors, and legal counsel;

2.     Reviewed drafts of the purchase agreement and other relevant documents pertaining to the proposed transaction;

3.     Reviewed certain internal financial and operating information, including financial forecasts, analyses and projections prepared by NBP and provided to Christenberry Collet for its analysis;

4.     Reviewed the financial valuation in the proposed transaction relative to recent similar transactions in the protein industry;

5.     Reviewed the valuation of similar companies in the public market place;

6.     Reviewed the prospects of NBP as a stand alone entity, including industry considerations and the discounted cash flow of its projected financial results;

7.     Reviewed the prospects of JBS by considering publicly available information, including analysts reports, recent offering memorandums, and having discussions with its management;

8.     Reviewed the additional risks that, in Christenberry Collet’s opinion, were most critical regarding taking as consideration equity, the foreign domicile of JBS and the liquidity and trading history of JBS’s equity; and

9.     Reviewed any other relevant information that Christenberry Collet deemed necessary to access the transaction.

In its review and analysis, Christenberry Collet assumed and relied upon the accuracy and completeness of all of the financial and other information provided to them.  Christenberry Collet was not engaged to, and did not attempt to, independently verify any of such information and relied upon the assurances of management of NBP and of JBS that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Christenberry Collet’s opinion was based on economic and market conditions and other circumstances existing on, and information made available as of February 29, 2008 and does not address any matters subsequent to such date.  Christenberry Collet also assumed that obtaining all regulatory and other approvals and third party consents required for the proposed transaction would not have a material impact on the prospects of JBS.  Christenberry Collet did not express any opinion as to the prices at which JBS’s common shares may trade following the date of their opinion.

With respect to the financial and operational forecasts made available to Christenberry Collet by management of NBP and used in Christenberry Collet’s analysis, Christenberry assumed that such financial and operational forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby.  Christenberry Collet was not engaged to assess the achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions.  Christenberry Collet did not conduct a physical inspection or appraisal of any of the assets or liabilities of the Company nor were they furnished with any such evaluation or appraisal.

Christenberry Collet performed a variety of financial and comparative analyses regarding the valuation of NBP, including a peer group analysis comparing the financial performance and market valuation ratios of NBP with those of publicly traded protein companies deemed comparable to NBP; precedent merger and acquisition transactions that have taken place in the protein industry; and a discounted cash flow analysis of NBP’s projected, unlevered cash flows.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular transaction and, therefore, is not necessarily susceptible to partial analysis or summary description. Accordingly, Christenberry Collet believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Christenberry Collet’s analyses and opinion. Christenberry Collet arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The following is a summary of the material financial analyses performed by Christenberry Collet and reviewed by the board of directors of the Company in connection with Christenberry Collet’s opinion relating to the proposed transaction.

	Implied Equity Value $ (Millions)
	Low	High
Public Peer Group
Enterprise Value to EBITDA (TTM)	$220	$678
Market Value to Equity (12/31/2007)	202	288

Merger & Acquisition Comparables
Enterprise Value to EBITDA (TTM)	376	418
Market Value to Equity (12/31/2007)	155	684
Discounted Cash Flow	319	703

Peer Group Analysis

Christenberry Collet compared certain financial information of NBP with corresponding financial information for selected publicly traded protein companies that Christenberry Collet deemed appropriate.  The companies reviewed in connection with this analysis were Tyson, Smithfield, Seaboard, Pilgrim’s Pride, and Maple Leaf.  Christenberry Collet reviewed, among other data, market value of equity to book value and enterprise value as a multiple of EBITDA. Christenberry Collet used the range of multiples derived from the selected companies’ enterprise value to EBITDA ratio multiplied times the trailing twelve months (TTM) EBITDA for NBP to compute a range of equity values for NBP. The derived range of equity values for NBP using multiples of EBITDA was $220 million to $678 million. Christenberry Collet then used the range of multiples derived from the selected companies’ market value to book value of equity ratio multiplied times NBP’s current book value to compute a range of market values of equity for NBP. The derived range of equity values for NBP using market value as a multiple of book value was from $202 million to $288 million. These ranges of equity value were then compared to the implied transaction consideration of $560 million being offered to NBP members in the proposed transaction.

Precedent Merger and Acquisition Transactions

Christenberry Collet reviewed nine previous merger and acquisition transactions involving publicly traded companies in the protein industry.  The transactions selected, with the target company listed first and then the acquiror, were Turkey Store/Hormel Foods, IBP/Tyson, Farmland(Pork)/Smithfield, Farmland(Beef)/U.S. Premium Beef, ConAgra (Chicken)/Pilgrim’s Pride, Schneider/Maple Leaf, Gold Kist/Pilgrim’s Pride, Premium Standard Farms/Smithfield, Swift & Co./JBS.  Christenberry Collet reviewed the multiples of enterprise values to the trailing twelve months (TTM) EBITDA for the selected transactions. Multiples for the selected transactions were based on publicly available information at the time of the announcement of the transaction. The derived range of equity values for NBP using these multiples of EBITDA was $376 million to $418 million.  Christenberry Collet then used the range of multiples derived from the selected companies’ market value to book value of equity ratio multiplied times NBP’s current book value to compute a range of market values of equity for NBP. The derived range of equity values for NBP using market value as a multiple of book value was from $155 million to $684 million.  These ranges of equity value were then compared to the implied transaction consideration of $560 million being offered to NBP members in the proposed transaction.

Discounted Cash Flow

Christenberry Collet performed a discounted cash flow analysis to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that NBP could generate over the period from the fiscal year ending August 25, 2007 through the fiscal year ending August 2012 based on internal estimates NBP management provided to Christenberry Collet.  Christenberry Collet calculated a range of terminal values for NBP by applying EBITDA exit multiples of 7.0 to 7.75 times NBP’s projected EBITDA for the fiscal year ending August 2012. Christenberry Collet also calculated a range of terminal values for NBP by applying capitalization rates of  9% to 11% on fiscal year ended August 2012 free cash flow. The cash flows and terminal values were then discounted to present value using after-tax discount rates from 11% to 15%, based on Christenberry Collet’s estimate of NBP’s weighted average cost of capital. This analysis provided a reference range for the market capitalization of equity for NBP of $319 million to $703 million. These ranges of equity value were then compared to the implied transaction consideration of $560 million being offered to NBP members in the proposed transaction.

Other

Christenberry Collet is an independent investment banking firm that is regularly engaged to render financial opinions in connection with proposed transactions and acquisitions, corporate reorganizations, strategic planning, and other purposes.

The Company has paid Christenberry Collet a customary fee in connection with the services provided by Christenberry Collet under this engagement.  No portion of Christenberry Collet’s fee was contingent upon consummation of the proposed transaction or the conclusion reached by Christenberry Collet in its fairness opinion.  The Company has also agreed to reimburse Christenberry Collet for its expenses incurred in performing its services and to indemnify Christenberry Collet and its affiliates, their respective directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Christenberry Collet’s engagement and any related transactions.

Structure of the Proposed Transaction

Under the terms of the purchase agreement, at the closing each Seller will sell, assign and transfer to JBS all of the membership interests held by that member, which in the aggregate will comprise 100% of the issued and outstanding membership interests in NBP, and JBS will become the sole member of NBP.  NBP’s Limited Liability Company Agreement will be amended to reflect the sole membership of JBS and the Company will cease to be a party to that agreement.  As a result of the proposed transaction, following the closing the Company will no longer hold any ownership interest in or rights of a member of NBP and will not participate in the future earnings or growth, if any, of NBP.

Distributions to USPB’s Unitholders; Taxable Gain from the Transaction

The proposed transaction will provide the Company with cash consideration of approximately US$261.1 million, allowing the Company to utilize the cash proceeds from the proposed transaction to repay all patronage notices, which total approximately US$50.6 million. The remaining value of cash and JBS common shares represents a value of US$375 per USPB’s linked Class A and Class B units.  The Company intends to distribute approximately US$286 (before applicable tax withholding, if any) per linked Class A and Class B unit in cash and retain the JBS common shares.  Approximately 15 days after closing, the Company will mail checks to the Company’s unitholders.  Each unitholder will receive a check consisting of such unitholder’s portion of the cash distribution.  In addition, each party, including unitholders, who hold patronage notices will receive a check representing repayment from the Company of such patronage notices.

Based on preliminary estimates, and assuming for this purpose that USPB’s adjusted tax basis in its interest in NBP on the date of the proposed transaction will be approximately the same as its adjusted tax basis as of December 31, 2007, USPB estimates that it will recognize taxable gain from the proposed transaction of approximately $305 million (or approximately $415 per USPB linked Class A and Class B unit), of which up to approximately $56 million could be taxable at ordinary income rates, and that it will have a capital loss resulting from the payment of the full face amounts of all outstanding patronage notices of approximately $39 million (or approximately $54 per USPB linked Class A and Class B unit). These amounts are only estimates and are subject to change. The precise amount of taxable gain recognized by USPB as a result of the transaction, and the portion of that taxable gain that is treated as ordinary income, will not be known until, among other things, an appraisal of NBP’s assets is complete or an allocation of the purchase price among the assets of NBP is agreed to between the parties, and USPB’s adjusted tax basis in NBP and share of NBP’s liabilities at the time of the transaction have been determined. These estimates are provided only for illustration purposes and should not be relied upon.

Regulatory Approvals Required to Complete the Proposed Transaction

The proposed transaction with JBS is subject to the condition that all consents and approvals of any governmental authority required to consummate the proposed transaction shall have been obtained and remain in full force and effect and all statutory waiting period in respect thereof shall have expired or been terminated.

Hart-Scott-Rodino Act

The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, which provide that some acquisition transactions may not be completed until required information has been furnished to the FTC, the Antitrust Division of the Department of Justice, and any applicable foreign jurisdictions and until the waiting period has been terminated or has expired.  JBS and NBP intend to file the required HSR Act notifications with the Antitrust Division, the FTC and applicable foreign jurisdictions as soon as practicable following approval of the proposed transaction by the members of USPB and the shareholders of JBS, at which time the 30-day waiting period will commence (subject to the right of the Antitrust Division and the FTC to request additional information regarding the parties and the proposed transaction, which could extend the waiting period).

The parties may request early termination of the waiting period, however, there can be no assurance that such early termination will be granted and, even if granted, the termination of the HSR Act waiting period does not preclude the Antitrust Division, the FTC or others from challenging the proposed transaction on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed transaction or challenge the completed transaction. Neither NBP, the Sellers, nor JBS believes that the merger will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division, the FTC or others will not take a different position.  Failure of NBP and JBS to receive clearance under the HSR Act will result in the automatic termination of the purchase agreement will automatically terminate and, as a result, the proposed transaction will not be consummated.

Other Regulatory Filings

The parties do not believe that any other filings with any other governmental agency or regulatory authority will be required to be made prior to or as a condition of closing the proposed transaction.  JBS and NBP may, however, be required to make certain filings with foreign and domestic governmental agencies following the closing.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION

In considering the recommendations of the Company’s board of directors and NBP’s board of managers to vote in favor of the proposed transaction with JBS, as well as the recommendation of the Company’s board of directors to vote in favor of the amendment of the Company’s Limited Liability Company Agreement, you should be aware that the officers and directors of the Company and NBP may have interests in the proposed transaction that may be different from, or in addition to, the interests of the Company’s members generally.  The Company’s board of directors was aware of these interests and considered them, among other matters, when it approved the proposed transaction and the amendments to the Company’s Limited Liability Company Agreement.

Certain Employment Agreements

Steven D. Hunt, Chief Executive Officer of USPB, has an employment agreement with USPB that provides for a base salary, annual cash bonus, long-term cash bonus, and full-term cash bonus.  Mr. Hunt’s base salary is $700,000 for years ending August 31, 2007, August 31, 2008 and August 31, 2009.  The annual cash bonus is paid to Mr. Hunt if he is employed on the last day of each fiscal year during the term of his employment agreement.  The bonus is equal to 2% of the USPB Total Benefits that exceed $18,000,000. USPB Total Benefits are: (1) audited fiscal year-end USPB earnings before tax; and (2) two times the fiscal year USPB grid premiums, which is the net sum of all unitholder grid premiums and discounts calculated through the USPB grids.  If Mr. Hunt is employed on the last day of fiscal year 2009, he is eligible to be paid a long-term cash bonus.   Payment under the plan is dependent upon USPB Total Benefits, for fiscal years 2007 through 2009, exceeding certain benchmarks.  Mr. Hunt will receive 1.25% of the long-term benefits that are greater than $54 million and less than $84 million, and 0.75% of the long-term benefits that are greater than $84 million.  Mr. Hunt is also eligible to earn a full term cash bonus of $700,000, if he is employed through August 31, 2009.

The Company’s board of directors implemented a phantom stock option plan for Mr. Hunt when USPB was formed in 1997 to provide him with an incentive to create and grow share price in the new business venture.  The board established 20,000 phantom shares, representing 2.9% of the total shares outstanding, and a strike price of $55 per share, the initial offering price for the Company.  In fiscal year 2004, when the Company converted to a limited liability company, the 20,000 phantom shares converted to 20,000 phantom Class A units, with an exercise price of $55 per unit, and 20,000 phantom Class B Units, with an exercise price of $0 per unit.  The options vested over a 4 year period and are now fully vested.

USPB Management Bonus Pool

If named executive officers, other than Mr. Hunt, and the Company’s professional staff are employed on the last day of the fiscal year, such individuals are to be paid their proportionate share of the Management Bonus Pool.  The Management Bonus Pool is: (1) the audited fiscal year-end USPB earnings before tax plus current fiscal year USPB grid premiums, less (2) prior year book equity threshold, multiplied by (3) management bonus factor, multiplied by (4) the equity multiplier, which is the current fiscal year weighted average transfer price divided by the prior fiscal year weighted average transfer price.  The bonus plan payments are vested over a two-year period to provide an added incentive to remain with the Company.

Retention Program for Certain NBP Employees

NBP is instituting a retention pay program for not more than 20 certain employees of NBP pursuant to which NBP will pay such employees after the closing an aggregate amount not to exceed $6,165,000, and upon such other terms mutually acceptable to JBS and NBP.

Noncompetition Agreements

USPB

For a period of five years after the closing of the proposed transaction, or the maximum time permitted by law provided that such time does not exceed five years, USPB has agreed that it will not own or operate a cattle slaughter and processing facility in the United States.  USPB may, however, own an interest in a publicly traded company that slaughters and processes cattle so long as the ownership of the publicly traded interests does not allow the Company to materially control or influence the operations of the publicly traded company.

NBPCo Holdings, LLC

For a period of five years after the closing of the proposed transaction, or the maximum time permitted by law, NBPCo Holdings, LLC will be subject to certain restrictions involving the ownership or operation of a cattle slaughter and processing facility in the United States.

Raw Materials Supply Agreement

JBS and NBPCo will enter into a raw materials supply agreement to be signed at closing.  The terms of the raw materials supply agreement have not been disclosed to the Company as of the date of this proxy statement.

Cattle Purchase and Sale Agreement

As a condition to the proposed transaction, the Company will enter into a Cattle Purchase and Sale Agreement with NBP and Swift, a wholly owned U.S. subsidiary of JBS, pursuant to which the Company will facilitate the delivery of cattle from the Company’s unitholders and associates to NBP and Swift.  NBP and Swift, in the aggregate, will purchase on an annual basis, a base amount of 735,385 head of cattle annually, subject to an adjustment of plus or minus 15%.

The purchase price for cattle purchased by NBP and Swift will be an amount determined pursuant to NBP’s and Swift’s pricing grids for cattle to be delivered by the Company and the Company’s members, as the pricing grids may be modified or supplemented from time to time by NBP or Swift.  The pricing grids must be no less favorable to the Company and its unitholders and associates than any other pricing grid being used by NBP or Swift and must be competitive with NBP and Swift’s major competitors.  For purposes of the pricing grid, NBP and Swift will grade beef derived from cattle in accordance with standard industry practice.  NBP and Swift will pay for cattle on a finish and grade basis consistent with standard industry practice in accordance with applicable law.

The Cattle Purchase and Sale Agreement will remain in effect for a minimum of five years, unless (i) there is a material breach by any of the parties that is not cured in the applicable time period; (ii) there is a change in control and JBS (or an affiliate) is no longer the controlling owner of the processing facilities where the Company’s members deliver cattle under the Cattle Purchase and Sale Agreement, in which case the Company may terminate the Cattle Purchase and Sale Agreement; or (iii) if after the Cattle Purchase and Sale Agreement has been in effect for a minimum of five years and the Company completely divests of its ownership of JBS common shares then the Cattle Purchase and Sale Agreement shall terminate, subject to the right of the Company and JBS to continue the Cattle Purchase and Sale Agreement under mutually acceptable terms.  NBP and Swift must continue to purchase and pay for cattle that is delivered by the Company and its unitholders for six months following any termination of the Cattle Purchase and Supply Agreement.

Management Agreement

Following the closing, JBS will continue to employ Timothy M. Klein as President and Chief Operating Officer of JBS’s combined U.S. beef business (e.g., Swift & Company Beef and NBP) for a period of not less than 48 months following the closing date.

Consulting Contract

JBS and John Miller have agreed to negotiate in good-faith to establish a consulting contract upon mutually agreeable terms.  Neither JBS nor Mr. Miller are obligated to enter into a consulting contract if the terms are not agreeable.  The inability of JBS and Mr. Miller to reach an agreement will not have any impact on any other terms or conditions of the purchase agreement or the proposed transaction.

Directors of USPB

All of the Company’s directors hold linked Class A and Class B units and are also agricultural producers.  By virtue of their unitholder status and ownership of linked Class A and Class B units, each of these individuals will receive their proportionate share of the transaction consideration that will be distributed by the Company to its unitholders and will receive the benefits of delivering cattle to JBS pursuant to the terms of the Cattle Purchase and Sale Agreement, described above.  The amount and terms of the payments received by these individuals (or the entities they represent) for the delivery of cattle will be made on exactly the same basis as those received by other unitholders and associates of USPB for the delivery of their cattle.  In addition, each director who holds patronage notices will receive repayment from the Company of such patronage notices.

THE PURCHASE AGREEMENT

The following summary describes certain aspects of the purchase agreement, including material provisions of the purchase agreement.  This summary is not complete and is qualified in its entirety by reference to the purchase agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated herein by referenced.  This summary may not contain all of the information about the proposed transaction that is important to you. Members should read the purchase agreement in its entirety.

The purchase agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Proposed Transaction; Purchase Price

Generally

NBP and its members, including the Company, entered into a Membership Interest Purchase Agreement with JBS dated February 29, 2008 (the “purchase agreement”), pursuant to which JBS will purchase from NBP’s members (each member is referred to herein as a “Seller” and, collectively, the “Sellers”) all of the issued and outstanding membership interests in NBP.  The purchase price to be paid to each of the Sellers by JBS for the NBP membership interests is based on an aggregate value of US$560,000,000 for all of the issued and outstanding membership interests of NBP.  Each Seller will be entitled to his or its proportionate share of the aggregate value based upon the percentage membership interest and priority rights that such Seller is selling to JBS.

Under the terms of the purchase agreement, at the closing the Sellers will transfer and sell to JBS all of their membership interests in NBP.  Certain of the Sellers will receive their portion of the purchase price in the form of a cash payment, and certain of the Sellers will receive their portion of the purchase price in a combination of a cash payment equal to 80% of their purchase price and JBS common shares having an aggregate value equal to 20% of the purchase price.

If the transaction closes, the Company expects that it will receive US$261,128,788 in cash and US$65,282,197 in JBS common shares for its entire membership interest in NBP.  The Company intends to distribute the cash payment and the proceeds from the sale of the JBS common shares to the Company’s existing unitholders as described under “The Proposed Transaction – Distributions to USPB’s Unitholders.”

Purchase Price

The cash portion of the purchase price to be paid by JBS to the Company is US$261,128,788.

The aggregate value of JBS common shares to be issued to the Company at closing is US$65,282,197.  The number of JBS common shares that will be issued to the Company will be calculated by dividing the aggregate value of US$65,282,197 by the volume weighted average of the closing per share price of the JBS common shares at the end of each trading day on BOVESPA for the 20 most recent trading days prior to the closing with the share price each trading day, before averaging, adjusted to U.S. Dollars by the United States – Brazil currency exchange rate, as quoted by the average buy/sell rate for Dollars/Reais published by the Central Bank of Brazil on its SISBACEN under PTAX Exchange 800 the same day closest to the end of the trading day.

Indemnification of JBS

Indemnification for Breach of NBP Representation or Warranty

Under the purchase agreement, the Sellers agree to indemnify JBS from and against any and all losses that JBS incurs by reason of or arising out of or in connection with any material breach or inaccuracy of any representation or warranty of NBP in the purchase agreement, provided, that the Sellers shall only have an obligation to indemnify JBS if (i) such material breach or inaccuracy of the representation or warranty was the result of misstatements or omissions for which NBP had knowledge that the representation or warranty contained misstatements or omissions as of the date made, (ii) such breach or inaccuracy of the representation or warranty was the result of negligent misstatements or omissions, which were not subsequently corrected or rendered accurate through disclosure or schedules provided to JBS under the purchase agreement prior to the closing time, (iii) JBS did not become aware of the breach or inaccuracy until after the closing date, and (iv) such representations or warranties gave rise to “material losses.”   In general, material losses are defined as losses, damages, costs, expenses and fees that JBS incurs in investigating, defending or prosecuting any claim, which, in the aggregate, exceed $5 million.

Indemnification for Breach of Seller Representation or Warranty

Under the purchase agreement, each Seller agrees to indemnify JBS from and against any and all losses that JBS incurs by reason of or arising out of or in connection with any material breach or inaccuracy of any representation or warranty of such Seller in the purchase agreement, provided, that each Seller shall only have an obligation to indemnify JBS if (i) such material breach or inaccuracy of the Seller’s representation or warranty was the result of negligent misstatements or omissions on the part of the Seller, and (ii) JBS did not become aware of the breach or inaccuracy of the representation or warranty until after the closing date.

Limitations on Indemnification for Breach of NBP Representation or Warranty

The maximum aggregate liability of the Sellers under the indemnification provision for breach of an NBP representation or warranty is limited to US$100 million, provided, that any representation, warranty or schedule that is a misrepresentation or omission by NBP constituting actual and knowing fraud by NBP in the context in which was given shall not be subject to any limitation on liability. A claim for a breach of any NBP representation or warranty must be submitted within two years after the closing date.  A claim for a breach of any Seller representation or warranty must be submitted within 180 days after the closing date.

Sellers’ Obligations

The obligations of the Sellers under the indemnification provision for breach of an NBP representation or warranty is several and not joint, with the maximum amount of each Seller’s obligation limited to such Seller’s portion of the total amount payable to JBS.  As disclosed above, a Seller’s liability for breach of such Seller’s representation or warranty is unlimited.

Indemnification of NBP’s Officers, Directors, Employees and Agents

JBS agrees that, from and after the closing of the proposed transaction, JBS and NBP will jointly and severally indemnify (including the advancement of certain fees and expenses), defend and hold harmless each person who is currently, or has been at any time or who becomes prior to the closing, a director, manager, officer, employee, member, or agent of NBP or any of its subsidiaries against all losses, claims, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement, arising out of or relating to acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the closing of the proposed transaction, in each case to the fullest extent permitted under applicable laws and, in the case of NBP, under the terms of NBP’s Certificate of Formation and Limited Liability Company Agreement in effect as of the date of the purchase agreement.  Neither JBS, NBP, nor any of their successors in interest will be permitted to amend any of their respective governing documents so as to modify the indemnification or exculpation provisions therein in a manner inconsistent with the foregoing indemnification obligation or otherwise adverse to the parties entitled to such indemnification.

JBS also agrees that it will cause NBP to maintain in effect, for a period of three years after the closing of the proposed transaction, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NBP and its subsidiaries with respect to claims arising from facts or events which occurred at or before the closing.

Additionally, the purchase agreement provides that any and all rights to indemnification and/or advancement of expenses contained in any agreement with any of NBP’s directors, managers, officers, employees, members or agents that is in effect on the date of the purchase agreement with respect to matters occurring on or prior to the closing (including the contemplated transactions) will survive the closing and continue in full force and effect.

Representations and Warranties of the Parties

The purchase agreement contains customary representations and warranties of NBP and JBS relating to their respective businesses, as well as representations and warranties of each of the Sellers, separately, pertaining to their respective rights and authority to enter into the purchase agreement.  The representations and warranties of each of NBP and the Sellers, on the one hand, and JBS, on the other, have been made solely for the benefit of the other party(ies) and are not to be relied upon by any other person.  In addition, such representations and warranties: (i) in some cases, have been qualified or modified by information set forth in the confidential disclosure schedules exchanged by the parties in connection with the execution of the purchase agreement or are subject to materiality standards that may be different from what you may consider to be material; and (ii) were made as of the date of the purchase agreement and, subject to supplementation and delivery to JBS by NBP of any changes, as of the closing of the proposed transaction, except as specifically noted otherwise.

Each of NBP and JBS has made representations and warranties to one another regarding, among other things:

•                  corporate matters, including due organization, qualification and good standing;

•                  power and authority to execute and deliver the purchase agreement and the absence of conflicts with, or violations of, organization documents or other obligations as a result of the proposed transaction;

•                  governmental filings and consents necessary to complete the proposed transaction; and

•                  absence of material legal proceedings against such party.

In addition to the above, NBP has made other representations and warranties to JBS regarding, among other things:

•                  capital structure of NBP and its subsidiaries;

•                  delivery and accuracy of financial statements, including no unreported material liabilities;

•                  absence of certain changes or events;

•                  validity and full force and effect of material contracts and commitments;

•                  intellectual property rights;

•                  employee benefit plans;

•                  compliance with applicable laws;

•                  environmental compliance and reports;

•                  employee and labor matters;

•                  no liability for broker’s fees payable in connection with the proposed transaction; and

•                  matters such as title to real and personal property, payment of taxes and related regulatory compliance.

JBS has also made additional representations and warranties to NBP regarding, among other things:

•                  financial ability to consummate the transactions contemplated by the purchase agreement;

•                  JBS’s capital stock, including that upon issuance to the Sellers (as applicable), it will be validly issued, non-assessable and fully registered for transfer under the securities laws of Brazil; and

•                  no knowledge of misrepresentation or omission relating to the representations and warranties in or disclosure schedules incorporated into the purchase agreement.

Each of the Sellers, severally and not jointly, have made representations and warranties to JBS concerning, among other things:

•                  authority to enter into the purchase agreement and consummate the transactions contemplated thereby;

•                  the lack of conflicts with other agreements to which such Seller is a party; and

•                  the binding nature and enforceability of the purchase agreement against such Seller.

In addition, the Company also represented and warranted to JBS that it will seek the approval of the purchase agreement from its members in accordance with the conditions set forth in the purchase agreement.

Survival of Representations and Warranties

The representations, warranties and covenants made by Sellers under the purchase agreement are made as of the date of the purchase agreement and as of the closing and will terminate 180 days after the closing date or upon termination of the purchase agreement, as described below under the section titled “Termination of the Purchase Agreement.”

The representations, warranties and covenants made by NBP under the purchase agreement are as of the date of execution of the purchase agreement and, subject to update and supplementation, as of the closing, except as specifically noted otherwise and will terminate two years after the closing date or upon termination of the purchase agreement, as described below under the section titled Termination of the Purchase Agreement.

The foregoing notwithstanding, the limitations on the survival of the Sellers’ and NBP’s  representations, warranties and covenants shall not limit any covenant or agreement that contemplates performance or creates rights or remedies after the closing or the termination of this Agreement.

Covenants of the Parties

Conduct of NBP’s Business Pending the Close of the Transaction

Under the purchase agreement, NBP has undertaken customary covenants that place restrictions on it and its subsidiaries until the closing of the proposed transaction.  In general, NBP has agreed that it will conduct its business in the ordinary course and use commercially reasonable efforts to maintain its and its subsidiaries’ material assets.  NBP has further agreed that, with certain exceptions, it will not and will not permit its subsidiaries to, among other things, undertake the following actions outside of the ordinary course of business:

•                  materially modify, materially amend, terminate or fail to use its commercially reasonable efforts to renew any material contract, or waive, release or assign any material rights or material claims thereunder;

•                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NBP or any of its material subsidiaries;

•                  make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to persons providing management services, or enter into, adopt, amend or terminate any employment, severance, consulting or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons;

•                  voluntarily mortgage, pledge or subject to any material lien any of its material assets;

•                  with certain exceptions, pay any pension or retirement allowance to any officer, director, employee of NBP or any of its subsidiaries, or pay, offer to pay or agree to pay or make any arrangement for payment to any officers, directors or employees of NBP or any of its subsidiaries of any amount relating to unused vacation days;

•                  transfer, grant or modify any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any United States or foreign license of any intellectual property, or modify any existing rights with respect thereto;

•                  except as required by GAAP, change any of the accounting principles or practices used by NBP or any of its subsidiaries;

•                  materially change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing, payment terms, cash collections, cash payments, or terms with vendors;

•                  pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise);

•                  make any distributions to its members, other than distributions provided for in Section 5.2.1 (Tax Distributions) and Section 5.2.2 (Priority Return Distributions) of the NBP Limited Liability Company Agreement consistent with past practices of NBP and permitted under the credit agreement, provided, however (i) at the closing time NBP members shall have reimbursed NBP so that for tax distributions after distributions to Class A unitholders, the NBP tax distribution to its members does not exceed 42% of the NBP taxable income reported on the tax returns for the applicable reporting period and (ii) at the closing time NBP members shall have reimbursed NBP for the distributions made to members for the first and second calendar quarters for the current fiscal year under Section 5.2.2 (Priority Return Distributions) of the NBP Limited Liability Company Agreement which were made prior to the closing time;

•                  except for the issuance of member interests issuable upon the exercise of any options and/or as required by the terms of any contracts or agreements between NBP or any of its subsidiaries and an employee (i) issue, sell, pledge, dispose of, encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any member interests of any class or any securities convertible into or exercisable or exchangeable for member interests of any class (except for pledges of capital stock or securities under the Credit Agreement and other than the issuance of certificates in replacement of lost certificate) or (ii) adjust or reclassify any of its equity securities or issue new equity securities, provided that NBP may issue to John Miller and Timothy Klein in advance of the closing the NBP membership interests provided in their deferred compensation agreements;

•                  change or amend its charter documents, certificate of formation, operating agreement, constitution, bylaws or other similar governing documents; provided that NBP shall amend its Limited Liability Company Agreement by the adoption of the Amended and Restated Limited Liability Company Agreement, substantially in the form attached hereto as Appendix C;

•                  incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or make any loans, advances or capital contributions to, or investments in, any person;

•                  make any settlement of or compromise any material tax liability or change in any material respect any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting; or

•                  authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation of Alternative Transactions

The purchase agreement provides that neither any Seller, nor NBP or its subsidiaries will solicit, initiate or encourage the making of any proposal relating to the acquisition of all or substantially all of NBP’s membership interest or the assets of NBP or its subsidiaries.  The purchase agreement also provides that neither any Seller nor NBP shall authorize any investment bankers, consultants or other advisors to any Seller, NBP or subsidiaries of NBP to solicit, initiate, or encourage the making of any proposal described above.  Further, the Company agrees that its board of directors will not withdraw or modify in any manner adverse to JBS its recommendation or declaration of advisability the approval of the purchase agreement or recommend, adopt or approve any other acquisition proposal that NBP or the Sellers receive.  However, if the Sellers or NBP receive a bona fide acquisition proposal prior to the Closing date and the Company’s board of directors determines in good faith that the terms and conditions of such proposal are or are reasonably likely to be more favorable than the terms of the purchase agreement, then, after notifying JBS of the material conditions of the proposal and giving JBS an opportunity to make a new and binding offer in response, Sellers and NBP may:

•                  furnish information about NBP and the Sellers to the party making the acquisition proposal; and

•                  participate in discussions or negotiations with such party.

In addition, the Company’s board of directors may:

•                  withdraw or modify its recommendation of the purchase agreement and cancel or postpone any meeting of the Company’s members if it determines in good faith, after consultation with legal counsel, that it is advisable to do so to comply with its duties to the members under applicable law, and

•                  recommend to the rest of the Sellers to terminate the purchase agreement, subject to payment of the Fiduciary Termination Fee.

Access to NBP Information

NBP and its subsidiaries will allow JBS and its authorized representatives access to information about NBP and its subsidiaries from the date of the purchase agreement up to and until the date of the closing or until termination of the purchase agreement; provided, however, that neither NBP nor its subsidiaries will be required to provide JBS or its representatives with access to information that is competitively sensitive or otherwise prohibited by law or contract.

Governmental Consents; Antitrust Laws

Promptly following execution of the purchase agreement, the parties agree to file with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the proposed transaction.

The parties agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the proposed transaction as promptly as practicable, including that none of the Sellers, NBP nor JBS shall take any action after the date of the purchase agreement to materially delay the obtaining of, or result in not obtaining, any consent from any governmental entity necessary to be obtained prior to the closing.

JBS further agrees that, except as to certain actions permitted under the purchase agreement, from the date of the purchase agreement through the date clearance is obtained or the date of termination of the required waiting period under the HSR Act and the antitrust laws of any applicable foreign jurisdictions, respectively, JBS and its affiliates will not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable antitrust laws.

USPB Member Approval

Within 30 days after the execution of the purchase agreement, the Company agrees to take all action necessary to properly call, give notice of, and convene a special meeting of its members seeking the approval and adoption of the purchase agreement and proposed transaction.  Subject to the observation of the fiduciary duties of the Company’s board of directors to the members, the board of directors shall recommend that the Company’s members approve and adopt the purchase agreement and approve the proposed transaction.

JBS Shareholder Approval

Within 30 days after the execution of the purchase agreement, JBS agrees to take all action necessary to properly call, give notice of, and convene a meeting of its shareholders seeking the approval and adoption of the purchase agreement and proposed transaction.  The board of directors of JBS shall recommend that its shareholders approve and adopt the purchase agreement and approve the proposed transaction.

Creation of JBS Advisory Board

JBS agrees to establish an advisory board to consult with and advise the management of JBS’s U.S. beef processing operations on matters pertaining to cattle procurement, processing operations and strategy.  The advisory board will include one member representing USPB so long as USPB owns interests in NBP, its successors or JBS.  The advisory board shall meet at least once per quarter and more frequently to the extent appropriate.

Trading of JBS Common Shares

JBS agrees that JBS or JBS’s related family owners holding JBS common shares (all such persons and entities referred to as “JBS Stockholders”) will not buy or sell JBS common shares in the 30 day period prior to the closing.  Should any JBS Stockholders trade JBS common shares in the 30 day period prior to closing, JBS shall immediately, but not later than 24 hours after the close of the trading day, report the trades to Sellers in writing.

Conditions to the Proposed Transaction

Under the purchase agreement, the obligations of the Sellers and JBS to complete the proposed transaction are subject to satisfaction of a variety of conditions.  While some of the conditions are mutual, many apply only with respect to either JBS or the Sellers.

Conditions to the Obligations of All Parties

The obligations of all parties to complete the proposed transaction are subject to the satisfaction or waiver of the following conditions:

•                  the waiting period applicable to the transaction under the HSR Act have been terminated or have expired, and all consents, approvals, permits, authorizations and waiting periods have been obtained or expired, as the case may be;

•                  no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the proposed transaction shall be in effect; and

•                  no action shall have been taken nor any statute, rule or regulation shall have been enacted or promulgated by any United States governmental entity that prohibits consummation of proposed transaction or any of the transactions contemplated thereby.

Conditions to the Sellers’ Obligations

The obligations of the Sellers to complete the proposed transaction are subject to the satisfaction or waiver of the following conditions:

•                  each of the representations and warranties of JBS set forth in the purchase agreement shall be true and correct in all material respects both as of the date of the purchase agreement and as of the closing date (other than such representations and warranties that are made as of another date, which shall be so true and correct as of that date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties materially adversely affect the ability of JBS to timely consummate the proposed transaction;

•                  JBS shall have performed or complied in all material respects with all obligations and covenants required under the purchase agreement and the related transaction documents at or prior to the closing date;

•                  all required documents, instruments, certificates or other items, including the payments to be made at closing, shall have been delivered unless otherwise waived by the Sellers; and

•                  the transactions contemplated by the purchase agreement have been approved by the members of the Company.

Conditions to JBS’s Obligations

JBS’s obligations to complete the proposed transaction are subject to the satisfaction or waiver of the following conditions:

•                  each of the representations and warranties of NBP set forth in the purchase agreement shall be true and correct in all material respects both as of the date of the purchase agreement and as of the closing date after giving effect to any updates provided by NBP in the confidential disclosure schedules (other than such representations and warranties that are made as of another date, which shall be true and correct as of that date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would have a material adverse effect or change, as of the time made, in the business, operations or financial condition of NBP or its subsidiaries;

•                  NBP shall have performed or complied in all material respects with all covenants related to (i) the conduct of its business, (ii) providing JBS with access to information and (iii) providing notice to JBS of certain matters required under the purchase agreement at or prior to the closing date;

•                  each Seller shall have delivered to JBS a duly executed and acknowledged certificate, in compliance with the Internal Revenue Code and Treasury Regulations, certifying such facts as to establish that such Seller’s sale of its membership interests in NBP are exempt from withholding pursuant to Section 1445 of the Internal Revenue Code;

•                  all required documents, instruments, certificates or other items, including the payments to be made at closing, shall have been delivered unless otherwise waived by the appropriate party(ies);

•                  the proposed transaction shall have been approved by JBS’s Shareholders Assembly; and

•                  each Seller shall have executed an assignment of their applicable membership interests in NBP in favor of JBS.

Termination of the Purchase Agreement

Either the Sellers or JBS may terminate the purchase agreement if:

•                  they mutually consent in writing to terminate the purchase agreement at any time prior to the completion of the proposed transaction;

•                  the other party fails to obtain the approval of its shareholders or members, as applicable, within 30 days of the date of execution of the purchase agreement;

•                  a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, or there shall be any statute, rule or regulation enacted or promulgated by any governmental entity, which prohibits the consummation of the proposed transaction; or

•                  the closing has not occurred on or before the date 360 days after the date the purchase agreement is executed, unless that date is extended by NBP in its sole discretion.

JBS may terminate the purchase agreement if:

•                  there has been any breach by NBP or Sellers of any covenant or agreement set forth in the purchase agreement, which (i)  would give rise to the failure of a condition to the closing in the favor of JBS, and (ii) cannot be cured by NBP or Sellers, or has not been cured by NBP or Sellers, within 20 days following receipt of written notice of such breach (provided, that this termination right will not be available to JBS if JBS is also in breach of certain of its representations and warranties which breach constitutes a failure to meet the Seller’s conditions to closing);

•                  there is a false representation or warranty given by NBP, in which the difference at the time the representation was given between a true representation and warranty and the false representation and warranty would be have a material adverse effect; or

•                  after the execution of the purchase agreement but before the closing, an act of God occurs that has a material adverse effect on NBP or its subsidiaries and is not fully covered by insurance and indemnified by insurance subject to customary deductibles, for which NBP or its subsidiaries are the covered beneficiaries.

The Sellers may terminate the purchase agreement if:

•                  there shall have been any breach by JBS which breach would (i) give rise to the failure of a condition to the closing, and (ii) cannot be cured by JBS, or has not been cured by JBS, within 20 days following receipt of JBS of such breach (provided, that this termination right will not be available to Sellers if the Sellers are also in breach of certain of their representations and warranties which constitutes a failure to meet JBS’s conditions to closing);

•                  JBS has not delivered to Sellers by March 31, 2008, a written confirmation representing that JBS has the financing and approvals to pay to the Sellers the JBS common shares and cash payable at closing; or

•                  NBP or any of the Sellers receive a bona fide acquisition proposal that the Company’s board of directors determines, in accordance with the purchase agreement, to contain terms and conditions that are more favorable than those contained in the purchase agreement, then the Sellers may terminate the purchase agreement at any time before the closing if certain conditions are met, including the notification of JBS of such proposal after which JBS does not make a competing proposal within 30 business days.

Effect of Termination

In the event of the termination of the purchase agreement by either JBS or the Sellers, the purchase agreement becomes void and of no further force or effect with no liability or obligation hereunder on the part of any of the parties or their respective Affiliates, officers, directors, employees or stockholders, except that:

•                  the provisions relating to, among other things, the termination of the purchase agreement, the Sellers’ indemnification of JBS for certain losses incurred in connection with the purchase agreement, and the survival of certain representations and warranties will each survive the termination; and

•                  except for JBS’s failure to provide the financing representation and the corresponding termination fee, in which case other than the payment of certain other fees and expenses set forth in the purchase agreement, the liability of any party for its willful breach of any of its covenants or agreements prior to the termination of the purchase agreement shall survive the termination and the non-breaching party shall be entitled to pursue any and all legally available remedies and to seek the recovery of all losses, liabilities, damages, costs and expenses of every kind and nature including reasonable attorneys’ fees.

Termination Fees

Fees to be paid by JBS

If (i) the closing does not occur and the purchase agreement is terminated, (ii) JBS fails to provide to Sellers the financing representation by March 31, 2008 (unless a later date is agreed to by the Sellers), or (iii) JBS provides the financing representation to the Sellers and then does not have adequate financing to pay the amounts due the Sellers at closing, then JBS shall pay or cause to be paid to NBP, within 60 business days after an occurrence of an event described in (i), (ii) or (iii) above, a cash amount equal to US$25,000,000 plus certain costs of NBP and Sellers incurred in the United States related to the negotiation and implementation of the transactions under the purchase agreement including costs of legal counsel, consultants, advisors, the electronic NBP data room, due diligence, and printing (the “termination fee”).  However, the termination fee shall not be payable by JBS in the event that:

•                  the purchase agreement is terminated by mutual agreement of the parties or by JBS pursuant to its termination rights set forth in the purchase agreement;

•                  the Company’s members fail to approve the purchase agreement within 30 days after the execution of the purchase agreement;

•                  the shareholders of JBS fail to approve the purchase agreement within 30 days after the execution of the purchase agreement;

•                  the FTC or the Department of Justice unconditionally disapprove the proposed transaction and there is no possible appeal or remedy available to JBS to address the objections or concerns of those agencies;

•                  the Sellers terminate the purchase agreement after acceptance of a superior acquisition proposal; or

•                  an act of God, such as a tornado, earthquake or other natural disaster caused exclusively by nature, occurs and has a material adverse effect on NBP and its subsidiaries that is not fully covered and indemnified by insurance and, as a result, JBS terminates the purchase agreement.

Fees to Be Paid by NBP and the Sellers

If NBP or the Sellers terminate the purchase agreement after receiving and accepting an superior acquisition proposal, then the Sellers shall cause NBP to pay to JBS, within 60 days of such termination, the sum of US$25,000,000, plus all costs of JBS incurred in the United States related to the negotiation and implementation of the transactions under the purchase agreement including costs of legal counsel, consultants, advisors and printing.

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INFORMATION ABOUT USPB AND NBP

Description of USPB’s Business

General

The Company originally was organized in July 1996 as a Kansas cooperative by a steering committee of cattle producers.  The Company’s goal is to provide market access and improve the marketing and processing of beef products requiring higher quality cattle for wholesale and retail customers and consumers while providing higher returns to cattle producers.  The Company operates an integrated cattle processing and beef marketing enterprise where consumer and processor demands and requirements are implemented through changes in genetics, feeding and management.  The Company’s unitholders benefit from the Company’s supplier alliance with National Beef Packing Company, LLC through (i) premiums received in excess of cash market prices for higher quality cattle, (ii) allocations of profits and potential distributions, (iii) potential unit price appreciation, and (iv) information that permits unitholders to make informed production decisions.

On June 12, 2003, the Company entered into an agreement with Farmland Industries, Inc. (“Farmland”) to acquire all of the partnership interests in Farmland National Beef Packing Company (“FNB”) held by Farmland.  The Company formed NB Acquisition, LLC (“NB Acquisition”) to consummate the acquisition. To finance the acquisition, the Company, NBPCo Holdings, LLC (“NBPCo Holdings”) and certain members of FNB’s management team purchased equity in NB Acquisition for $46.0 million in cash.  FNB issued $160.0 million of Senior Notes (“Senior Notes”), amended its credit facility and transferred a portion of the proceeds of the offering of the Senior Notes and borrowings under its amended credit facility to NB Acquisition.  Subsequently, NB Acquisition merged into FNB, and FNB then converted into a limited liability company under Delaware law and became known as National Beef Packing Company, LLC.  These transactions (the “Acquisition”) closed on August 6, 2003.

Effective August 29, 2004, the cooperative restructured into a Delaware limited liability company (the “Conversion”). As a result, the business of the cooperative is being continued in the limited liability company (“LLC”) form of business organization.

On June 1, 2006, the Company’s majority owned subsidiary, NBP, completed the acquisition of substantially all of the assets of Brawley Beef, LLC (“Brawley Beef”). Brawley Beef was an alliance of cattle producers in Arizona and California who supplied its beef processing facility in Brawley, California.

The Company, NBPCo Holdings and NBP management each hold Class A and Class B interests in NBP. In addition, members of NBP management will be issued a fixed number of additional Class A and Class C interests in NBP in lieu of cash payments owed under existing employment arrangements. The Company holds approximately 54.8% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $94.7 million, NBPCo Holdings owns approximately 19.5% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $31.5 million, and members of NBP management own approximately 25.7% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $1.5 million. After the earlier of the occurrence of specified major liquidity transaction, change of control or in August 2008, certain members of NBP management will be issued a fixed number of additional Class A interests with an aggregate face amount of approximately $9.1 million and Class C interests with an aggregate face amount of approximately $0.9 million in lieu of cash payments owed under prior or existing employment arrangements pursuant to deferred compensation agreements entered into in connection with ownership changes that occurred on August 6, 2003.

Products and Production

The Company provides an integrated cattle production, processing and marketing system for the benefit of its unitholders and associates. As the basis of that system, the Company’s unitholders have a guaranteed right plus an obligation (on a one head per Class A unit per year basis) to deliver cattle to the Company, pursuant to the Uniform Cattle Delivery and Marketing Agreement (see “Cattle Delivery Arrangements”). Cattle delivered to the Company are then delivered to NBP for processing and subsequent product distribution and marketing. Shortly after the cattle are processed, cattle suppliers receive, at no extra charge, individual animal carcass data previously considered proprietary by many processors. This carcass data assists producers in refining production methodologies, thereby improving the product quality and subsequently enhancing the return to the producer.

We believe the primary advantage of the Company’s ownership in NBP centers around the Company’s ability to provide NBP with a consistent supply of quality beef from a verified source, allowing NBP to target higher margin value-added markets. Consumers have historically demonstrated their willingness and desire to buy branded products that offer better value in other consumer product markets, with the Certified Angus Beef® product line being an example in the beef industry.

Cattle Producers’ Uniform Cattle Delivery and Marketing Agreements

The Company facilitates the delivery of cattle from its unitholders and associates to NBP. Under the cooperative structure, each share of common stock held by a shareholder entitled and obligated that shareholder to deliver one head of cattle per year to the cooperative. Each shareholder was required to enter into a Uniform Delivery and Marketing Agreement with the cooperative whereby the shareholder was committed to supply a designated number of cattle on an annual basis to be delivered during the delivery periods set forth in the delivery agreement. In the LLC structure, each Class A unit held by a unitholder entitles and obligates that unitholder to deliver one head of cattle per year to the Company.  The initial delivery agreement was for a term of 10 years, with the term of the cooperative’s agreements continuing following the Conversion. Subsequent renewals of the delivery agreement are for a term of five years with an evergreen renewal provision. These arrangements are described in greater detail in the section below entitled “Cattle Delivery Arrangements.”

Company Background

The Company was originally organized as a tax exempt cooperative within the meaning of Section 521(b)(l) of the Internal Revenue Code. The cooperative began operations on December 1, 1997, when the cooperative acquired its initial interest in Farmland National Beef, now known as National Beef Packing Company, LLC. In connection with the cooperative’s purchase of its interest in Farmland National Beef, the cooperative owned the right and was subject to the obligation to deliver cattle annually to NBP relative to: (i) the Company’s ownership in NBP and (ii) the number of cattle processed annually by NBP.  That arrangement continues following the Conversion.  Under that arrangement, the Company has delivered nearly 6.2 million head of cattle to NBP for processing since it commenced deliveries.

On August 6, 2003, the Company became the majority owner in NBP.

On August 18, 2004, the shareholders of U.S. Premium Beef, Ltd. approved the Conversion of the cooperative into a Delaware LLC.  Under the new ownership structure, each share of common stock of the cooperative was converted to one Class A unit and one Class B unit.  Immediately following the Conversion, there were a total of  691,845 Class A units and 691,845 Class B units.  For a period to be determined by the board of directors, each Class A unit will be linked to its corresponding Class B unit and each pair of linked units must, if transferred, be transferred together.  Patronage Refunds for Reinvestment in the cooperative were carried over at their face amount into the LLC as patronage notices.

On June 1, 2006, the Company’s majority owned subsidiary, NBP, completed the acquisition of substantially all of the assets of Brawley Beef.  As a result of the acquisition, the Company issued 44,160 new Class A units and 44,160 new Class B units to Brawley Beef in exchange for 44,160 limited partnership units in National Beef California (NBC), a subsidiary of NBP.  The Company then exchanged the limited partnership units with NBP for a higher ownership percentage in NBP.  After the acquisition, Brawley Beef, LLC changed its name to Desert Beef, LLC.

Holders of the Company’s Class A units are entitled to a pro rata share of 33% of the profits and losses; to receive distributions of the Company’s net cash flow when declared by the board of directors; to participate in the distribution of the Company’s assets if it dissolves or liquidates after payment of the patronage notices, and to vote on matters submitted to a vote of the Company’s unitholders.  Holders of the Company Class A units are committed under Uniform Cattle Delivery and Marketing Agreements to deliver one head of cattle to the Company annually for each unit held.

Holders of the Company Class B units are entitled to a pro rata share of 67% of the profits and losses; to receive distributions of the Company’s net cash flow when declared by the board of directors; to participate in the distribution of the Company’s assets if it dissolves or liquidates after the payment of the patronage notices, and to vote on matters submitted to a vote of the Company’s unitholders.  Holders of the Company Class B units have no cattle delivery commitment.

Patronage notices do not constitute units or membership interests in the Company, and holders will not be unitholders or associates of the Company by virtue of holding patronage notices.  As was the case in the cooperative, patronage notices will be paid by the Company at such time and in such amounts as may be determined by the board of directors in its sole and absolute discretion.  Upon liquidation, holders of patronage notices will be paid before holders of Class A units and Class B units.  Patronage notices carry no other or additional rights.

Employees

The Company has nine employees.  The Company’s governance and strategic oversight responsibilities with NBP and the complexity of the Company’s obligations under its various contracts with NBP require the Company to retain the services of key senior management personnel with the experience, skill and expertise necessary to manage an enterprise competitive with other sophisticated participants in the beef and meat industries. Each employee is compensated through the payment of a base salary with management being eligible for incentive and discretionary bonuses. In addition, each employee is eligible to participate in benefits programs maintained by the Company. These programs include group medical insurance, accidental death and dismemberment insurance and similar programs.

The Company’s employees are not unionized and the Company believes that its relationship with its employees is good.

Governmental Regulation and Environmental Matters

The Company is subject to federal and state regulations relating to grading of animals, quality control, labeling, sanitary control and waste disposal. However, as many of the Company’s operational activities are conducted through its majority-owned subsidiary, NBP, and as the Company does not directly operate any processing facilities itself, the significant efforts with respect to governmental and environmental regulation are conducted by NBP.  See “Description of NBP’s Business –  Government Regulation and Environmental Matters.”

Sales, Marketing and Customers

The Company’s sole customer is its majority-owned subsidiary, NBP. The ultimate customers of and the market for the products resulting from the processing of cattle supplied by the Company’s unitholders and associates are described in “Description of NBP’s Business – General.”

Beef Industry, Markets and Competition

As indicated above, the Company’s business activities are focused on facilitating the delivery of cattle produced by its unitholders and associates to the Company’s majority-owned subsidiary, NBP. Information regarding the beef industry, the market for beef and beef products and competition within the beef industry are described in “Description of NBP’s Business – Industry Overview.”

Intellectual Property

The Company owns little intellectual property because the Company’s sales are transacted through NBP. However, the Company maintains a trademark on a U.S. Premium Beef logo that it uses periodically on certain, selected products.

Research and Development

The Company does not conduct any research and development activities independent of the activities of NBP.

Cattle Delivery Arrangements

The Company facilitates the delivery of cattle from its unitholders and associates to NBP. Under the cooperative structure, each share of common stock held by a shareholder entitled and obligated that shareholder to deliver one head of cattle per year to the cooperative. Each shareholder was required to enter into a Uniform Delivery and Marketing Agreement with the cooperative whereby the shareholder was committed to supply a designated number of cattle on an annual basis to be delivered during the delivery periods set forth in the delivery agreement.  In the limited liability company structure, following the conversion from a cooperative, each Class A unit held by a unitholder entitles and obligates that unitholder to deliver one head of cattle per year to the Company.  The initial delivery agreement was for a term of 10 years, with the term of the cooperative’s agreements continuing following the conversion. Subsequent renewals of the delivery agreement are for a term of 5 years with an evergreen renewal provision.

Cattle delivered to the Company by its unitholders and associates are delivered by the Company to NBP for processing (with the effect that NBP is the Company’s sole customer). The resulting beef and beef products are marketed by NBP. Each unitholder or associate is paid for the cattle delivered to the Company based on a market-based purchase price that is subject to the agreements between the Company and NBP.

Pursuant to the Uniform Cattle Delivery and Marketing Agreement, payment for cattle is based on the individual carcass quality of cattle delivered to the Company. In addition to the payments described in this section, the cooperative paid patronage dividends from its taxable income, in accordance with its bylaws. Such patronage dividends were based on the cooperative’s taxable income and were distributed to the cooperative’s shareholders and associate members in proportion to the number of cattle delivered to the cooperative by its shareholders and associate members. As a result, the patronage dividends received by the cooperative’s shareholders and associate members reflected the benefits and profits, if any, obtained from value-added marketing of the beef and beef products created from the cattle delivered to the cooperative for processing. As a limited liability company, allocations of profits and losses and potential distributions are not tied to cattle delivery, but rather to the number of units held and the respective rights of the Class A and Class B units.

Description of NBP’s Business

General

NBP is the fourth largest beef processing company in the United States, accounting for 14.3% of the United States fed cattle processed in its fiscal year 2007.  NBP processes, packages and delivers fresh beef for sale to customers in the United States and international markets. NBP’s products include boxed beef and beef by-products, such as hides and offal. In addition, NBP sells value-added beef products including branded boxed beef, case-ready beef, chilled and frozen export beef, and portion control beef. NBP markets products to retailers, distributors, food service providers and the United States military. NBP has the ability to process approximately 14,000 head per day in its beef processing facilities and generated approximately $5.6 billion in total net sales during fiscal year 2007.  NBP’s relationship with the Company facilitates a vertically integrated business model and provides NBP with a portion of the high-quality cattle used in its boxed beef and value-added products.

Steven D. Hunt, one of NBP’s three managers and the Chief Executive Officer of the Company, has over 26 years of experience in the beef industry. Mr. Hunt has been an integral member of NBP’s team and has helped to provide a supply of high-quality cattle.

 On June 12, 2003, the Company entered into an agreement with Farmland Industries, Inc. (Farmland) to acquire all of the partnership interests in FNB held by Farmland.  The Company formed NB Acquisition, LLC (NB Acquisition) to consummate the acquisition. To finance the acquisition, the Company, NBPCo Holdings, LLC (NBPCo Holdings) and certain members of NBP management team purchased equity in NB Acquisition for $46.0 million in cash.  FNB issued $160.0 million of Senior Notes (Senior Notes), amended its credit facility and transferred a portion of the proceeds of the offering of the Senior Notes and borrowings under its amended credit facility to NB Acquisition.

Subsequently, NB Acquisition merged into FNB, and FNB then converted into a limited liability company under Delaware law and became known as National Beef Packing Company, LLC.  These transactions closed on

August 6, 2003.  NBP continues to hold all of the same assets it held before the consummation of the transactions, including equity in its subsidiaries.

Industry Overview

Beef products represent the largest segment of the U.S. meat industry based on retail sales, and the United States is the largest producer of beef in the world, producing approximately 25.8 billion pounds of beef in the calendar year 2006.  Beef production, from the birth of the animal to the delivery of meat products to the end distributor, is comprised of two primary segments: production and processing. The production segment raises cattle for slaughter and the processing segment slaughters cattle and packages beef for delivery to customers.  A typical 1,200 pound animal yields about 580 pounds of saleable meat, in addition to by-products.  Cattle supply in the beef industry typically follows a ten to twelve year cycle, consisting of about six to seven years of expansion followed by one to two years of consolidation and three to four years of contraction. This cycle is unique to cattle as other animals can either generate multiple offspring or have shorter incubation periods.

Beef carcasses are fabricated into boxed beef cuts for sale to retailers and food service operators who further process the cuts for sale to consumers. NBP estimates that approximately 80% of beef sold in the United States is sold as boxed beef.  Recently, meat processors have begun slicing and repackaging cuts, thereby reducing the amount of handling by the end retailer. These case-ready products may be placed directly into the retail display case for selection by the consumer. Case-ready products allow retail stores to shift butcher shop square footage to revenue-generating activities, reduce labor costs and workplace injuries associated with slicing beef, and potentially reduce food safety liability.

The domestic beef industry is characterized by prices that change daily based on seasonal consumption patterns and overall supply and demand for beef and other proteins in the United States and abroad. In general, domestic and worldwide consumer demand for beef products determines beef processors’ long-term demand for cattle, which is filled by feedlot operators. In order to operate profitably, beef processors seek to acquire cattle at the lowest possible costs and to minimize processing costs by maximizing plant operating rates. Cattle prices vary seasonally and are affected by inventory levels, the production cycle, weather, feed prices and other factors.

During fiscal year 2007, approximately 27.3 million fed cattle were processed in the United States.  In recent periods, demand for beef products in the United States has been relatively stable, with population growth the primary factor in determining increased aggregate demand.

BSE and Related Export Bans

On December 23, 2003, it was announced by the United States Department of Agriculture (USDA) that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for BSE.  The origin of the animal was subsequently traced to a farm in Canada.  Shortly after the announcement, several countries, including Japan, representing a substantial share of NBP’s export business, closed their borders to the importation of edible beef products from the United States.  Certain by-products have been classified as Specified Risk Materials (SRMs), and have been banned from use in feedstocks and the human food chain. Some of these products previously enjoyed a market in foreign countries.  The closure of most foreign markets to U.S. beef following the discovery of this cow in Washington state, and lack of alternative U.S. markets for many products which previously were exported, negatively impacted the revenue per head realized by the U.S. processing industry.

The reopening of U.S. export markets was further hampered by discovery in 2005 of a second case of BSE in the United States as well as additional precautions required by some other importing countries.  In December 2005, Japan opened their border to U.S. beef but subsequently closed a short time later as a result of a U.S. packer erroneously shipping a product not approved for export to Japan.  On July 26, 2006, Japan agreed to reopen its market to U.S. beef aged 20 months and younger after an inspection of U.S. beef processing plants.  Shipments of U.S. beef to Japan commenced in August 2006.  In September 2006, South Korea announced a provisional opening of their border to U.S. beef, but restrictions imposed with the reopening have created uncertainty regarding amounts of beef that may qualify.  South Korea has closed its borders to U.S. beef from time-to-time as a result of alleged findings of products shipped to South Korea by U.S. export businesses that are not allowed by South Korea.

These challenges resulted in tremendous volatility in U.S. livestock market prices since fiscal year 2004.  Where pre-BSE export sales were approximately 17% of total net sales in fiscal year 2003, NBP’s total export sales were approximately 10%, 7%, 7%, and 10% of total net sales in fiscal years 2004, 2005, 2006, and 2007, respectively.  With the age restrictions placed on cattle that qualify for export to Japan, it is anticipated that between 5% and 20% of U.S. fed cattle will be able to meet the criteria.

NBP cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef processing industry or on its operations.  The Company’s revenues and net income may be materially adversely affected in the event existing export restrictions continue indefinitely, additional countries announce similar restrictions, and additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

Business Strategy

Increase Supplier Alliances.     NBP intends to continue to increase the number of high-quality cattle that it purchases from supplier alliances to increase revenue and improve profitability. The cattle NBP purchases through supplier alliances, such as its relationship with the Company, are purchased on either a value-based formula, which sets the price for carcasses according to both quality and yield, or a secondary-market basis, whereby NBP purchases cattle from suppliers outside of its primary supply territory. The percent of cattle NBP purchases pursuant to each of these methods fluctuates from period to period; the number of cattle NBP purchased on either a value-based formula or a secondary market basis was approximately 58% of its total cattle purchased in fiscal year 2007.

Based on NBP’s experience and on actual results, NBP believes that these purchasing methods allow it to increase the percentage of high-quality cattle that it processes relative to its total cattle processed.  NBP has focused on building relationships with and educating its suppliers on the mutual benefits of these purchasing methods and believes that it will be able to increase its high-quality cattle purchases utilizing these methods in the future.

Continue to Improve Operating Efficiencies.     NBP plans to continue to focus on increasing its profit margins by improving operating efficiencies and increasing processing yields.  Since fiscal year 2001, NBP has invested approximately $253 million and successfully expanded its processing facilities, creating an efficient and high volume business.

Pursue Strategic Acquisitions.     NBP’s management team has a history of successfully executing and integrating acquisitions in core or complementary businesses. NBP intends to continue to evaluate and selectively pursue acquisitions, particularly of underperforming processing facilities, which it believes are strategically important based on their potential to: (i) meet NBP’s customers’ needs, (ii) diversify NBP’s product offerings and customer base, (iii) broaden NBP’s geographic production and distribution platform, and (iv) increase cash flow.  It may pursue any such acquisitions subject to the covenants contained in its debt agreements.  As an example, the Company’s majority owned subsidiary, NBP, acquired substantially all of the assets of Brawley Beef effective May 30, 2006, which resulted in NBP’s ownership of its beef processing facility in Brawley, California, and entered into a long-term supply agreement for approximately 275,000 head of cattle per year to this facility.  Additionally, NBP acquired Vintage Foods, L.P., including the Vintage™ Natural Beef brand, during fiscal year 2006.  The Vintage brand is marketed as natural beef that is antibiotic- and hormone-free, from cattle that are 20 months of age and younger.

Competitive Strengths

Vertically Integrated Business Model.  The Company owns the right and is subject to the obligation, if requested, to deliver cattle annually to NBP relative to: (i) the Company’s ownership in NBP and (ii) the number of cattle processed annually by NBP.  The Company’s ownership of and contractual supply relationship with NBP enhances NBP’s ability to deliver a consistent, high-quality, value-added product to its customers.  The Company is a limited liability company and its unitholders and associates consist of cattle ranchers and feedlot owners and operators. During fiscal year 2007, the Company and its unitholders and associates provided NBP with approximately 17% of its total cattle requirements through the pricing grid process.

Certain Relationships and Related Transactions. NBP believes this supply relationship with the Company provides NBP with significant competitive advantages; including: (i) consistently supplying high-quality cattle, and (ii) an ability to consistently provide NBP’s customers with higher margin, value-added products.

Modern and Efficient Facilities.   NBP has invested more than $252 million since fiscal year 2001 to modernize its facilities, expand capacity and increase the rate at which cattle are processed. These facility upgrades and expansions have enabled NBP to significantly increase the number of cattle NBP processes. NBP management believes that its beef processing facilities in Liberal, Kansas and Dodge City, Kansas are among the largest, most modern and efficient processing facilities in the United States. With the acquisition of the Brawley, California plant in June 2006, these three facilities combined are capable of processing about 14,000 cattle per day.  NBP believes that the efficiency improvements at these facilities have allowed NBP to achieve higher capacity utilization rates, lower operating costs and higher operating margins than those of major competitors. Furthermore, these efficiencies have helped NBP increase its market share of the United States supply of fed cattle processed from approximately 7.5% in fiscal year 1997 to approximately 14.3% in fiscal year 2007. NBP’s two case-ready facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia, which began operating in 2001, are outfitted with state-of-the-art processing and packaging equipment that allows NBP to serve customers, such as Wal-Mart, in this growing niche market. In addition, its facilities are strategically located to enable NBP to source cattle and beef products efficiently and to effectively serve customers.

Significant Value-Added Product Portfolio.   NBP’s value-added product portfolio consists of branded boxed beef, case-ready beef, chilled and frozen export beef, and portion control beef. NBP’s total value-added sales were approximately $1,424 million in fiscal year 2007, comprising approximately 25.5% of its total net sales. NBP’s value-added products contribute significantly more, in terms of gross margin, than its traditional boxed beef products and are an important component of NBP’s profitability.  Prior to the discovery of a single dairy cow in Washington state infected with BSE on December 23, 2003, NBP’s chilled and frozen export beef products, which primarily consist of premium cuts, had been its primary export to the international beef market, particularly to Japan.

Focus on Food Safety.    NBP has continually focused on food safety. Its processing facilities utilize NBP’s proprietary BioLogic® Food Safety System to facilitate the production of clean, fresh, safe and high-quality beef products. Each of its processing facilities is divided into five zones that separate different stages of the production process and minimize the risk of contamination. NBP continually tests its products and facilities to track and trend the process effectiveness.

Supplier, Customer and Channel Diversification.    Two of NBP’s beef processing facilities are located in southwest Kansas, and its primary market area for the purchase of cattle for those facilities includes Kansas, Texas and Oklahoma.  According to information from the USDA, cattle on feed in the Kansas, Texas and Oklahoma area represented approximately 50% of the fed cattle marketed in the United States during 2007.  NBP’s third beef processing facility is located in Brawley, California.  Our source of cattle for this facility is an alliance of cattle producers in Arizona and California with whom we have long-term cattle supply agreements.

The close proximity of NBP’s facilities to large supplies of cattle gives NBP’s buyers the ability to visit feedlots on a regular basis, which enables NBP to develop strong working relationships with its suppliers.  Additionally, the close proximity of NBP’s facilities to large supplies of cattle encourages its suppliers to tailor their production decisions to efficiently meet the demands of NBP’s customers, reduces NBP’s reliance on any one cattle supplier and lowers transportation costs.  During fiscal year 2007, excluding NBP’s supply arrangement with the Company, NBP’s largest supplier accounted for 6.1% of total purchases and NBP’s top 25 suppliers accounted for 42.0% of its total purchases.

NBP also has a diversified sales mix across distribution channels and customers. This approach provides multiple avenues of potential growth and reduces its dependence on any one market or customer. NBP sells products to retailers, distributors, food service providers, further processors, the United States military and through other channels. During fiscal year 2007, approximately 57% of NBP’s total net sales were to retailers and 25.7% to food service providers. Across these channels, NBP serves over 900 customers, which represent most major retailers and food service providers in the United States.  In fiscal year 2007, no one customer represented more than 4.0% of total net sales, other than Wal-Mart and its affiliate Sam’s Club, which together represented 6.8% of NBP’s total net sales. NBP’s top 10 customers represented 29.1% of total net sales in fiscal year 2007.

Experienced Management.  NBP is led by an experienced management team with, on average, over 22 years of experience in the beef processing industry. John R. Miller, Chief Executive Officer, has over 26 years of experience in the beef processing industry. Mr. Miller has been recognized by Forbes magazine for his achievements and leadership within the U.S. beef processing industry. He has assembled a team of professionals, including NBP

President, Timothy M. Klein, who have worked together over the past 16 years in developing NBP into a profitable and premium supplier of beef products.

Food Safety

NBP’s food safety efforts incorporate a comprehensive network of leading technology that minimizes the risks involved in beef processing. NBP’s proprietary BioLogic® Food Safety System promotes the production of clean, fresh, safe, high-quality beef products. The BioLogic® Food Safety System is an integrated company philosophy that helps to establish new principles in food safety. The BioLogic® Food Safety System divides NBP’s production facilities into five zones based on the potential for microbial contamination during the processing procedures that take place in each zone. Within each of the five zones, BioLogic® employs its “Test, Track and Treat” approach, which provides on-going testing in each of the zones, effective tracking of the results of such tests and continuous treatments throughout the facilities. The Test, Track and Treat approach includes preventative measures such as equipment sterilization, hygiene, temperature control and ongoing testing to greatly reduce contamination risks.

Intellectual Property

NBP holds a number of trademarks and domain names that it believes are material to its business and which are registered with the United States Patent and Trademark Office, including National Beef®, BioLogic® Food Safety System, Black Canyon® Angus Beef, Black Canyon® Premium Reserve, Certified Premium Beef™, Naturewell® Natural Beef, NatureSource™ Natural Angus Beef, Vintage™ Natural Beef and Leading the Way in Quality Beef™.  NBP has also registered the National Beef® trade name and trademark in most of the foreign countries to which it sells its products. Currently, NBP has a number of trademark registrations pending in the United States and in foreign countries. In addition to trademark protection, NBP attempts to protect its unregistered marks and other proprietary information under trade secret laws, employee and third-party non-disclosure agreements and other laws and methods of protection. All other trademarks or trade names referred to in this report are the property of their respective owners.

Competition

The beef processing industry is highly competitive. Competition exists both in the purchase of live cattle, as well as in the sale of beef products. In addition to beef products, NBP’s products also compete with a large number of other protein sources, including pork and poultry. NBP management believes that the principal competitive factors in the beef processing industry are price, quality, food safety, customer service, product distribution, technological innovations and brand loyalty. Some of NBP’s competitors have greater financial and other resources and enjoy wider recognition for their consumer branded products.

Employees

As of August 25, 2007, NBP had approximately 8,800 employees. Approximately 2,700 of NBP’s employees at the Liberal, Kansas facility are represented by the United Food and Commercial Workers International Union under a collective bargaining agreement which expired on December 16, 2007.  Negotiations to replace the expired agreement were completed in December 2007.  Approximately 1,000 of NBP’s employees at its Brawley, California facility are jointly represented by the United Food and Commercial Workers International Union and the Teamsters International Union under a collective bargaining agreement scheduled to expire on May 31, 2008.  NBP considers its relations with its employees and the United Food and Commercial Workers International Union and Teamsters International Union to be good.

Government Regulation and Environmental Matters

NBP’s operations are subject to extensive regulation by the USDA, the Grain Inspection Packers and Stockyards Administration (GIPSA), the FDA, the EPA and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of NBP’s products, including food safety standards. Recently, the food safety practices and procedures in the beef processing industry have been subject to more intense scrutiny and oversight by the USDA. For example, on January 12, 2004, FSIS published an interim final rule on Specified Risk Materials (SRMs) and requirements for non-ambulatory disabled cattle due to the finding of BSE in routine testing. NBP immediately implemented the appropriate programs/policies to ensure compliance with FSIS rules. The rule dealt with three Interim Regulations that prohibit the slaughter of non-ambulatory disabled cattle, require the description and removal of SRMs that are considered to be inedible, and restrict the use of captive bolt stunners that deliberately inject compressed air into the cranium of an animal.  NBP has historically and will continue to work closely with the USDA and any regulatory agencies to ensure that its operations comply with all applicable food safety laws and regulations.

Air emissions and wastewater and storm water discharges from NBP’s operations are subject to extensive regulation by the EPA and state and local authorities. NBP’s Dodge City, Kansas and Liberal, Kansas facilities are subject to Title V permitting pursuant to the federal Clean Air Act and the Kansas Air Quality Act and implementing regulations.  These permits were renewed on January 11, 2005, and will expire on January 25, 2010.  NBP’s Brawley, California facility is subject to air permitting and holds a Conditions for Authority to Construct and Permit to Operate, issued December 12, 2006, which is automatically renewed annually with payment of a permit fee unless revoked for cause.  NBP’s Dodge City, Kansas, Liberal, Kansas, Hummels Wharf, Pennsylvania, Moultrie, Georgia, and Brawley, California facilities are also subject to risk management planning pursuant to the federal Clean Air Act.

NBP has an Environmental Compliance Management System (ECMS) in place for the Dodge City and Liberal plants that requires periodic and systematic self-auditing of compliance with all environmental requirements applicable to its operations.  NBP works closely with the Kansas Department of Health and Environment (KDHE) to assure environmental compliance.  Within this process, KDHE has made inquiries regarding the permitting of equipment that is the source of air emissions and which existed at the Liberal plant when NBP acquired the plant in 1993.  Specifically at issue is whether the equipment present prior to NBP’s acquisition of the plant was such that the plant should have been classified as a major source for prevention of significant deterioration under the federal and Kansas air laws.  NBP is unable to predict the outcome of these inquiries at this time.  NBP has a Compliance Calendar System in place at its Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities and is developing a Compliance Calendar System for its Brawley, California facility.

All of NBP’s facilities are indirect dischargers of wastewater to publicly-owned treatment works and are subject to requirements under the federal Clean Water Act and corresponding state laws and agreements or permits with municipal or county authorities.  An agreement is in effect for NBP’s Dodge City, Kansas plant that will continue unless amended or revoked pursuant to its terms.  NBP has an agreement with the City of Liberal for wastewater and storm water treatment and are working with the City regarding expansion of the City’s treatment facilities and the terms of the renewal of the City’s discharge permit.  NBP expects significant expenditures associated with the expansion of the City’s treatment facilities.  NBP has an agreement with the City of Moultrie and The Joint Development Authority of Brooks, Colquitt, Grady, Mitchell and Thomas Counties for treatment of wastewater from the Moultrie plant and it has a pretreatment permit from the City of Moultrie for treatment of wastewater from the Moultrie plant.  NBP is in the process of revising the terms under which its wastewater is treated and in making changes to address phosphorus in its wastewater.  NBP does not expect to incur material costs in association with the treatment improvements for its Moultrie facility although it cannot be certain that this will be the case.  NBP is in the process of upgrading the treatment facilities at the Brawley plant to provide treatment that consistently meets the requirements of the Brawley City Ordinance and is cooperating with the City as it responds to EPA Region 10 requirements for upgrades to the City’s publicly-owned treatment works needed in order for the City to comply with its direct discharge permit including requirements for ammonia and nutrient controls.  NBP does not expect to incur material costs in association with treatment of the Brawley plant wastewater although it cannot be certain that this will be the case.  NBP holds a permit for its Hummels Wharf, Pennsylvania facility from the Eastern Snyder County Regional Authority that automatically renews each year unless suspended or revoked pursuant to its terms.

Storm water discharges from NBP’s plants are regulated pursuant to general permits issued by the respective states.  In the states in which NBP has operations, it is in various stages of renewing its coverage under the respective general permits.

NBP’s Dodge City, Kansas, Liberal, Kansas and Hummels Wharf, Pennsylvania facilities are supplied by water from its wells.  NBP holds public water supply permits allowing it to supply potable water to its employees at the Dodge City, Kansas and Liberal, Kansas facilities.  The public water supply permits do not have expiration dates.

NBP also is subject to laws that provide for strict, and in certain circumstances joint and several, liability for remediation of hazardous substances at contaminated sites that could include current or former facilities or other sites where wastes it generated have been disposed.  NBP’s Dodge City, Kansas, Liberal, Kansas, Hummels Wharf, Pennsylvania, Moultrie, Georgia and Brawley, California facilities are small quantity or conditionally exempt generators of hazardous waste and are subject to recordkeeping, but not permit requirements.  Solid waste generated at its Dodge City, Kansas and Liberal, Kansas facilities is disposed of or composted.  A special waste permit is maintained by NBP’s Dodge City, Kansas facility for the disposal of certain animal parts for which no market currently exists.  The solid waste generated at NBP’s Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities is disposed of in a municipal landfill if it is general plant trash and is taken to renderers if it is usable waste.  Solid waste from the Brawley, California plant is composted except that general plant trash is landfilled and usable waste is taken to renderers.  NBP is not aware that it has any actual or potential liability under the Comprehensive Environmental Response, Compensation and Liability Act (Superfund).  NBP’s plants are subject to community right to know reporting requirements under the Superfund Amendments and Reauthorization Act of 1986, which requires yearly filings as to the substances used on the plant premises.

In fiscal year 2007, NBP incurred expenses of approximately $4.4 million primarily related to the maintenance and improvement of wastewater treatment facilities and air pollution control.  NBP also incurred $2.1 million in capital expenditures related to its wastewater treatment facilities and air pollution control in fiscal year 2007 and anticipate capital expenditures of approximately $3.1 million in fiscal year 2008 for environmental projects related to the wastewater treatment facilities and air pollution control.

NBP’s domestic operations are subject to the Packers and Stockyards Act of 1921 (PSA). This statute generally prohibits meat packers in the livestock industry from engaging in certain anti-competitive practices. In addition, this statute requires NBP to make payment for its livestock purchases before the close of the next business day following the purchase and transfer of possession of the livestock it purchases, unless otherwise agreed to by its livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the PSA, NBP must hold its cash livestock purchases in trust for its livestock suppliers until they have received full payment of the cash purchase price. As of August 25, 2007, NBP has secured a bond of $30.0 million to satisfy these requirements.  The bond is supported by a $15.5 million letter of credit.

From time to time NBP receives notices from regulatory authorities and others asserting that it is not in compliance with some laws and regulations. In some instances, litigation ensues.  NBP is currently in receipt of one such notice, from the Bureau of Immigration and Customs Enforcement (BICE) that it does not believe will result in material liability, if any.  In May 2003, NBP received a request for information from BICE regarding the immigration status of its employees, and NBP has provided BICE with all requested information.  No fines or penalties have been suggested or discussed.

NBP believes that it currently is in substantial compliance with all governmental laws and regulations and maintains all material permits and licenses relating to its operations.  Other than as discussed above, NBP is not aware of any violations of environmental or other laws and regulations that are likely to result in material penalties or pending changes in such laws or regulations that are likely to result in material cost increases.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Company’s consolidated financial statements and related notes and other financial information attached as Appendices D-1 and D-2 to this proxy statement.  In addition to historical information, the following discussion and other parts of this report contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the “Risk Factors” discussed beginning on page 12 of this proxy statement.

Overview

USPB was formed as a closed marketing cooperative on July 1, 1996. Its mission is to increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated producer-owned beef processing system that is a global supplier of high quality, value-added beef products responsive to consumer desires.

On December 1, 1997, the cooperative became operational by acquiring 25.4966% of FNB, a partnership owned by the cooperative and Farmland Industries, Inc. (Farmland). The cooperative acquired an additional 3.29%

partnership interest in February 1998, bringing its ownership to 28.7866% of FNB. Farmland then owned the remaining 71.2134%.

On May 31, 2002, Farmland and four of its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. FNB was not a party of these filings. Provisions of FNB’s operating agreement and its financing agreement restricted partners’ access to FNB’s assets. In the fourth quarter of fiscal year 2003, as a result of the acquisition of Farmland’s interest by the cooperative and others, as more fully described below, the cooperative acquired a controlling interest in the former FNB, now NBP, and the assets, liabilities and operating results of NBP are consolidated with those of USPB effective August 7, 2003. Prior to the acquisition date, the cooperative accounted for its 28.7866% non-controlling interest in FNB under the equity method of accounting.

In connection with the cooperative’s purchase of its interest in FNB, the cooperative owns the right and is subject to the obligation to deliver cattle annually to NBP relative to: (i) USPB’s ownership in NBP and (ii) the number of cattle processed annually by NBP.  That arrangement continues following the conversion of the cooperative into the LLC.   The price received for cattle is based upon a price grid determined by USPB and NBP, which reflects current market conditions. The cattle purchase agreement is effective as long as USPB is an owner in NBP. Cattle delivered by USPB are processed in NBP’s three processing plants.

USPB acquires all its cattle requirements from its unitholders and associates. Under Uniform Cattle Delivery and Marketing Agreements, unitholders are obligated to deliver a designated number of cattle to USPB during specified delivery periods, as defined. The original agreements were for a term of ten years; the renewal agreements carry a term of five years and have an evergreen renewal provision.  Both agreements provide for minimum quality standards, delivery variances, and termination provisions, as defined. Cattle acquired pursuant to the agreements are delivered to NBP pursuant to the cattle purchase agreement. Sales transactions are based upon prevailing cash market prices, and purchases are on terms no less favorable to NBP than would be obtained from an unaffiliated party.

On June 12, 2003, the cooperative entered into an agreement with Farmland to acquire all of the partnership interests in FNB held by Farmland, which approximated 71.2%. As a result of this acquisition, the cooperative gained voting control of FNB and converted it to a limited liability company, National Beef Packing Company, LLC, under Delaware law. These transactions (the Acquisition) closed on August 6, 2003. NBP assumed both the Uniform Delivery and Marketing Agreements and the cattle purchase agreement. NBP continues to hold all of the same assets its predecessor held before the consummation of the transactions, including equity in subsidiaries, except that Farmland retained a 49% interest in a NBP subsidiary National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. After the Acquisition, NBP holds a 24.2% interest in aLF Ventures, LLC through its 51% interest retained in National Beef aLF, LLC.

On August 18, 2004, the shareholders of U.S. Premium Beef, Ltd. approved the merger of the cooperative into a wholly-owned subsidiary, U.S. Premium Beef, Inc., a Delaware corporation.  The merger was effective on August 29, 2004. The Delaware corporation then, in a statutory conversion authorized under Delaware law, converted into a Delaware limited liability company.  Following the effective date of the merger and the statutory conversion, the business of the cooperative was continued in the limited liability company form of business organization.  The Company was subsequently renamed U.S. Premium Beef, LLC.

Effective May 30, 2006, USPB’s majority owned subsidiary, NBP, completed the acquisition of substantially all of the assets of Brawley Beef, LLC (Brawley Beef), consisting of a state-of-the-art beef processing facility in Brawley, California pursuant to the Contribution Agreement with Brawley Beef and National Beef California, LP (NBC) (the Agreement). NBC is a limited partnership formed with National Carriers, Inc., a wholly-owned subsidiary of NBP, acting as its general partner. Brawley Beef was an alliance of cattle producers in Arizona and California who supplied the beef processing facility. The facility commenced operations in December 2001.

In calendar year 2006, NBP was the fourth largest beef processing company in the United States. In fiscal year 2006, NBP accounted for approximately 14.3% of the fed cattle processed in the United States. NBP processes, packages and delivers fresh beef for sale to customers in the United States and international markets. NBP’s products include boxed beef and beef by-products, such as hides and offal. In addition, they sell value-added beef products including branded boxed beef, case-ready beef, chilled and frozen export beef and portion control beef.

NBP markets its products to retailers, distributors, food service providers and the United States military. The relationship between USPB and NBP facilitates a vertically integrated business model and provides NBP with a significant portion of the high-quality cattle used in its boxed beef and value-added products.

The following table presents the historical consolidated statements of operations data for NBP for the periods indicated:

	Fiscal Years Ended
	August 25,	August 26,	August 27,
	2007	2006	2005
		(in millions)
Net sales	$5,578.5	$4,636.0	$4,338.9

Costs and expenses:
Cost of sales	5,443.9	4,503.8	4,229.9
Selling, general & administrative	42.5	34.0	30.5
Depreciation and amortization	32.4	28.7	24.4

Operating income	59.7	69.5	54.1
Other income (expense):
Interest income	0.6	0.4	0.4
Interest expense	(39.4)	(32.0)	(28.6)
Other, net	1.0	3.0	(3.3)
Total other expense, net	(37.8)	(28.6)	(31.5)
Income tax expense	(1.9)	(1.5)	(1.8)
Net income	$20.0	$39.4	$20.8

NBP’s net income for the fiscal year 2007 was $20.0 million compared to $39.4 million for the fiscal year 2006, a decrease of $19.4 million or 49.2%.  This is attributed to decreased operating income due primarily to decreased margins, increased selling, general and administrative and higher interest expense.  Sales were higher, principally due to an increase in the number of cattle processed, the majority of which was the result of the acquisition of Brawley Beef, LLC.  Cost of sales were higher, principally due to an increase in the number of cattle processed, the majority of which was the result of the acquisition of Brawley Beef, LLC, at higher average weights and live cattle prices.  Operating income decreased $9.8 million or 14.1% over the prior year.  As a percent of sales, operating income was 1.1% and 1.5% for fiscal years 2007 and 2006, respectively.

NBP’s net income for fiscal year 2006 was $39.4 million compared to $20.8 million for fiscal year 2005, an increase of $18.6 million or 89.4%.  This is attributed to increased operating income due primarily to increased margins and a decrease in other expense, net.  Sales were higher, principally due to an increase in the number of cattle processed as a result of the acquisition of Brawley Beef, LLC, at higher average weights.  Cost of sales were higher, principally due to the higher number of cattle processed as a result of the acquisition of Brawley Beef, LLC, at higher average weights, and a slight increase in average live cattle prices.  Operating income increased $15.4 million or 28.5% over the prior year.  As a percent of sales, operating income was 1.5% and 1.2% for fiscal years 2006 and 2005, respectively.

Financial Statement Accounts

Net Sales.  NBP’s net sales are generated from sales of boxed beef, case-ready beef, chilled and frozen export beef, portion control beef, and beef by-products. They are affected by the volume of animals processed and the value that is extracted from each animal. The value that is extracted from cattle processed, the cut-out value, is affected by beef prices and product mix, as premium products and further processed products generate higher prices and operating margins. NBP’s value-added products contribute significantly more, in terms of gross margin, than its traditional boxed beef products and are an important component of profitability. Wholesale beef prices fluctuate seasonally because of higher demand during the summer months. Wholesale beef prices also fluctuate because of changes in supply and demand for competing proteins and other foods, as well as changes in cattle supply, which have typically followed a ten to twelve year cycle, consisting of about six to seven years of expansion followed by one to two years of consolidation and three to four years of contraction.  The expansion phase that began two years ago stalled and contracted over the past eighteen months.  While we expect a return to expansion over the next couple of years, all indicators are pointing at no growth at the present time. In addition, beef and by-product sales are affected by the general economic environment and other factors.

Cost of Sales.  NBP’s cost of sales is comprised of the cost of livestock and plant costs such as labor, packaging, utilities, and other facility expenses.  Total livestock costs are a function of the volume of animals processed and the price paid for each animal. Cattle prices vary over time and are affected by production cycles, weather, feed prices and other factors that affect the supply of and demand for livestock. Historically, changes in cut-out values, a representation normally expressed on a per hundred weight basis, of the sales value of a beef carcass, for beef products and corresponding livestock costs have been positively correlated. As a result, profitability is primarily affected by the difference between cut-out value and livestock cost, the volume of livestock processed and its processing yields, the amount of saleable product, typically expressed as a percentage of a total carcass weight.

Selling.  General and Administrative Expenses.    Selling expenses consist primarily of salaries, trade promotions, advertising, commissions and other marketing costs. General and administrative costs consist primarily of general management, insurance and professional expenses.

Outlook

The cattle herd in the United States (U.S.) remains in a no-growth phase.  Following the drought of 2006 in the central U.S., an extreme dryness in the southeastern states has resulted in cow herd liquidation in that region during 2007.  Retention of females to replenish and grow the U.S. cattle herd remains slow, resulting in long-term cattle supplies that show no appreciable sign of growth in the next two to three years.  Meanwhile, historically strong grain prices have caused delayed placement of cattle into feed yards, resulting in smaller-sized yet heavier-weight cattle on feed inventories.  This lack of growth in overall supplies, given an increase in available slaughter capacity, could negatively impact industry margins.  Anticipated higher live cattle weights should support expectations for year over year beef production gains during the first half of 2008 before trending back below 2007 levels for the remainder of 2008.

Recent Developments

Negotiations for the Collective Bargaining Agreement with the United Food and Commercial Workers Union, Local 2, for the Liberal, Kansas facility, to replace the prior agreement that expired on December 16, 2007, were completed in December 2007.  The newly ratified agreement provides for a five-year term expiring in December 2012.  The new agreement includes changes in wages and benefits that allow us to continue to be cost competitive within the beef industry while ensuring the ability to attract and retain employees.

In response to over capacity at slaughter houses and shifting of production to western Kansas, Tyson Foods Inc. announced that it will end beef slaughtering at its Emporia, Kansas plant.  While the closure of the Emporia plant will reduce the excess slaughter capacity and potentially improve industry margins, the final impact remains uncertain.

Beef Export Markets

Export markets for U.S. beef products remain significantly constrained since the discovery of a case of BSE in the State of Washington in December 2003, as well as several other isolated cases.  In July 2006, Japan agreed to reopen its market to U.S. beef from cattle aged 20 months and younger.  In September 2006, South Korea announced a provisional opening of its border to U.S. beef from animals 30 months and younger; however, restrictions imposed with the reopening have prompted further border closings from time to time.  These constraints and uncertainties have had a negative impact on beef margins.

The Company cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef packing industry or on its operations.  Existing or new import restrictions or additional regulatory restrictions or disruptions in domestic consumer demand for beef may continue to have a material adverse affect on the Company’s revenues and net income.

BSE and Related Export Bans

On December 23, 2003, it was announced by the United States Department of Agriculture (USDA) that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for BSE.  The origin of the animal was subsequently traced to a farm in Canada.  Shortly after the announcement, several countries, including Japan, representing a substantial share of NBP’s export business, closed their borders to the importation of edible beef products from the United States.  Certain by-products have been classified as Specified Risk Materials (SRM’s), and have been banned from use in feedstocks and the human food chain. Some of these products previously enjoyed a market in foreign countries.  The closure of most foreign markets to U.S. beef following the discovery of this cow in Washington state, and lack of alternative U.S. markets for many products which previously were exported, negatively impacted the revenue per head realized by the U.S. processing industry.

The reopening of U.S. export markets was further hampered by discovery in 2005 of a second case of BSE in the United States as well as additional precautions required by some other importing countries.  In December 2005, Japan opened their border to U.S. beef but subsequently closed a short time later as a result of a U.S. packer erroneously shipping a product not approved for export to Japan.  On July 26, 2006, Japan agreed to reopen its market to U.S. beef aged 20 months and younger after an inspection of U.S. beef processing plants.  Shipments of U.S. beef to Japan commenced in August 2006.  In September 2006, South Korea announced a provisional opening of their border to U.S. beef, but restrictions imposed with the reopening have created uncertainty regarding amounts of beef that may qualify.  South Korea has closed its borders to U.S. beef from time-to-time as a result of alleged findings of products shipped to South Korea by U.S. export businesses that are not allowed by South Korea.

These challenges resulted in tremendous volatility in U.S. livestock market prices since fiscal year 2004.  Where pre-BSE export sales were approximately 17% of total net sales in fiscal year 2003, NBP’s total export sales were approximately 10%, 7%, 7%, and 10% of total net sales in fiscal years 2004, 2005, 2006, and 2007, respectively.  With the age restrictions placed on cattle that qualify for export to Japan, it is anticipated that between 5% and 20% of U.S. fed cattle will be able to meet the criteria.

NBP cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef processing industry or on its operations.  The Company’s revenues and net income may be materially adversely affected in the event existing export restrictions continue indefinitely, additional countries announce similar restrictions, and additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, management evaluates and revises its estimates based on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from those estimates. Changes in our estimates could materially affect our results of operations and financial condition for any particular period. Our fiscal year ends on the last Saturday in August. We believe that our most critical accounting policies are as follows:

Accounting for Investment in NBP.  In accordance with accounting principles generally accepted in the United States of America, NBP’s financial position and results of operations are consolidated into our financial statements and all transactions between the two companies are eliminated in the consolidation. A minority interest is presented which represents the earnings of NBP attributable to those holding a minority interest in NBP.

Allowance for Returns and Doubtful Accounts. The allowance for returns and doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. Specific accounts are also reviewed for collectibility. While management believes these processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustment to the recorded allowance for doubtful accounts. Management uses significant judgment in estimating amounts expected to be returned. Management considers factors such as historical performance and customer conditions in estimating return amounts. As of August 25, 2007, the allowance for returns and doubtful accounts balance of $4.6 million included a $1.9 million reserve, recorded during the fourth quarter of fiscal year 2007, related to damaged goods for which settlement has not yet been finalized.

Inventory Valuation.  Inventories of NBP’s beef processing operations, except supplies inventories, are determined using the first-in, first-out cost method or market. The cost of all other inventories is determined using the first-in, first-out method, specific or average cost methods. Management periodically reviews inventory balances and purchase commitments to estimate if inventories will be sold at amounts (net of estimated selling costs) less than their carrying amounts. If actual results differ from management estimates with respect to the selling of inventories at amounts less than their carrying amounts, NBP would adjust its inventory balances accordingly.

Goodwill and Other Intangible Assets.  We recognize excess cost over the fair value of the net tangible and identifiable intangible assets acquired in a reporting unit, and record this excess as goodwill.  We calculate the fair value of the applicable reporting unit using estimates of future cash flows.  In accordance with Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets, we assess goodwill and other indefinite life intangible assets annually for impairment.  If there is impairment, the carrying amount of goodwill and other intangible assets is written down to the implied fair value.  For goodwill, this test involves comparing the fair value of each reporting unit to the unit’s book value to determine if any impairment exists.  In connection with the acquisition of Vintage Foods, L.P. during the fourth quarter of fiscal year 2006 and subsequent adjustments, we recognized excess cost over the fair value of the net tangible and identifiable intangible assets acquired, and recorded an excess of $1.2 million as goodwill.  Goodwill and other indefinite life intangible assets were tested for impairment, and, as of August 25, 2007, management determined there was no impairment.

Workers’ Compensation Accrual.  NBP incurs certain expenses associated with workers’ compensation. To measure the expense associated with these costs, management must make a variety of estimates including employee accidents incurred but not yet reported. The estimates used by management are based on our historical experience as well as current facts and circumstances. NBP uses third-party specialists to assist in appropriately measuring the expense and obligations associated with these costs.

Income Taxes.  The Company will adopt Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes in the first quarter of fiscal year 2008.  We have evaluated the impact it will have on our Consolidated Financial Statements and expect that it will not be material.  As a result of the adoption, tax reserves in the amount of approximately $0.5 million are expected to be reversed (for further information, see Note 9 Income Taxes to our consolidated financial statements included in Item 8 of this report).

Automobile Liability Accrual.  We incur certain expenses associated with automobile liability.  In order to measure the expense associated with these costs, management must make a variety of estimates to determine the ultimate cost to us related to incurred accidents.  The estimates used by management are based on our historical experience as well as current facts and circumstances. NBP may use third-party specialists to assist in appropriately measuring the expense and obligations associated with these costs.

Results of Operations

The following table shows consolidated statements of operations data for the periods indicated:

	Fiscal Years Ended			13 Weeks Ended
(in millions)	August 25, 2007	August 26, 2006	August 27, 2005	November 24, 2007	November 25, 2006
				(unaudited)	(unaudited)
Net sales	$5,578.5	$4,636.0	$4,338.9	$1,398.1	$1,273.0

Costs and expenses:
Costs of Sales	5,444.0	4,503.8	4,229.9	1,393.7	1,269.9
Selling, general & administrative	46.1	37.6	34.0	11.7	10.4
Depreciation and amortization	32.4	28.7	24.4	8.8	7.9

Operating income	56.0	65.9	50.6	(16.1)	(15.2)

Other income (expense):
Minority owner’s interest in net of National Beef Packing Co.	(7.8)	(16.6)	(8.5)	11.4	11.1
Interest income	2.1	1.3	0.7	0.5	0.5
Interest expense	(39.8)	(32.4)	(29.0)	(9.2)	(9.3)
Interest rate exchange agreement	—	—	0.1	—	—
Other, net	1.0	3.1	(3.2)	0.2	0.1
Total other expense, net	(44.5)	(44.6)	(39.9)	2.9	2.4
Income tax expense	(1.9)	(1.6)	(2.1)	(0.5)	(0.2)

Net income	$9.6	$19.7	$8.6	$(13.7)	$(13.1)

The results of operations of NBP for the fiscal years ending August 25, 2007, August 26, 2006, and the August 27, 2005 are consolidated in the respective periods and transactions between the USPB and NBP have been eliminated.

Thirteen weeks ended November 24, 2007 compared to thirteen weeks ended November 25, 2006

General.  Net loss for the thirteen weeks ended November 24, 2007 was $13.7 million compared to net loss of $13.1 million for the thirteen weeks ended November 25, 2006, an increased loss of $0.6 million.  Sales and cost of sales were both higher in the thirteen weeks ended November 24, 2007 than those of the prior year period primarily due to an increase of approximately 5.9% in the number of cattle processed, higher live cattle prices that were approximately 4.9% more and heavier cattle at average weights 0.8% more than the same period of fiscal year 2007.

Although sales increased by approximately 9.8% compared to the same period in the prior year, cost of sales also increased by approximately 9.8%, along with an approximate 12.5% increase in selling, general, and administrative expenses and an approximate 11.4% increase in depreciation expense, resulting in an increase in operating loss of $0.9 million.  The increase in cost of sales was primarily due to an increase in cattle processed at live cattle prices that were approximately 4.9% higher and cattle weighing an average of 0.8% more than the same period in the prior year.  Total costs and expenses of $1,414.2 million and $1,288.2 million for the thirteen weeks ended November 24, 2007 and November 25, 2006, respectively, were 101.2% as a percent of sales for both periods.

Net Sales.  Net sales were $1,398.1 million for the thirteen weeks ended November 24, 2007 compared to $1,273.0 million for the thirteen weeks ended November 25, 2006, an increase of $125.1 million or 9.8%.  The increase in net sales principally resulted from an approximate 5.9% increase in the number of cattle processed during the thirteen weeks ended November 24, 2007.

Cost of Sales.  Cost of sales was $1,393.7 million for the thirteen weeks ended November 24, 2007 compared to $1,269.9 million for the thirteen weeks ended November 25, 2006, an increase of $123.8 million or 9.8%.  The increase was a result of a combination of increased cattle processing of approximately 5.9%, higher live cattle prices that were approximately 4.9% more and heavier cattle at average weights 0.8% more than the same period of fiscal year 2007.  The 4.9% increase in cattle prices for this period resulted from a continued tight supply of market-ready cattle.

Selling, General, and Administrative Expenses.  Selling, general, and administrative expenses were $11.7 million for the thirteen weeks ended November 24, 2007 compared to $10.4 million for the thirteen weeks ended November 25, 2006, an increase of $1.3 million or 12.5%.  The increase reflects an increase in payroll and related expenses of approximately $0.7 million, an increase in marketing and advertising expense of approximately $0.3 million, an approximate $0.3 million increase in legal fees, an approximate $0.1 million increase in dues and subscription expense, and an increase in travel expenses of approximately $0.1 million, which were offset by a decrease of approximately $0.2 million in bad debt expense and a decrease in repairs and maintenance expense of approximately $0.2 million.

Depreciation and Amortization Expense.  Depreciation and amortization expenses were $8.8 million for the thirteen weeks ended November 24, 2007 compared to $7.9 million for the thirteen weeks ended November 25, 2006, an increase of $0.9 million or 11.4%.  Most of the increase was due to increased depreciation expense resulting from assets being placed into service, primarily at the Dodge City and Brawley beef plants, during fiscal year 2007.

Operating Loss.  An operating loss of $16.1 million was incurred for the thirteen weeks ended November 24, 2007 compared to an operating loss of $15.2 million for the thirteen weeks ended November 25, 2006, an increased loss of $0.9 million or 5.9%.  The increase resulted primarily from a lower sales volume at our portion control meat facility.

Interest Expense.  Interest expense was $9.2 million for the thirteen weeks ended November 24, 2007 compared to $9.3 million for the thirteen weeks ended November 25, 2006, a slight decrease of $0.1 million or 1.1%.  The decrease in interest expense during the thirteen weeks ended November 24, 2007 as compared to the same period in fiscal year 2007 was due primarily to lower interest rates on our variable rate debt, a decrease of approximately 53 basis points, during the thirteen weeks ended November 24, 2007 as compared to the same period in fiscal year 2007.  Offsetting this decrease in interest rates was an increase in the weighted average of variable rate debt outstanding of approximately $38.0 million at November 24, 2007 as compared to November 25, 2006.

Income Tax Expense.  Income tax expense was $0.5 million for the thirteen weeks ended November 24, 2007 compared to $0.2 million for the thirteen weeks ended November 25, 2006.  Income tax expense is recorded on income from National Carriers, Inc., which is organized as a Subchapter C Corporation.

Fiscal Year Ending August 25, 2007 compared to August 26, 2006

Net Sales.  Net sales were $5,578.5 million for fiscal year 2007, an increase of $942.5 million, or 20.3%, compared to $4,636.0 million for fiscal year 2006. The increase resulted primarily from an increase of approximately 15.1% in the number of cattle processed, of which 11.3% came as a result of the acquisition of Brawley Beef on May 30, 2006.  The increase also resulted from average cattle weights about 0.7% higher than the prior year, which translates to an increase in pounds of beef products sold in the period.  Also contributing to the increase in sales was the resumption of shipments to Asian markets late in the fourth quarter of fiscal year 2006.

Cost of Sales.  Cost of sales was $5,444.0 million for fiscal year 2007, an increase of $940.2 million, or 20.9%, from $4,503.8 million for fiscal year 2006. The majority of the increase came as a result of an increase of approximately 15.1% in the number of cattle processed, of which 11.3% came as a result of the Brawley Beef acquisition, at average weights about 0.7% higher than the prior year and at average live cattle prices of approximately 5.1% higher than last year.  The tightened supply of market-ready cattle and increased corn prices raised live cattle costs during fiscal year 2007.  Cost of sales, as a percentage of net sales, was 97.6% and 97.1% for fiscal years 2007 and 2006, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses were $46.1 million for fiscal year 2007 compared to $37.6 million for fiscal year 2006, an increase of $8.5 million or 22.6%. The increase resulted primarily from an approximate $2.9 million increase in bad debt expense, an increase in payroll and benefit expenses of approximately $2.5 million.  Also contributing to the increase in selling, general and administrative expenses was approximately $0.6 million more in repairs and maintenance and $0.4 million more in advertising expense as compared to the same period of last year.  The acquisition of Brawley Beef on May 30, 2006 has contributed to the increased selling, general and administrative expenses incurred during the current fifty-two week period as compared to the same period of last year.  Selling, general and administrative expenses, as a percentage of net sales, were 0.8% and 0.8% for fiscal years 2007 and 2006, respectively.

Depreciation and Amortization Expense.  Depreciation and amortization expenses were $32.4 million for fiscal year 2007 compared to $28.7 million for fiscal year 2006, an increase of $3.7 million, or 12.9%.  The increase was primarily due to a full year of depreciation expense at our Brawley plant in fiscal year 2007 compared to thirteen weeks in fiscal year 2006, as well as additional assets being placed into service, mostly at our two Kansas beef processing plants during fiscal years 2007 and 2006.

Operating Income.  Operating income was $56.0 million for fiscal year 2007 compared to $65.9 million for fiscal year 2006, a decrease of $9.9 million, or 15.0%. Operating income, as a percentage of net sales, was 1.0% for fiscal year 2007 and 1.4% for fiscal year 2006. The tightened supply of market-ready cattle and the related high live cattle prices put significant pressure on and negatively impacted our gross margin for fiscal year 2007 as compared to fiscal year 2006, despite the resumption of shipments to Asian markets late in the fourth quarter of fiscal year 2006.

Minority Owners’ Interest in NBP.  Minority interest in NBP in fiscal year 2007 was $7.8 million compared to $16.6 million in fiscal year 2006, a decrease of $8.8 million, or 53.0%. The increase is due to lower net income earned by NBP. The minority interest in NBP represents the minority owners’ equity in NBP’s earnings.

Interest Expense.  Interest expense was $39.8 million for fiscal year 2007 compared to $32.4 million for fiscal year 2006, an increase of $7.4 million, or 22.8%. The increase was due primarily to an increase in the weighted average amounts outstanding of variable rate debt of approximately $81.3 million, mostly as a result of the Brawley Beef acquisition, for fiscal year 2007 as compared to fiscal year 2006.  Interest expense also increased due to higher interest rates on our variable rate debt, an increase of approximately 67 basis points, during the fifty-two weeks of fiscal year 2007 as compared to the same period of last year.

Other, Net.  Other non-operating income, net was $1.0 million in fiscal year 2007 compared to other non-operating income, net of $3.1 million in fiscal year 2006, a variance of $2.1 million.  Fiscal year 2006 included an approximate $1.4 million reduction in postretirement benefit obligation necessitated by a significant reduction of participants and premiums because of changes in Medicare, and an approximate $0.6 million in income for a settlement of a lawsuit related to corrugated packaging materials.  Fiscal year 2007 includes an approximate $0.2 million gain on the sale of land.  Fiscal years 2007 and 2006 include $0.7 million and $0.6 million, respectively,  in expense for the write-off of unamortized loan costs associated with amending and restating our credit facility.

Income Tax Expense.  Income tax expense was $1.9 million for fiscal year 2007 as compared to $1.6 million for fiscal year 2006, an increase of $0.3 million, or 18.8%.  Income tax expense is recorded on income from National Carriers, Inc. (NCI), which is organized as a C Corporation.  The effective tax rate for NCI was relatively consistent for both fiscal years 2007 and 2006.

Fiscal Year Ending August 26, 2006 compared to August 27, 2005

Net Sales.  Net sales were $4,636.0 million for fiscal year 2006, an increase of $297.1 million, or 6.8%, compared to $4,338.9 million for fiscal year 2005. The increase resulted primarily from an increase of approximately 5.3% in the number of cattle processed, with 3.6% of that increase due to the acquisition of Brawley Beef, LLC, at average weights about 1.5% higher than the prior year, which translates to an increase in pounds of beef products sold in the period.  Sales prices generally improved due to an improved product sales mix and a more favorable market environment for fiscal year 2006 compared to fiscal year 2005, including the resumption of shipments to Asian markets late in the fourth quarter of fiscal year 2006.

Cost of Sales.  Cost of sales was $4,503.8 million for fiscal year 2006, an increase of $273.9 million, or 6.5%, from $4,229.9 million for fiscal year 2005. The majority of the increase came as a result of an increase of approximately 5.3% in the number of cattle processed, with 3.6% of that increase due to the acquisition of Brawley Beef, LLC, at average weights about 1.5% higher than the prior year, and slight increase in average live cattle prices of approximately 0.2%.  The first half of fiscal year 2006 was negatively impacted by the tightened supply of market-ready cattle; increased supply of market-ready cattle in the second half of fiscal year 2006 helped lower live cattle costs during that period.  Cost of sales, as a percentage of net sales, was 97.1% and 97.5% for fiscal years 2006 and 2005, respectively.

Selling.  General and Administrative Expenses. Selling, general and administrative expenses were $37.6 million for fiscal year 2006 compared to $34.0 million for fiscal year 2005, an increase of $3.6 million or 10.6%. The increase resulted primarily from an approximate $2.1 million increase in payroll and related expenses, an increase of approximately $1.8 million in marketing and travel expense associated with supporting two new marketing programs, increased travel associated in part from the Brawley Beef acquisition, and increased fuel costs; partially offset by a reduction of $0.6 million in bad debt reserve.  Selling, general and administrative expenses, as a percentage of net sales, were 0.8% and 0.8% for fiscal years 2006 and 2005, respectively.

Depreciation and Amortization Expense.  Depreciation and amortization expenses were $28.7 million for fiscal year 2006 compared to $24.4 million for fiscal year 2005, an increase of $4.3 million, or 17.6%. This increase was due to additional assets being placed into service primarily at our two Kansas beef processing plants during fiscal year 2006, as well as additional assets acquired through the purchase of Brawley Beef, LLC in the fourth quarter of fiscal year 2006.

Operating Income.  Operating income was $65.9 million for fiscal year 2006 compared to $50.6 million for fiscal year 2005, an increase of $15.3 million, or 30.2%. Operating income, as a percentage of net sales, was 1.4% for fiscal year 2006 and 1.2% for fiscal year 2005. The first half of fiscal year 2006 was negatively impacted by the tightened supply of market-ready cattle; increased supply of market-ready cattle in the second half of fiscal year 2006 helped lower live cattle costs during that period, which helped improve gross margin for fiscal year 2006.  Gross margin improvements were primarily due to a more favorable market environment in fiscal year 2006 compared to fiscal year 2005, including the resumption of shipments to Asian markets late in the fourth quarter of fiscal year 2006.

Minority Owners’ Interest in NBP.  Minority interest in NBP in fiscal year 2006 was $16.6 million compared to $8.5 million in fiscal year 2005, an increase of $8.1 million, or 95.3%. The increase is due to higher net income earned by NBP. The minority interest in NBP represents the minority owners’ equity in NBP’s earnings.

Interest Expense.  Interest expense was $32.4 million for fiscal year 2006 compared to $29.0 million for fiscal year 2005, an increase of $3.4 million, or 11.7%. The increase was due primarily to higher average interest rates in fiscal year 2006 compared to fiscal year 2005, as evidenced by an increase of approximately 160 basis points in the published LIBOR index interest rates as of August 26, 2006 compared to August 27, 2005, which is the basis for interest rates on most of our variable rate borrowings.  Additionally, the weighted average of variable rate debt increased primarily from the acquisition of Brawley Beef.

Other, Net.  Other non-operating income, net was $3.1 million in fiscal year 2006 compared to other non-operating expense, net of $3.2 million in fiscal year 2005, a variance of $6.3 million.  Fiscal year 2006 includes an approximate $1.4 million reduction in postretirement benefit obligation necessitated by a significant reduction of participants and premiums because of changes in Medicare, and an approximate $0.6 million in income for a settlement of a lawsuit related to corrugated packaging materials.  Fiscal year 2006 includes $0.6 million in expense for the write-off of unamortized loan costs associated with amending and restating our fifth amended and restated credit facility.  Fiscal year 2005 includes $3.2 million in expense for the write-off of unamortized loan costs associated with amending and restating our fourth amended and restated credit facility.

Income Tax Expense.  Income tax expense was $1.6 million for fiscal year 2006 as compared to $2.1 million for fiscal year 2005, a decrease of $0.5 million, or 23.8%.  Income tax expense is recorded on income from NCI.  The effective tax rate for NCI was relatively consistent for both fiscal years 2006 and 2005.

Liquidity and Capital Resources

As of November 24, 2007, we had net working capital of $241.8 million, which included $0.3 million in distributions payable, and cash and cash equivalents of $53.7 million.  As of August 25, 2007 we had net working capital of $280.5 million, which included $2.7 million in distributions payable, and cash and cash equivalents of $62.9 million.  August 26, 2006 we had net working capital of $222.6 million, which included $4.9 million in distributions payable, and cash and cash equivalents of $54.4 million.  Our primary sources of liquidity are cash flow from operations and available borrowings under NBP’s amended and restated credit facility.

As of November 24, 2007, we had $432.0 million of long-term debt, of which $4.5 million was classified as a current liability.  As of November 24, 2007, NBP’s amended and restated credit facility consisted of a $202.6 million term loan, all of which was outstanding, and a $200.0 million revolving line of credit loan, which had outstanding borrowings of $28.7 million, outstanding letters of credit of $55.3 million and available borrowings of

$116.0 million, based on the most restrictive financial covenant calculations.  Cash flows from operations and borrowings under the amended and restated credit facility have funded working capital requirements, acquisitions, capital expenditures and other general corporate purposes.  NBP was in compliance with all of the financial covenants under its amended and restated credit facility as of November 24, 2007.

In addition to outstanding borrowings under the amended and restated credit facility, the Company had outstanding senior notes of $160.0 million, borrowings under industrial revenue bonds of $20.7 million, a term loan with CoBank, of which approximately $3.9 million was outstanding, and capital leases and other obligations of $16.1 million as of November 24, 2007.

As of August 25, 2007, we had $443.0 million of long-term debt, of which $4.4 was classified as a current liability.  As of August 25, 2007, NBP’s amended and restated credit facility consisted of a $202.6 million term loan, all of which was outstanding, a term loan with CoBank of which $4.1 million was outstanding and a $200.0 million revolving line of credit loan, which had outstanding borrowings of $38.4 million, outstanding letters of credit of $52.4 million and available borrowings of $109.2 million, based on the most restrictive financial covenant calculations.  Cash flows from operations and borrowings under NBP’s amended and restated credit facility have funded acquisitions, working capital requirements, capital expenditures and other general corporate purposes.  We were in compliance with all financial covenants as of August 25, 2007.

In addition to outstanding borrowings under its amended and restated credit facility, NBP had outstanding borrowings under industrial revenue bonds of $20.7 million, Senior Notes of $160.0 million and capital lease and other obligations of $17.2 million as of August 25, 2007.

Capital spending through the end of fiscal year 2008 is expected to approximate $50.0 million. These expenditures are primarily for plant expansion, equipment renewals and improvements including $3.1 million for environmental and air pollution control.

The Company believes that available borrowings under NBP’s amended and restated credit facility and cash provided by operating activities will be sufficient to support its working capital, capital expenditures and debt service requirements for the foreseeable future.  NBP’s ability to generate sufficient cash, however, is subject to certain general economic, financial, industry, legislative, regulatory and other factors beyond their control.

NBP is authorized to purchase up to $50.0 million of its outstanding Senior Notes from time to time in accordance with the limits imposed under the amended and restated credit facility.  For a review of the obligations that affect liquidity, please see the Cash Payment Obligations table in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended August 25, 2007.

USPB may purchase a portion of its outstanding Class A and Class B units from time to time in accordance with the limits imposed under the CoBank Credit Agreement.

Operating Activities

Net cash used in operating activities in the thirteen weeks ended November 24, 2007 was $3.7 million compared to net cash used in operating activities of $10.0 million in the thirteen weeks ended November 25, 2006. The $6.3 million change was primarily due to a larger decrease in working capital items in the current period, as compared to the same period a year ago, resulting primarily from an increase in accounts receivable collections, partially offset by an increase in beef inventory levels and a smaller decrease in accrued compensation.

Net cash used in operating activities was $8.0 million in fiscal year 2007 compared to net cash provided by operating activities of $44.5 million in fiscal year 2006. The $52.5 million decrease was due primarily to a net increase in working capital requirements in the current period resulting from higher beef inventory volumes and higher accounts receivable balances, which were driven by larger production volumes and generally higher prices.  Also contributing to the change in operating activities were lower accrued insurance and accrued compensation and benefits balances as well as a lower net income in fiscal year end 2007.

Net cash provided by operating activities was $44.5 million in fiscal year 2006 and $59.8 million in fiscal year 2005. The $15.3 million decrease was due primarily to a net increase in working capital requirements in the current period resulting from increased beef inventory levels, partially offset by an increase in accounts receivable collections and by increased net income in fiscal year 2006.

Investing Activities

Net cash used in investing activities was $11.6 million in the thirteen weeks ended November 24, 2007 compared to $9.9 million in the thirteen weeks ended November 25, 2006.  This increase in cash used was primarily attributable to an increase in expenditures for property, plant, and equipment in the current year.

Net cash used in investing activities was $41.5 million in fiscal year 2007 compared to $32.9 million for fiscal year 2006, an increase of $8.6 million. The increase was primarily attributable to more capital spending during fiscal year 2007.

Net cash used in investing activities was $32.9 million in fiscal year 2006 compared to $12.1 million for fiscal year 2005, an increase of $20.8 million. The increase was due to an increase in capital spending in fiscal year 2006.

Financing Activities

Net cash provided by financing activities was $6.1 million in the thirteen weeks ended November 24, 2007 compared to $22.6 million in the thirteen weeks ended November 25, 2006.  The change was primarily attributed to $9.6 million in net payments in revolving credit borrowings during the current thirteen week period as compared to $15.5 million in net receipts in revolving credit borrowings during the same period of last year, partially offset by a $6.8 million change in the overdraft balance.Net cash provided by financing activities was $58.0 million in fiscal year 2007 compared to net cash used in financing activities of $7.7 million for fiscal year 2006. The $65.7 million change was primarily attributable to an additional $40.0 million in borrowings under NBP’s term note, a $15.6 million increase revolving credit borrowings, and the acquisition of $10.5 million in indebtedness through a capital lease.

Net cash used in financing activities was $7.7 million in fiscal year 2006 compared to net cash used in financing activities of $32.5 million for fiscal year 2005. The $24.8 million change was due primarily to an increase in borrowings on the term note payable of $46.4 million and revolving credit lines of $31.0 million in fiscal year 2006 compared to fiscal year 2005, partially offset by the repayment of $52.9 million of Brawley Beef, LLC debt in fiscal year 2006.

CoBank Term Debt

USPB’s CoBank term debt of approximately $4.1 million is payable in quarterly installments with final payment due in July 2011, bearing interest at the 90 day LIBOR index plus 2.50%, adjusted quarterly (7.86% at August 25, 2007, 8.01% at August 26, 2006, and 6.01% at August 27, 2005).

The debt agreement with CoBank contains certain covenants which require, among other things:

•                  reporting requirements;

•                  a minimum working capital reserve;

•                  a minimum debt service coverage ratio (not required if working capital falls above the greater of one half the aggregate commitment or $4 million and NBP is in compliance with their loan covenants);

•                  a minimum net worth of $70.0 million;

•                  restrictions on transactions with related parties; and,

•                  restrictions on dividend payments.

The Company was in compliance with all CoBank debt covenants as of August 25, 2007. The debt is secured by USPB’s interest in NBP.

USPB’s rate margin, which is adjusted annually, is determined pursuant to a table based on the NBP leverage ratio, as of the end of each fiscal year of NBP. Based on the table, the rate margin was 2.50% at fiscal year ending August 25, 2007, August 26, 2006, and August 27, 2005.

Amended and Restated Senior Credit Facilities

Effective July 25, 2007, NBP amended and restated its existing senior credit facility with a consortium of banks.  The facility now consists of a $202.6 million term loan that matures in May 2016 and a $200.0 million revolving line of credit loan that matures in July 2012 that is subject to certain borrowing base limitations.  This sixth amendment and restatement is within the scope of the Emerging Issues Task Force (EITF) 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments as well as EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements.  In accordance with that guidance, a portion of the unamortized loan costs of approximately $0.7 million from the fifth amended and restated credit facility as well as additional finance and legal charges associated with the sixth amended and restated credit facility of less than $0.1 million were expensed in Other, net in the Statement of Operations during the fiscal year ended August 25, 2007.

Borrowings under the facility bear interest at LIBOR or the Base Rate, plus the applicable margin.  The applicable margin for the revolving line of credit will be based on borrowing base availability with grids greater than $150.0 million, $50.0 to $150.0 million and less than $50.0 million.  As of August 25, 2007, the interest rate for the revolving loan was equal to 6.95%.   As of November 24, 2007, the interest rate for the revolving loan was approximately 6.7%.   The applicable margin for the Company’s term loan was also revised to a grid basis with different margins for Funded Debt to EBITDA Ratios greater than 3.50 to 1.00 and less than 3.50 to 1.00.  As of August 25, 2007, the interest rate for the term loan was equal to 7.3207%.  As of November 24, 2007, the interest rate for the term loan was approximately 6.8%.

The revolving line of credit and the term loan will have no financial covenants unless the borrowing base availability is less than $50.0 million for five consecutive business days or less than $35.0 million on any single business day during any fiscal quarter.  If the borrowing base availability falls below these amounts, a fixed charge ratio of 1:15 to 1:00 must be maintained at the end of each subsequent fiscal quarter until the borrowing base availability has been greater than or equal to $50.0 million for 90 consecutive days.  NBP was not subject to the fixed charge ratio test at November 24, 2007.  The advance rates under the borrowing base are 90% on eligible accounts and 70% on eligible inventory.

The borrowings under the revolving loan are available for the NBP’s working capital requirements, capital expenditures and other general corporate purposes.  The amended and restated credit facility is secured by a first priority lien on substantially all of NBP’s assets.  The principal amount outstanding under the term loan is due and payable in equal installments of approximately $3.5 million on the last business day of each June and December commencing on June 30, 2011.  All outstanding amounts of the term loan are due and payable on May 30, 2016.  Prepayment is allowed at any time.

The amended and restated credit facility contains customary affirmative covenants, including, without limitation, conduct of business, the maintenance of insurance, compliance with laws, maintenance of properties, keeping of books and records, and the furnishing of financial statements.  The facility also contains customary negative covenants, including without limitation, restrictions on the following:  distributions, mergers, sale of assets, investments and acquisitions, encumbrances, indebtedness, affiliate transactions, and ERISA matters.

The amended and restated credit facility contains customary events of default, including without limitation, failure to make payment when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default of other indebtedness that would permit acceleration of such indebtedness, the occurrence of one or more unstayed or undischarged judgments in excess of $3.0 million, changes in custody or control of the Company’s property, changes in control of the Company, the failure of any of the loan documents to remain in full force, and the Company’s failure to properly fund its employee benefit plans.  The facility also includes customary provisions protecting the lenders against increased cost or loss of yield resulting from changes in tax, reserve, capital adequacy and other requirements of law.

Industrial Revenue Bonds

In conjunction with the fourth amendment and restatement of NBP’s credit facility, effective December 30, 2004, NBP entered into a transaction with the City of Dodge City, Kansas, in order to provide NBP property tax savings.  Under the transaction, the City purchased the Dodge City facility (the facility) by issuing $102.3 million in bonds due in December 2014, and leased the facility to NBP for an identical term under a capital lease.  The City’s bonds were purchased by NBP using proceeds of its term loan under the fourth amended and restated credit facility.  Because the City has assigned the lease to the bond trustee for the benefit of NBP as the sole bondholder, NBP, in effect, controls enforcement of the lease against itself.  As a result of the capital lease treatment, the facility will remain a component of property, plant and equipment in NBP’s consolidated balance sheet.  As a result of the legal right of offset, the capital lease obligation and the corresponding bond investments will be eliminated in consolidation.  The transaction provides NBP with property tax exemptions for the leased facility, which, after netting payments to the City and local school district under payment in lieu of tax agreements, result in an annual property tax savings of approximately 25%.  The facility remains subject to a prior mortgage and security interest in favor of the lenders under the senior credit facility.  Additional revenue bonds may be issued to cover the costs of certain improvements to this facility.  The total amount of revenue bonds authorized for issuance is $120.0 million.

The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.8 million of industrial development revenue bonds on NBP’s behalf to fund the purchase of equipment and construction of improvements at its facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.8 million and are due on demand or on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. However, because each series of bonds is backed by a letter of credit under NBP’s existing amended and restated credit facility, these bonds have been presented as non-current obligations.  Pursuant to a lease agreement, NBP leases the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds.

The bonds issued in 1999 and 2000 are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The average per annum interest rate for each series of bonds was 3.7% in fiscal year 2007. NBP has the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

In connection with the Brawley Beef acquisition, NBP assumed the obligation under a Trust Indenture securing $6.8 million in California Pollution Control Financing Authority Tax-Exempt variable rate demand solid waste disposal revenue bonds dated as of October 1, 2001.  The bonds bear a rate that is adjusted weekly, which rate will not exceed 12% per annum.  The average per annum interest rate for this series of bonds for fiscal year 2007 was 3.7%.  These bonds have a maturity date of October 1, 2016.  NBP has the option to redeem all or a portion of the bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption.  The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest.  To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

Utilities Commitment

Effective December 30, 2004, NBP finalized an agreement with the City of Dodge City, Kansas, whereby in consideration of certain improvements made to the city water and wastewater systems, it has committed to make a series of service charge payments totaling $19.3 million over a 20 year period, of which $0.8 million, $1.2 million and $1.4 million were paid in fiscal years 2005, 2006 and 2007, respectively.  Payments under the commitment will be $1.4 million in each of the fiscal years 2008 and 2009, $1.7 million in fiscal year 2010 and $0.8 million in fiscal year 2011, with the balance of $10.6 million to be paid in subsequent years.

10 ½% Senior Notes

The 10 ½% Senior Notes will mature on August 1, 2011.  Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year, which commenced on February 1, 2004.  The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all of NBP’s other senior unsecured obligations.  With limited exceptions, the Senior Notes were not redeemable before August 1, 2007.  During the 12 month period commencing August 1, 2007 and August 1, 2008, the Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount.  Thereafter, the Senior Notes may be redeemed at 100% of face value.  The Indenture governing the Senior Notes contains certain covenants that restrict NBP’s ability to:

•                  incur additional indebtedness;

•                  make restricted payments;

•                  make distributions on or redeem its equity interests;

•                  sell its assets;

•                  create liens;

•                  merge or consolidate with another entity;

•                  enter into transactions with affiliates; and

•                  cash payment obligations.

The following table describes our cash payment obligations as of August 25, 2007 (in thousands):

		Year 1	Year 2	Year 3	Year 4	Year 5	After
	Total	FY 08	FY 09	FY 10	FY 11	FY 12	Year 5
Term loan facility	$206,735	$1,030	$1,030	$1,030	$1,029	$—	$202,616
Revolving credit facility	38,368	—	—	—	—	38,368	—
Senior Notes	160,000	—	—	—	160,000	—	—
Industrial Revenue Bonds	20,665	—	—	5,850	—	—	14,815
Capital Leases	20,173	4,474	4,925	2,887	1,659	1,659	4,569
City of Brawley loan	200	—	40	40	40	40	40
Operating leases	36,464	13,424	10,736	7,821	3,273	1,150	60
Purchase commitments	10,674	10,674	—	—	—	—	—
Cattle commitments(1)	97,155	97,155	—	—	—	—	—
Utilities commitment	15,903	1,399	1,379	1,734	818	820	9,753
Total	$606,337	$128,156	$18,110	$19,362	$166,819	$42,037	$231,853

(1) NBP makes a verbal commitment to cattle producers to purchase cattle about one week in advance of delivery of the live animals to its plants, with the actual price paid for the cattle determined after the cattle are delivered and inspected at our facilities.  This amount approximates its outstanding cattle commitments at August 25, 2007, which includes $63.0 million for cattle delivered on or before August 25, 2007 and $34.1 million for cattle to be delivered after August 25, 2007.

Off-Balance Sheet Arrangements

As of August 25, 2007 we did not have any significant off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Inflation

We believe that our results of operations are not materially affected by moderate changes in the inflation rate. Inflation and changing prices did not have a material affect on our operations in fiscal year 2007, 2006 and 2005. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse affect on our business, financial condition and results of operations.

Seasonality and Fluctuations in Operating Results

The Company’s operating results are influenced by seasonal factors in the beef industry. These factors affect the price that we pay for livestock as well as the ultimate price at which NBP sells its products. The seasonal demand for beef products is highest in the summer and fall months as weather patterns permit more outdoor activities and there is an increased demand for higher value items that are grilled, such as steaks. Both live cattle prices and boxed beef prices tend to be at seasonal highs during the summer and fall. Because of higher consumption, more favorable growing conditions and the housing of animals in feedlots for the winter months, there are generally more cattle available in the summer and fall.

Management of USPB

The Company’s business and affairs are governed by its board of directors. The board of directors currently consists of seven directors. The board of directors has full authority to act on behalf of the Company. The board of directors acts collectively through meetings, committees and executive officers it appoints. In addition, the Company employs a staff of professionals to manage the day-to-day business of the Company. The members of the board of directors and the executive officers are identified below.   There are no arrangements or understandings pursuant to which any director, nominee to become a director or executive officer was elected or appointed.

Directors and Executive Officers

Name	Age	Positions and Offices with Registrant	Term Expires After FY
Mark R. Gardiner	46	Chairman of the Board	2010
John D. Fairleigh	42	Vice Chairman of the Board	2009
Duane K. Ramsey	70	Secretary of the Board	2009
Douglas A. Laue	56	Director	2010
Carol A. Keiser	61	Director	2008
Rex W. McCloy	52	Director	2008
Joe M. Morgan	56	Director	2010
Steven D. Hunt	48	Chief Executive Officer	—
Scott J. Miller	43	Chief Reporting and Compliance Officer	—
Stanley D. Linville	48	Chief Operating Officer	—
Danielle D. Imel	32	Treasurer	—

Mark R. Gardiner.  Mr. Gardiner is President of Gardiner Angus Ranch, Inc. (GAR), a family owned purebred and commercial Angus operation headquartered at Ashland, Kansas, with 10 seedstock satellite cowherds across the United States and Australia. Gardiner Angus Ranch markets over 1,800 bulls and 700 females per year to both commercial and seedstock beef producers throughout the United States. Gardiner Angus Ranch also runs an embryo transfer program that makes more than 2,500 transfers per year, including more than 60% of GAR’s 1,500-plus head of registered Angus calves born each year. A percentage of its calves are finished at commercial feedlots to provide carcass data on all Gardiner sires. In addition to a native range program, Gardiner Angus Ranch operates a significant dryland farming enterprise. Mr. Gardiner is a member of the National Cattlemen’s Beef Association, Kansas Livestock Association, American Angus Association, Kansas Angus Association and the Beef Improvement Federation. He also serves on the Board of Irsik & Doll Company, a privately held company primarily involved in cattle feeding, grain and feed merchandising. Mr. Gardiner has served as a member of the Company’s board of directors since 1996. He was elected Secretary/Treasurer of the Company’s Board in 2003, Vice Chairman of the Board in 2004 and Chairman of the Board in 2006. Mr. Gardiner holds a Bachelor’s degree from Kansas State University in Animal Sciences and Industry.

John D. Fairleigh.  Mr. Fairleigh is President and CEO of Fairleigh Companies, a family-owned business in Scott City, Kansas, consisting of a 44,000 head commercial feedyard, Fairleigh Ranch, a 10,000 acre backgrounding and grazing operation, Fairleigh Farms and L&M Western Tire and Oil Company. He is a member of the National Cattlemen’s Beef Association and Kansas Livestock Association. Mr. Fairleigh has served as a member of the Company’s board since 1999 and was elected Secretary of the Board in 2004 and Vice Chairman in 2006. Mr. Fairleigh holds a Bachelor’s degree in Business from Kansas State University.

Duane K. Ramsey.  Mr. Ramsey is Chairman of Security Bancshares Inc., a $300 million multi-bank holding company. In addition, he has held an ownership interest in a commercial feedlot in southwest Kansas and a cow calf operation.  He has spent 44 years in banking in Scott County, KS, and was involved in the organization and development of the Company as a founding stockholder through his feedlot and in financing numerous of the Company’s unitholders.  Mr. Ramsey has served as a member of the Company’s board since 2006.

Douglas A. Laue.  Mr. Laue owns and operates Black Diamond Customer Feeders, Inc. near Herington, Kansas, and runs a grazing program in the Kansas Flint Hills. He is a member of the National Cattlemen’s Beef Association and Kansas Livestock Association (KLA). Mr. Laue previously served as the chairman of the KLA Feeders Council. Mr. Laue has been a member of the Company’s board of directors since 1996 and served as vice chairman of the board of directors from 1996 through 2002. Mr. Laue holds a Bachelor’s degree in Animal Sciences and Industry from Kansas State University.

Carol A. Keiser.  Ms. Keiser is president of C-BAR Cattle Company, Inc. where she manages operations for the feeding of 5,000 to 6,000 head of cattle in Kansas, Nebraska, and Illinois.  Prior to C-BAR Cattle Company she developed health and well-being procedures for Loveless Feedlot, taught vocational agriculture and served as an FFA advisor.  She is a Certified Livestock Manager, Certified Livestock Dealer and is a member of the National Cattlemen’s Beef Association and the American Society of Animal Science and American Meat Science Association. Currently, Ms. Keiser serves on the National Agricultural Research, Extension, Education, and Economics Advisory Board, the Board of Trustees of the Farm Foundation, Board of Directors of Agriculture Future of America and the Illinois Global Partnership Advisory.  She served on the Steering Committee of the Future of Animal Agriculture in North America Project, the Board of Directors of the Council of Food and Agricultural Research, Illinois Beef Association Check-off Division, was past chair of UIAA University of Illinois Alumni Association and Board of UIUC Agriculture, Consumer and Environmental Sciences Alumni Board.  Ms. Keiser is a graduate of the University of Illinois in Animal Science.  Ms. Keiser has served as a member of the Company’s board since 2005.

Rex W. McCloy.  Mr. McCloy is manager and part-owner of McLeod Farms Inc., a family-owned business headquartered in Morse, TX. The operation includes a 6,500 head capacity feed yard, a 7,000 acre irrigated farm, a backgrounding operation and a 20,000 acre ranch in Harding Co., NM. Mr. McCloy is a member of the National Cattlemen’s Beef Association, the Texas Cattle Feeder’s Association (TCFA) and the Texas Southwestern Cattle Raiser’s Association. He is a past Board member and marketing committee chairman of TCFA. In addition he is a former member of the Company’s nominating committee. Mr. McCloy holds a Bachelors degree in Agricultural Economics from Texas Tech University.  Mr. McCloy has served as a member of the Company’s board since 2005.

Joe M. Morgan.  Mr. Morgan has been managing commercial feedyards since 1981.  He has been Manager of Poky Feeders since 1985 and part owner since 1987.  He also has farming interests in Iowa and is a member of the National Cattlemen’s Beef Association and the Kansas Livestock Association.  Mr. Morgan holds a Bachelors degree in Animal Science from Iowa State University.

Steven D. Hunt.  Mr. Hunt was named Chief Executive Officer in July 1996 and was instrumental in the development and establishment of the Company. Prior to his employment with the Company, Mr. Hunt owned and operated SDH Cattle Company at Winfield, Kansas, until 1996. As Vice President of Corporate Lending with CoBank, ACB from January 1987 to October 1988, Mr. Hunt also has experience in many areas of commercial banking, including direct agricultural lending, commercial lending, finance, business analysis, training, marketing and personnel. Mr. Hunt has served on the Board of National Beef Packing Company, LLC, (NBP) since 1997 and was elected chairman of NBP’s Board in 2003. Mr. Hunt holds a Bachelor’s degree in Agricultural Economics from Kansas State University.

Scott J. Miller.  Mr. Miller is the Company’s Chief Reporting and Compliance Officer and joined the Company in 2005.  He oversees financial reporting and ensures compliance with internal policies and regulatory requirements.  Before joining the Company, he worked as the Manager, Capital Markets for Sprint Corporation from 2001 to 2005 and, prior to that, in various finance and accounting positions with Farmland Industries.  Mr. Miller earned a Bachelors degree in Accounting from Benedictine College and an MBA with an emphasis in Finance from the University of Missouri-Kansas City.  He has passed the Certified Public Accounting exam and the Certified Cash Managers exam.

Stanley D. Linville.  Mr. Linville is the Company’s Chief Operating Officer and joined the Company in 1997. He oversees cattle scheduling and technical operations. Before joining the Company, he operated a family farming operation near Holcomb, Kansas. He also worked in the cattle division of Brookover Enterprises at Garden City, Kansas, and as a grain merchandiser for Bartlett Grain Co. in Kansas City. Mr. Linville holds a Bachelor’s degree in Agricultural Economics from Kansas State University.

Danielle D. Imel.  Ms. Imel is the Company’s Treasurer and joined the Company in 1998. She oversees the Company’s finance functions and is directly responsible for Company treasury activities. She was employed by the CPA firm of Kennedy, McKee and Co., LLC of Dodge City, Kansas, prior to joining the Company. Ms. Imel earned a Bachelor’s degree in Accounting and a second Bachelor’s degree in Agricultural Economics from Kansas State University.

Management of NBP

The following table provides certain information regarding the members of our board of managers and our executive officers.  Each member of the board of managers and executive officer will hold office until a successor is elected or qualified or until the earlier of his death, resignation or removal.

Directors and Executive Officers

Name	Age	Positions and Offices with Registrant
John R. Miller	54	Chief Executive Officer and Manager
Timothy M. Klein	50	President and Chief Operating Officer
Jay D. Nielsen	52	Chief Financial Officer
Terry L. Wilkerson	56	Executive Vice President, Strategic Business Development
David L. Grosenheider	50	Executive Vice President, Business Planning and Analysis
Steve James	53	Executive Vice President, Beef Operations
Monte E. Lowe	49	Executive Vice President, Sales and Marketing
Scott H. Smith	54	General Counsel and Secretary
Steven D. Hunt	48	Chairman of Board of Managers; CEO USPB
Richard A. Jochum	47	Manager

Quantitative and Qualitative Disclosures About Market Risk

The principal market risks affecting the businesses of USPB and NBP are exposure to changes in prices for commodities, such as livestock and boxed beef, and interest rate risk.

Commodities

NBP uses various raw materials, many of which are commodities. Raw materials are generally available from several different sources, and NBP presently believes that it can obtain them as needed.  Commodities are subject to price fluctuations that may create price risk. When appropriate, NBP may hedge commodities in order to mitigate this price risk. While this may tend to limit NBP’s ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity prices. NBP reflects commodity contract gains and losses as adjustments to the basis of underlying commodities purchased; gains or losses are recognized in the statement of operations as a component of costs of goods sold.

NBP purchases cattle for use in its processing businesses. When appropriate, NBP enters into forward purchase contracts at prices determined prior to the delivery of the cattle. The commodity price risk associated with these activities can be hedged by selling (or buying) the underlying commodity, or by using an appropriate commodity derivative instrument. The particular hedging instrument NBP uses depends on a number of factors, including availability of appropriate derivative instruments.

NBP sells commodity beef products in its business. Commodity beef products are subject to price fluctuations that may create price risk. When appropriate, NBP enters into forward sales contracts at prices determined prior to shipment. NBP may hedge the commodity price risk associated with these activities in order to mitigate this price risk. While this may tend to limit NBP’s ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity beef prices. NBP reflects commodity contract gains and losses as adjustments to the basis of underlying commodities sold; gains or losses are recognized in the statement of operations as a component of net sales.

NBP may use futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at prices determined prior to delivery of the cattle as well as firm commitments to sell certain beef products at sales prices determined prior to shipment. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, NBP accounts for futures contracts and their related firm purchase commitments at fair value. Certain firm commitments for live cattle purchases and all firm commitments for boxed beef sales are treated as “normal purchases and sales” and not marked to market.  SFAS No. 133 imposes extensive recordkeeping requirements in order to treat a derivative instrument as a hedge for accounting purposes. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in fair value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net effect on earnings until the hedged transaction affects earnings. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net earnings.

While management believes each of these instruments help mitigate various market risks, they are not designated and accounted for as hedges under SFAS No. 133 as a result of the extensive recordkeeping requirements of that statement. Accordingly, the gains and losses associated with the change in fair value of all futures contracts and the gains and losses associated with changes in the market value of certain of the firm commitments not designated as normal purchases are recorded to income and expense in the period of change.

NBP uses a sensitivity analysis to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments.  As of November 24, 2007, the potential change in fair value of applicable commodity prices, assuming a hypothetical 10% decrease in the underlying commodity price, was $16.3 million.  As of August 25, 2007, the potential change in fair value of applicable commodity prices, assuming a hypothetical 10% decrease in the underlying commodity price, was $5.2 million.

Foreign Operations

Transactions denominated in a currency other than an entity’s functional currency may expose that entity to currency risk.  Although NBP operates in international markets including Japan and South Korea, product sales are predominately made in US Dollars, and therefore, currency risks are limited.

Interest Rates

As a result of the Company’s normal borrowing and leasing activities, its operating results are exposed to fluctuations in interest rates, which the Company manages primarily through its regular financing activities. The Company generally maintain limited investments in cash and cash equivalents.

The Company has long-term debt with variable interest rates. Short-term debt is primarily comprised of the current portion of long-term debt maturing twelve months from the balance sheet date.  Its variable interest expense is sensitive to changes in the general level of interest rates.  As of November 24, 2007, the weighted average interest rate on our $255.9 million of variable rate debt was approximately 6.6%.

The Company had total interest expense of approximately $9.2 million during the thirteen week period ending November 24, 2007.  The estimated increase in interest expense from a hypothetical 200 basis point increase in applicable variable interest rates would have been approximately $1.2 million in the thirteen week period ending November 24, 2007.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Legal Proceedings

Schumacher v. Tyson Foods, et al. On July 1, 2002, a lawsuit was filed against Farmland National Beef Packing Company, L.P. (FNBPC or the predecessor to NBP), ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleged that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. Plaintiffs also sought recovery against all defendants under a theory of unjust enrichment. The case was certified as a class-action matter in June of 2004. The plaintiffs claimed damages against FNBPC in the amount of approximately $4.5 million plus prejudgment interest, attorneys’ fees and court costs. The claim is subject to reduction in an unknown amount by the number of class members who have opted out of the class. Trial began March 31, 2006. On April 13, 2006, the jury returned a verdict in favor of FNBPC but against the other defendants. On January 29, 2008, the Circuit Court of Appeals ruled that the plaintiffs had failed to prove the defendants intended to manipulate or control the prices for live cattle.  The Circuit Court also noted that the plaintiffs failed to show the defendants knew or should have known of the USDA error, or that the defendants had any duty to inform the plaintiffs of the error.  The Circuit Court reversed the District Court’s judgment and directed the District Court to enter judgment in favor of other defendants.

The Company’s wholly owned subsidiary, National Carriers, Inc., has various independent contractor drivers who are involved in accidents from time to time, which in the aggregate could result in a material liability for the Company.

The Company is a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

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INFORMATION ABOUT JBS

The following section provides an overview of the business and operations of JBS and its subsidiaries.  The information contained in this section is comprised of information obtained from JBS’s public filings and materials provided to the Company by JBS. For additional information regarding JBS, we encourage you to read the financial statements of JBS attached hereto as Appendices F-1 and F-2, which qualify the information contained in this section.

Overview of JBS

JBS is a publicly held corporation incorporated under the laws of Brazil. JBS is a member of a group of companies headquartered in Brazil that have been in the business of beef production since 1953. JBS is one of the world’s largest producers of beef and beef by-products. JBS’s products include fresh and chilled beef, processed beef and cattle hides. JBS also is a producer of canned vegetables and pork and lamb products.

Competitive Advantages

JBS has reported its belief that the following competitive strengths will enable it to maintain its leading position in the Brazilian and global beef industry and high rates of growth and return:

Significant Scale with Leading Industry Positions and Brand Recognition. JBS’s brands “Friboi,” “Swift,” “Maturatta,” “Cabaña Las Lilas,” “Organic Beef,” “Anglo,” “Mouran,” “Plate” and “La Blanca” are widely recognized as symbols of quality in the markets in which these products are sold, primarily Brazil and Argentina, which enables JBS to maintain and increase its leadership in these markets.

Low Production Costs. JBS’s efficiently structured operations in Brazil and Argentina allow JBS to enjoy low production costs. JBS’s cost structure is further influenced by attractive cost of cattle, economies of scale and efficient logistics.

Strategically-Located Operations. JBS aims to continuously expand its operations through the acquisitions of plants, the construction of new plants and by increasing the slaughtering, deboning and beef processing capacities of its existing facilities. JBS’s slaughterhouses are strategically located in several Brazilian states and Argentine provinces, close to its raw material suppliers, major domestic consumer markets and export channels.

Modern Facilities with Value-Added Capabilities. JBS has made significant investments in expanding its operations, including through acquisitions that have enhanced its beef processing technology and its capabilities to produce value-added products, while maintaining high food safety and quality standards.

Diversified Product Mix and Utilization of Carcass. JBS has a diversified mix of fresh and processed beef products.  In addition, Brazil and Argentina have large domestic markets, traditionally consuming approximately 80% of their respective beef production.  These factors allow JBS to optimize the utilization and processing of each carcass, which provides JBS with a competitive advantage over beef producers in other countries.

Global Distribution and Customer Diversification. JBS’s products are exported to more than 500 customers located in over 110 countries, and no single customer accounted for more than 4.5% of its gross sales revenue in 2006.  In Brazil and Argentina, its products are sold to more than 6,000 customers, including retail chains, restaurants and tanneries, and none of these customers accounted for more than 1.4% of its gross sales revenue in 2006.

Successful Acquisitions. JBS has a successful track record of acquiring and integrating companies and assets, resulting in production and operating synergies. During the past five years, JBS has acquired several slaughterhouses and beef processing facilities in Brazil and Argentina, which have increased its daily slaughtering capacity from 6,800 head of cattle in 2002 to approximately 22,600 head of cattle in 2006. In the nine month period ended September 30, 2007, cattle slaughter volume increased by 7.0% in comparison to the nine month period ended September 30, 2006.

Experienced Management. JBS’s management has significant experience in the beef industry and beef processing business and a successful track record of integrating acquired companies and assets and achieving production and operating synergies.  Some of the members of its management team have more than 20 years of experience working in JBS.

JBS Strategy

JBS has reported its intention to focus on achieving steady and sustained growth, maintaining the efficiency of its operations and building on its competitive strengths in order to maintain its leadership in the global beef industry and in order to take advantage of the consolidation of the Brazilian and Argentine beef industries as well as new and growing international markets.  The key elements of JBS’s strategy are to:

Pursue selected growth opportunities and selected acquisitions. JBS plans to continue to pursue opportunities for acquisitions and strategic alliances that may give it access to new markets and new products, as well as increase JBS’s economies of scale and operating synergies.  In 2005, JBS began to expand its operations outside of Brazil through the acquisition of Swift-Armour Sociedad Anonima Argentina, Argentina’s largest producer and exporter of beef.  In addition, JBS recently acquired: (i) SB Holdings, one of the largest distributors of processed beef products in the United States, and its subsidiaries Tupman Thurlow, Astro Sales International and Austral Foods (acquired in January 2007); and (ii) Swift Food Company (now JBS USA), the third largest beef and pork producer in the United States and the largest beef exporter in Australia (acquired in July 2007).

Continue growth in domestic and international markets.  JBS intends to achieve sustained growth in the global beef market by investing in new markets while expanding and consolidating its leadership in the markets in which it currently operates. JBS intends to maintain a balanced product mix, targeting both domestic and international markets and to continue to generate solid cash flows and profitability even under adverse market conditions, which may include commercial and sanitary import and export restrictions and foreign exchange rate fluctuations.

Enhance operating efficiencies. JBS will continue to focus on improving the efficiency of its operations through further investments in developing its logistics, the information technology used in its production processes and the qualifications of its employees and management team.  In addition, JBS will continue to focus on increasing its profit margins by improving operating efficiencies, reducing costs, enhancing economies of scale and increasing its processing yields.

Expand higher margin products.  JBS believes it can increase its profitability by increasing sales of JBS products with higher margins.  Accordingly, JBS is investing in the development and marketing of special lines of fresh beef and processed beef products, including prime cuts of fresh beef and processed and pre-cooked beef (such as hamburgers, cooked meat and meat balls with sauce).  JBS also produces and markets several processed and canned products (such as canned beef, sausage, Italian ham and beef spreads), which have higher margins than the beef products from which they are made.

Description of JBS’s Business

Product Overview

JBS produces, prepares, packages and delivers fresh and processed beef products and beef by-products. JBS produces fresh and frozen beef cuts, including chuck cuts, rib cuts, loin cuts and round cuts, among other beef products. In 2006, JBS sold 739.1 thousand tons of fresh and frozen beef as compared to 729.8 thousand tons in 2005. During the fiscal quarter ended September 30 2007, JBS sold 234.5 thousand tons of fresh and frozen beef compared to 197 thousand tons during the fiscal quarter ended September 30 2006. JBS produces canned and processed beef products, including frozen cooked or pre-cooked beef, corned cooked beef, beef cubes, hamburgers, sausages and Italian ham. In 2006, JBS sold 158.6 thousand tons of processed beef products in comparison with 116.3 thousand tons in 2005. During the fiscal quarter ended September 30 2007, JBS sold 16.58 thousand tons of processed beef compared to 43.6 thousand tons during the fiscal quarter ended September 30 2006. JBS sells cattle hides to tanneries. In 2006, JBS sold 148.4 thousand tons of cattle hide compared to 134.1 thousand tons in 2005. JBS also produces canned corn, peas and a variety of other canned vegetables at its vegetable canning facility located in the State of Minas Gerais. In 2006, JBS sold 1,000 tons of canned vegetables in comparison with 0.8 thousand tons in 2005.

Raw Materials

The primary raw material for JBS’s beef processing operations is cattle. JBS purchases cattle from more than (1) 12,000 ranchers in Brazil located generally within 500 kilometers of one or more of its slaughterhouses and (2) 1,600 ranchers in Argentina located generally within 350 kilometers of one of its six slaughterhouses. The close proximity of JBS’s slaughterhouse to its cattle suppliers generally reduces transportation costs and the risks of weight loss and bruising of cattle during transportation.

JBS purchases a portion of its cattle requirements through forward purchase arrangements entered into with cattle ranchers, under a program JBS created to assist cattle ranchers to finance the improvement and expansion of their operations, which financing traditionally has not been available to cattle ranchers in Brazil. JBS employs experienced cattle buyers who purchase cattle in the principal cattle raising areas in Brazil and Argentina. JBS buyers are trained to select high quality, disease-free animals, and JBS continually monitors their performance. JBS only purchases cattle from selected registered producers, based on rigorous animal selection guidelines. JBS cattle suppliers are required to document the quality of their operations and verify that their use of antibiotics and agricultural chemicals follows the industry standards. All cattle that JBS purchases in Brazil are inspected by veterinarians from the Federal Inspection Service of the Ministry of Agriculture (Serviço de Inspeção Federal do Ministério da Agricultura), the Brazilian federal authority that authorizes JBS’s slaughter and processing of cattle.

Primary Operations and Properties

JBS operates 22 processing plants located in nine Brazilian states and six plants located in four Argentine provinces. JBS’s plants are strategically located in regions with the largest concentration of cattle in Brazil and Argentina, both among the world’s leading beef producing and exporting countries. The strategic and diversified location of the JBS plants provides JBS with operating flexibility and low transportation costs (including to bring cattle to its plants and to transport its products to customers) and mitigates against the potential impact of regional outbreaks of cattle diseases. JBS’s operations do not suffer from material seasonal variations.

JBS owns the vast majority of the slaughterhouses it operates. JBS generally slaughters and processes the cattle delivered to its slaughterhouses into fresh beef products within 72 hours after their arrival and into processed beef products within 140 hours after their arrival, as the case may be. Substantially all of its weekly production is committed to sale before the cattle arrives at JBS’s facilities. JBS’s processing facilities utilize modern, highly automated equipment to process and package beef products. JBS also customizes production and packaging of beef products for several large domestic and international customers. The design of the JBS facilities emphasizes work safety to ensure compliance with applicable worker safety regulations and to reduce work-related injuries. JBS’s processing facilities operate under strict food safety and quality assurance requirements in compliance with domestic and international customer requirements as well as respective Brazilian, Argentinean and foreign governmental safety and quality standards.

JBS also has facilities for distribution, logistics and marketing support, consisting of: (1) four distribution centers, three of which are located in the State of São Paulo and one in the State of Minas Gerais; (2) one inland container terminal located near the Port of Santos in the State of São Paulo, the largest port in Latin America; and (3) subsidiaries located in Chile, Egypt, the United States, the United Kingdom and Russia, which distribute and market JBS’s products in those countries.

JBS’s Organization and Operational Structure

The JBS entities described below conduct the following operations for JBS:

•                   JBS operates slaughterhouses, cold storage and food processing operations for the production of beef, canned goods, fat, animal rations and beef by-products, which are produced in the manufacturing units located in the States of Säo Paulo, Goias, Mato Grosso, Mato Grosso do Sul, Rondonia, Minas Gerais, Acre and Rio de Janeiro. JBS distributes its products through centers of distribution located in the States of Säo Paulo, Minas Gerais, Acre and Parana. In order to minimize transportation costs, JBS is responsible for the transportation of cattle to its slaughterhouses and the transportation of its export products.

•                   JBS has indirect subsidiaries located in England and Egypt, which are responsible for the sales and distribution of JBS products in Europe, Asia, and Africa.

•                   Swift-Armour Sociedad Anonima Argentina, an indirect wholly-owned subsidiary of JBS, operates slaughterhouses and cold storage facilities for the production of beef, canned goods, fat, animal food and by-products.

•                   Mouran Alimentos Ltda. (Mouran) is a subsidiary of JBS, organized in July 2006, and conducts slaughterhouse and cold storage business operations for the production of beef, canned goods, fat, animal rations and beef by-products in its facilities located in the State of Säo Paulo.

•                   JBS Embalagens Metalices Ltda. (JBS Embalagens) produces metallic cans in its plant located in the State of São Paulo, which are primarily purchased by JBS.

•                   SB Holdings, Inc. and its subsidiaries, Tupman Thurlow Co., Inc. (Tupman) and Astro Sales International, Inc. (Astro) located in the United States sell processed beef products in the North American market.

•                   Beef Snacks do Brasil Indostria e Comer-do de Alimentos Ltda (Beef Snacks), an indirect wholly-owned subsidiary of JBS, located in Santo AntOnio da Posse, State of São Paulo, produces of Beef Jerky. Beef Snacks purchase meat in local markets and export beef jerky to United States.

•                   Jerky Snacks Brands, Inc. (Jerky Snacks), an indirect wholly-owned subsidiary of JBS, located in Minong, Wisconsin, produces and sells meat snacks (beef jerky, smoked meat sticks, kippered beef steak, meat & cheese, turkey jerky and hunter sausage). Jerky Snacks purchases meat from Brazil and in local markets. Its sales are mainly in the United States.

•                   Global Beef Trading Sociedade Unipessoal Lda (Global Beef Trading), an indirect wholly-owned subsidiary of JBS, located in Ilha da Madeira, Portugal, sells products of bovine meat, birds and pork. Global Beef Trading imports products from Latin America and exports for several countries, in Europe, Africa, Asia and Middle East.

•                   JBS USA operates feedlots, processes, packages and delivers fresh, further processed and value-added beef and pork products for sale to customers in the United States and international markets. The fresh meat products prepared by JBS USA include refrigerated beef and pork processed to standard industry specifications. In the United States, JBS USA operates four beef processing facilities, three pork processing facilities, one lamb slaughter facility and one value-added facility for pork. In Australia operates four beef processing facilities.

•                   JBS USA divides its business into three segments: Swift Beef, through which it conducts its U.S. domestic beef processing business; Swift Pork, through which it conduct its U.S. domestic pork processing business; and Swift Australia, through which it conducts its Australian beef business.

•                   JBS USA in Australia operates four feedlots that provide grain-fed cattle for its processing operations.

Principal Markets and Customers for JBS Products

JBS products are sold in the Brazilian and Argentine domestic markets, as well as in international markets.

Brazil and Argentina. In the markets in Brazil and Argentina, JBS products are sold directly to large retailers, restaurants and tanneries. JBS recently developed a program called the Butcher Shop Excellency Program (Programa Açougue Nota 10) to enhance its relationship with its customers and to strengthen the identity of its brand with end consumers in Brazil. JBS currently has over 6,000 customers in the markets of Argentina and Brazil. During 2006, JBS’s sales were not concentrated on any particular client, and its 10 largest customers in Argentina and Brazil accounted for 8.9% of JBS’s gross sales revenue. Its largest customers are Wal-Mart and Carrefour.

International Market. JBS exports its products to over 500 customers in more than 110 countries. None of its customers individually accounts for more than 4.5% of its gross sales revenue in 2006. JBS has subsidiaries in Chile,

Egypt, the United States, the United Kingdom and Russia, which distribute and market its products in those countries. Its customers in the international market include Van Luin Foods Netherlands B.V. (The Netherlands), Meat Import Zanderbergen Brothers B.V. (The Netherlands), Sampco Inc. (United States), Princês Foods (United Kingdom) and Kraft Foods (United States). Its 10 largest international customers accounted for 34.8% of JBS’s gross sales revenue from exports.

Exports revenue as a percentage of JBS’s total net revenue declined from 70% in the fiscal quarter ended September 30, 2006 to 61% in the fiscal quarter ended September 30, 2007, while the domestic market accounted for 39% of net revenue in the quarter, up from 30% in the fiscal quarter ended September 30, 2006.

The table below sets forth a breakdown of JBS’s gross sales revenue from exports in 2004, 2005 and 2006 by country:

Destination of JBS Exports

(in millions of US$)	2004		2005		2006
Country	Amount	%	Amount	%	Amount	%
Russia	43.8	7.3%	105.8	13.3%	203.3	17.7%
United Kingdom	71.2	11.9%	105.2	13.2%	119.5	10.4%
USA	28.7	4.8%	46.0	5.8%	112.9	9.8%
Italy	46.2	7.7%	51.3	6.4%	82.8	7.2%
The Netherlands	78.4	13.1%	81.7	10.3%	82.4	7.2%
Egypt	26.3	4.4%	34.3	4.3%	55.3	4.8%
Germany	31.8	5.3%	39.0	4.9%	48.9	4.3%
China (Hong Kong)	25.9	4.3%	30.7	3.9%	47.3	4.1%
Bulgaria	11.3	1.9%	28.4	3.6%	30.7	2.7%
Others	235.8	39.3%	273.0	34.3%	365.5	31.8%
Total	599.6	100.0%	795.4	100.0%	1,148.6	100.0%
European Union	293.6	49.0%	378.0	47.5%	458.	39.9%

Industry Competition

The beef industry is highly competitive, both in the purchase of cattle and in the sale of fresh and processed beef products. JBS products also compete with a large number of other protein sources, including poultry and pork, but its principal competition comes from other beef processing companies.

JBS Marketing Activities

JBS invests substantial resources in the creation and maintenance of strong brands of fresh beef and special beef cuts in its domestic markets in Brazil and Argentina. JBS currently markets its fresh beef products in Brazil under the brands “Friboi,” “Maturatta” and “Linha Organic Beef Friboi” and in Argentina under the brands “Cabaña Las Lilas,” “Plate” and “La Blanca.” JBS markets its processed beef products (including its cooked and pre-cooked products such as hamburgers, meatballs and Italian ham) and its canned vegetables (such as sweet corn and peas) in Brazil under the brands “Swift” and “Anglo.” In October 2006, JBS began marketing the first organic beef hamburger in Brazil under the brand “Linha Organic Beef Friboi.” JBS markets its products in international markets under specialized brands, including “Friboi,” “Swift,” “Mouran,” “Anglo,” “Cabaña Las Lilas” and “Plate.” JBS also exports its products under third parties’ private label brands.

Intellectual Property and Information technology

At December 31, 2006, JBS had valid registrations with the Brazilian Intellectual Property Institute (Instituto Nacional da Propriedade Industrial—INPI) or valid trademark license agreements, for most of its trademarks, including “Friboi,” “Swift,” “Anglo,” “Hereford,” “Mouran” and “Maturatta.” At December 31, 2006, JBS had valid registrations with the Argentine Intellectual Property Institute (Instituto Nacional de la Propriedad Intelectual—

INPI) for all of JBS’s trademarks in Argentina, including “Swift,” “Safra,” “Cabaña Las Lilas,” “Vizental,” “Armour,” “Exeter,” “La Blanca,” “ La Criolla,” “Plate” and “La Blanca.”

JBS has developed its own managerial software. Its integrated software system of accounts receivable, accounts payable, inventories, accounting, payroll and procurement, which is used by all of JBS’s operating units, allows us to accurately manage JBS’s cash flows, accounts receivable and accounts payable in all of JBS’s operating locations. JBS continues to analyze new information technology alternatives to increase JBS’s efficiency and reduce its costs.

Recent Acquisitions and Joint Venture

JBS has reported completing the following recent acquisitions:

•                   In January 2007, JBS acquired all of the outstanding share capital of SB Holdings, one of the largest distributors of processed beef products in the United States, and its subsidiaries, Tupman Thurlow, Astro Sales Internacional and Austral Foods for US$11.9 million.

•                   In January 2007, through Swift, JBS acquired a slaughterhouse in the City of Berazategui, Province of Buenos Aires, with a daily slaughtering capacity of approximately 1,000 head of cattle.

•                   On July, 2007, JBS acquired Swift Foods Company, now known JBS USA Inc. (“JBS USA”). JBS USA feedlots, processes, packages and delivers fresh, further processed and value-added beef and pork products for sale to customers in the United States and international markets. The fresh meat products prepared by JBS USA include refrigerated beef and pork processed to standard industry specifications. In the United States, JBS USA operates four beef processing facilities, three pork processing facilities, one lamb slaughter facility and one value-added facility for pork. In Australia, JBS operates four beef processing facilities.

•                   On March 19, 2007, JBS entered into a joint venture agreement with Mr. Jay Earl Link, an American entrepreneur in the beef jerky business, pursuant to which each of Mr. Link and JBS will own 50% of a new company that will produce and market beef jerky in Brazil and in the United States.

•                   In late 2007, JBS entered into an agreement to purchase 50% of the INALCA Group in Italy. INALCA is the leading producer of beef in Italy and has operations in Russia and a distribution network in Sub Saharan Africa. INALCA is also a producer of Hamburgers for McDonalds in Europe and in Russia and processes a variety of value added products for the Italian and European consumer. The operation is going through the usual stages of analysis (due diligence etc.) and is due to be finalized in the coming weeks.

Employees

The following table sets forth the number of JBS employees by division at December 31, 2006, 2005 and 2004 for Brazil and at December 31, 2005 and 2006 for Argentina:

	At December 31,
	Brazil			Argentina
	2006	2005	2004	2006	2005
Administrative	1,704	1,619	1,499	172	192
Commercial	382	329	245	93	100
Industrial/Operating	14,895	13,769	13,932	2,074	2,227
Total	16,981	15,717	15,676	2,339	2,519

Environmental

JBS has incurred and will continue to incur capital and operating expenditures to continue to comply with the environmental laws and regulations in the jurisdictions where it operates, Brazil and Argentina in particular. In an effort to control the environmental impact of its operations, JBS maintains a preventive maintenance process for its equipment and filters, as well as programs for the efficient use of water. Environmental laws and regulations require the regular monitoring of the furnace air quality and emissions of JBS’s facilities to determine if JBS is in compliance with the permitted emissions levels. Periodically, JBS evaluates the environmental impact of its products, processes, operations and services, in order to determine those that cause or could cause material environmental damage. Through its environmental management programs, JBS seeks to identify opportunities to improve its production process, as well as to prevent the occurrence of environmental impacts and/or legal claims.

Under environmental laws and regulations of Brazil, JBS is required to obtain environmental licenses to install and operate each of its production facilities. The environmental licensing process includes an initial license, an installation license and an operating license. Operating licenses are subject to compulsory renewal every five years. JBS has reported its belief that all material environmental permits and licenses necessary to its operations are in full force and effect, except for the license applicable to its slaughterhouse located in the City of Pimenta Bueno, in the State of Rondônia. The operating license of this slaughterhouse has expired, and JBS is currently in the process of renewing this license. See “Risk Factors – Compliance with environmental regulations may result in significant costs.”

The operations of food producers in Argentina, including JBS and its subsidiaries, are subject to extensive national, regional and local environmental laws and regulations pertaining, among other things, to the discharge of wastewater and storm-water into the environment and the handling and disposition of waste. Failure to comply with these regulations can have serious adverse consequences for JBS, including criminal, civil and administrative penalties and liability as well as negative publicity.

On January 18, 2008, JBS issued a press release informing its shareholders and the market that there was a leak of ammonia in the US pork processing plant in Worthington, Minnesota during the second shift of operations on January 15, 2008. The incident occurred due to problems in one of the cooler valves and was restricted to the cooling area and the slaughtering floor. For safety and prevention reasons, all affected areas were evacuated and the employees were sent to hospitals for tests. The employees have been given a clean bill of health and have been released. The leak has been stopped and all necessary prevention measures have been taken. There is no risk to employees, operations and products. Despite the incident, the plant continues its normal operations.

Service of Process and Enforcement of Judgments

JBS is incorporated under the laws of Brazil. Its directors and officers and certain advisors reside in Brazil. Substantially all of its assets and those of these other persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments against them or JBS in United States predicated upon the civil liability provisions of the federal securities laws of the United States.

JBS has been advised that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil. A judgment against JBS or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation will occur if the foreign judgment:

•                   fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted,

•                   is issued by a competent court after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law,

•                   is not subject to appeal,

•                   is for the payment of a determined sum of money,

•                   is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and

•                   is not against Brazilian public policy, good morals or national sovereignty.

Notwithstanding the foregoing, we cannot assure you that confirmation will be obtained, that the process described above will be conducted in a timely manner or that Brazilian courts will enforce a monetary judgment for violation of the U.S. securities laws with respect to JBS’s common shares.

JBS has also been advised that:

•                   original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against JBS (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action);

•                   the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain of JBS’s assets is limited by provisions of Brazilian law;

•                   a plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil during the course of litigation in Brazil must make a deposit to guarantee the payment of the defendant’s legal fees and court expenses if the plaintiff owns no real property in Brazil that could secure that payment, except in the case of collection claims based on an instrument that may be enforced;

•                   in Brazilian courts without the review of its merit (título executivo extrajudicial) or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure. The deposit must have a value sufficient to satisfy the payment of court fees and the defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been confirmed by the Brazilian Superior Court of Justice; and

•                   any disputes or controversies relating to the listing rules of the Novo Mercado, JBS’s bylaws, Brazilian Corporation Law, the rules established by National Monetary Council (“CMN”), the Central Bank, the Brazilian Securities Commission (Comissão de Valores Mobiliários or “CVM”) and the BOVESPA, as well as other rules applicable to Brazilian capital markets in general, must be submitted to arbitration conducted in accordance with the Rules of the Market Arbitration Chamber established by the BOVESPA, provided the dispute or controversies do not involve non-waiveable rights. See “Market Price of and Dividends on JBS Common Shares and Related Stockholder Matters” below for information regarding the BOVESPA and the Novo Mercado.

Legal and Administrative Proceedings

According to the Notes to the JBS Financial Statements for the period of three months ended on September 30, 2007, JBS and its subsidiaries are parties in several legal and administrative proceedings arising from the ordinary course of their respective businesses, including labor proceedings, civil proceedings and tax proceedings. JBS reports in its financial statements that it has established provisions for the contingencies arising from these proceedings based on the estimates provided by its legal advisors. For additional disclosure regarding JBS’s legal and administrative proceedings and other financial matters, we encourage you to read the section entitled “Risk Factors – Risks related to JBS” as well as the financial statements of JBS attached hereto as Appendices F-1 and F-2, which qualify the information contained herein.

Management and Principal Shareholders

According to JBS’s bylaws, its board of directors (conselho de administração) and board of executive officers (diretoria) are responsible for operating JBS’s business. The bylaws also provide for a non-permanent fiscal council, installed upon the request of the shareholders at a general shareholders’ meeting. JBS does not currently maintain a fiscal council.

Board of Directors

JBS’s board of directors consists of six members: one president, one vice-president, two permanent directors without a specific title and two permanent independent directors. JBS’s board of directors is the decision-making body responsible for, among other matters, establishing policies and guidelines for JBS. The board of directors also supervises JBS’s board of executive officers and monitors their implementation of the policies and guidelines that are established from time to time by the board of directors.

The members of JBS’s board of directors must be residents in Brazil and are elected at general shareholders’ meetings for terms of two years, and are eligible for reelection. The term of office of the current members of JBS’s board of directors will expire on the date of the general shareholders’ meeting to be held in 2009. The members of JBS’s board of directors are subject to removal at any time, with or without cause, at a general shareholders’ meeting. According to the Brazilian Corporation Law, each director must hold at least one share of JBS common shares.

The board of directors meets at least once every fiscal quarter and at any time when an extraordinary meeting is called by the president or by any other member. Decisions of the board of directors are taken by majority vote.

The following table lists the current members of JBS’s board of directors:

Name	Director since	Position
Joesley Mendonça Batista	January 2, 2007	President
Wesley Mendonça Batista	January 2, 2007	Vice-President
José Batista Sobrinho	January 2, 2007	Member
José Batista Jr.	January 2, 2007	Member
Marcus Vinicius Pratini de Moraes(1)	January 2, 2007	Member
Affonso Celso Pastore(1)	January 2, 2007	Member

(1)  Independent member.

Joesley Mendonça Batista. Mr. Joesley Batista is the current president of JBS’s board of directors and JBS’s chief executive officer, and has been a member of JBS’s board of directors and JBS’s board of executive officers since 2005. He has been working for the JBS Group since 1988. He is one of the sons of the founder of the JBS Group, Mr. José Batista, and brother of Mr. José Batista Júnior and Mr. Wesley Mendonça Batista.

Wesley Mendonça Batista. Mr. Wesley Batista is the current vice-president of JBS’s board of directors and has been a member of JBS’s board of directors and JBS’s board of executive officers since 2005. Mr. Wesley Batista has been working for the JBS Group since 1987. He is one of the sons of the founder of the JBS Group, Mr. José Batista, and brother of Mr. José Batista Júnior and Mr. Joesley Mendonça Batista.

José Batista Sobrinho. Mr. José Batista Sobrinho is a member of JBS’s board of directors and the founder of the JBS Group. He has been a member of JBS’s board of directors since 2005. He is the father of Mr. Joesley Mendonça Batista, Mr. Wesley Mendonça Batista and Mr. José Batista Jr.

José Batista Junior. Mr. José Batista Júnior has been a member of JBS’s board of directors since 2005. He is one of the sons of the founder of the JBS Group, Mr. José Batista, and brother of Mr. Joesley Mendonça Batista and Mr. Wesley Mendonça Batista.

Marcus Vinicius Pratini de Moraes. Mr. Pratini has been a member of JBS’s board of directors since January 2, 2007. He served as the Brazilian Interim Minister of General Coordination and Planning from 1968 to 1969, as the Industry and Commerce Minister from 1970 to 1974, as the Mines and Energy Minister in 1992 and as the

Agriculture Minister from 1999 to 2002. In addition, Mr. Pratini served as a Congressman for the State of Rio Grande do Sul from 1982 to 1986. He was the founder and the president of the Fundação Centro de Estudos do Comércio Exterior—FUNCEX, from 1976 to 1985. Mr. Pratini also served as the president of the Associação do Comércio Exterior do Brasil—AEB, from 1988 to 1999, as a member of the Center for Advanced Studies in Management Council—The Wharton School University of Pennsylvania in 1999, as a member of the board of directors of SOLVAY of Brazil from 1998 to 1999, as a member of the Supervision Council of ABN-AMRO Bank in Amsterdam in 2003, as the president of the Conselho da Associação Brasileira das Indústrias Exportadoras de Carnes Industrializadas—ABIEC, in 2003, as a member of the National Council of Industrial Development from 2005 to 2007 and as the vice-president of the Beef Information Service—SIC in 2005, among others. Mr. Pratini holds a bachelor’s degree in economics from Faculdade de Ciências Econômicas da Universidade do Rio Grande do Sul, a post-graduate degree in public administration from Deutsche Stiftung fur Entwicklungsländer—Berlin, and a post-graduate degree in business administration from Pittsburgh University & Carnegie Tech—Carnegie Institute of Technology.

Affonso Celso Pastore. Mr. Pastore has been a member of JBS’s board of directors since January 2, 2007. He is currently the economic consultant and director of A C Pastore & Associados and lectures at FGV. He served as the Secretary of Finance Business of the State of São Paulo from 1979 to 1983. He was also the president of BACEN from 1983 to 1985. Mr. Pastore is currently a member of the board of directors of Gerdau S.A. and of Klabin Segall S.A., and a member of the Consultative Council of Deutsche Bank, Banco Português and of BM&F. In addition, he was a professor and the director of Faculdade de Economia e Administração da Universidade de São Paulo. Mr. Pastore holds a bachelor’s degree in economics from Faculdade de Ciências Econômicas e Administrativas da Universidade de São Paulo and a post-graduate degree in economics from Faculdade de Economia da Universidade de São Paulo.

Board of Executive Officers

JBS’s board of executive officers is JBS’s managing executive body. The members of the board of executive officers are JBS’s legal representatives and are responsible for the internal organization, decision-making, day-to-day operations and the implementation of the general policies and guidelines established from time to time by the board of directors.

JBS’s board of executive officers currently consists of four members, who have been elected by the board of directors on January 2, 2007 for three-year terms. The board of directors may remove any executive officer from office at any time with or without cause. In accordance with Brazilian Corporation Law, executive officers must be residents in Brazil but need not be shareholders. JBS’s board of executive officers meets whenever a meeting is called by JBS’s chief executive officer or by the majority of its members whenever deemed necessary.

The following table lists the current members of JBS’s board of executive officers:

Name	Executive officer since	Position
Joesley Mendonça Batista	January 2, 2007	Chief Executive Officer
Wesley Mendonça Batista	January 2, 2007	Executive Director of Operations
Francisco de Assis e Silva	January 2, 2007	Legal Director
Sérgio Longo	January 2, 2007	Finance Director and Investors Relations Director

Francisco de Assis. Mr. Assis has been a member of JBS’s board of executive officers since January 2, 2007. He is a member of the Instituto dos Advogados de São Paulo, IASP and of the Instituto Brasileiro de Direito Tributário, IBDT—USP. In addition, Mr. Assis has served as an attorney of Trombini Group for five years and served as the management and legal director of Transportadora Itapemirim S.A. He has been working for the JBS Group since December 2001. Mr. Assis holds a law degree and a post-graduate degree in environmental law from Pontifícia Universidade Católica do Paraná, a post-graduate degree in corporate law and a master’s degree in public law from Universidade Mackenzie, and an MBE in labor economics from Universidade de São Paulo.

Sérgio Longo. Mr. Longo has been a member of JBS’s board of executive officers since 2005, and has been serving as JBS’s Chief Financial Officer since April 2003. He has over 25 years of experience working in financial institutions, and before joining the JBS Group, he worked for 18 years at Banco Sudameris and for four years at Banco Rural.

Fiscal Council

Under the Brazilian Corporation Law, the fiscal council is a management body independent from JBS and external auditors and may or may not be permanent. If the fiscal council is not permanent, it shall be installed by the request of shareholders representing at least two percent of the voting shares.

The primary responsibilities of the fiscal council are to monitor management activities, review the company’s financial statements and to report its findings to the company’s shareholders. In addition, Brazilian Corporation Law requires fiscal council members to receive as compensation at least 10% of the average annual amount paid to the company’s executive officers, excluding benefits and other allowances or profit sharing.

The fiscal council is not a permanent body, and, whenever installed, must be comprised of three members, with an equal number of alternates. Under Brazilian Corporation Law, a fiscal council may be established at a shareholders’ meeting upon the request of the shareholders. JBS does not currently maintain a fiscal council.

JBS reported in its financial statements for the period ended September 30,2007 that for the nine month periods ended September 30, 2007 and 2006, the aggregate compensation paid by JBS to its management was R$2,250 and R$3,885, respectively.

Principal Shareholders

JBS reports as of the date of this proxy statement the following table sets forth the principal holders of JBS outstanding common shares and their respective shareholdings:

Shareholders	Number of Shares	%

J&F Participações Ltda.	597,195,003	55.43

BNDES Participações S.A. - BNDESPAR	139,470,610	12.95

ZMF Fundo de Investimento em Participações	87,903,348	8.16

Free Float	252,831,023	23.47

Total	1,077,400,000	100.00

Market Price of and Dividends on JBS Common Shares and Related Stockholder Matters

Market for JBS Common Shares

JBS is a publicly held corporation incorporated under the laws of Brazil. JBS is duly registered with the Commercial Registry of the State of São Paulo under NIRE No.35.300.330.587, and has been registered as a publicly held corporation with the Brazilian Securities Commission, or the CVM, under No. 20575, since March 27, 2007. The JBS common shares are listed and traded on the Novo Mercado segment of the São Paulo Stock Exchange, or the BOVESPA, under the symbol “JBSS3”.

As of the date hereof, JBS had 1,077,400,000 common shares issued and outstanding and held by approximately 6,270 shareholders. JBS common shares began trading on the Novo Mercado on March 29, 2007. The following information regarding the trading history of the JBS common shares on the BOVESPA was posted to the BOVESPA website (http://www.bovespa.com.br) as of January 28, 2008:

Monthly Summary 2007 - Cash Market

Month	Trading Volume	Lowest (R$ )	Highest (R$ )	Average (R$ )
Mar	45,855,100	6.55	7.98	7.45
Apr	34,535,800	7.29	8.00	7.67
May	49,307,400	6.93	8.18	7.63
Jun	78,446,900	6.90	8.94	7.84
Jul	42,381,000	8.05	9.65	8.79
Aug	45,356,600	7.30	9.68	8.64
Sep	23,341,900	8.07	9.40	8.58
Oct	46,741,800	7.23	8.30	7.57
Nov	46,879,200	6.63	7.85	7.26
Dec	46,343,100	5.38	7.78	6.27
Total	459,188,800

The foregoing table is a summary only. We encourage you to consult the BOVESPA website (http://www.bovespa.com.br), the JBS website (www.jbs.com.br) or other sources of financial information to obtain all available information regarding the market and historical trading prices of JBS common shares.

Corporate Governance Practices and Novo Mercado

In 2000, the BOVESPA introduced three special listing segments, known as Level 1 and 2 of Differentiated Corporate Governance Practices and New Market (Novo Mercado), aiming at fostering a secondary market for securities issued by Brazilian companies with securities listed on the BOVESPA, by prompting such companies to follow good practices of corporate governance. The listing segments were designed for the trading of shares issued by companies voluntarily undertaking to abide by corporate governance practices and disclosure requirements in addition to those already imposed by Brazilian law. These rules generally increase shareholders’ rights and enhance the quality of information provided to shareholders.

To be listed on the Novo Mercado, in addition to the obligations imposed by current Brazilian law, an issuer must meet all of the following requirements:

•                   issue only common shares;

•                   grant tag-along rights to all shareholders in connection with a transfer of control of the company, the acquirer being required to hold a public offer for acquisition of the shares to the other shareholders, at the same price per share paid for the controlling block;

•                   ensure that shares of the issuer representing at least 25% of its total capital are effectively available for trading;

•                   adopt offering procedures that favor widespread ownership of shares whenever making a public offering;

•                   comply with minimum quarterly disclosure standards;

•                   follow stricter disclosure policies with respect to transactions made by controlling shareholders, directors and officers involving securities issued by the issuer;

•                   submit any existing shareholders agreements and stock option plans to the BOVESPA;

•                   disclose a schedule of corporate events to the shareholders;

•                   have a board of directors comprised of at least five members with a term limited to one year;

•                   within two years after listing shares on the Novo Mercado, prepare annual financial statements in English, including cash flow statements, in accordance with international accounting standards, such as U.S. GAAP or International Financing Report Accounting Standards (IFRS);

•                   adhere exclusively to the arbitration rules of the BOVESPA, pursuant to which the BOVESPA, the company, the controlling shareholder, the management and the members of fiscal council, if any, agree to resolve by arbitration any dispute or controversy related to the Novo Mercado listing rules;

•                   hold public meetings with financial analysts and any other interested third parties at least once a year to present information regarding its financial and economic position, projects and prospects; and

•                   if a decision to delist from the Novo Mercado is made, the issuer´s controlling shareholder must launch a tender offer for the acquisition of all outstanding shares at a minimum price to be established based on an independent appraisal.

Regulation of the Brazilian Securities Market

The Brazilian securities markets are regulated by the CVM, which has regulatory authority over the stock exchanges and securities markets, by the National Monetary Council and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions. The Brazilian securities markets are governed by the principal law governing the Brazilian securities markets, by the Brazilian Corporation Law, and by regulations issued by the CVM, the CMN and the Central Bank. These laws and regulations provide for, among other things, disclosure requirements, restrictions on insider trading and price manipulation and protection of minority shareholders. However, the Brazilian securities markets are not as highly regulated and supervised as U.S. securities markets.

Stock Option Plan

JBS has reported that there are no outstanding options to purchase or sell JBS common shares or other securities convertible into JBS common shares that could require JBS to issue additional shares. In addition, for the past five years, no options to purchase JBS common shares have been exercised, except for the options issued in accordance with JBS stock option plan under which JBS may grant stock options to JBS executive officers, managers and employees. A JBS stock option plan was approved by its shareholders at an Extraordinary Shareholders’ Meeting held on March 9, 2007. The JBS stock option plan provides that the board of directors will manage the stock option plan and will set the price and conditions that should apply to the granting of stock options. The stock option plan is limited to cover a total of 2.0% of JBS outstanding common shares

Dividend Policy and History

Pursuant to the terms of the Brazilian Corporate Law and JBS’s By-laws, the JBS mandatory annual dividend is at least 25% of the adjusted net income determined in the unconsolidated financial statements. The yearly distribution of dividends, including dividends in excess of the minimum mandatory dividend, requires approval by a majority vote of the holders of JBS’s common shares and will depend on many factors. These factors include JBS’s results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by JBS’s board of directors and shareholders.

JBS distributed dividends and interest attributable to shareholders’ equity to its shareholders in the amounts of R$0.8 million, R$21.8 million, R$31.7 million and R$11.2 million in 2002, 2004, 2005 and 2006, respectively. JBS did not distribute any dividends or interest attributable to shareholders’ equity to its shareholders in 2003.  The decision regarding distribution of dividends, if any, with respect to JBS’s fiscal year ended December 31, 2007 and future years is generally determined by JBS in connection with its fiscal year end activities.

JBS reported in its financial statements for the fiscal quarter ended September 30, 2007, that the Board of Directors of JBS met on November 1, 2007 and resolved that exchange rate losses from investments made in foreign currency and future amortization of goodwill in JBS USA are permanently excluded for dividend calculation purposes. This decision will be deliberated and voted in and upcoming Extraordinary Shareholders Meeting.

Available Information

JBS has reported the following disclosure policy:  All of JBS’s material facts, earnings results and other notices to the market are published simultaneously at CVM/BOVESPA and at the investor relations area of the Company’s website (www.jbs.com.br), and sent later by email to persons who register at the JBS website to receive such information. Complete financial statements are published annually in the newspapers “Valor Econômico” and “Diário Oficial do Estado de São Paulo”. Quarterly financial statements, press releases, presentations, material facts and notices to shareholders are available in the investor relations area of JBS’s website (www.jbs.com.br). Other information about JBS also may be obtained on the website of São Paulo Stock Exchange (www.bovespa.com.br)  and at the Securities and Exchange Commission of Brazil - CVM (www.cvm.gov.br).

Description of JBS’s Capital Stock

Set forth below is a summary of certain significant provisions of JBS’s bylaws, the Brazilian Corporation Law, and the rules and regulations issued by the CVM.  This summary does not purport to be complete and is qualified by reference to JBS’s bylaws, the Brazilian Corporation Law and the rules and regulations of CVM.  JBS’s bylaws are the principal governing document of JBS.  For more information regarding the BOVESPA, the applicable CVM laws and regulations that apply to JBS and JBS’s publicly available reports, you may refer to www.bovespa.com.br/indexi.asp.

Rights of JBS Stockholders

Each common share entitles its owner to one vote in JBS general and special shareholders’ meetings. According to the agreement to be entered into with BOVESPA for the listing the JBS common shares in the Novo Mercado, JBS cannot issue shares without voting rights or with restricted voting rights.  Moreover, as determined in the JBS by-laws and the Brazilian Corporation Law, JBS shareholders have the right to receive dividends and other distributions made in connection with JBS’s common shares in proportion to their ownership interest in JBS’s share capital. Holders of JBS’s common shares are entitled to be included in a public tender offer in the case that a controlling stake in JBS is sold and the minimum price to be offered for each share is 100.0% of the price paid per share of the controlling stake.

In event of JBS’s dissolution, JBS shareholders have the right to receive payments proportional to their ownership interest in JBS’s share capital, after the settlement of all JBS obligations. Owners of JBS’s common shares have the right participate in JBS’s share capital increases, in proportion to their ownership interest in JBS’s share capital, but are not obligated to subscribe to new shares in future share capital increases.

According to the Brazilian Corporation Law, neither JBS’s by-laws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•                   the right to participate in the distribution of profits;

•                   the right to participate, in proportion to ownership interest in JBS’s share capital, in the distribution of any residual assets in the event of JBS’s dissolution;

•                   the right to preemptive rights in relation to the subscription of shares, convertible debentures or subscription bonuses, except in the circumstances described in the Brazilian Corporation Law;

•                   the right to inspect, in the manner set forth in the Brazilian Corporation Law, the management of corporate business; and

•                   the right to sell their shares in the circumstances defined by the Brazilian Corporation Law.

Meetings of Shareholders

JBS is required to hold a general shareholders meeting no later than April 30 of each year, wherein among other topics, the shareholders are required to deliberate on the distribution of annual dividends. JBS’s shareholders are generally empowered at shareholders’ meetings to take any action relating to JBS’s corporate purposes and to pass resolutions that they deem necessary.  JBS’s shareholders have exclusive powers with respect to: (1) amending JBS’s bylaws; (2) electing or dismissing at any time, directors (and members of a fiscal council, if any); (3) annually reviewing and approving JBS’s management accounts and financial statements, including the allocation of net income; (4) authorizing the issuance of convertible and/or secured debentures; (5) suspending the rights of a shareholder; (6) approving the evaluation of assets offered by a shareholder for the increase of JBS’s capital stock; (7) approving JBS’s transformation, merger, incorporation or spin-off, or JBS’s dissolution or liquidation, and appointing or dismissing JBS’s liquidators and approving JBS’s accounts; and (8) authorizing JBS’s management to file for bankruptcy or filing for judicial or extra-judicial restructuring.

The Brazilian Corporation Law provides that the quorum for JBS’s shareholders’ meetings consists of shareholders representing at least 25 percent of JBS’s issued and outstanding voting capital, except in the case of amending JBS’s bylaws, which requires a supermajority quorum of shareholders representing at least two-thirds of JBS’s issued and outstanding voting capital.  Generally, the approval of measures deliberated on at the shareholders’ meetings is by the majority of the shareholders present or represented by a power of attorney and abstentions are not taken into account. However, the affirmative vote of shareholders representing not less than one-half of JBS’s issued and outstanding common shares is required to, among other measures:  (1) reduce the minimum of mandatory dividends to be distributed to its shareholders; (2) merge or consolidate JBS into another company; (3) approve JBS’s participation in a group of companies (pursuant to the Brazilian Corporation Law); (4) change JBS’s corporate purpose; (5) approve the cancellation of a liquidation of JBS; (6) spin-off the assets or liabilities of JBS; and (7) approve the dissolution of JBS.

Interest Attributable to Shareholders’ Equity

Since January 1, 1994, Brazilian companies are permitted to pay interest to shareholders and treat those payments as a deductible expense for purposes of calculating Brazilian income tax and, since 1998, for the purpose of social contribution tax. The amount of the deduction is limited to the greater of (1) 50 percent of net profit (after deduction of social contribution and before payment of any interest or any deduction for income taxes) relating to the period to which the payment is made and (2) 50 percent of JBS’s accumulated profits.  The rate applied in calculating interest attributable to shareholders’ equity cannot exceed the TJLP (Taxa de Juros de Longo Prazo), the Brazilian long-term interest rate, for the applicable period.  The amount distributed to JBS’s shareholders as interest attributable to shareholders’ equity, net of any income tax, may be included as part of the mandatory distribution.  In accordance with applicable law, JBS is required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest attributable to shareholders’ equity, after payment of any applicable withholding tax, plus the amount of declared dividends, is at least equivalent to the mandatory dividend amount.

Preemptive Rights

JBS shareholders have a general preemptive right to subscribe for shares in any capital increase, debentures convertible into shares and subscription warrants according to the proportion of their shareholdings.  A period of at least 30 days following the publication of notice of the capital increase is allowed for the exercise of the preemptive right.  However, JBS’s board of directors may exclude preemptive rights or reduce the exercise period with respect to the issuance of new shares, debentures convertible into JBS shares and warrants up to the limit of JBS’s authorized capital stock if the distribution of those shares is effected through a stock exchange, through a public offering or through an exchange of shares in a public offering the purpose of which is to acquire control of another company.

Withdrawal Rights

Shareholders who dissent from certain actions approved by the shareholders have the right to withdraw from JBS and to receive the economic value of their shares. A shareholder’s withdrawal rights may be exercised in the following circumstances, among others: (1) a reduction in the percentage of mandatory dividends; (2) a merger with, or consolidation into, another company; (3) JBS’s participation in a centralized group of companies, as defined in the Brazilian Corporation Law; (4) a change in JBS’s core business or corporate purpose; (5) a spin-off; (6) a consolidation involving JBS into another Brazilian company, in order to make JBS a wholly-owned subsidiary; and (7) the approval of certain corporate restructuring transactions between JBS and its controlling shareholders, controlled companies or companies under common control, to the extent that the acquisition price does not exceed the limits established in the Brazilian Corporation Law. In the event of events described in items (2), (3), (4) and (5) above, dissenting shareholders will not be entitled to withdraw if JBS’s shares are liquid (i.e., part of the BOVESPA Index or another traded stock exchange index) and are widely held (i.e., JBS’s controlling shareholders and their affiliates jointly hold less than 50 percent of JBS’s shares).

Mechanism to Prevent Shareholder Concentration

JBS’s bylaws contain provisions that have the effect of avoiding concentration of its shares in the hands of one small group of investors, in order to promote more widespread ownership of JBS’s shares.  To this end, these provisions require each shareholder that becomes the holder of 10 percent or more of JBS’s total capital stock, including the usufruct and entailment on JBS’s shares, to make a public tender offer within 30 days of the date that this 10 percent threshold was first met, in accordance with CVM regulations, BOVESPA regulations and JBS’s bylaws.  The mandatory public offering is not required if the acquisition of 10 percent or more of JBS’s stock is as a result of:  (1) legal succession, provided that the shareholder sells the shares in excess within 30 days of the relevant event; (2) merger into another company; (3) share merger; or (4) the subscription of JBS’s shares issued in a single primary offering approved at a shareholders’ meeting called by the board of directors under certain circumstances.  The mandatory public offering requirement can be waived by the shareholders, if it is deemed to be in the best interest of JBS.

Tag Along Rights

According to JBS’s bylaws, the sale of control of JBS by means of a single transaction or successive transactions is subject to a condition subsequent, as the acquirer must agree to offer to purchase all shares of any remaining shareholders on the same terms and conditions granted to JBS’s controlling shareholders, within the time specified under the Brazilian Corporation Law and the listing rules of the Novo Mercado.

The public offering is also mandatory when:

•                   there is an assignment for consideration of share subscription rights or other rights relating to securities convertible into JBS’s shares that ultimately results in the sale of control of JBS;

•                   if JBS’s controlling shareholder is a company, the shareholder holding control of such company is transferred; or

•                   when an existing shareholder becomes a controlling shareholder, by means of entering into a private agreement for the purchase of JBS’s shares.

JBS will not register (1) any transfer of JBS’s shares to any shareholder that upon such transfer will acquire control of JBS or (2) any shareholders’ agreement that relates to the exercise of control, unless in each case the controlling shareholder or the group of controlling shareholders executes a controlling shareholder’s agreement as set forth in the listing rules of the Novo Mercado and in JBS’s bylaws.

Pursuant to JBS’s bylaws, a mandatory public offering must occur in case more than one of the above mentioned situations occur simultaneously.  One sole public offering for the purchase of shares may be held for more than one purpose, provided that the procedures are compatible, the intended beneficiaries of the offering are not adversely affected, and the required CVM authorization is obtained.

In the event a purchasing shareholder fails to conduct a public offering in the case of shares representing 10 percent or more of JBS’s capital stock as discussed above, such shareholder will be subject to suspension of his rights as a shareholder by resolution taken at a shareholders’ meeting.  The call is mandatory in the case of noncompliance with JBS’s bylaws.  The purchasing shareholder may not vote at a shareholders’ meeting that approves the suspension of his respective rights.

Restrictions on Foreign Investment

There are no restrictions on ownership of JBS shares by individuals or legal entities domiciled outside of Brazil. However, the right to convert dividend payments and proceeds from the sale of shares into foreign currency and remit such amounts abroad is subject to exchange control restrictions and to foreign investment laws, which generally require, among other things, an electronic certificate of registration with the Central Bank of Brazil.

Transfer Restrictions

JBS common shares have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S), except:

•                   in compliance with the registration requirements of the Securities Act and all applicable securities laws of the states of the United States; or

•                   in accordance with an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of the states of the United States.

Brazilian Exchange Rate Information

Since 1999, the Central Bank has allowed the U.S. Dollar-Real exchange rate to float freely, and, since then, the U.S. Dollar-Real exchange rate has fluctuated considerably. On January 25, 2008, the noon buying rate of the Federal Reserve Bank of New York was R$1.7860 to US$1.00. In the past, the Central Bank of Brazil has intervened occasionally to control unstable movements in foreign exchange rates.  We cannot predict whether the Central Bank or the Brazilian government will continue to let the Real float freely or will intervene in the exchange rate market through the return of a currency band system or otherwise.  The Real may depreciate or appreciate against the U.S. Dollar substantially in the future.  Exchange rate fluctuations will affect the U.S. Dollar equivalent of the Real price of JBS common shares on the BOVESPA as well as the U.S. Dollar equivalent of any distributions JBS makes in Reais with respect to JBS common shares.  For more information on these risks, see “Risk Factors -Risks relating to the Proposed Transaction - Significant volatility in the value of the Real against the U.S. Dollar could adversely affect JBS’s business and the market value of the JBS common shares.”

Before March 14, 2005, there were two legal foreign exchange markets in Brazil, the commercial exchange rate market and the floating exchange rate market. In March 2005 Brazilian regulators enacted Resolution No. 3,265, pursuant to which the floating exchange rate market and the commercial exchange rate market were unified in one “exchange market,” effective as of March 14, 2005.  The new regulation allows the purchase and sale of foreign currency by any person or legal entity, regardless of the amount, provided the transaction is legal and complies with certain regulatory procedures.  We cannot predict the impact of any new regulations on the foreign exchange market.

In July 2006 the Central Bank of Brazil announced that Brazilian foreign exchange regulations be amended in order to allow Brazilian exporters of goods and services to keep a certain percentage of the proceeds received as payment for their exports outside of Brazil.  The current regulations set forth that Brazilian exporters are obliged to remit to Brazil all funds received outside of Brazil as payment for their exports. The amendments will allow Brazilian exporters to (1) keep these funds abroad in accounts maintained with financial institutions located outside of Brazil, (2) invest these funds abroad or (3) use these funds for the payment of obligations of such Brazilian exporters outside of Brazil.

The following tables set forth the selling rate, expressed in Reais per U.S. Dollar (R$/US$), for the periods indicated.

Year (R$ per US$)	Period-end	Average for period(1)	Low	High
2001	2.320	2.352	1.936	2.801
2002	3.533	2.930	2.271	3.955
2003	2.889	3.072	2.822	3.662
2004	2.654	2.917	2.654	3.205
2005	2.341	2.413	2.163	2.762
2006	2.138	2.177	2.059	2.371

Source: Central Bank of Brazil and the Federal Reserve Bank of New York

(1)  Represents the average of the exchange rates on the last day of each month during the period.

Month (R$ per US$)	Federal Reserve Bank of New York Noon Buying Rate
January 2, 2007	2.1340
February 1, 2007	2.1052
March 1, 2007	2.1230
April 2, 2007	2.0465
May 1, 2007	2.0330
June 1, 2007	1.9010
July 2, 2007	1.9160
August 1, 2007	1.8810
September 4, 2007	1.9465
October 1, 2007	1.8179
November 1, 2007	1.7473
December 3, 2007	1.7840
January 2, 2008	1.7681

Source: Federal Reserve Bank of New York

On January 25, 2008, the noon buying rate of the Federal Reserve Bank of New York was R$1.7860 to US$1.00, as reported by the Central Bank.

Negative Exchange Rate Variances from Investments made in Foreign Currencies

JBS reported in its financial statements for the fiscal quarter ended September 30, 2007, that financial income for the 3-month and 9-month periods ended on September 30, 2007 were negatively impacted by the exchange variance from permanent investments made in foreign currency, mainly due to the high devaluation of the U.S. Dollar and of the Argentine Peso related against the Brazilian Real. The impact of this exchange variance in the consolidated financial income is approximately R$67.0 million in the 3-month period and R$116.0 million in the 9-month period ended on September 30, 2007. It is important to highlight that unrealized exchange rate variances do not generate a cash effect for JBS, impacting net income, but not affecting EBITDA.

With the acquisition of Swift Foods Company, JBS recognized a goodwill of R$839.181, based on the expectation of future profits. This goodwill will be amortized as long as such profits are earned, in a period not exceeding 10 years. Considering the proportion of the investment in JBS USA and the potential impacts that this unrealized foreign currency variance has on JBS’s net income, and consequently on the amounts distributable to shareholders as dividends, the board of directors of JBS met on November 1, 2007 and resolved that exchange rate losses from investments made in foreign currency and future amortization of goodwill in JBS USA are permanently excluded for dividend calculation purposes.  This decision will be deliberated and voted on by JBS shareholders in an upcoming extraordinary shareholders meeting.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

Following is a summary of material federal income tax considerations applicable to holders of USPB linked Class A and Class B units (each, a “Holder” and collectively the “Holders”) who are “U.S. persons,” as defined below, of (i) the sale of USPB’s membership interests in NBP for a combination of cash and JBS common shares (the “Sale”) and (ii) the distribution of cash proceeds from the Sale to the Holders.  As used in this summary, for federal income tax purposes a “U.S. person” is: a U.S. citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended (the “Code”); a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to federal income taxation regardless of its source; and a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary is based on the Code, the regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code (the “Treasury Regulations”), and judicial and administrative determinations and pronouncements, all as in effect as of the date of this summary. These authorities are subject to change at any time and any such changes could have retroactive effect so as to alter the conclusions described in this summary.  Furthermore, all of these authorities are subject to differing interpretations.  No advance ruling has been obtained or sought from the Internal Revenue Service (the “IRS”) regarding the federal income tax consequences of the Sale.  The statements in this summary are not binding on the IRS or a court.  As a result, there can be no assurance that the tax considerations described herein will not be challenged by the IRS or sustained by a court if so challenged.

The rules governing the federal income taxation of partners and partnerships are complex, and the following discussion represents only a general summary of certain of those rules.  This summary does not address aspects of taxation other than federal income taxation.  It also does not address all aspects of federal income taxation that may apply to Holders who are subject to special rules under the Code, including, among others, Holders other than U.S. persons, persons who hold their units through entities that are partnerships or trusts for federal income tax purposes or other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the U.S. Dollar, persons who received units as compensation or who hold their units as part of a straddle, wash sale, hedging, conversion or other integrated or risk reduction transaction, and certain U.S. expatriates. In addition, this summary does not address the state, local or foreign tax considerations applicable to the Sale or the federal, state, local, or foreign tax considerations applicable to USPB’s ownership or disposition of JBS common shares other than those described in the Section entitled “Brazilian and U.S. Income Tax Considerations of the Ownership and Disposition of JBS Common Shares,” below.

This discussion is not intended to be, and should not be construed as, tax advice to you.  The tax consequences of the transactions to you and your rights with respect thereto are based upon your particular circumstances, which may differ from those of other Holders.  Accordingly, some or all of the following discussion may not apply to your particular situation.  You are strongly urged to consult your own tax adviser with respect to the federal, state, local and foreign tax consequences of the Sale to you based upon your particular circumstances.

Amount of Gain or Loss Recognized on the Sale

Under applicable regulations, an unincorporated entity such as a limited liability company is treated as a partnership for federal income tax purposes unless the entity is considered a “publicly traded partnership” or the entity affirmatively elects to be taxed as a corporation.  USPB has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes.  USPB has not elected to be taxed as a corporation, however, and USPB believes that it should be treated as a partnership not taxable as a corporation for federal income tax purposes.  This summary assumes that USPB will be treated as a partnership not taxable as a corporation for U.S. federal income tax purposes.  As a partnership, USPB generally does not pay U.S. federal income tax.  Instead, each Holder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of USPB.

USPB will recognize gain from the Sale in an amount equal to the excess of  (1) its “amount realized” for federal income tax purposes, which equals the sum of the amount of cash consideration received (including any amounts of cash withheld), the fair market value of the JBS common shares and any other property received, and its share of NBP’s pre-Sale liabilities attributable to its interest in NBP, over (2) its adjusted tax basis in its interest in NBP (including the basis attributable to its share of pre-Sale liabilities of NBP).  Each Holder will be required to report on its federal income tax return its allocable share of USPB’s gain from the Sale as so calculated.

The Sale will result in a termination of NBP for federal income tax purposes under Code Section 708.  Accordingly, NBP’s taxable year will close and USPB will be allocated its share of NBP’s income, gain, loss and deduction for the period ending on the date of the Sale.  These allocations will be made in accordance with the terms of NBP’s existing Limited Liability Company Agreement and taking into account any required special allocations, including Code Section 704(c) allocations with respect to built-in gain on contributed property.  The income and gain of NBP for such period could include items of capital gain and items of ordinary income.  For purposes of calculating the gain or loss that USPB will recognize as a result of the Sale, any income or gain of NBP allocated to USPB with respect to the period prior to the Sale will increase its adjusted tax basis in its interest in NBP, and any loss or deduction of NBP allocated to USPB with respect to the period prior to the Sale will reduce its adjusted tax basis in its interest in NBP.

In addition, the losses and deductions of USPB for the taxable year that includes the date of the Sale would include any items of capital loss attributable to the payments by USPB with respect to its outstanding patronage notices.  In 2004 U.S. Premium Beef, Ltd., a Kansas cooperative (the “Cooperative”) undertook a restructuring transaction (the “Restructuring”) consisting of two steps: a statutory merger of the Cooperative into a Delaware corporation, followed by a statutory conversion of the Delaware corporation into a Delaware limited liability company (“USPB”).  As a result of the Restructuring the payment obligations of the Cooperative represented by its outstanding patronage notices became payment obligations of USPB (referred to as “patronage notices”).  For federal income tax purposes, USPB treated the Restructuring as a taxable liquidation of the Cooperative followed by a contribution by the Cooperative’s shareholders of all of the assets and liabilities of the Cooperative to USPB.  In addition, for federal income tax purposes, USPB treated the patronage notices as reducing the aggregate value of the liquidating distribution by the amount of their aggregate fair market value at the time of the Restructuring  as determined by an appraisal.  USPB will treat its payments with respect to the patronage notices as giving rise to a capital loss in an amount equal to the excess of the amounts paid with respect to the outstanding patronage notices over the aggregate fair market value of the patronage notices at the time of the Restructuring as determined by the appraisal.  USPB will treat its payments of the full face amounts of all outstanding patronage notices as giving rise to a capital loss in an amount equal to the difference between the amounts paid with respect to the outstanding patronage notices and the aggregate fair market value of the patronage notices at the time of the Restructuring as determined by the appraisal.  The treatment of payments by USPB with respect to the outstanding patronage notices is uncertain, however, and there can be no assurance that the position that the payments give rise to a capital loss will not be challenged by the IRS or sustained by a court if so challenged.

Each Holder will be required to report on its U.S. federal income tax return its allocable share of USPB’s income, gain, loss and deduction for the period that includes the date of the Sale.

Character of Gain or Loss Recognized on the Sale

Except as described in the following paragraphs, any gain or loss that USPB recognizes as a result of the Sale, computed as described above, generally will be capital gain or loss.  Capital gain or loss generally will be treated as long-term capital gain or loss to the extent that USPB has held its interest in NBP for more than one year.

Notwithstanding this general rule, however, it is possible that USPB could recognize ordinary income or loss as a result of the Sale pursuant to the special rules of Code Section 751.  Pursuant to Code Section 751, USPB generally will recognize ordinary income (or loss) to the extent of the amount of income or loss that would have been allocated to USPB if NBP had sold all of its inventory and unrealized receivables (referred to as “hot assets”) immediately before the Sale.  This hypothetical sale of hot assets by NBP is deemed to be a fully taxable sale of the assets for an amount of cash equal to fair market value of those assets.  For this purpose, “unrealized receivables” are generally rights to receive payment for goods and services to the extent not already included in income, as well as any amounts of ordinary income the partnership would recognize if it sold its properties for fair market value (including, for example, certain depreciation recapture on the sale of property that has a value in excess of its depreciated tax basis).  “Inventory” for this purpose may include any of NBP’s properties that have not been held for more than one year.  To the extent NBP determines that it holds hot assets with material amounts of appreciation at the time USPB exchanges its units for cash, NBP will provide to USPB, and USPB will provide to you, the information needed to calculate the consequences under Code Section 751, to the extent reasonably practicable.  It is possible, however, that the IRS could disagree with NBP’s assessment that certain assets are not hot assets or NBP’s determination of the fair market value of its hot assets.

In addition to the possibility of recognizing ordinary income under Code Section 751, if you are an individual or a taxable trust or estate, a portion of your allocable share of USPB’s long-term gain resulting from the Sale may be characterized as unrecaptured Section 1250 gain and subject to an increased capital gain tax rate of 25%.  Section 1250 gain generally is defined as the excess of post-1969 depreciation allowances for certain depreciable real property over the depreciation that would have been available under the straight-line method.  Treasury Regulations provide that a partner selling a partnership interest with a long-term holding period generally recognizes “Section 1250 capital gain” (from which the partner calculates his or her unrecaptured Section 1250 gain) equal to the gain that would be allocated to such partner (to the extent attributable to the portion of the partnership interest transferred that was held for more than one year) if the partnership sold all of its Section 1250 property for fair market value immediately before the partner transferred its interest (the “Section 1250 look through rule”).  Certain assets of NBP may have unrecaptured Section 1250 gain associated with them.  If so, you should expect that a portion of your allocable share of USPB’s long-term gain on the Sale will be treated as Section 1250 capital gain under the Section 1250 look-through rule.  The amount of Section 1250 capital gain recognized by any particular Holder will depend upon a number of factors, including facts unique to that particular Holder (such as when and the manner in which the Holder acquired its USPB units).  To the extent reasonably practicable, NBP will provide to USPB, and USPB will provide to you, the information needed for you to calculate your allocable share of any unrecaptured Section 1250 gain recognized in connection with the Sale.

Treatment of Cash Distributed by USPB

Distributions by a partnership to a partner generally are not taxable for federal income tax purposes except to the extent that the amount of money distributed exceeds the adjusted tax basis of the partner’s interest in the partnership immediately before the distribution.  Cash distributions in excess of a partner’s adjusted tax basis generally are treated as gain from the sale or exchange of the partner’s interest.  Applicable regulations provide that advances of money against a partner’s distributive share of income are treated as if made on the last day of the partnership’s taxable year.  A partner’s basis in the partnership generally is increased by the partner’s allocable share of the partnership’s taxable income and decreased by the partner’s allocable share of taxable loss, and allocations of taxable income and loss generally are made on the last day of a partnership’s taxable year.

Distributions to you of the cash proceeds from the Sale will be made subject to your obligation to return any amount in excess of your allocable share of USPB’s net income for the year of the Sale.  Accordingly, distributions to you of the cash proceeds from the Sale will be treated for federal income tax purposes as if made on the last day of USPB’s taxable year, after allocations to you of USPB taxable income, if any.  As a result, for purposes of determining whether distributions to you of cash proceeds from the Sale exceed the adjusted tax basis of your interest in USPB, the adjusted tax basis of your interest in USPB will include your allocable share of gain USPB recognized as a result of the Sale.  USPB expects that aggregate distributions to Holders during the year of the Sale, including distributions of cash proceeds from the Sale, generally will not exceed Holders’ allocable shares of USPB’s taxable income for the year of the Sale and therefore such distributions generally will not be taxable for federal income tax purposes.  Whether the distributions of cash proceeds from the Sale are taxable to you, however, will depend on your particular circumstances.

Basis in Linked Class A and Class B Units

In general, your basis in your USPB linked Class A and Class B units at the time of the Sale will be determined under the rules described below.  If you acquired your USPB linked Class A and Class B units by contribution of property and/or money to USPB, your initial tax basis in your USPB linked Class A and Class B units equaled the sum of:

•                   the amount of money contributed and the increase in your share of USPB’s liabilities in connection with the acquisition of your USPB linked Class A and Class B units; and

•                   your adjusted tax basis in any other property contributed, less the amount of any money distributed to you at that time and the amount of any of your liabilities assumed by USPB and the amount of liabilities encumbering contributed property that USPB took subject to in connection with the acquisition of your USPB linked Class A and Class B units.

The initial basis of USPB linked Class A and Class B units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions. Other rules, including the “disguised sale rules,” also may affect initial basis, and you are urged to consult your own tax adviser regarding the calculation of your initial basis in your USPB linked Class A and Class B units.

Your initial tax basis in your USPB linked Class A and Class B units generally is increased by:

•                   your allocable share of USPB’s taxable and tax-exempt income during the period you held your USPB linked Class A and Class B units; and

•                   increases in your allocable share of USPB’s liabilities.

Your basis in your USPB linked Class A and Class B units generally is decreased, but not below zero, by:

•                   your share of distributions made by USPB during the period you held your USPB linked Class A and Class B units;

•                   decreases in your allocable share of USPB’s liabilities;

•                   your share of USPB’s losses during the period you held your USPB linked Class A and Class B units; and

•                   your share of USPB’s nondeductible expenditures during the period you held your USPB linked Class A and Class B units that are not properly chargeable to capital account.

USPB generally does not have all of the information necessary to compute your adjusted tax basis in your USPB linked Class A and Class B units, and thus you, together with your own tax adviser, will be responsible for computing that amount and the amount of gain, if any, that you would recognize if you received cash distributions in excess of your tax basis in your USPB linked Class A and Class B units.

Treatment of Receipt of Payments with Respect to Patronage Notices

In the Restructuring the payment obligations of the Cooperative represented by its outstanding patronage notices became payment obligations of USPB.  USPB has treated the patronage notices that were outstanding at the time of the Restructuring as “qualified written notices of allocation” within the meaning of Code Section 1388(c).  Accordingly, the face amounts of these patronage notices were deducted from the Cooperative’s taxable income as patronage dividends pursuant to Code Section 1382(b)(1) in the year issued and were required to be reported by the patrons as taxable income in the year received.  USPB has continued to treat the patronage notices as “qualified written notices of allocation” after the Restructuring.  Owners of qualified written notices of allocation generally are not subject to tax on payments of qualified written notices of allocation.

Certain Brazilian and U.S. Income Tax Considerations of the Ownership and Disposition of JBS Common Shares

The following summary of certain Brazilian income tax and U.S. federal income tax issues related to USPB’s ownership and disposition of JBS common shares is limited to the issues discussed below, and does not address all issues related to USPB’s ownership and disposition of the JBS common shares.  You are strongly urged to consult your own tax adviser with respect to the federal, state, local and foreign tax consequences of USPB’s ownership and disposition of JBS common shares including, but not limited to, limitations on the use of foreign tax credits resulting from Brazilian income tax withholding, if any, on dividends or gain from a sale or other taxable disposition of the JBS common shares; special rules applicable to dividends or sale proceeds paid in Brazilian currency; and the possibility of JBS being treated as a passive foreign investment company for U.S. federal income tax purposes.

Dividends Paid by JBS

USPB has been advised by Brazilian tax counsel that Brazil does not impose withholding tax or income tax on dividends received by a U.S. person with respect to stock of a Brazilian corporation.  There can be no assuance, however, that Brazil will not seek to impose a withholding tax or income tax on such dividends.

For U.S. federal income tax purposes, any dividends paid by JBS to USPB will be taxable.  Each Holder will be required to report on its U.S. federal income tax return its allocable share of dividends paid by JBS to USPB.  Such dividends will not be treated as “qualified dividends” and therefore will be taxable at ordinary federal income tax rates.

Disposition of JBS Common Shares

USPB has been advised by Brazilian tax counsel that gain from a sale or exchange of the JBS common shares by USPB will be exempt from Brazilian income tax if USPB is properly registered as a qualified investor in accordance with Securities and Exchange Commission of Brazil (CVM) Resolution n. 2689.  USPB intends to so register.  If USPB were unable to register as a qualified investor, or if its registration status were terminated, gain recognized from a disposition of the JBS common shares would be subject to Brazilian income tax withholding, currently at a rate of 15%.

For U.S. federal income tax purposes, any gain that USPB recognizes as a result of the sale or disposition of the JBS common shares generally will be capital gain, unless the JBS common shares were treated as stock in trade, inventory, or hedges of USPB, circumstances USPB believes to be unlikely.  Each Holder will be required to report on its U.S. federal income tax return its allocable share of USPB’s gain or loss from the sale or exchange of JBS common shares.  Although Brazilian income tax withholding may qualify as a foreign creditable tax for U.S. federal income tax purposes, in the event USPB’s sale or exchange of JBS common stock is subject to Brazil income tax withholding, whether any particular Holder could claim a foreign tax credit with respect to Brazilian income tax withholding will depend on that Holder’s particular circumstances.

To ensure compliance with Treasury Department Circular 230, you and USPB are hereby notified that: (a) the discussions of federal tax issues in this summary are not intended or written to be relied upon, and cannot be relied upon, by you or USPB for the purpose of avoiding penalties that may be imposed on you or USPB under the Internal Revenue Code of 1986, as amended; (b) these discussions are being used in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (c) each of you and USPB should seek advice based on your particular circumstances from an independent tax advisor.

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PROPOSAL 2 – AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting the Company’s board of directors determines it is necessary or appropriate to adjourn the special meeting, the board of directors intends to move to adjourn the special meeting. For example, if the number of the Company’s Class A members and/or Class B units represented and voting in favor of adoption of the purchase agreement at the special meeting is insufficient to adopt that proposal under the Company’s Limited Liability Company Agreement, the board of directors may determine to adjourn the special meeting in order to enable the board of directors to solicit additional proxies in respect of such proposal.  If the Company’s board of directors determines that adjournment is necessary or appropriate, we will ask the members in attendance at the special meeting, in person or by proxy, to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the purchase agreement.

Accordingly, under this proposal we are asking you to authorize the holder of any proxy solicited by the board of directors to vote in favor of adjournment of the special meeting to another time and place. If the members approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from members who have previously voted.  Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the proposed transaction to defeat that proposal, we could adjourn the special meeting without a vote on the proposed transaction and seek to convince those members to change their votes to votes in favor of adoption of the proposed transaction.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the purchase agreement proposal in the event that there are insufficient votes to approve the proposal. The Company’s board of directors retains full authority to the extent set forth in the Company’s Limited Liability Company Agreement and under Delaware law to postpone the special meeting before it is convened, without the consent of any the Company’s members.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal by the holders of the Class A and Class B units, voting as separate classes; present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.  No proxy that is specifically marked “AGAINST” adoption of the proposed transaction or the amendment of the LLC Agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

The Company’s Board of Directors recommends that you vote “FOR” the adjournment proposal.

WHERE YOU CAN FIND MORE INFORMATION

The Company and NBP each file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy materials that the Company and NBP have filed with the Securities and Exchange Commission at the public reference room maintained by the Securities and Exchange Commission, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.  The Securities and Exchange Commission also maintains a Website that contains reports and other information regarding the Company and NBP. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

The Company will provide you with copies of recent documents it and NBP have filed with the Securities and Exchange Commission (excluding all exhibits to such documents), without charge, upon written or oral request to:

U.S. Premium Beef, LLC
12200 North Ambassador Drive
Suite 501
Kansas City, Missouri 64163
Attention: Steven D. Hunt/Scott J. Miller
Telephone: (866) 877-2525

Please Note:  In order to receive timely delivery of the documents, you must make your requests no later than March 10, 2008.

JBS is required to furnish the CVM and BOVESPA with periodic information, including annual financial statements, quarterly financial statements, quarterly management reports,  reports of its independent auditors and other information.  You may view information about JBS, only part of which is in English and the majority in Portuguese, on CVM’s Website at www.cvm.gov.br and on BOVESPA’s Website at www.bovespa.com.br.  The Company makes no representations or assurances regarding the completeness or veracity of any information about JBS or otherwise that you obtain from the CVM or BOVESPA.  The information contained on the CVM or BOVESPA websites does not constitute a part of this proxy statement.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the JBS common shares discussed in this proxy statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.  Neither the delivery of this proxy statement nor any distribution of JBS common shares described in this proxy statement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement by reference or in the Company’s, NBP’s or JBS’s affairs since the date of this proxy statement.

APPENDIX A

Membership Interest Purchase Agreement (without schedules)

MEMBERSHIP INTEREST

PURCHASE AGREEMENT

AMONG

JBS S.A.,

NATIONAL BEEF PACKING COMPANY, LLC,

AND

U.S. PREMIUM BEEF, LLC; FRENCH BASIN LAND AND CATTLE CO., LLC; TKK INVESTMENTS, LLC; S-B ENTERPRISES V, LLC; TMKCO, LLC; JOHN R. MILLER; TIMOTHY M. KLEIN AND NBPCO HOLDINGS, LLC

DATED AS OF FEBRUARY 29, 2008

SIGNATURE COPY

NBP MEMBERS/JBS S.A.	MEMBERSHIP INTEREST PURCHASE AGREEMENT

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ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	21
4.1	Organization and Power	21
4.2	Authorization of Transaction	21
4.3	Absence of Conflicts	22
4.4	No Consents	22
4.5	Litigation	22
4.6	Financial Ability	23
4.7	Buyer Stock	23
4.8	No Knowledge of Misrepresentations or Omissions	23
ARTICLE V	COVENANTS	23
5.1	Conduct of Business	23
5.2	Information	26
5.3	Consents	27
5.4	Notification by National of Certain Matters	27
5.5	Notification by Buyer of Certain Matters	28
5.6	Employee Matters	28
5.7	Access to Information	30
5.8	Indemnification of Officers, Directors, Employees and Agents	30
5.9	Notification of Breach	33
5.10	Governmental Consents	33
5.11	Antitrust Laws; Reasonable Efforts; Further Assurances	35
5.12	Investigation and Agreement by Buyer; No Other Representations or Warranties	35
5.13	Other Acquisition Proposals	36
5.14	Member Approval	38
5.15	Creation of Advisory Board	38
5.16	JBS Shareholder Approval	38
5.17	Consulting Contract	39
5.18	Supplementation and Amendment of Schedules	39
5.19	USPB Noncompetition Agreement	39
5.20	NBPCO Noncompetition Agreement	39
5.21	Buyer Trading of JBS Stock	39

ARTICLE VI	CONDITIONS PRECEDENT	40
6.1	Conditions to Each Party’s Obligation	40
6.2	Conditions to Obligation of Buyer	40
6.3	Conditions to Obligations of Sellers	41
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	42
7.1	Termination	42
7.2	Effect of Termination	44
7.3	Termination Fee	45
7.4	Return of Documentation	46
ARTICLE VIII	MISCELLANEOUS	46
8.1	Indemnification	46
8.2	Limited Survival of Representations, Warranties	48
8.3	Amendment and Waiver	49
8.4	Notices	49
8.5	Binding Agreement Assignment	52
8.6	Severability	52
8.7	Other Definitional Provisions	52
8.8	Captions	53
8.9	Entire Agreement	53
8.10	Counterparts and Facsimile Signatures	53
8.11	Waiver of Jury Trial	53
8.12	Public Announcements	53
8.13	Jurisdiction	54
8.14	Governing Law	54
8.15	Attorneys’ Fees	54
8.16	Parties in Interest	54
8.17	Expenses	54
8.18	Rules of Construction	55
8.19	Enforcement	57
8.20	Release	57
8.21	Federal Income Tax Matters	57

EXHIBITS

Exhibit A	Defined Terms
Exhibit B	Sellers’ National Interests
Exhibit C	[RESERVED]
Exhibit D	Amended and Restated National Limited Liability Company Agreement
Exhibit E	Assignment of National Interests
Exhibit F	[RESERVED]
Exhibit G	Cattle Purchase and Sale Agreement
Exhibit H	Management Agreement
Exhibit I	Permitted Transactions

MEMBERSHIP INTEREST PURCHASE AGREEMENT

INTRODUCTION

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 29, 2008, by and among  JBS S.A., a Brazilian sociedade anonima (“Buyer”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and (i) U.S. Premium Beef, LLC, a Delaware limited liability company (“USPB”); (ii) French Basin Land and Cattle Co., LLC, a Utah limited liability company (“French Basin”); (iii) TKK Investments, LLC, a Missouri limited liability company (“TKK”); (iv) S-B Enterprises V, LLC, a Utah limited liability company (“S-B”); (v) TMKCo, LLC, a Missouri limited liability company (“TMK”); (vi) John R. Miller, an individual (“Miller”); (vii) Timothy M. Klein, an individual (“Klein”); and (viii) NBPCO Holdings, LLC, a South Dakota limited liability company (“NBPCO”).  USPB, French Basin, TKK, S-B, TMK, Miller, Klein, and NBPCO are each at times referred to herein as a “Seller,” and collectively as the “Sellers.”  Buyer, National and Sellers are referred to individually as a “Party” and collectively herein as the “Parties.”  Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Sellers in the aggregate own all of the outstanding membership interests in National; and

WHEREAS, this Agreement contemplates a transaction between Buyer and Sellers, in which Sellers will sell to Buyer all of the outstanding membership interests in National in return for cash and Buyer Stock (the “Sale”).

NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, and in order to set forth the terms and conditions of the Sale of National Interests and the mode of carrying the same into effect, the Parties agree as follows:

ARTICLE I

THE PURCHASE AND SALE

1.1          Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Buyer, his or its National Interests listed in Exhibit B for the consideration specified below in this Article I.

1.2          Purchase Price.  Buyer agrees to pay to each Seller at the Closing the purchase price of the National Interests to be sold by each Seller based on an aggregate value of $560,000,000 for all of the issued and outstanding National Interests at the time of Closing.  (The aggregate amount payable to all Sellers hereunder is referred to as the “Purchase Price”;  the

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amount payable to each Seller is sometimes referred to herein as each “Seller’s Purchase Price.”)  Buyer and Sellers acknowledge and agree that certain Sellers other than USPB, NBPCO, TMK, TKK, and Klein, will sell all of their National Interests for cash in which case the amount in Exhibit B is the cash amount to be paid to those Sellers at Closing.  NBPCO, USPB, TMK, TKK and Klein each will sell their National Interests to Buyer for the Seller’s Purchase Price in Exhibit B to be paid in cash and Buyer Stock in proportion of 80% to be paid in cash and 20% to be paid in Buyer Stock as provided in Section 1.3; provided, however, NBPCO and Buyer anticipate entering into a separate unrelated transaction at or about the time of execution of this Agreement pursuant to which Buyer will agree that NBPCO will receive all cash and no Buyer Stock for NBPCO’s National Interests.

1.3          Buyer Stock.  The amount of Buyer Stock to be issued to Sellers under Section 1.2 will be determined as provided in this Section 1.3.  The total U.S. Dollar value of the Buyer Stock to be issued to Sellers from Exhibit B is $94,964,869 (referred to as the “JBS Stock Payment Amount”).  The “JBS Stock Price” shall be the volume weighted average of the closing per share price of Buyer Stock at the end of each trading day for Buyer Stock on the BOVESPA Exchange for the 20 most recent trading days prior to the Closing, with the share price each trading day, before averaging, adjusted to U.S. Dollars by the United States – Brazil currency exchange rate, as quoted by the average buy/sell rate for Dollars/Reais published by the Central Bank of Brazil on its SISBACEN under PTAX 800, Option 5 the same day closest to the end of the trading day, subject to Buyer’s covenant in Section 5.21.  The total number of shares of Buyer Stock that will be issued to Sellers at the Closing (the “Sellers JBS Stock”) shall be obtained by dividing the JBS Stock Payment Amount by the  JBS Stock Price.  Each Seller will receive a number of shares of JBS Stock equal to the Sellers JBS Stock multiplied by the dollar amount of such Seller’s JBS Stock set forth on Exhibit B and divided by the JBS Stock Payment Amount.  Any fractional shares resulting from the calculation of the Sellers JBS Stock under this Section 1.3 shall be rounded up to the next whole share.  Buyer shall deliver the Sellers JBS Stock in compliance with Section 4.7 at the Closing, through delivery to the custodian bank of the Buyer Stock the relevant Order of Transfer Stocks (“Ordem de Transfer ência de Acões” or “OTA”) duly executed by its legal representatives evidencing the Order to Transfer the Sellers JBS Stock to each of the Sellers receiving Buyer Stock as provided in Exhibit B, all of which is to effect the registration and ownership of the Sellers JBS Stock in the names and ownership of the applicable Sellers listed in Exhibit B on an unencumbered and freely tradable basis at the consummation of the Closing.  If Buyer is unable to deliver Sellers JBS Stock to Sellers at Closing as provided in this Section 1.3, the Sellers entitled to receive Buyers Stock may demand to close provided the other conditions to Closing are met and be paid the JBS Stock Payment Amount in cash.

1.4          Time and Place of Closing   Unless otherwise agreed to by Buyer and Sellers, the Closing will occur at 9:00 a.m. local time on the eleventh Business Day after the date on which the conditions to Closing set forth in Section 6.1 (insofar as Section 6.1 relates to the Antitrust Laws of the United States of America and applicable foreign jurisdictions) is satisfied or waived by the Party entitled to do so (the “Clearance Date”); provided, that if on such date, all conditions to the Closing (other than conditions the fulfillment of which are to occur at the Closing) capable of satisfaction prior to the Closing are not then satisfied or waived by the Party entitled to do so (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the conditions that by their terms are to be satisfied at the Closing),

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then the Closing shall occur on the fifth Business Day after the date that all such conditions are satisfied or waived by the Party entitled to do so.  The Closing shall take place at a location mutually agreed to by the Parties, but if there is no agreement, then at the offices of Blackwell Sanders, LLP at 4801 Main Street, Suite 1000, Kansas City, Missouri.  The date upon which the Closing actually occurs is referred to as the “Closing Date.”

1.5          Deliveries at the Closing.  At the Closing:

(a)           Sellers will deliver to Buyer the assignments of National Interests in Exhibit E below and the various certificates, instruments, and documents referred to in Section 6.2 to be delivered at the Closing;

(b)           Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 6.3 to be delivered at the Closing; and

(c)           Buyer will deliver to each of the Sellers the payment specified in Sections 1.2 and 1.3.

1.6          Mechanics of Payments.  All cash payments under or pursuant to this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by the payee thereof or by certified check if requested by the payee thereof.  All cash payments to Sellers as contemplated by Section 1.2 shall be made only after delivery to Buyer by such Seller of an assignment of the applicable National Interests in the form attached hereto as Exhibit E.  All payments of Buyer Stock shall be made by delivery of Buyer Stock at the Closing.

1.7          Obligations of Sellers.  Unless expressly stated otherwise, any liability or obligation of the Sellers collectively shall be several and apportioned to each Seller according to the Seller’s Portion.

1.8          Supporting Agreements.  Contemporaneously with the execution of this Agreement:

(a)           Buyer and NBPCO or NBPCO’s affiliate, Beef Products, Inc. (“BPI”), shall enter into and deliver a Raw Materials Supply Agreement in a form acceptable to both of said Parties;

(b)           Buyer and USPB shall enter into and deliver the Cattle Purchase and Sale Agreement attached as Exhibit G; and

(c)           Buyer and Klein shall enter into and deliver the Management Agreement attached as Exhibit H; provided, that the agreements referenced in this Section 1.8 shall not be effective until the Closing Date.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1          Authorization of Sellers.

(a)           Seller Representations.  Each Seller separately represents and warrants to Buyer, severally and not jointly, that the representations in this Section 2.1 are true and correct as to that Seller as of the date of this Agreement and as of the Closing Time.  The representations and warranties in this Section 2.1 terminate 180 days after the Closing Date or upon the termination of this Agreement pursuant to Section 7.1, whichever is earlier.

(b)           Seller Authorization.  Except as set forth in Section 2.1(e) below, such Seller has full power and authority to:

(i)            execute and deliver this Agreement;

(ii)           execute and deliver all other Transaction Documents to which Seller is or will be a party; and

(iii)          perform Seller’s obligations under this Agreement and the Transaction Documents.

(c)           Execution and Performance of Transaction Documents.  The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party do not, and the consummation of the contemplated transactions will not, subject to obtaining the Consents, approvals, authorizations and permits and making the filings described in Section 3.4 or as set forth on Sellers Disclosure Schedule 2.1:

(i)            violate, conflict with, or result in any breach of any of the terms, conditions or provisions of Seller’s certificate of formation or operating agreement, in the case of an entity Seller;

(ii)           except as set forth on Sellers Disclosure Schedule 2.1, require a Consent or violate or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination under any of the terms, conditions or provisions of any material contract of Seller in existence as of the date of this Agreement; or

(iii)          violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Seller or by which or to which any portion of its respective properties or assets is bound or subject.

(d)           Other Seller Action Not Necessary.  Prior to or simultaneously with the execution and delivery of this Agreement, each entity Seller, other than USPB, has obtained approval, by the requisite number of its members, of this Agreement and the Transaction Documents, and no additional authorization, approval, ratification or other action is required by the members of any entity Seller, other than USPB, in order to complete the transactions

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contemplated by this Agreement.  Except as provided in Section 2.1(e), no other proceeding or action on the part of Seller is necessary to approve and authorize:

(i)            Seller’s execution and delivery of any other Transaction Document to which Seller is or will be a party; or

(ii)           the performance of Seller’s obligations under this Agreement or the Transaction Documents.

(e)           USPB Member Approval.  The approval by the members of USPB of this Agreement and the contemplated transactions has not been obtained as of the date this Agreement is executed and will be undertaken by USPB in accordance with Section 5.14.

(f)            Binding and Enforceable Agreement of Seller.  Except as provided in Section 2.1(e), this Agreement and all other Transaction Documents to which Sellers are parties have been, or will be at Closing, duly executed and delivered by each Seller and will constitute the valid and binding agreements of each Seller, enforceable against each Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NATIONAL

Except as set forth in the National Disclosure Schedule as contemplated by Section 8.18(b), National represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and, subject to supplementation and delivery to Buyer of any additions or changes, as of the Closing Time, except as specifically noted in each representation.

3.1          National Representations and Warranties.

(a)           Organization.  Each of National and its Subsidiaries is validly existing and in good standing under the laws of its respective jurisdiction of incorporation, organization or formation, and has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted.

(b)           Qualified, Good Standing.  Each of National and its Subsidiaries is duly qualified to transact business and is in good standing in each of those jurisdictions set forth on National Disclosure Schedule 3.1, which constitute all of the jurisdictions in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes the qualification necessary, other than in jurisdictions where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect.

3.2          Capital Structure of National.

(a)           Capital Structure of National.  As of the date of this Agreement, the capital structure of National is as set forth on National Disclosure Schedule 3.2(a).

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(b)                                 No Other Voting Rights.  Except as disclosed on the National Disclosure Schedule 3.2(b), no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of National Interests may vote are issued or outstanding.

(c)                                  Valid National Interests.  All outstanding National Interests are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights.  Except as provided in National Disclosure Schedule 3.2(c), as of the date of this Agreement, there:

(i)                                     are no National Interests or other voting securities of National, issued or outstanding;

(ii)                                  are no securities of National or any Subsidiary of National convertible into, or exchangeable or exercisable for, National Interests or other voting securities of National or any Subsidiary of National;

(iii)                               is no option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued National Interests of National or any Subsidiary of National obligating National or any Subsidiary of National to issue, transfer or sell or cause to be issued, transferred or sold any National Interests or other equity interest in National or any Subsidiary of National, or securities convertible into or exchangeable for the interests, or obligating National or any Subsidiary of National to grant, extend or enter into any option, warrant, call, subscription or other right, commitment, arrangement or agreement; and

(iv)                              is no outstanding contractual obligation of National or any Subsidiary of National to repurchase, redeem or otherwise acquire any National Interests or other equity interests in National or any Subsidiary or Affiliate of National or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of National or any other Person.

3.3                               Capital Structure of Subsidiaries.

(a)                                  Capital Structure.  Each of National’s Subsidiaries is listed on National Disclosure Schedule 3.3(a).  The authorized equity and the issued and outstanding equity of each Subsidiary is listed on National Disclosure Schedule 3.3(a).

(b)                                 National is Owner of All Subsidiaries’ Equity.  Except as disclosed on National Disclosure Schedule 3.3(b):

(i)                                     National directly or indirectly is the beneficial and record owner of all issued and outstanding equity of each Subsidiary, and National’s ownership is free and clear of all Liens;

(ii)                                  all equity of each Subsidiary has been duly and validly authorized and issued and is fully paid and nonassessable;

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(iii)                               no equity of any Subsidiary has been issued in violation of any preemptive or similar rights of any past or present equity holder of Subsidiary;

(iv)                              no amounts of equity of any Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any Subsidiary to offer, sell, issue or grant any equity of, or any options, warrants or rights of any kind to acquire any equity of, or any securities that are convertible into or exchangeable for any equity of the Subsidiary; and

(v)                                 National does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

3.4                               Non-Contravention.

(a)                                  Execution and Performance of Transaction Documents.  To the Knowledge of National, the execution, delivery and performance by National of the Transaction Documents to which National is a party do not, and the consummation of the contemplated transactions will not, subject to obtaining the Consents, approvals, authorizations and permits and making the filings described in this Section 3.4 or as set forth on National Disclosure Schedule 3.4(a):

(i)                                     violate, conflict with, or result in any breach of any of the terms, conditions or provisions of National’s certificate of formation or limited liability company agreement or operating agreement or its Subsidiaries’ respective certificates of incorporation or organization and bylaws or operating agreements, or similar documents;

(ii)                                  except for Material Contracts set forth on National Disclosure Schedule 3.9 with an asterisk, if any, require a Consent or violate or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, with a material loss of any benefits by National or any Subsidiary of National under, or acceleration or cancellation of, any of the terms, conditions or provisions of any Material Contract in existence as of the date of this Agreement;

(iii)                               violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to National or any of its Subsidiaries or by which or to which any portion of their respective properties or assets is bound or subject where such violation would have a Material Adverse Effect; or

(iv)                              result in the creation or imposition of any Lien upon any properties or assets of National or any Subsidiary of National except, with respect to each of clauses (ii) and (iii), the violations, conflicts, breaches or defaults as would not have a Material Adverse Effect.

(b)                                 Governmental Consents.  To the Knowledge of National, no Consent, registration, declaration or filing with any Governmental Entity is required by National or any of its Subsidiaries in connection with the execution, delivery and performance by National of this Agreement and the other Transaction Documents to which it is a party or the consummation by National of the contemplated transactions, except:

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(i)                                     the filing of a notification and report form by USPB under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period thereunder, and to the extent that such may be applicable to the transactions contemplated under this Agreement, clearances, approvals, Consents or the expiration of a waiting period under the Antitrust Laws of applicable foreign jurisdictions;

(ii)                                  the filings in connection with any state or local Tax authority, if any;

(iii)                               the filings and Consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the contemplated transactions in this Agreement and the other Transaction Documents to which National is a party;

(iv)                              the other Consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Material Adverse Effect; and

(v)                                 as disclosed in National Disclosure Schedule 3.4(b).

3.5                               Financial Statements.

(a)                                  Delivery.  National has delivered to Buyer or otherwise made available to Buyer through filings with the SEC the audited consolidated balance sheets and the related consolidated statements of earnings, of member’s equity and of cash flows of National and its consolidated subsidiaries for the fiscal years ended August 27, 2005, August 26, 2006, and August 25, 2007 and the unaudited consolidated balance sheet for the quarter ended November 24, 2007 (including the notes thereto), accompanied by the report of KPMG, independent registered public accounting firm (collectively, the “Financial Statements”).

(b)                                 Prepared In Accordance With GAAP.  The Financial Statements (in each case including the notes thereto) were prepared from the books and records of National (which are accurate and complete in all material respects) and materially in accordance with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or in the report of KPMG.  To the Knowledge of National, the Financial Statements fairly present, in all material respects, the assets and liabilities and results of operations of National and its consolidated Subsidiaries as of the respective dates thereof and for the periods then ended (subject in the case of unaudited financial statements, to normal adjustments).

(c)                                  No Unreported Liabilities.  Except as disclosed in National Disclosure Schedule 3.5(c), to the Knowledge of National, National and its consolidated Subsidiaries do not have any liability or obligation of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, required by GAAP to be set forth in a Financial Statement or in the notes, except liabilities, obligations or contingencies that:

(i)                                     have been incurred in the ordinary course of business;

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(ii)                                  have been incurred in connection with the transactions contemplated by this Agreement;

(iii)                               are accrued or reserved against in the Latest Balance Sheet; or

(iv)                              would not be required to be presented in unaudited interim Financial Statements prepared in conformity with GAAP or as otherwise noted in the notes to the Financial Statements or the report of KPMG.

(d)                                 Excludes Liability Subject To Other Sections.  Notwithstanding the foregoing, the representation and warranty contained in this Section 3.5 shall not apply to (and shall exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article III, whether or not the existence of the liability would constitute a breach or inaccuracy of such representation or warranty.  (By way of example, as to the foregoing sentence, pending and threatened litigation is addressed in the representations and warranties in Section 3.11 and therefore all pending and threatened litigation (regardless of whether the litigation is covered by the representations and warranties in Section 3.11) is considered a “category” for the purpose of the foregoing sentence.)

3.6                               Certain Developments.  Except as disclosed in National Disclosure Schedule 3.6, other than pursuant to this Agreement, during the period commencing on November 25, 2007 and expiring as of the date of this Agreement, National and its Subsidiaries have not:

(a)                                  sold, leased, assigned or transferred any material asset or any material portion of its assets (other than dispositions of inventory in the ordinary course of business, dispositions of obsolete or worn out assets in the ordinary course of business, dispositions of assets which have been replaced with assets of equal or greater value and utility, collection of receivables in the ordinary course of business and certain lease financing disclosed in National Disclosure Schedule 3.6(a));

(b)                                 made any material deviation from any historical accounting principle, procedure or practice followed by National or any of its Subsidiaries or in the method of applying any such principle, procedure or practice;

(c)                                  made any issuance, sale or disposition of capital stock or any other securities or grant of any options, warrants or other rights to subscribe for or purchase any capital stock or any other securities of National or any of its Subsidiaries;

(d)                                 made or granted any bonus or any wage, salary or compensation increase other than in the ordinary course of business to any employee or independent contractor, except pursuant to the express terms of any written contract or agreement which is described on National Disclosure Schedule 3.9 or 3.12; or

(e)                                  authorized any of, or committed, resolved or agreed to take any of, the foregoing actions, or any action that would be prohibited by Section 5.1 if taken while this Agreement were in effect.

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3.7                               Real and Personal Property.

(a)                                  Title and Encumbrances.  National Disclosure Schedule 3.7(a) sets forth as of the date of this Agreement a list of all real property owned in fee by National or its Subsidiaries material to the conduct of the business conducted by National (“Owned Real Property”) and the existing title insurance polices and title reports given by a title insurance company for each Owned Real Property (“Title Reports”).  Except as provided in National Disclosure 3.7(a), to National’s Knowledge, National or a Subsidiary of National has, and will have on the Closing Date, the title in and to the Owned Real Property as disclosed in the Title Reports, free and clear of all Liens other than Permitted Encumbrances.

(b)                                 Material Improvements.  To the Knowledge of National, except as set forth on National Disclosure Schedule 3.7(b):

(i)                                     the material improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of National and each of its Subsidiaries operated thereon to be operated in the ordinary course as currently operated except where the failure to have such access would not have a Material Adverse Effect; and

(ii)                                  the material improvements located on the Owned Real Property are in sufficiently good condition (except for ordinary wear and tear) to allow the business of National and its Subsidiaries to be operated in the ordinary course as currently operated.

(c)                                  Condemnation Proceedings.  Except as set forth on National Disclosure Schedule 3.7(c), as of the date of this Agreement, no condemnation proceeding is pending or, to the Knowledge of National, threatened, which would preclude or materially impair the use of any Owned Real Property for the uses for which it is intended.

(d)                                 Restrictive Covenants Not Violated.  To National’s Knowledge, the current use of the Owned Real Property by National and its Subsidiaries does not violate in any material respect any restrictive covenants in the Title Reports that affect any of the Owned Real Property, where the violation is likely to have a Material Adverse Effect.

(e)                                  Real Property Leases.  National Disclosure Schedule 3.7(e) sets forth a list of all material real property leases to which National or any of its Subsidiaries is a party as of the date of this Agreement.  Each lease set forth on National Disclosure Schedule 3.7(e) is a valid and binding obligation of National or a Subsidiary of National (subject to any of such leases being terminated in the ordinary course of business and in accordance with the terms thereof) is in full force and effect.  To the Knowledge of National, neither National nor any of its Subsidiaries and no other party, is, as of the date of this Agreement, in default in any material respect under any lease set forth on National Disclosure Schedule 3.7(e).  As of the date of this Agreement, no condemnation proceeding is pending or, to the Knowledge of National, threatened by any Governmental Authority in writing, which would preclude or materially impair the use of any leased real property on National Disclosure Schedule 3.7(e) for the uses for which it is intended, except as noted in the National Disclosure Schedule.

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(f)                                    Personal Property.  Except as set forth in National Disclosure Schedule 3.7(f), National or its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all the tangible properties and assets of National and its Subsidiaries (excluding Real Property) that are material to the conduct of the businesses of National and its Subsidiaries, with only the exceptions as constitute Permitted Encumbrances, and the tangible properties and assets of National and its Subsidiaries are sufficient for the current conduct of National’s businesses.

3.8                               Taxes.  Except as set forth on National Disclosure Schedule 3.8, and in all cases since August 6, 2003:

(a)                                  Filed and Paid.  All Tax Returns required to be filed by or with respect to National and its Subsidiaries have been filed when due.  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by National or its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid.  All Tax withholding and deposit requirements imposed on or with respect to National and its Subsidiaries have been satisfied in all respects.  There are no Liens on any of the assets of National or any of its Subsidiaries that arose in connection with any failure to pay any Tax other than Permitted Encumbrances.

(b)                                 No Unpaid Taxes in Excess of Reserves.  The unpaid Taxes of National or its Subsidiaries:

(i)                                     do not exceed the reserve for Tax liability for National or its Subsidiaries, as the case may be, on the Latest Balance Sheet included in the Financial Statements (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and

(ii)                                  will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of National or its Subsidiaries, as the case may be.

(c)                                  No Arrangement Not Deductible Under § 280G or 162(m).  There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount that would not be deductible by National or any Subsidiary of National as the case may be, by reason of:

(i)                                     Section 280G of the Code (or any corresponding provision of state, local or foreign tax law), or

(ii)                                  Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law).

(d)                                 No Waivers or Extensions of Filing.  Neither National nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect of the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

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(e)                                  No Unpaid Assessments.  No material unpaid Tax assessment, deficiency or adjustment has been assessed against or with respect to National or any of its Subsidiaries by any Governmental Entity.  No Tax Return concerning or relating to National or its Subsidiaries or their respective operations has been audited or examined by any Governmental Entity for any period beginning after August 31, 2003, nor is any audit or examination in process or pending, and neither National or its Subsidiaries have been notified of any (i) request for such an audit or other examination, or (ii) request for any information related to Tax matters. None of the Sellers or the directors, managers and other officers of National or any of its Subsidiaries reasonably expects any Governmental Entity to assess any additional Taxes for any period for which Tax Returns have been filed.  Neither National nor its Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes.  Each of National and its Subsidiaries have made available to Buyer correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by National or its Subsidiaries, as the case may be, since August 31, 2003.

(f)                                    Partnership Status.   Each of National and each of its Subsidiaries has at all times since its formation been treated and taxed as either a partnership or disregarded entity for United States federal income tax purposes.

(g)                                 No Tax Group.  Neither National nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member.

(h)                                 Amounts Accounted For In Periods.  Neither National nor any of its Subsidiaries will be required to include any amount of income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Entity with respect to any taxable period, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  Neither National nor any of its Subsidiaries will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting or otherwise.  No Governmental Entity has proposed any such adjustment or change in accounting period.

(i)                                     No Unresolved Governmental Tax Claims.  No written claim has ever been made by any Governmental Entity in any jurisdiction in which National or any of its Subsidiaries do not file Tax Returns that any Person is or may be is subject to Taxation by that jurisdiction and that has not been resolved.

(j)                                     No Tax Agreements.  Neither National nor any of its Subsidiaries is party to or has any obligation under any Tax sharing, Tax indemnity, or Tax allocation agreement.

(k)                                  No Closing Agreements, etc.    National and its Subsidiaries will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Section 7121 of the Code (or any

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corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) installment sale or open transaction disposition made on or prior to the Closing Date, or (c) any prepaid amount received on or prior to the Closing Date.

(l)                                     No Tax Shelters or Reportable Transactions.  Neither National nor its Subsidiaries has ever participated in a “potentially abusive tax shelter” transaction or a “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

(m)                               No Code Section 355 or 361 Transactions.  Neither National nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(n)                                 No CFC or PFIC Status.  None of National’s Subsidiaries is, or has been since its incorporation, a controlled foreign corporation within the meaning of Section 957 of the Code or a passive foreign investment company within the meaning of Section 1297 of the Code.

3.9                               Contracts and Commitments.

(a)                                  Material Contracts.  National Disclosure Schedule 3.9(a) sets forth as of the date of this Agreement all current written Material Contracts to which either National or any of its Subsidiaries is a party or by which any of them or their assets or properties are otherwise bound.  Each written Material Contract is:

(i)                                     a legal, valid and binding obligation of National or its Subsidiaries and, to the Knowledge of National, a legal, valid and binding obligation of each other party thereto; and

(ii)                                  to the Knowledge of National, is in full force and effect.

(b)                                 Other Parties Have Performed Contracts.  Except as disclosed on National Disclosure Schedule 3.9(b), to the Knowledge of National, as of the date of this Agreement, each other party to the Material Contracts is not materially in default under or in breach of, nor in receipt of any claim of default or breach from National under, any Material Contract.  Except as disclosed on National Disclosure Schedule 3.9(b), to the Knowledge of National, since August 6, 2003, as to each current Material Contract, there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a default by National or any of its Subsidiaries thereunder, except for those defaults that would not have a Material Adverse Effect.

3.10                        Proprietary Rights.

(a)                                  Registered Rights.  National Disclosure Schedule 3.10(a) sets forth all of the statutorily registered or issued Intellectual Property owned by National and its Subsidiaries as of the date of this Agreement.

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(b)                                 Rights To Use Intellectual Property.  To the Knowledge of National, National and its Subsidiaries own, or are licensed or otherwise have the right or license to use, inventions that are the subject of the United States and foreign patents and applications thereto, registered trademarks, trademarks, registered service marks, service marks, trade names, copyrights, trade secrets and know-how (the “Intellectual Property”) used by National and its Subsidiaries in their respective businesses as of the date of this Agreement, except where the failure to so own, license or otherwise have the right to use such Intellectual Property would not have a Material Adverse Effect.

(c)                                  No Infringement.  Except as disclosed on National Disclosure Schedule 3.10(c), to the Knowledge of National, the use of the Intellectual Property by National and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property rights of any other Person and, as of the date of this Agreement and since August 6, 2003, National has not received any demand, claim or notice from any Person with respect to the Intellectual Property which challenges the validity of any Intellectual Property.  As of the date of this Agreement, to National’s Knowledge, no other Person is infringing upon or misappropriating any Intellectual Property of National or any of its Subsidiaries.  No trademark or service mark owned, or to National’s Knowledge licensed, by National or its Subsidiaries is involved in the United States in any opposition, cancellation or equivalent proceeding, and, as of the date of this Agreement, to National’s Knowledge, no such action has been threatened.  No patent owned by National is involved in the United States in any interference, reissue, reexamination or equivalent proceeding.

(d)                                 No Licenses Granted to Others.  Except as set forth on National Disclosure Schedule 3.10(d), as of the date of this Agreement, National has not granted a written license to any Person to use any Intellectual Property other than licenses granted in the ordinary course of business.

3.11                        Litigation; Proceedings.  Except as set forth on National Disclosure Schedule 3.11, to the Knowledge of National, there is no pending claim, charge, complaint, or grievance (as evidenced by a written notice or charging document against National or its Subsidiaries charging National or its Subsidiaries with a failure to comply with a duty or obligation under an Applicable Law) or action, suit, proceeding, hearing, or arbitration threatened against or involving National or any of its Subsidiaries, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Entity except the claims, charges, complaints, grievances, actions, suits, proceedings, hearings or arbitrations that, if resolved adversely to National or a Subsidiary of National, would not have a Material Adverse Effect.  Except as set forth on National Disclosure Schedule 3.11, to the Knowledge of National, as of the date of this Agreement, there are no investigations relating to National or any of its Subsidiaries pending or threatened in writing by or before any arbitrator or any Governmental Entity, except the investigations, that, if resolved adversely to National or a Subsidiary of National, would not have a Material Adverse Effect.

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3.12                        U.S. Employee Benefit Plans.  Except as set forth on National Disclosure Schedule 3.12:

(a)                                  No Obligations to Contribute.  Neither National nor any of its Subsidiaries has any current unfunded liability or any obligation to contribute to:

(i)                                     any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA);

(ii)                                  any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current employees or current or future retired or terminated employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law);

(iii)                               any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated;

(iv)                              any employee plan which is “defined contribution plan” (as that term is defined in Section 3(34) of ERISA), whether or not terminated; or

(v)                                 any bonus, incentive, deferred compensation, severance, stock option, stock appreciation right, stock purchase, or other equity compensation, change in control, employment, fringe benefit, or other material plan.

(b)                                 Material Compliance With Code.  All plans set forth on National Disclosure Schedule 3.12 (other than any “multiemployer plan” as previously defined) shall be referred to this Agreement collectively as the “Employee Benefit Plans.”  All Employee Benefit Plans (and related trusts and insurance contracts) materially comply in form and in operation with their terms and the applicable requirements of ERISA and the Code, including the requirements of Section 4980B of the Code.  Since August 6, 2003, with respect to each Employee Benefit Plan, all contributions, premiums or payments which are due on or before the date of this Agreement have been paid to the Plan.  There is no accumulated funding deficiency within the meaning of ERISA or the Code in connection with any defined benefit plan (other than any multiemployer plan), and no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Employee Benefit Plans, and no reportable event, as defined in ERISA, has occurred in connection with the Employee Benefit Plans.

(c)                                  No Liability To PBGC.  Neither National nor any of its Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation (other than for premiums not yet payable), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of any controlled group of companies (as defined in Section 414 of the Code) that includes National or any of its Subsidiary thereof that has not been satisfied in full, and no condition exists that presents a material risk to National or any of its Subsidiaries of incurring such a liability.

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(d)                                 No Actions Pending.  As of the date of this Agreement, no material action, suit, or proceeding or investigation with respect to the Employee Benefit Plans (other than routine claims for benefits) is pending.

(e)                                  No Additional Plans.  Except as authorized by the terms of this Agreement (or Applicable Law), National has no commitment, whether formal or informal, to create any additional Employee Benefit Plan, to modify or terminate any Employee Benefit Plan, or to maintain any Employee Benefit Plan for any period of time.

(f)                                    No Severance or Accelerated Vesting or Payments.   Except as disclosed pursuant to Section 3.12(g) below, the execution of, and consummation of the transactions contemplated by this Agreement will not (either done alone or in conjunction with any other action by National prior to the Closing):

(i)                                     entitle any current or former employee, director, officer, consultant, independent contractor, contingent worker, or leased employee (or any of dependents, spouses or beneficiaries) of National to severance pay or any other similar payment; or

(ii)                                  accelerate the time of payment or vesting, or increase the amount of compensation due to the individual.

(g)                                 Retention Programs.  National is instituting a retention pay program for not more than 20 certain employees to be paid by National after the Closing in an amount not to exceed $6,165,000 and upon such other terms mutually acceptable to Buyer and National.

3.13                        Securities Laws.   Except as set forth on National Disclosure Schedule 3.13:

(a)                                  National has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed with the SEC in the last 12 months (such documents, together with any documents filed during such period by National to the SEC on a voluntary basis on Current Reports on Form 8-K, the “National SEC Documents”);

(b)                                 Each of the National SEC Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such National SEC Documents, and none of the National SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such National SEC Documents;

(c)                                  National maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) to ensure that material information relating to National and its Subsidiaries is made known to its principal executive officer and principal financial officer.  Each of the financial statements (including the related notes) of National included in the National SEC Documents complied at the time it was filed as to form in all

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material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(d)                                 Neither National nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among National and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, National or any of its Subsidiaries in National’s or such Subsidiary’s published financial statements or other National SEC Documents; and

(e)                                  None of the Subsidiaries of National are, or have at any time in the last 12 months been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

3.14                        Compliance with Laws.

(a)                                  Compliance and Permits.  Except as disclosed in National Disclosure Schedule 3.14, to the Knowledge of National, each of National and its Subsidiaries since August 6, 2003:

(i)                                     has complied with, is in compliance with and has operated its business and maintained its assets in compliance with, all Applicable Laws except, to the extent that any noncompliance would not have a Material Adverse Effect; and

(ii)                                  holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities used or necessary for the lawful conduct of its respective business as presently conducted (the “National Permits”), except where the failure to hold any National Permits would not have a Material Adverse Effect.  The National Permits are valid and in full force and effect, except for those the failure of which to be valid and in full force and effect would not have a Material Adverse Effect.  The National and its Subsidiaries are in compliance with the terms of National Permits, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)                                 Representations Under Other Sections Excluded.  Notwithstanding Section 3.14(a), the representation and warranty contained in Section 3.14(a) will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, or actions or inactions, the category of which is the subject of another representation or warranty set forth in this Article III, whether or not the existence of the liability would constitute a breach or inaccuracy of the representation or warranty.  (By way of example, as to the foregoing sentence, environmental matters are addressed in the representations and warranties in Section 3.15 and therefore all environmental matters (regardless of whether such environmental matters are covered by the representations and warranties in Section 3.15) are considered a “category” for the purposes of the foregoing sentence.)

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3.15                        Environmental Matters.

(a)                                  To National’s Knowledge, except as set forth on National Disclosure Schedule 3.15(a) which may include by reference the documents contained in the data room, the real property and facilities owned or leased and operated by National and its Subsidiaries and the operations of National and its Subsidiaries thereon currently comply with those Environmental Laws applicable to the real property and facilities owned or leased and operated by National and the operations of National except where noncompliance would not constitute a Material Adverse Effect.

(b)                                 To National’s Knowledge, except as set forth on National Disclosure Schedule 3.15(b), since the Initial Date:

(i)                                     no judicial or administrative proceedings are pending nor has a Governmental Agency or any person threatened by written notice to bring a proceeding against National or any Subsidiary alleging the violation of any Environmental Law that applies to the real property and facilities owned or leased and operated by National or any Subsidiary that are reasonably likely to constitute a Material Adverse Effect; and

(ii)                                  no written notice from any Governmental Authority or any person has been received by National or any Subsidiary claiming or requiring under any Environmental Law any remediation or clean up as to any real property or facility owned or leased and operated by National or any Subsidiary, the costs of which are reasonably likely to constitute a Material Adverse Effect.

(c)                                  To National’s Knowledge and except as set forth on National Disclosure Schedule 3.15(c), since the Initial Date, all permits required to conduct the operations of National pursuant to Environmental Laws have been duly obtained or applications for such permits have been made, and National and each Subsidiary is in compliance with such permits except to the extent that failure to obtain a permit or comply with a permit would not constitute a Material Adverse Effect.

(d)                                 To National’s Knowledge and except as set forth on National Disclosure Schedule 3.15(d), since the Initial Date neither National nor any of its Subsidiaries has stored, disposed of, arranged for or allowed the disposal of, transported or handled any Hazardous Materials in violation of Environmental Laws that would result in a Material Adverse Effect.

(e)                                  To National’s Knowledge and except as set forth on National Disclosure Schedule 3.15(e), since the Initial Date as to real property or facilities now owned or leased and operated by National or any Subsidiary, Hazardous Materials are not present in a condition that violates any Environmental Law applicable to such Hazardous Material and to such property or facility in a manner that would result in a Material Adverse Effect.

(f)                                    To National’s Knowledge, Buyer has been given access to review all Phase I Environmental Site Assessments for real property and facilities owned or leased and operated by National and which were prepared after the Initial Date in accordance with applicable ASTM Standards for Environmental Site Assessments.

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(g)                                 To National’s Knowledge, except as set forth on National Disclosure Schedule 3.15(g), since the Initial Date, neither National nor any Subsidiary has received any written notification from any Governmental Entity directing National or such Subsidiary that:

(i)                                     it is a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sections 9601 et. seq.; and

(ii)                                  any real property or facility owned or leased and operated by National or any Subsidiary after the Initial Date is identified or proposed for listing as a federal National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

(h)                                 To National’s Knowledge, except as set forth on National Disclosure Schedule 3.15(h), since the Initial Date, neither National nor any Subsidiary has been requested to share in the costs of upgrades or expansions of publicly-owned treatment works beyond cost sharing that is reflected in wastewater and sewer fees charged to National or any Subsidiary for the treatment of wastewater by a publicly-owned works.

(i)                                     “Environmental Laws” means:  (i) all currently existing federal, state and local laws, statutes, codes, ordinances, rules, and regulations applicable to the real property and facilities owned or leased and operated by National or any Subsidiary and (ii) all permits, orders, decrees, determinations, judgments or binding agreements issued, promulgated or entered into by or between National or a Subsidiary and any Governmental Authority or issued by any Governmental Authority to National or to any Subsidiary, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and natural resources that control pollution or that protect the air, water, and surface and subsurface land, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.  Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Material Transportation Act, the Toxic Substances Control Act, and the Federal Insecticide Fungicide and Rodenticide Act.

(j)                                     “Hazardous Materials” means any Hazardous Substance as that term is defined at 42 U.S.C. 9601(14) and petroleum or any fraction thereof.

(k)                                  “Initial Date” means August 6, 2003, provided that, with respect to any Subsidiary of National that was acquired or formed by National after August 6, 2003, the Initial Date shall be the date such entity became a Subsidiary of National.

(l)                                     “Release” means any release as that term is defined at 42 U.S.C. 9601(22).

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3.16                        Employees.

(a)                                  Wage and Employment Laws.  Except as set forth on National Disclosure Schedule 3.16(a), to the Knowledge of National each of National and its Subsidiaries is in compliance in all material respects with all Applicable Laws relating to the employment of personnel and labor, including provisions thereof relating to wages and hours, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other taxes, except where noncompliance with any Applicable Law by National or its Subsidiaries would not have a Material Adverse Effect.

(b)                                 Labor Unions.  National Disclosure Schedule 3.16(b) lists each collective bargaining agreement or other collective labor contract or industrial instrument to which National or any Subsidiary is a party.  To the Knowledge of National all of the collective bargaining agreements or other collective labor contracts or industrial instruments set forth on National Disclosure Schedule 3.16(b) have, since August 6, 2003, been duly ratified, certified or approved by the parties having authority to ratify, certify or approve of the collective agreements or other collective labor contracts or industrial instruments.  To the Knowledge of National, except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on National Disclosure Schedule 3.16(b):

(i)                                     neither National nor any Subsidiary has agreed to recognize any union or other collective bargaining representative; and

(ii)                                  as of the date of this Agreement, no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of its employees.

All employees covered by the collective bargaining agreements or other collective labor contracts or industrial instruments listed on National Disclosure Schedule 3.16(b) are employees of National or its Subsidiaries as of the date of this Agreement.

(c)                                  No Strikes, Proceedings and Complaints. Except as set forth on National Disclosure Schedule 3.16(c), as of the date of this Agreement, to National’s Knowledge there are no pending (including current) or threatened in writing by a Governmental Agency against or affecting National or any Subsidiary:

(i)                                     labor strikes, slowdowns, lockouts, representation or certification campaigns, or work stoppages with respect to employees of National or any Subsidiary;

(ii)                                  material grievance or arbitration proceedings, written decisions, letter agreements or settlement agreements arising out of collective bargaining agreements to which National or any Subsidiary is a party;

(iii)                               material unfair labor practices or unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority responsible for regulating labor relations; or

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(iv)                              charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

(d)                                 No Plant Closings and Layoffs.  Since August 6, 2003, there have not been any plant closings, mass layoffs or other terminations of employees of National or any Subsidiary which would create any Liabilities for National or any Subsidiary under the Worker Adjustment and Retraining Notification Act or similar Laws.

3.17                        No Brokers.  Except as disclosed in National Disclosure Schedule 3.17, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of National or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedule, as contemplated by Section 8.18(e), Buyer represents and warrants to Sellers as follows:

4.1                               Organization and Power.  Buyer is a corporation validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and has all requisite power and authority to carry on its business as now being conducted and as presently proposed to be conducted by it.  Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated under this Agreement or perform its obligations under this Agreement.

4.2                               Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents.  No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other Transaction Documents to which it is or will be a party or the performance of its obligations under this Agreement or the Transaction Documents other than approval by the Buyer Shareholders Assembly.  This Agreement constitutes, and each of the other Transaction Documents to which Buyer is or will be a party will when executed constitute, a valid and binding obligation of Buyer, enforceable against Buyer in the United States in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

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4.3                               Absence of Conflicts.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not, and the consummation of the transactions contemplated herein and therein will not, subject to obtaining the Consents, approvals, authorizations and permits and making the filings described in Section 4.4 or as set forth on Buyer Disclosure Schedule 4.3:

(a)                                  violate, conflict with, or result in any breach of any of the terms, conditions or provisions of Buyer’s certificate of incorporation or bylaws;

(b)                                 violate any order, writ, judgment, injunction, decree, statute, law, rule or regulation of any Governmental Entity applicable to Buyer or by which or to which any portion of its respective properties or assets is bound or subject;

(c)                                  violate, conflict with, or result in any violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or a loss of any benefits by Buyer under any of the terms, conditions or provisions of any material agreement; or

(d)                                 result in the creation or imposition of any Lien upon any properties or assets of Buyer which would, in each case, materially adversely affect the ability of Buyer to timely consummate the Sale or any of the other transactions contemplated under this Agreement.

4.4                               No Consents.  No consent, registration, declaration, or filing with any Governmental Entity or any other Person is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which either of them is a party or the consummation by Buyer of the contemplated transactions, except for:

(a)                                  the filings required under the HSR Act and the Antitrust Laws of applicable foreign jurisdictions;

(b)                                 the filings in connection with any state or local Tax authority, if any;

(c)                                  the other filings and Consents as may be required under any regulation pertaining to any notification, disclosure or required approval necessitated by the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party; and

(d)                                 other Consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not materially adversely affect the ability of Buyer to timely close the transactions under this Agreement or any of the other contemplated transactions.

4.5                               Litigation.  As of the date of this Agreement, there are no actions, suits, proceedings, orders or investigations pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s performance under this Agreement or the other Transaction Documents or the consummation of the contemplated transactions.

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4.6                               Financial Ability.  Buyer has the financial ability to consummate the transactions contemplated by this Agreement using Buyer’s existing credit facilities and financial resources without delay or restriction.

4.7                               Buyer Stock.  The Buyer Stock delivered to Sellers at Closing shall be duly authorized, validly issued, non-assessable, fully registered for trading on BOVESPA, and fully registered for transfer to Sellers pursuant to the securities and other applicable laws of Brazil.  Sellers that will receive Buyer Stock are so acquiring such Buyer Stock for investment only and not with a view to resale or other disposition in the United States.  Each Seller acknowledges that the Buyer Stock is not being registered under the securities laws of the United States or any state thereof in reliance upon one or more exemptions from the registration requirements made available under such laws.

4.8                               No Knowledge of Misrepresentations or Omissions.  As of the date of this Agreement and at Closing, Buyer has had the opportunity and has reviewed all due diligence information of National and Sellers in the data room and otherwise disclosed to Buyer and Buyer is not aware that any of the representations and warranties of Sellers and National in this Agreement and National Disclosure Schedule (including updated schedules to the extent delivered hereunder) is untrue or incorrect in any respect, and Buyer is not aware of any errors in, or omissions from, National Disclosure Schedule to this Agreement.

ARTICLE V

COVENANTS

5.1                               Conduct of Business.  Buyer acknowledges that it is the owner of business operations that are engaged in the beef packing and processing sector in the United States and further acknowledges that it is aware of the cyclical nature of the beef packing and processing sectors in the United States.  Except as contemplated by or otherwise permitted or required under this Agreement or in National Disclosure Schedule 5.1 or to the extent that Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld), from and after the date of this Agreement until the Closing, National shall not:

(a)                                  Ordinary Course of Business.  Fail to act in the ordinary course of business to:

(i)                                     preserve substantially intact National’s and each of its Subsidiaries’ present business organizations; and

(ii)                                  preserve their present relationships with employees, agents, independent contractors, creditors, business partners, customers, suppliers and others dealings with it, except, in each case, where such failure would not have a Material Adverse Effect;

(b)                                 Maintenance of Assets.  Fail to use commercially reasonable efforts to maintain the material tangible assets of National and each of its Subsidiaries in their current physical condition except for ordinary wear and tear;

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(c)                                  Amendments of Material Contracts.  Except for amendments, terminations or non-renewals in the ordinary course of business, materially modify, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract, or waive, release or assign any material rights or material claims thereunder;

(d)                                 Restructuring Plans.  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of National or any of its material Subsidiaries;

(e)                                  Officer, Director, Employee Compensation.  Except as set forth in Section 3.12(g), (i) make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors in the ordinary course of business) or to Persons providing management services; (ii) enter into, adopt, amend or terminate any employment, severance, consulting, termination, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, vacation, deferred compensation or other agreement or Employee Benefit Plan other than in the ordinary course of business and consistent with past practices; or (iii) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than to comply with changes in Applicable Law) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Employee Benefit Plan or otherwise; provided that National may designate individuals for participation under its disclosed Employee Benefit Plans in accordance with the terms thereof;

(f)                                    Material Liens.  Voluntarily mortgage, pledge or subject to any material Lien, other than Permitted Encumbrances, any of its material assets;

(g)                                 Benefit Plans.  Except pursuant to the terms of the Employee Benefit Plans or other agreement in effect as of the date of this Agreement:  (i) pay any pension or retirement allowance to any officer, director, employee of National or any of its Subsidiaries or (ii) pay, offer to pay or agree to pay or make any arrangement for payment to any officers, directors or employees of National or any of its Subsidiaries of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business);

(h)                                 Intellectual Property Rights.  Transfer or grant any rights or licenses under, or enter into any settlement regarding the breach or infringement of, any United States or foreign license of any Intellectual Property, or modify any existing rights with respect thereto or enter into any licensing or similar agreements or arrangements, except in the ordinary course of business;

(i)                                     Accounting Principles.  Except as required by GAAP, change any of the accounting principles or practices used by National or any of its Subsidiaries;

(j)                                     Billing and Collection Practices.  Materially change any of its practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, payment terms, cash collections, cash payments, or terms with vendors, other than in the ordinary course of business;

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(k)                                  Claim Settlement.  Pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business;

(l)                                     Distributions.  Make any distributions to its Members, other than distributions provided for in Section 5.2.1 Tax Distributions, and Section 5.2.2 Priority Return Distributions of the National limited liability company agreement consistent with past practices of National and permitted under the Credit Agreement, provided, however: (i) at the Closing Time National Members shall have reimbursed National so that for tax distributions after distributions to Class A Unitholders, the National tax distribution to its Members does not exceed 42% of the National taxable income reported on the Tax Returns for the applicable reporting period and (ii) at the Closing Time National Members shall have reimbursed National for the distributions made to Members for the first and second calendar quarters for the current calendar year under Section 5.2.2 Priority Return Distributions of the National limited liability company agreement which were made prior to the Closing Time;

(m)                               Securities.  Except for the issuance of member interests in National issuable upon the exercise of any Options outstanding on the date of this Agreement and/or as required by the terms of any contracts or agreements between National or any of its Subsidiaries and an employee thereof as in existence on the date of this Agreement: (i) issue, sell, pledge, dispose of, encumber or grant rights with respect to (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any member interests of any class or any securities convertible into or exercisable or exchangeable for member interests of any class (except for pledges of capital stock or securities under the Credit Agreement and other than the issuance of certificates in replacement of lost certificates); or (ii) adjust or reclassify any of its equity securities or issue new equity securities or any right, option, warrant or right to acquire any equity securities of National, provided that National may issue to Miller and Klein in advance of the Closing the National Interests provided in their deferred compensation agreements;

(n)                                 Charter Documents.  Change or amend its charter documents, certificate of formation, operating agreement, constitution, bylaws or other similar governing documents; provided that National may amend its limited liability company agreement by the adoption of the Amended and Restated Limited Liability Company Agreement effective as of the Closing Time attached hereto as Exhibit D;

(o)                                 Indebtedness.  Except under the Credit Agreement in the ordinary course of business, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than among National and its Subsidiaries and among such Subsidiaries, and other than advances to officers, directors and employees in the ordinary course of business);

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(p)                                 Tax Liabilities.  Make any settlement of or compromise any Tax liability, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting;

(q)                                 Authorization of Above Actions.  Authorize any of, or commit or agree to take any of, the foregoing actions.

5.2                               Information.

(a)                                  Access To Information.  From and after the date hereof until the Closing and subject to the Applicable Laws, National and each of its Subsidiaries shall afford to Buyer and its Affiliates and each of their respective representatives (including accountants, consultants, counsel and representatives of financing sources) access, in each case, during normal business hours, upon reasonable prior notice and in a manner as will not unreasonably interfere with the conduct of the business of National or any of its Subsidiaries, to all properties, books, records (including Tax Returns of National and each of its Subsidiaries), and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Buyer, to make copies of such books, records and other documents and to discuss the business of National and each of its Subsidiaries with such members of management, officers, directors, counsel and accountants for National as Buyer and its representatives may reasonably request and National shall cause members of management, officers, directors, counsel and accountants to reasonably cooperate with Buyer and its representatives in connection therewith.  Notwithstanding the foregoing provisions of this Section 5.2:

(i)                                     neither National nor any of its Subsidiaries shall be required to grant access or furnish information to Buyer, its Affiliates or any of their respective representatives to the extent that:

(A)                              the information is of a competitively sensitive nature or is subject to an attorney/client or attorney work product privilege; or

(B)                                the access or the furnishing of the information is prohibited by Applicable Laws or an existing contract;

(ii)                                  Buyer shall not have access to personnel records of National or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personal information that in National’s good faith opinion the disclosure of which could subject National or any of its Subsidiaries to risk of liability or non-compliance with Applicable Laws.

(b)                                 No Contact with National Personnel.  In addition, except as otherwise expressly permitted pursuant to this Section 5.2, Buyer shall not contact any personnel of National or its Subsidiaries regarding, or in connection with, the transactions contemplated by this Agreement without the express prior consent of National’s general counsel or such other Person as has been designated by him in writing.  All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

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5.3                               Consents.  After the date of this Agreement and prior to the Closing, National shall use its reasonable best efforts, but excluding making any expenditures or payments to any third party, to obtain the Consent, in form and substance reasonably satisfactory to Buyer, from any party to a Material Contract to the extent that it is required to be obtained by National in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and transactions contemplated by the Transaction Documents.  National shall assist Buyer in obtaining the Consent of the lenders party to the Credit Agreement to continue the Credit Agreement following the Closing.  For the avoidance of doubt, the failure or inability of any Parties to obtain any Consent referred to in this Section 5.3, including without limitation any Consent from any lender to National, shall not constitute grounds to terminate this Agreement or to refuse to complete the Closing.

5.4                               Notification by National of Certain Matters.  National shall give prompt written notice to Buyer of:

(a)                                  the occurrence, or failure to occur, of any event of which it has Knowledge that would be reasonably likely to cause any representation or warranty of National contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time;

(b)                                 the failure of National to comply with or satisfy in any material respect any covenant to be complied with by it hereunder;

(c)                                  any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(d)                                 any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

Except as provided below, no such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.  As provided in Section 5.18, National shall be entitled to make such notification in the form of updates and/or modifications to National Disclosure Schedule and such notification shall amend and supplement the appropriate schedules previously delivered.  Notwithstanding any provision in this Agreement to the contrary, unless Buyer provides National with a written termination notice pursuant to Section 7.1(e) within ten calendar days after the expiration of any applicable Cure Period in respect of a breach described in an updated National Disclosure Schedule delivered pursuant to this Section 5.4 and which uncured breach would otherwise give rise to a termination right by Buyer under Section 7.1(e), then Buyer, in respect of such uncured breach, shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 7.1(e) or Section 6.2, as applicable, and to have accepted the updated National Disclosure Schedule for all purposes under this Agreement.  The delivery of any such updated National Disclosure Schedule will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy.

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5.5                               Notification by Buyer of Certain Matters.  Buyer shall give to Sellers prompt written notice of:

(a)                                  the occurrence, or failure to occur, of any event of which Buyer has Knowledge that would be reasonably likely to cause any representation or warranty of Buyer contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any respect at any time until the Closing determined as if such representation or warranty were made at such time;

(b)                                 any occurrence or failure to occur of any event of which Buyer has knowledge which will cause the failure of a condition to Closing;

(c)                                  the failure of Buyer to comply with or satisfy in any material respect any covenant or condition to Closing to be complied with by it hereunder;

(d)                                 any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(e)                                  any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that notification under this Section 5.5 shall not affect the representations or warranties of the Parties or the conditions to their respective obligations as set forth in this Agreement.

5.6                               Employee Matters.

(a)                                  Employment and Benefits.  Except for those Persons whose terms of employment are governed by one of the employment agreements listed on National Disclosure Schedule 5.6 and except as set forth in Section 3.12(g), Buyer shall take such action as may be necessary so that at all times prior to the first anniversary of the Closing Date, officers and employees of National and its Subsidiaries whose employment is not covered by any collective bargaining agreement who are in the employ of National or its Subsidiaries immediately prior to the Closing (“Covered Employees”) are provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, superannuation, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits) which, in the aggregate, are not materially less favorable than those made available by National and its Subsidiaries to such officers and employees immediately prior to the Closing.  For purposes of eligibility to participate and vesting in all benefits provided by Buyer, its Subsidiaries or National, the Covered Employees will be credited with their years of service with National and its Subsidiaries and prior employers to the extent service with Buyer and its Subsidiaries and prior employers is taken into account under the plans of Buyer and its Subsidiaries.  For purposes of determining satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under the plans provided by Buyer, its Subsidiaries or National, each Covered Employee will be credited for covered expenses paid by the Covered Employee under Employee Benefit Plans during the then current annual period of coverage.  The eligibility of Covered Employees to participate in any welfare benefit plan or program of Buyer,

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National and its Subsidiaries shall not be subject to any exclusions or limitations for any pre-existing conditions except to the extent such individual was or would have been subject to such exclusion under similar benefit plans and programs of National and its Subsidiaries.  Nothing contained in this Section 5.6(a) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of National or its Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever.

(b)                                 Employee Benefit Plans.  Except as set forth in National Disclosure Schedule 5.6(b) and subject to the other provisions set forth in this Section 5.6, after the Closing and subject to Applicable Laws and the terms of any Employee Benefit Plan, Buyer and National may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing.  After the Closing, National and each of its respective Subsidiaries are and shall remain liable for, and National and each of its respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of National’s or its Subsidiaries’ employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between National or any of its Subsidiaries and their respective employees and former employees, including liabilities, duties and claims:

(i)                                     for deferred compensation, incentive compensation, retirement benefits, superannuation, health and life benefits, retention arrangements, severance arrangements and benefits, disability benefits and other fringe benefits under any Employee Benefit Plan, fund, program, arrangement, policy or practice;

(ii)                                  relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA;

(iii)          for unemployment and workers’ compensation or similar benefits; and

(iv)                              to file any and all annual reports, filings or notices that may be required to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing.

(c)                                  Indemnification.  After the Closing, Buyer and National and each of their respective Subsidiaries hereby agree to indemnify each of the Sellers and their respective officers, directors, employees, consultants, members, stockholders and Affiliates for, and to hold each of them harmless from and against, all damages, losses, claims, liabilities, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of them may suffer by reason of or in connection with any claim, proceeding or suit brought against any of them under the WARN Act, or any similar state or foreign law, which relate to actions taken by Buyer or National or any of their respective Subsidiaries or Affiliates at, or at any time after, the Closing (including any discharge or constructive discharge of any the employees of National or any its Subsidiaries with regard to any site of employment or one or more facilities or operating units within any site of employment of National or any of its Subsidiaries).

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(d)                                 Plan Termination.  The Parties agree that, at Buyer’s sole discretion, Buyer may ask National (and National shall promptly but in no event later than immediately prior to Closing) to terminate any and all qualified 401(k) retirement plans that National, or any of its Subsidiaries or ERISA affiliates, sponsor prior to Closing.  Any administrative costs directly related to such terminations, or associated liability that may arise from such termination and/or cessation of participation shall be borne by Buyer.  If Buyer requires National to terminate such 401(k) retirement plans, then Buyer agrees to establish one or more new 401(k) retirement plans effective immediately following the Closing and the Covered Employees shall be offered the opportunity to enroll in such new 401(k) retirement plan or plans immediately following the Closing.  Buyer further agrees that it shall allow the Covered Employees to elect a tax free rollover of all or any portion of their account balances under the terminated 401(k) plans (including without limitation any outstanding participant loans) to the new 401(k) plans established following the Closing.

5.7                               Access to Information.  Buyer shall (and shall cause National to) hold all the books and records of National and each Subsidiary of National existing on the Closing Date and not to destroy or dispose of any such books or records for a period of seven years from the Closing, and thereafter, if it desires to destroy or dispose of such books and records, offer first in writing each of the Sellers at least 90 days prior to such destruction or disposal to surrender them to Sellers or their representatives.  During that seven year period, Buyer shall (and shall cause National and each of its Subsidiaries to), during normal business hours, and upon reasonable notice, make available and provide Sellers and their representatives (including counsel and independent auditors) with access to the facilities and properties of National and each of its Subsidiaries and to all information, files, documents and records (written and computer) that are not otherwise protected by legal privilege relating to National and its Subsidiaries or any of their businesses or operations for any and all periods prior to or including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause National and each of its Subsidiaries to) cooperate fully with Sellers and their representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of Sellers, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of National and each of its Subsidiaries available to Sellers and their respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.

5.8                               Indemnification of Officers, Directors, Employees and Agents.

(a)                                  Claims and Indemnified Parties.  From and after the Closing Date, Buyer shall, and shall cause National and any successor entity of National and if none, Buyer itself, to jointly and severally indemnify (which shall include the mandatory advancement of expenses as provided in this Section 5.8), defend and hold harmless each Person who is now, or has been at any time or who becomes prior to the Closing Date, a director, manager, officer, employee, member, or agent of National, any of its Subsidiaries or any Seller, and such other Persons entitled to indemnification under the Limited Liability Company Agreement of National as in effect on the date of this Agreement (the “Indemnified National Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees

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and expenses), fines, liabilities or judgments or amounts that are paid in settlement, arising out of or relating to (i) acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the Closing Date, (ii) liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, and (iii) any breach by the Company of any of the representations, warranties and covenants of the Company contained in the Limited Liability Company Agreement of National as in effect on the date of this Agreement, in each case to the fullest extent permitted under Applicable Laws.  In determining whether an Indemnified National Party is entitled to indemnification under this Section 5.8(a), if requested by the Indemnified National Party, the determination shall be made by special, independent counsel selected by National and approved by the Indemnified National Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for National or its Affiliates within the last three years (other than in connection with such matters).

(b)                                 Fees and Assistance.  Without limiting the foregoing, in the event of any claim for indemnification, Buyer and National shall, jointly and severally;

(i)                                     periodically advance reasonable fees and expenses (including attorneys’ and other professionals’ fees and expenses) with respect to the foregoing and pay the reasonable fees and expenses of counsel selected by each Indemnified National Party, promptly after statements therefor are received, provided that the Indemnified National Party to whom fees and expenses are advanced or for which fees and expenses of counsel are paid provides an undertaking to repay such advances and payments if it is ultimately determined that such Indemnified National Party is not entitled to indemnification; and

(ii)                                  vigorously assist each Indemnified National Party in such defense, and subject to the terms of this Section 5.8, shall cooperate in the defense of any matter.

(c)                                  Retention of Counsel.  The Buyer and National shall have the right to retain legal counsel of their choosing to represent an Indemnified National Party (subject to the approval of such Indemnified National Party which consent is not to be unreasonably withheld by the Indemnified National Party).  If Buyer or National retains legal counsel as provided above, the Buyer and National will have no liability for any separate legal counsel chosen by the Indemnified National Party.  If the Buyer and National, or either of them, assumes such defense, the Indemnified National Party shall have the right to participate in the defense thereof, it being understood that the Buyer and National shall control such defense, and in any such action or proceeding, the Indemnified National Party shall have the right to retain its own legal counsel, but the fees and expenses of such legal counsel shall be at its own expense unless (i) the Buyer and National and the Indemnified National Party mutually agree to the retention of such legal counsel, or (ii) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Buyer or National and the Indemnified National Party, and in the opinion of recognized outside legal counsel to National, representation of the Buyer or National and the Indemnified National Party by the same legal counsel would result in a conflict of interest between Buyer or National, and the Indemnified National Party.  Buyer and National shall be liable only for any settlement of any Claim against an Indemnified National Party made with Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.  Buyer and National shall not, without the prior written consent of an Indemnified National Party, settle or compromise any claim, or permit a default or consent to the entry of any

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judgment in respect thereof, unless the settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnified National Party of an unconditional release from all liability and obligations in respect of the claim.

(d)                                 D & O Liability Insurance.  For a period of three years after the Closing Date, National shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by National and its Subsidiaries (provided that National may substitute therefor policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Closing Time.

(e)                                  Successors and Assigns.  If Buyer or National or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Buyer or National, as the case may be, shall assume the obligations set forth in this Section 5.8.

(f)                                    Survival.  All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified National Party as in effect on the date of this Agreement with respect to matters occurring on or prior to the Closing Time (including the contemplated transactions) shall survive the Closing and continue in full force and effect.  Buyer and National shall indemnify any Indemnified National Party against all reasonable costs and expenses (including attorneys’ and other professionals’ fees and expenses), the amount to be payable in advance upon request as provided in Section 5.8, relating to the enforcement of the Indemnified National Party’s rights under this Section 5.8 or under any charter, bylaw, operating, or company agreement other governing document or other agreement, provided that the Indemnified National Party provides an undertaking to repay any advances of costs and expenses if it is ultimately determined that the Indemnified National Party is not entitled to indemnification under these documents.

(g)                                 No Impairment of Insurance Claims.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to National or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

(h)                                 Binding on Successors.  The provisions of this Section 5.8 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified National Parties identified in Section 5.8(a), their heirs and their personal representatives and shall be binding on all successors and assigns of Buyer and National and may not be terminated or amended in any manner adverse to such Indemnified National Parties without their prior written consent.

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5.9                               Notification of Breach.  If Buyer becomes aware of a representation, warranty, or covenant which is untrue, a misrepresentation or a material omission, or a breach of an agreement, made by National contained in this Agreement, Buyer shall promptly notify National of the false statement, misrepresentation, or omission, or breach.

5.10                        Governmental Consents.

(a)                                  HSR Filing.  Promptly following the execution of this Agreement, the Parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents.

(b)                                 Other Governmental Entities.  In addition, National and Buyer shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required or, in the opinion of Buyer or Sellers, advisable, in connection with this Agreement including under the Antitrust Laws of applicable foreign jurisdictions.

(c)                                  Cooperation. With respect to each of the above filings, and any other requests from Governmental Entities the Parties shall diligently and expeditiously prosecute and use best efforts to obtain any clearance under the Antitrust Laws for the Sale and to resolve any objections as may be asserted by any Governmental Entity with respect to the Sale, and cooperate fully with each other in the prosecution of, such matters including, subject to Applicable Law, by permitting counsel for the other Party to review in advance (to the extent possible), and consider in good faith the views of the other Party in connection with, any such filing or any proposed or oral written communication with any Governmental Entity and by providing counsel for the other Party with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement.  Any competitively sensitive information that is disclosed pursuant to this Section 5.10(c) will be limited to each of Buyer’s and National’s respective outside counsel and economists pursuant to a separate customary confidentiality agreement.  Each of Buyer and National shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission.

(d)                                 Status.  Buyer and National shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, any other Governmental Entity or any third party with respect to the Sale.  In the event a suit or other proceeding is threatened or instituted by a public or private entity or individual challenging the Sale as violative of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, or any other federal, state or foreign law or regulation or decree or an order designed to prohibit, restrict or regulate actions for the purpose or effect of foreign ownership, monopolization or restraint of trade (collectively, “Antitrust Laws”), Buyer shall use its best efforts to avoid the filing of, or resist or resolve such suit or proceeding filed by a Governmental Entity, and defend any such suit or

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proceeding brought by a private entity or individual, if such suit or proceeding is likely to impede the Closing.

(e)                                  Strategy.  Buyer shall not require National or National’s parent, USPB, to, and National or National’s parent, USPB shall not be required to, take any action with respect to satisfying any Antitrust Laws that would bind National or its Subsidiaries in the event the Closing does not occur.

(f)                                    Avoidance of Injunctions.  In addition, Buyer shall use its best efforts to take all action to resolve any actual or threatened suit brought by any Governmental Entity and resist any actual suit brought by any other Person, challenging or threatening to challenge the transaction as violative of the Antitrust Laws, in the form of a settlement, undertaking, consent decree, stipulation, or the like, or compliance with any order of any federal or state court in the United States or any foreign court or tribunal, in order to avoid the entry of any preliminary injunction or other order which has the effect of preventing the consummation of the transaction prior to the Termination Date or delaying consummation beyond the Termination Date, and in the event that any preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the contemplated transactions, Buyer shall use its best efforts to promptly, take any and all steps necessary to vacate, modify or suspend such  injunction or order so as to permit such consummation prior to the Termination Date.

(g)                                 Termination Fee.  Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or, effective as of the Closing, National or their respective Subsidiaries, or otherwise shall offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Buyer, National or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction or order described in the foregoing paragraph, or, if no suit has been filed, to effect the resolution of objections or concerns by a Government Entity, which would have the effect of preventing or delaying the Closing beyond the Termination Date.  If Buyer fails to take any actions required under the preceding sentence, Buyer shall pay or cause to be paid to Sellers, as Sellers’ sole and exclusive remedy for such failure, the Termination Fee on the fifth Business Day following the date of termination of this Agreement, with the Termination Fee to be allocated among Sellers in proportion to their respective holdings of National Interests as set forth on Exhibit B.  For the avoidance of doubt, Buyer shall pay or cause to be paid to Sellers the Termination Fee if Buyer does not take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the FTC, the DOJ, any state attorney general or other Governmental Entity, or expiration or termination of any waiting period; (ii) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, involving such Governmental Entity and (iii) no other matter relating to any antitrust or competition law or regulation would preclude consummation of the Sale by the Termination Date.  Nothing in this Section 5.10(g) is intended to limit Sellers’ remedies for Buyer’s failure to fulfill any of its other obligations under this Section 5.10(a) through (f).

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5.11        Antitrust Laws; Reasonable Efforts; Further Assurances.

(a)           Antitrust Laws.  Subject to other terms of this Agreement, including the immediately following sentence, from the date of this Agreement through the date clearance is obtained from all of the relevant foreign and domestic antitrust authorities or the date of termination of the required waiting period under the HSR Act and the Antitrust Laws of applicable foreign jurisdictions, respectively, Buyer shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.  Notwithstanding anything in this Agreement to the contrary, including the immediately preceding sentence, Buyer and its Affiliates may enter into, engage in, consummate, seek requisite approval of and take such other actions necessary to consummate the transactions set forth on Exhibit I.  Nothing in this Section 5.11(a) shall be understood to contradict the duties of the Parties outlined in Section 5.10(c).

(b)           Take Actions To Consummate Transaction.  Subject to Section 5.10 which shall govern the subject matter thereof, prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer and National shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the transactions contemplated by this Agreement and make effective the contemplated transactions as promptly as practicable.  In addition, no Party shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity necessary to be obtained prior to Closing.

(c)           Buyer’s Rights In National Ownership Interests.  At and after the Closing Date, the officers and directors of National will be authorized to execute and deliver, in the name and on behalf of National or Buyer, any right of Buyer in the ownership interests transferred from Sellers to Buyer.

5.12        Investigation and Agreement by Buyer; No Other Representations or Warranties.

(a)           Independent Investigation.  Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, National and its Subsidiaries and their businesses and operations, and Buyer has been furnished with or given full access to such information about National and its Subsidiaries and their businesses and operations as it requested and considered material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  Buyer acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from National with respect to any matter Buyer considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  In connection with Buyer’s investigation of National and its Subsidiaries and their businesses and operations, Buyer and its respective representatives have received from National or its representatives certain projections and other forecasts for National and its Subsidiaries and certain estimates, plans and budget information.  Buyer acknowledges and agrees that: (i) there are uncertainties inherent in attempting to make

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such projections, forecasts, estimates, plans and budgets; (ii) Buyer is familiar with such uncertainties; (iii) Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; (iv) Buyer has not relied upon the estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and (v) Buyer will not (and will cause all of its Subsidiaries and other Affiliates and all other Persons acting on its behalf to not) assert any claim or cause of action against National, its Subsidiaries or any of National’s direct or indirect directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto.

(b)                                 Limitation of Representations and Warranties.  Buyer agrees that, except for the representations and warranties made by Sellers and National that are expressly set forth in Article II and Article III of this Agreement and as of the date of this Agreement, neither Seller nor National nor any of their respective Affiliates or representatives has made and shall not be deemed to have made to Buyer or to any of its representatives any representation or warranty of any kind.  Except as expressly set forth in this Agreement, no Person has been authorized by any Seller or by National to make any representation or warranty relating to National or any Subsidiary of National or their respective businesses or operations, or otherwise in connection with the transactions contemplated by the Transaction Documents and, if made, the representation or warranty may not be relied upon.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by National and Sellers in Articles II and III, Buyer agrees that none of the Sellers or National, any of their Affiliates or any other Person makes or has made any representation or warranty to Buyer or to any of its representatives with respect to:

(i)                                     any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of National or any of its Subsidiaries or the future business, operations or affairs of National or any of its Subsidiaries heretofore or hereafter delivered to or made available to Buyer or its representatives, other than as described in Section 5.12(a); or

(ii)                                  any other information, statements or documents heretofore or hereafter delivered to or made available to Buyer or its representatives, including the information in the on-line data room with respect to National or any of its Subsidiaries or the business, operations or affairs of National or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by National and contained in Article III, which representations and warranties contained in Article III are the only representations and warranties that Buyer is relying on in connection with its execution of this Agreement.

5.13                        Other Acquisition Proposals.

(a)                                  No Solicitation.  Neither any Seller, nor National nor any of its Subsidiaries will, nor shall any Seller or National authorize any investment bankers, consultants or other advisors to any Seller, National or National Subsidiaries who are under control of Sellers, National, or any National Subsidiary to, solicit, initiate, or encourage the submission of

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any proposal or offer from any Person relating to the acquisition of all or substantially all of the membership interests or assets of National or any of its Subsidiaries (including any acquisitions structured as a merger, consolidation, or share exchange) (any such proposal or offer an “Acquisition Proposal”).

(b)                                 Superior Proposal.  Notwithstanding anything to the contrary, if (i) any Seller or National receives a bona fide Acquisition Proposal and Sellers disclose to Buyer the material terms and conditions of the Acquisition Proposal and the identity of the Person making such Acquisition Proposal and (ii) the Board of Directors of USPB determines that such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal (after taking into account any written binding offer by Buyer to improve the terms of this Agreement in response to such Acquisition Proposal), Sellers, National and their Representatives may:

(i)                                     furnish information with respect to National and Sellers to the Person making the Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement, and

(ii)                                  participate in discussions or negotiations with the Person making the Acquisition Proposal (and its representatives) regarding the Acquisition Proposal.

(c)                                  Recommendation of this Agreement.  USPB agrees that neither its Board of Directors nor any committee thereof shall:

(i)                                     (A) withdraw (or modify in a manner adverse to Buyer), or propose to withdraw (or modify in a manner adverse to Buyer), the recommendation or declaration of advisability by the Board of Directors or any committee thereof of this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal; or

(ii)                                  approve or recommend, or propose to approve or recommend, or permit National to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.13(b)(i)).

(d)                                 Notwithstanding anything in this Section 5.13 to the contrary:

(i)                                     in order to comply with its legal duties the Board of Directors of USPB or any committee thereof may withdraw or modify its recommendation of this Agreement (a “Change of Recommendation”), cancel or postpone any meeting of USPB members, and otherwise communicate with the members of USPB as the Board of Directors or any committee thereof deems necessary or appropriate; and

(ii)                                  in response to a Superior Proposal that did not result from a breach of Section 5.13(a), the Board of Directors of USPB may recommend to Sellers that Sellers terminate this Agreement pursuant to Section 7.1(j)(ii).  Concurrently with or after such termination, National and/or Sellers may enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option

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agreement, joint venture agreement, partnership agreement or other similar agreement with respect to such Superior Proposal.

(e)                                  Superior Proposal.  “Superior Proposal” means a bona fide Acquisition Proposal on terms and conditions which the Board of Directors of USPB determines in good faith are (considering such factors as the Board of Directors deems appropriate, including the likelihood of completion) more favorable to Sellers than those set forth in this Agreement.

(f)                                    Fiduciary Termination Fee.  If (i)  Sellers or National receive a Superior Proposal, (ii) the Board of Directors of USPB issue a Change of Recommendation pursuant to this Section 5.13, and (iii) Sellers terminate this Agreement pursuant to Section 7.1(j), then Sellers shall cause to be paid by National to Buyer, within 60 days after the termination, the amount of $25,000,000 plus all costs of Buyer incurred in the United States related to the negotiation and implementation of the transactions under this Agreement including costs of legal counsel, consultants, advisors, due diligence, and printing.

5.14                        Member Approval.  USPB shall promptly after the date of this Agreement give all required notices and take all action necessary to notify its members of a meeting to seek approval of the contemplated transactions to mail to its members information relevant to their vote and as required under the applicable law.  The Board of Directors of USPB shall:

(a)                                  promptly and duly call, give notice of, convene and hold a meeting of its members within 30 days after the date of this Agreement for the purpose of obtaining approval of the transactions contemplated hereby;

(b)                                 recommend to its members approval of the contemplated transactions hereby; and

(c)                                  take all commercially reasonable action to solicit and obtain such member approval, subject to this Section 5.14.

5.15                        Creation of Advisory Board.  Buyer shall establish an advisory board to consult with and advise the management of Buyer’s United States beef processing operations on matters pertaining to cattle procurement, processing operations and strategy (the “Advisory Board”).  The Advisory Board shall include one member representing USPB so long as USPB owns interests in National, its successors or JBS, S.A.  Buyer agrees that the Advisory Board shall meet at least once per quarter and more frequently to the extent appropriate.

5.16                        JBS Shareholder Approval.  Buyer shall promptly after the date of this Agreement give all required notices and take all action necessary to notify its shareholders of a meeting to seek approval of the transactions contemplated hereby and mail to its shareholders information relevant to their vote and as required under the applicable law.  The Board of Directors of Buyer shall:

(a)                                  promptly and duly call, give notice of, convene and hold a meeting of its shareholders, which meeting shall be held within 30 days of the date of the Agreement, for the purpose of obtaining approval of the transactions contemplated hereby;

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(b)                                 recommend to its shareholders approval of the contemplated transactions under this Agreement; and

(c)                                  take all commercially reasonable action to solicit and obtain shareholder approval.

5.17                        Consulting Contract.  Buyer and Miller will negotiate in good faith to establish a consulting contract upon mutually agreeable terms.  Neither Buyer nor Miller are obligated to enter into a consulting contract if the terms are not agreeable.  Inability to reach an agreement will not have any impact on any other terms or conditions of the Sale.

5.18                        Supplementation and Amendment of Schedules.  From time to time prior to the Closing, National shall have the right to supplement or amend the National Disclosure Schedule with respect to any prior matter discovered after the delivery of the National Disclosure Schedule pursuant to this Agreement; or any matter arising subsequent to the date of this Agreement provided, however, no such supplement or amendment shall have any effect on the satisfaction of the conditions to Closing set forth in Section 6.2(a) except as provided therein.

5.19                        USPB Noncompetition Agreement.  For a period of five years, or the maximum time permitted by law provided that such time does not exceed five years, after Closing USPB agrees that it will not own or operate a cattle slaughter and processing facility in the United States, provided, however, USPB may own publicly traded securities or other similar publicly traded investment interests in a publicly traded company that slaughters and processes cattle.  Notwithstanding the foregoing, the ownership of the publicly traded interests shall not be permitted if they allow USPB to materially control or influence the operations of said publicly traded companies.

5.20                        NBPCO Noncompetition Agreement.  For a period of five years, or the maximum time permitted by law provided that such time does not exceed five years after Closing, NBPCO will not own or operate a cattle slaughter and processing facility in the United States other than those facilities acquired from Tyson Foods, Inc., provided, however, NBPCO may own publicly traded securities or other similar publicly traded investment interests in a publicly traded company that slaughters and processes cattle.  Notwithstanding the foregoing, the ownership of the publicly traded interests shall not be permitted if they allow NBPCO to materially control or influence the operations of the publicly traded companies.  If Buyer and NBPCO or its affiliate BPI, and/or any other affiliate of BPI enter into other agreements with Buyer or Buyer’s affiliates relating to cattle slaughter and processing facilities and those agreements contain noncompetition provisions between NBPCO, BPI, and/or BPI’s affiliates, and Buyer or its affiliates, then the noncompetition provisions in those other agreements shall supercede the provisions in this Section 5.20 without any further action by the Parties to this Agreement.

5.21                        Buyer Trading of JBS Stock.  Buyer agrees that Buyer or Buyer’s related family owners holding Buyer Stock (all such persons and entities referred to as “Buyer Stockholders”), if allowed to trade shares during a period when the JBS Stock Price is determined, may have the appearance of influencing the JBS Stock Price.  Buyer covenants that Buyer Stockholders will not buy or sell Buyer Stock in the 30 day period prior to Closing and should any Buyer

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Stockholders trade Buyer Stock in the 30 day period prior to Closing, Buyer shall immediately, but not later than 24 hours after the close of the trading day, report the trades to Sellers in writing.  Buyer agrees that Sellers retain all rights to obtain Sellers JBS Stock at the fair traded market value under this Agreement free of any stock price manipulation.

ARTICLE VI

CONDITIONS PRECEDENT

6.1                               Conditions to Each Party’s Obligation.  The respective obligations of Sellers and Buyer to effect the transactions contemplated under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)                                  the waiting period (and any extension thereof) under any Antitrust Laws, including the HSR Act, applicable to the transactions contemplated under this Agreement shall have been terminated or shall have expired, and all clearances, approvals, or Consents under any Antitrust Laws, including under the Antitrust Laws of applicable foreign jurisdictions, as disclosed to Seller upon execution of this Agreement shall have been obtained or expired, as the case may be;

(b)                                 no temporary restraining order, preliminary or permanent injunction or other order issued by any Government Entity preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect; and

(c)                                  no action shall have been taken nor any statute, rule or regulation shall have been enacted or promulgated by any United States Governmental Entity that prohibits consummation of the Sale or the other transactions contemplated hereby.

6.2                               Conditions to Obligation of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Buyer:

(a)                                  each of the representations and warranties of National set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and, shall be true and correct in all material respects as of the Closing Date (after giving effect to any supplements to the National Disclosure Schedule pursuant to Sections 5.4 and 5.18) as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be true and correct as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would have a Material Adverse Effect as of the time made.  Buyer shall have received certificates signed on behalf of National by an executive officer of National to such effect.

(b)                                 National shall have performed or complied in all material respects with all covenants under Sections 5.1, 5.2, and 5.4 except where such compliance or performance would not result in a Material Adverse Effect at or prior to the Closing Date.  Buyer shall have received a certificate signed on behalf of National by an executive officer of National to such effect;

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(c)                                  each Seller shall have delivered to Buyer a duly executed and acknowledged certificate, in compliance with the Code and Treasury Regulations, certifying such facts as to establish that such Seller’s sale of its National Interests and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code;

(d)                                 all documents, instruments, certificates or other items required to be delivered at the Closing by National pursuant to this Agreement and as listed on National Disclosure Schedule 6.2(d) shall have been delivered;

(e)                                  the transactions contemplated hereby shall have been approved by Buyer’s Shareholders Assembly; and

(f)                                    each Seller shall have executed an assignment of the applicable National Interests in the form attached hereto as Exhibit E.

6.3                               Conditions to Obligations of Sellers.  The obligations of Sellers to effect the transactions contemplated hereby is subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived, in whole or in part, by Sellers:

(a)                                  each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing Date as though made on and as of such time (other than such representations and warranties that are made as of another date, which shall be so true and correct as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties materially adversely affect the ability of Buyer to timely consummate the Sale or any of the other transactions contemplated hereby.  Sellers shall have received certificates signed on behalf of Buyer by an executive officer of Buyer to such effect;

(b)                                 Buyer shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement and the other Transaction Documents at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer, respectively, to such effect;

(c)                                  all documents, instruments, certificates or other items (including, without limitation, the payments to be made at the Closing pursuant hereto) required to be delivered at the Closing by Buyer and listed on Buyer Disclosure Schedule 6.3(c)
pursuant to this Agreement shall have been delivered including without limitation the evidence of:  (i) clearance duly issued by CVM with respect to the Sellers JBS Stock to Sellers listed on Exhibit B; and (ii) the OTA relating to Sellers JBS Stock duly executed by its legal representatives and if the evidence in Section 6.3(c)(i) and (ii) is not delivered by Buyer to Sellers at Closing, Sellers may demand a cash payment as provided in Section 1.3.

(d)                                 the transactions contemplated by this Agreement shall have been approved by the members of USPB.

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ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  This Agreement and the transactions contemplated hereby may be terminated prior to the Closing and the Sale may be abandoned at any time prior to the Closing Time:

(a)                                  Mutual Consent.  By mutual written consent of Buyer and Sellers;

(b)                                 By Sellers: Breach.  By Sellers, if there shall have been any breach by Buyer, of any covenant or agreement set forth in this Agreement, which breach:

(i)                                     would give rise to the failure of a condition to the Closing (testing each Closing condition as it pertains to the breach as if the date of termination were the Closing Date) in the favor of the terminating Party; and

(ii)                                  cannot be cured by Buyer, or has not been cured by Buyer, within 20 days (the “Cure Period”) following receipt by Buyer of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to Sellers if they have failed to perform or observe in any material respect any covenant or obligation contained in this Agreement where such breach or failure to perform at the time of the exercise of the termination right would give rise to the failure of a condition set forth in Section 6.2(a), (testing the Closing condition as it pertains to the breach or failure to perform as if the date of the exercise of the termination right were the Closing Date);

(c)                                  By Sellers: Buyer’s Failure To Provide Financing Notice.  By Sellers if Buyer has not delivered to Sellers by March 31, 2008, a written confirmation representing that Buyer has the financing and approvals to pay to Sellers the Buyer Stock and cash payable at Closing (the “Financing Representation”).  If Buyer does not provide such Financing Representation to Sellers regarding adequate financing and approvals by March 31, 2008 (the “Financing Approval Date”), or such later Financing Approval Date which Sellers in their sole discretion grant an extension, this Agreement shall terminate and Buyer shall be subject to the payment obligations under Section 7.3;

(d)                                 Failure To Finance After Commitment.  If Buyer provides the Financing Representation under
Section 7.1(c) and Buyer does not have the financing at Closing, then: (i) Buyer agrees to pay Sellers the Termination Fee (as defined in Section 7.3) within ten days after written notice from Sellers; (ii) Sellers may enforce or terminate this Agreement; and (iii) Sellers have all remedies available to them under this Agreement and at law;

(e)                                  By Buyer: Breach.  By Buyer if:

(i)                                     there shall have been any breach by National or Sellers of any covenant or agreement set forth in this Agreement, which breach:

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(A)                              would give rise to the failure of a condition to the Closing (testing each such Closing condition as it pertains to such breach as if the date of termination were the Closing Date) in the favor of Buyer; and

(B)                                cannot be cured by National or Sellers, or has not been cured by National or Sellers, within the Cure Period, provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Buyer if Buyer has failed to perform or observe in any material respect any covenant or obligation contained in this Agreement where such breach or failure to perform at the time of the exercise of the termination right would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), as applicable (testing each such Closing condition as it pertains to such breach or failure to perform as if the date of the exercise of the termination right were the Closing Date);

(ii)                                  there is a false representation or warranty given by National under Article III, in which the difference at the time the representation was given between a true representation and warranty and the false representation and warranty would be a Material Adverse Effect to National.

(f)                                    By Buyer: Act of God.  If an Act of God occurs after execution of the Agreement and before Closing that causes a Material Adverse Effect on National or its Subsidiaries and is not fully covered and indemnified by insurance (subject to customary deductibles) under which National or Subsidiaries are the covered beneficiaries, then Buyer may terminate this Agreement by written notice to National and Sellers within 10 days of notice of the Act of God;

(g)                                 Either Party; Failure of Member/Shareholder Approval.

Buyer or Sellers may terminate this Agreement if:

(i)                                     the members of USPB do not approve the transactions contemplated under this Agreement by 30 days after execution of this Agreement; or

(ii)                                  the shareholders of JBS fail to approve the transactions contemplated under this Agreement by 30 days after execution of this Agreement.

Buyer and Sellers agree to promptly notify each other in writing upon approval of the transactions by their respective shareholders and members, and if the Party elects to terminate the Agreement as provided under this Section 7.1(g);

(h)                                 Court Order.  By either Buyer or Sellers if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Sale or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Entity which prohibits the consummation of the Sale or otherwise prohibits the transactions contemplated by the Transaction Documents;

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(i)                                     Failure To Close Before Expiration.  By either Buyer or Sellers if the Closing shall not have occurred for any reason on or before the date 360 days after the date of execution of this Agreement unless that date is extended by National at National’s election; provided that if a Cure Period has not expired prior to date, then the Party entitled to cure a breach during the Cure Period shall have the right to extend the Termination Date to the first Business Day after the last day of such Cure Period (the above date as it may be extended in accordance with the terms of this Agreement, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(i) shall not be available to any Party whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the Closing of the transactions contemplated by this Agreement to occur on or before the Termination Date; and

(j)                                     Sellers Superior Proposal.  By Sellers, to the extent permitted by Section 5.13(d)(ii), if at any time before the Closing all of the following conditions are met:

(i)                                     the USPB Board of Directors recommends to Sellers that they enter into an agreement with respect to a Superior Proposal and Sellers notify Buyer in writing that they intend to enter into such an agreement, attaching a summary of the material terms thereof; and

(ii)                                  Buyer does not make, within 30 business days after the receipt of Sellers’ written notification of their or National’s intention to enter into a binding agreement for a Superior Proposal, a written offer that the USPB Board of Directors determines, in good faith consistent with its fiduciary obligations under applicable law after consultation with its legal counsel and financial advisor, is at least as favorable as the Superior Proposal.  To the extent the 30 day period in this Section 7.1(j)
extends beyond the Termination Date determined under other sections of this Agreement, the Termination Date shall be extended until the end of the 30 day period in this Section 7.1(j)(ii).

(k)                                  Notice of Termination.  Any termination pursuant to this Section 7.1 (other than a termination pursuant to Section 7.1(a)) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section pursuant to which this Agreement is being terminated.

7.2                               Effect of Termination.  In the event of the termination of this Agreement by either Buyer or Sellers as provided in Section 7.1, this Agreement shall forthwith become void and of no further force or effect with no liability or obligation hereunder on the part of Buyer, National, Sellers or their respective Affiliates, officers, directors, employees or stockholders, except:

(a)                                  Articles VII and VIII (except Sections 8.1, 8.2, 8.12, 8.20, and 8.21) and Exhibit A shall survive such termination; and

(b)                                 Except for Buyer’s failure to provide the Financing Representation as required by Section 7.1(c) and the corresponding payment to Sellers of the Termination Fee in Section 7.3, in which case other than the payment of fees and expenses under Section 8.17(c), Buyer has no further liability to Sellers, the liability of any Party for any willful breach by such

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Party of the covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party shall be entitled to pursue any and all legally available remedies and to seek the recovery of all losses, liabilities, damages, costs and expenses of every kind and nature including reasonable attorneys’ fees.

7.3                               Termination Fee.  Notwithstanding anything in this Agreement to the contrary, if:

(a)                                  the Closing does not occur and this Agreement is terminated;

(b)                                 Buyer fails to provide to Sellers the Financing Representation as provided in Section 7.1(c) by March 31, 2008 or a later date as extended by Sellers in their sole discretion; or

(c)                                  Buyer provides the Financing Representation to Sellers and then Buyer does not have adequate financing to pay amounts due at the Closing under Section 7.1(d);

then Buyer shall pay or cause to be paid to National by 60 days after occurrence of an event in Section 7.3(a), (b), or (c) a cash amount equal to $25,000,000 plus all costs of National and Sellers incurred in the United States related to the negotiation and implementation of the transactions under this Agreement included in a written notice from Sellers to Buyer including costs of legal counsel, consultants, advisors, data room, due diligence, and printing (the “Termination Fee”), provided, however, that the Termination Fee shall not be paid by Buyer in the event that:

(i)                                     this Agreement is terminated pursuant to Section 7.1(a) (Mutual Termination) or Section 7.1(e)
(Buyer’s Termination);

(ii)                                  the Members of USPB fail to approve this Agreement and the contemplated transactions under this Agreement by 30 days after execution of the Agreement;

(iii)                               the shareholders of JBS fail to approve this Agreement and the contemplated transactions under this Agreement by 30 days after execution of this Agreement;

(iv)                              the FTC or DOJ, in response to the notifications required under Section 5.10(a), unconditionally disapprove the transactions contemplated in the Transaction Documents such that no possible appeal or remedy, including any sale, divestiture of disposition of assets or businesses, remains available to Buyer to effect the resolution of objections or concerns by the FTC or DOJ;

(v)                                 Sellers terminate this Agreement after acceptance of a Superior Proposal; or

(vi)                              an Act of God occurs and Buyer terminates this Agreement pursuant to Section 7.1(f).

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7.4          Return of Documentation.  Following termination of this Agreement in accordance with Section 7.1, Buyer shall return all agreements, documents, contracts, instruments, books, records, materials and all other information regarding National or any of its Subsidiaries or other Affiliates provided to Buyer or any representatives of Buyer in connection with the transactions contemplated by this Agreement or the other Transaction Documents.  Nothing in this Section 7.4 shall diminish any obligations of Buyer under the Confidentiality Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1          Indemnification.

(a)           Indemnification for Breach of National Representation or Warranty.  Sellers hereby agree to indemnify, hold harmless and defend Buyer and its successors and assigns from and against, and to reimburse Buyer with respect to, any and all Losses incurred by Buyer by reason of or arising out of or in connection with any material breach or inaccuracy of any representation or warranty of National made in this Agreement or the schedules or exhibits to this Agreement, provided, however, that such indemnification shall be available only with respect to any representation or warranty if:

(i)            such breach or inaccuracy of the representation or warranty was subject to National’s Knowledge as of the date made;

(ii)           such representation and warranty contained misstatements or omissions resulting from negligence on the part of National, which were not subsequently corrected or rendered accurate prior to the Closing Time;

(iii)          Buyer did not become aware of the breach or inaccuracy until after the Closing Time; and

(iv)          the breach or inaccuracy of such representation and warranty gave rise to “Material Losses” as defined below.

(b)           Indemnification for Breach of Seller Representation or Warranty.  Each Seller agrees to indemnify, hold harmless and defend Buyer and its successors and assigns from and against, and to reimburse Buyer with respect to, any and all Losses incurred by Buyer by reason of or arising out of or in connection with any material breach or inaccuracy of any representation or warranty made by such Seller in Article II of this Agreement or the Seller’s Disclosure Schedule contemplated in Article II of this Agreement,  provided, however, that each Seller shall only have an obligation to indemnify Buyer under this Section 8.1(b) if:

(i)            such representation or warranty contained misstatements or omissions resulting from negligence on the part of the Seller; and

(ii)           Buyer did not become aware of the breach or inaccuracy of the Seller’s representation or warranty until after the Closing Date.

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(c)          Definitions.  As used in this Section 8.1, the term “Losses” means:

(i)             all losses, damages, costs and expenses, including interest from the date of any such loss to the time of payment, and penalties; and

(ii)            any and all out-of-pocket costs including without limitation reasonable expenses of investigation, reasonable attorneys’ fees (at trial, on appeal, in connection with any petition for review and in any agency proceedings) and reasonable consulting, expert and accounting fees incurred in investigating, defending or prosecuting any claim.

As used in this Section 8.1, the term “Material Losses” means Losses attributable to breaches or inaccuracies in any representation or warranty of National which in the aggregate exceed $5,000,000.

(d)         Limitations on Indemnification.  Notwithstanding the foregoing, the maximum aggregate liability of Sellers under Section 8.1(a) shall be limited to $100,000,000.  Any representation, warranty or schedule that is a misrepresentation or omission by National constituting actual and knowing fraud by National in the context in which it was given shall not be subject to any limitation on liability in Sections 8.1(c) and 8.1(d).

(e)          Seller’s Obligations.  The obligations of the various Sellers under this Agreement shall be several and not joint.  The maximum amount of each Seller’s obligation to indemnify Buyer under Section 8.1(a) is limited to Seller’s Portion of the total amount payable to Buyer under Section 8.1(a).  If a Seller is responsible for a breach of a representation and warranty under Section 8.1(b) that breaching Seller is obligated to indemnify Buyer under Section 8.1(b).  The amount for each Seller’s indemnification obligation is defined as the “Seller’s Obligation Amount.”

(f)          Procedure for Claims by Buyer.  If Buyer intends to seek indemnification under this Section 8.1, Buyer shall provide to each of the Sellers written notice of the existence of such claim within the appropriate Claim Period under Section 8.2(a)
and Section 8.2(b) including specific and detailed information regarding the alleged breach or inaccuracy and information supporting the amount of such Material Loss.  A claim for indemnification by Buyer must be made in the appropriate Claim Period and a claim for indemnification by Buyer from Sellers outside of the appropriate Claim Period is not valid.  Sellers shall have a period of 60 days in which to review the written notice and related information provided by Buyer and to request reasonable additional information regarding Buyer’s claim for indemnification, which additional information Buyer shall promptly provide.  Within 15 business days following the end of the 60 day review period specified above, either each Seller shall pay Buyer the applicable Seller’s Obligation Amount, or Sellers shall reject Buyer’s claim for indemnification hereunder.  In the event of such a rejection, Buyer shall have all rights and remedies under law to pursue the claim subject to the limitations on liability in this Agreement.

(g)         Sole Remedy.  Except for any representation, warranty, or schedule that is a misrepresentation or omission by National constituting actual and knowing fraud by National in the context it was given, the Parties acknowledge and agree that, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or

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warranty or certificates delivered by National to Buyer under this Agreement will be indemnification in accordance with this Section 8.1.  In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

(h)           Indemnification For Miller, Klein Employment Payments.  Notwithstanding the limitations of Sections 8.1(c) and 8.1(d), the Sellers shall indemnify the Buyer upon ten days written notice of an obligation to pay for claims made by Miller or Klein for compensation in any form resulting from obligations owed by National to Miller or Klein other than obligations under employment agreements between National and Miller (including the agreement between John R. Miller Enterprises III, LLC, Miller and National regarding aircraft use, expense and reimbursement) and National and Klein at the date this Agreement is entered into.  The indemnification by Sellers to Buyer under this Section 8.1(h) shall be on a dollar for dollar basis for each dollar of obligation determined to be owed by National to Miller or Klein.  If Miller or Klein make such a claim to National, National shall notify Sellers in writing within ten days of receipt of the claim and the Sellers (other than Miller or Klein to the extent they made the claim) shall be allowed to participate in the defense of the claim and must consent to any settlement of the claim.

8.2          Limited Survival of Representations, Warranties.

(a)           Sellers.  Sellers representations, warranties and any certificate delivered by Sellers pursuant to this Agreement are made as of the execution of this Agreement and as of the Closing Date, and shall terminate 180 days after the Closing Date or upon the termination of this Agreement pursuant to Section 7.1, whichever is earlier.  The Claim Period for Buyer to make a claim against any Seller for a breach of any Sellers representations, warranties or certificates delivered by Sellers pursuant to this Agreement is from after the Closing until the date 180 days after the Closing Date.

(b)           National.  National representations, warranties, and any certificates delivered by National or an officer of National are made as of the execution of this Agreement and as of the Closing Date (with updates as provided in Sections 5.4 and 5.18) and shall terminate two years after the Closing Date or upon termination of this Agreement, whichever is earlier.  The Claim Period for Buyer to make a claim against Sellers for a breach of any National representations, warranties, or certificate delivered by National pursuant to this Agreement is from after the Closing until the date two years after the Closing.

(c)           No Limitation.  Other than the representations, warranties and certificates referred to in Section 8.2(a) and 8.2(b), this Section 8.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance, or creates rights or remedies, after:

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(i) the Closing Time, including without limitation, those contained in Article I and this Article VIII, and Sections 5.6, 5.7, 5.8, 5.19, and 5.20; or (ii) the termination of this Agreement, pursuant to Article VII.

8.3          Amendment and Waiver.  This Agreement may only be amended if the amendment is set forth in a writing executed by the Parties.  No waiver of any provision of this Agreement shall be binding unless the waiver is in writing and signed by the Party against whom such waiver is to be enforced.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy with respect to a breach of this Agreement shall constitute a waiver of any breach or any other covenant, duty, agreement, or condition.

8.4          Notices.  All notices, demands, and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or sent by facsimile transmission, or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated below by registered or certified U.S. mail, return receipt requested and postage prepaid or by private overnight mail courier service.  Notices, demands, and communications sent by facsimile transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties in order for the notice to be effective.  Notices, demands, and communications to the National, Sellers, or Buyer, must, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer:	JBS S.A.

Joesley Batista
Chief Executive Officer
Av. Marginal Direita do Tiete, 500
Vila Jaguara
Sao Paulo – SP
Brazil
05118-100
Fax: +011 55 11 314 44035

with a copy (which copy shall not constitute notice to Buyer) to:

Francisco de Assis e Silva
Av. Marginal Direita do Tiete, 500
Vila Jaguara
Sao Paulo – SP
Brazil
05118-100
Fax: +011 55 11 3144 4078

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JBS USA:

Wesley Batista
Chief Executive Officer
JBS Swift & Company
1770 Promontory Circle
Greeley, Colorado 80634
Fax: (970) 346-2014

with a copy (which copy shall not constitute notice to Buyer) to:

Chad Hamilton
JBS Swift & Company
1770 Promontory Circle
Greeley, Colorado 80634
Fax: (970) 346-2010

If to National:	National Beef Packing Company, LLC
12200 Ambassador Drive, 5th Floor
Kansas City, MO 64163
Attention: General Counsel
Fax: (816) 713-8889

with a copy (which copy shall not constitute notice to National) to:

Blackwell Sanders, LLP
4801 Main Street, Suite 1000
Kansas City, MO 64112
Attention: John Brungardt
Fax: (816) 983-8080

If to Sellers:	U.S. Premium Beef, LLC
P.O. Box 20103
Kansas City, MO 64195
Attention: Steven D. Hunt
Fax: (816) 713-8810

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with a copy (which copy shall not constitute notice to USPB) to:

Mark J. Hanson
Ronald D. McFall
Stoel Rives LLP
33 South Sixth Street, Suite 4200
Minneapolis, MN 55402
Fax: (612) 373-8881

French Basin Land & Cattle Co., LLC
299 South Main Street, Suite 2450
Salt Lake City, UT 84111
Attention: John R. Miller
Fax: (801) 961-1135

TKK Investments, LLC
10217 Hwy 92
Kearney, MO 64060
Attention: Timothy M. Klein
Fax: (816) 713-8852

TMKCo, LLC
10217 Hwy 92
Kearney, MO 64060
Attention: Timothy M. Klein
Fax: (816) 713-8852

S-B Enterprises V, LLC
2690 Telemark Drive
Park City, UT 84060
Attention: Scott H. Smith
Fax: (435) 649-5675

John R. Miller
299 South Main Street, Suite 2450
Salt Lake City, UT 84111
Fax: (801) 961-1135

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Timothy M. Klein
10217 Hwy 92
Kearney, MO 64060
Fax: (816) 713-8852

NBPCO Holdings, LLC
891 Two Rivers Drive
Dakota Dunes, SD 57049
Attention: Rich Jochum
Fax: (605) 217-8001

with a copy (which copy shall not constitute notice to NBPCO):

Michael M. Hupp
Attention: Koley Jessen P.C., LLO
1125 S 103rd St., Ste 800
Omaha, NE 68124
Fax: (402) 390-9005

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

8.5          Binding Agreement Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise; provided, however, Buyer may assign this Agreement to a wholly owned United States subsidiary provided no such assignment shall effect a release of Buyer from its obligations under this Agreement and Buyer shall remain fully liable for all such obligations.

8.6          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7          Other Definitional Provisions.  The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, Section, paragraph, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form.  Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative

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only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.  Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as they hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.  Any term used but not defined in this Agreement shall have the meaning given to the term in Exhibit A, which Exhibit A is incorporated into this Agreement by reference.  Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars (unless a contrary intention appears) and will, when the context allows, include equivalent amounts in other currencies.

8.8          Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

8.9          Entire Agreement.  This Agreement (including the Exhibits and the Schedules), the agreements, documents, instruments, certificates referred to in this Agreement or delivered pursuant to this Agreement, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter in any way.

8.10        Counterparts and Facsimile Signatures.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.11        Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH OF THE PARTIES IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.12        Public Announcements.  Prior to the Closing, no Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except that any Party may make any disclosure required by Applicable Laws (including federal securities laws) if it determines in good faith that it, or any

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Subsidiary thereof, is required to do so.  A Party, with respect to the each such disclosure, shall provide the other Parties with prior notice and a reasonable opportunity to review the disclosure.

8.13        Jurisdiction.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THIS AGREEMENT SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IN THE CASE OF ANY CLAIM AS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA) SITTING IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS.  WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN SECTION 8. 4 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.

8.14        Governing Law.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

8.15        Attorneys’ Fees.  In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

8.16        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns.  Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

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8.17        Expenses.

(a)           Fees for Agreement.  Each Seller will pay the Seller’s Portion of the fees and expenses incurred by Sellers in connection with the drafting of this Agreement.

(b)          Fees for Proxy Statement.  USPB will pay for all fees and expenses incurred for the proxy statement in connection with the transactions contemplated under this Agreement.

(c)           Fees for Due Diligence Review.  National will bear all fees and expenses incurred for the due diligence  review (including the establishment of the data site and the preparation of the Schedules hereto).

(d)           Antitrust Filing Fee.  Buyer will bear (or to the extent paid by USPB or National, Buyer will reimburse) the filing fees under the HSR Act and the Antitrust Laws in connection with the transactions contemplated under this Agreement.

(e)           Antitrust Compliance.  Sellers and Buyer agree to the extent possible that Sellers (or USPB as the HSR Act filing entity) shall jointly engage the same legal counsel, consultants and advisors and utilize the same providers for printing, administrative and other services to efficiently complete the compliance with the HSR Act and Antitrust Laws provided, however, Sellers (or USPB) agree not to interfere with Buyer’s directives to such legal counsel, consultants and advisors to complete government requirements needed to complete the Closing, providing such directives do not adversely affect Sellers, USPB, or National.  National will pay all fees (including fees incurred by USPB), other than filing fees, for legal counsel, consultants, advisors and other expenses of compliance with the HSR Act and Antitrust Laws incurred by Sellers, USPB, or National of which, at Closing, Sellers will reimburse National for those fees and costs.

(f)            Other Fees.  Except as otherwise expressly provided in this Agreement, the Parties shall each pay all of their own fees, costs, and expenses (including fees, costs, and expenses of legal counsel, investment bankers, advisors, accountants, brokers, or other representatives and consultants and appraisal fees, costs, and expenses) incurred by such Person in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations under this agreement, and the consummation of the transactions contemplated under this Agreement.

8.18        Rules of Construction.

 (a)          Representation By Counsel.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating to this Agreement shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.

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(b)           Limited Purpose of Disclosure Schedule.  The inclusion of any information in the National Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the SEC Documents or the National Disclosure Schedule, that such information is required to be listed in the SEC Documents or the National Disclosure Schedule or that such items are material to National.  The headings, if any, of the individual sections of the National Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The National Disclosure Schedule is arranged in sections corresponding to those contained in Article III merely for convenience, and the disclosure of an item in one section of the National Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties contained in Article III to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the National Disclosure Schedule with respect to such other representations or warranties or a reference thereto in either the National Disclosure Schedule or in the particular representation or warranty in Article III.

(c)           Dollar Amounts Not An Admission of Materiality.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the SEC Documents or the National Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of those amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

(d)           U.S. Dollar.  The term “dollar,” “U.S. dollar,” “United States dollar,” “$,” “USD” and like expressions means United States dollars or (as relevant) an equivalent amount in another currency.  For purposes of this Agreement, any Debt, amount, liability, or obligation that is expressed in a foreign currency pursuant to the underlying agreement or transaction shall be converted into United States dollars:

(i)            pursuant to the terms of the underlying agreement or transaction if such conversion is expressly addressed thereby; or

(ii)           if clause (i) is not applicable based on the 12 noon rate for customs purposes as quoted by the Federal Reserve Bank of New York on the last Business Day that is immediately prior to the date that the determination of such conversion is required under this Agreement or any successor rate quoted by the Federal Reserve Bank of New York.

(e)           Buyer Disclosure Schedule Not Admission.  The inclusion of any information in the Buyer Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Buyer Disclosure Schedule, that such information is required to be listed in the Buyer Disclosure Schedule or that such items are material to Buyer.  The headings, if any, of the individual sections of each of the Buyer Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Buyer Disclosure

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Schedule is arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of an item in one section of the Buyer Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties contained in Article IV to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Buyer Disclosure Schedule with respect to such other representations or warranties or a reference thereto in either the Buyer Disclosure Schedule or in the particular representation or warranty in Article IV.

8.19        Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.14, this being in addition to any other remedy to which they are entitled at law or in equity.

8.20        Release.  Effective as of immediately prior to the Closing Time, National, for itself and on behalf of its Subsidiaries, members, successors and assigns, fully and unconditionally releases, acquits and forever discharges all Sellers (including all members, managers, officers, directors, and employees of Sellers holding such position at any time prior to the Closing Time), managers, members, employees and officers of National and its Subsidiaries holding such position at any time prior to the Closing Time from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation, or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with National or its Subsidiaries other than with respect to any act of actual fraud by such individual or their respective obligations under this Agreement and the other Transaction Documents.  The Sellers agree that the limitations on liability found in the exculpations provisions of the current National Limited Liability Company Agreement will continue to apply after the Effective Date with regard to any claims among Sellers and any of the Persons identified in the exculpation provisions.

8.21        Federal Income Tax Matters.

(a)           The Parties agree that Buyer’s purchase of the National Interests will result in a termination of National for Federal income tax purposes under Code Section 708.  Sellers shall prepare and file National’s income Tax Returns, to the extent not filed prior to the Closing, for all taxable periods through the Closing, including, without limitation the taxable period January 1, 2008 through the Closing.  Such Tax Returns shall be prepared in accordance with Revenue Ruling 99-6, 1999-1 CB 432 where applicable.  Sellers shall be responsible for all income Taxes with respect to such taxable periods (whether or not reflected on such Tax Returns).  Buyer shall prepare and file all other Tax Returns for National and shall be responsible for all other Taxes of National for all periods.

(b)           After the Closing, the Parties shall (i) provide, and shall cause each of their Affiliates to provide, to the other Parties and their Affiliates (at the expense of the

57

requesting Party) such information relating to National as the Parties may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax relating to National for each taxable period or portion thereof ending on or prior to the Closing Date until the expiration of the applicable statute of limitations taking into account any and all extensions or waivers.

(c)           If Buyer or any of its Affiliates (including National) receives any written notice from any taxing authority proposing any adjustment to any income tax return relating to any period ending on or prior to the Closing Date, Buyer shall provide Sellers prompt written notice thereof.  Sellers shall have the right to control any audit at their own expense with respect to each taxable period or portion thereof ending on or prior to the Closing Date for which a Seller has financial responsibility pursuant to this Agreement or by law, and Buyer shall have the right to control all audits not controlled by Seller at its expense; provided, however, that neither Buyer nor Sellers (or their respective Affiliates) shall have right to take a position that would have a material adverse effect on the other Party or Parties without the written consent of such Party (which consent shall not be unreasonably withheld).

(d)           Notwithstanding anything in this Agreement to the contrary, upon completion of the Federal, state and local income tax returns described above, National shall make a tax distribution to each Seller in an amount equal to forty-two percent (42%) of the National taxable income reported on the Tax Returns described in Section 8.21(a) and allocated to such Seller reduced by any prior tax distributions made to such Seller with respect to such income under the National Limited Liability Company Agreement in effect prior to the Closing Date.

58

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:	U.S. PREMIUM BEEF, LLC

By:
Name:
Title:

FRENCH BASIN LAND & CATTLE CO., LLC

By:
Name:
Title:

TKK INVESTMENTS, LLC

By:
Name:
Title:

TMKCo, LLC

By:
Name:
Title:

S-B ENTERPRISES V, LLC

By:
Name:
Title:

S-1

JOHN R. MILLER

TIMOTHY M. KLEIN

NBPCO HOLDINGS, LLC

By:
Name:
Title:

BUYER:	JBS S.A.

By:
Name:
Title:

NATIONAL:	NATIONAL BEEF PACKING COMPANY, LLC

By:
Name:
Title:

S-2

EXHIBIT A

DEFINED TERMS

As used in the Membership Interest Purchase Agreement to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Acquisition Proposal” has the meaning set forth in Section 5.13.

“Act of God” means an act occasioned exclusively by violence of nature without interference by any human agency such as tornado, earthquake, fire, or flood caused exclusively by nature.

“Advisory Board” has the meaning set forth in Section 5.15.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” has the meaning set forth in the Introduction.

“Antitrust Laws” has the meaning set forth in Section 5.10(d).

“Applicable Laws” means all applicable federal, state, provincial, local or foreign laws, statutes, rules, regulations, ordinances, directives, judgments, order (judicial or administrative), decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.

“BPI” means Beef Products, Inc.

“Business Day” means any day other than:  (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the Introduction.

“Buyer Disclosure Schedule” means that certain disclosure schedule of even date with this Agreement from Buyer to National delivered concurrently with the execution and delivery of this Agreement.

“Buyer Stock” means shares of the common stock of Buyer.

“Buyer Stockholders” has the meaning set forth in Section 5.21.

“Change of Recommendation” has the meaning set forth in Section 5.13(d)(ii).

“Claim Period” has the meaning given in Section 8.2(a), with respect to a claim against any Seller for a breach of any Sellers representations, warranties or certificates and has the meaning given in Section 8.2(b) with respect to a claim against Sellers for a breach of any National representation, warranties or certificates.

“Clearance Date” has the meaning set forth in Section 1.4.

“Closing” means the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing Time” means the time at which the Closing is effective.

“Code” means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).

“Confidentiality Agreement” means the confidentiality agreement between Buyer and National signed December 12, 2007.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document or the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws, contract or agreement, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any contract or agreement, which right of breach, default, termination or modification results from the consummation of the transaction contemplated under the Agreement.

 “Covered Employees” has the meaning set forth in Section 5.6(a).

“Credit Agreement” means the Sixth Amended and Restated Credit Agreement, by and between National and the various issuers and lenders parties thereto dated as of July 25, 2007.

“Cure Period” has the meaning set forth in Section 7.1(b)(ii).

 “Debt” means, without duplication, as of immediately prior to the Closing, the aggregate amount of:

(a)           all indebtedness of National and its Subsidiaries (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed;

(b)           all deferred indebtedness of National and its Subsidiaries for the payment of the purchase price of property or assets purchased;

(c)           all obligations of National and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is classified as a capital lease on the face of the Latest Balance Sheet;

(d)           any outstanding reimbursement obligation of National and its Subsidiaries with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of National or a Subsidiary thereof pursuant to which the applicable bank or similar entity has paid thereunder obligations for which National or a Subsidiary thereof is required to repay;

(e)           any payment obligation of National and its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks;

(f)            all indebtedness for borrowed money secured by any Lien existing on property owned by National or a Subsidiary thereof, whether or not indebtedness secured thereby shall have been assumed;

(g)           all guaranties, endorsements, assumptions and other contingent obligations of National and its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others the repayment of which is guaranteed by National or a Subsidiary thereof; and

(h)           all other short-term and long-term liabilities of National and its Subsidiaries for borrowed money.

“Defined Benefit Plan” has the meaning set forth in Section 3.12(a)(iii).

“Defined Contribution Plan” has the meaning set forth in Section 3.12(a)(iv).

“DOJ” means the United States Department of Justice.

“Employee Benefit Plans” has the meaning set forth in Section 3.12(b).

“Environment” shall mean surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.  The term also includes indoor air to the extent it is regulated under any environmental and safety requirements.

“Environmental Laws” has the meaning set forth in Section 3.15(i).

“Environmental Site Assessments” means assessment of real property and improvements in accordance with recognized standards such as that of the American Standards for Testing and Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Financing Approval Date” has the meaning set forth in Section 7.1(c).

“Financing Representation” has the meaning set forth in Section 7.1(c).

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any government, governmental department, commission (including industrial development board authority), board, bureau, agency, court legislative branch or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Materials” has the meaning set forth in Section 3.15(j).

“HSR Act” has the meaning set forth in Section 3.4(b)(i).

“Indemnified National Parties” has the meaning set forth in Section 5.8(a).

“Initial Date” means the date in Section 3.15(k).

“Intellectual Property” has the meaning set forth in Section 3.10(b).

“JBS Stock Payment Amount” has the meaning set forth in Section 1.3.

“JBS Stock Price” has the meaning set forth in Section 1.3.

“Knowledge” (and any derivation thereof, whether or not capitalized) means only the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) of the individuals specified in clause (a) or (b) below, as the case may be:  (a) in the case of Buyer, Joesley Mendonca Batista, Wesley Mendonca Batista, Francisco de Assis e Silva and Sergio Longo, and (b) in the case of National, John R. Miller, Timothy M. Klein, Jay Nielsen and Scott Smith.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of National dated as of November 24, 2007.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 8.1(c).

“Management Agreement” is the Employment Agreement that is attached as Exhibit H to this Agreement.

“Material Adverse Effect” means a material adverse effect or change in the business, operations, financial condition or results of operations of National and its Subsidiaries, taken as a whole; provided, however, that, in determining whether there has been a Material Adverse Effect or whether a Material Adverse Effect would occur, this definition shall exclude any material adverse effect to the extent arising out of, attributable to or resulting from:

(a)           any generally applicable change in Applicable Laws or GAAP or interpretation of any thereof;

(b)           (i) any public announcement prior to the date of this Agreement of discussions among the Parties hereto regarding the transactions contemplated hereby, (ii) the announcement of this Agreement, (iii) the pendency of the consummation of the Sale or the transactions contemplated under this Agreement or (iv) any suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated under this Agreement;

(c)           actions or inactions taken by National or its Subsidiaries in accordance with this Agreement;

(d)           change in the interpretation or enforcement of Applicable Laws, which if the changed enforcement or interpretation of Applicable Laws were applied at other facilities of like kind would have similar enforcement consequences;

(e)           changes in conditions generally affecting the industries in which National and its Subsidiaries conduct their business, provided that such changes do not have an adverse effect solely on National and its Subsidiaries as compared to other similarly situated facilities of like kind and operation;

(f)            general economic, political or financial market conditions,

(g)           any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism;

(h)           the termination after the date of this Agreement of any employee’s or independent contractor’s employment by, or independent contractor relationship with, National or any of its Subsidiaries, or any notice thereof, other than as a result of any breach by National or any of its Subsidiaries of the terms of this Agreement;

(i)            the failure of National or any National Subsidiary to obtain any Consent to any Material Contract set forth in the National Disclosure Schedule 6.2(d) arising out of or in connection with this Agreement or transactions contemplated under this Agreement;

(j)            any failure by National to meet internal projections or forecasts; provided, that the underlying cause of any such failure may be taken into consideration in making such determination;

(k)           any expenses incurred in connection with the negotiation, documentation and execution of this Agreement and the consummation of the transaction contemplated by this Agreement and the other Transaction Documents, including, as a result of National’s entry into, and the payment of any amounts due to, or the provisions of any other benefits (including benefits relating to acceleration of Options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement, in each case to the extent that the foregoing as set forth in clause;

(l)            do not constitute a breach of any representation, warranty, covenant or agreement set forth in this Agreement; and

(m)          the closure, ban or curtailment by any Governmental Entity of the importation, exportation or sale of beef, beef products, pork or pork products provided that such changes do not have an adverse effect solely on National and its Subsidiaries as compared to other similarly situated facilities of like kind and operation.

“Material Contract” means:

(a)           each contract or agreement having an unexpired term of more than one year and that is executory in whole or in part and involves performance of services or delivery of goods or materials by National or any Subsidiary thereof of an amount or value in excess of $500,000;

(b)           each contract or agreement having an unexpired term of more than one year and that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of National or any Subsidiary thereof in excess of $500,000;

(c)           each lease, rental or occupancy agreement, installment and conditional sale agreement, and any other contract or agreement affecting the ownership of, leasing of, title to or use of any real property other than an agreement the unexpired term of which is less than three months or a month-to-month arrangement;

(d)           each material licensing agreement or other contract or agreement with respect to patents, trademarks, copyrights or other intellectual property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any intellectual property;

(e)           each collective bargaining agreement, including amendments and side letter agreements thereto, and any other contract or agreement with any labor union or other employee representative of a group of employees;

(f)            each joint venture, partnership, franchise, joint research and development and joint marketing agreement or any other similar contract or agreement (including a sharing of profits, losses, costs or liabilities by National or any Subsidiary thereof with any other Person);

(g)           each contract or agreement containing covenants that in any way purport to materially restrict or prohibit the business activity of National or any Subsidiary thereof or limit the freedom of National or any Subsidiary thereof to engage in any line of business or to compete with any Person;

(h)           each contract or agreement with any consultant, advisor, agent, employee, or Affiliate of National or any Subsidiary thereof providing for the payment of more than $500,000 and having a term of more than one year; and

(i)            any indenture, mortgage, promissory note, loan agreement or other agreement or commitment for the borrowing of money, for a line of credit or for any capital leases having a value in excess of $5,000,000.

In no event shall a Material Contract include an Ordinary Course of Business Contract.

“Material Losses” has the meaning set forth in Section 8.1.

“National Disclosure Schedule” means that certain disclosure schedule of even date with this Agreement from National to Buyer delivered concurrently with the execution and delivery of this Agreement.  For purposes of the Agreement, the National Disclosure Schedule shall be deemed to include all information disclosed in the National SEC Documents filed with the SEC for the 12 months prior to the date of this Agreement with respect to information that is reasonably apparent on its face relevant to the representations and warranties contained in Article III, excluding any disclosures contained therein in any risk factor section, in any section relating to forward looking statements or any other disclosures to the extent that they are cautionary, predictive or forward looking in nature.

“National Interest” means, with respect to a member of National, the entire interest of such member, as a member, in National.

“National Permits” has the meaning set forth in Section 3.14(a)(ii).

“National SEC Documents” has the meaning set forth in Section 3.13.

“Ordinary Course of Business Contracts” means contracts and agreements used in the beef processing industry such as:

(a)           contracts or agreements for routine maintenance of the personal property or real property of National or any of its Subsidiaries;

(b)           any trade discount or rebate program implemented in the ordinary course of National or any of its Subsidiaries’ business;

(c)           normal and routine open purchase orders or agreements for (i) the purchase of raw materials or supplies used in the manufacture of products of National or any of its Subsidiaries or (ii) services provided to National or any of its Subsidiaries;

(d)           agreements (on customer form documents), including, vendor agreements, continuing product guarantees, policy letters, promotional agreements, data access agreements and electronic data interchange agreements, with customers that purchase products from National or any;

(e)           normal and routine commodity hedging contracts; and

(f)            any other agreement entered into in the course of normal day-to-day operations consistent with past practices of National or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 3.7(a).

“Party” and “Parties” has the meaning given in the Introduction.

“Permitted Encumbrances” means:

(a)           statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a Person;

(b)           mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations that are (i) not overdue or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a Person;

(c)           in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the business at the facility at which such leased equipment or other personal property is located;

(d)           other immaterial Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by National and its Subsidiaries;

(e)           Liens on leases of real property arising from the provisions of such leases;

(f)            pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(g)           deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby;

(i)            public utility easements of record, in customary form;

(j)            Liens not otherwise included as Permitted Encumbrances that are of record as of the date of this Agreement as shown in the Title Reports;

(k)           Liens securing all or any portion of the existing Debt and additional Debt which may be incurred without breach of this Agreement; and

(l)            mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of landlords with respect to the leased real property and to which the leases with respect to the leased real property are subordinate.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity, or any other entity.

“Purchase Price” has the meaning set forth in Section 1.2.

“Real Property” means the Owned Real Property and the real property described on National Disclosure Schedule 3.7(a).

“Release” has the meaning set forth in Section 3.15(l).

“Sale” has the meaning set forth in the recitals hereto.

“Schedules” means the National Disclosure Schedule and the Sellers Disclosure Schedule to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller’s Portion” means the percentage of the Seller’s total Purchase Price to the total Purchase Price for all Sellers under Exhibit B.

“Seller’s Purchase Price” has the meaning set forth in Section 1.2.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers Disclosure Schedule” means the sellers disclosure schedule referenced in Section 2.1 of this Agreement.

 “Sellers JBS Stock” has the meaning set forth in Section 1.3.

“Sellers Obligation Amount” has the meaning set forth in Section 8.1(e).

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Superior Proposal” has the meaning set forth in Section 5.13(e).

“Tax” (and, with correlative meaning, “Taxes”, “Taxable” and “Taxing”) means any (a) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, goods and services, capital gains, fringe benefits, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group under any similar provision of state or local law (or being included in any Tax Return relating thereto), and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document’
(including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Applicable Law relating to any Taxes including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.1(i).

“Termination Fee” has the meaning set forth in Section 7.3.

“Title Reports” has the meaning set forth in Section 3.7(a).

“Transaction Documents” means this Agreement and each other agreement, document, certificate or instrument referred to herein or therein or delivered pursuant hereto or thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1982.

EXHIBIT B

	National Interests To Be Sold				Sellers’ Purchase Price
Seller	Class A Units	Class B-1 Units	Class B-2 Units	Class C Units	Cash	JBS Stock	Total
USPB	94,680,681	10,664,475			$261,128,788	$65,282,197	$326,410,985
NBPCO	31,553,956	3,810,044			$91,474,472	$22,868,618	$114,343,090
French Basin		2,247,619			$48,838,919		$48,838,919
Miller	6,057,143		609,524	609,524	$19,301,600		$19,301,600
TKK		1,123,810			$19,535,576	$4,883,894	$24,419,470
Klein	3,028,571			304,762	$2,666,666	$666,667	$3,333,333
S-B	1,514,286	714,286			$17,035,136		$17,035,136
TMK			304,762		$5,053,974	$1,263,493	$6,317,467
Total	136,834,637	18,560,234	914,286	914,286	$465,035,131	$94,964,869	$560,000,000

B-1

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

NATIONAL BEEF PACKING COMPANY, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of National Beef Packing Company, LLC is entered into as of the        day of                , 2008 by [to be designated by JBS S.A. at or prior to closing], as its sole member (the “Member”).

The Member has formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”), as amended from time to time (Title 6, Del.  Code § 18-101, et seq.), and hereby agrees as follows:

1.             Name.  The name of the limited liability company is National Beef Packing Company, LLC (the “Company”).

2.             Purpose.  The Company is formed for the sole purpose of, and the nature of the business to be conducted and promoted by the Company is to engage in any and all activities which are consistent with those set forth in the Act.

3.             Formation of the Company.  The Company was formed as the result of a statutory conversion of Farmland National Beef Packing Company, L.P., under Section 18-214 of the Act and Section 17-219 of the Delaware Revised Uniform Limited Partnership Act, as of August 6, 2003.

4.             Registered Office.  The initial registered office of the Company shall be located [                               ].  At any time, the Member may designate another registered office of the Company or may relocate the registered office of the Company.

5.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is [                               ].  At any time, the Member may designate another registered agent of the Company.

6.             Member.  The name and the business, residence or mailing address of the Member is as follows:

Name	Address

[to be designated by JBS S.A.	[ ]
at or prior to closing]

7.             Powers.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

D-1

8.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.             Capital Contributions.  The initial capital contribution of the Member is reflected on the books and records of the Company.

10.           Additional Contributions.  No Member is required to make any additional capital contribution to the Company.

11.           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated 100% to the Member.

12.           Distributions.  Distributions shall be made to the Member at the times and in the amounts determined by the Member.  Such distributions shall be allocated 100% to the Member.

13.           Assignments.  The Member may assign, in whole or in part, its limited liability company interest only to family members or to an affiliate.

14.           Resignation.  The Member may not resign from the Company.

15.           Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

16.           Liability of Members.  The Member shall not have any liability for the obligations or liabilities of the Company.

17.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first set forth above.

MEMBER:

By:
Name:
Title:

D-2

EXHIBIT E

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, U.S. Premium Beef, LLC, a Delaware limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 94,680,681 Class A Units and 10,664,475 Class B-1 Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

U.S. PREMIUM BEEF, LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, NBPCO Holdings, LLC, a South Dakota limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 31,553,956 Class A Units and 3,810,044 Class B-1 Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

NBPCO HOLDINGS, LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, French Basin Land and Cattle Co., LLC, a Utah limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 2,247,619 Class B-1 Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

FRENCH BASIN LAND AND CATTLE CO., LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, John R. Miller, an individual (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 6,057,143 Class A Units, 609,524 Class B-2 Units and 609,524 Class C Units pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

JOHN R. MILLER

Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, TKK Investments, LLC, a Missouri limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 1,123,810 Class B-1 Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

TKK INVESTMENTS, LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Timothy M. Klein, an individual (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 3,028,571 Class A Units and 304,762 Class C Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

TIMOTHY M. KLEIN

Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, S-B Enterprises V, LLC, a Utah limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 1,514,286 Class A Units and 714,286 Class B-1 Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

S-B ENTERPRISES V, LLC

By:
Name:
Title:

ASSIGNMENT OF MEMBERSHIP INTEREST

Effective as of the closing of the transactions contemplated under the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated as of February 29, 2008 by and among JBS S.A., a Brazilian sociedade anonima (“Assignee”), National Beef Packing Company, LLC, a Delaware limited liability company (“National”), and the Sellers set forth in the Introduction of the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, TMKCo, LLC, a Missouri limited liability company (“Assignor”), hereby assigns, transfers and conveys to Assignee, all right, title and interest in and to Assignor’s membership interest in National, consisting of 304,762 Class B-2 Units, pursuant to the terms of the Purchase Agreement.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Membership Interest as of the date first written above.

DATE:	ASSIGNOR:

TMKCo, LLC

By:
Name:
Title:

EXHIBIT F

[RESERVED]

F-1

EXHIBIT G

CATTLE PURCHASE AND SALE AGREEMENT

THIS CATTLE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the 29th day of February, 2008, by and between NATIONAL BEEF PACKING COMPANY, LLC, a Delaware limited liability company (“National Beef”), Swift & Company, a Delaware corporation (“Swift Beef”), and U.S. PREMIUM BEEF, LLC, a Delaware limited liability company (“USPB”).  National Beef, Swift Beef, and USPB are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.            USPB members are engaged in the production and marketing of cattle;

B.            National Beef and Swift Beef (National Beef and Swift Beef are hereinafter referred to as “Beef Co.”) are engaged in the business of purchasing and processing cattle and marketing beef and related products (the “Beef Business”); and

C.            Beef Co. desires to purchase cattle from USPB members, and USPB members desire to sell and deliver cattle to Beef Co., on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.             PURCHASE/SALE OF CATTLE.

(a)           Purchase through USPB.  Upon and subject to all terms and conditions set forth in this Agreement, Beef Co. shall during the term of this Agreement purchase through USPB from its members, and USPB shall cause to be sold and delivered from its members to Beef Co., on an annual basis, a base amount of 735,385 head of cattle per year subject to an annual mutually agreed adjustment of plus or minus fifteen percent (15%).

(b)           Additional Cattle Delivery Rights.  Beef Co. (or other United States business operations of JBS, S.A.) agrees to discuss terms and conditions for USPB to increase cattle delivery rights through cattle producers who would deliver to Beef Co. processing facilities.

(c)           Scheduling.  Delivery schedules shall be determined by Beef Co. on a reasonable basis, consistent with all other provisions of this Agreement, taking into account operational practicalities.  Delivery will be to Beef Co.’s United States beef processing facilities.  Upon receipt of a request by Beef Co., USPB will forecast USPB’s anticipated deliveries thirty (30) days in advance of any scheduled deliveries to Beef Co.

2.             PURCHASE PRICE OF CATTLE.

(a)           Grid Pricing Criteria.  The purchase price for cattle purchased by Beef Co. under this Agreement shall be an amount determined pursuant to Beef Co’s pricing grid for cattle to be delivered by USPB and USPB members, as the pricing grid may be modified or supplemented from time to time by Beef Co. (provided that the pricing grid shall in any event be at all times no less favorable than any other pricing grid being utilized by Beef Co. and is competitive with Beef Co.’s major competitors for purchase of cattle).  For purposes of the pricing grid, Beef Co. shall grade beef derived from cattle purchased under this Agreement in accordance with standard industry practice.  An example of grid pricing is given on Exhibit A.

(b)           Carcass Data.  Beef Co. shall provide USPB carcass data on all cattle delivered by USPB members to Beef Co. in a manner similar to the customary information provided by National to USPB, an example of which is in Exhibit B, or as otherwise agreed to by the Parties.

3.             PAYMENT OF PURCHASE PRICE.  Cattle purchased under this Agreement from USPB members shall be paid for by Beef Co. on a finish and grade basis consistent with standard industry practice, or on any other basis that is consistent with any other standard industry practice utilized by Beef Co. with respect to cattle purchased from third parties, and shall in any event be in accordance with applicable law.

4.             CATTLE QUALITY.  For purposes of this Agreement, USPB agrees that USPB members will not deliver to Beef Co. any cattle that have been condemned by the United States Department of Agriculture or any other regulatory authority over the Beef Business.

5.             PERMITS.  USPB members shall provide Beef Co. with all permits necessary to qualify cattle for interstate shipment, if applicable, in the same manner as required for other cattle purchased by Beef Co.  Each Party otherwise covenants with the other Party to perform the party’s obligations under this Agreement in accordance with all applicable laws.

6.             WEIGHING AND TRANSPORTATION.  All cattle purchased by Beef Co. from USPB under this Agreement shall be weighed and transported according to standard industry practice and on the same basis as other cattle purchased by Beef Co. (or as otherwise mutually determined by the parties through the pricing grid determination process).

7.             TERM OF AGREEMENT.  The term of this Agreement shall commence on the date first written above and shall continue for a minimum of five (5) years, subject to the following:

(1)           if there is a material breach of any agreement or covenant of USPB contained in this Agreement, Beef Co. may give written notice of the breach to USPB and, if the breach is not cured within a period (“USPB’s Cure Period”) of thirty (30) days following the notice of breach by Beef Co. to USPB, Beef Co. shall have the right to terminate all rights of USPB under this Agreement upon written termination notice to USPB within thirty (30) days following USPB’s Cure Period.  Beef Co. must continue to purchase and pay for cattle as provided in this Agreement that are delivered by USPB members to Beef Co. for a period of six (6) months following any notice of termination given under this Section 7(1);

(2)           if there is a material breach of any agreement or covenant of Beef Co. contained in this Agreement with respect to USPB, and delivery of cattle by USPB members to Beef Co., USPB may give written notice of the breach to Beef Co. and, if the breach is not cured within a period (“Beef Co. Cure Period”) of thirty (30) days following the notice of breach by USPB to Beef Co. or, in the case of a failure of Beef Co. to make a payment to USPB or USPB members, ten (10) days following the notice of breach by USPB to Beef Co., then USPB shall have the right to terminate all obligations of USPB and its members under this Agreement upon notice to Beef Co., provided that the notice of termination is given by USPB to Beef Co. within thirty (30) days following the Beef Co. Cure Period.  USPB shall cause its members to continue to deliver cattle to Beef Co. for a period of six (6) months following the termination if the USPB members are paid as provided in this Agreement for the cattle delivered;

(3)           if there is a change in control and JBS, S.A. or an affiliate is no longer the controlling owner of any of the processing facilities where USPB members deliver cattle under this Agreement, then USPB may terminate this Agreement by providing written notice to Beef Co.  USPB shall cause its members to continue to deliver cattle to Beef Co. for a period of six (6) months following the termination if the USPB members are paid as provided in this Agreement for the cattle delivered;

(4)           if, at any time after this Agreement has been in effect for a minimum of five (5) years USPB divests completely of its ownership interest in JBS, S.A., this Agreement shall terminate; provided, however, that the parties may agree in writing to continue this Agreement under mutually acceptable terms.  USPB shall cause its members to continue to deliver cattle to Beef Co. for a period of six (6) months following a termination under this Section 7(4) if the USPB members are paid as provided in this Agreement for the cattle delivered; and

(5)           notwithstanding the foregoing clauses (1), (2), (3) and (4), the obligation to purchase and pay for cattle and the obligation to deliver cattle under this Section 7, and rights of either Party to collect applicable damages and to exercise its remedies for failure to purchase and deliver cattle as provided under this Agreement, shall survive any termination of this Agreement.

8.             WARRANTIES.  USPB MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED TO BEEF CO. OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SPECIFICALLY MAKES NO WARRANTY AS TO ANY SPECIFIC GRADE OF BEEF TO BE DERIVED FROM ANY CATTLE SOLD UNDER THIS AGREEMENT, AND DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

9.             REMEDIES.  If either Party is in default under this Agreement, the other Party may exercise any and all rights and remedies available to the party under this Agreement, under any applicable Uniform Commercial Code, or otherwise at law or in equity.  The rights and remedies afforded to either Party under this Agreement shall be cumulative and in addition to, and not in limitation of, any rights and remedies which the Party may otherwise have under applicable law, including any applicable Uniform Commercial Code.  The exercise or partial exercise of any right or remedy of either Party under this Agreement or under applicable law shall not preclude or prejudice the further exercise of that right or remedy or the exercise of any other right or remedy of the Party.  No delay or omission on the part of either Party in exercising any right under this Agreement or otherwise shall operate as a waiver of the right.  A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.  Notwithstanding other provisions of this Section, if a force majeure event occurs precluding Beef Co. from receiving and/or processing cattle, Beef Co. must still purchase cattle from USPB and its members as provided under this Agreement.  Cattle available for delivery from USPB and its members during a force majeure event are defined as “Force Majeure Cattle.”  Notwithstanding the foregoing, Beef Co. shall have no obligation to purchase Force Majeure Cattle unless the logistics and financial components of purchasing such cattle (such as delivering to another plant within a reasonable distance to the plant affected by the force majeure event) would be substantially the same to Beef Co. as they would have been without the occurrence of the force majeure event.  Beef Co. shall notify USPB in writing if Beef Co. will not purchase Force Majeure cattle and must offer to purchase the Force Majeure Cattle with the pricing adjustments to compensate Beef Co. for the actual additional costs incurred over the purchase without the force majeure event.

10.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, five (5) days after mailed by certified mail with postage paid and return receipt requested, or sent by facsimile transmission to the parties at the following addresses and facsimile numbers (or at another address or facsimile number for a Party as the Party shall designate in a notice given pursuant to this Section):

(a)           If to Beef Co., to:

Chief Executive Officer

1770 Promontory Circle

Greeley, Colorado 80634

With a copy to:

General Counsel

1770 Promontory Circle

Greeley, Colorado 80634

(b)           If to USPB, to:

Steven D. Hunt, CEO

U.S. Premium Beef, LLC

P.O. Box 20103

Kansas City, MO  64195

Facsimile:  (816) 713-8810

with a copy to:

Stoel Rives LLP

Attn:  Mark J. Hanson

33 South Sixth Street

Suite 4200

Minneapolis, MN 55402

Facsimile:  (612) 373-8881

11.          ENTIRE AGREEMENT.  This Agreement contains all of the terms agreed upon by the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements of the Parties or their predecessors in interest as to the subject matter of this Agreement.  This Agreement may not be modified except in writing, signed by the Parties hereto, that specifically references this Agreement.

12.          ASSIGNMENT.  This Agreement may not be assigned by any Party without prior written consent of the other Party.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, legal representatives, successors, and permitted assigns. Notwithstanding the foregoing, Beef Co may assign this agreement to any wholly owned subsidiary or affiliate without any prior written consent.

13.          CONSTRUCTION.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas.  The Parties agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling state law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling state law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 29th day of February, 2008, to be effective as of the closing of the transactions under the Membership Interest Purchase Agreement dated February 29, 2008 by and between JBS S.A.; National Beef Packing Company, LLC; U.S. Premium Beef, LLC; French Basin Land and Cattle Co., LLC; TKK Investments, LLC; S-B Enterprises V, LLC; TMKCo, LLC; John R. Miller; Timothy M. Klein and NBPCO Holdings, LLC.

NATIONAL BEEF PACKING COMPANY, LLC

By
Title:

SWIFT & COMPANY.

By
Title:

U.S. PREMIUM BEEF, LLC

By
Title:

EXHIBIT A

USPB “MARKET GRID” SETTLEMENT EXAMPLE

Base Price
USDA KS, TX, OK Weighted Avg.	89.21
Formula Allowance	0.25

Base Live Price	89.46
KS,TX,OK Plant Average Yield	63.72
Base Hot Price	140.40

USDA Four Week Averages

Choice	$9.75
Prime	$18.07
CAB	$4.19

Program:	US PREMIUM BEEF	# Head:	100	steers
Plant:	Liberal or Dodge City
Kill Date:	3/5/07	Live Wt:	126,200	Avg Wt: 1262
Feedyard:	XYZ Feedlot	Hot Wt:	80,743	Avg Wt: 807
NBP Plant Lot # 124	USPB Lot # 45679
Feedyard Lot # 810		Hot Yield:	63.98%
Feedyard Pen # 223

	Actual	Threshold	Weight Difference	Premium/ Discount	Total Value
Hot Weight	80.743	@	$140.40	Hot Price	$113,362.84
Premiums/Discounts

Choice of Higher	49.97%	45.79%	3,375	9.75	$329.06
Prime	0.98%	0.93%	40	18.07	$7.23
CAB	6.78% %	4.18%	2,099	4.19	$87.95
Ungraded	2.10%	0%	1,696	-8.00	$-135.68
Hardbone	0.75%	0%	606	-25.00	$-151.50
30 months	0.00%	%	0	-10.00	$0.00
Total Quality Grade					$137.06

YG1	10.22%	8.18%	1,647	4.00	$65.88
YG2	37.00%	36.92%	65	2.00	$1.30
YG3	40.33%	40.21%	97	0.00	0.00
YG4	11.20%	12.72%	-1,227	-12.00	$147.24
YG5	1.25%	1.97%	-581	-17.00	$98.77
Total Yield Grade	100.00%	100.00%			$313.19

550/Down	0.00%	0.00%	0	-25.00	$0.00
1000/Up	1.24%	0.00%	1,002	-15.00	$-150.30
Total Out Weights					$-150.30

Steer Premium/head				5.00	$500.00
Heifer Premium/head				2.00	$0.00
Age Verified Premium/head	0	head qualified		25.00	$0.00

Total Premiums & Discounts					$799.95

Net Equivalent Hot Price	$141.39	/CWT	Gross Carcass Value		$114, 162.79
			Less Excess Freight		$0.00
Net Equivalent Live Price	$90,46	/CWT	Net Carcass Value		$114, 162.79

Net Premium/Discount	$15.80	/HEAD
Vs USDA wgtd avg live price

USDA Grading Service applies USDA Prime, Choice and Select Quality and Yield Grades, including USDA certified programs. All other grades are determined by National Beef Packing Co, LLC employees. Detailed descriptions and procedures for all Quality and Yield Grade calculations are maintained at each processing facility. This information is available at all times to producers marketing cattle to U.S. Premium Beef.

Revised 3/5/07	USPB: 866-877-2525	Effective Harvest Date 3/5/07

U.S. Premium Beef  “Base” Grid

Cattle Type

The USPB Base grid is non-breed specific; however, National Beef Packing Company’s reputation in the marketplace was built on providing high quality beef products. The USPB Base grid does not accept heiferettes, Holsteins and other dairy breeds, intact bulls, late-cut bulls, Corrientes, or high percentage Brahman influence cattle (over 50% Brahman as measured by visual appraisal). USPB reserves the right to refuse delivery of individual cattle or entire pens based on visual appraisal.

Base Price

The base live price will be the Kansas weighted average price from USDA Price Reporting data for the week prior to delivery plus $0.25 per cwt. The base carcass price is determined by dividing the  base live price by the hot yield threshold. The hot yield threshold will be the weekly plant average hot carcass yield for non-formula cattle purchased in Kansas by National Beef Packing Company (NBP) or 63.75% whichever is lower. No USPB cattle are included in the hot yield threshold.

Premiums & Discounts

Actual performance of cattle will be compared to a base of 50% Choice or higher for Choice premiums and a base of 40% Choice or higher for Select discounts. Cattle grading between 40% and 50% Choice will not receive premiums or discounts. The Choice premium/discount will be calculated using a four week rolling average of the USDA-reported Choice/Select cutout spread. Prime and Certified Angus Beef® (CAB) premiums will be determined by blending the four-week rolling average spread of USDA-reported boxed beef cutout values for prime or CAB versus Choice together with a floor value of $8/cwt for Prime or $3/cwt for CAB. Prime and CAB premiums will not drop below the floor values. National Black Angus BeefR (NAB) premium will be $1.50/cwt lower than the CAB premium. All carcasses over 30 months of age, as measured by dentition, will be discounted $10/cwt and will not receive Prime or CAB premiums. Yield Grade premium/discount calculations will be based on the rolling average performance of non-formula cattle purchased within Kansas by NBP during the preceding four weeks. Yield Grade 1 and 2 will receive a premium for the total carcass weight above plant average, but will not be discounted if below plant average. Yield Grade 4 and 5 will be discounted for the total carcass weight above plant average, but will receive  no premium for being below plant average.

Category	Threshold	Premium/Discount (+/-)
Prime	none	+ Blend of Prime/Choice spread** and $8/cwt floor
Certified Angus BeefR	none	+Blend of CAB/Choice spread** and $3/cwt floor
National Black Angus BeefR	none	+CAB premium minus $1.50/cwt
Choice or higher	50% CH or better	USDA Cutout spread** x weight difference above 50% Choice (premium)
Select	40% CH or better	USDA Cutout spread** x weight difference below 40% Choice (discount)
Ungraded	none	–$10/cwr
Hardbone	none	–$25/cwt
30 months	none	–$10/cwt
YG1	4 week plant avg**	+$3/cwt (Premiums only for greater than plant average**, no discounts)
YG2	4 week plant avg**	+$1.50/cwt (Premiums only for greater than plant average**, no discounts)
YG3	4 week plant avg**	none
YG4	4 week plant avg**	–$10/cwt (Discounts only for greater than plant average**, no premium)
YG5	4 week plant avg**	–$15/cwt (Discounts only for greater than plant average**, no premium)
575 lbs and under***	none	–$15/cwt
1,000 lbs and over***	none	–$15/cwt
Steer premium†	none	+ $3/head for all cattle in the lot

*	National Black Angus Beef requires the animal be at least 51% solid black hair coat, small 50 marbling or higher, and “A” maturity.
**	Four-week rolling averages
***	Out weight carcasses are included in determining the averages for Quality and Yield grades.
†	To quality for steer premium the lot must be 95% steers or greater.

It is understood that the overall premium/discount structure will be modified as warranted.

Settlement

All cattle sold on the USPB Base grid will be issued a cash advance on the day of delivery equal to 85% of the USDA weighted average live price for the week prior to delivery. A final check will be issued when the final grade, plant averages and settlement grid values are determined, typically Monday, Tuesday or Wednesday of the week after delivery.

Freight

USPB offers a transportation credit of up to $0.60 per cwt of live weight.

Carcass Data

Individual carcass data will be provide at no charge but must be requested when scheduling cattle with USPB.

Forward Contracting

U.S. Premium Beef offers an option to forward contract grid cattle with a basis bid contract. Each week basis bids are offered for future delivery periods. When a contracted live price is determined, that becomes the base live price on the grid and all grid premiums and discounts will apply based on actual performance of the cattle. All contracting intentions must be communicated to the central procurement office with order execution during market hours. Call USPB at 866-877-2525 for current basis bids.

U.S. Premium Beef: 866-877-2525	Effective harvest date of 3/5/07
www.uspremiumbeef.com	Updated 3/5/07

USPB “NATUREWELL TM BASE GRID” SETTLEMENT EXAMPLE

BASE PRICE
USDA Kansas Weighted Avg.	89.13
Formula Allowance	0.25
Naturewell Allowance	1.7
Base Live Price	91.13
KS Plant Average Yield	63.60
BASE HOT PRICE	143.29

USDA Four Week Averages

Choice	$9.75
Prime	$18.07
CAB	$4.19
NAB	$2.69

Program:	USPB NATUREWELL BASE GRID		# Head:	100	Steers
Plant:	Liberal
Kill Date:	3/5/07		Live Wt:	120,500	Avg Wt: 1205
Feedyard:	ABC Feeders		Hot Wt:	76,759	Avg Wt: 768
NBP Plant Lot # 322	USPB Lot # 45676
Feedyard Lot # 183			Hot Yield:	63.70%
Feedyard Pen # 726
	Actual	Threshold	Weight Difference	Premium/ Discount	Total Value
Actual Hot Weight	76,759	@	$143.29	Hot Price	$109,987.25
Premiums/Discounts

Choice or Higher*	67.06%	50.00%	13,095	9.75	$1,276.72
Prime	2.88%		2,211	18.07	$399.53
CAB	15.27%		11,721	4.19	$491.11
NAB	8.64%		6,632	2.69	$178.40
Ungraded	1.03%		791	-10.00	$-79.10
Hardbone	0.00%		0	-25.00	$0.00
30 months	0.00%		0	-10.00	$0.00
Total Quality Grade					$2,266.70

YG1	5.81%	8.06%	-1,727	3.00	$0.00
YG2	31.54%	36.05%	-3,462	1.50	$0.00
YG3	46.38%	40.91%	4,199	0.00	$0.00
YG4	14.59%	12.98%	1,251	-10.00	$-125.10
YG5	1.68%	2.02%	-261	-15.00	$0.00
Total Yield Grade	100.00%	100.00%			$-125.10

575/Down	0.75%		574	-15.00	$-86.10
1000/UP	1.31%		1,002	-15.00	$-150.30
Total Out Weights					$-236.40

Steer Premium/head			3.00	$300.00
Age Verified Premium/head	0	head qualified	25.00	$0.00

Total premiums & Discounts	$2,205.20

Net Equivalent Hot Price	$146.16	/CWT	Gross Carcass Value	$112,192.45
			Less Excess Freight	$0.00
Net Equivalent Live Price	$93.11	/CWT	Net Carcass Value	$112,192.45

Net Premium/Discount	$47.91	/HEAD
vs USDA wgtd avg live price

* Cattle grading between 40% and 50% “Choice or higher” receive no premium or discount. Those grading above 50% will receive a premium relative to a threshold of 50%. Those grading below 40% will receive a discount below a threshold of 40%.

USDA Grading Service applies USDA Prime, Choice and Select Quality and Yield Grades, including USDA certified programs. All other grades are determined by National Beef Packing Co. LLC employees. Detailed descriptions and procedures for all Quality and Yield Grade calculations are maintained at each processing facility. This information is available at all times to producers marketing cattle to U.S. Premium Beef.

Revised 3/5/07	USPB: 866-877-2525	Effective Harvest Date 3/5/07

U.S. Premium Beef “NaturewellTM” Natural Base Grid

• Cattle Type: NaturewellTM Natural Beef is limited to Black or Red Angus and Angus crossbred steers and heifers. Angus qualification can be based on either phenotype (visual appearance) or genotype (proof of genetics). For Black Angus phenotype, individual animals must be 51% or more black hided. For Red Angus phenotype, each animal must be polled and either 100% solid red or solid red with a white face (not Hereford). No Brahman influence is allowed. Phenotype approval will be conducted by a National Beef employee—typically the NBP cash buyer. For genotype confirmation, cattle must be positively identified (tags, brands, etc.) and be traceable back to either a Registered Black or Red Angus parent or two registered Angus grandparents. Genotype method must be verified by either an affidavit from the original ranch or cattle can be enrolled in the Angus Source® or Red Angus Feeder Calf Certification Program. USPB reserves the right to refuse delivery of individual cattle or entire pens based on visual appraisal.

• Natural: NaturewellTM cattle may not be given any antibiotics or hormone implants during the last 120 days prior to harvest. They must be fed a 100% vegetarian diet which means no animal byproducts from all species (including tallow) and they are required to be corn-fed for a minimum of the final 120 days in the feedlot. In addition, NaturewellTM cattle must be humanely raised and handled as defined by U.S. Premium Beef. Feedlots must become an approved supplier before they participate.

• Base Price: The base live price for the grid will be the Kansas weighted average price from USDA Price Reporting data for the week prior to delivery plus $0.25 per cwt. An additional allowance of $1.75 per cwt of live weight will be added for groups that meet the requirements for NaturewellTM. The base carcass price is determined by dividing the base live price by the hot yield threshold. The hot yield threshold will be the weekly plant average hot carcass yield for non-formula cattle purchased in Kansas by National Beef or 63.75% whichever is lower. No USPB cattle are included in the hot yield threshold.

• Premiums & Discounts: Actual performance of cattle will be compared to a base of 50% Choice or higher for Choice premiums and a base of 40% Choice or higher for Select discounts. Cattle grading between 40% and 50% Choice will not receive premiums or discounts. The Choice premium/discount will be calculated based on a four week rolling average of the USDA –reported Choice/Select cutout spread. Prime and Certified Angus BeffR (CAB) premiums will be determined by blending the four-week rolling average spread of USDA –reported boxed beef cutout values for prime or CAB versus Choice together with a floor value of $8/cwt for Prime or $3/cwt for CAB. Prime and CAB premiums will not drop below the floor values. National Black Angus BeefR (NAB) premium will be $1.50/cwt lower than the CAB premium. All carcasses over 30 months of age, as measured by dentition, will be discounted $10/cwt and will not receive Prime or CAB premiums. Yield Grade premium/discount calculations will be based on the rolling average performance of non-formula cattle purchased within Kansas by NBP during the preceding four weeks. Yield Grade 1 and 2 will each receive a premium for the total carcass weight above plant average, but will not be discounted if below plant average. Yield Grade 4 and 5 will each be discounted for the total carcass weight above plant average, but will receive no premium for being below plant average.

Category	Thereshold	Premium/Discount (+/-)
Prime	none	+ Blend of Prime/Choice spread** and $8/cwt floor
Certified Angus BeefR	none	+ Blend of CAB/Choice spread** and $3/cwt floor
National Black Angus BeefR	none	+ CAB Premium minus $1.50/cwt
Choice or higher	50% CH or higher	USDA Cutout spread** x weight difference above 50% Choice (premium)
Select	40% CH or higher	USDA Cutout spread** x weight difference below 40% Choice (discount)
Ungraded	none	– $10/cwt
Hardbone	none	– $25/cwt
30 months	none	– $10/cwt
YG 1	4 week plant avg**	+ $3/cwt (premium only for greater than plant average**, no discounts)
YG 2	4 week plant avg**	+ $1.50/cwt (premium only for greater than plant average**, no discounts)
YG 3	4 week plant avg**	none
YG 4	4 week plant avg**	– $10/cwt (Discount only for greater than plant average**, no premiums)
YG 5	4 week plant avg**	– $15/cwt (Discount only for greater than plant average**. No premiums)
575 lbs and under*	none	– $15/cwt
1,000 lbs and over**	none	– $15/cwt
Steer premium†	none	+ $3/head for all cattle in the lot

*	National Black Angus Beef requires the animal be at least 51% solid black hair cost, Small 50 marbling or higher, and “A” maturity.
**	Four-week rolling averages
***	Out weight carcases are included in determining the averages for Quality and Yield grades.
†	To qualify for steer premium the lot must be 95% steers or greater.

It is understood that the premium/discount structure will be modified as warranted.

• Settlement: All cattle sold on the USPB Naturewell Natural grid will be issued a cash advance on the day of delivery equal to 85% of the USDA weighted average live price for the week prior to delivery. A final check will be issued when the final grade, plant averages and settlement grid values are determined, typically Monday, Tuesday or Wednesday of the week after delivery.

• Freight:  USPB offers a transportation credit of up to $0.60 per cwt of live weight.

• Carcass Data:  Individual carcass data will be provided at no charge but must be requested when scheduling cattle with USPB.

• Forward Constracting: USPB offers an option to forward contract grid cattle with a basis bid contract. Each week basis bids are offered for future delivery periods. When a contracted live price is determined, that becomes the base live price on the grid and all grid premiums and discounts will apply based on actual performance of the cattle. All contracting intentions must be communicated to the central procurement office with order execution during market hours. Call USPB for current bids.

U.S. Premium Beef: 866-877-2525	Effective harvest date of 3/5/07
www.uspremiumbeef.com	Updated 3/5/07

USPB “NATURESOURCETM  GRID” SETTLEMENT EXAMPLE

BASE PRICE
USDA Kanses Weighted Avg.	89.13
Formula Allowance	0.25
Natural Allowance	9.00
Base Live Price	98.38
KS Plant Average Yield	63.60
BASE HOT PRICE	154.69

USDA Four Week Averages

Choice	$9.75
Prime	$18.07

Program:	US PREMIUM BEEF NATURESOURCE		#Head:	100	steers
Plant:	Liberal
Kill Date:	3/5/07		Live Wt:	120,000	Avg Wt: 1200
Feedyard:	ABC Feeders		Hot Wt:	76,380	Avg Wt: 764
NBP Plant Lot # 321	USPB Lot # 45677
Feedyard Lot # 654			Hot Yield:	63.65%
Feedyard Pen # 159
	Actual	Threshold	Weight Difference	Premium/ Discount	Total Value
Actual Hot Weight	76,380	@	$154.69	Hot Price	$118,152.22
Premiums/Discounts

Choice of Higher	83.68%	70.00%	10.449	9.75	$1,018.78
Prime	5.68%	0%	4,338	18.07	$783.88

Ungraded	0.88%	0%	672	-10.00	$-67.20
Hardbone	0.00%	0%	0	-25.00	$0.00
30 months	0.00%		0	-10.00	$0.00
Total Quality Grade					$1,735.46

YG1	4.03%	8.06%	-3,078	3.00	$0.00
YG2	33.95%	36.05%	-1,604	1.50	$0.00
YG3	54.10%	40.91%	10,075	0.00	$0.00
YG4	7.27%	12.96%	-4,346	-10.00	$0.00
YG5	0.65%	2.02%	-1,046	-15.00	$0.00
Total Yield Grade	100.00%	100.00%			$0.00

576/Down	0.75%		574	-15.00	$-86.10
1000/Up	1.31%		1,002	-15.00	$-150.30
Total Out Weights					$-236,40

Steer Premium/head			3.00	$300.00
Age Verified Premium/head	100	head qualified	25.00	$2,500.00

Total Premiums & Discounts	$4,299.06

Net Equivalent Hot price	$160.32	/CWT	Gross Carcass Value	$122,451.28
			Less Excess Freight	$0.00
Net Equivalent Live Price	$102.04	/CWT	Net Carcass Value	$122,451.28

Net Premium/Discount	$154.95	/HEAD
Vs USDA wgtd avg live price

USDA Grading Service applies USDA Prime, Choice and Select Quality and Yield Grades, including USDA certified programs. All other grades are determined by National Beef Packing Co. LLC employees. Detailed descriptions and procedures for all Quality and Yield Grade calculations are maintained at each processing facility. This information is available at all times to producers marketing cattle to U.S. Premium Beef.

Revised 3/5/07	USPB: 866-877-2525	Effective Harvest Date 3/5/07

U.S. Premium Beef “NatureSourceTM” Natural Angus Grid

•             Cattle Type:  NatureSourceTM Natural Angus Beef is limited to Black or Red Angus and Angus crossbred steers and heifers that are born and raised in the United States. Angus qualification can be based on either phenotype (visual appearance) or genotype (proof of genetics). For Black Angus phenotype, individual animals must be 51% or more black hided. For Red Angus phenotype, individual animals must be polled and either 100% solid red or solid red with a white face (not Hereford). No Brahman influence is allowed. Phenotype approval will be conducted by a National Beef employee—typically the NBP cash buyer. For genotype confirmation, cattle must be positively identified (tags, brands, etc.) and be traceable back to either a Registered Black or Red Angus parent or two registered grandparents. Genotype method must be verified by either an affidavit from the original ranch or cattle can be enrolled in the Angus source® or Red Angus Feeder Calf Certification Program. USPB reserves the right to refuse delivery of individual cattle or entire pens based on visual appraisal.

•             Natural: NatureSourceTM cattle may never be given any antibiotics, hormone implants or ionophores.  They must be fed a 100% vegetarian diet which means no animal byproducts from all species (including tallow) and they must be corn-fed for a minimum of the final 120 days in the feedlot. In addition, NatureSourceTM cattle must be traceable to the ranch of origin and humanely raised and handled as defined by U.S. Premium Beef. Feedlots must become an approved supplier before they participate.

•             Base Price: The base live price for the grid will be the Kansas weighted average price from USDA Price Reporting date for the week prior to delivery plus $0.25 per cwt. An additional allowance of $9 per cwt will be added for groups that meet the requirements for NatureSourceTM Natural Angus Beef. The base carcass price is determined by dividing the base live price by the hot yield threshold. The hot yield threshold will be the weekly plant average hot carcass yield for non-formula cattle purchased in Kansas by National Beef or 63.75% whichever is lower. No USPB cattle are included in the hot yield threshold.

•             Premiums & Discounts: Actual cattle performance will be compared to a base of 70% Choice or higher for Choice premiums and Select discounts. The Choice premium/discount will be calculated with a four week rolling average of the USDA-reported Choice/Select cutout spread. Prime premium will be determined by blending the four-week rolling average spread of USDA-reported boxed beef cutout values for Prime versus Choice together with a floor value of $8/cwt. Prime premium will not drop below the floor value. All carcasses over 30 months of age, as measured by dentition, will be discounted $10/cwt and will not receive a Prime premium. Yield Grade premium/discount calculations will be based on the rolling average performance of non-formula cattle purchased in Kansas by NBP during the preceding four weeks. Yield Grade 1 and 2 will each receive a premium for the total carcass weight above plant average, but will not be discounted if below plant average. Yield Grade 4 and 5 will each be discounted for the total carcass weight above plant average, but will receive no premium for being below plant average.

Category	Threshold	Premium/Discount (+/-)
Prime	none	+ Blend of Prime/Choice spread**and $8/cwt floor
Certified Angus Beef®		No additional premium offered
National Black Angus Beef®		No additional premium offered
Choice or higher	70% CH or better	USDA Cutout spread** x weight difference above 70% Choice (premium)
Select	70% CH or better	USDA Cutout spread** x weight difference below 70% Choice (discount)
Ungraded	none	– $10/cwt
Hardbone	none	– $25/cwt
30 months	none	– $10/cwt
YG 1	4 week plant avg*	+$3/cwt (Premium only for greater than plant average**, no discounts)
YG 2	4 week plant avg*	+$1.50/cwt (Premium only for greater than plant average**, no discounts)
YG 3	4 week plant avg*	none
YG 4	4 week plant avg*	– $10/cwt (Discount only for greater than plant average**, no premium)
YG 5	4 week plant avg*	– $15/cwt (Discount only for greater than plant average**, no premium)
575 lbs and under**	none	– $15/cwt
1,000 lbs and over**	none	– $15/cwt
Steer premium†	none	+ $3/head for all cattle in the lot

*      Four-week rolling averages

 **      Out weight carcasses are included in determining the averages for Quality and Yield grades.

†      To qualify for steer premium the lot must be 95% steers or greater.

It is understood that the premium/discount structure will be modified as warranted.

•             Settlement:  All cattle sold on the USPB NatureSourceTM Natural Angus grid will be issued a cash advance on the day of delivery equal to 85% of the USDA weighted average live price for the week prior to delivery. A final check will be issued when the final grade, plant averages and settlement grid values are determined, typically Monday, Tuesday or Wednesday of the week after delivery.

•             Freight:  USPB offers a transportation credit of up to $0.60 per cwt of live weight.

•             Carcass Data:  Individual carcass data will be provided at no charge but must be requested when scheduling cattle with USPB.

•             Forward Contracting/Live Pricing:  USPB offers an option to forward contract grid cattle with a basis bid contract. Each week basis bids are offered for future delivery periods. When a contracted price is determined, that becomes the base live price on the grid and all grid premiums and discounts apply based on actual cattle performance. All contracting intentions must be communicated to the central procurement office with order execution during market hours. Call USPB at 866-877-2525 for current basis bids.

•                  The seller may also choose to sell at a contracted price per cwt of live weight, with no grid applied.

•                  USPB members may also use delivery rights to sell  NatureSourceTM cattle on a cash, live price per cwt. This price will be $9 per cwt above the USDA KS weighted average live price with no premiums/discounts applied.

U.S. Premium Beef: 866-877-2525	Effective harvest date of 3/5/07
www.uspremiumbeef.com	Updated 3/5/07

EXHIBIT B

12-10-07

National Beef

US Premium Beef -  Base Grid

Slaughter Week: 12-08-07

BASE PRICE
USDA W. Kansas wgtd Avg	95.18
Formula Allowance	0.25
BASE LIVE PRICE	95.43
Hot Yield Threshold	63.41
BASE HOT PRICE	150.50

USDA 4 WEEK AVERAGE

Choice	12.72
Prime	25.50
CAB	4.47
BCP	2.97

Program:	US Premium Beef	# Head:	38	HEIFERS
Plant:	LIBERAL – KANSAS	Live Weight:	53,722	Avg Wgt:	1414
Kill Date:	12/05/07	Hot Weight:	33,720	Avg Wgt:	887
Feedyard	TRIANGLE H FEED LOT
Plant Lot	345 USPB Lot 82069	Hot Yield:	62.77%
FY Lot # 738	Pen # 28		# Head Condemned		0

	Actual	Threshold	Weight Difference	premium/ Discount	$ Value
Hot Weight	33,720	@ 150.50 Hot Price			50,748.60

PREMIUM/DISCOUNT
Choice or Higher	84.05%	50.00%*	11,482	12.72	1,460.51
Prime	5.06%		1,706	25.50	435.03
CAB	62.37%		21,031	4.47	940.09
BCP	13.93%		4,697	2.97	139.50
Ungraded	0.00%		0	-10.00	0.00
Hard Bones	0.00%		0	-25.00	0.00
Over 30 Month	0.00%		0	-10.00	0.00
TOTAL QUALITY GRADE					2,975.13

YG1	0.00%	9.79%	0	3.00	0.00
YG2	37.66%	38.21%	0	1.50	0.00
YG3	62.34%	41.17%	7,139	0.00	0.00
YG4	0.00%	9.66%	0	-10.00	0.00
YG5	0.00%	1.17%	0	-15.00	0.00
TOTAL YIELD GRADE	100.00%	100.00%			0.00

575/Down	0.00%		0	-15.00	0.00
1000/Up	0.00%		0	-15.00	0.00
TOTAL OUT WEIGHTS					0.00

Less Than 95% Steers				0.00	0.00
Age Source Verified		38 Head Qualified		25.00	950.00

TOTAL PREMIUMS & DISCOUNTS					3,925.13

NET EQUIVALENT HOT PRICE	162.14		CWT	GROSS CARCASS VALUE	54,673.73
				Less Excess Freight	0.00
NET EQUIVALENT LIVE PRICE	101.77		CWT	NET CARCASS VALUE	54,673.73
NET LIVE PREMIUM/DISCOUNT	93.19	/	HEAD

*   Cattle grading between 40% and 50% “Choice or higher” receive no premium or discount. Above 50% will get a premium. Below 40% will get a discount

PO:	137541	National Beef Packing Co.	12/10/07
		Cattle Purchase	11:11:18

Cattle Program:                             3 – USPB BASE LIBERAL

Purchased From:	6620
TRIANGLE H FEED LOT		Kill Date :	12/05/07
1955 WEST PLYMELL ROAD		Lot Number:	345 USPB: 82069
		Pen Number:	28

GARDEN CITY                     KS     67846-

No. of Cattle:	38	HEIFERS	Off Truck Weight:	55,100
Gross Weight:	55,960
Pay Weight:	53,722		Gross Carcass Value	54,673.73
Deductions:	Meat Board Fee			-38.00
				54,635.73

Issued Check To:			Issued Amount:

Check Number	606716	Check Date 12/06/07
2513 TRIANGLE H GRAIN & CATTLE COMPANY % TRIANGLE H GRAIN & CATTLE			43,541.29
1955 W. PLYMELL ROAD
GARDEN CITY	KS 67846-		11,094.44

Check Number	0	Check Date 12/10/07
2513 TRIANGLE H GRAIN & CATTLE COMPANY
% TRIANGLE H GRAIN & CATTLE
1955 W. PLYMELL ROAD
GARDEN CITY	KS 67846-

Total Freight Paid To	Amount	Pickup
NATIONAL CARRIERS, INC.	321.47	12/05/07

FOR INTERNAL USE ONLY

Cost CWT:	101.77
Cattle Cost:	54,635.73
Freight Amt:	321.47
Total Adj:	38.00
Grand Total:	54,995.20

USPE BASE GRID	Page: 001
Detailed Carcass Grade Report
Kill Date: 12/05/07, Lot Number: 345
Total Head Count: 38, Sex: Heifer

Carc	Carc.				Hot	Qual	Yld			Hard	DarkOver	Marble	REA	Skfat	Carcass	Carcass
Numb	ID	Ear Tag			Wt	Grd	Grd	Cab	Mab	Bone	Cut 30	Score		In	Value	/100 Wt
1	302067		3574	R	848	CH	3	X				Mt30	13.77	0.67	1,391.97	164.15
2	302068		532	R	964	CH	2	X				Mt20			1,582.38	164.15
3	302069		3032	R	846	CH	3	X				Mt10	11.73	0.60	1,388.69	164.15
4	302070		4224	R	962	CH	3	X				Mt50	14.58	0.57	1,579.10	164.15
5	302071		J1	R	915	CH	3	X				Mt0	13.36	0.67	1,501.95	164.15
6	302072		1112	R	859	CH	3	X				Sm90	12.89	0.53	1,420.03	164.15
7	302073		634	R	769	SE	3					S170	12.62	0.70	1,130.10	146.96
8	302074		794	R	976	CH	2		X			Sm60	16.26	0.60	1,587.44	162.65
9	302075		1330	R	883	CH	3	X				Mt50	14.33	0.68	1,449.42	164.15
10	302076		3814	R	888	CH	3	X				Mt0	15.54	0.59	1,457.63	164.15
11	302077		1382	R	999	SE	2					S180	17.09	0.59	1,468.10	146.96
12	302078		4264	R	860	PR	3					Sa0	13.74	0.62	1,592.65	185.19
13	302079		PR96	R	956	CH	2		X			Sm70			1,554.91	162.65
14	302080		985	R	931	CH	3	X				Mt0	15.95	0.62	1,528.21	164.15
15	302081		COMM	R	861	SE	2					S190	14.53	0.65	1,265.30	146.98
16	302082		451	R	840	CH	2	X				Mt30	13.58	0.51	1,378.84	164.15
17	302083		401	R	936	CH	2		X			Sm90	15.85	0.47	1,522.38	162.65
18	302084		47	R	899	SE	2					S150	13.63	0.55	1,321.15	146.96
19	302085		189	R	993	SE	2					S160	16.24	0.71	1,459.29	146.96
20	302086		111	R	932	CH	3	X				Mt60	13.99	0.60	1,529.85	164.15
21	302087		765	R	883	CH	2	X				Mt70	14.66	0.43	1,449.42	164.15
22	302088		CYT	R	822	CH	3	X				Mt0	13.23	0.67	1,349.29	164.15
23	302089		G94	R	824	CH	3	X				Mt0	13.65	0.89	1,352.57	164.15
24	302090		2503	R	861	CH	3	X				Mt0	15.13	0.62	1,413.31	164.15
25	302091		576	R	824	CH	3	X				Mt0	12.96	0.55	1,352.57	164.15
26	302092		209	R	859	SE	3					Sm40	13.02	0.56	1,262.36	146.96
27	302093		4149	R	906	CH	3					Mt10	15.84	0.48	1,449.87	159.68
28	302094		640	R	942	CH	3	X				Mt60	15.06	0.49	1,546.27	164.15
29	302095		4562	R	914	CH	3	X				Mt50	14.29	0.58	1,500.31	164.15
30	302096		3514	R	830	CH	3	X				Sm90	13.62	0.50	1,362.42	164.15
31	302097		678	R	792	CH	3	X				Mt0	11.26	0.64	1,300.05	164.15
32	302098		3994	R	889	CH	2	X				Mt10	14.78	0.37	1,459.27	164.15
33	302099		381	R	884	CH	3	X				Md20	13.65	0.62	1,451.06	164.15
34	302100		4094	R	845	PR	2					Sa0	14.86	0.44	1,564.87	185.19
35	302101		2363	R	867	CH	2		X			Sm70	14.62	0.69	1,410.15	162.65
36	302102		140	R	961	CH	3		X			Sm90	14.31	0.74	1,563.04	162.65
37	302103		4134	R	791	CH	2	X				Mt30	13.36	0.32	1,298.41	164.15
38	302104		324	R	907	CH	3	X				Mt0	14.05	0.49	1,488.82	164.15

   Carcase dollar values when totaled may differ slightly from total settlement amount, due to 2 digit rounding in carcass allocation calculations.

Ribeye Area (REA) and Backfat (Bkfat) measurements are determined from a Camera Vision System (CVS).

Both measurements are taken from a CVS image of the 12th and 13th rib interface. The backfat measurement is not adjusted for fat cover at other locations on the carcass. Marble Score is manually collected from a visual evaluation by qualified NBP personnel. For grid payment purposes, Yield Grade (Yld Grd) and Quality Grade (Qual Grd) are both determined by UDSA graders.

Code R for Red

USPB BASE GRID	Page: 002
Detailed Carcass Grade Report
Kill Date: 12/05/07, Lot Number: 345
Total Head Count: 38, Sex: Heifer

	Pounds	Per cent	Head
Total Weight	33,720	100.00%	38

Choice & Higher	28,340	84.05%	32
				YG1	YG2	YG3	YG4	YG5
CAB	21,031	62,37%	24		5	19
BCP	4,.696	13.93%	5		4	1

Prime	1,705	5.06%	2		1	1
Choice	26,635	78.99%	30		9	21
Select	5,380	15.95%	6		4	2
Ungraded	0.00%

Hard Bone	0.00%

Over 30 Month	0.00%

				PR	CH	SB	UB
Yield Grade 1	0.00%
Yield Grade 2	12,599	37.66%	14	1	9	4
Yield Grade 3	21,021	62.34%	24	1	21	2
Yield Grade 4	0.00%
Yield Grade 5	0.00%

575/Down	0.00%
1000/Up	0.00%

Dark Cutter Ungraded	0.00%

Condemned

NBP MEMBERS/JBS S.A.	MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT H

EMPLOYMENT AGREEMENT

H-1

NBP MEMBERS/JBS S.A.	MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT I

PERMITTED TRANSACTIONS

I-1

APPENDIX B

Christenberry Collet & Company, Inc. Fairness Opinion Letter

City Center Square 1100 Main Street, Suite 1800 Kansas City, Missouri 64105 816-421-0050 • Fax: 816-421-0080

February 29, 2008

The Board of Directors

U.S. Premium Beef, LLC

12200 N. Ambassador Drive

Kansas City, MO 64163

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, of the Consideration (as defined below) to be received by U.S. Premium Beef, LLC (“USPB”) for its ownership interest in National Beef Packing Company, LLC (“NBP”) pursuant to the terms of the Membership Interest Purchase Agreement dated as of February 29, 2008, (the “Agreement”) between USPB, other LLC members of NBP and JBS S.A. (“JBS”).  USPB is the owner of an approximate 58.29% interest in NBP, consisting of 94,680,681 Class A Units and 10,664,475 Class B-1 Units.  Pursuant to the Agreement, at the Closing, JBS will acquire all of UPSB’s Class A Units and all of its Class B-1 Units for consideration of $261,128,788 million in cash and approximately $65,282,197 in registered and freely tradable JBS stock (the “Consideration”).  The number of JBS shares to be issued to USPB will be based on the volume weighted average of the closing per share price of JBS stock at the end of each trading day for JBS stock on the BOVESPA exchange for the 20 most recent trading days prior to the closing adjusted to U.S. dollars by the United States – Brazil currency exchange rate, published by the Central Bank of Brazil on its SISBACEN under PTAX 800.

In connection with our opinion, we have reviewed a draft of the Agreement, participated in discussions with various members of management and representatives of NBP concerning NBP’s historical and current operations, financial condition and prospects and its strategic objectives; reviewed publicly-available historical financial and operating data as well as historical financial and operating data that was furnished to us by NBP relating to its business; reviewed financial and operating forecasts, as well as other reports and information prepared by officers and representatives of NBP relating to its business.  We also reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of NBP and the trading markets for such other companies’ securities; reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry; analyzed the value of projected cash flows of NBP; and have undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

We reviewed and considered certain financial and stock market data relating to JBS and compared that data with similar data for certain other companies, the securities of which are publicly traded.  In our review, we considered the business prospects, finances, capitalization, and historic trading volumes of JBS.  We also met with members of JBS management and discussed with them the prospects for their business, strengths of JBS and the risks associated with ownership of JBS’s stock.  In considering the prospects of JBS, we confirmed with JBS management the reasonableness of third party projections but did not confirm any specific projections or receive any projections from JBS related to this Agreement.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us.  We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of NBP and of JBS that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the financial and operational forecasts made available to us by the management of NBP and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby.  We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions.  In the course of our work, we reviewed a valuation of the equity of NBP, prepared for financial reporting purposes as of August 25, 2007.  However, we have not conducted a physical inspection or appraisal of any of the assets or liabilities of the Company nor have we been furnished with any such evaluation or appraisal.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date.  In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration to be paid to USPB in connection with the Agreement and does not address the underlying business decision to effect the Agreement or any other terms of the Agreement.  We have assumed that obtaining all regulatory and other approvals and third party consents required for the Agreement will not have a material impact on the prospects of JBS.  In addition; we are not expressing any opinion as to the prices at which JBS’s common stock may trade following the date of this opinion.

We were not engaged to negotiate the terms of the Agreement.  We have been engaged by and are being compensated by you to provide you our opinion regarding the fairness, from a financial point of view, of the Consideration to be received by USBP in the Agreement.  Our fee for providing our opinion is payable one-third upon engagement, one-third upon delivery of our opinion, and one-third upon approval of the transaction by the USPB Unit Holders.  Our Opinion has been reviewed and approved for issuance by our firm’s internal Fairness Opinion Committee.  During the past two years, we were engaged by USPB and NBP to serve as their financial advisor in evaluating several projects, one of which, the acquisition of Brawley Beef LLC, resulted in our receiving a transaction fee from NBP.  However, we are not currently engaged by USBP, NBP, or any other party to the transaction except in relation to this opinion, and no future engagements have been discussed or contemplated except for discussions with another NPB unit holder regarding an appraisal of certain of their NPB units in support of a charitable donation.

Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be received by USPB in the Agreement.  We have not reviewed and express no opinion as to the fairness of the consideration to be received by other equity holders of NBP in the Agreement or

2

the fairness of the amount to be received by USPB in relationship to that received by other equity holders of NBP in the Agreement.

Our opinion is rendered to the Board of Directors of USPB in connection with its consideration of the Agreement and does not constitute a recommendation to any unit holder of the Company as to how such unit holder should vote in connection with the Agreement.  Except as may be required by the United States Securities and Exchange Commission, law or a court of competent jurisdiction, this letter may not be disclosed or otherwise referred to without our prior written consent in each instance, provided that we hereby consent to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to the members of USPB.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid in connection with the Agreement is fair, from a financial point of view, to USPB.

Very truly yours,

/s/ Christenberry Collet & Company, Inc.

Christenberry Collet & Company, Inc.

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APPENDIX C

Proposed Amended and Restated Limited Company Agreement

Of National Beef Packing Company, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

NATIONAL BEEF PACKING COMPANY, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of National Beef Packing Company, LLC is entered into as of the              day of                 , 2008 by [to be designated by JBS S.A. at or prior to closing], as its sole member (the “Member”).

The Member has formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”), as amended from time to time (Title 6, Del.  Code § 18-101, et seq.), and hereby agrees as follows:

1.             Name.  The name of the limited liability company is National Beef Packing Company, LLC (the “Company”).

2.             Purpose.  The Company is formed for the sole purpose of, and the nature of the business to be conducted and promoted by the Company is to engage in any and all activities which are consistent with those set forth in the Act.

3.             Formation of the Company.  The Company was formed as the result of a statutory conversion of Farmland National Beef Packing Company, L.P., under Section 18-214 of the Act and Section 17-219 of the Delaware Revised Uniform Limited Partnership Act, as of August 6, 2003.

4.             Registered Office.  The initial registered office of the Company shall be located [                      ].  At any time, the Member may designate another registered office of the Company or may relocate the registered office of the Company.

5.             Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is [                        ].  At any time, the Member may designate another registered agent of the Company.

6.             Member.  The name and the business, residence or mailing address of the Member is as follows:

Name	Address

[to be designated by JBS S.A. at or prior to closing]	[ ]

7.             Powers.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

8.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (a) the written consent of the Member, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.             Capital Contributions.  The initial capital contribution of the Member is reflected on the books and records of the Company.

10.           Additional Contributions.  No Member is required to make any additional capital contribution to the Company.

11.           Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated 100% to the Member.

12.           Distributions.  Distributions shall be made to the Member at the times and in the amounts determined by the Member.  Such distributions shall be allocated 100% to the Member.

13.           Assignments.  The Member may assign, in whole or in part, its limited liability company interest only to family members or to an affiliate.

14.           Resignation.  The Member may not resign from the Company.

15.           Admission of Additional Members.  One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

16.           Liability of Members.  The Member shall not have any liability for the obligations or liabilities of the Company.

17.           Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first set forth above.

MEMBER:

By:
Name:
Title:

APPENDIX D-1

Financial Statement of U.S.Premium Beef, LLC and its subsidiaries for the 52 weeks ended August 25, 2007

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except unit information)

	November 24, 2007	August 25, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,720	$62,869
Accounts receivable, less allowance for returns and doubtful accounts of $4,400 and $4,642, respectively	174,961	189,728
Due from affiliates	4,206	4,609
Other receivables	9,931	8,389
Inventories	189,258	177,244
Other current assets	14,769	14,144
Total current assets	446,845	456,983
Property, plant, and equipment, at cost	383,950	372,404
Less accumulated depreciation	(107,865)	(99,575)
Net property, plant, and equipment	276,085	272,829
Goodwill	80,042	80,042
Other intangible assets, net of accumulated amortization of $7,737 and $7,214, respectively	28,243	28,659
Other assets	9,593	10,104
Total assets	$840,808	$848,617
Liabilities and Capital Shares and Equities
Current liabilities:
Current installments of long-term debt	$4,543	$4,421
Cattle purchases payable	79,604	62,995
Accounts payable - trade	72,822	60,257
Due to affiliates	122	977
Accrued compensation and benefits	15,167	18,785
Accrued insurance	14,873	14,550
Other accrued expenses and liabilities	17,590	11,757
Distributions payable	254	2,708
Total current liabilities	204,975	176,450
Long-term liabilities:
Long-term debt, excluding current installments	427,411	438,544
Other liabilities	2,384	2,559
Total long-term liabilities	429,795	441,103
Total liabilities	634,770	617,553
Minority interest in National Beef Packing Company, LLC and Kansas City Steak Company, LLC	66,315	77,890
Capital shares and equities:
Members, capital, 735,385 Class A units and 735,385 Class B units authorized, issued and outstanding	89,016	102,472
Patronage notices	50,642	50,642
Accumulated other comprehensive income	65	60
Total capital shares and equities	139,723	153,174
Commitments and contingencies	—	—
Total liabilities and capital shares and equities	$840,808	$848,617

See accompanying notes to consolidated financial statements.

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U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Statements of Operations

(in thousands, except per unit data)

	13 weeks ended	13 weeks ended
	November 24, 2007	November 25, 2006
	(unaudited)	(unaudited)

Net sales	$1,398,102	$1,273,025

Costs and expenses:
Cost of sales	1,393,692	1,269,925
Selling, general, and administrative expenses	11,659	10,434
Depreciation and amortization	8,829	7,868
Total costs and expenses	1,414,180	1,288,227

Operating loss	(16,078)	(15,202)

Other income (expense):
Interest income	528	557
Interest expense	(9,220)	(9,349)
Minority owners’ interest in net loss of National Beef Packing Company, LLC	11,390	11,097
Minority owners’ interest in net income of Kansas City Steak Company, LLC	(25)	(52)
Equity in loss of aLF Ventures, LLC	(25)	(29)
Other, net	267	131
Loss before taxes	(13,163)	(12,847)

Income tax expense	(549)	(228)
Net loss	$(13,712)	$(13,075)

Net loss per Class A and Class B linked unit:
Basic	$(18.65)	$(17.78)
Diluted	$(18.65)	$(17.78)

Outstanding weighted-average Class A and Class B linked units:
Basic	735,385	735,505
Diluted	735,385	735,505

See accompanying notes to consolidated financial statements.

2

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(in thousands)

	13 weeks ended	13 weeks ended
	November 24, 2007	November 25, 2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(13,712)	$(13,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,829	7,868
(Gain) losss on disposal of property, plant, and equipment	(2)	27
Minority interest	(11,373)	(11,045)
Changes in assets and liabilities:
Accounts receivable	14,767	9,001
Due from affiliates	403	792
Other receivables	(1,542)	1,321
Inventories	(12,014)	6,298
Other assets	(229)	(1,649)
Cattle purchases payable	6,679	4,604
Accounts payable	2,520	(2,933)
Due to affiliates	(855)	(492)
Accrued compensation and benefits	(3,618)	(13,124)
Accrued insurance	323	109
Other accrued expenses and liabilities	6,124	2,264
Net cash used in operating activities	(3,700)	(10,034)
Cash flows from investing activities:
Capital expenditures, including interest capitalized	(11,558)	(9,931)
Proceeds from sale of property, plant, and equipment	6	55
Net cash used in investing activities	(11,552)	(9,876)
Cash flows from financing activities:
Net (payments) receipts under revolving credit lines	(9,648)	15,536
Payments of term notes payable	(257)	(258)
Repayments of other indebtedness / capital leases	(1,106)	(823)
Change in overdraft balances	19,975	13,184
Distributions to minority interest owners in National Beef Packing Company, LLC	(2,866)	(5,039)
Net cash provided by financing activities	6,098	22,600
Effect of exchange rate changes on cash	5	8
Net (decrease) increase in cash	(9,149)	2,698
Cash and cash equivalents at beginning of the period	62,869	58,434
Cash and cash equivalents at end of the period	$53,720	$61,132
Supplemental cash disclosures:
Cash paid during the period for interest	$5,428	$7,123
Cash paid during the period for taxes, net of refunds	$525	$53
Supplemental non-cash disclosures of investing and financing activities:
Receivable for final Brawley purchase price adjustment	$—	$1,302

See accompanying notes to consolidated financial statements.

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U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) Interim Financial Statement

Basis of Presentation

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information; therefore, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included using management’s best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ materially from these estimates and judgments. For further information, refer to the audited Consolidated Financial Statements and Notes to Consolidated Financial Statements, which are included in the Company’s Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC) for the fiscal year ended August 25, 2007. The results of operations for the interim periods presented are not necessarily indicative of the results for a full fiscal year. Certain prior year amounts have been reclassified in order to conform to the current year presentation, as further discussed in the most recent Annual Report on Form 10-K.

NB Finance Corp., a wholly-owned finance subsidiary of NBP, is a co-issuer on a joint and several basis with NBP of the Senior Notes, which are NBP’s senior unsecured obligations, ranking equal in right of payment with all of its other senior unsecured obligations. NB Finance Corp. has nominal assets and conducts no business or operations. There are no significant restrictions on the ability of subsidiaries to transfer funds to NBP.

(2) New Accounting Pronouncement

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 157 (SFAS 157), Fair Value Measurements. This statement establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS 157 will apply to fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact SFAS 157 may have, if any, on its Consolidated Financial Statements.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. This statement provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 will apply to fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 159 may have, if any, on its Consolidated Financial Statements.

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(3) Inventories

Inventories at November 24, 2007 and August 25, 2007 consisted of the following (in thousands):

	November 24, 2007	August 25, 2007

Dressed and boxed meat products	$155,410	$144,766
Beef by-products	18,584	19,540
Supplies	15,264	12,938
Total inventories	$189,258	$177,244

(4) Comprehensive Loss

Comprehensive loss, which consists of net loss and foreign currency translation adjustments, was as follows for the periods indicated (in thousands):

	13 weeks ended November 24, 2007	13 weeks ended November 25, 2006
Net loss	$(13,712)	$(13,075)
Other comprehensive income: Foreign currency translation adjustments	5	8
Comprehensive loss	$(13,707)	$(13,067)

(5) Minority Interest

At any time after certain dates, the earliest being July 31, 2008, the latest being July 31, 2011, certain members of NBP management and/or NBPCo Holdings, LLC have the right to request that NBP repurchase their interests, the value of which is to be determined by a mutually agreed appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause a sale process to commence. The Company accounts for changes in the redemption value of these interests by accreting the change in value over the current period through the earliest redemption date of the respective interests. At November 24, 2007, the minority interest in National Beef was revalued by an independent appraisal process, and the value was determined to be $66.2 million, which was in excess of its carrying value. Accordingly, the carrying value of the minority interest in National Beef increased by approximately $0.2 million through accretion during the thirteen weeks ended November 24, 2007, resulting in a carrying value of $65.3 million, which is included in the accompanying Consolidated Balance Sheet as of November 24, 2007.

(6) Income Taxes

On August 26, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classifications, interest and penalties, accounting in interim periods, disclosures and transition. As a result of the adoption, tax reserves in the amount of approximately $0.5 million were reversed.

Prior to the adoption of FIN 48, the Company did not recognize accrued interest or penalties on uncertain tax positions. Should the Company be required to accrue interest and penalties in the future, it will likely record the interest accrual to interest expense and record the penalties accrual to selling, general and administrative expense. As of August 26, 2007, the Company did not have any amounts recorded for accrued interest and penalties on uncertain tax positions.

The Company’s subsidiary, National Carriers, Inc. (NCI), has concluded an examination of its U.S. federal income taxes for fiscal year 2005. Based on federal income tax statute of limitations, NCI remains subject to examination of its income taxes for fiscal years 2006 and 2007. USPB does not currently have any ongoing income tax examinations with the Internal Revenue Service or other tax authorities.

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(7) Legal Proceeding

Schumacher v. Tyson Foods, et al. On July 1, 2002, a lawsuit was filed against Farmland National Beef Packing Company, L.P. (FNBPC or the predecessor to NBP), ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleged that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. Plaintiffs also sought recovery against all defendants under a theory of unjust enrichment. The case was certified as a class-action matter in June of 2004. The plaintiffs claimed damages against FNBPC in the amount of approximately $4.5 million plus prejudgment interest, attorneys, fees and court costs. The claim is subject to reduction in an unknown amount by the number of class members who have opted out of the class. Trial began March 31, 2006. On April 13, 2006, the jury returned a verdict in favor of FNBPC but against the other defendants. The other defendants have filed an appeal in the United States Court of Appeals for the Eighth Circuit. The appeal was argued on November 14, 2007. No decision has been made. The plaintiffs did not appeal the verdict for the Company but no final judgment will be entered until after the appeal is decided.

The Company’s wholly owned subsidiary, NCI, has various independent contractor drivers who are involved in accidents from time to time. Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

The Company is also a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

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(8) Earnings Per Unit

Basic earnings per unit (EPU) excludes dilution and is computed by dividing income or loss available to unitholders by the weighted-average number of linked Class A and Class B units outstanding for the period. Class A units and Class B units shall be issued, redeemed, and transferred together on a one for one basis until the Board of Directors determines the extent and conditions under which Class A units and Class B units may be issued, redeemed, and transferred separately.

Diluted EPU reflects the potential dilution that could occur if potential unit purchase rights were exercised or contractual appreciation rights were converted into units. Upon termination of the CEO employment agreement, at the election of the CEO, or upon mutual agreement of the Board of the Company and the CEO, the CEO may purchase up to 20,000 Class A and Class B units, or upon agreement of the CEO and the Board of Directors, the CEO may convert the contractual unit appreciation rights to up to 20,000 Class A and Class B units. The diluted EPU reflects the circumstances of termination of the CEO employment agreement, and the election of CEO or agreement by the Board of the Company and the CEO for the CEO to purchase or convert contractual rights to the maximum 20,000 units at $55 per linked Class A and Class B unit for the periods as provided for in the CEO employment agreement.

The diluted loss per linked unit calculation in the following table excludes the effect of the 20,000 unit purchase rights noted above for the 13 week period ending November 24, 2007 and November 25, 2006, respectively, as the effect of including them would have been anti-dilutive to the loss per linked unit calculation.

Loss Per Linked Unit Calculation

(In thousands, except unit and per unit data)	13 weeks ended November 24, 2007	13 weeks ended November 25, 2006
	(unaudited)	(unaudited)
Basic loss per unit
Loss available to unitholders (numerator)	$(13,712)	$(13,075)

Weighted average outstanding units (denominator)	735,385	735,505

Per unit amount	$(18.65)	$(17.78)

Diluted loss per unit
Loss available to unitholders (numerator)	$(13,712)	$(13,075)

Weighted average outstanding units	735,385	735,505
Effect of dilutive securities - unit options	—	—
Units (demoninator)	735,385	735,505

Per unit amount	$(18.65)	$(17.78)

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APPENDIX D-2

Unaudited Consolidated Financial Statements of U.S. Premium Beef,

LLC and its subsidiaries for the 13 weeks ended November 24, 2007

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
August 25, 2007 and August 26, 2006
(in thousands, except unit information)

	August 25, 2007	August 26, 2006
Assets
Current assets:
Cash and cash equivalents	$62,869	$54,412
Accounts receivable, less allowance for returns and doubtful accounts of $4,642 and $2,412, respectively	189,728	173,233
Due from affiliates	4,609	3,391
Other receivables	8,389	5,943
Inventories	177,244	145,009
Other current assets	14,144	20,171
Total current assets	456,983	402,159
Property, plant, and equipment, at cost	372,404	331,500
Less accumulated depreciation	(99,575)	(69,490)
Net property, plant, and equipment	272,829	262,010
Goodwill	80,042	79,411
Other intangible assets, net of accumulated amortization of $7,214 and $5,276, respectively	28,659	30,562
Other assets	10,104	10,616
Total assets	$848,617	$784,758
Liabilities and Capital Shares and Equities
Current liabilities:
Current installments of long-term debt	$4,421	$3,400
Cattle purchases payable	62,995	58,320
Accounts payable - trade	60,257	54,449
Due to affiliates	977	878
Accrued compensation and benefits	18,785	27,894
Accrued insurance	14,550	17,651
Other accrued expenses and liabilities	11,757	12,086
Distributions payable	2,708	4,880
Total current liabilities	176,450	179,558
Long-term liabilities:
Long-term debt, excluding current installments	438,544	380,496
Other liabilities	2,559	2,961
Total long-term liabilities	441,103	383,457
Total liabilities	617,553	563,015
Minority interest in National Beef Packing Company, LLC and Kansas City Steak Company, LLC	77,890	72,956
Capital shares and equities:
Members’ capital, 735,385 and 735,505 Class A units and 735,385 and 735,505 Class B units authorized, issued and outstanding, respectively	102,472	98,092
Patronage notices	50,642	50,642
Accumulated other comprehensive income	60	53
Total capital shares and equities	153,174	148,787
Commitments and contingencies	—	—
Total liabilities and capital shares and equities	$848,617	$784,758

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per unit data)

	52 weeks ended August 25, 2007	52 weeks ended August 26, 2006	52 weeks ended August 27, 2005
Net sales	$5,578,533	$4,636,030	$4,338,920
Costs and expenses:
Cost of sales	5,443,964	4,503,814	4,229,903
Selling, general, and administrative expenses	46,103	37,624	33,975
Depreciation and amortization	32,451	28,667	24,487
Total costs and expenses	5,522,518	4,570,105	4,288,365
Operating income	56,015	65,925	50,555
Other income (expense):
Interest income	2,097	1,267	734
Interest expense	(39,793)	(32,413)	(29,021)
Minority owners’ interest in net income of
National Beef Packing Company, LLC (net of tax expense of $789 in 2007, $660 in 2006 and $830 in 2005)	(7,817)	(16,632)	(8,535)
Minority owners’ interest in net income of Kansas City Steak Company, LLC	(313)	(160)	(160)
Equity in loss of aLF Ventures, LLC	(102)	(143)	(577)
Interest rate exchange agreement	—	—	105
Other, net	1,498	3,447	(2,412)
Total other expense	(44,430)	(44,634)	(39,866)
Income before taxes	11,585	21,291	10,689
Income tax expense	(1,940)	(1,572)	(2,050)
Net income	$9,645	$19,719	$8,639

Earnings Per Linked Unit:
Basic	$13.11	$28.06	$12.49
Diluted	$12.91	$27.56	$12.25

Outstanding weighted-average Class A and Class B units:
Basic	735,455	702,843	691,845
Diluted	747,067	715,385	705,063

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(in thousands)

	52 weeks ended August 25, 2007	52 weeks ended August 26, 2006	52 weeks ended August 27, 2005
Net income	$9,645	$19,719	$8,639
Other comprehensive income:
Foreign currency translation adjustments	7	18	22
Comprehensive income	$9,652	$19,737	$8,661

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Statements of Capital Shares and Equities
(in thousands)

	Members’ Capital	Common stock	Cooperative members’ contributed capital	Nondelivery fee	Patronage refunds for reinvestment	Patronage notices	Unallocated equity	Accumulated other comprehensive income	Total capital shares and equities
Balance at August 28, 2004	$—	$7	$39,531	$1,330	$50,752	$—	$26,375	$13	$118,008
Foreign currency translation adjustment	—	—	—	—	—	—	—	22	22
Nondelivery fee transferred to current liabilities	—	—	—	(1,330)	—	—	—	—	(1,330)
Conversion from cooperative to LLC	65,913	(7)	(39,531)	—	(50,642)	50,642	(26,375)	—	—
Allocation of net income for the year ended August 27, 2005	8,639	—	—	—	—	—		—	8,639
Partner distributions	(1,209)	—	—	—	—	—	—	—	(1,209)
Patronage refunds payable in cash transferred to current liabilities	—	—	—	—	(110)	—	—	—	(110)
Balance at August 27, 2005	$73,343	$—	$—	$—	$—	$50,642	$—	$35	$124,020
Foreign currency translation adjustment	—	—	—	—	—	—	—	18	18
Equity Issued in Brawley acquisition	7,631	—	—	—	—	—	—	—	7,631
Allocation of net income for the year ended August 26, 2006	19,719	—	—	—	—	—		—	19,719
Adjustment to fair value of minority interest	(1,351)	—	—	—	—	—	—	—	(1,351)
Partner distributions	(1,197)	—	—	—	—	—	—	—	(1,197)
Redemption of Members’ Capital	(53)	—	—	—	—	—	—	—	(53)
Balance at August 26, 2006	$98,092	$—	$—	$—	$—	$50,642	$—	$53	$148,787
Foreign currency translation adjustment	—	—	—	—	—	—	—	7	7
Allocation of net income for the year ended August 25, 2007	9,645	—	—	—	—	—	—	—	9,645
Adjustment to fair value of minority interest	(3,510)	—	—	—	—	—	—	—	(3,510)
Partner distributions	(1,743)	—	—	—	—	—	—	—	(1,743)
Redemption of Members’ Capital	(12)	—	—	—	—	—	—	—	(12)
Balance at August 25, 2007	$102,472	$—	$—	$—	$—	$50,642	$—	$60	$153,174

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	52 weeks ended August 25, 2007	52 weeks ended August 26, 2006	52 weeks ended August 27, 2005
Cash flows from operating activities:
Net income	$9,645	$19,719	$8,639
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	32,451	28,667	24,487
(Gain) loss on disposal of property, plant, and equipment	(369)	(64)	703
Minority interest	7,992	16,656	8,656
Write-off of debt issuance costs	702	527	2,552
Interest rate exchange agreement	—	—	(105)
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	(16,495)	25,652	6,760
Due from affiliates	(1,218)	(412)	(106)
Other receivables	(2,446)	1,007	1,128
Inventories	(32,235)	(53,271)	536
Other assets	6,065	(2,863)	579
Cattle purchases payable	41	3,870	(459)
Accounts payable	661	891	2,527
Due to affiliates	99	(655)	(215)
Accrued compensation and benefits	(9,109)	4,662	1,340
Accrued insurance	(3,101)	(317)	1,625
Other accrued expenses and liabilities	(731)	387	1,200
Net cash (used in) provided by operating activities	(8,048)	44,456	59,847
Cash flows from investing activities:
Capital expenditures, including interest capitalized	(41,765)	(34,494)	(18,208)
Acquisition of businesses, net of cash acquired	(500)	648	—
Proceeds from sale of property, plant, and equipment	802	939	1,528
Change in restricted cash for purchases of capital assets	—	—	4,610
Net cash used in investing activities	(41,463)	(32,907)	(12,070)
Cash flows from financing activities:
Net receipts (payments) under revolving credit lines	19,505	3,863	(27,059)
Repayment of Brawley Beef, LLC debt	—	(52,850)	—
Borrowings under term note payable	40,000	50,000	3,594
Repayments of other indebtedness/capital leases	(2,496)	(1,067)	(428)
Proceeds from sale leaseback	10,474	—	—
Payments of notes payable and fees	(8,414)	(1,029)	(3,374)
Payments of patronage refunds/patronage notices	—	—	(957)
Cash paid for financing costs	(395)	(126)	(1,653)
Change in overdraft balances	9,781	1,763	5,818
Distributions to minority interest owners in National Beef Packing Company, LLC	(8,739)	(7,007)	(7,224)
Partnership distributions and redemptions	(1,755)	(1,250)	(1,210)
Net cash provided by (used in) financing activities	57,961	(7,703)	(32,493)
Effect of exchange rate changes on cash	7	18	22
Net increase in cash	8,457	3,864	15,306
Cash and cash equivalents at beginning of period	54,412	50,548	35,242
Cash and cash equivalents at end of period	$62,869	$54,412	$50,548
Supplemental cash disclosures:
Cash paid during the period for interest	$40,293	$29,559	$25,687
Cash paid during the period for taxes, net of refunds	$758	$176	$2,545
Supplemental noncash disclosures of investing and financing activities:
Assets acquired through capital lease	$49	$8,697	$—
Issuance of equity for the acquisition of Brawley Beef, LLC	$—	$7,631	$—

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)      Description of Business

U.S. Premium Beef (USPB) was formed as a closed marketing cooperative on July 1, 1996, and was then known as U.S. Premium Beef, Ltd. Its mission is to increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated producer-owned beef processing system that is a global supplier of high quality, value-added beef products responsive to consumer desires.

On December 1, 1997, USPB became operational by acquiring 25.4966% of Farmland National Beef Packing Co., L.P. (FNB), a partnership owned by USPB and Farmland Industries, Inc. (Farmland). USPB acquired an additional 3.29% partnership interest in February 1998, bringing its ownership to 28.7866% of FNB. Farmland then owned the remaining 71.2134%.

On May 31, 2002, Farmland and four of its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. FNB was not a party of these filings. Provisions of FNB’s Operating Agreement and its financing agreement restricted partners’ access to FNB’s assets. In the fourth quarter of fiscal year 2003, USPB acquired a controlling interest in the former FNB, now National Beef Packing Company, LLC (NBP).

On August 18, 2004, the shareholders of U.S. Premium Beef, Ltd. approved the merger of the cooperative into a wholly-owned subsidiary, U.S. Premium Beef, Inc., a Delaware corporation. The merger was effective on August 29, 2004. The Delaware Corporation then, in a statutory conversion authorized under Delaware law, converted into a Delaware limited liability company (see Note 11). Following the effective date of the merger and the statutory conversion, the business of the cooperative continues in the limited liability company form of business organization.

NBP sells its meat products to customers in the foodservice, international, further processor, and retail distribution channels. NBP also produces and sells by-products that are derived from its meat processing operations and variety meats to customers in various industries.

NBP operates beef slaughter and fabrication facilities in Liberal and Dodge City, Kansas and Brawley, California, case-ready beef processing facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia, and holds a 75% interest in Kansas City Steak Company, LLC, a portion control processing facility in Kansas City, Kansas. NBP’s wholly-owned subsidiary, National Carriers, Inc., located in Liberal, Kansas, provides trucking services to NBP and third parties.

In connection with its initial acquisition of its interest in FNB, USPB owns the right and is subject to the obligation to deliver cattle annually to NBP relative to: (i) USPB’s ownership in NBP and (ii) the number of cattle processed annually by NBP. This agreement remains in effect with NBP. The price received for cattle is based upon pricing grids determined by USPB and NBP, which reflect current market conditions. The Cattle Purchase Agreement is effective as long as USPB is a partner in NBP. Cattle delivered by USPB, which approximated 17% of NBP’s total cattle processed in fiscal year 2007, are processed in NBP’s three processing facilities.

USPB acquires all its cattle requirements from its unitholders and associates. Unitholders enter into Uniform Cattle Delivery and Marketing Agreements and are obligated to deliver a designated number of cattle to USPB during specified delivery periods, as defined. The original agreements were for a term of ten years; the renewal agreements carry a term of five years and have an evergreen renewal provision. Both agreements provide for minimum quality standards, delivery variances, and termination provisions, as defined.

Cattle acquired from unitholders pursuant to the Uniform Cattle Delivery and Marketing Agreements are delivered to NBP pursuant to the Cattle Purchase Agreement. Both agreements remain in effect under the new LLC structure.

USPB, NBPCo Holdings, LLC (NBPCo Holdings), and management of NBP each hold Class A and Class B interests in NBP. In addition, members of management of NBP will be issued a

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

fixed number of additional Class A and Class C interests in NBP in lieu of cash payments owed under existing employment arrangements as noted below.

Capital Structure of NBP

Class A Interests – Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable not later than 30 days after the close of NBP’s tax year quarters in cash to the extent permitted by NBP’s senior lenders and the indenture governing the Senior Notes. The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

Class B Interests – Class B interests, together with the Class C interests described below, are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss earned or incurred by NBP after allocation of income attributable to the Class A priority distribution. In addition, the holders of Class B interests are entitled to receive quarterly distributions to make tax payments, which consist of 48% of NBP’s remaining taxable net income after the Class A priority distributions are made. Certain of the Class B interests (B-2 interests) issued to management of NBP are in the form of “profits interests” issued in exchange for services previously rendered. The B-2 interests have rights in liquidation only to the extent of their profits interest. The voting power of the members (voting either directly or by action of the board of managers designated by the members) is determined based upon the number of Class B interests held.

Class C Interests – Rights to Class C interests are held only by owners of Class B-2 interests. Class B-2 and Class C interests, collectively, have equal value and rights as Class B-1 interests. The face amount of the Class C interests will be distributed out of the assets available for distribution upon liquidation on a parity basis with the Class B interests after payment of the Class A face amount together with all unpaid Class A priority distributions.

USPB holds approximately 54.8% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $94.7 million; NBPCo Holdings owns approximately 19.5% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $31.5 million; and members of management of NBP own approximately 25.7% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $1.5 million. After the earlier of the occurrence of a specified major liquidity transaction, change of control or August 2008, certain members of management of NBP will be issued a fixed number of additional Class A interests with an aggregate face amount of approximately $9.1 million and Class C interests with an aggregate face amount of approximately $0.9 million in lieu of cash payments owed under existing employment arrangements pursuant to deferred compensation agreements. These amounts were previously expensed as compensation expense.

Minority Interest represents Class A, B, and C interests held by management of NBP and NBPCo Holdings, which include repurchase rights of the holders (see Note 12).

(2)                   Basis of Presentation and Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of USPB and its majority owned subsidiary, NBP, and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Fiscal Year

The Company’s fiscal year ends on the last Saturday in August. Fiscal years 2007, 2006, and 2005 consisted of fifty-two week fiscal years. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, using management’s best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ materially from these estimates and judgments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of August 25, 2007, the Company had cash and cash equivalents of $62.9 million. As of August 26, 2006, the Company had cash and cash equivalents of $54.4 million. As detailed below under Reclassifications, the Company included certain restricted cash in Other assets. The Company also included $7.4 million of cash restricted to support a workers compensation letter of credit related to the Brawley acquisition in Other current assets at August 26, 2006.

Allowance for Returns and Doubtful Accounts

The allowance for returns and doubtful accounts is NBP’s best estimate of the amount of probable returns and credit losses in NBP’s existing accounts receivable. NBP determines these allowances based on historical experience, customer conditions and management’s judgments. NBP considers factors such as changes in the economy and industry. Specific accounts are reviewed individually for collectibility. As of August 25, 2007, the allowance for returns and doubtful accounts balance of $4.6 million included a $1.9 million reserve, recorded during the fourth quarter of fiscal year 2007, related to damaged goods for which settlement has not yet been finalized.

Inventories

Inventories consist primarily of meat products and supplies. Product inventories are stated at the lower of cost or market. The cost of inventories of the beef-packing operation, except supply inventories, is determined using the first-in, first-out (FIFO) method or market. The cost of all other inventories is determined using FIFO, specific, or average cost methods. The components of inventories are as follows (amounts in thousands):

	August 25, 2007	August 26, 2006
Product inventories
Dressed and boxed meat products	$144,766	$117,712
Beef by-products	19,540	15,180
Supplies	12,938	12,117
	$177,244	$145,009

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Property, plant, and equipment are depreciated principally on a straight-line basis over the estimated useful life (based upon original acquisition date) of the individual asset by major asset class as follows:

Buildings and improvements	15 to 25 years
Machinery and equipment	2 to 8 years
Trailers and automotive equipment	2 to 4 years
Furniture and fixtures	3 to 5 years

Upon disposition of these assets, any resulting gain or loss is included in Other, net. Major repairs and maintenance costs that extend the useful life of the related assets are capitalized. Normal repairs and maintenance costs are charged to operations.

The Company capitalizes the cost of interest on borrowed funds, which are used to finance the construction of certain property, plant, and equipment. Such capitalized interest costs are charged to the property, plant, and equipment accounts and are amortized through depreciation charges over the estimated useful lives of the assets. Interest capitalized was $0.1 million, $0.1 million, and less than $0.1 million for the fiscal years ended August 25, 2007, August 26, 2006 and August 27, 2005, respectively.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is assessed based on estimated undiscounted future cash flows. Impairment, if any, is recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell, and are no longer depreciated.

A summary of cost and accumulated depreciation for property, plant, and equipment as of August 25, 2007 and August 26, 2006 follows (dollars in thousands):

	August 25,	August 26,
	2007	2006
Land and improvements	$16,889	$17,018
Building and improvements	90,648	85,522
Machinery and equipment	222,223	195,286
Furniture and fixtures	4,812	4,477
Trailers and automotive equipment	1,428	1,346
Construction in process	36,404	27,851
Total property, plant, and equipment, at cost	372,404	331,500
Accumulated depreciation	(99,575)	(69,490)
Property, plant, and equipment, net	$272,829	$262,010

Debt Issuance Costs

Costs related to the issuance of debt are capitalized and amortized to interest expense using the straight line method, which approximates the effective interest method, over the period the debt is outstanding. Effective December 30, 2004, NBP amended and restated its senior credit facility with a consortium of banks for the fourth time, additionally capitalizing $1.7 million in debt issuance costs. This amendment and restatement is within the scope of the Emerging Issues Task Force (EITF) 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, as well as EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements. In accordance with that guidance, a portion of the unamortized loan costs of approximately $2.6 million from the previous credit facility as well as additional finance and legal charges associated with the new amended and restated credit facility of approximately $0.6 million were expensed in other, net in the statement of operations during the fiscal year ended August 27, 2005.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Effective June 1, 2006, NBP amended and restated its fifth senior credit facility with a consortium of banks, additionally capitalizing $1.6 million in debt issuance costs. This amendment and restatement is also within the scope of EITF 96-19, Debtor’s Accounting for a Modification or Exchange ofDebt Instruments, as well as EITF 98-14, Debtor’s Accounting for Changes in Line-ofCredit or Revolving-Debt Arrangements. In accordance with that guidance, a portion of the unamortized loan costs of approximately $0.5 million from the fourth credit facility as well as additional finance and legal charges associated with the new fifth amended and restated credit facility of approximately $0.1 million were expensed in other, net in the statement of operations during the fiscal year ended August 26, 2006. On March 21, 2007, NBP amended its credit facility to increase the available credit under the facility by $50.0 million. The term loan was increased by $40.0 million and the line of credit was increased by $10.0 million. Additional finance and legal charges associated with the restated credit facility of less than $0.1 million were expensed in other, net in the statement of operations during the fiscal year ended August 25, 2007.

Effective July 25, 2007, NBP amended and restated its sixth senior credit facility with a consortium of banks, additionally capitalizing $0.4 million in debt issuance costs. This sixth amendment and restatement is within the scope of the Emerging Issues Task Force (EITF) 96-19, Debtor’s Accounting for a Modification or Exchange ofDebt Instruments, as well as EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements. In accordance with that guidance, a portion of the unamortized loan costs of approximately $0.7 million from the previous amended and restated credit facility as well as additional finance and legal charges associated with the new amended and restated credit facility of less than $0.1 million were expensed in other, net in the statement of operations during the fiscal year ended August 25, 2007. The remaining costs are being amortized over the life of the related debt instruments. Amortization of $1.0 million, $1.1 million and $1.2 million was charged to interest expense during the fiscal years ended August 25, 2007, August 26, 2006 and August 27, 2005, respectively, related to these costs. The Company had unamortized costs of $5.6 million and $7.0 million for the fiscal years ended August 25, 2007 and August 26, 2006, respectively.

Goodwill and Other Intangible Assets

Statement of Financial Accounting Standard No. 142 (SFAS 142), Goodwill and Other Intangible Assets, provides that goodwill and other intangible assets with indefinite lives shall not be amortized but shall be tested for impairment on an annual basis. Identifiable intangible assets with definite lives are amortized over their estimated useful lives. NBP evaluates goodwill and other indefinite life intangible assets annually for impairment and, if there is impairment, the carrying amount of goodwill and other intangible assets is written down to the implied fair value. For goodwill, this test involves comparing the fair value of each reporting unit to the unit’s book value to determine if any impairment exists. NBP calculates the fair value of each reporting unit using estimates of future cash flows. In connection with the acquisition of Vintage Foods, L.P. during the fourth quarter of fiscal year 2006 and subsequent adjustments, NBP recognized excess cost over the fair value of the net tangible and identifiable intangible assets acquired, and recorded an excess of $1.2 million as goodwill. In accordance with SFAS 142, goodwill was tested for impairment and, as of August 25, 2007, management determined there was no impairment.

The amounts of goodwill are as follows (amounts in thousands)

	August 25,	August 26,
	2007	2006
Beginning balance	$79,411	$78,858
Goodwill from acquisitions during the year	—	553
Adjustment of goodwill from prior year acquisition	631	—
Ending balance	$80,042	$79,411

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The amounts of other intangibles assets are as follows (amounts in thousands)

		August 25, 2007		August 26, 2006
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization
Customer Relationships	8.3 years	$15,435	$7,214	$15,400	$5,276
Intangible assets not subject to amortization
Trademarks	indefinite	20,438	—	20,438	—
Total intangible assests		$35,873	$7,214	$35,838	$5,276

Customer relationships, including contractual and noncontractual relationships, are being amortized using the straight-line method over their useful lives which range from four to 15 years. Trademarks are not scheduled for amortization due to their expected indefinite useful life. In accordance with SFAS 142, these trademarks were tested for impairment and, as of August 25, 2007, management determined there was no impairment.

For the fiscal years ended August 25, 2007, August 26, 2006, and August 27, 2005, NBP recognized $1.9 million, $1.9 million, and $1.6 million, respectively, of amortization expense on intangible assets. The following table reflects the anticipated amortization expense relative to intangible assets recognized in NBP’s consolidated balance sheet as of August 25, 2007, for each of the next five years and thereafter:

(amounts in thousands)
2008 (1)	$2,132
2009	2,092
2010	1,951
2011	258
2012	256
Thereafter	$1,532

(1) FYE 2008 consists of 53 weeks.

Overdraft Balances

The majority of the Company’s bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in the trade accounts payable and cattle purchases payable balances, and the change in the related balances is reflected in financing activities on the consolidated statement of cash flows. Overdraft balances of $73.7 million and $63.9 million were included in trade accounts and cattle purchases payables at August 25, 2007 and August 26, 2006, respectively.

Self-Insurance

NBP is self-insured for certain losses relating to worker’s compensation, automobile liability, general liability, and employee medical and dental benefits. NBP has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insured losses are accrued based upon NBP’s estimates of the aggregate uninsured claims incurred using actuarial assumptions accepted in the insurance industry and NBP’s historical experience rates.

Environmental Expenditures and Remediation Liabilities

Environmental expenditures that relate to current or future operations and which improve operational capabilities are capitalized at the time of expenditure. Expenditures that relate to an

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

existing or prior condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

Foreign Currency Translation

NBP has representative offices located in Tokyo, Japan, Seoul, South Korea and Beijing, China. The primary activity of these offices is to assist customers with product and order related issues. For foreign operations, the local currency is the functional currency. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the period. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

Income Taxes

Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives and applies both to cooperatives exempt from tax under Section 521 of the Internal Revenue Code and to nonexempt cooperatives. Prior to August 29, 2004, the Company operated as an exempt cooperative. As an exempt cooperative, it was not taxed on amounts of patronage and nonpatronage source income withheld from its patrons in the form of qualified per-unit retains or on amounts distributed to its patrons in the form of Qualified Written Notices of Allocation. Such amounts were instead taxed directly to the patrons. If the Company had not been an exempt cooperative prior to August 29, 2004 and was also not entitled to be taxed under Subchapter T, its income would have been taxed to the Company similar to a corporation and the patrons would have been taxed when and if dividends are distributed. The characterization of income as patronage or non-patronage source income is subject to challenge by the Internal Revenue Service. Under Subchapter T, non-patronage source income, if deemed more than incidental, is subject to tax at the entity level instead of passed through to the patrons in the form of a patronage dividend. Notwithstanding the acquisition of a controlling interest in NBP on August 6, 2003, management continues to believe that it was an exempt cooperative under Section 521 of the Internal Revenue Code prior to August 29, 2004. In addition, even if the Company was not an exempt cooperative prior to August 29, 2004, management continues to believe that its non-patronage source income, if any, was incidental and would vigorously defend any such challenge by the Internal Revenue Service. However, USPB recognized tax expense in its fiscal year 2004 consolidated financial statements on a portion of its earnings for periods from August 6, 2003 to August 29, 2004 (date of conversion to an LLC) to provide for such potential recharacterization of income from patronage- source to non-patronage source, which may be asserted by the Internal Revenue Service.

Effective August 29, 2004, the Company converted to an LLC, and under this structure, taxes are not provided at the Company level because the results of operations are included in the taxable income of the individual members.

The provision for income taxes for NBP is computed on a separate legal entity basis. Accordingly, NBP does not provide for income taxes as the results of operations are included in the taxable income of the individual members. However, to the extent that subsidiary entities provide for income taxes, deferred tax assets and liabilities are recognized based on the difference between the final statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse, and thus included in the consolidated financial statements of NBP.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term trade receivables and payables, approximate their fair values due to the short-term nature of the instruments. At August 25, 2007, the Senior Notes had a carrying value of $160.0 million and a fair value of $164.4 million, based on a calculation using a weekly High Yield

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Market report prepared by Deutsche Bank. The carrying value of other debt also approximates its fair value at August 25, 2007, as substantially all such debt has a variable interest rate.

Revenue Recognition

NBP recognizes revenue from the sale of products upon delivery to customers. National Carriers, Inc. recognizes revenue when shipments are complete.

Selling, General, and Administrative

Selling expenses consist primarily of salaries, unit option expense, trade promotions, advertising, commissions and other marketing costs. General and administrative costs consist primarily of general management, insurance and professional expenses. Selling, general, and administrative costs consist of aggregated expenses for USPB and NBP.

Shipping Costs

Pass-through finished goods delivery costs reimbursed by customers are reported in sales, while an offsetting expense is included in cost of sales.

Advertising and Promotion Expenses

Advertising and promotion expenses are charged to operations in the period incurred and were $3.3 million in fiscal year 2007, $3.0 million in fiscal year 2006, and $2.5 million in fiscal year 2005.

Comprehensive Income

Comprehensive income consists of net income, foreign currency translation adjustments, and unrealized gains or losses on interest rate exchange agreements accounted for as cash flow hedges. NBP deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars.

Derivatives and Hedging Activities

NBP uses futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at prices determined prior to the delivery of the cattle as well as firm commitments to sell certain beef products at sales prices determined prior to shipment. In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, NBP accounts for futures contracts and their related firm purchase commitments at fair value. Certain firm commitments for live cattle purchases and all firm commitments for boxed beef sales are treated as “normal purchases and sales” and not marked to market. SFAS No. 133 imposes extensive recordkeeping requirements in order to treat a derivative financial instrument as a hedge for accounting purposes. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in fair value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net effect on earnings until the hedged transaction affects earnings. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net earnings.

While management believes each of these instruments help mitigate various market risks, they are not designated and accounted for as hedges under SFAS 133 as a result of the extensive recordkeeping requirements of this statement. Accordingly, the gains and losses associated with the change in fair value of the instrument and the offsetting gains and losses associated with changes in the market value of certain of the firm purchase commitments related to the futures contracts are recorded to income and expense in the period of change.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The fair value of derivative assets is recognized within other current assets, while the fair value of derivative liabilities is recognized within accrued liabilities. The net fair value of derivatives recognized within other current assets and other accrued liabilities at August 25, 2007 and August 26, 2006 is not significant.

Reclassifications

Certain prior year amounts have been reclassified to conform to fiscal year 2007 presentations. Included in Other Assets at August 25, 2007, August 26, 2006, August 27, 2005, and August 28, 2004 was $4.2 million, 4.0 million, $3.9 million, and $8.3 million, respectively, of cash restricted to Industrial Revenue Bond (IRB) approved expenditures. The cash restricted to the IRB expenditures was previously classified as cash and cash equivalents and has been reclassified to other assets on the consolidated balance sheets and on the consolidated statements of cash flows. There was no impact on net income; however, net cash provided by operating activities decreased by $0.1 million for both fiscal years 2006 and 2005, and net cash used in investing activities decreased by $4.6 million for fiscal year 2005 on the consolidated statements of cash flows, as a result of the reclassifications.

Earnings Per Unit

Prior to the conversion from a cooperative to an LLC, per share data had been omitted because, under the cooperative structure, earnings of the Company were distributed as patronage dividends to members and associate members, those who leased delivery rights from shareholders, based on the level of business conducted with the Company as opposed to a common shareholder’s proportionate share of underlying equity in the Company. Under the LLC structure, earnings of the Company are to be distributed to unitholders based on their proportionate share of underlying equity, and, as a result, earnings per unit (EPU) has been presented in the accompanying Consolidated Statement of Operations and in the table that follows.

Basic EPU excludes dilution and is computed by dividing income available to unitholders by the weighted-average number of linked Class A and Class B units outstanding for the period. Class A units and Class B units shall be issued, redeemed, and transferred together on a one for one basis until the board of directors determines the extent and conditions under which Class A units and Class B units may be issued, redeemed, and transferred separately.

Diluted EPU reflects the potential dilution that could occur if potential unit purchase rights were exercised or contractual appreciation rights were converted into units. Upon termination of the CEO employment agreement, at the election of the CEO, or upon mutual agreement of the Board of the Company and the CEO, the CEO may purchase up to 20,000 Class A and Class B units, or upon agreement of the CEO and the Board of the Company, the CEO may convert the contractual unit appreciation rights to up to 20,000 Class A and Class B units. The diluted EPU reflects the circumstances of termination of the CEO employment agreement, and the election of CEO or agreement by the Board of the Company and the CEO for the CEO to purchase or convert contractual rights to the maximum 20,000 units at $55 per unit for the periods as provided in the CEO employment agreement.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Earnings Per Linked Unit Calculation

	52 weeks ended
	August 25, 2007	August 26, 2006	August 27, 2005
(In thousands, except unit and per unit data)

Basic earnings per unit:
Income available to unitholders (numerator)	$9,645	$19,719	$8,639
Weighted average outstanding units (denominator)	735,455	702,843	691,845
Per unit amount	$13.11	$28.06	$12.49

Diluted earnings per unit:
Income available to unitholders (numerator)	$9,645	$19,719	$8,639
Weighted average outstanding units	735,455	702,843	691,845
Effect of dilutive securities - unit options	11,612	12,542	13,218
Units (denominator)	747,067	715,385	705,063

Per unit amount	$12.91	$27.56	$12.25

(3)      New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, to address uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 will apply to fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of fiscal year 2008. We have evaluated the impact it will have on our consolidated financial statements and expect that it will not be material. As a result of the adoption, tax reserves in the amount of approximately $0.5 million are expected to be reversed ((for further information, see Note 9 Income Taxes to our consolidated financial statements included in Item 8 of this report).

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. Traditionally there have been two widely recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron- curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements. The iron-curtain method focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. In SAB 108, the SEC staff established an approach that is commonly referred to as a “dual approach” as the SEC now requires quantification of errors under both the iron-curtain and the roll-over methods. SAB 108 was adopted by the Company during the first quarter of fiscal year 2007. The adoption of SAB 108 did not have any effect on the Company’s financial position, net earnings or prior year financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157 (SFAS 157), Fair Value Measurements. This statement establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” SFAS 157 will apply to fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact SFAS 157 may have, if any, on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standard No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. This statement provides companies with an option to report selected financial assets and liabilities at fair value.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

SFAS 159 will apply to fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS 159 may have, if any, on its Consolidated Financial Statements.

(4)           Acquisitions

On May 19, 2006, USPB’s majority owned subsidiary, NBP, entered into a Contribution Agreement (Agreement) with Brawley Beef, LLC (Brawley Beef) and National Beef California, LP (NBC). NBC is a newly formed limited partnership, formed for the purpose of acquiring substantially all of the assets of Brawley Beef, with National Carriers, a wholly-owned subsidiary of NBP, acting as its general partner. Brawley Beef was an alliance of cattle producers in Arizona and California who supplied the beef processing facility in Brawley, California. The facility commenced operations in December 2001.

Pursuant to the terms of the Agreement, Brawley Beef contributed substantially all of its assets to NBC in exchange for limited partnership units of NBC, and NBC assumed approximately $74.7 million of Brawley Beef’s debt and current liabilities. Brawley Beef then exchanged all of its NBC units with USPB for 44,160 new Class A and 44,160 new Class B units at an aggregate fair value of approximately $7.6 million. Under a separate unit exchange agreement between USPB and NBP, USPB then exchanged these units of NBC with NBP for 5,899,297 Class A nonvoting units, at a price per unit of $1.00, and 664,475 Class B-1 voting units, at an approximate price per unit of $2.61, or an aggregate value of approximately $7.6 million. As a result, USPB’s ownership interest in the Company’s Class B voting units increased to 54.76%. The acquisition was accounted for using the purchase method.

Adjustments reducing the purchase price by $1.3 million were made during the first quarter of fiscal year 2007 based on changes in the working capital and debt of Brawley Beef determined as of the closing date. The effective date for this acquisition was May 30, 2006.

Concurrently with the transfer of assets, Brawley Beef entered into long-term cattle supply agreements with both NBC and USPB under which Brawley Beef committed to supply approximately 275,000 head of cattle to NBC’s Brawley facility, annually.

Under the terms of the Agreement, Brawley Beef makes customary covenants, representations and warranties and agreed to indemnify NBC, NBP and USPB for breaches of these representations and warranties. Brawley Beef can satisfy these indemnification obligations over a three-year period with a combination of cash, deductions from payments under certain cattle contracts or surrender of its Class A and Class B USPB units at $165 per unit. In addition, Brawley Beef pledged its USPB units to NBC to secure its obligations under the Agreement. Brawley Beef’s obligations under the Agreement and cattle supply agreements are also supported by limited guaranties from its members. In connection with acquisition of Brawley Beef, LLC, during fiscal year 2006, intangible assets associated with customer relationships were identified and valued by an independent third party at approximately $2.4 million at acquisition and will be amortized on a straight-line basis over 15 years.

NBP acquired Vintage Foods, L.P., including the VintageTM Natural Beef brand, during fiscal year 2006 for $1.5 million. The Vintage brand is marketed as natural beef that is antibiotic- and hormone-free from cattle that are 20 months of age and younger. In connection with this acquisition, NBP recognized excess cost over the fair value of the net tangible and identifiable intangible assets acquired, and recorded this excess of $0.6 million as goodwill and $0.1 million of intangible assets. Also in connection with the Vintage acquisition, if certain future net sales margin target levels are achieved, potential additional consideration will be payable, up to the maximum amounts of $0.5 million, $0.6 million and $0.6 million, respectively, for the fiscal years 2007, 2008 and 2009. During the fourth quarter of fiscal year 2007, $0.5 million was paid based on the net sales margin target level being achieved and the transaction was recorded as additional goodwill.

In connection with acquisitions of Vintage Foods, L.P. and Rains Agency, a transportation company acquired for $0.6 million by National Carriers, Inc. during fiscal year 2006, intangible

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

assets were identified from each acquisition and separately valued by an independent third party. As a result of these valuations, intangible assets of approximately $1.7 million associated with customer relationships were recorded and are being amortized on a straight-line basis over a range of four to 12 years. Also in connection with the Rains acquisition, if certain future contingent objectives are achieved, potential additional consideration will be payable in amounts of approximately $0.1 million for the fiscal year 2008. During fiscal year 2007, $0.3 million was paid based on the achievement of certain objectives and was recorded as an intangible asset.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Brawley acquisition after allocating negative goodwill of approximately $36.6 million to property, plant and equipment and intangible assets. The net assets acquired include an additional approximate $0.9 million incurred by NBP associated with costs from third parties attributable to the acquisition

(in millions)
Current assets	$46.3
Property, plant, and equipment	34.5
Intangibles	2.4
Total assets acquired	83.2

Current liabilities, including current maturities	(13.4)
Long-term debt	(61.3)
Total liabilities assumed	(74.7)

Net assets acquired	$8.5

Had the acquisition of Brawley Beef occurred at the beginning of fiscal year 2005, unaudited pro forma revenue and earnings would have been $5.0 billion and $9.9 million, respectively, for fiscal year 2006 and $4.8 billion and $1.1 million, respectively, for fiscal year 2005.

(5)           Long-Term Debt and Loan Agreements

The Company entered into various debt agreements to finance the Acquisition described in Note 1 and to provide liquidity to operate the business on a going forward basis. As of August 25, 2007 and August 26, 2006, debt consisted of the following (dollars in thousands):

	August 25, 2007	August 26, 2006
Short-term debt:
Current portion of long-term debt (term loan)(a)	$1,030	$1,030
Current portion of long-term debt (term loan)(b)	—	—
Current portion of capital lease obligations(e)	3,391	2,370
	$4,421	$3,400
Long-term debt:
Term loan facility, net of current portion(a)	$3,089	$4,119
Term loan facility, net of current portion(b)	202,616	170,000
Senior Notes(c)	160,000	160,000
Industrial Development Revenue Bonds(d)	20,665	20,665
Revolving credit facility(b)	38,368	18,864
Long-term capital lease obligations and other(e)	13,806	6,848
	$438,544	$380,496
Total debt	$442,965	$383,896

(a)  CoBank Term Debt

Effective June 1, 2006, and related to the purchase of the assets of Brawley Beef, USPB amended the CoBank term debt agreement to facilitate USPB’s acquisition of additional membership units in NBP. USPB contributed partnership units in NBC, which

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

were acquired from Brawley Beef, LLC, to NBP in exchange for an additional (i) 5,899,297 Class A units and (ii) 664,475 Class B-1 units in NBP. The amendment also modifies the term “Collateral” to not include the partnership units in NBP and exempts USPB from being required to grant CoBank a security interest in the NBC partnership units. The amendment also permits USPB to have up to a one-hundred percent (100%) interest in NBP and to acquire the NBC partnership units and additional units in NBP.

Effective July 19, 2006, USPB amended the CoBank term debt agreement to cause distributions that are made in excess of the amount allowed (Excess Distribution) to be deducted from the amount which could otherwise be distributed to its members for the subsequent periods until the Excess Distribution has been fully deducted.

The debt agreement with CoBank contains certain covenants which require, among other things: reporting requirements, a minimum working capital reserve, a minimum debt service coverage ratio, a minimum net worth, restrictions on transactions with related parties and restrictions on dividend payments. The Company was in compliance with all CoBank debt covenants as of August 25, 2007. The debt is secured by USPB’s interest in NBP.

The Company’s rate margin, which is adjusted annually, is determined pursuant to a table based on the NBP leverage ratio, as of the end of each fiscal year of NBP. Based on the table, the rate margin was 2.50% at August 25, 2007, August 26, 2006 and August 27, 2005. CoBank term debt is payable in equal quarterly installments with final payment due in July 2011, bearing interest at the LIBOR index plus a rate margin based on an NBP leverage ratio, adjusted quarterly (7.86% at August 25, 2007, 8.01% at August 26, 2006, and 6.01% at August 27, 2005).

(b)  Senior Credit Facilities

Effective July 25, 2007, the Company amended and restated its existing senior credit facility with a consortium of banks. The facility now consists of a $202.6 million term loan that matures in May 2016 and a $200.0 million revolving line of credit loan that matures in July 2012 that is subject to certain borrowing base limitations. A non-use fee is payable quarterly on the daily average unused amount of the revolving credit facility.

Borrowings under the facility bear interest at LIBOR or the Base Rate, plus the applicable margin. The applicable margin for the revolving line of credit will be based on borrowing base availability with grids greater than $150.0 million, $50.0 to $150.0 million and less than $50.0 million as depicted in the table below:

Borrowing Base Availability Level	Average Amount of Borrowing Base Availability	LIBOR Rate Line of Credit Loan	LC Fees	Non-Use Fee
Level 1	Greater than or equal to $150.million	1.25%	1.25%	0.375%
Level 2	Less than $150.0 million, but greater than or equal to$50.0 million	1.50%	1.50%	0.250%
Level 3	Less than $50.0 million	1.75%	1.75%	0.250%

As of August 25, 2007 and August 26, 2006, the interest rate for the revolving loan was equal to 6.95% and 8.75%, respectively.

The applicable margin for the Company’s term loan was also revised to a grid basis with different margins for Funded Debt to EBITDA Ratios greater than 3.50 to 1.00 and less than 3.50 to 1.00 as depicted in the table below:

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Financial Performance Level	Funded Debt to EBITDA Ratio	Base Rate Advance on Term Loan	LIBOR Rate Term Loan

Level 1	Greater than or equal to 3.50 to 1.00	0.25%	2.00%

Level 2	Less than 3.50 to 1.00	0.00%	1.75%

As of August 25, 2007 and August 26, 2006, the interest rate for the term loan was equal to 7.32% and 8.0625%, respectively.

Availability under the revolving credit facility is subject to a borrowing base. The borrowing base is based on NBP’s and certain of its domestic wholly-owned subsidiaries’ assets. The borrowing base consists of percentages of NBP’s eligible accounts receivable, inventory and supplies less certain eligibility and availability reserves. NBP is required to report the borrowing base on a monthly basis and, as a result, the availability under the senior credit facilities is subject to change. At August 25, 2007, NBP’s amended and restated credit facility consisted of a $202.6 million term loan, all of which was outstanding, and a $200.0 million revolving line of credit loan, which had outstanding borrowings of $38.4 million, outstanding letters of credit of $52.4 million and available borrowings of $109.2 million based on the most restrictive financial covenant calculations.

The revolving line of credit and the term loan will have no financial covenants unless the borrowing base availability is less than $50.0 million for five consecutive business days or less than $35.0 million on any single business day during any fiscal quarter. If the borrowing base availability falls below these amounts, a fixed charge ratio of 1:15 to 1:00 must be maintained at the end of each subsequent fiscal quarter until the borrowing base availability has been greater than or equal to $50.0 million for 90 consecutive days. The advance rates under the borrowing base at August 25, 2007 are 90% on eligible accounts and 70% on eligible inventory. As of August 25, 2007, the Company had met the borrowing base availability requirements under its senior credit facilities and was not subject to any financial covenants.

The borrowings under the revolving loan are available for the Company’s working capital requirements, capital expenditures and other general corporate purposes. The amended and restated credit facility is secured by a first priority lien on substantially all of the Company’s assets. The principal amount outstanding under the term loan is partially due and payable in equal installments of approximately $3.5 million on the last business day of each June and December commencing on June 30, 2011. All remaining outstanding amounts of the term loan are due and payable on May 30, 2016. Prepayment is allowed at any time.

The amended and restated credit facility contains customary affirmative covenants, including, without limitation, conduct of business, the maintenance of insurance, compliance with laws, maintenance of properties, keeping of books and records, and the furnishing of financial statements. The facility also contains customary negative covenants, including without limitation, restrictions on the following: distributions, mergers, sale of assets, investments and acquisitions, encumbrances, indebtedness, affiliate transactions, and ERISA matters.

The amended and restated credit facility contains customary events of default, including without limitation, failure to make payment when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default of other indebtedness that would permit acceleration of such indebtedness, the occurrence of one or more unstayed or undischarged judgments in excess of $3.0 million, changes in custody or control of the Company’s property, changes in control of the Company, the failure of any of the loan documents to remain in full force, and the Company’s failure to properly fund its employee benefit plans. The facility also includes customary provisions protecting the

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

lenders against increased cost or loss of yield resulting from changes in tax, reserve, capital adequacy and other requirements of law.

NBP’s net capital expenditures are limited to $50.0 million in fiscal year 2008 and in each fiscal year thereafter throughout the term of the credit agreement.

(c) Senior Notes

On August 6, 2003, NBP issued $160.0 million of its 10 (1)/2% Senior Notes due 2011. The Senior Notes will mature on August 1, 2011. Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year. The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all other senior unsecured obligations of NBP. The Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount during the twelve-month period commencing August 1, 2007 and August 1, 2008. Thereafter, the Senior Notes may be redeemed at 100% of face value. The Indenture governing the Senior Notes contains certain covenants that restrict NBP’s ability to

•                          incur additional indebtedness;

•                           make restricted payments;

•                           sell assets;

•                           direct NBP’s restricted subsidiaries to pay dividends or make other payments;

•                           create liens;

•                           merge or consolidate with another entity; and

•                           enter into transactions with affiliates.

As of August 25, 2007, NBP was in compliance with all covenants associated with the Senior Notes.

NB Finance Corp., a wholly-owned finance subsidiary of NBP, is a co-issuer on a joint and several basis with NBP of the Senior Notes. NB Finance Corp. has nominal assets and conducts no business or operations. There are no significant restrictions on the ability of subsidiaries to transfer funds to NBP.

(d) Industrial Development Revenue Bonds

In conjunction with the fourth amended and restated credit facility, effective December 30, 2004, NBP entered into a transaction with the City of Dodge City, Kansas, in order to provide property tax savings to NBP. Under the transaction, the City purchased NBP’s Dodge City facility (the “facility”) by issuing $102.3 million in bonds due in December 2014, and leased the facility to NBP for an identical term under a capital lease. The City’s bonds were purchased by NBP using proceeds of its term loan under the fourth amended and restated credit facility. Because the City has assigned the lease to the bond trustee for the benefit of NBP as the sole bondholder, NBP, in effect, controls enforcement of the lease against itself. As a result of the capital lease treatment, the facility will remain a component of property, plant and equipment in NBP’s consolidated balance sheet. As a result of the legal right of offset, the capital lease obligation and the corresponding bond investments have been eliminated in consolidation. The transaction provides NBP with property tax exemptions for the leased facility, which, after netting payments to the City and local school district under payment in lieu of tax agreements, result in an annual property tax savings of approximately 25%. The facility remains subject to a prior mortgage and security interest in favor of the lenders under the existing senior credit facility. Additional revenue bonds may be issued to cover the costs of certain improvements to this facility. The total amount of revenue bonds authorized for issuance is $120.0 million.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In 1999 and 2000 the cities of Liberal and Dodge City, Kansas issued an aggregate of $13.8 million of industrial development revenue bonds to fund the purchase of equipment and construction improvements at NBP’s facilities in those cities. These bonds were issued in four series of $1.0 million, $1.0 million, $6.0 million and $5.8 million and are due on demand or on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. However, because each series of bonds are backed by a letter of credit under NBP’s senior credit facilities, the bonds have been presented as non-current obligations. Pursuant to capital lease agreements, NBP leases the facilities, equipment and improvements from the respective cities and makes lease payments in the amount of principal and interest due on the bonds.

The 1999 and 2000 issued bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The per annum interest rate for each series of bonds was 3.4% in 2006 and 2.3% in 2005. NBP has the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

An event of default would occur under the lease agreements if NBP fails to make any lease payment or other required payment, if a petition of bankruptcy is filed by or against NBP, if a receiver is appointed on NBP’s behalf, or if NBP fails to observe and perform any covenant, condition, obligation or agreement under the lease agreements.

In connection with the Brawley Beef acquisition, NBP assumed the obligation under a Trust Indenture securing $6.8 million in California Pollution Control Financing Authority Tax-Exempt variable rate demand solid waste disposal revenue bonds dated as of October 1, 2001. The bonds bear a rate that is adjusted weekly. The average per annum interest rate for this series of bonds for fiscal year 2007 was $3.7%. These bonds have a maturity date of October 1, 2016. NBP has the option to redeem all or a portion of the bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender. Because these bonds are backed by a letter of credit under NBP’s senior credit facilities, the bonds have been presented as non-current obligations.

(e) Capital and Operating Leases

NBP leases a variety of buildings and equipment, some of which were acquired through the Brawley Beef, LLC acquisition, as well as tractors and trailers through its subsidiary National Carriers, under capital and operating lease agreements that expire in various years. Future minimum lease payments required at August 25, 2007, under capital leases and non-cancelable operating leases with terms exceeding one year, are as follows:

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

		Non-Cancelable
	Capital	Operating
	Lease	Lease
	Obligations	Obligations
	(dollars in thousands)
For the fiscal years ended August
2008	$4,474	$13,424
2009	4,925	10,736
2010	2,887	7,821
2011	1,659	3,273
2012	1,659	1,150
Thereafter	4,569	61
Net minimum lease payments	$20,173	$36,465
Less amount representing interest	(3,176)
Present value of net minimum lease payments	$16,997

Rent expense associated with operating leases was $14.1 million, $10.9 million and $10.6 million, for fiscal years 2007, 2006 and 2005, respectively. NBP expects that it will renew lease agreements or enter into new leases as the existing leases expire.

(f)                  Utilities Commitment

Not included in the table above are the obligations under an agreement for a utilities commitment at the Dodge City, Kansas, facility. In order to meet the continuing growth needs for water and wastewater services of the Dodge City facility, effective December 30, 2004, NBP entered into a services agreement for the city to provide NBP water and wastewater services at a price and term sufficient to permit the city to recoup up to one-half of the capital cost of providing fresh water service from a parcel of land owned by NBP eleven miles south of Dodge City, and of providing upgraded city wastewater facilities to help service the needs of the Dodge City facility. The city sold twenty year municipal bonds to pay for these improvements and NBP has committed to make a series of service charge payments totaling $19.3 million over a 20 year period, of which $1.4 million, $1.2 million and $0.8 million was paid in fiscal years 2007, 2006 and 2005, respectively. Payments under the commitment will be $1.4 million in each of fiscal years 2008 and 2009, $1.7 million in fiscal year 2010, and $0.8 million in each of the fiscal years 2011 and 2012, with the remaining balance of $9.8 million to be paid in subsequent years.

Additionally, NBP makes a verbal commitment to cattle producers to purchase cattle about one week in advance of delivery of the live animals to its plants, with the actual price paid for the cattle determined after the cattle are delivered and inspected at the Company’s facilities. NBP’s estimated cattle commitments as of August 25, 2007 were $97.2 million.

The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years and thereafter following August 25, 2007, are as follows:

2008	$4,421
2009	5,333
2010	9,303
2011	162,325
2012	39,745
After 2013	221,838
$442,965

(6)                  Interest Rate Exchange Agreement

At August 25, 2001, the Company had an interest rate exchange agreement in place effectively fixing the interest rate on approximately $27.5 million of variable rate debt to a fixed rate

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

of 6.153% plus 1.25%. The Company entered into the interest rate exchange agreement concurrent with its variable rate term debt agreement to reduce its exposure to changes in interest rates. The Company initially designated the interest rate exchange agreement to be 100% effective in hedging its variable interest rate risk, as both the variable interest rate of the debt obligation and the interest rate exchange agreement are based on LIBOR, reprice on the same dates, and had the same term. Effective August 25, 2001, the Company determined that it was no longer probable that it would continue to be exposed to interest rate risk as a result of the intention of FNB to make a significant cash distribution to its partners. As a result of this determination, in accordance with SFAS No. 133, the Company recognized the fair value on August 25, 2001 of the interest rate exchange agreement recorded in accumulated other comprehensive income of $1.2 million as a charge to operations.

On August 31, 2002, the notional amount of the interest rate exchange agreement was realigned with the principal balance of the debt obligation, effectively fixing the interest rate on approximately $9.1 million of the variable rate debt to a fixed rate of 6.153% plus the applicable rate margin (Note 5). The rate margin was 2.50% at August 27, 2005. As a result of this development, the Company designated the revised interest rate exchange agreement as a hedge of its forecasted variable rate interest payments and determined the hedge would continue to be highly effective in accordance with SFAS No. 133. In 2003, the Company recorded the change in the fair value of its interest rate swap as an increase to equity through Accumulated Other Comprehensive Income (AOCI), rather than as other income. In 2004, the balance in the AOCI of $256,430 was adjusted to recognize the fair value of the interest rate swap as other income and current year changes in the fair value of the remaining notional amount of the exchange agreement were charged to operations in accordance with SFAS No. 133. Changes in the fair value were charged to operations. This interest rate exchange agreement expired on January 3, 2005 and at this time the Company does not anticipate entering into another interest rate exchange agreement.

(7)                  Employee Compensation and Benefits

The cooperative had established a phantom stock option plan which provided for the issuance of 20,000 phantom stock options with an exercise price of $55 per share, all of which had been issued and were exercisable upon election. In connection with the Conversion, this phantom stock option plan was converted into a phantom unit plan in a similar fashion as the conversion of cooperative shares to LLC units. The 20,000 phantom stock options converted into 20,000 phantom Class A units and 20,000 phantom Class B units with an exercise price of $55 per unit and $0 per unit, respectively. During this period when unitholders of USPB are required to transfer each Class A unit with a corresponding Class B unit, a phantom Class A unit cannot be exercised without a corresponding Class B unit being exercised. The Company recognizes compensation expense for the difference between the weighted average transfer price of the last 20,000 non-conditional trades and the $55 exercise price. A reduction in compensation expense of $0.6 million and $0.2 million was recognized for the fiscal years ended August 25, 2007 and August 26, 2006, respectively, and $0.3 million in compensation expense was recognized for the year ended August 27, 2005.

The Company maintains a tax-qualified employee savings and retirement plan (together, the 401(k) Plan) covering its non-union employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 75% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for additional matching contributions by the Company, based on specific terms contained in the 401(k) Plan. The trustee of the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code. Expenses related to the 401(k) Plan totaled approximately $0.7 million, $0.6 million, and $0.7 million for the fiscal years ended August 25, 2007, August 26, 2006, and August 27, 2005, respectively.

NBP has agreed to make contributions to the United Food & Commercial Workers International Union-Industry Pension Fund (the UFCW Plan) for employees covered by a collective bargaining agreement as provided for in that agreement. Expenses related to the UFCW Plan totaled

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

approximately $0.6 million, $0.6 million and $0.6 million for the fiscal years ended August 25, 2007, August 26, 2006 and August 27, 2005, respectively.

Postretirement Benefits— Certain former employees are covered by an unfunded postretirement benefit plan that provides medical and dental benefits. Costs associated with this plan, which relate primarily to insurance premiums, benefit payments and changes in the accumulated benefit obligation were approximately $0.2 million, $0.2 million and $0.1 million, for fiscal years 2007, 2006 and 2005, respectively, and are included in cost of sales.

The health care trend rate used to value the accumulated benefit obligation at August 25, 2007 is a rate of 9% per year, declining by 1% per year to an ultimate rate of 5% in 2011 and thereafter. The discount rate used to value the accumulated benefit obligation is 6%. The unfunded accumulated benefit obligation was $1.9 million and $2.1 million at August 25, 2007 and August 26, 2006, respectively, and has been recorded as a liability in the financial statements. A reduction in participants and a reduction in premiums resulting from Medicare changes necessitated a reduction in the unfunded benefit obligation of $1.4 million in fiscal year 2006. This reduction was included in other, net in the consolidated statement of operations during the fiscal year ended August 26, 2006.

(8)             Other Income

Other non-operating income, net was $1.5 million in the fiscal year 2007 and $3.4 million in the fiscal year 2006 while other non-operating expense was $2.4 million in fiscal year 2005. Other non-operating income, net includes miscellaneous non-operating items of income and expense such as adjustments to unamortized loan costs as discussed in Note 2. Basis of Presentation and Accounting Policies – Debt Issuance Costs, adjustments to post-retirement benefits costs as discussed in Note 7. Employee Compensation and Benefits, and gains or losses on the disposal of fixed assets as discussed in Note 2. Basis of Presentation and Accounting Policies – Property, Plant, and Equipment, and disclosed on the consolidated statements of operations.

(9)             Income Taxes

Income tax expense includes the following current and deferred provisions (dollars in thousands):

	Year Ended
	August 25,	August 26,	August 27,
	2007	2006	2005
Current provision:
Federal	$1,098	$2,198	$1,339
State	227	437	388
Foreign	16	12	12
Total current tax expense	1,341	2,647	1,739
Deferred provision:
Federal	509	(909)	263
State	90	(166)	48
Foreign	—	—	—
Total deferred tax expense	599	(1,075)	311
Total income tax expense	$1,940	$1,572	$2,050

Income tax expense differed from the “expected” income tax (computed by applying the federal income tax rate of 35% to earnings before income taxes) as follows (dollars in thousands)

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	Year Ended
	August 25,	August 26,	August 27,
	2007	2006	2005
Computed “expected” income tax expense	$4,055	$7,452	$3,741
Passthrough income	(2,068)	(6,118)	(2,076)
State taxes, net of federal	210	179	288
Adjustment of deferred taxes upon conversion to an LLC	—	—	1,375
Change in valuation allowance upon conversion to an LLC	—	—	(1,375)
Other	(257)	59	97
Total income tax expense	$1,940	$1,572	$2,050

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 25, 2007 and August 26, 2006 are presented below (dollars in thousands):

	August 25, 2007	August 26, 2006
Deferred tax assets:
Accounts receivable, due to allowance for doubtful accounts	$122	$181
Intangible assets	102	40
Self-insurance and workers compensation accruals	1,611	2,355
Total gross deferred tax assets	1,835	2,576
Deferred tax liabilities:
Property, plant, and equipment, principally due to differences in depreciation	402	544
Total gross deferred tax liabilities	402	544
Net deferred tax assets	$1,433	$2,032

Net deferred tax assets and liabilities at August 25, 2007 and August 26, 2006 are included in the consolidated balance sheet as follows (dollars in thousands):

	August 25,	August 26,
	2007	2006
Other current assets	$1,835	$2,576
Other liabilities	402	544
	$1,433	$2,032

Deferred tax assets and liabilities relate to the operations of National Carriers, Inc.

Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets associated with National Carriers, Inc., a taxable subsidiary. Accordingly, no valuation allowance was provided at August 25, 2007 and August 26, 2006.

Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives and applies both to cooperatives exempt from tax under Section 521 of the Internal Revenue Code and to nonexempt cooperatives. Prior to August 29, 2004, the Company operated as an exempt cooperative. As an exempt cooperative, it was not taxed on amounts of patronage and nonpatronage source income withheld from its patrons in the form of qualified per-unit retains or on amounts distributed to its patrons in the form of Qualified Written Notices of Allocation. Such amounts were instead taxed directly to the patrons. If the Company had not been an exempt cooperative prior to August 29, 2004 and was also not entitled to be taxed under Subchapter T, its income would have been taxed to the Company similar to a corporation and the patrons would have been taxed when and if dividends are distributed. The characterization of income as patronage or non-patronage source income is subject to challenge by the Internal Revenue Service. Under Subchapter T, non-patronage source income, if deemed more than incidental, is subject to tax at the entity level instead of passed through to the patrons in the form of a patronage dividend. Notwithstanding the acquisition of a controlling interest in NBP on August 6, 2003, management

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

continues to believe that it was an exempt cooperative under Section 521 of the Internal Revenue Code prior to August 29, 2004. In addition, even if the Company was not an exempt cooperative prior to August 29, 2004, management continues to believe that its non-patronage source income, if any, was incidental and would vigorously defend any such challenge by the Internal Revenue Service. However, USPB recognized tax expense in its fiscal year 2004 consolidated financial statements on a portion of its earnings for periods from August 6, 2003 to August 29, 2004 (date of conversion to an LLC) to provide for such potential recharacterization of income from patronage- source to non-patronage source, which may be asserted by the Internal Revenue Service.

The Company will adopt FIN 48 in the first quarter of fiscal year 2008. We have evaluated the impact it will have on our Consolidated Financial Statements and expect that it will not be material. As a result of the adoption, tax reserves relating to the potential recharacterization of income from patronage sourced to non-patronage sourced in the amount of approximately $0.5 million are expected to be reversed.

(10)      Related Party Transactions

All of the Company’s directors hold units of the Company. By virtue of their ownership of the units, each of these individuals is obligated to deliver cattle to the Company. The amount and terms of the payments received by these individuals (or the entities they represent) for the delivery of cattle are made on exactly the same basis as those received by other unitholders of the Company for the delivery of their cattle.

USPB facilitates the delivery of cattle annually to NBP through its unitholders and associates.During the fiscal year ended August 25, 2007 USPB and its unitholders and associates provided approximately 17% of NBP’s cattle requirements. During the fiscal years ended August 26, 2006 and August 27, 2005, USPB provided approximately 18 and 19%, respectively, of NBP’s cattle requirements. The purchase price for the cattle is determined by NBP’s pricing grid, which, under the terms of the agreement with U.S. Premium Beef, must be competitive with the pricing grids of NBP’s competitors and may not be less favorable than pricing grids offered to other suppliers.

At August 25, 2007 and August 26, 2006, the Company had payables to unitholders, which were primarily related to the return of nondelivery penalties, in the amount of $0.6 million and $0.5 million, respectively. At August 25, 2007 and August 26, 2006, the Company had receivables from unitholders, which were primarily related to non-delivery penalties, in the amount of $0.2 million and $0.7 million, respectively.

NBP entered into various transactions with a company affiliated with NBPCo Holdings in the ordinary course of business. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to NBP than would be obtained from an unaffiliated party. At August 25, 2007 and August 26, 2006, the amounts due from Beef Products, Inc., which is an affiliate of NBPCo. Holdings, were approximately $4.4 million and $2.7 million, respectively. At August 25, 2007 and August 26, 2006, the amount due to Beef Products, Inc. for both years was approximately $0.4 million.

In October 2003, NBP entered into an aircraft lease agreement under which it leases a business jet aircraft from John R. Miller Enterprises III, L.L.C., a Utah limited liability company of which John R. Miller, NBP’s Chief Executive Officer, is the beneficial owner. The term of the lease is 81 months. The monthly lease payments will range from $25,400 in the first year of the lease to $45,380 in the fourth year of the lease and thereafter, and are adjusted quarterly based on the change in the three month LIBOR interest rate. During fiscal year 2007, NBP paid $0.8 million to lease the aircraft and paid $0.1 million into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

In December 2004, NBP entered into an aircraft lease agreement under which it leases a business jet aircraft from John R. Miller Enterprises III, L.L.C., a Utah limited liability company of which John R. Miller, NBP’s Chief Executive Officer, is the beneficial owner. The term of the lease

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

is 72 months. This aircraft replaces an aircraft leased from John R. Miller Enterprises, L.L.C. in March 2001. The base monthly lease payments will range from $35,400 in the first year of the lease to $45,380 in the fourth year of the lease and thereafter, and are adjusted quarterly based on the change in the three month LIBOR interest rate. During the fiscal year 2007, NBP paid $0.8 million to lease the aircraft and paid $0.1 million into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

(11)            Capital Shares and Equities

LLC Structure

On August 18, 2004, the shareholders of U.S. Premium Beef, Ltd. approved the conversion of the cooperative into a Delaware LLC. Under the new ownership structure, each share of common stock of the cooperative was converted to one unit of Class A interest and one unit of Class B interest. Immediately following the Conversion, there were 691,845 units of Class A interests and 691,845 units of Class B interests. For a period to be determined by the board of directors, each Class A unit will be linked to its corresponding Class B unit and each pair of linked units must, if transferred, be transferred together. Patronage Refunds for Reinvestment in the cooperative were carried over at their face amount into the LLC as Patronage Notices.

On June 1, 2006, U.S. Premium Beef’s majority owned subsidiary, NBP, completed the acquisition of the assets of Brawley Beef. As a result of the acquisition, USPB issued 44,160 new Class A units and 44,160 new Class B units to Brawley Beef in exchange for 44,160 limited partnership units in National Beef California (NBC), a subsidiary of National Beef. USPB then exchanged the limited partnership units with National Beef for a higher ownership percentage in National Beef. Immediately following the issuance, there were 736,005 units of Class A interests and 736,005 units of Class B interests.

Class A Interests. Holders of Class A interests are entitled to a pro rata share of 33% of the profits and losses; to receive distributions of the Company’s net cash flow when declared by the board of directors; to participate in the distribution of the Company’s assets in accordance with their positive capital account balances if the Company dissolves or liquidates after payment of the Patronage Notices, and to vote on matters submitted to a vote of the Company’s Class A unitholders. Holders of Class A interests are committed under Uniform Cattle Delivery and Marketing Agreements to deliver one head of cattle to the Company annually for each unit held.

Class B Interests. Holders of Class B interests are entitled to a pro rata share of 67% of the profits and losses; to receive distributions of the Company’s net cash flow when declared by the board of directors; to participate in the distribution of the Company’s assets in accordance with their positive capital account balances if the Company dissolves or liquidates after the payment of the Patronage Notices, and to vote on matters submitted to a vote of the Company’s Class B unitholders. Holders of Class B interests have no cattle delivery commitment.

Patronage Notices. Patronage Notices do not constitute units or membership interests in the Company, and holders will not be unitholders or members of the Company by virtue of holding Patronage Notices. As was the case in the cooperative, Patronage Notices will be paid by the Company at such time and in such amounts as may be determined by the board of directors in its sole and absolute discretion. Upon liquidation, holders of Patronage Notices will be paid before Holders of Class A and Class B interests. Patronage Notices carry no other or additional rights.

Cooperative Structure

Prior to the Conversion on August 29, 2004, the Company was organized as a cooperative.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Common Stock

The cooperative was authorized to issue 5,000,000 shares of common stock, $0.01 par value. At August 28, 2004, there were 691,845 shares of common stock issued and outstanding. Ownership of common stock was restricted to agricultural producers of cattle, as defined, who resided in the territory served by the cooperative, and who qualify for membership in the cooperative. Membership requirements included payments of membership and registration fees, execution of a Uniform Delivery and Marketing Agreement, and approval by the Board of Directors.

Members holding at least 100 shares of common stock were entitled to vote; however, each voting member had only one vote regardless of the number of shares of common stock held. No dividends were paid on the common stock.

Preferred Stock

The cooperative was authorized to issue 5,000,000 shares of preferred stock, $0.01 par value. At August 28, 2004, there were no shares of preferred stock issued or outstanding. Preferred stock had no voting rights. Dividends could have been paid as determined by the Board of Directors.

Members’ Contributed Capital

Members’ contributed capital represented amounts paid in excess of the par value of common stock, and membership and registration fees collected from members.

Nondelivery Fee

A nondelivery fee represents amounts retained by the cooperative ($12 per head) in relation to the nondelivery of cattle by members in accordance with the Uniform Delivery and Marketing Agreement. A nondelivery fee was held by the cooperative and then distributed back to the members upon approval of the Board of Directors. There were $1.3 million in outstanding nondelivery fees as of August 28, 2004.

Patronage Refunds

The cooperative paid patronage refunds with respect to cattle delivered to the cooperative in the form of cash, stock, or written notices of allocation, or any combination thereof based on each member’s patronage business with the cooperative. Patronage Refunds for Reinvestment represented the portion of patronage refunds payable from current year earnings in equities.

For purposes of patronage refunds, current year earnings were determined in accordance with federal income tax regulations. For the year ended August 28, 2004, 45.12% of current year earnings were distributed in cash and the remaining 54.88% was distributed in equities.

The difference in net income for financial reporting purposes, determined in accordance with accounting principles generally accepted in the United States of America, and current patronage refunds determined on a federal taxable income basis was reflected as deferred patronage.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Unallocated Equity

Unallocated equity represented equities not allocated to members. Unallocated equity at August 28, 2004 was as follows (dollars in thousands):

2004
Deferred patronage	$9,492
Earned surplus	16,883
$26,375

Earned surplus consisted of foreign sales income not distributed, the net loss incurred during the Company’s development stage (prior to December 1, 1997) and corporate subsidiaries.

(12)      Minority Interest

At any time after certain dates, the earliest being July 31, 2008, the latest being July 31, 2011, certain members of NBP management and/or NBPCo Holdings, LLC have the right to request that NBP repurchase their interests, the value of which is to be determined by a mutually agreed appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause a sale process to commence. NBP accounts for changes in the redemption value of these interests by accreting the change in value from the date of change through the earliest redemption date of the respective interests using the interest method. At August 26, 2006, the minority interest in National Beef, included in the minority interest in the accompanying Consolidated Balance Sheet, was revalued by an independent appraisal process, and the value was determined to be $72.1 million which was in excess of its carrying value. Accordingly, the carrying value of the minority interest increased by approximately $3.5 million through accretion during the fiscal year ended August 25, 2007, resulting in the $76.9 million carrying value, which is included in the accompanying Consolidated Balance Sheet as of August 25, 2007.

(13)      Legal Proceedings

Schumacher v. Tyson Foods, et al. On July 1, 2002, a lawsuit was filed against Farmland National Beef Packing Company, L.P. (FNBPC or the predecessor to NBP), ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleged that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. Plaintiffs also sought recovery against all defendants under a theory of unjust enrichment. The case was certified as a class-action matter in June of 2004. The plaintiffs claimed damages against FNBPC in the amount of approximately $4.5 million plus prejudgment interest, attorneys’ fees and court costs. The claim is subject to reduction in an unknown amount by the number of class members who have opted out of the class. Trial began March 31, 2006. On April 13, 2006, the jury returned a verdict in favor of FNBPC but against the other defendants. The other defendants have filed an appeal in the United States Court of Appeals for the Eighth Circuit. The plaintiffs did not appeal the verdict for the Company but no final judgment will be entered until after the appeal is decided.

The Company’s wholly owned subsidiary, National Carriers, Inc., has various independent contractor drivers who are involved in accidents from time to time, which in the aggregate could result in a material liability for the Company.

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company is a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(14)      Business Segments

In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. USPB is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, USPB operates in one operating segment and reports only certain enterprise-wide disclosures.

Customer Concentration

In the fiscal year ended August 25, 2007, one customer with its consolidated subsidiaries represented 6.8% of total sales, with no other customer representing more than 3.6% of total sales. In the fiscal year ended August 26, 2006, one customer with its consolidated subsidiaries represented 7.9% of total sales, with no other customer representing more than 3.0% of total sales. In the fiscal year ended August 27, 2005, one customer with its consolidated subsidiaries represented approximately 7.0% of total sales with no other single customer representing more than 3.7% of total sales.

Sales to Foreign Countries

NBP had sales outside the United States of America in the fiscal years ended August 25, 2007, August 26, 2006 and August 27, 2005 of approximately $561.9 million, $309.7 million and $295.2 million, respectively. No single country accounted for more than 4% of total sales. The amount of assets maintained outside the United States of America is not material.

(15)      United States BSE Outbreak

On December 23, 2003, it was announced by the United States Department of Agriculture (USDA) that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for bovine spongiform encephalopathy (BSE). The origin of the animal was subsequently traced to a farm in Canada. Shortly after the announcement, several countries, including Japan, representing a substantial share of NBP’s export business, closed their borders to the importation of edible beef products from the United States. Certain by-products have been classified as Specified Risk Materials (SRMs), and have been banned from use in feedstocks and the human food chain. Some of these products previously enjoyed a market in foreign countries. The closure of most foreign markets to U.S. beef following the discovery of this cow in Washington state, and lack of alternative U.S. markets for many products which previously were exported, negatively impacted the revenue per head realized by the U.S. beef packing industry.

The reopening of U.S. export markets was further hampered by discovery in 2005 of a second case of BSE in the U.S. as well as additional precautions required by some other importing countries. In December 2005, Japan opened their border to U.S. beef but subsequently closed a short time later as a result of a U.S. packer erroneously shipping a product not approved for export to Japan. On July 26, 2006, Japan agreed to reopen its market to U.S. beef aged 20 months and younger after an inspection of U.S. beef processing plants. Shipments of U.S. beef to Japan commenced in August 2006. In September 2006, South Korea announced a provisional opening of their border to U.S. beef, but restrictions imposed with the reopening have created uncertainty regarding amounts of beef that may qualify. South Korea has closed its borders to U.S. beef from

U.S. PREMIUM BEEF, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

time-to-time as a result of alleged findings of products shipped to South Korea by U.S. export businesses that are not allowed by South Korea.

These challenges resulted in tremendous volatility in U.S. livestock market prices since fiscal year 2004. Where pre-BSE export sales were approximately 17% of total net sales in fiscal year 2003, NBP’s total export sales were approximately 10%, 7%, 7%, and 10% of total net sales in fiscal years 2004, 2005, 2006, and 2007, respectively. With the age restrictions placed on cattle that qualify for export to Japan, it is anticipated that between 5% and 20% of U.S. fed cattle will be able to meet the criteria.

NBP cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef packing industry or on its operations. Existing or new import restrictions or additional regulatory restrictions or disruptions in domestic consumer demand for beef may continue to have a material adverse affect on the Company’s revenues and net income.

(16)           Quarterly Results (Unaudited)

Selected quarterly financial data for fiscal years 2007 and 2006 is set forth below (dollars in thousands, except per unit data):

	Net sales	Operating Income (Loss)	Net Income (Loss)	Basic Earnings Per Linked Unit	Diluted Earnings Per Linked Unit
2007 quarterly results:
November 25, 2006	$1,273,025	$(15,360)	$(13,075)	$(17.78)	$(17.78)
February 24, 2007	1,313,319	7,026	(1,616)	$(2.20)	$(2.20)
May 26, 2007	1,479,676	22,575	7,035	$9.57	$9.42
August 25, 2007	1,512,513	41,774	17,301	$23.53	$23.16
	$5,578,533	$56,015	$9,645

2006 quarterly results:
November 26, 2005	$1,095,738	$(4,792)	$(6,401)	$(9.25)	$(9.25)
February 25, 2006	1,080,026	(6,778)	(7,607)	$(11.00)	$(11.00)
May 27, 2006	1,134,514	31,493	12,908	$18.66	$18.33
August 26, 2006	1,325,752	46,002	20,819	$28.29	$27.85
	$4,636,030	$65,925	$19,719

APPENDIX E-1

Financial Statements of JBS S.A. and its subsidiaries

for the year ended December 31, 2006

January 29, 2007

To JBS S.A. (previously named Friboi Ltda.)

Att.: Mr. José Paulo da Silva Filho

Subject: Report of the independent auditors

Dear Sir:

We are sending attached to Mr. José Paulo da Silva Filho the JBS S.A. (previously named Friboi Ltda.) and its subsidiaries’ the individual and consolidated financial statements as of December 31, 2006, 2005 and 2004, and the Auditor’s Report relating to these financial statements.

Respectfully,

Luiz Cláudio Fontes

Report of Independent auditors of

JBS S.A. (previously named Friboi Ltda.)

Financial statements

As of December 31, 2006, 2005 and 2004

1

Report of Independent auditors of

JBS S.A. Consolidated and “pro

forma” Financial Statements

1                                          We have audited the accompanying parent company and consolidated balance sheet of JBS S.A. (previously named Friboi Ltda.) and its subsidiaries (collectively, the “Company”) as of December 31, 2006 and the correspondent statements of income, changes in shareholders’ equity, and changes in financial position for the years ended December 31, 2006, 2005 and 2004, prepared under the responsibility of the Company’s management in accordance with generally accepted accounting principles in Brazil (collectively, the “Financial Statements”). Our responsibility is to express an opinion on the Financial Statements. The individual financial statements of Swift-Armour Sociedad Anónima Argentina (“Swift-Armour”) as of and for the year ended December 31, 2006 have been audited by other independent auditors, who have expressed an unqualified opinion thereon on January 17, 2007. Our opinion on the Company’s financial statements on that date was also based on its opinion.

2                                          We have conducted our audits in accordance with the Brazilian auditing standards established by the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil - IBRACON) and by the Federal Accounting Council (Conselho Federal de Contabilidade), which consisted primarily of: a) planning the work and evaluating the materiality of accounts, volume of transactions and the Company’s accounting and internal control systems; b) the examining, on a test basis, evidence and record supporting the amounts and disclosures in the Financial Statements, and c) assessing the accounting principles used and significant estimates made by the Company’s management, as well as evaluating the overall presentation of the Financial Statements.

3                                          In our opinion and based on the unqualified opinion of other independent auditors dated January 17, 2007 with respect to the individual financial statements of Swift-Armour as of and for the year ended December 31, 2006, the Financial Statements present fairly, in all material respects, the individual and consolidated financial position of the Company and its subsidiaries as of December 31, 2006, the results of the Company’s operations, changes in its shareholders’ equity and changes in its financial position for the year then ended, in conformity with the accounting principles generally accepted in Brazil.

2

4                                          Also, we have audited the Company’s Financial Statements in accordance with generally accepted accounting principles in Brazil the years ended December 31, 2005 and 2004, and in our opinion and based on the unqualified opinion of other independent auditors dated on March 10, 2006 and except for the Company’s inventory valuation substantially recorded as per the Brazilian tax criteria and not in accordance to the accounting principles generally accepted in Brazil, the Financial Statements present fairly, in all material respects, the individual and consolidated financial position of the Company and its subsidiaries as of December 31, 2005 and 2004, the results of the Company’s operations, changes in its shareholders’ equity and changes in its financial position for the years then ended, conformity with the accounting principles generally accepted in Brazil.

5                                          Our audits have been conducted for the purpose of issuing an opinion on the Financial Statements. Therefore, the statements of cash flows for the years ended December 31, 2006, 2005 and 2004 are presented to provide supplemental financial information and are not required as the integrant part of the Financial Statements in accordance with generally accepted accounting principles in Brazil. We applied the same audit procedures described in the second paragraph of this letter to the statements of cash flows for the years ended December 31, 2006, 2005 and 2004 and, in our opinion, they are fairly stated in all material respects in relation to the Financial Statements taken as a whole.

6                                          The Financial Statements have been translated into English for the convenience of readers outside of Brazil.

São Paulo, January 29, 2007.

Luiz Cláudio Fontes
Auditores Independentes - S/S	Partner-accountant
CRC 2 SP 018.196/O-8	CRC 1 RJ-032.470/O-9 “T”-PR-”S”-SP

3

JBS S.A. (Previously named Friboi Ltda.) and its Subsidiaries

BALANCE SHEETS AS OF DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Reais)

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

ASSETS

CURRENT ASSETS

Cash and cash equivalents	54,375	129,217	40,546	68,629	133,027	41,446
Marketable securities (Note 4)	145,346	202,527	163,661	192,442	234,669	190,428
Trade accounts receivable from customers (Note 5)	665,782	374,322	497,507	692,819	360,520	507,098
Inventories (Note 6)	563,935	476,663	301,587	657,504	490,540	301,587
Taxes recoverable (Note 7)	424,941	216,901	100,520	567,264	301,805	188,713
Prepaid expenses	1,936	32,455	870	2,956	32,455	870
Other current assets	43,494	37,071	49,038	68,938	79,883	88,780

	1,899,809	1,469,156	1,153,729	2,250,552	1,632,899	1,318,922

LONG-TERM ASSETS

Long-term assets
Account receivable from related parties (Note 8)	67,523	336,864	280,793	—	219,326	143,136
Judicial deposits and others	4,742	1,835	900	5,626	2,071	970
Deferred income tax and social contribution (Note 15)	16,050	—	—	23,492	—	—
Taxes recoverable	24,129	—	—	34,752	—	—
	112,444	338,699	281,693	63,870	221,397	144,106
Permanent assets

Advances for investments in subsidiaries	35,051	11,343
Investments in subsidiaries (Note 9)	367,822	37,800	21,587	—	—	—
Other Investments	10	10	10	10	10	10
Property, plant and equipment (Note 10)	899,176	270,332	213,448	1,125,218	323,320	266,741
Intangible assets	9,615	—	—	24,340	—	—
Deferred charges	—	8,020	10,396	847	8,020	10,395
	1,311,674	327,505	245,441	1,150,415	331,350	277,146
	1,424,118	666,204	527,134	1,214,285	552,747	421,252

TOTAL ASSETS	3,323,927	2,135,360	1,680,863	3,464,837	2,185,646	1,740,174

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Loans and financings (Note 11)	579,128	949,826	777,173	653,638	949,826	777,173
Trade accounts payable to suppliers (Note 12)	271,460	176,877	129,684	309,294	176,884	129,691

Payroll and taxes payable (Note 13)	73,142	46,723	46,335	84,447	50,394	46,344
Interest attributable to shareholders’ equity		33,622	18,489		33,622	18,489
Other current liabilities	41,545	38,724	28,294	51,886	50,239	41,766

	965,275	1,245,772	999,975	1,099,265	1,260,965	1,013,463

LONG-TERM

Loans and financings (Note 11)	2,039,977	485,970	326,215	2,039,977	485,970	326,215

Deferred income tax and social contribution	62,665	8,566	9,892	62,665	8,567	9,892
Accrual for contingencies (Note 14)	47,207	—	—	53,005	—	—

Other long-term liabilities	25,758	—	—	26,471	35,026	38,557
Minority interest	—	—	—	409	66	7,266

	2,175,607	494,536	336,107	2,182,527	529,629	381,930

SHAREHOLDERS’ EQUITY (Note 16)

Capital stock	52,524	7,500	7,500	52,524	7,500	7,500
Revaluation reserve	130,521	16,627	19,201	130,521	16,627	19,201
Retained earnings	—	370,925	318,080	—	370,925	318,080

	183,045	395,052	344,781	183,045	395,052	344,781

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,323,927	2,135,360	1,680,863	3,464,837	2,185,646	1,740,174

The accompanying explanatory notes are an integral part of the financial information.

4

JBS S.A. (Previously named Friboi Ltda.) and its Subsidiaries

STATEMENTS OF INCOME FOR THE YEARS ENDED

DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Reais)

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

GROSS SALES REVENUE
Sales of products:
Income from sales of products - domestic market	2,069,887	2,292,520	2,094,720	2,244,856	2,292,520	2,215,908
Income from sales of products - exports	2,264,048	1,759,427	1,645,381	2,504,195	1,816,273	1,757,170

	4,333,935	4,051,947	3,740,101	4,749,051	4,108,793	3,973,078

SALES DEDUCTIONS

Returns and discounts	(105,629)	(74,211)	(68,741)	(139,799)	(76,041)	(90,522)
Sales taxes	(272,097)	(322,965)	(381,952)	(307,570)	(323,472)	(381,965)

	(377,726)	(397,176)	(450,693)	(447,369)	(399,513)	(472,487)

NET SALES REVENUE	3,956,209	3,654,771	3,289,408	4,301,682	3,709,280	3,500,591

Cost of goods sold	(3,028,650)	(2,857,097)	(2,592,319)	(3,248,543)	(2,914,797)	(2,752,847)

GROSS INCOME	927,559	797,674	697,089	1,053,139	794,483	747,744

OPERATING INCOME (EXPENSE) , NET

General and administrative expenses	(107,792)	(77,532)	(67,317)	(154,387)	(82,313)	(99,474)
Selling expenses	(404,271)	(344,771)	(328,154)	(437,857)	(344,968)	(340,948)
Financial income (expense) , net (Note 17)	(279,297)	(249,882)	(124,530)	(247,145)	(254,531)	(143,038)
Equity	69,804	(12,739)	(5,837)	—	—	—

	(721,556)	(684,924)	(525,838)	(839,389)	(681,812)	(583,460)

OPERATING INCOME	206,003	112,750	171,251	213,750	112,671	164,284

NON-OPERATING INCOME (EXPENSE), NET	(791)	882	(157)	(2,569)	882	(207)

INCOME BEFORE INCOME TAXES AND SOCIAL CONTRIBUTION	205,212	113,632	171,094	211,181	113,553	164,077

Income tax and social contribution	(62,384)	(29,366)	(46,131)	(72,997)	(29,366)	(46,131)
Deferred income tax and social contribution	16,050	—	—	19,482	—	—
	(46,334)	(29,366)	(46,131)	(53,515)	(29,366)	(46,131)

INCOME BEFORE MINORITY INTEREST	158,878	84,266	124,963	157,666	84,187	117,946

Minority interest	—	—	—	1,212	79	7,017

NET INCOME	158,878	84,266	124,963	158,878	84,266	124,963

NET INCOME PER SHARE (QUOTAS IN 2005 AND 2004) AS OF DECEMBER 31, 2006,2005 AND 2004	3,02	11,24	16,66

Statement of EBITDA (Earnings before income tax and social contribution, interest, depreciation and amortization and non-operating income (expense), net)

Income before income tax and social contribution	205,212	113,632	171,094	211,181	113,553	164,077
Financial income (expense) , net (Note 17)	279,297	249,882	124,530	247,145	254,531	143,038
Depreciation and amortization	66,775	24,151	19,152	86,916	32,247	19,839
Non-operating income (expense), net	791	(882)	157	2,569	(882)	207
Equity	(69,804)	12,739	5,837	—	—	—

AMOUNT OF EBITDA	482,271	399,522	320,770	547,811	399,449	327,161

The accompanying explanatory notes are an integral part of the financial information.

5

JBS S.A. (Previously named Friboi Ltda.) and its Subsidiaries

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Reais)

	Capital stock	Revaluation reserve	Retained earnings	Total

BALANCE AS OF DECEMBER 31, 2003	4,500	9,170	217,172	230,842

Increase in capital stock	3,000	—	(3,000)	—
Constitution of revaluation reserve	—	10,727	0	10,727
Realization of revaluation reserve		(696)	696	—
Net income	—	—	124,963	124,963
Distributions:
• Interest attributable to shareholders’ equity	—	—	(21,751)	(21,751)

BALANCE AS OF DECEMBER 31, 2004	7,500	19,201	318,080	344,781

Realization of revaluation reserve	—	(2,574)	2,574	—
Net income	—	—	84,266	84,266
Distributions:
• Retained earnings	—	—	(2,250)	(2,250)
• Interest attributable to shareholders’ equity	—	—	(31,745)	(31,745)

BALANCE AS OF DECEMBER 31, 2005	7,500	16,627	370,925	395,052

Distribution of retained earnings	—	—	(11,182)	(11,182)
Constitution of revaluation reserve		116,165		116,165
Realization of revaluation reserve	—	(2,271)	2,271	0
Increase in capital stock as a result of merger	508,135	—	—	508,135
Increase in capital stock	40,977	—	—	40,977
Net income	—	—	158,878	158,878
Distributions:
• Increase in capital stock with retained earnings	520,892	—	(520,892)	—
Partial spin-off occurred as of December 31,2006	(1,024,980)	—	—	(1,024,980)

BALANCE AS OF DECEMBER 31, 2006	52,524	130,521	—	183,045

The accompanying explanatory notes are an integral part of the financial information.

6

JBS S.A. (Previously named Friboi Ltda.) and its Subsidiaries

STATEMENTS OF CHANGES IN FINANCIAL POSITION FOR THE YEARS ENDED DECEMBER 31, 2006,2005 AND 2004
(In thousands of Reais)

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

SOURCE OF FUNDS
From operations
• Net income	158,878	84,266	124,963	158,878	84,266	124,963
Items that do not afect working capital:
• Depreciation and amortization	66,775	24,151	19,152	86,916	32,247	19,839
• Write-off of fixed assets	3,957	12,789	825	7,349	13,073	825
• Equity	(69,804)	12,739	5,837	—	—	—
• Deferred income tax and social contribution	(16,050)	—	—	(19,482)	—	—
• Accrual for contingencies	47,207	—	—	53,005	—	—
• Minority interest	—	—	—	(1,212)	(79)	(7,017)
• Variations on long-term assets and liabilities	(12,459)	(33,104)	1,228	(14,211)	(35,268)	—

Total provided from operations	178,504	100,841	152,005	271,243	94,239	138,610

From shareholders
• Increase in capital stock	40,977	—	—	40,977	—	—
• Increase in working capital as a result of merger	493,478	—	—	493,478	—	—

	534,455	—	—	534,455	—	—

From third parties
• Increase in loans and financings	1,039,179	195,023	146,030	1,039,179	195,023	146,030
• Increase in other long-term liabilities	32,110	—	97,060	45,887	—	97,060

	1,071,289	195,023	243,090	1,085,066	195,023	243,090

TOTAL SOURCE OF FUNDS	1,784,248	295,864	395,095	1,890,764	289,262	381,700

APLICATIONS OF FUNDS
• Decrease in working capital as a result of partial spin-off	479,860	—	—	479,860	—	—
• Increase in long-term assets	—	68,349	154,080	—	77,291	167,219
• Increase in investments	18,185	31,116	14,367	—	—	—
• Increase in fixed assets and intangible assets	332,527	91,448	154,490	389,025	99,444	154,490
• Increase in deferred charges	—	—	9,064	—	—	9,064
• Increase in current liabilities	231,344	1,326	48,970	231,344	12,057	48,970
• Interest attributable to shareholders’ equity	11,182	33,995	21,751	11,182	33,995	21,751

TOTAL APPLICATIONS OF FUNDS	1,073,098	226,234	402,722	1,111,411	222,787	401,494

INCREASE IN WORKING CAPITAL (DECREASE)	711,150	69,630	(7,627)	779,353	66,475	(19,794)

VARIATION OF WORKING CAPITAL

	2006	2005	2004	2006	2005	2004

CURRENT ASSETS
At the beginning of the year	1,469,156	1,153,729	802,597	1,632,899	1,318,922	896,623
At the end of the year	1,899,809	1,469,156	1,153,729	2,250,552	1,632,899	1,318,922

	430,653	315,427	351,132	617,653	313,977	422,299

CURRENT LIABILITIES
At the beginning of the year	1,245,772	999,975	641,216	1,260,965	1,013,463	571,370
At the end of the year	965,275	1,245,772	999,975	1,099,265	1,260,965	1,013,463

	(280,497)	245,797	358,759	(161,700)	247,502	442,093

NET INCREASE IN WORKING CAPITAL (DECREASE)	711,150	69,630	(7,627)	779,353	66,475	(19,794)

The accompanying explanatory notes are an integral part of the financial information.

7

JBS S.A. (Previously named Friboi Ltda.) and its Subsidiaries

BALANCE SHEETS AS OF DECEMBER 31, 2006, 2005 AND 2004

(In thousands of Reais)

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

ASSETS

CURRENT ASSETS

Cash and cash equivalents	54,375	129,217	40,546	68,629	133,027	41,446
Marketable securities (Note 4)	145,346	202,527	163,661	192,442	234,669	190,428
Trade accounts receivable from customers (Note 5)	665,782	374,322	497,507	692,819	360,520	507,098
Inventories (Note 6)	563,935	476,663	301,587	657,504	490,540	301,587
Taxes recoverable (Note 7)	424,941	216,901	100,520	567,264	301,805	188,713
Prepaid expenses	1,936	32,455	870	2,956	32,455	870
Other current assets	43,494	37,071	49,038	68,938	79,883	88,780

	1,899,809	1,469,156	1,153,729	2,250,552	1,632,899	1,318,922

LONG-TERM ASSETS

Long-term assets
Account receivable from related parties (Note 8)	67,523	336,864	280,793	—	219,326	143,136
Judicial deposits and others	4,742	1,835	900	5,626	2,071	970
Deferred income tax and social contribution (Note 15)	16,050	—	—	23,492	—	—
Taxes recoverable	24,129	—	—	34,752	—	—
	112,444	338,699	281,693	63,870	221,397	144,106
Permanent assets

Advances for investments in subsidiaries	35,051	11,343
Investments in subsidiaries (Note 9)	367,822	37,800	21,587	—	—	—
Other Investments	10	10	10	10	10	10
Property, plant and equipment (Note 10)	899,176	270,332	213,448	1,125,218	323,320	266,741
Intangible assets	9,615	—	—	24,340	—	—
Deferred charges	—	8,020	10,396	847	8,020	10,395
	1,311,674	327,505	245,441	1,150,415	331,350	277,146
	1,424,118	666,204	527,134	1,214,285	552,747	421,252

TOTAL ASSETS	3,323,927	2,135,360	1,680,863	3,464,837	2,185,646	1,740,174

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Loans and financings (Note 11)	579,128	949,826	777,173	653,638	949,826	777,173
Trade accounts payable to suppliers (Note 12)	271,460	176,877	129,684	309,294	176,884	129,691

Payroll and taxes payable (Note 13)	73,142	46,723	46,335	84,447	50,394	46,344
Interest attributable to shareholders’ equity		33,622	18,489		33,622	18,489
Other current liabilities	41,545	38,724	28,294	51,886	50,239	41,766

	965,275	1,245,772	999,975	1,099,265	1,260,965	1,013,463

LONG-TERM

Loans and financings (Note 11)	2,039,977	485,970	326,215	2,039,977	485,970	326,215

Deferred income tax and social contribution	62,665	8,566	9,892	62,665	8,567	9,892
Accrual for contingencies (Note 14)	47,207	—	—	53,005	—	—

Other long-term liabilities	25,758	—	—	26,471	35,026	38,557
Minority interest	—	—	—	409	66	7,266

	2,175,607	494,536	336,107	2,182,527	529,629	381,930

SHAREHOLDERS’ EQUITY (Note 16)

Capital stock	52,524	7,500	7,500	52,524	7,500	7,500
Revaluation reserve	130,521	16,627	19,201	130,521	16,627	19,201
Retained earnings	—	370,925	318,080	—	370,925	318,080

	183,045	395,052	344,781	183,045	395,052	344,781

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,323,927	2,135,360	1,680,863	3,464,837	2,185,646	1,740,174

The accompanying explanatory notes are an integral part of the financial information.

8

JBS S.A. (previously named Friboi Ltda)

Notes to the financial statements for the years ended on December 31, 2006, 2005 and 2004 (Expressed in thousands of Reais, except when indicated)

1. Operating Activities

The operations of JBS S.A. (previously named Friboi Ltda.) and its subsidiaries (the “Company”) consists of:

a) Food segment

Slaughterhouse, cold storage and food processing operations for the production of beef, canned goods, fat, animal rations and beef by-products are conducted in our manufacturing units located in the States of São Paulo, Goiás, Mato Grosso, Mato Grosso do Sul, Rondônia, Minas Gerais, Acre and Rio de Janeiro.

The Company distributes its products through centers of distribution located in the States of São Paulo and Minas Gerais.

In order to minimize transportation costs, the Company is responsible for the transportation of cattle to its slaughterhouses and the transportation of its export products.

Swift-Armour Sociedad Anónima Argentina (“Swift Armour”), an indirect wholly-owned subsidiary of the Company that operates slaughterhouses and cold storage facilities for the production of beef, canned goods, fat, animal food and by-products.

Mouram Alimentos Ltda. is a subsidiary, organized in July 2006, and conducts slaughterhouse and cold storage business operations for the production of beef, canned goods, fat, animal rations and beef by-products in its facilities located in the State of São Paulo.

The Company has subsidiaries located in England and Egypt, which are responsible for the sales and distribution of the Company’s products in Europe, Asia, and Africa.

JBS Embalagens Metálicas Ltda. (previously named BF Produtos Alimentícios Ltda.) produces metallic cans in its plant located in the State of São Paulo, which are primarily purchased by JBS S.A.

9

b) Hygiene and cleaning products segment

The Company explored until December 31, 2006 the hygiene and cleaning products segment manufacturing and selling bar of soap, toilet cleaners, detergents, disinfectants, softeners, pharmaceutical glycerin, coconut soap, multi-functional degreaser and stain remover, shampoos, conditions, deodorant and liquid soap.

As described in letter c) the hygiene and cleaning products segment were assigned to Flora Produtos de hygiene e Limpeza Ltda. as a result of partial spin-off.

d) Corporate reorganization

As of March 1, 2006, Friboi Ltda. merged JBS S.A. with and into itself, assuming all of the assets and liabilities of JBS S.A., which prior to this merger was a holding company with an indirect 100% interest in the total capital stock of Swift-Armour. After giving effect to the merger, Friboi Ltda.’s capital stock increased from R$7,500 thousand to R$508, 135 totaling R$51 5,635 represented by 515,635,240 quotas.

The following table shows the increase (decrease) in Friboi Ltda.’s assets and liabilities resulting from the merger, based on an appraisal report prepared by specialized accountants:

Current assets	557,997
Current Liabilities	(64,519)
Working Capital	493,478
Permanent assets	775,040
Long-Term Liabilities	(760,383)

Shareholders’ equity	508,135

On March 2, 2006, the quotaholders of Friboi Ltda. approved a proposal to (1) transform Friboi Ltda. into a corporation (Sociedade Anônima), (2) exchange their quotas for 515,635,240 common shares, without par value and (3) change Friboi Ltda.’s name to JBS S.A.

e) Partial spin-off

According to article 229 of Law no. 6404/76 (the “Brazilian Corporation Law”), the Company has conducted a partial spin-off on December 31, 2006, under which the Company’s assets relating to its hygiene and cleaning products division were assigned to Flora Produtos de Higiene e Limpeza Ltda. The following chart describes the items of the Company’s balance sheet that were assigned to Flora Produtos de Higiene e Limpeza Ltda. as a result of the partial spin-off:

10

Assets
Current assets
Cash	43
Marketable securities	439,631
Trade accounts receivable from
customers	53,348
Inventories	33,842
Taxes recoverable	4,323
Other current assets	9,016
540,203

Long-term assets
Account receivable from related parties	265,882
Judicial deposits	461
Others investments	6,516
Total current and Long-term
Fixed assets, net	278,600
Deferred charges	5,694
557,153

Total assets	1,097,356

Liabilities and shareholders’ equity
Current liabilities
Loans and financings	7,522
Trade accounts payable to suppliers	16,589
Taxes payable other than income taxes	8,187
Other current liabilities	28,045
60,343

Long-term liabilities
Loans and financings	11,669

Other Long-term liabilities	364
12,033

Total current and Long-term Liabilities	72,376

Net assets transferred	1,024,980

Total liabilities and transferred net assets	1,097,356

The operating loss recorded by the hygiene and cleaning products division for the year ended on December 31, 2006, is summarized as follows:

Net operating sales	334,130
Cost of goods sold	(211,363)
Gross income	122,767

Operational expenses:
General and administrative expenses	(48,872)
Selling expenses	(90,523)

Operating Loss	(16,628)

11

2. Presentation of Financial Information

Consolidated Balance Sheet as of December 31, 2006

The individual and consolidated financial positions, were prepared in accordance with the generally accepted accounting principles in Brazil, including in accordance with NPC rule No. 27 issued by the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil - IBRACON) and rule No. 488 issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) No. 488, both dated October 3, 2005.

With respect to the Company’s investment in Swift-Armour, we have compared the generally accepted accounting principles in Argentina with the corresponding principles in Brazil applied by the Company, and we have noted that there was no material differences with respect to the year ended December 31, 2006.

3. Significant Accounting Policies

The significant accounting policies adopted by the Company in preparing its financial information are described below:

a)	Accounting Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in Brazil requires the Company’s management to (i) make estimates and assumptions that affect the reported amounts of assets and liabilities and (ii) disclose (A) contingent assets and liabilities as of the date of the financial statements and (B) the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b)	Swap Receivables or Payables

The market value of derivative instruments is computed daily, and the resulting receivables or payables are recorded based on their fair market value.

c)	Allowance for Doubtful Accounts

Allowance for doubtful accounts is computed based on the probable loss, the profile of the clients, overall economic and financial condition and specific risks relating to the relevant client. The Company’s management believes that the allowance for doubtful accounts is sufficient to cover the losses if such allowances materialize.

12

d)	Inventories

As of December 31, 2006, finished products and work-in-progress inventories, in particular inventories of fresh and chilled beef products of the Company, were valued based on their cost of acquisition or production, which is lower than their market or net realizable value.

As of December 31, 2005 and 2004, finished products and work-in-progress inventories, in particular fresh and chilled beef products of the Company, were valued substantially by the tax method, which uses 70% of the highest sales price during the year or period to value finished product inventories and 80% of the finished product to value work-in- progress inventories.

The change in the method for the valuation of finished products and work-in-progress products inventories has not materially affected the Company’s financial statements as of and for the year ended December 31, 2006.

All other items of the Company’s inventory are valued based on their average acquisition or production cost, which is lower than their market and net realizable value.

e)	Investments

The Company’s investments in subsidiaries are accounted according to the equity method. Other investments of the Company are valued at their acquisition cost.

f)	Fixed Assets

Fixed assets are stated at an amount equivalent to the sum of their historical acquisition cost and to the amount resulting from the increase in the value of these assets as determined by revaluations performed by independent appraisal firms. Depreciation is computed pursuant the straight-line method, at the rates described in Note 10, which take into account the useful and economic lives of the assets.

g)	Other Current and Long-term Assets

Current and long-term assets are accounted for at their realization value, including, if applicable, the related income, charges and monetary variations

h)	Current Liabilities and Long-term Liabilities

Current and long-term liabilities are accounted for at their known or computed amounts, including, if applicable, the related income, charges and monetary variations.

i)	Statements of Income

The income statement transactions are reported in accordance with the accrual method of accounting.

13

j)	Income Tax and Social Contribution

Current taxes

Provisions for income tax and social contribution are based on rates and laws and regulations in force.

Deferred taxes

The Company record deferred income tax assets and liabilities based on temporary differences and tax loss carryforward.

k)	Supplemental information

In order to provide a better understanding of its financial statements, the Company has presented, as supplementary information, its consolidated statements of cash flows.

l)	Consolidation

All balances of assets and liabilities accounts of JBS S.A. and its subsidiaries and revenues and expenses from transactions between JBS S.A. and its subsidiaries were eliminated. No inter-company profits were recorded on the consolidated balance sheet of the Company as of December 31,2006. Accordingly, the shareholders’ equity of JBS S.A. individually considered is equal to its consolidated shareholders’ equity. The financial statements of the subsidiaries of JBS S.A. located outside of Brazil were originally prepared using the currency of the country in which they are located. Subsequently, these amounts were converted into Reais using the applicable commercial selling exchange rates reported by the Central Bank of Brazil on the date of the consolidated balance sheet.

The subsidiaries companies included on the consolidation are mentioned in the Note 9.

4. Marketable Securities

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

Certificates of bank deposits – CDB – DI	135,865	202,527	163,661	135,906	202,539	123,172
Investment Funds	9,481	—	—	9,481	—	—
Certificates of Deposits-CD	—	—	—	47,055	32,130	67,256
	145,346	202,527	163,661	192,442	234,669	190,428

14

Certificates of bank deposits-CDB-DI are fixed income securities that provides yield of approximately 100% of the Brazilian interbank rate, and certificates of deposit-CD provide a yield equal to exchange rate variation plus a spread of 3.50% per year. The Investment Funds are supported by applications in Multi-Market funds.

5. Trade Accounts Receivable from Customers

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

Receivable not yet due	649,222	367,381	486,831	676,406	353,579	496,422

Overdue receivables:
From 1 to 30 days	4,524	1,857	6,995	4,525	1,857	6,995
From 31 to 60 days	862	1, 148	664	862	1, 148	664
From 61 to 90 days	8,083	1,002	241	8,083	1,002	241
Above 90 days	5,106	4,068	5,264	5,106	4,068	5,264
Allowance for doubtful accounts	(2,015)	(1,134)	(2,488)	(2,163)	(1,134)	(2,488)
	16,560	6,941	10,676	16,413	6,941	10,676

	665,782	374,322	497,507	692,819	360,520	507,098

6. Inventories

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

Finished products	513,607	412,036	233,853	578,508	425,913	233,853
Work-in-progress	—	1,427	674	3,739	1,427	674
Raw-materials	18,286	31,131	29,554	40,884	31,131	29,554
Warehouse spare parts	32,042	32,069	37,506	34,373	32,069	37,506

	563,935	476,663	301,587	657,504	490,540	301,587

15

7. Recoverable Taxes

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

ICMS (value added tax)	220,731	137,262	82,336	240,688	155,564	103,854
IPI(excise tax)	117,737	49	—	232,056	59,080	59,043
PIS and COFINS (social contribution on net income	55,618	77,725	6,199	62,478	82,662	11,136
IRRF(withholding income tax	54,981	1,860	10,590	57,541	4,495	13,285
IVA (Argentine value added tax)	—	—	—	9,066	—	—
Others	3	5	1,395	187	4	1,395
	449,070	216,901	100,520	602,016	301,805	188,713
Current and Longterm:
Current	424,941	216,901	100,520	567,264	301,805	188,713
Long-term	24,129	—	—	34,752	—	—
	449,070	216,901	100,520	602,016	301,805	188,713

ICMS (value added tax)

Brazilian law authorizes manufacturers of goods to set off the ICMS tax paid upon the purchase of raw materials against the taxes charged upon the sale of the finished goods manufactured with such raw materials. Recoverable ICMS derives from tax credits received by the Company in connection with ICMS taxes paid upon its purchase of raw-materials, packaging materials and other goods, which are offset against ICMS taxes resulting from the sale of the Company’s products. As export sales are exempt from ICMS and a relevant portion of the Company’s sales are export sales, a tax credit is generated.

The Tax Authority of the State of São Paulo (Secretaria da Fazenda do Estado de São Paulo) filed administrative proceedings against the Company challenging the amount of the Company’s ICMS tax credits arising from the purchase of cattle by the Company in other Brazilian states. The Tax Authority of the State of São Paulo claims that the tax incentives granted by such other states were not based upon an agreement with the State of São Paulo, and accordingly, the Tax Authority of the State of São Paulo only recognizes the Company’s ICMS tax credits up to the amount of the ICMS tax paid in such other states.The Company’s management believes that its accounting of the ICMS tax credit is in accordance with Brazilian law, and expects to be reimbursed for a significant part of such credit during 2007.

16

IPI (excise tax)

IPI tax credits are generated as a result of social contributions (PIS and COFINS) included in the acquisition cost of raw-materials, packaging and other materials used in the manufacturing of the Company’s products, which are offset against the IPI tax paid by the Company upon the sale of finished products. Due to the fact that the exports of the Company’s products are exempt from IPI, a tax credit is generated. These tax credits were reviewed and approved by the Federal Tax Authority (Secretaria da Receita Federal), and amount to R$ 29,000 (for JBS S.A., individually considered)) and R$ 77,000 (on a consolidated basis). The Company expects to be reimbursed for these tax credits during 2007

PIS and COFINS (social contribution on net income)

PIS and COFINS tax credits are generated as a result of PIS/COFINS taxes paid by the Company upon its purchase of raw-materials, packaging and other materials used in the manufacturing of its products against the PIS/COFINS taxes paid by Company upon the sale of its finished products. Similarly to ICMS and IPI, as exports of our products are exempt from such taxes, a tax credit is created. The Company expects to be reimbursed for these tax credits during 2007.

IRRF (withholding income tax)

IRFF corresponds to withholding income tax levied upon the redemption of marketable securities by the Company. The Company expects to set off such withholding income taxes against income taxes on net income paid for the applicable period.

General comments

Based upon final administrative decisions by the Câmara Superior do Conselho de Contribuintes and on the opinion of its legal counsels, the Company has performed a monetary adjustment of its tax credits of PIS, COFINS and IPI based on the SELIC rate (which is the reference rate published by the Central Bank of Brazil). After such monetary adjustments, the Company’s total PIS, COFINS and IPI tax credits totaled R$122,466 on December 31, 2006.

8.  Related parties transactions

Transactions with related parties are mainly represented by sales operations from the parent company to its subsidiaries abroad, under normal market prices and terms, and by inter-company loans with controlled and related subsidiaries with an interest rate of 1% per month. Balances between related parties in the balance sheet and income statement are the following:

17

	Company
	2006	2005	2004
Trade accounts receivable
• Mouran Alimentos Ltda	451	—	—
• JBS Embalagens Ltda	7,822	—	—
• Friboi Egypt	41,675	32,654	—
• Friboi UK	13,728	4,991	—
	63,676	37,645	—
Trade accounts payable
• Mouran Alimentos Ltda	68	—	—
• JBS Embalagens Ltda	2,770	—	—
• Swift Armour S. A. Argentina	411	—	—
	3,249	—	—
Advances for investments in subsidiaries
• JBS Holding International S.A.	23,917	—	—
• JBS S.A. (old)		11,343	—
• Beef Snacks do Brasil	11,134		—
	35,051	11,343	—
Purchases
• JBS Embalagens Ltda	25,161	—	—
	25,161	—	—
Sales of products
• Friboi Egypt	123,310	28,282	—
• Friboi UK	34,433	26,838	—
	157,743	55,120	—
Mutual contracts
• Mouran Alimentos Ltda.	3,249	—	—
• JBS Embalagens Ltda.	103,944	117,221	13,272
• Friboi Investiments Ltd.	10,690	11,660	124,386
• JBS Global Beef Ltd.	(50,360)	—	—
• J&F Participações Ltda.		207,983	143,135
	67,523	336,864	280,793

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9) Investments in subsidiaries

a) Relevant informations about subsidiaries

	Company’s share quantity			Participation			Capital stock			Shareholders’ equity			Net income (loss)
Subsidiary:	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004
JBS Embalagens Metálicas Ltda.	9,900	9,900	5,000	99.00%	99.00%	50.00%	2	2	2	40,798	6,585	14,533	34,213	(7,947)	(14,037)

Friboi Investments S. A.	19,000	15,000	10,000	100.00%	100.00%	100.00%	40,622	35,111	13,139	49,038	31,280	14,320	11,915	(4,871)	1,181

JBS Holding Internacional S. A.	282,010	—	—	99.99%	—	—	282,010	—	—	227,728	—	—	(34,012)	—	—

JBS Global A/S (Dinamarca)	180,000	—	—	100.00%	—	—	9,279	—	—	53,355	—	—	44,080	—	—

Mouran Alimentos Ltda.	84	—	—	70.00%	—	—	120	—	—	(3,857)	—	—	(3,977)	—	—

Beef Snacks do Brasil Ltda.	9,900	—	—	99.00%	—	—	10	—	—	—	—	—	—	—	—

b) Investments movement

	Balance as of				Balance as of				Balance as of				Balance as of
	December 31,		Exchange rate		December 31,		Exchange rate		December 31,		Exchange rate		December 31,
Subsidiary:	2003	Addition	variation	Equity	2004	Addition	variation	Equity	2005	Addition	variation	Equity	2006
JBS Embalagens Metálicas Ltda.	14,285	—	—	(7,018)	7,267	7,121	—	(7,868)	6,520	—	—	33,870	40,390

Friboi Investments S. A.	—	14,367	(1,228)	1,181	14,320	23,995	(2,164)	(4,871)	31,280	8,876	(1,812)	10,694	49,038

JBS Holding Internacional S. A. (*)	—	—	—	—	—	—	—	—	—	243,785	—	(16,057)	227,728

JBS Global A/S (Dinamarca)	—	—	—	—	—	—	—	—	—	9,215	—	44,080	53,295

Mouran Alimentos Ltda.	—	—	—	—	—	—	—	—	—	84	—	(2,783)	(2,699)

Beef Snacks do Brasil Ltda.	—	—	—	—	—	—	—	—	—	10	—	—	10

Total	14,285	14,367	(1,228)	(5,837)	21,587	31,116	(2,164)	(12,739)	37,800	261,970	(1,812)	69,804	367,762

(*) JBS Holding International is the controlling company of Swift Armour Sociedad Anónima Argentina, which began to be consolidated from 2006. As a result of the merger that occurred on March 01, 2006, as stated on Note 1c, investments made in Swift Armour Sociedad Anónima Argentina in the amount of R$ 243,785 are presented as an addition to the period.

19

10. Property, plant and equipment

Company

	Annual
	Depreciation			Acumulated	Net amount
	Rates	Cost	Revaluation	Depreciation	2006	2005	2004
Buildings	3.92%	277,029	116,746	(11,252)	382,523	39,633	31,328
Undeveloped land and lands		70,483	9,352	—	79,835	—	—
Machinery & equipment	10.37%	192,082	44,638	(25,000)	211,720	83,089	80,575
Installations	7.88%	71,176	21,822	(8,194)	84,804	32,796	31,313
Computer equipment	18.45%	10,747	855	(3,703)	7,899	9,061	8,633
Vehicles and airplanes	19.54%	60,409	401	(26,192)	34,618	39,077	31,777
Construction in progress	—	85,659	—	—	85,659	65,454	28,925
Others	10.00%	12,241	4,303	(4,426)	12,118	1,222	897

Total		779,826	198,117	(78,767)	899,176	270,332	213,448

Consolidated

	Annual
	Depreciation			Acumulated	Net amount
	Rates	Cost	Revaluation	Depreciation	2006	2005	2004
Buildings	3.92%	432,031	116,746	(55,034)	493,743	58,272	50,865
Undeveloped land and lands	—	73,708	9,352	—	83,060	9,827	9,827
Machinery & equipment	10.37%	540,545	44,638	(278,928)	306,255	99,082	102,381
Installations	7.88%	71,284	21,822	(8,290)	84,816	34,443	33,239
Computer equipment	18.45%	10,907	855	(3,721)	8,041	5,552	8,712
Vehicles and airplanes	19.54%	61,899	401	(27,328)	34,972	6,762	31,884
Pasture	10.00%	—	—	—	—	39,123	—
Construction in progress	—	96,052	—	—	96,052	65,454	28,925
Others	10.00%	21,219	4,303	(7,243)	18,279	4,805	908

		1,307,645	198,117	(380,544)	1,125,218	323,320	266,741

20

During 2006, supported by appraisal reports from SETAPE- Serviços Técnicos de Avaliações do Patrimônio e Engenharia S/C Ltda., the Company revalued its facilities, resulting in an increase in the value of these assets in the amount of R$170,798. Other revaluations of our fixed assets were recorded in the last three years, resulting in an increase in the value of the relevant fixed assets in the amount of R$27,319.

These revaluations resulted in an increase in the value of our fixed assets of R$170,798. R$116,165 of this total amount was added to the revaluation reserve and the remaining R$54,633 was recorded under deferred income tax and social contribution.

As of December 31, 2006, the balance of the Company’s revaluation of fixed assets account was R$198,117, the balance of the Company revaluation reserve account was R$130,521, and the balance of the Company income tax and social contribution account was R$62,665. The Company recorded accrued depreciation of R$4,931 with respect to the Company’s revaluation of fixed assets as of December 31, 2006.

Other revaluations of fixed assets are scheduled to occur between 2007 and 2010, in conformity with the rules issued by IBRACON and the Rule No. 183/95 issued by CVM.

21

11.                 Loans and Financings

Company

Modality	Annual average rate of interest and commissions	2006	2005	2004
Financing for purchase of fixed assets
FINAME/FINEM- Enterprise financing	TJLP and interest rate of 5,0%	250,785	59,164	44,980
FINIMP- Import financing agency	Exchange rate variation and interest rate of 5,0%	12,492	17,497	8,084
CDC- Direct Credit to the Consumer	Fixed interest rate of 22,0%	—	2,282	3,450
		263,277	78,943	56,514
Loans for working capital purposes
Exchange advance contracts - ACC	Exchange rate variation and interest rate of Libor + 0,5%	—	289,363	413,577
EXIM-BNDES export credit facility	TJLP and interest rate of 6,13%	550,452	310,282	74,622
Fixed Rate Notes with final maturity in February 2011	Exchange rate variation and fixed interest rate of 9,375%	597,224	—	—
Working Capital	CDI and interest rate of 2,00%	1,052	37,283	64,511
Export prepayment	Exchange rate variation and interest rate of Libor + 2,1%	275,046	307,420	314,507
Working Capital (Resolution 63)	Exchange rate variation and interest rate of 0,5%	—	77,562	111,254
Fixed Rate Notes with final maturity in February 2016	Exchange rate variation and fixed interest rate of 10,5%	673,256	—	—
NCE/COMPROR	CDI and interest rate of 2,0%	229,198	334,943	52,646
Anticipated payment	Exchange rate variation	—	—	15,757
PROGEREM	TJLP and interest rate of 5,5%	29,600	—	—
		2,355,828	1,356,853	1,046,874

Total Loans and Financings		2,619,105	1,435,796	1,103,388
Current and Long-term
Current		579,128	949,826	777,173
Long-term		2,039,977	485,970	326,215
		2,619,105	1,435,796	1,103,388

22

Consolidated

Modality	Annual average rate of interest and commissions	2006	2005	2004
Financing for purchase of fixed assets
FINAME/FINEM- Enterprise financing	TJLP and interest rate of 5,0%	250,785	59,164	44,980
FINIMP- Import financing agency	Exchange rate variation and interest rate of 5,0%	12,492	17,497	8,084
CDC- Direct Credit to the Consumer	Fixed interest rate of 22,0%	—	2,282	3,450
		263,277	78,943	56,514

Loans for working capital purposes
Exchange advance contracts - ACC	Exchange rate variation and interest rate of Libor + 0,5%	—	289,363	413,577
EXIM-BNDES export credit facility	TJLP and interest rate of 6,13%	550,452	310,282	74,622
Fixed Rate Notes with final maturity in February 2011	Exchange variation and fixed interest of 9,375%	597,224	—	—
Working Capital	CDI and interest rate of 2,00%	75,562	37,283	64,511
Export prepayment	Exchange rate variation and interest rate of Libor + 2,1%	275,046	307,420	314,507
Working Capital (Resolution 63)	Exchange rate variation and interest rate of 0,5%	—	77,562	111,254
Fixed Rate Notes with final maturity in February 2016	Exchange rate variation and fixed interest rate of 10,5%	673,256	—	—
NCE/COMPROR	CDI and interest rate of 2,0%	229,198	334,943	52,646
Advance payment	Exchange rate variation	—	—	15,757
PROGEREM	TJLP and interest rate of 5,5%	29,600	—	—
		2,430,338	1,356,853	1,046,874

Total Loans and Financings		2,693,615	1,435,796	1,103,388
Current and Long-term
Current		653,638	949,826	777,173
Long-term		2.039,977	485,970	326,215
		2,693,615	1,435,796	1,103,388

23

Long-term installments have the	Company			Consolidated
following maturities	2006	2005	2004	2006	2005	2004

December 31, 2006	—	—	176,631	—	—	176,631
December 31, 2007	—	302,671	129,452	—	302,671	129,452
December 31, 2008	507,165	150,021	17,090	507,165	150,021	17,090
December 31, 2009	179,535	29,602	3,042	179,535	29,602	3,042
December 31, 2010	105,747	3,676	—	105,747	3,676	—
December 31, 2011	606,130	—	—	606,130	—	—
December 31, 2016	641,400	—	—	641,400	—	—

	2,039,977	485,970	326,215	2,039,977	485,970	326,215

Exchange Contract Advances (ACCs) are credits funded by financial institutions through JBS S.A., amounting to US$123,622 on December 31, 2005 and US$ 155,808 on December 31, 2004 and are used to finance Company’s export sales.

Outstanding amounts of export pre-payment loans were US$128,646 on December 31, 2006, US$131,336 on December 31, 2005 and US$118,485 on December 31, 2004. Such loans were funded by financial institutions.

PROGEREM is a financing program of the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social – BNDES) established to fund the expansion of industrial capacity and to foster the social benefits arising from such expansion.

NCE (Notas de Crédito à Exportação)/COMPROR are an export finance credit facility linked to COMPROR used to finance the purchase by the Company of raw materials used in its export products.

The financing provided by BNDES and the ACC’s are secured by fixed assets.

EUROBONDS - JBS S.A. issued 9.375% fixed rate notes due 2011 in total aggregate amounts of US$200.0 million on February 6, 2006 and US$75.0 million on February 14, 2006. These notes are guaranteed by JBS S.A. and J&F Participações Ltda. Interest on these notes accrues at a rate of 9.375% per annum from February 6, 2006 and is payable quarterly in arrears on February 7, May 7, August 7 and November 7 of each year, beginning on May 7, 2006. The principal amount of these notes is payable in full on February 7, 2011.

144-A - JBS S.A. also guarantees the 10.5% fixed rate notes due 2016 in the total aggregate amount of US$300.0 million on July 28, 2006. These notes are also guaranteed by Flora Produtos de Higiene e Limpeza Ltda. Interest on these notes accrues at a rate of 10.5% per annum from February 6, 2006 and is payable in arrears on August 4 and February 4 of each year. The principal amount of these notes is payable in full on August 4, 2016.

24

12.                 Trade accounts payable to suppliers

	Company			Consolidated
	2006	2005	2004	2006	2005	2004
Commodities	188,963	80,923	72,866	214,248	80,923	72,866

Materials and services	77,736	84,677	47,296	84,618	84,683	47,303

Finished products	4,761	11,277	9,522	10,428	11,278	9,522

	271,460	176,877	129,684	309,294	176,884	129,691

13.                 Payroll and Taxes Payable

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

Payroll and related social charges	40,333	17,585	16,302	49,799	17,585	16,302
Accrual for labor liabilities	21,835	20,674	17,251	21,943	20,674	17,251
Income tax payable – IRPJ	—	3,446	—	—	3,446	—
Social contribution payable - CSLL	—	725	—	—	725	—
ICMS taxes payable
(FOMENTAR program)	—	1,542	—	149	1,542	—
ICMS-value added taxes payable	9,786	2,148	12,118	9,790	2,148	12,118
Others	1,188	603	664	2,766	4,274	673

	73,142	46,723	46,335	84,447	50,394	46,344

25

14.            Contingencies

The Company and its subsidiaries are parties to several legal and administrative proceedings arising in the ordinary course of their respective businesses, including labor proceedings, civil proceedings and tax proceedings. The Company has established provisions in its financial statements for the contingencies arising from these proceedings. The table below sets forth the main information about our legal and administrative proceedings as of December 31, 2006:

Company			Consolidated
Type of Proceedings	Number of lawsuits/administrative proceedings	Provision	Provision
Labor	639	4,637	10,435
Civil	720	12,657	12,657
Tax	161	29,913	29,913
Total	1,520	47,207	53,005

Tax Proceedings

a)              ICMS – Value Added Tax (Imposto sobre Operações Relativas à Circulação de Mercadorias e sobre a Prestação de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação)

The Tax Authority of the State of São Paulo (Secretaria da Fazenda do Estado de São Paulo) filed several administrative proceedings against the Company, under which the Tax Authority challenges the amount of the Company’s ICMS tax credits arising from the purchase of cattle by the Company in other Brazilian states. The Tax Authority of the State of São Paulo claims that the tax incentives granted by such other states were not based upon interstate agreements, and accordingly, the Tax Authority of the State of São Paulo only recognizes the Company’s ICMS tax credits up to the amount of the ICMS tax paid in such other states. The Company estimates that the claims under these administrative proceedings amount to R$22,276 in the aggregate. In addition to presenting its defense in such administrative proceedings, the Company has filed legal proceedings seeking the payment of damages from such other states if the Tax Authority of the State of São Paulo prevails in these administrative proceedings. Based on the opinion of the Company’s legal counsels, the Company’s management established a provision for losses arising from such administrative and legal proceedings in the amount of R$1,274 as of December 31, 2006.

26

b)              PIS (Programa de Integração Social) and COFINS (Contribuição para Financiamento da Seguridade Social)

The Company has filed administrative proceedings challenging the calculation method used in the assessment of PIS and COFINS by the Federal Tax Authority (Secretaria da Receita Federal). The Company’s management estimates that the contingencies arising from these legal proceedings amount to R$6,969 in the aggregate. Based on the opinion of the Company’s legal counsels and recent decisions granted by the Brazilian Federal Supreme Court (Supremo Tribunal Federal), the Company’s management has recorded a provision for losses arising from such legal proceedings in the amount of R$1 ,967 as of December 31, 2006.

c)              CSLL - Social contribution on net profit (Contribuição Social sobre o Lucro Líquido)

Based on an amendment to the Brazilian Federal Constitution that exempted revenues from exports from federal contributions, the Company has filed a lawsuit against the Federal Tax Authority (Secretaria da Receita Federal) seeking to exclude its revenues from exports from the calculation of the Social Contribution on Net Profit (Contribuição Social Sobre o Lucro Líquido – CSLL) payable by the Company. Although there are no judicial precedents supporting the exclusion of revenues from exports from the calculation of CSLL, the Company has historically excluded these amounts from the calculation of the CSLL payable by it. Despite the Company’s management belief that the Company will prevail in these proceedings, the Company’s management has established a provision for losses arising from these lawsuits in the approximate amount of from this legal proceeding in the amount of R$15,806 as of December 31, 2006.

d)              INSS - National Social Security Institute (Instituto Social de Seguridade Social)

In June 2002, the INSS filed two administrative proceedings (autos de infração) against the Company, seeking to collect certain social security contributions (which are referred to as contributions to the Rural Workers’ Assistance Fund (NOVO FUNRURAL) in the aggregate amount of R$69, 194, that the Company should have allegedly withheld in connection with purchases of cattle from individual ranchers. As a result of a decision by a lower court in a proceeding to adjudicate a writ of mandamus action filed by the Company in order to challenge the constitutionality of such social security contributions, the administrative proceedings have been stayed and the INSS has been enjoined from collecting these social security contributions from the Company.

27

The INSS has not timely appealed from this decision and, accordingly, the proceeding has been submitted to the review of the Regional Federal Court of the 3rd Region as a matter of law. Currently, the proceedings await a ruling by such appellate court. Based on the Company’s legal counsel opinion supported by precedents of the Federal Supreme Court in a similar case, the Company’s management believes that the Company will prevail in these proceedings. Accordingly, the Company has not established any provision for contingencies arising from these proceedings.

In order to preserve its claims under the administrative proceeding and to avoid the lapse of the applicable statute of limitations period relating to these claims, the INSS sent the Company tax default notices (notificações fiscais de lan çamento de débito) with respect to the contributions allegedly owed by the Company for the period from January 1999 to December 2003 in the aggregate amount of R$69,194. In its defense to these default notices, the Company argued that it did not pay the contributions with respect to the period described in such notices in light of the favorable decision issued by the trial court reviewing the writ of mandamus action, which ordered the stay of the administrative proceedings and enjoined the INSS from collecting the contributions from the Company until a final decision is reached under such action.

An ongoing legal proceeding arguing the unconstitutionality of the contribution to the Rural Workers’ Assistance Fund, with issues and factual circumstances similar to our writ of mandamus action is currently under review by the Brazilian Federal Supreme Court (Supremo Tribunal Federal). Up to the present moment, five of the ten justices opining on this proceeding have voted to declare this contribution unconstitutional and no justice has issued a dissenting opinion on this matter.

Based on this and other precedents and on the opinions of its external legal counsel, the Company’s management believes the Company will prevail in these proceedings. Accordingly, the Company’s management has not established any provision for contingencies arising from these proceedings as of December, 31, 2006. Currently, the Company does not pay or deposit with any court any amounts in connection with contributions to the Rural Workers’ Assistance Fund.

Social Security Contributions – Third-party Entities. The INSS filed several administrative proceedings against the Company with claims totaling approximately R$11,000, seeking to collect certain social security contributions with respect to third-party entities (contribuições previdenciárias – terceiras entidades) allegedly owed by the Company. These proceedings are based on a wrongful interpretation by the INSS of the Social Security Fund Code (Código do Fundo de Previdência e Assistência Social). Based on the opinion of the Company’s external legal counsel, the management of the Company believes the Company will prevail in these proceedings. Accordingly, the management of the Company has not established any provision for contingencies arising from these proceedings as of December, 31, 2006.

28

e)              Other Tax Proceedings

The Company is also party to other 100 tax lawsuits and administrative proceedings. Contingencies arising from these proceedings are not material to the Company if considered on an individual basis. Set forth below are the details of these proceedings:

•                  proceeding filed against the Company with claims totaling R$1,020, seeking to collect certain taxes allegedly owed by the Company in connection with the irregular remittance of goods by the Company to the Manaus Free Trade Area (Zona Franca de Manaus);

•                  proceeding filed against the Company with claims totaling R$805, seeking to collect contributions to the National Service of Industrial Learning (Serviço Nacional de Aprendizagem Industrial - SENAI) allegedly owed by the Company;

•                  proceeding filed against the Company with claims totaling R$2,168, seeking to collect amounts allegedly owed by the Company in connection with tax credits for fuel used in the transportation of cattle to slaughterhouses;

•                  proceeding filed against the Company with claims totaling R$1,184, seeking to collect amounts allegedly owed by the Company with respect to an irregular invoice for the sale of certain products of the Company;

•                  proceeding filed against the Company with claims totaling R$431, seeking to collect amounts allegedly owed by the Company for not presenting evidence of the delivery of products sold by the Company to the applicable tax authority;

•                  other administrative tax proceedings with individual claims in amounts below R$200, which total R$5,258 in the aggregate.

Labor Proceedings

At December 31, 2006, the Company was party to (i) 558 labor lawsuits and 79 administrative proceedings (autos de infração) filed by the Regional Labor Offices (Delegacias Regionais do Trabalho) involving claims in the total aggregate amount of R$16,561 and (ii) two administrative proceedings filed by the Labor Department of Justice (Ministério Público do Trabalho) involving claims in the total aggregate amount of R$258. Based on the opinion of the Company’s external legal counsel, the Company’s management recorded a provision in the amount of R$4,637 for losses arising from such proceedings as of December 31, 2006.

Most of these lawsuits were filed by former employees of the Company seeking overtime payments and payments relating to their exposure to health hazards. Approximately 8,0% of these lawsuits were filed by employees of third-party companies that provide outsourced services to the Company. Pursuant to Brazilian labor laws, the Company jointly liable for failure of these third-party companies to comply with applicable labor laws.

29

Civil  Proceedings

a) Slaughterhouse at Araputanga

In 2001, the Company (formerly known as Friboi Ltda.), entered into a purchase agreement for the acquisition of one slaughterhouse located in the City of Araputanga, State of Mato Grosso, from Frigorífico Araputanga S.A. (“Frigorífico Araputanga”) for an aggregate purchase price of approximately R$36 million. As a result of the payment of the purchase price by the Company and the acknowledgement by Frigorífico Araputanga of compliance by the Company with its obligations under the purchase agreement, a public deed reflecting the transfer of title of the slaughterhouse from Frigorífico Araputanga to the Company was registered with the applicable real estate notary. As (i) Frigorífico Araputanga was a beneficiary of certain tax benefits granted by the Federal Government through an agency responsible for fostering the development of the northern region of Brazil (Superintendência de Desenvolvimento da Amazônia – SUDAM) and (ii) [the slaughterhouse sold to the Company was granted by Frigorífico Araputanga to SUDAM as collateral for these tax benefits the consent of SUDAM was required for the registration of the public deed with the applicable real estate notary. In June 2004, Frigorífico Araputanga S.A. filed a lawsuit against the Company in a state court located in the City of Araputanga, State of Mato Grosso, alleging that the Company breached the purchase agreement and seeking an injunction to prevent the Company from finalizing the transfer of the slaughterhouse and a declaratory judgment that the purchase agreement and the public deed registered with the real estate notary were null and void.

In the lawsuit, Frigorífico Araputanga claimed that the sale of the slaughterhouse should be nullified as the Company did not obtain the consent of SUDAM in order to register the public deed with the applicable real estate notary. In January 2005, the court of appeals (Tribunal de Justiça do Mato Grosso) held that the Company had complied with all material terms of the purchase agreement. The lawsuit was subsequently submitted to the review of the Federal Court of Cáceres, under No. 2005.36.01.001618-8, in light of the inclusion of the Federal Government as a party to the lawsuit. The Company obtained the consent of Unidade de Gerenciamento dos Fundos de Investimento - UGFIN, the successor of SUDAM, and this consent was declared valid by the Federal Regional Court of the 1st Region (Tribunal Federal da 1ª Região) under Proceedings No. 2006.01.00.024584-7 and 2006.01.00.019052-8.

30

As a result, the Company succesfuly registered the public deed transfering title of the slaughterhouse from Frigorífico Araputanga to the Company with the real estate registry. This proceeding remains pending until court-appointed accounting experts confirm the amount of the payments made in connection with the proceeding and certain appeals are reviewed by the applicable appellate courts. Based on the opinion of the Company’s legal counsel, supported by precedents of the Federal Brazilian Supreme Court (Supremo Tribunal Federal) and the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), the Company’s management believes that the Company will prevail in these proceedings. Accordingly, the Company’s management has not established any provision for contingencies arising from these proceedings.

b) Trademark Infringement

In July 2005, Frigorífico Araputanga also filed a lawsuit against the Company seeking damages in the amount of R$26.9 million and punitive damages in the amount of R$100 million for the use by the Company of the trademark “Frigoara” without Frigorífico Araputanga’s consent. The amounts of the claim were based upon a report presented by Frigorífico Araputanga to the trial court, which appraised the value of the trademark “Frigoara” at R$31 5,000. The Company presented its defense against this lawsuit alleging that (i) the lawsuit should be analyzed and reviewed together with the lawsuit relating to the purchase of the slaughterhouse from Frigorífico Araputanga by the Company, (ii) the trademark “Frigoara” was used by the Company for a limited period of time, with the written consent and upon the request of Frigorífico Araputanga (the use of the trademark by the Company was a requirement of SUDAM to consent to the registration of the public deed contemplating the transfer of the slaughterhouse from Frigorífico Araputanga to the Company) and (iii) the amount of any damages under the lawsuit should be limited to a percentage of products sold by the Company under the trademark “Frigoara,” pursuant to article 208 of the Intellectual Property Law. Almost all of the products manufactured by the Company are marketed under the trademark “Friboi.” The only product marketed by the Company under the trademark “Frigoara” is minced meat, in limited amounts.

In light of the foregoing, the Company’s management established a provision for losses arising from this lawsuit in the amount of R$600 as of December 31, 2006. Following a determination of the judge of the trial court, the lawsuit was submitted to the review of the Federal Court of Cáceres on January 17, 2007. The judge of the Federal Court of Cárceres determined that this lawsuit be joined with the lawsuit relating to the purchase of the slaughterhouse by the Company from Frigorífico Araputanga. The Federal Government will be notified to issue an opinion on the matter under discussion in this lawsuit.

31

Based on the Company’s legal counsel opinion supported by precedents of the Federal Brazilian Supreme Court (Supremo Tribunal Federal) and the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), the Company’s management believes that the Company will prevail in these proceedings.

c) Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica), or CADE

In 2005, the Economic Law Secretariat (Secretaria de Direito Econômico) initiated administrative proceedings against 11 Brazilian beef processing companies, including the Company (formerly Friboi Ltda.) and other large beef producers. The proceedings relate to allegations made by the Brazilian Confederation of Agriculture and Cattle Raising (Confederação da Agricultura e Pecuária do Brasil) that these beef companies may have breached Brazilian antitrust regulations by entering into agreements to establish the price of cattle purchased by them for slaughter. The SDE submitted these proceedings to the review of the Brazilian Antitrust Authority (Conselho Administrativo da Defesa Econômica – CADE) with a recommendation to impose fines on the beef producers which are party to the proceedings. If CADE ultimately confirms such recommendation, CADE may impose administrative penalties on the Company in accordance with articles 23 and 24 of Law No. 8,884/84, including an administrative fine that may range from 1.0% to 30.0% of teh Company’s annual gross revenues for the years prior to the proceeding. Based on the evidence presented in connection with these proceedings and on the arguments of its defense (that will be presented before CADE together with the opinion of a renowned Economics professor), the Company’s management believes that CADE will grant the Company a favorable decision under these proceedings. In particular, the Company believes that there can be no standard discount prices for cattle carcass. Based on the opinion of the Company’s legal counsel supported by favorable domestic and international precedents, the Company’s management believes that the Company will prevail in these proceedings. Accordingly, the Company’s management has not established any provision for contingencies arising from these proceedings.

d) Accidents in the Workplace

At December 31, 2006, the Company was party to several civil lawsuits, under which certain of the Company’s former and current employees are seeking damages from accidents that occurred in the workplace, in amounts varying based on their salaries. Based on the opinion of the Company’s legal counsel, the Company’s management recorded a provision for losses arising from these lawsuits in the amount of R$1 2,057 as of December 31, 2006.

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15.                 Income tax and social contribution

Income tax and social contribution are recorded based on taxable net income pursuant to the rates set forth in the applicable laws. Deferred income tax and social contribution are recorded based on the differences between the carrying amounts on the Company’s financial statements and the tax basis of assets and liabilities, as well as on the tax loss carryforward credits, based on temporary differences.

a) Reconciliation of income tax and social contribution

	Company			Consolidated
	2006	2005	2004	2006	2005	2004

Income before income tax and social contribution	205,212	113,632	171,094	211,181	113,553	164,077
Plus:
Equity Accounting	—	12,739	5,837	—	12,739	5,837
Non-deductible expenses	9,121	5,535	2,009	24,269	5,614	9,026
Provision for contingencies	47,207	—	—	57,301	—	—
	56,328	18,274	7,846	81,570	18,353	14,863
Minus:
Equity accounting	69,804	—	—	69,804	—	—
Interest attributable toshare holders’ equity	8,182	31,745	21,751	8,182	31,745	21,751
Other	—	2,832	266	—	2,832	266
	77,986	34,577	22,017	77,986	34,577	22,017
Calculation basis for income tax	183,554	97,329	156,923	214,765	97,329	156,923
CSLL Deduction	—	41,134	68,873	—	41,134	68,873
Calculation basis for CSLL	183,554	56,195	88,050	214,765	56,195	88,050

Income tax and CSLL – 34%	62,384	29,366	46,131	72,997	29,366	46,131

Actual rate - %	30,4	25,8	27,0	34,6	25,9	28,1

Temporary additions :
Provision for contingencies	47,207	—	—	57,301	—	—

Deferred income tax and CSLL – 34%	16,050	—	—	19,482	—	—

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b) Deferred income tax and social contribution

	Company			Consolidated
	2006	2005	2004	2006	2005	2004
Assets:

On provision for contingencies	16,050	—	—	19,482	—	—
• Current year	—	—	—	4,010	—	—
• Prior years	16,050	—	—	23,492	—	—

Liabilities:

On revaluation reserve	62,665	8,566	9,892	62,665	8,566	9,892
	62,665	8,566	9,892	62,665	8,566	9,892

The deferred income tax and social contribution balance from prior years in the amount of R$ 4,010 belongs to a subsidiary, which began to be consolidated from 2006 as a result of the merger that occurred on March 01, 2006.

The Company and its subsidiaries have a track record of future taxable net income. The Company expects to recover the tax credits arising there from within eight years due to the termination of the causes of their contingencies, as follows:

	Company	Consolidated
2008	394	2,254
2009	394	2,254
2010	394	2,255
2011	394	2,255
2012 a 2014	14,474	14,474
	16,050	23,492

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16.                 Shareholders’ Equity

a)              Capital Stock

The capital stock of JBS S.A. is fully subscribed and paid-up as of December 31, 2006 and is represented by 52,523,990 shares, without par value (7,500,000 quotas in 2005 and 2004).

b)              Revaluation reserve

Revaluation reserve reflects the revaluations effected by the Company, net of tax effects that are progressively offset against retained earnings to the same extent that the increase in value of the revalued property is realized through depreciation, disposal or retirement.

c)              Dividends

Pursuant to Brazilian Corporation Law and in accordance with its by-laws, the Company is required to make a minimum dividend payment to all of its shareholders during each fiscal year amounting to 25.0% of its annual net income (as adjusted pursuant to Brazilian Corporation Law) during the previous fiscal year.

d)              Legal Reserve

On the Extraordinary Shareholders’ Meeting held on January 2, 2007, the shareholders of the Company approved the reinvestment of all the Company’s net income in 2006. As a result, the legal reserve was not established as provided by the Brazilian Corporation Law.

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17.                 Financial Income (Expense), Net

	Company			Consolidated
	2006	2005	2004	2006	2005	2004
Financial expenses:
Monetary variations	(139,370)	(134,672)	(106,504)	(149,810)	(135,994)	(214,380)
Interest	(253,257)	(128,887)	(140,213)	(261,652)	(129,199)	(147,553)
Discounts	(125,179)	(57,453)	(2,981)	(125,179)	(57,453)	(2,982)
Bad debt write-offs	(2,935)	(663)	(4,169)	(3,170	(663)	(4,169)
Taxes on financial transactions-CPMF	(23,925)	(18,775)	(16,913)	(24,146)	(18,815)	(17,145)
Interest on derivatives	(268,339)	(167,921)	(46,728)	(324,409)	(263,810)	—
Income tax on interest – Fixed rates notes with final maturity in February 2011	(7,158)	—	—	(7,158)	—	—
Income tax on interest – Fixed rates notes with final maturity in February 2016	(3,982)	—	—	(3,982)	—	—
Bank service charges and other expenses	(4,828)	(8,773)	(9,463)	(5,315)	(8,781)	(9,749)
	(828,973)	(517,144)	(326,971)	(904,821)	(614,715)	(395,978)
Financial Income:

Monetary variation	67,671	122,628	137,521	77,165	122,661	207,837
Interest	53,130	48,154	45,717	53,211	48,224	36,722
Interest on derivatives	301,930	92,482	10,823	351,148	185,301	—
Discounts	19,205	3,998	8,380	63.459	3.998	8.381
Results of investment funds	107,740	—	—	112,693	—	—
	549,676	267,262	202,441	657,676	360,184	252,940
Net	(279,297)	(249,882)	(124,530)	(247,145)	(254,531)	(143,038)

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18.                 Management’s Compensation

For the years ended December 31, 2006, 2005 and 2004, the aggregate compensation paid by the Company to the Company’s management was R$5,180; R$4,564 and R$3,864, respectively.

19.                 Insurance Coverage (unaudited)

The Company has a policy of maintaining insurance coverage on its fixed assets and inventory that are subject to risks, in amounts that the management of the Company deems sufficient to cover potential losses, in light of the nature of its activities and advice from insurance consultants.

20.                 Risk Management and Derivative Instruments

The Company’s operations are exposed to market risks primarily related to exchange rates, the credit worthiness of its customers, interest rates and cattle prices. These types of risks are monitored by its treasury area, which manages these risks through a system of statistical computation of the Value at Risk (VAR) and its technical committee. This committee is composed of board members and by the Company’s financial executives, who monitor the risks, limits on financial positions and overall level of risk exposure.

a) Exchange Rate and Interest Rate risks

The exchange rate and interest rate risks related to financings and loans, marketable securities and accounts receivable from clients denominated in foreign currencies are hedged on a transaction by transactions basis through derivative instruments, such as swap contracts (dollar to CDI or LIBOR to fixed interest rates or vice-versa) and futures contracts traded on the Bolsa de Mercadorias e Futuros - BM&F and forward contracts.

The notional value of the contracts is only accounted for in memorandum accounts.

The results of over-the-counter trades in the futures market and daily adjustments of currency future contracts are made realized and liquidated; on the BM&F, and, as of June 30, 2006, are accounted for as “Amounts receivable from or payable on future contracts”.

The results of over-the-counter trades contracted with a future maturity date are recorded on the balance sheet.

37

b) Credits risks

The Company is exposed to credit risks in respect of accounts receivable from customers, which are partially mitigated through the diversification of the credit profile of the Company’s customer portfolio. The Company does not have a client that represents more than 10% of its combined net sales revenue, and its clients have good financial and operating indicators.

c) Purchase Price of Cattle

The Company is exposed to volatility with respect to the price of cattle, caused by climate factors, supply, transportation cost and agricultural policies. According to its inventory policy, the Company maintains individual physical control of its livestock, which includes anticipated purchases combined with operations on the future markets.

d) Estimated Market Value

The assets and liabilities of the Company are accounted for in the consolidated balance sheet and in the “pro forma” balance sheets of JBS S.A. based on their respective acquisition cost, and the related classification of revenue and expenses in the income statement is accounted for based on its expected fair market or liquidation.

* * *

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APPENDIX E-2

Unaudited Consolidated Financial Statements of JBS S.A. and its subsidiaries for the nine-month period ended September 30, 2007

JBS S.A

ITR - Nine month period

As of September 30, 2007

1

Report of Independent Auditors

To the shareholders and management of JBS S.A.

1.      We have performed a special (limited) review of balance sheet and the related statements of income of JBS S.A. (Company) and JBS S.A. and its subsidiaries (Consolidated) and the performance report for the three-month period and nine-month period ended September 30, 2007 and 2006, prepared under the responsibility of the Companies’s management. Our responsibility is to issue our special report, without expressing an opinion on these individual and consolidated financial statements. The interim financial information of Swift-Armour Sociedad Anónima Argentina, a wholly-owned subsidiary of the Company, for the three-month period and nine-month period ended September 30, 2007 and 2006 were subjected to a special review by other independent auditors and our special review was also based on its review.

2.      We conducted our special review in accordance with specific standards established by the Brazilian Institute of Independent Auditors (IBRACON), together with the Federal Accounting Council, which consisted principally of: (a) inquiring of and discussing with executive officers responsible for the accounting, financial and operating areas of the JBS S.A. (Company) and its subsidiaries relating the criteria adopted in preparing the interim individual and consolidated financial information, and (b) reviewing the information and subsequent events that had or might have had material effects on the financial position and results of operations of JBS S.A. (Company) and its subsidiaries.

3.      Based on our special review and on the special review report of the other independent auditors of Swift-Armour Sociedad Anónima Argentina as described in the first paragraph hereof, we are not aware of any material modifications that should be made to the interim JBS S.A. (Company) and JBS S.A. and its subsidiaries individual and consolidated financial information referred to in paragraph 1 for them to be in accordance with generally accepted accounting principles in Brazil, specially applicable to the preparation of the individual and consolidated interim financial information of JBS S.A. (Company) and JBS S.A. and its subsidiaries.

4.      We have reviewed the balance sheets of JBS S.A. and JBS S.A. and its subsidiaries as of June 30, 2007, presented for comparative purposes with the correspondent ones taken as of September 30, 2007, and our special report was issued, without any qualifications, dated as of August 31, 2007.

São Paulo, November 5, 2007

Auditores Independentes - S/S	Luiz Cláudio Fontes
CRC 2 SP 018.196/O-8	Sócio-contador
CRC 1 RJ-032.470/O-9 “T”-PR-”S”-SP

2

JBS S.A. and its Subsidiaries

BALANCE SHEETS

(In thousands of Reais)

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007

ASSETS

CURRENT ASSETS

Cash and cash equivalents	61.007	60.732	235.954	97.351
Short-term investments (Note 5)	1.024.808	676.492	1.385.054	719.032
Trade accounts receivable, net (Note 6)	472.190	568.655	1.210.019	636.757
Inventories (Note 7)	510.637	576.338	1.560.825	750.077
Recoverable taxes (Note 8)	415.138	423.690	544.489	522.245
Prepaid expenses	5.525	2.575	55.012	6.549
Other current assets	90.912	64.881	168.438	102.525

TOTAL CURRENT ASSETS	2.580.217	2.373.363	5.159.791	2.834.536

NON-CURRENT ASSETS

Long-term assets
Credits with related parties (Note 9)	47.068	48.227	—	—
Judicial deposits and others	7.809	6.608	33.786	9.173
Deferred income taxes (Note 16)	15.256	16.722	22.416	23.933
Recoverable taxes (Note 8)	28.703	27.256	38.238	38.066

Total long-term assets	98.836	98.813	94.440	71.172

Permanent assets

Advances for investments in subsidiaries (Note 9)	—	44.114	—	—
Investments in subsidiaries (Note 10)	2.279.987	490.931	882.745	20.050
Other investments	10	10	10	10
Property, plant and equipment, net (Note 11)	1.175.119	1.096.718	2.402.756	1.401.504
Intangible assets, net	9.615	9.615	178.074	22.870

Total Permanent assets	3.464.731	1.641.388	3.463.585	1.444.434

TOTAL NON-CURRENT ASSETS	3.563.567	1.740.201	3.558.025	1.515.606

TOTAL ASSETS	6.143.784	4.113.564	8.717.816	4.350.142

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Trade accounts payable (Note 12)	314.742	248.152	1.024.922	343.481
Loans and financings (Note 13)	805.562	449.175	2.387.251	543.970
Payroll and social charges (Note 14)	98.422	103.485	205.539	121.564
Other current liabilities	79.925	69.394	140.071	80.242

TOTAL CURRENT LIABILITIES	1.298.651	870.206	3.757.783	1.089.257

NON-CURRENT LIABILITIES

Loans and financings (Note 13)	1.510.571	1.676.778	1.562.247	1.685.013
Deferred income taxes (Note 16)	60.525	61.312	84.949	61.312
Provision for contingencies (Note 15)	44.258	49.182	53.395	55.194
Other non-current liabilities	21.627	23.670	45.086	29.069

TOTAL NON-CURRENT LIABILITIES	1.636.981	1.810.942	1.745.677	1.830.588

MINORITY INTEREST	—	—	6.204	(2.119)

SHAREHOLDERS’ EQUITY (Note 17)

Capital stock	1.945.581	91.748	1.945.581	91.748
Capital reserve	1.160.983	1.160.776	1.160.983	1.160.776
Revaluation reserve	126.367	127.475	126.367	127.475
Retained earnings	(24.779)	52.417	(24.779)	52.417

TOTAL SHAREHOLDERS’ EQUITY	3.208.152	1.432.416	3.208.152	1.432.416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	6.143.784	4.113.564	8.717.816	4.350.142

The accompanying notes are an integral part of the financial statements

3

JBS S.A. and its Subsidiaries

STATEMENTS OF INCOME FOR THE PERIOD OF NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(In thousands of Reais)

	Company		Consolidated
	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006

GROSS OPERATING REVENUE
Sales of products:
Domestic Sales	1.553.250	1.163.019	4.670.123	1.306.688
Foreign Sales	1.692.089	1.651.813	3.226.423	1.971.168

	3.245.339	2.814.832	7.896.546	3.277.856

SALES DEDUCTIONS

Returns and discounts	(130.530)	(45.463)	(173.558)	(76.346)
Sales taxes	(191.044)	(123.208)	(232.069)	(144.927)

	(321.574)	(168.671)	(405.627)	(221.273)

NET SALE REVENUE	2.923.765	2.646.161	7.490.919	3.056.583

Cost of goods sold	(2.139.167)	(1.976.755)	(6.463.309)	(2.329.049)

GROSS INCOME	784.598	669.406	1.027.610	727.534

OPERATING INCOME (EXPENSE)

General and administrative expenses	(50.321)	(50.497)	(149.443)	(76.037)
Selling expenses	(283.051)	(247.474)	(463.990)	(272.470)
Financial income (expense), net (Note 18)	(223.437)	(175.349)	(318.684)	(203.482)
Equity in subsidiaries	(125.015)	(21.156)	—	—
Initial Public Offering expenses	(52.244)	—	(52.244)	—
Goodwill amortization	(1.293)	—	(1.293)	—

	(735.361)	(494.476)	(985.654)	(551.989)

OPERATING INCOME	49.237	174.930	41.956	175.545

NON-OPERATING INCOME (EXPENSE), NET	(60)	(5.913)	5.814	(5.485)

INCOME BEFORE TAXES	49.177	169.017	47.770	170.060

Current income taxes	(77.316)	(64.659)	(80.586)	(65.669)
Deferred income taxes	(794)	—	(256)	—
	(78.110)	(64.659)	(80.842)	(65.669)

INCOME (LOSS) BEFORE MINORITY INTEREST	(28.933)	104.358	(33.072)	104.391

Minority interest (expense) income	—	—	4.139	(33)

NET INCOME (LOSS)	(28.933)	104.358	(28.933)	104.358

NET INCOME (LOSS) PER SHARE	(26,85)

Statement of EBITDA (Earnings before income taxes, interest, depreciation and amortization and non-operating income (expense), net

Income (loss) before taxes	49.177	169.017	47.770	170.060
Financial income (expense), net (Note 18)	223.437	175.349	318.684	203.482
Depreciation and amortization	42.147	33.516	82.118	51.441
Non-operating income (expense), net	60	5.913	(5.814)	5.485
Equity in subsidiaries	125.015	21.156	—	—
Initial Public Offering expenses	52.244	—	52.244	—
Goodwill Amortization	1.293	—	1.293	—

AMOUNT OF EBITDA	493.373	404.951	496.295	430.468

The accompanying notes are an integral part of the financial statements

4

JBS S.A. and its Subsidiaries

STATEMENTS OF INCOME FOR THE PERIOD OF THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(In thousands of Reais)

	Company		Consolidated
	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006

GROSS OPERATING REVENUE
Sales of products:
Domestic Sales	541.907	381.219	3.542.723	429.186
Foreign Sales	608.428	672.857	1.858.624	883.467

	1.150.335	1.054.076	5.401.347	1.312.653
SALES DEDUCTIONS

Returns and discounts	(58.378)	(10.983)	(85.986)	(18.837)
Sales taxes	(64.220)	(37.463)	(81.796)	(59.182)

	(122.598)	(48.446)	(167.782)	(78.019)

NET SALE REVENUE	1.027.737	1.005.630	5.233.565	1.234.634

Cost of goods sold	(747.514)	(760.705)	(4.744.477)	(953.468)

GROSS INCOME	280.223	244.925	489.088	281.166

OPERATING INCOME (EXPENSE)

General and administrative expenses	(19.337)	(24.413)	(100.972)	(39.680)
Selling expenses	(99.402)	(79.273)	(257.466)	(89.957)
Financial income (expense), net (Note 18)	(129.960)	(86.276)	(189.044)	(89.933)
Equity in subsidiaries	(83.615)	3.511	—	—
Initial Public Offering expenses	(1.653)	—	(1.653)	—
Goodwill amortization	(426)	—	(426)	—

	(334.393)	(186.451)	(549.561)	(219.570)

OPERATING INCOME	(54.170)	58.474	(60.473)	61.596

NON-OPERATING INCOME (EXPENSE), NET	(50)	388	4.982	215

INCOME BEFORE TAXES	(54.220)	58.862	(55.491)	61.811

Current income taxes	(22.618)	(18.820)	(24.012)	(21.762)
Deferred income taxes	(1.466)	—	(1.513)	—
	(24.084)	(18.820)	(25.525)	(21.762)

INCOME (LOSS) BEFORE MINORITY INTEREST	(78.304)	40.042	(81.016)	40.049

Minority interest (expense) income	—	—	2.712	(7)

NET INCOME (LOSS)	(78.304)	40.042	(78.304)	40.042

NET INCOME (LOSS) PER SHARE	(72,68)

Statement ofEBITDA (Earningsbeforeincome taxes, interest, depreciation and amortization and non-operating income (expense), net

Income (loss) before taxes	(54.220)	58.862	(55.491)	61.811
Financial income (expense), net (Note 18)	129.960	86.276	189.044	89.933
Depreciation and amortization	14.328	13.322	44.219	18.747
Non-operating income (expense), net	50	(388)	(4.982)	(215)
Equity in subsidiaries	83.615	(3.511)	—	—
Initial Public Offering expenses	1.653	—	1.653	—
Goodwill Amortization	426	—	426	—

AMOUNT OF EBITDA	175.812	154.561	174.869	170.276

The accompanying notes are an integral part of the financial statements

5

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

1      Operating activities

The operations of JBS S.A. and its subsidiaries (the “Company”) consists of:

a) Activities

The Company operates slaughterhouses, cold storage and food processing operations for the production of beef, canned goods, fat, animal rations and beef by-products, which are produced in the manufacturing units located in the States of São Paulo, Goiás, Mato Grosso, Mato Grosso do Sul, Rondônia, Minas Gerais, Acre and Rio de Janeiro. The Company distributes its products through centers of distribution located in the States of São Paulo, Minas Gerais, Acre and Paraná.

In order to minimize transportation costs, the Company is responsible for the transportation of cattle to its slaughterhouses and the transportation of its export products.

The Company has indirect subsidiaries located in England and Egypt, which are responsible for the sales and distribution of the Company’s products in Europe, Asia, and Africa.

Swift-Armour Sociedad Anónima Argentina (Swift Armour), an indirect wholly-owned subsidiary of the Company, operates slaughterhouses and cold storage facilities for the production of beef, canned goods, fat, animal food and by-products.

Mouran Alimentos Ltda.. (Mouran) is a subsidiary, organized in July 2006, and conducts slaughterhouse and cold storage business operations for the production of beef, canned goods, fat, animal rations and beef by-products in its facilities located in the State of São Paulo.

JBS Embalagens Metálicas Ltda. (JBS Embalagens) produces metallic cans in its plant located in the State of São Paulo, which are primarily purchased by the Company.

SB Holdings, Inc. and its subsidiaries, Tupman Thurlow Co., Inc. (Tupman) and Astro Sales International, Inc. (Astro) located in The United States acquired in January 2007, sale processed beef products in the north-american market.

Beef Snacks do Brasil Indústria e Comércio de Alimentos Ltda (Beef Snacks), an indirect wholly-owned subsidiary of the Company, located in Santo Antônio da Posse, State of São Paulo, operates since August, 2007 the production of Beef Jerky. Beef Snacks purchase meat in local market and export the Beef Jerky to United States of America.

Jerky Snacks Brands, INC (Jerky Snacks), an indirect wholly-owned subsidiary of the Company, located in Minong, Wisconsin, Industrialize and sell Meat Snacks (Beef Jerky, Smoked Meat Sticks, Kippered Beef Steak, Meat&Cheese, Turkey Jerky and Hunter Sausage). Jerky Snacks purchases meat from Brazil and in local market and the sales are mainly in the United States of America.

Global Beef Trading Sociedade Unipessoal Lda (Global Beef Trading), an indirect wholly-owned subsidiary of the Company, located in Ilha da Madeira, Portugal, sell products of bovine meat, birds and porks. Global Beef Trading imports the products from Latin America and exports for several countries, in Europe, Africa, Asia and Middle East.

On July, 2007, the Company acquired Swift Foods Company, formerly known JBS USA Inc. (JBS USA). JBS USA feedlots, processes, packages and delivers fresh, further processed and value-added beef and pork “in natura” products for sale to customers in the United States and international markets. The fresh meat products prepared by JBS USA include refrigerated beef and pork processed to standard industry specifications.

In the United States, JBS USA operates four beef processing facilities, three pork processing facilities, one lamb slaughter facility and one value-added facility for pork. In Australia operates four beef processing facilities.

JBS USA divides its business into three segments: Swift Beef, through which it conducts its U.S. domestic beef processing business; Swift Pork, through which it conduct its U.S. domestic pork processing business; and Swift Australia, through which it conducts its Australian beef business.

JBS USA in Australia operates four feedlots that provide grain-fed cattle for its processing operations.

6

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

The Company, until December 31, 2006, operated also in the hygiene and cleaning products segment, manufacturing and selling bar of soap, toilet cleaners, detergents, disinfectants, softeners, pharmaceutical glycerin, coconut soap, multi-functional degreaser and stain remover, shampoos, conditions, deodorant and liquid soap.

As described in letter b) the hygiene and cleaning products segment were assigned to Flora Produtos de Higiene e Limpeza Ltda.. as a result of a partial spin-off.

b) Corporate reorganization

Merger

As of March 1, 2006, Friboi Ltda. merged JBS S.A., assuming all of the assets and liabilities of JBS S.A., which prior to this merger was a holding company with an indirect 100% interest in the total capital stock of Swift-Armour. After giving effect to the merger, Friboi Ltda.’s capital stock increased from R$7,500 thousand to R$508, 135 totaling R$515,635 represented by 515,635,240 quotas.

The following table shows the increase (decrease) in Friboi Ltda.’s assets and liabilities resulting from the merger, based on an appraisal report prepared by specialized accountants:

R$
Current assets	557.997
Current Liabilities	(64.519)
Working Capital	493.478

Permanent assets	775.040
Long-Term Liabilities	(760.383)
14.657

Shareholders’ equity	508.135

On March 2, 2006, the quotaholders of Friboi Ltda. approved a proposal to (1) transform Friboi Ltda. into a corporation (Sociedade Anônima), (2) exchange their quotas for 515,635,240 common shares, without par value and (3) change Friboi Ltda.’s name to JBS S.A.

Partial spin-off

According to article 229 of Law no. 6404/76 (the “Brazilian Corporation Law”), the Company has conducted a partial spin-off on December 31, 2006, under which the Company’s assets relating to its hygiene and cleaning products division were assigned to Flora Produtos de Higiene e Limpeza Ltda. The following chart describes the items of the Company’s balance sheet that were assigned to Flora Produtos de Higiene e Limpeza Ltda. as a result of the partial spin-off:

Current assets

Cash and cash equivalents	43
Short-term investments	439.631
Trade accounts receivable, net	53.348
Inventories	33.842
Recoverable taxes	4.323
Other current assets	9.016
540.203

Long-term assets
Credits with related parties	265.882
Judicial deposits	461
Other investments	6.516
Property, plant and equipment, net	278.600
Intangible assets, net	5.694
557.153

Total assets	1.097.356

Current liabilities

Trade accounts payable	16.589
Loans and financings	7.522
Payroll and social charges	8.187
Other current liabilities	28.045
60.343

Long-term liabilities
Loans and financings	11.669
Other Long-term liabilities	364
12.033

Total current and Long-term Liabilities	72.376

Net assets transferred	1.024.980

Total liabilities and transferred net assets	1.097.356

7

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

The operating loss recorded by the hygiene and cleaning products division for the period of three months ended on June 30, 2006, is summarized as follows:

Net operating sales	95.851
Cost of goods sold	(53.484)
Gross income	42.367

Operational expenses:
General and administrative expenses	(40.828)
Selling expenses	(10.574)

Operating Loss	(9.035)

2      Presentation of financial information

The individual and consolidated financial statements, were prepared in accordance with the generally accepted accounting principles in Brazil, and they are presented in accordance with NPC rule No. 27 issued by the Brazilian Institute of Independent Auditors (Instituto dos Auditores Independentes do Brasil - IBRACON) and rule No. 488 issued by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) , both dated October 3, 2005.

With respect to the Company’s investment in Swift Armour, we have compared the generally accepted accounting principles in Argentina with the corresponding principles in Brazil applied by the Company, and we have noted that there were no material differences.

The accounting practices adopted in JBS USA (US GAAP) were adjusted to the Brazilian GAAP, according to the following diferences:

• Finished goods inventories: were valued by market price, and were adjusted to production average cost method;

• Permanent assets: includes R$ 711.270, related to intangible assets and fixed assets goodwill, calculated according to the purchasing accounting, and it was adjusted reducing the shareholder´s equity;

• For derivatives designated as a hedge and used to hedge an anticipated transaction, changes in fair value of the derivatives are deferred in the balance sheet within accumulated other comprehensive income and were recognized in the statement of earnings for Brazilian GAAP purposes.

The accounting principles adopted by the Companies Tupman and Astro, both subsidiaries of SB Holdings, Inc., do not differ significantly from those adopted in Brazil.

The individual and consolidated statements of income for the three and nine-month period ended in September 30, 2006, presented for comparability purposes, were prepared excluding the net income of the hygiene and cleaning products division, which was separated from the Company through a partial spin-off occurred in December 31, 2006, as explained in Note 1. Accordingly, such statements of income are denominated as “Pro Forma”.

The “Pro Forma” statements of income are not entitled to be used as a basis for the calculation of dividends, nor for any other purpose rather than to provide comparable information about the financial performance of the Company.

3      Significant accounting policies

The significant accounting policies adopted by the Company in preparing its financial statements are described below:

a) Accounting Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in Brazil requires the Company’s management to (i) make estimates and assumptions that affect the reported amounts of assets and liabilities and (ii) disclose (a) contingent assets and liabilities as of the date of the financial statements and (b) the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

8

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

b)   Swap Receivables or Payables

The market value of derivative instruments is computed daily, and the resulting receivables or payables are recorded based on their fair market value.

c)   Allowance for Doubtful Accounts

Allowance for doubtful accounts is computed based on the probable loss, the profile of the clients, overall economic and financial condition and specific risks relating to the relevant client. The Company’s management believes that the allowance for doubtful accounts is sufficient to cover the losses if such allowances materialize.

d)   Inventories

The Company’s inventories are valued based on their cost of acquisition, creation or production, which is lower than their market or net realizable value.

e)   Investments

The Company’s investments in subsidiaries are accounted according to the equity method. Other investments of the Company are valued at their acquisition cost.

f)    Property, plant and equipment

Fixed assets are stated at an amount equivalent to the sum of their historical acquisition cost and to the amount resulting from the increase in the value of these assets as determined by revaluations performed by independent appraisal firms. Depreciation is computed pursuant the straight-line method, at the rates described in Note 11, which take into account the useful and economic lives of the assets.

g)   Other Current and Long-term Assets

Current and long-term assets are accounted for at their realization value, including, if applicable, the related income, charges and monetary variations.

h)   Current Liabilities and Long-term Liabilities

Current and long-term liabilities are accounted for at their known or computed amounts, including, if applicable, the related income, charges and monetary variations.

i)    Statements of Income

The income statement transactions are reported in accordance with the accrual method of accounting.

j)    Income Tax and Social Contribution

Current taxes

Provisions for income tax and social contribution are based on rates and laws and regulations in force.

Deferred taxes

The Company records deferred income tax assets and liabilities based on temporary differences between the carrying amounts on the Company’s financial statements and the tax basis of assets and liabilities.

9

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

k) Supplemental information

In order to provide a better understanding of its financial statements the Company has presented in the accompanying note 22, as supplementary information, its consolidated statements of cash flows.

l) Consolidation

All balances of assets and liabilities accounts of JBS S.A. and its subsidiaries and revenues and expenses from transactions between JBS S.A. and its subsidiaries were eliminated. No inter-company profits were recorded on the consolidated balance sheet of the Company. Accordingly, the shareholders’ equity of JBS S.A. individually is equal to its consolidated shareholders’ equity. The financial statements of the subsidiaries of JBS S.A. located outside of Brazil were originally prepared using the currency of the country in which they are located. Subsequently, these amounts were converted into Reais using the applicable commercial selling exchange rates reported by the Central Bank of Brazil on the date of the consolidated balance sheet.

The subsidiaries companies included in the consolidation are mentioned in the Note 10.

4      JBS USA

On July 11, 2007 the Company, through its full subsidiary J&F Acquisition Co., created specifically for this purpose, concluded the acquisition of the controlling interest of Swift Foods Company (“Swift”), company headquartered in Delaware, United States of America, for the total amount US$1,459 million, being US$225 million paid to HM Capital Partners LLC, former controlling shareholder of Swift, and US$1,234 million used for the liquidation of financial debt of Swift.

A substantial portion of the financing proceeds for the acquisition of Swift by JBS is related to the capital increase, as approved in the Extraordinary Shareholders Meeting held on June 29, 2007, in the total amount of R$ 1,853,833 through the issuance, for private subscription of 227,400,000 (two hundred and twenty seven million and four hundred thousand) new common shares, nominative, without nominal value, in all identical to the existing shares, having the same rights given upon the remaining common shares issued by the Company, under the terms outlined in its by-laws (Estatuto Social) and according to applicable legislation. BNDES Participações S.A. – BNDESPAR (“BNDESPAR”) subscribed a relevant portion of the new common shares representing the Company’s capital, in the amount of R$ 1.137.006, allowing for a relevant participation by BNDESPAR in the proceeds that were raised by the Company for the acquisition of the Swift Foods.

The subscription of the shares by BNDESPAR occurred through an assignment of a portion of the preemptive rights of the shareholders of J&F and/or ZMF in the subscription of new shares. The remaining proceeds were obtained through new debt at Swift Foods at the moment of the acquisition.

The conclusion of the Swift acquisition resulted in the creation of the world’s largest company in the beef protein sector and the largest Brazilian company in the food sector, consolidating the Company in the national and global beef markets and making it an important competitor in the global market for pork meat. With this, the Company is able to produce and distribute in Brazil, Argentina, the United States of America and Australia, the four main beef consuming countries in the world. This position will enable the Company to (i) have access to the two blocks of commercial barriers: Atlantic and Pacific; (ii) diversify its risk with regards to sanitary barriers; and (iii) unify and strengthen the Swift brand globally.

Due the investment greatness and the consolidation in the financial statements of the Company in the period of three and nine months end on September 30, 2007, and the comparability loss with previous periods, we are presenting below the combined balance sheet and income statements to allow a comparison of the consolidated financial statements before the investment in Swift Foods, as well we are presenting the Swift Foods financial statements. Swift Foods income statements reflect the income statements since July 11, 2007, wich represents the period after the acquisition by the Company.

10

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

BALANCE SHEET

	September 30, 2007			June 30, 2007
			JBS and other
	Consolidated	JBS USA	subsidiaries	Consolidated
ASSETS

Cash, cash equivalents and short-term investments	1.621.008	461.367	1.159.641	816.383
Trade accounts receivable, net	1.210.019	683.753	526.266	636.757
Inventories	1.560.825	879.737	681.088	750.077
Other current and non current assets	862.379	134.127	728.252	702.491
Investments in subsidiaries	882.745	—	1.768.102	20.050
Property, plant and equipment, net	2.402.756	914.301	1.488.455	1.401.504
Other permanent assets	178.084	152.156	25.928	22.880

TOTAL ASSETS	8.717.816	3.225.441	6.377.732	4.350.142

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	1.024.922	658.823	366.099	343.481
Loans and financings	3.949.498	1.499.235	2.450.263	2.228.983
Other current and non current liabilities	529.040	182.026	347.014	347.381
Minority interest	6.204	—	6.204	(2.119)
Shareholders’ equity	3.208.152	885.357	3.208.152	1.432.416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	8.717.816	3.225.441	6.377.732	4.350.142

INCOME STATEMENTS

	Nine month period ended on September 30,
	2007			2006
			JBS and other	“Pro forma”
	Consolidated	JBS USA	subsidiaries	Consolidated

Net sales revenue	7.490.919	3.918.087	3.572.832	3.056.583
Cost of goods sold	(6.463.309)	(3.738.558)	(2.724.751)	(2.329.049)
GROSS INCOME	1.027.610	179.529	848.081	727.534

General, administrative and selling expenses	(613.433)	(201.615)	(411.818)	(348.507)
Financial income (expense), net	(318.684)	(17.260)	(301.424)	(203.482)
Equity in subsidiaries	—	—	(34.270)	—
Other operating expenses	(53.537)	—	(53.537)	—
Non-operating income (expense), net	5.814	5.907	(93)	(5.485)
Income taxes	(80.842)	(831)	(80.011)	(65.669)
Minority interest (expense) income	4.139	—	4.139	(33)

NET INCOME (LOSS)	(28.933)	(34.270)	(28.933)	104.358

AMOUNT OF EBITDA	496.295	2.987	493.307	430.468

11

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

	Three months period ended on September 30,
	2007			2006
	Consolidated	JBS USA	JBS and other subsidiaries	“Pro forma” Consolidated
INCOME STATEMENTS

Net sales revenue	5.233.565	3.918.087	1.315.478	1.234.634
Cost of goods sold	(4.744.477)	(3.738.558)	(1.005.919)	(953.468)
GROSS INCOME	489.088	179.529	309.559	281.166

General, administrative and selling expenses	(358.438)	(201.615)	(156.823)	(129.637)
Financial income (expense), net	(189.044)	(17.260)	(171.784)	(89.933)
Equity in subsidiaries	—	—	(34.270)	—
Other operating expenses	(2.079)	—	(2.079)	—
Non-operating income (expense), net	4.982	5.907	(925)	215
Income taxes	(25.525)	(831)	(24.694)	(21.762)
Minority interest (expense) income	2.712	—	2.712	(7)

NET INCOME (LOSS)	(78.304)	(34.270)	(78.304)	40.042

AMOUNT OF EBITDA	174.869	2.987	171.881	170.276

Assets appreciation not recognized by the Company

The assets of Swift Foods include an amount of US$ 386.791 thousand (R$ 711.270 thousand). The total amount include US$ 196.059 thousand (R$ 360.533) related to fixed assets appreciation and US$ 190.732 thousand (R$ 350.737) referring intangible assets, booked in the acquisition date according to the American accounting practices (US GAAP), wich represents the fair value of the assets. These assets were not recognized by the Company in the Brazilian financial statements due to the fact they do not represent Brazilian accounting practice.

5         Short-term investments

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007

Certificates of bank deposits - CDB-DI	820.234	461.485	835.441	462.063
Investment funds	204.574	215.007	255.067	241.720
Certificates of deposits - CD	—	—	—	15.249
Auction-rate securities	—	—	294.546	—

	1.024.808	676.492	1.385.054	719.032

Certificates of bank deposits-CDB-DI are fixed income securities that provides yield of approximately 100% of the Brazilian interbank rate, and certificates of deposit-CD provide a yield equal to exchange rate variation plus a spread of 3.5% per year. The Investment Funds are supported by investments in Multi-Market funds.

Auction-rate securities are securities from JBS USA that participate in an auction process run by an agent where the interest rate earned on the bonds is reset every 7 - 28 days.

12

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

6       Trade accounts receivable, net

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007

Receivables not yet due	456.862	552.184	1.096.255	586.237

Overdue receivables:
From 1 to 30 days	14.427	12.605	98.696	36.134
From 31 to 60 days	686	2.706	11.048	8.905
From 61 to 90 days	106	624	3.179	2.138
Above 90 days	2.753	3.914	9.024	8.989
Allowance for doubtful accounts	(2.644)	(3.378)	(8.183)	(5.646)
	15.328	16.471	113.764	50.520

	472.190	568.655	1.210.019	636.757

7         Inventories

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007

Finished products	448.557	523.711	1.066.341	647.565
Work-in-progress	861	—	91.474	10.687
Raw-materials	27.677	19.976	49.824	46.796
Livestock	—	—	228.178	—
Warehouse spare parts	33.542	32.651	125.008	45.029

	510.637	576.338	1.560.825	750.077

8         Recoverable taxes

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007

ICMS (value added tax)	272.864	255.835	294.494	278.676
IPI (excise tax)	104.445	112.364	161.284	161.326
PIS and COFINS (social contribution on net income)	58.608	76.616	68.319	88.162
IRRF (withholding income tax)	3.430	1.333	6.064	3.967
IVA (Argentinian value added tax)	—	—	38.353	11.961
Others	4.494	4.798	14.213	16.219

	443.841	450.946	582.727	560.311
Current and Long-term:
Current	415.138	423.690	544.489	522.245
Non-current	28.703	27.256	38.238	38.066

	443.841	450.946	582.727	560.311

13

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

ICMS (value added tax)

Brazilian law authorizes manufacturers of goods to set off the ICMS tax paid upon the purchase of raw materials against the taxes charged upon the sale of the finished goods manufactured with such raw materials. Recoverable ICMS derives from tax credits received by the Company in connection with ICMS taxes paid upon its purchase of raw-materials, packaging materials and other goods, which are offset against ICMS taxes resulting from the sale of the Company’s products. As export sales are exempt from ICMS and a relevant portion of the Company’s sales are export sales, a tax credit is generated.

The Tax Authority of the State of São Paulo (Secretaria da Fazenda do Estado de São Paulo) filed administrative proceedings against the Company challenging the amount of the Company’s ICMS tax credits arising from the purchase of cattle by the Company in other Brazilian states. The Tax Authority of the State of São Paulo claims that the tax incentives granted by such other states were not based upon an agreement with the State of São Paulo, and accordingly, the Tax Authority of the State of São Paulo only recognizes the Company’s ICMS tax credits up to the amount of the ICMS tax paid in such other states.The Company’s management believes that its accounting of the ICMS tax credit is in accordance with Brazilian law, and expects to be reimbursed for a significant part of such credits during the next months.

IPI (excise tax)

IPI tax credits are generated as a result of social contributions (PIS and COFINS) included in the acquisition cost of raw-materials, packaging and other materials used in the manufacturing of the Company’s products, which are offset against the IPI tax paid by the Company upon the sale of finished products. Due to the fact that the exports of the Company’s products are exempt from IPI, a tax credit is generated. These tax credits were reviewed and approved by the Federal Tax Authority (Secretaria da Receita Federal). The Company expects to be reimbursed for these tax credits during the next months.

PIS and COFINS (social contribution on net income)

PIS and COFINS tax credits are generated as a result of PIS/COFINS taxes paid by the Company upon its purchase of raw-materials, packaging and other materials used in the manufacturing of its products against the PIS/COFINS taxes paid by Company upon the sale of its finished products. Similarly to ICMS and IPI, as exports of the Company’s products are exempt from such taxes, a tax credit is created. An amount of R$ 76,000 of these tax credits were reviewed and approved by the Federal Tax Authority. The Company expects to be reimbursed for these tax credits during the next months.

IRRF (withholding income tax)

IRFF corresponds to withholding income tax levied upon the redemption of marketable securities by the Company. The Company expects to set off such withholding income taxes against income taxes on net income paid for the applicable period.

General comments

Based upon final administrative decisions by the Câmara Superior do Conselho de Contribuintes and on the opinion of its legal counsels, the Company and JBS Embalagens has performed a monetary adjustment of its tax credits of PIS, COFINS and IPI based on the SELIC rate (which is the reference rate published by the Central Bank of Brazil). After such monetary adjustments, the total PIS, COFINS and IPI tax credits totaled R$1 17.676 on September 30, 2007.

14

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

9      Related parties transactions

Transactions with related parties are mainly represented by sales operations from the parent company to its subsidiaries abroad, under normal market prices and terms, and by inter-company loans with controlled and related subsidiaries with an interest rate of 1% per month. Balances between related parties in the balance sheet and income statement are the following:

September, 2007	Trade accounts receivable	Trade accounts payable	Purchases	Sales of products	Mutual contrats
Mouran Alimentos Ltda.	—	—	394	—	—
JBS Embalagens Metálicas Ltda.	400	2.365	21.577	1.548	65.109
JBS Global Beef Company SU Lda.	—	—	—	—	(43.214)
Friboi Egypt Company L.L.C	28.568	—	—	13.907	—
Friboi (UK) Limited	9.981	—	—	9.729	—
Swift Armour Socidad Anónima Argentina	—	462	2.001	—	—
The Tupman Thurlow Co.	29.979	356	—	18.908	—
Jerky Snacks Brands, Inc.	—	—	—	—	2.625
Global Beef Tranding SU Lda.	828	—	—	870	—
Transmundo Company Inc.	78	—	—	—	—
Beef Snacks Brasil Ind.Com.Alimento Ltda	617	—	—	1.565	22.548

	70.451	3.183	23.972	46.527	47.068

	Trade accounts	Trade accounts		Sales of
June, 2007	receivable	payable	Purchases	products	Mutual contrats
Mouran Alimentos Ltda.	1.805	172	296	5.587	—
JBS Embalagens Metálicas Ltda.	31.293	2.878	14.318	1.629	80.253
JBS Global Beef Company SU Lda.	—	—	—	—	(45.266)
Friboi Egypt Company L.L.C	49.539	—	—	29.355	—
Friboi (UK) Limited	10.546	—	—	12.792	—
Swift Armour Sociedad Anónima Argentina	—	867	1.490	—	—
The Tupman Thurlow Co.	26.884	394	—	24.889	—
Transmundo Company Inc.	81	—	—	—	—
Beef Snacks Brasil Ind.Com.Alimento Ltda	—	—	—	—	13.240

	120.148	4.311	16.104	74.252	48.227

15

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

10     Investments in subsidiaries

a) Relevant information about subsidiaries

September, 2007	Company’s share quantity	Participation	Capital stock	Shareholders’ equity	Net income (loss)
JBS Embalagens Metálicas Ltda.	9.902	99,00%	2	29.942	3.794
JBS Global Investments S.A.	23.000	100,00%	42.295	41.722	(18.725)
JBS Holding Internacional. S. A.	391.459	100,00%	391.459	264.832	(27.447)
JBS Global A/S (Dinamarca)	201	100,00%	29.629	71.437	(3.595)
Mouran Alimentos Ltda.	84	70,00%	120	(13.449)	(5.049)
JBS USA, Inc.	100	100,00%	919.627	885.357	(34.270)
SB Holding, Inc	20	100,00%	18	2.529	258

	Company’s			Shareholders’	Net income
June, 2007	share quantity	Participation	Capital stock	equity	(loss)
JBS Embalagens Metálicas Ltda.	9.902	99,00%	2	33.855	(7.000)
JBS Global Investments S.A.	23.000	100,00%	34.672	53.170	7.205
JBS Holding Internacional. S. A.	391.459	100,00%	391.459	292.279	(21.143)
JBS Global A/S (Dinamarca)	200	100,00%	29.460	72.688	2.480
Mouran Alimentos Ltda.	84	70,00%	120	8.399	(2.755)
Beef Snacks do Brasil Ltda.	22.735	100,00%	22.737	22.737	—
SB Holding, Inc	20	100,00%	19	2.372	(224)

b) Investments movement

	Balance as of	Addition	Exchange rate		Balance as of
	June 30, 2007	(realization)	variation	Equity	June 30, 2007
JBS Embalagens Metálicas Ltda.	33.516	58	—	3.699	37.273
JBS Global Investments S.A.	53.171	10.021	(2.745)	(18.725)	41.722
JBS Holding Internacional. S. A.	292.279	103.507	—	(27.447)	368.339
JBS Global A/S (Dinamarca)	72.688	—	2.344	(3.595)	71.437
Mouran Alimentos Ltda.	(5.879)	—	—	(3.535)	(9.414)
Beef Snacks do Brasil Ltda.	22.735	(22.735)	—	—	—
JBS USA, Inc.	—	1.824.922	(42.175)	(34.270)	1.748.477
SB Holding, Inc	22.421	(426)	(100)	258	22.153

Total	490.931	1.915.347	(42.676)	(83.615)	2.279.987

In the third quarter of 2007, was finalized the Joint Venture operation between JBS S.A (through the subsidiary JBS Global A/S) and Jay Earl Link (through the company Link International Meat Products LTD) to operate the company Beef Snacks International BV, which became the holding of Beef Snacks and Jerky Snacks, both integrally. The participation of the investors in Beef Snacks International BV depends on the capital contributions made by each investor. As of September 30, 2007, the capital of Beef Snacks International BV is of US$ 16.000 thousand, and Global JBS A/S is the owner of 62,5% of the capital (US$ 10.000 thousand).

16

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

c) Goodwill

In July, 2007 the Company acquired 100% of the capital stock of Swift Foods Company, actual JBS USA, Inc., and paid a goodwill of R$ 863.120, based on the expectation of future profits. The goodwill will be amortized as long as such profits are earned, in a period not exceeding 10 years. As described in note 17d, the Company intends to exclude permanently the goodwill from the dividends calculation base.

In January, 2007 the Company acquired 100% of the capital stock of SB Holdings, Inc., and paid a goodwill of R$ 20.917 based on the expectation of future profits of the subsidiary. The goodwill will be amortized as long as such profits are earned, in a period not exceeding 10 years. During the nine month period of 2007, an amount of R$ 426 of the goodwill was amortized.

11   Property, plant and equipment, net

Company

	Annual				Net amount
	Depreciation Rates	Cost	Revaluation	Accumulated Depreciation	September, 2007	June 2007
Buildings	4%	292.060	116.746	(20.383)	388.423	391.295
Land	—	76.732	9.352	—	86.084	86.084
Machinery & equipment	10%	220.054	44.571	(38.856)	225.769	224.731
Installations	10%	71.792	21.823	(12.932)	80.683	82.245
Computer equipment	20%	12.776	841	(5.109)	8.508	8.038
Vehicle and airplanes	20%	75.612	400	(37.084)	38.928	41.353
Construction in progress	—	334.128	—	—	334.128	250.936
Others	10 to 20%	14.318	4.293	(6.015)	12.596	12.036

		1.097.472	198.026	(120.379)	1.175.119	1.096.718

Consolidated

	Annual				Net amount
	Depreciation Rates	Cost	Revaluation	Accumulated Depreciation	September, 2007	June, 2007
Buildings	3 to 20%	587.673	116.746	(74.105)	630.314	535.955
Land	—	432.713	9.352	—	442.065	99.148
Machinery & equipment	8 to 10%	937.808	44.571	(301.384)	680.995	322.434
Installations	10%	74.610	21.823	(12.958)	83.475	82.257
Computer equipment	20 to 100%	46.530	841	(8.476)	38.895	8.601
Vehicle and airplanes	14 to 50%	95.204	400	(39.350)	56.254	41.795
Construction in progress	—	426.949	—	—	426.949	296.652
Others	10 to 100%	51.083	4.293	(11.567)	43.809	14.662

		2.652.570	198.026	(447.840)	2.402.756	1.401.504

17

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

During the last three years, supported by appraisal reports from SETAPE- Serviços Técnicos de Avaliações do Patrimônio e Engenharia S/C Ltda., the Company made an appraisal of its facilities, resulting in an increase in the value of these assets, and the creation of the revaluation reserve and the related deferred income tax and social contribution provisions.

As of september 30 2007, the balance of the Company’s revaluation of fixed assets account was R$198,026, the balance of the Company revaluation reserve account was R$ 126,367, and the balance of the Company income tax and social contribution account was R$ 60,525. The Company recorded accrued depreciation of R$ 11,134 with respect to the Company’s revaluation of fixed assets as of September 30, 2007.

Other revaluations of fixed assets are scheduled to occur between 2007 and 2010, in conformity with the rules issued by IBRACON and the Rule No. 183/95 issued by CVM.

12       Trade accounts payable

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007

Commodities	208.861	160.885	460.703	184.622
Materials and services	102.418	84.133	547.631	110.175
Finished products	3.463	3.134	16.588	48.684

	314.742	248.152	1.024.922	343.481

13       Loans and financings

a)        Company

Modality	Annual average rate of interest and commissions	September, 2007	June, 2007

Financing for purchase of fixed assets
FINAME / FINEM - Enterprise financing	TJLP-UMBNDES index rate	253.466	249.950
		253.466	249.950
Loans for working capital purposes
	Exchange rate variation and
ACC - Exchange advance contracts	interest rate LIBOR + 0,20%	317.193	64.777

EXIM - BNDES export credit facility	TJLP and interest rate of 3,0%	454.524	483.172
Fixed Rate Notes with final maturity in February 2011	Exchange rate variation and
(Eurobonds)	interest rate of 9,375%	512.941	537.568
Export prepayment	Exchange rate variation and interest rate of Libor + 1,0%	176.918	187.682
Fixed Rate Notes with final maturity in February 2016 (144-A)	Exchange rate variation and Interest rate of 10,5%	561.002	602.804
NCE / COMPROR	CDI and interest rate of 2,0%	40.089	—
		2.062.667	1.876.003

Total Loans and Financings		2.316.133	2.125.953

Current and Long-term
Current		805.562	449.175
Non-current		1.510.571	1.676.778

		2.316.133	2.125.953

18

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007 (Expressed in thousands of reais, except when indicated)

Long-term install ments have the following maturities:

2008	150.796	267.428
2009	173.740	175.196
2010	101.824	102.876
2011	531.164	553.003
2012	1.377	415
2016	551.670	577.860

	1.510.571	1.676.778

b)        Consolidated

Modality	Annual average rate of interest and commissions	September, 2007	June, 2007

Financing for purchase of fixed assets
FINAME / FINEM - Enterprise financing	TJLP-UMBNDES index rate
	and interest rate of 3,0%	253.466	249.950
Notes Payable	Interest rate Libor + 1,75%	20.358	—

Senior Notes	Interest from 10,13 to 12,50%	17.806	—
		291.630	249.950
Loans for working capital purposes
ACC - Exchange advance contracts	Exchange rate variation and
	interest rate LIBOR + 0,20%	363.044	93.471
EXIM - BNDES export credit facility	TJLP and interest rate of 3,0%	454.524	483.172
Fixed Rate Notes with final maturity in February 2011	Exchange rate variation and
(Eurobonds)	interest rate of 9,375%	512.941	537.568

Working Capital	Interest rate Libor + 1,0%	1.454.652	37.867
	Exchange rate variation and
Export prepayment	interest rate of Libor + 1,0%	176.918	187.682

Fixed Rate Notes with final maturity February 2016 (144-A)	Exchange rate variation and Interest rate of 10,5%	561.002	602.804
NCE / COMPROR	CDI and interest rate of 2,0%	69.290	36.469
Swift Australia cash advance facility	BBSY + 0.35%	65.497	—
		3.657.868	1.979.033

Total		3.949.498	2.228.983

Current and Long-term
Current		2.387.251	543.970
Non-current		1.562.247	1.685.013

		3.949.498	2.228.983
Long-term installments have the following maturities:
2008		152.976	270.999
2009		181.178	177.833
2010		108.442	104.903
2011		536.254	553.003
2012		19.485	415
2016		563.912	577.860

		1.562.247	1.685.013

19

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

Exchange Contract Advances (ACCs) are credits funded by financial institutions to JBS S.A., amounting to US$ 197.425 on September 30, 2007 (US$ 48.526 on June 30, 2007) and are used to finance Company’s export sales.

Outstanding amounts of export pre-payment loans were US$ 96.209 on September 30, 2007 (US$ 97.436 on June 30, 2007). Such loans were funded by financial institutions.

PROGEREM is a financing program of the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social – BNDES) established to fund the expansion of industrial capacity and to foster the social benefits arising from such expansion.

NCE (Notas de Crédito à Exportação)/COMPROR are an export finance credit facility linked to COMPROR used to finance the purchase of raw materials used in the Company’s export products.

The financings provided by BNDES are secured by fixed assets. The ACC’s are secured by export contracts.

EUROBONDS - JBS S.A. issued 9.375% fixed rate notes due on 2011 in total aggregate amounts of US$200 million on February 6, 2006 and US$75 million on February 14, 2006. These notes are secured by JBS S.A. and J&F Participações S.A.

144-A - JBS S.A. also issued the 10.5% fixed rate notes due on 2016 in the total aggregate amount of US$300 million on July 28, 2006. These notes are also secured by the Company.

14   Payroll and social charges

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007
Payroll and related social charges	35.342	37.037	54.887	44.058
Accrual for labor liabilities	41.956	36.666	105.997	41.879
Income tax	2.345	8.638	2.391	8.638
Social contribution	—	3.110	—	3.110
ICMS taxes payable	17.059	16.387	21.901	21.372
Others	1.720	1.647	20.363	2.507

	98.422	103.485	205.539	121.564

15   Provision for contingencies

The Company and its subsidiaries are parties in several legal and administrative proceedings arising from the ordinary course of their respective businesses, including labor proceedings, civil proceedings and tax proceedings based on the estimative of its legal advisors. The Company has established provisions in its financial statements for the contingencies arising from these proceedings based on the estimates provided by its legal advisors. The table below sets forth the main information about the legal and administrative proceedings as of September 30, 2007:

Company			Consolidated
	Number of
	lawsuits/admini
	strative
Type of Proceedings	proceedings	Provision	Provision
Labor	908	4.329	6.237
Civil	651	11.359	15.496
Tax	168	28.570	31 .662

Total	1.727	44.258	53.395

20

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

Tax Proceedings

a)  ICMS - Value Added Tax (Imposto sobre Operações Relativas à Circulação de Mercadorias e sobre a Prestação de Serviços de Transporte Interestadual e Intermunicipal e de Comunicação)

The Tax Authority of the State of São Paulo (Secretaria da Fazenda do Estado de São Paulo) filed several administrative proceedings against the Company, under which the Tax Authority challenges the amount of the Company’s ICMS tax credits arising from the purchase of cattle by the Company in other Brazilian states. The Tax Authority of the State of São Paulo claims that the tax incentives granted by such other states were not based upon interstate agreements, and accordingly, the Tax Authority of the State of São Paulo only recognizes the Company’s ICMS tax credits up to the amount of the ICMS tax paid in such other states. The Company estimates that the claims under these administrative proceedings amount to R$ 22,547 in the aggregate. In addition to presenting its defense in such administrative proceedings, the Company has filed legal proceedings seeking the payment of damages from such other states if the Tax Authority of the State of São Paulo prevails in these administrative proceedings.

Based on the opinion of the Company’s legal counsels, the Company’s management established a provision for losses arising from such administrative and legal proceedings in the amount of R$ 1,354 as of September 30, 2007.

b)  PIS (Programa de Integração Social) and COFINS (Contribuição para Financiamento da Seguridade Social)

The Company has filed administrative proceedings challenging the calculation method used in the assessment of PIS and COFINS by the Federal Tax Authority (Secretaria da Receita Federal). The Company’s management estimates that the contingencies arising from these legal proceedings amount to R$6,969 in the aggregate. Based on the opinion of the Company’s legal counsels and recent decisions granted by the Brazilian Federal Supreme Court (Supremo Tribunal Federal), the Company’s management has recorded a provision for losses arising from such legal proceedings in the amount of R$2,065 as of September 30, 2007.

c)  CSLL - Social contribution on net profit (Contribuição Social sobre o Lucro Líquido)

Based on an amendment to the Brazilian Federal Constitution that exempted revenues from exports from federal contributions, the Company has filed a lawsuit against the Federal Tax Authority (Secretaria da Receita Federal) seeking to exclude its revenues from exports from the calculation of the Social Contribution on Net Profit (Contribuição Social Sobre o Lucro Líquido – CSLL) payable by the Company. Although there are no judicial precedents supporting the exclusion of revenues from exports from the calculation of CSLL, the Company has historically excluded these amounts from the calculation of the CSLL payable by it. Despite the Company’s management belief that the Company will prevail in these proceedings, the Company’s management has established a provision for losses arising from these lawsuits in the amount of R$1 6,596 as of September 30, 2007.

d)  INSS - National Social Security Institute (Instituto Social de Seguridade Social)

In September 2002, the INSS filed two administrative proceedings (autos de infração) against the Company, seeking to collect certain social security contributions (which are referred to as contributions to the Rural Workers’ Assistance Fund (NOVO FUNRURAL) in the aggregate amount of R$69,194, that the Company should have allegedly withheld in connection with purchases of cattle from individual ranchers. As a result of a decision by a lower court in a proceeding to adjudicate a writ of mandamus action filed by the Company in order to challenge the constitutionality of such social security contributions, the administrative proceedings have been stayed and the INSS has been enjoined from collecting these social security contributions from the Company.

The INSS has not timely appealed from this decision and, accordingly, the proceeding has been submitted to the review of the Regional Federal Court of the 3rd Region as a matter of law. Currently, the proceedings await a ruling by such appellate court. Based on the Company’s legal counsel opinion supported by precedents of the Federal Supreme Court in a similar case, the Company’s management believes that the Company will prevail in these proceedings. Accordingly, the Company has not established any provision for contingencies arising from these proceedings.

21

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

In order to preserve its claims under the administrative proceeding and to avoid the lapse of the applicable statute of limitations period relating to these claims, the INSS sent the Company tax default notices (notifica ções fiscais de lan çamento de débito) with respect to the contributions allegedly owed by the Company for the period from January 1999 to December 2003 in the aggregate amount of R$69,194. In its defense to these default notices, the Company argued that it did not pay the contributions with respect to the period described in such notices in light of the favorable decision issued by the trial court reviewing the writ of mandamus action, which ordered the stay of the administrative proceedings and enjoined the INSS from collecting the contributions from the Company until a final decision is reached under such action.

An ongoing legal proceeding arguing the unconstitutionality of the contribution to the Rural Workers’ Assistance Fund, with issues and factual circumstances similar to the writ of mandamus action is currently under review by the Brazilian Federal Supreme Court (Supremo Tribunal Federal). Up to the present moment, five of the ten judges opining on this proceeding have voted to declare this contribution unconstitutional and no judge has issued a dissenting opinion on this matter.

Based on this and other precedents and on the opinions of its external legal counsel, the Company’s management believes the Company will prevail in these proceedings. Accordingly, the Company’s management has not established any provision for contingencies arising from these proceedings as of September 30, 2007. Currently, the Company does not pay or deposit with any court any amounts in connection with contributions to the Rural Workers’ Assistance Fund.

Social Security Contributions – Third-party Entities. The INSS filed several administrative proceedings against the Company with claims totaling approximately R$1 1,000, seeking to collect certain social security contributions with respect to third-party entities (contribuições previdenciárias – terceiras entidades) allegedly owed by the Company. These proceedings are based on a wrongful interpretation by the INSS of the Social Security Fund Code (Código do Fundo de Previdência e Assistência Social). Based on the opinion of the Company’s external legal counsel, the management of the Company believes the Company will prevail in these proceedings. Accordingly, the management of the Company has not established any provision for contingencies arising from these proceedings as of September 30, 2007.

e) Other Tax Proceedings

The Company is also party of other 100 tax lawsuits and administrative proceedings. Contingencies arising from these proceedings are not material to the Company if considered on an individual basis. Set forth below are the details of these proceedings:

•                     Proceeding filed against the Company with claims totaling R$1 ,071, seeking to collect certain taxes allegedly owed by the Company in connection with the irregular remittance of goods by the Company to the Manaus Free Trade Area (Zona Franca de Manaus);

•                       Proceeding filed against the Company with claims totaling R$845, seeking to collect contributions to the National Service of Industrial Learning (Serviço Nacional de Aprendizagem Industrial - SENAI) allegedly owed by the Company;

•                       Proceeding filed against the Company with claims totaling R$2,277, seeking to collect amounts allegedly owed by the Company in connection with tax credits for fuel used in the transportation of cattle to slaughterhouses;

•                       Proceeding filed against the Company with claims totaling R$1,243, seeking to collect amounts allegedly owed by the Company with respect to an irregular invoice for the sale of certain products of the Company;

•                       Proceeding filed against the Company with claims totaling R$453, seeking to collect amounts allegedly owed by the Company for not presenting evidence of the delivery of products sold by the Company to the applicable tax authority;

•                       Other administrative tax proceedings with individual claims in amounts below R$200, which total R$2,666 in the aggregate.

22

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

Labor Proceedings

As of September 30, 2007, the Company was party to (i) 777 labor lawsuits and 129 administrative proceedings (autos de infração) filed by the Regional Labor Offices (Delegacias Regionais do Trabalho) involving claims in the total aggregate amount of R$1 6,561 and (ii) 2 administrative proceedings filed by the Labor Department of Justice (Ministério Público do Trabalho) involving claims in the total aggregate amount of R$258. Based on the opinion of the Company’s external legal counsel, the Company’s management recorded a provision in the amount of R$4,329 for losses arising from such proceedings.

Most of these lawsuits were filed by former employees of the Company seeking overtime payments and payments relating to their exposure to health hazards. Approximately 8,0% of these lawsuits were filed by employees of third-party companies that provide outsourced services to the Company. Pursuant to Brazilian labor laws, the Company is jointly liable for failure of these third-party companies to comply with applicable labor laws.

Civil Proceedings

a) Slaughterhouse at Araputanga

In 2001, the Company (formerly known as Friboi Ltda.), entered into a purchase agreement for the acquisition of one slaughterhouse located in the City of Araputanga, State of Mato Grosso, from Frigorífico Araputanga S.A. (“Frigorífico Araputanga”). As a result of the payment of the purchase price by the Company and the acknowledgement by Frigorífico Araputanga of compliance by the Company with its obligations under the purchase agreement, a public deed reflecting the transfer of title of the slaughterhouse from Frigorífico Araputanga to the Company was registered with the applicable real estate notary.

As (i) Frigorífico Araputanga was a beneficiary of certain tax benefits granted by the Federal Government through an agency responsible for fostering the development of the northern region of Brazil (Superintendência de Desenvolvimento da Amazônia – SUDAM) and (ii) [the slaughterhouse sold to the Company was granted by Frigorífico Araputanga to SUDAM as collateral for these tax benefits the consent of SUDAM was required for the registration of the public deed with the applicable real estate notary. In June 2004, Frigorífico Araputanga S.A. filed a lawsuit against the Company in a state court located in the City of Araputanga, State of Mato Grosso, alleging that the Company breached the purchase agreement and seeking an injunction to prevent the Company from finalizing the transfer of the slaughterhouse and a declaratory judgment that the purchase agreement and the public deed registered with the real estate notary were null and void.

In the lawsuit, Frigorífico Araputanga claimed that the sale of the slaughterhouse should be nullified as the Company did not obtain the consent of SUDAM in order to register the public deed with the applicable real estate notary. In January 2005, the court of appeals (Tribunal de Justiça do Mato Grosso) held that the Company had complied with all material terms of the purchase agreement. The lawsuit was subsequently submitted to the review of the Federal Court of Cáceres, under No. 2005.36.01.001618-8, in light of the inclusion of the Federal Government as a party to the lawsuit. The Company obtained the consent of Unidade de Gerenciamento dos Fundos de Investimento - UGFIN, the successor of SUDAM, according to the Federal Regional Court of the 1st Region (Tribunal Federal da 1ª Região) decision, under Proceedings

No. 2006.01.00.024584-7.

Actually, the parts are in manifestation period regarding the accounting appraisal presented by the judicial expert, that after evaluating the payments made by Agropecuária Friboi, was concluded that 98,5% of the debit was already paid. The judicial appeal number 2006.01.00.024584-7 was judged favorably to the company, when the “TRF” Regional Federal Court declared valid the purchase tittle deeds of the property, object of discussion. Based on your legal advisers’ opinion and based in the brazilian jurisprudence the Administration believes that their arguments will prevail and no provision was registered.

23

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

b)  Trademark Infringement

In July 2005, Frigorífico Araputanga also filed a lawsuit against the Company seeking damages in the amount of R$26,938 and punitive damages in the amount of R$100,000 for the use by the Company of the trademark “Frigoara” without Frigorífico Araputanga’s consent. The amounts of the claim were based upon a report presented by Frigorífico Araputanga to the trial court, which appraised the value of the trademark “Frigoara” at R$315,000.

The Company presented its defense against this lawsuit alleging that (i) the lawsuit should be analyzed and reviewed together with the lawsuit relating to the purchase of the slaughterhouse from Frigorífico Araputanga by the Company, (ii) the trademark “Frigoara” was used by the Company for a limited period of time, with the written consent and upon the request of Frigorífico Araputanga (the use of the trademark by the Company was a requirement of SUDAM to consent to the registration of the public deed contemplating the transfer of the slaughterhouse from Frigorífico Araputanga to the Company) and (iii) the amount of any damages under the lawsuit should be limited to a percentage of products sold by the Company under the trademark “Frigoara,” pursuant to article 208 of the Intellectual Property Law. Almost all of the products manufactured by the Company were marketed under the trademark “Friboi.” The only product marketed by the Company under the trademark “Frigoara” was minced meat, in limited amounts.

In light of the foregoing, the Company’s management established a provision for losses arising from this lawsuit in the amount of R$600 as of September 30, 2007. Following a determination of the judge of the trial court, the lawsuit was submitted to the review of the Federal Court of Cáceres on January 17, 2007. The judge of the Federal Court of Cárceres determined that this lawsuit be joined with the lawsuit relating to the purchase of the slaughterhouse by the Company from Frigorífico Araputanga. The Federal Government will be notified to issue an opinion on the matter under discussion in this lawsuit.

Based on the Company’s legal counsel opinion supported by precedents of the Federal Brazilian Supreme Court (Supremo Tribunal Federal) and the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), the Company’s management believes that the Company will prevail in these proceedings.

c)  Administrative Council of Economic Defense (Conselho Administrativo de Defesa Econômica), or CADE

In 2005, the Economic Law Secretariat (Secretaria de Direito Econômico) initiated administrative proceedings against 11 Brazilian beef processing companies, including the Company (formerly Friboi Ltda.) and other large beef producers. The proceedings relate to allegations made by the Brazilian Confederation of Agriculture and Cattle Raising (Confederação da Agricultura e Pecuária do Brasil) that these beef companies may have breached Brazilian antitrust regulations by entering into agreements to establish the price of cattle purchased by them for slaughter.

The SDE submitted these proceedings to the review of the Brazilian Antitrust Authority (Conselho Administrativo da Defesa Econômica – CADE) with a recommendation to impose fines on the beef producers which are party to the proceedings. If CADE ultimately confirms such recommendation, CADE may impose administrative penalties on the Company in accordance with articles 23 and 24 of Law No. 8,884/84, including an administrative fine that may range from 1.0% to 30.0% of the Company’s annual gross revenues for the years prior to the proceeding.

Based on the evidence presented in connection with these proceedings and on the arguments of its defense (that will be presented together with the opinion of a renowned Economics professor), the Company’s management believes that CADE will grant the Company a favorable decision under these proceedings. In particular, the Company believes that there can be no standard discount prices for cattle carcass. Based on the opinion of the Company’s legal counsel supported by favorable domestic and international precedents, the Company’s management believes that the Company will prevail in these proceedings. Accordingly, the Company’s management has not established any provision for contingencies arising from these proceedings.

d)  Accidents in the Workplace

The Company is party in several civil lawsuits, under which certain of the Company’s former and current employees are seeking damages from accidents that occurred in the workplace, in amounts varying based on their salaries. Based on the opinion of the Company’s legal counsel, the Company’s management recorded a provision for losses arising from these lawsuits in the amount of R$10,759 as of September 30, 2007.

24

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

16   Income taxes

Income tax and social contribution are recorded based on taxable net income pursuant to the rates set forth in the applicable laws. Deferred income tax and social contribution are recorded based on the temporary differences between the carrying amounts on the Company’s financial statements and the tax basis of assets and liabilities, as well as on the tax loss carry forward credits.

a)  Reconciliation of income tax and social contribution

	Company		Consolidated
	Nine month period ended on June 30,		Nine month period ended on June 30,
		“Pro Forma”		“Pro Forma”
	2007	2006	2007	2006

Income before income tax and social contribution	49.177	169.017	47.770	170.060

Addition:
Permanent differences	180.611	21.156	186.788	21.156

Exclusions:
Temporary differences	(2.334)	—	(6.172)	—

Calculation basis for income tax and social contribution	227.454	190.173	228.386	191 .216

Income tax and CSLL - 34%	(77.316)	(64.659)	(80.586)	(65.669)

Temporary differences	(2.334)	—	649	—

Deferred income tax and social contribution	(794)	—	(256)	—

b) Deferred income tax and social contribution

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007
Assets:

Over provision for contingencies
• Current year	(794)	672	(794)	1.257
• Prior years	16.050	16.050	23.210	22.676
	15.256	16.722	22.416	23.933
Liabilities:

Over revaluation reserve	60.525	61.312	84.949	61.312
	60.525	61 .312	84.949	61 .312

The Company and its subsidiaries have a track record of future taxable net income. The Company expects to recover the tax credits arising there from within eight years due to the termination of the causes of their contingencies, as follows:

25

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007
2008	374	409	2.125	2.268
2209	374	409	2.125	2.268
2010	374	409	2.125	2.268
2011	374	409	2.125	2.268
2012 to 2014	13.760	15.086	13.916	14.861
	15.256	16.722	22.416	23.933

17   Shareholders’ equity

a) Capital Stock

The capital stock as of September 30, 2007 is composed by 1.077.400.000 of ordinary shares, without nominal value.

The Company is authorized to increase its capital in more 50.000.000 ordinary nominative shares.

b) Retained earnings reserves

Mandatory

Computed based on 5% of the net income of the year.

Reserve for expansion

It refers to the remaining balance of the net income after the computation of Mandatory reserve and dividend distribution.  The purpose of this reserve is to provide funds to investment in assets.

c) Revaluation reserve

Revaluation reserve reflects the appraisal effected by the Company, net of tax effects that are progressively offset against retained earnings to the same extent that the increase in value of the revalued property is realized through depreciation, disposal or retirement.

d) Dividends

Mandatory dividends correspond to 25% of the adjusted net income of the year, according to article 202 of Law 6.404/76.

The Company, considering that it has been generating positive EBITDA, deliberated in the board of directors meeting of November 1, 2007 that for the dividends calculation base, the foreign investments exchange loss and the future amortization of the goodwill in investments acquisition will be permanently excluded. The decision of the board of directors will be opportunely appreciated and voted in the Extraordinary General Assembly.

26

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

18       Financial income (Expense), net

	Company		Consolidated
	Nine month period ended on June 30,		Nine month period ended on June 30,
		“Pro Forma”		“Pro Forma”
	2007	2006	2007	2006

Exchange variation	94.381	(84.237)	29.794	(1 08.260)
Results on derivatives	(165.462)	44.967	(185.655)	43.079
Interest - Loss	(171.349)	(170.342)	(202.516)	(172.972)
Interest - Gain	47.661	68.922	72.537	70.421
Taxes, contribution, tariff and others	(28.668)	(34.659)	(32.844)	(35.750)

	(223.437)	(175.349)	(318.684)	(203.482)

The financial income of the three and nine months period ended on September 30, 2007 is substantially affected by the exchange variation of the permanent foreign investments, mainly due to the high devaluation of the north american dollar and of the argentinean currency (peso) related to the Brazilian reais. The approximate impact of the exchange variation in companie´s financial income is R$ 43.000 in the three months period (R$ 67.000 in the consolidated) and R$ 53.000 in the nine months period ended on September 30, 2007 (R$67.000 in the consolidated), and did not affected the EBITDA.

19   Management’s compensation

For the nine months periods ended September 30, 2007 and 2006, the aggregate compensation paid by the Company to the Company’s management was R$ 2,250 and R$ 3,885, respectively.

20     Insurance coverage (unaudited)

The Company adopts the policy of maintaining insurance coverage for property, plant and equipment and inventories that are subject to risks, in the amounts considered sufficient to cover any loss arising from such risks. Due to the multi-location aspect of its business, the Company contracts insurance covering the maximum possible loss per operational unit. The insurance covers the following events: fire, flooding and landslide.

As of September 30, 2007 the maximum individual coverage was R$ 99,000, considering all types of risks.

The insurance coverage related to the controlled Company Swift Armour has the same characteristics as explained above, and the maximum coverage as of September 30, 2007 and 2006 was US$ 65 million (equivalent to R$ 120 million as of September 30, 2007).

The insurance coverage related to the controlled Company JBS USA, Inc. has the same characteristics as explained above, and the maximum coverage as of September 23, 2007 was US$295 million (equivalent to R$ 542 million as of September 30, 2007).

27

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

21     Risk management and derivative instruments

The Company’s operations are exposed to market risks primarily related to exchange rates, the credit worthiness of its customers, interest rates and cattle prices. These types of risks are monitored by its treasury area, which manages these risks through a system of statistical computation of the Value at Risk (VAR) and its technical committee. This committee is composed of board members and by the Company’s financial executives, who monitor the risks, limits on financial positions and overall level of risk exposure.

a) Exchange Rate and Interest Rate Risk

The exchange rate and interest rate risks related to financings and loans, marketable securities and accounts receivable from clients denominated in foreign currencies are hedged on a transaction by transaction basis, through derivative instruments, such as swap contracts (dollar to CDI or LIBOR to fixed interest rates or vice-versa), futures contracts traded on the Bolsa de Mercadorias e Futuros - BM&F and forward contracts.

The notional value of the contracts is only accounted for in memorandum accounts.

The results of over-the-counter trades in the futures market and daily adjustments of currency future contracts are made realized and liquidated; on the BM&F, and, as of September 30, 2007, are accounted for as “Amounts receivable from or payable to future contracts”.

The results of over-the-counter trades contracted with a future maturity date are recorded on the balance sheet.

b) Credit risks

The Company is exposed to credit risks in respect of accounts receivable from customers, which are partially mitigated through the diversification of the credit profile of the Company’s customer portfolio. The Company does not have a client that represents more than 10% of its combined net sales revenue, and its clients have good financial and operating indicators.

c) Purchase Price of Cattle

The Company is exposed to volatility with respect to the price of cattle, caused by climate factors, supply, transportation cost and agricultural policies. According to its inventory policy, the Company maintains individual physical control of its livestock, which includes anticipated purchases combined with operations on the future markets.

d) Estimated Market Value

The financial assets and liabilities of the Company are accounted for in the consolidated balance sheet and in the “pro forma” balance sheets of JBS S.A. based on their respective acquisition cost, and the related classification of revenue and expenses in the income statement is accounted for based on its expected fair market or liquidation value.

28

JBS S.A. and its Subsidiaries

Notes to the financial statements for the period of three and nine months ended on September 30, 2007
(Expressed in thousands of reais, except when indicated)

22               Supplementary information - Cash flows statements for the period of three months ended September 30, 2007 and June 30, 2007

	Company		Consolidated
	September, 2007	June, 2007	September, 2007	June, 2007
Cash from operating activities
• Net income of the period	(78.304)	38.728	(78.304)	38.728
Adjustments to reconcile net income (loss) to cash provided
• Depreciation and amortization	14.328	13.946	44.219	18.852
• Allowance for doubtful accounts	(734)	(441)	169	(761)
• Goodwill amortization	426	867	426	867
• Financial charges of loans and financings	(38.848)	(65.222)	(41.349)	(65.365)
• Minority interest	—	—	—	—
• Equity	83.615	19.689	—	—
• Write-off of fixed assets	155	4.799	731	4.799
• Deferred income taxes	678	(541)	1.143	967
• Current and non-current financial charges	104.043	47.884	109.742	49.659
• Provision for contingencies	(4.924)	(386)	(6.304)	(273)

	80.435	59.323	30.473	47.473
Variation in operating assets and liabilities
• Decrease (increase) in trade accounts receivable	29.558	89.417	6.361	17.159
• Decrease (increase) in inventories	65.701	55.426	26.203	34.939
• Decrease (increase) in recoverable taxes	7.105	10.588	(9.902)	19.720
• Decrease (increase) in other current and non-current assets	(30.181)	(14.697)	(34.860)	13.329
• Decrease (increase) in credits with related parties	7.434	(7.345)	—	—
• Increase (decrease) in trade accounts payable	66.590	(12.590)	73.899	21.914
• Increase (decrease) in other current and non-current liabilities	3.425	(52.759)	(18.148)	(47.242)

Total cash provided by operating activities	230.067	127.363	74.026	107.292

Cash used in investing activities
• Additions to property, plant and equipment and intangible assets	(92.884)	(81.461)	(132.907)	(112.677)
• Increase in investments	(1.871.660)	(43.293)	(580.708)	958

Total cash used in investing activities	(1.964.544)	(124.754)	(713.615)	(111.719)

Cash from financing activities
• Loans and financings	824.579	16.246	2.296.722	39.333
• Payments of loans and financings	(595.551)	(675.325)	(2.765.461)	(687.395)
• Increase in capital stock	1.854.040	—	1.854.040	—

Total cash provided by (used in) financing activities	2.083.068	(659.079)	1.385.301	(648.062)

Net increase (decrease) in cash	348.591	(656.470)	745.711	(652.489)
Cash, cash equivalents and short-term investments at the beginning of the period	737.224	1.393.694	875.297	1.468.872

Cash, cash equivalents and short-term investments at the end of the period	1.085.815	737.224	1.621.008	816.383
	—	—	—	—

29

JBS S.A. reports consolidated 3Q07 results

including JBS USA, Inc. (formerly Swift Foods Co.)

São Paulo, November 6, 2007 – JBS S.A. (“JBS”) (Bovespa: JBSS3), the world’s largest beef producer and exporter, announces today its results for the third quarter of 2007 (3Q07) and the first nine months of 2007 (9M07). The financial and operating information herein is presented on a consolidated basis in BR GAAP and in Brazilian real (R$). The accounting statements for the quarter ended September 30, 2006, presented for the purpose of comparison, were prepared excluding the asset and financial situations and the result of the operations from the Hygiene and Cleaning division due to the partial spin-off carried out on December 31, 2006, as described in the explanatory notes. Accordingly, the accounting statements are referred to as “pro-forma” and should not be used as the basis for dividend calculations or for any corporate purpose other than providing comparative information on the Company’s operating performance.

The consolidated information and statements presented in this report also include the results from its subsidiary JBS USA, Inc. (“JBS USA”), formerly Swift Foods Company (“Swift”), which was acquired on July 11, 2007. The results of JBS USA presented herein consider the 75-day period from July 11 to September 23, 2007.

IR Contact:	3Q07 HIGHLIGHTS

José Paulo Macedo
Investor Relations Director André Menezes Investor Relations Manager	Conclusion of the acquisition of Swift Foods Company on July 11, 2007, making JBS the world’s largest beef producer and third largest pork producer in the United States;
Email: ir@jbs.com.br Phone: (11) 3144-4055 Website:	Conclusion of the private placement of 227,400,000 shares totaling R$1,853,833,020.00, resulting in a total of 1,077,400,000 shares issued by the Company;
www.jbs.com.br/ir	Entry of BNDESPar as an important shareholder of JBS, holding 12.95% of the capital stock;
3Q07 Conference Call
Date: Thursday, November 8, 2007 > Portuguese 12h30 (Brasília) 09h30 (US EST) Tel: +55 (11) 4003-9004

Continued focus on growth and consolidation in the Mercosul region, with (i) continued investments in the expansion of the slaughtering capacity and in the production of higher value-added products in Brazil; and (ii) expansion in Argentina through the acquisition of meatpacker Col Car for US$20.3 million;

Código: JBS > English 14h30 (Brasília) 11h30 (US EST)	Start-up of the expanded frozen and cooked beef unit in Andradina and of the new container terminal for exports in Cubatão, both in the state of São Paulo, Brazil;
Tel.: +1 (973) 935-8893 Código: 9408522	Continued focus on improving the operational performance of JBS USA;

30

CONSOLIDATED INCOME STATEMENT – 3Q07

Introduction

On July 11, 2007, JBS concluded the acquisition of Swift Foods Company (now JBS USA), the third largest beef and pork producer in the United States and the largest beef exporter in Australia, with revenues of US$ 9.5 billion for the fiscal year ended May 27, 2007.

The acquisition of Swift Foods Company:

Creates the world’s largest beef producer and exporter;

Consolidates JBS as a global company in the animal protein industry;

Establishes production and distribution bases in the world’s largest beef producing and consuming countries;

Expands the scope of the Swift brand, given that JBS already held its rights in Brazil and Argentina;

Allows for greater geographic and product diversification with the pork operations in the United States;

Creates synergies within the group’s commercial areas, particularly from the opportunity to increase sales of processed products from Brazil and Argentina; and

Provides the opportunity to add value to the Company and its shareholders through the improvement of the operating performance of JBS USA.

Given the final structure of the acquisition, JBS USA was capitalized with US$950 million from the private placement of new shares concluded in September, which already represented an important step in strengthening the Company’s capital structure and competitiveness in the markets in which it operates.

Accordingly, our short-term strategy is centered on recovering the operating and financial performance of JBS USA through the implementation of several initiatives, without deviating from focusing on JBS’ consolidated growth.

Following the acquisition of JBS USA, various areas were identified that presented opportunities for improving the Company’s operating results, as described below:

Improve margin per head through improved yields (rear, forequarter and ribs de-boning processes) and the development of new markets;

Increase in volumes through the implementation of a second shift at the Greeley plant and an increase in the utilization rate of the plants in Grand Island, Cactus and Hyrum as a way to dilute fixed costs at the plants;

Focus on cost reductions: fixed (insurance, consulting and information technology), variable costs and freight and storage costs per head (higher utilization rates);

31

Lower administrative expenses: reduction of management layers, separation of pork and beef divisions in the United States, and optimization of the sales team.

Seventy-five days after the acquisition of the Company by JBS, many of the initiatives described above have been implemented, such as: (i) reduction in selling, general and administrative expenses, eliminating positions unnecessary to move the business forward or positions that already existed in the structure of JBS S.A.; (ii) reduction in annual insurance costs through renegotiation of existing premiums and deductibles, maintaining all of the insurance policies required for the adequate continuity of the business; (ii) elimination of annual costs with outsourced services from professionals and consultants, terminating contracts signed by the previous controlling shareholder.

In addition, JBS USA is also developing and implementing initiatives that seek to improve the operating efficiency of the plant operations, whose benefits have yet to be fully captured. Although fixed costs have already been reduced by the de-layering of management at the plants, volume increases and yield improvement will only be captured gradually with the evolution of the second shift at the Greeley plant and the recovery in employee productivity at the Cactus plant following the immigration inspection of December 2006. The Company believes that these benefits will continue to be captured as the second shift of the Greeley plant reaches its full-capacity and newly hired employees are adequately trained.

Reporting Basis for JBS USA

Prior to its acquisition by JBS, the subsidiary of Swift Foods Company, S&C Holdco 3, Inc., “sub- holding”, the direct parent company of all operating companies, reported its results in accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”), with a fiscal year ending in May of each year and, in accordance with local industry practices, on a weekly basis, with each quarter comprising a 13-week period, and the fiscal year comprising 52 or 53 weeks, depending on the specific year. Swift Foods Company, the holding company for the entire group, did not report its results to the SEC.

Following the conclusion of the Swift acquisition by JBS, the company’s new management decided to (i) change its name from Swift Foods Company to JBS USA, Inc., (ii) change the fiscal year so that it ends in the month of December, aligning it to the fiscal year of JBS, (iii) maintain the presentation of results on a weekly basis, as described above, and (iv) change the external auditing of the company to Grant Thornton as of 7/11/2007, as to maintain a single external auditing company for the entire group.

Therefore, the results now consolidated at JBS refer to JBS USA (formerly Swift Foods Company and holding company of the entire group in the United States and Australia) and are being converted from US$ into Brazilian Real and from US GAAP into BR GAAP.

The accounting practices adopted at JBS USA (US GAAP) were adjusted to BR GAAP, according to the following differences:

Finished goods inventories were previously valued at market price and were adjusted to average production cost method;

Permanent assets include amounts related to intangible assets and fixed assets goodwill, calculated at the moment of the acquisition (purchasing accounting) and adjusted to reduce shareholder’s equity;

32

For derivatives designated as a hedge and used to hedge an anticipated transaction, changes in fair value of the derivative are deferred in the balance sheet and were adjusted to the income statement;

Exchange Rate Variances from Investments made in Foreign Currencies and Goodwill

Financial income for the 3-month and 9-month periods ended on September 30, 2007 were negatively impacted by the exchange variance from permanent investments made in foreign currency, mainly due to the high devaluation of the U.S. dollar and of the Argentine peso related against the Brazilian real. The impact of this exchange variance in the consolidated financial income is approximately R$67.0 million in the 3-month period and R$116.0 million in the 9-month period ended on September 30, 2007. It is important to highlight that unrealized exchange rate variances do not generate a cash effect for the Company, impacting net income, but not affecting EBITDA.

With the acquisition of Swift Foods Company, JBS recognized a goodwill of R$839.181, based on the expectation of future profits. This goodwill will be amortized as long as such profits are earned, in a period not exceeding 10 years.

Considering the proportion of the investment in JBS USA and the potential impacts that this unrealized foreign currency variance has on the Company’s net income, and consequently on the amounts distributable to shareholders as dividends, the Board of Directors of JBS met on November 1, 2007 and resolved that exchange rate losses from investments made in foreign currency and future amortization of goodwill in JBS USA are permanently excluded for dividend calculation purposes. This decision will be deliberated and voted in and upcoming Extraordinary Shareholders Meeting.

Consolidated Income Statement

The table below shows the consolidated results of JBS S.A. (“JBS”) in BR GAAP and in Brazilian real (R$), including the results of its U.S. subsidiary JBS USA during the 75-day period from its acquisition on July 11, 2007 through September 23, 2007.

R$ million	3Q07%		3Q06%		2Q07%		9M07	9M06

Net Sales Revenue	5,233.6	100.0%	1,234.6	100.0%	1,171.2	100.0%	7,490.9	3,056.6
Cost of Goods Sold	-4,744.5	-90.7%	-953.5	-77.2%	-890.3	-76.0%	-6,463.3	-2,329.0
Gross Margin	489.1	9.3%	281.2	22.8%	280.9	24.0%	1,027.6	727.5
Selling Expenses	-257.5	-4.9%	-90.0	-7.3%	-106.6	-9.1%	-464.0	-272.5
General and Adm. Expenses	-101.0	-1.9%	-39.7	-3.2%	-27.9	-2.4%	-149.4	-76.0
Net Financial Income (Expenses)*	-189.0	-3.6%	-89.9	-7.3%	-72.7	-6.2%	-318.7	-203.5
Equity in Subsidiaries	0.0	0.0%	0.0	0.0%	0.0	0.0%	0.0	0.0
Initial Public Offering Expenses	-1.7	0.0%	0.0	0.0%	0.0	0.0%	-52.2	0.0
Amortization of Goodwill	-0.4	0.0%	0.0	0.0%	-0.9	-0.1%	-1.3	0.0
Operating Income	-60.5	-1.2%	61.6	5.0%	72.8	6.2%	42.0	175.5
Non-Operating Income	5.0	0.1%	0.2	0.0%	0.8	0.1%	5.8	-5.5
Taxes and Social Contribution	-25.5	-0.5%	-21.8	-1.8%	-35.7	-3.0%	-80.8	-65.7
Minority Interest	2.7	0.1%	0.0	0.0%	0.9	0.1%	4.1	0.0
Net Income	-78.3	-1.5%	40.0	3.2%	38.7	3.3%	-28.9	104.4

33

(*) The net financial result and, consequently, the net income for the 3Q07, were affected by exchange rate variances from investments made in foreign currencies in the amount of R$67.0 million for the 3Q07 and R$116.0 million for the 9M07. Currency variances do not have a cash effect on the Company, and as such, did not impact EBITDA for the period. Excluding this effect, the Company would have registered a net loss of R$11.3 million for the 3Q07 and a net income of R$87.1 million for the 9M07.

For the 3Q07, JBS’ consolidated EBITDA totaled R$174.9 million compared to an EBITDA of R$170.3 million for the 3Q06. Consolidated EBITDA margin for the period was 3.3%, reflecting a 13.1% margin reported by JBS (excluding JBS USA) and a 0.1% margin reported by JBS USA.

A large portion of the variances presented in the consolidated results is attributable to the effect generated by the acquisition of Swift Foods Company by JBS. In the report, the operational results of JBS, as well as those of JBS USA, will be commented independently, as to facilitate the analysis and comparability of the figures and to preserve historical information provided since the Company’s initial public offering.

Consolidated Debt Level

					Var.%
R$million	3Q07		2Q07		3Q07/2Q07

Total Debt	3,949.5		2,229.0		77.2
Cash and Marketable Securities	1,621.0		816.4		98.6%
Total Net Debt	2,328.5		1,412.6		64.8%
Net Debt/EBITDA	3,3	X	2,3	X

The Company’s gross debt is primarily composed of financing lines with the Brazilian Development Bank (BNDES), export financing contracted with financial institutions, and Notes (Reg. S and 144A) with face value of US$575 million due in 2011 and 2016 (US$275 million issued at an interest rate of 9.375% per annum payable on a quarterly basis, and US$300 million at an interest rate of 10.50% per annum payable on a semiannual basis). Additionally, JBS USA gross debt includes loans totaling approximately US$815 million, of which US$750 million consist of bridge loans contracted as part of the capital structured used for the Swift acquisition. These bridge loans have an average interest rate of Libor plus 1%, with US$100 million maturing in January/08 and the remaining in June and July of the same year.

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ANALYSIS OF 3Q07 RESULTS – JBS S.A. (EXCLUDING JBS USA)

Main Operational Indicators (excluding JBS USA, Inc.)

R$ million	3Q07	3Q06	Var.% 3Q07/3Q06	2Q07	Var.% 3Q07/2Q07	9M07	9M06	% Chg. 9M07/9M06

Net Sales Revenue	1,315.5	1,234.6	6.5%	1,171.2	12.3%	3,572.8	3,056.6	16.9%
Domestic Market	511.6	364.4	40.4%	487.9	4.8%	1,459.7	1,117.8	30.6%
Exports	803.9	870.2	-7.6%	683.3	17.7%	2,113.2	1,938.8	9.0%
Gross Profit	309.6	281.2	10.1%	280.9	10.2%	848.1	727.5	16.6%
Gross Margin	23.5%	22.8%		24.0%		23.7%	23.8%
Net Income	-78.3	40.0	-295.6%	38.7	-302.3%	-28.9	104.4	-127.7%
Net Margin	-6.0%	3.2%		3.3%		-0.8%	3.4%
EBITDA	171.9	170.3	0.9%	165.2	4.0%	493.3	430.5	14.6%
EBITDA Margin	13.1%	13.8%		14.1%		13.8%	14.1%

Slaughtered Cattle(1)	929.3	935.7	-0.7%	947.0	-1.9%	2,762.7	2,583.2	7.0%
Sales Volumes(2)
Domestic Market	215.6	166.8	29.2%	210.0	2.6%	614.7	496.6	23.8%
Exports	111.0	114.9	-3.4%	112.2	-1.1%	326.8	281.7	16.0%
Total Volume	326.6	281.7	15.9%	322.2	1.4%	941.5	778.3	21.0%

(1)In thousands of heads

(2)In thousands of tons

(*) The net financial result and, consequently, the net income for the 3Q07, were affected by exchange rate variances from investments made in foreign currencies in the amount of R$67.0 million for the 3Q07 and R$116.0 million for the 9M07. Currency variances do not have a cash effect on the Company, and as such, did not impact EBITDA for the period. Excluding this effect, the Company would have registered a net loss of R$11.3 million for the 3Q07 and a net income of R$87.1 million for the 9M07.

Cattle Slaughter Volume

In the 3Q07, the volume of cattle slaughtered declined by 0.7% to 929 thousand heads, compared to 936 thousand heads in the same period last year. Compared to the 2Q07, cattle slaughter volume declined by 1.9%, while in the 9M07, volume increased by 7.0% in comparison to the 9M06. The decline posted for the quarter is mainly due to lower slaughter volume in Brazil, as a result of the offseason period for cattle supply that generally occurs more intensively in the third quarter of each year. Slaughter volumes were favorably impacted by the startup of operations of the Pontevedra, Venado Tuerto and Berazategui plants, which were not operating in the 3Q06. Currently, the overall slaughter capacity of JBS is 18.8 thousand head/day in Brazil and 6.0 thousand head/day in Argentina (excluding the acquisition of meatpacker Col Car, which is still pending approval by Argentina’s antitrust agency), totaling 24.8 thousand head/day of slaughtering capacity in the Mercosul.

The graph below shows the Company’s historical slaughter volume in each quarter for the past three years (in thousands of head):

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Cattle Slaughtered – ‘000 Heads of Cattle

Net Operating Revenue

Net Revenues (R$ million)

Net sales increased by 6.5% to R$1,315.5 million in 3Q07, from R$1,234.6 million in the 3Q06, mainly driven by a growth of 15.9% in sales volumes for the period. The presented volume growth was mainly fueled by a 29.2% increase in domestic sales and by an increase of 8.6% in the average sales price for the quarter in comparison to the same quarter of last year.

Compared to the 2Q07, net sales grew by 12.3%, while total sales volume increased by 1.4% and average sales prices rose by 10.8%. In the 9M07, net sales increased by 16.9% versus the 9M06, while volumes rose by 2 1.0%.

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Exports revenue as a percentage of the Company’s total net revenue declined from 70% in the 3Q06 to 61% in the 3Q07, while the domestic market accounted for 39% of net revenue in the quarter, up from 30% in the 3Q06, as shown in the graphs below. It is important to note that during the 3Q06, JBS posted strong export sales, led by shipments to the European Union and, especially to Russia, with exports to the latter country favorably impacted by the company’s geographic diversification across Brazil, with a greater number of plants certified for exports following the outbreaks of foot-and-mouth disease that took place in late 2005 and early 2006. In addition, as it also occurred in the 2Q07, this distribution of sales also reflects the Company’s strategy to optimize its sales mix across markets, selling its products in the markets that present the most attractive terms in each period.

Net Revenue Distribution – Consolidated

Source: JBS

Domestic Market	3Q07	3Q06	Var.% 3Q07/3Q06	2Q07	Var.% 3Q07/2Q07	9M07	9M06	% Chg. 9M07/9M06

Net Sales Revenue(1)
Fresh and Chilled Beef	362.8	235.4	54.1%	330.6	9.7%	1,005.8	743.4	35.3%
Processed Beef	65.7	47.9	37.2%	68.7	-4.4%	201.6	164.6	22.5%
Others	83.1	81.2	2.4%	88.6	-6.2%	252.3	209.8	20.3%
TOTAL	511.6	364.4	40.4%	487.9	4.8%	1,459.7	1,117.8	30.6%

Volume(2)
Fresh and Chilled Beef	163.5	115.7	41.2%	157.7	3.6%	459.7	355.1	29.4%
Processed Beef	11.2	10.0	11.5%	11.2	-0.6%	35.0	28.6	22.6%
Others	40.9	41.1	-0.3%	41.0	-0.2%	120.1	112.9	6.3%
TOTAL	215.6	166.8	29.2%	210.0	2.7%	614.7	496.6	23.8%

Average Sales Price(3)
Fresh and Chilled Beef	2.22	2.03	9.1%	2.10	5.9%	2.19	2.09	4.5%
Processed Beef	5.88	4.78	23.0%	6.12	-3.8%	5.76	5.76	-0.1%
Others	2.03	1.98	2.7%	2.16	-6.0%	2.10	1.86	13.1%
TOTAL	2.37	2.18	8.6%	2.32	2.3%	2.37	2.25	5.5%

(1)In millions

(2)In thousands of tons

(3)In R$/Kg

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In the 3Q07, JBS’ net sales from the domestic market totaled R$511.6 million, 40.4% higher than in the 3Q06. This result was mainly due to the growth of 29.2% in sales volume to 215.6 thousand tons in the quarter, up from 166.8 thousand tons in the 3Q06, as well as an increase in the average sales price of 8.6% in relation to the 3Q06. Domestic sales rose by 4.8% in the quarter in comparison to the 2Q07 and by 30.6% in the 9M07 versus 9M06.

Net Revenue Distribution – Domestic Market

Source: JBS

Domestic fresh beef volumes climbed 41.2% to 163.5 thousand tons in the 3Q07, from 115.5 thousand tons in the 3Q06. This growth was mainly driven by (i) higher beef consumption in Brazil fueled by a good performance of the local economy; (ii) a greater allocation of volumes to this market, which in some cuts was more attractive than the international markets; (iii) a strong performance of higher value-added cuts, sold under JBS brands such as Matturata; and (iii) domestic sales growth in Argentina, due to the startup of operations of the Venado Tuerto, Pontevedra and Berazategui plants and to a higher consumption in that country.

The average sales price of fresh beef increased by 9.1% against the 3Q06, affected by higher raw materials costs during the period, which directly impacted sales prices to the Company’s clients. Specifically in Brazil, average domestic sales prices of fresh beef rose by 18.1% during the quarter.

In comparison to the 2Q07, domestic fresh beef volumes grew by 3.6%, while average sales price rose by 5.9%. In the 9M07, net sales grew by 30.6%, while volumes increased by 23.8%, with average prices up 5.5% from the 9M06.

In the processed beef segment, the Company posted a volume growth of 11.5% in the quarter to 11.2 thousand tons, from 10.0 thousand tons in the 3Q06. This result was mainly driven by a higher consumption of the products sold by the Company, which has been investing heavily in the consolidation of its brands in the processed foods sector, as well as by volumes sold of Swift’s new product line, which was launched in late 2006. The average price of processed beef increased by 23% in the quarter, mainly due to the product mix during the period, with increased sales of the higher value-added products sold under the Swift and Anglo brands.

In comparison to the 2Q07, processed beef volumes remained unchanged between the two quarters, while in the 9M07 these volumes increased by 22.6% and prices remained stable in relation to the 9M06.

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Export Market

Exports	3Q07	3Q06	Var.% 3Q07/3Q06	2Q07	Var.% 3Q07/2Q07	9M07	9M06	% Chg. 9M07/9M06

Net Sales Revenue(1)
Fresh and Chilled Beef	592.0	657.6	-10.0%	486.1	21.8%	1514.3	1411.8	7.3%
Processed Beef	211.9	212.7	-0.3%	197.2	7.5%	598.8	527.0	13.6%
TOTAL	803.9	870.2	-7.6%	683.3	17.7%	2,113.2	1,938.8	9.0%

Volume(2)
Fresh and Chilled Beef	71.6	81.3	-11.9%	75.8	-5.6%	220.4	196.5	12.2%
Processed Beef	39.4	33.6	17.2%	36.4	8.3%	106.4	85.2	24.9%
TOTAL	111.0	114.9	-3.4%	112.2	-1.0%	326.8	281.7	16.0%

Average Sales Price(3)
Fresh and Chilled Beef	8.27	8.09	2.2%	6.41	28.9%	6.87	7.18	-4.4%
Processed Beef	5.38	6.32	-15.0%	5.42	-0.8%	5.63	6.19	-9.0%
TOTAL	7.24	7.57	-4.4%	6.09	18.9%	6.47	6.88	-6.0%

Average Sales Price(4)
Fresh and Chilled Beef	4.31	3.73	15.7%	3.24	33.3%	3.43	3.29	4.4%
Processed Beef	2.80	2.91	-3.8%	2.73	2.5%	2.81	2.83	-0.7%
TOTAL	3.78	3.49	8.3%	3.07	23.0%	3.23	3.15	2.6%

(1)In millions

(2)In thousands of tons

(3)In R$/Kg

(4)In US$/Kg

Export net sales declined by 7.6% to R$803.9 million in the quarter, versus R$870.2 million in the 3Q06, mainly as a result of 3.4% decrease in export volumes and an 8.3% increase in the average sales price in dollar terms (+ 15.7% for fresh beef and -3.8% for processed beef), which were offset by an appreciation of the Brazilian real versus the U.S. dollar in the period of 11.7%. The lower volumes were mainly a result of a greater allocation of certain cuts to the domestic market, which, during the quarter, were more attractive than the international markets. Furthermore, as mentioned above, the comparison base with the 3Q06 was adversely affected by that quarter’s strong exports, especially to the European Union and Russia.

On the other hand, in comparison to the 2Q07, export net sales increased by 17.7%, reflecting a slight decline of 1.0% in volumes (-5.6% for fresh beef and +8.3% for processed beef) and a strong increase in the average sales price in dollar terms of 23.0% (33.3% for fresh beef and 2.5% for processed beef), which was slightly impacted by 3.2% appreciation of the Brazilian real against the U.S. dollar during the period. The increase in the average sales price in dollar terms was mainly driven by (i) a change in the product mix for the quarter, which favored sales of higher value-added cuts; (ii) a higher cost of raw materials for the period; and (iii) the variance of the Brazilian Real against the U.S. dollar.

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In the 9M07, export net sales grew by 9.0% compared to the 9M06, driven by a growth in volumes shipped of 16.0%, and a 6.0% decrease in the average sales prices in Real terms, which was negatively impacted by the appreciation of the Brazilian Real against the U.S. dollar of 8.4% between the two periods.

Net Revenue Distribution – Exports

Source: JBS

With regards to the exported volumes, the following drivers can be highlighted:

Higher exports to the European Union, which has a product mix that favors more higher value- added cuts;

Strong growth in exports to Hong Kong, which accounted for 6.8% of total export revenues in dollars in the 3Q07, up from 3.4% in the 3Q06;

Higher export volumes to other Asian countries, such as Singapore and the Philippines; Higher export volumes to Africa, especially Algeria, as was also the case in the 2Q07;

Growth in markets currently being developed by the Company, such as Venezuela and other Latin American countries;

Growth in export volumes of processed beef, which increased by 17.2% compared to the 3Q06, 8.3% versus the 2Q07, and 24.9% on an year-to-date basis.

In the 3Q07, Europe remained as JBS’ main export destination. During the same period, Russia accounted for 14.4% of export revenues, down from 21.3% in the 3Q06. This figure clearly shows the strong performance of Russian exports in the 3Q06 since the Company had a higher number of plants certified to export to that country following the outbreaks of foot-and-mouth disease in late 2005 and early 2006.

Compared to the 2Q07, export volumes to Russia increased by 37.7% in the quarter versus the 3Q06, and by 28.3% in the 9M07 in comparison to the 9M06.

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Export Destinations – 3Q07	Export Destinations – 3Q06

Source: JBS	Source: JBS

Export Destinations – 9M07	Export Destinations – 9M06

Source: JBS	Source: JBS

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Analysis of Operational Performance

R$ million	3Q07%		3Q06%		2Q07%		9M07	9M06

Net Sales Revenue	1,315.5	100.0%	1,234.6	100.0%	1,171.2	100.0%	3,572.8	3,056.6
Cost of Goods Sold	-1,005.9	-76.5%	-953.5	-77.2%	-890.3	-76.0%	-2,724.8	-2,329.0

Gross Margin	309.6	23.5%	281.2	22.8%	280.9	24.0%	848.1	727.5

Selling Expenses	-115.7	-8.8%	-90.0	-7.3%	-106.6	-9.1%	-322.2	-272.5
General and Adm. Expenses	-41.1	-3.1%	-39.7	-3.2%	-27.9	-2.4%	-89.6	-76.0
Net Financial Income (Expenses)*	-171.8	-13.1%	-89.9	-7.3%	-72.7	-6.2%	-301.4	-203.5
Equity Accounting Income	-34.3	-2.6%	0.0	0.0%	0.0	0.0%	-34.3	0.0
Initial Public Offering Expenses	-1.7	-0.1%	0.0	0.0%	0.0	0.0%	-52.2	0.0
Amortization of Goodwill	-0.4	0.0%	0.0	0.0%	-0.9	-0.1%	-1.3	0.0

Operating Income	-55.4	-4.2%	61.6	5.0%	72.8	6.2%	47.0	175.5

Non-Operating Income	-0.9	-0.1%	0.2	0.0%	0.8	0.1%	-0.1	-5.5
Taxes and Social Contribution	-24.7	-1.9%	-21.8	-1.8%	-35.7	-3.0%	-80.0	-65.7
Minority Interest	2.7	0.2%	0.0	0.0%	0.9	0.1%	4.1	0.0

Net Income	-78.3	-6.0%	40.0	3.2%	38.7	3.3%	-28.9	104.4

(*) The net financial result and, consequently, the net income for the 3Q07, were affected by exchange rate variances from investments made in foreign currencies in the amount of R$67.0 million for the 3Q07 and R$116.0 million for the 9M07. Currency variances do not have a cash effect on the Company, and as such, did not impact EBITDA for the period. Excluding this effect, the Company would have registered a net loss of R$11.3 million for the 3Q07 and a net income of R$87.1 million for the 9M07.

Net operating revenue from sales in the quarter rose 6.5% to R$1,315.5 million, from R$1,234.6 million in the 3Q06, mainly driven by a volume growth of 15.9% for the period and a 8.1% decline in the average sales price in Brazilian real terms, which was negatively impacted by the 11.7% appreciation of the Brazilian Real against the U.S. dollar during the period. This result was mainly driven by the strong domestic sales performance, which generated revenues for the quarter 40.4% higher than in the same period of last year. Net operating revenue rose by 12.3% in comparison to the 2Q07 and by 16.9% in the 9M07 versus the 9M06.

Cost of goods sold increased by 5.5%, from R$953.5 million in the 3Q06 to R$1,005.9 million in the 3Q07. As a percentage of net sales, cost of goods sold declined from 77.2% in the 3Q06 to 76.5% in the 3Q07, mainly due to the strategy employed by the Company in the purchasing of raw materials during the quarter. In view of the increase in cattle acquisition costs, the Company, taking advantage of the geographic distribution of its plants and of the market scenario, increased the purchasing of raw materials from third parties for deboning and processing, given the variances between cattle prices and prices of boned meat from third parties that occurred during the quarter.

As a result of the net sales growth posted for the quarter, gross profit increased by 10.1%, from R$281.2 million in the 3Q06 to R$309.6 million in the 3Q07. Gross margin grew by 0.7 p.p., from 22.8% in the 3Q06 to 23.5% in the 3Q07, driven by the factors described above. Compared to the 2Q07, gross margin declined by 0.5 p.p., representing 24.0% over net sales.

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Selling expenses rose from R$90.0 million in the 3Q06 to R$115.7 million in the quarter, mainly as a result of (i) the higher sales volumes posted for the period, and (ii) marketing investments, which are being made by the company to promote and consolidate the Swift brand, especially its new product line, which in the 3Q06 had not yet been launched. As a percentage of net sales, selling expenses for the quarter rose by 1.5 p.p. to 8.8%, from 7.3% in the 3Q06. Administrative expenses remained within the same level as in the 3Q06, representing to 3.1% in the 3Q07, compared to 3.2% in the same period of last year.

For the quarter, the Company posted a net financial expense of R$171.8 million, compared to R$89.9 million for the 3Q06, which was negatively impacted by the exchange rate variances from investments made in foreign currency, mainly driven by the strong devaluation of the U.S. dollar and the Argentine peso against the Brazilian Real. The impact from these exchange rate fluctuations on the consolidated financial result is R$67.0 million for the 3-month period and R$116.0 million for the 9-month period ended on September 30, 2007. It is important to highlight that these impacts do not have a cash effect on the Company, and as such, did not impact EBITDA for the period.

The equity income result reflects the loss posted by JBS USA during the period.

As a result of the above factors, the Company posted a net loss of R$78.3 million for the 3Q07, compared to a net income of R$40.0 million for the same quarter of last year. Eliminating the effect from exchange rate variances on investments in foreign currency of R$67.0 million, net income for the 3Q07 would total R$11.3 million.

As previously mentioned the Company’s Board of Directors met on 11/01/2007 and resolved that exchange rate variances from investments made in foreign currency and the future amortization of goodwill from acquisition of JBS USA will be permanently excluded for dividend calculation purposes. This decision will be deliberated and voted at a future General Shareholders Meeting.

For the 3Q07, EBITDA (earnings before interest, tax, depreciation and amortization) increased by 0.9%, from R$170.3 million in the 3Q06 to R$171.9 million in the 3Q07. EBITDA margin declined by 0.7 p.p., from 13.8% in the 3Q06 to 13.1% in the 3Q07, impacted by the factors described above. It is important to highlight that due to the impacts from the off-season period on the cost of raw materials, which were significant during the 3Q07, the Company focused its management on maintaining profitability levels rather than on expanding sales volumes.

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EBITDA and EBITDA margin

CAPITAL EXPENDITURES

For the 3Q07, the Company’s aggregate capital expenditure in property, plant and equipment, including acquisitions (excluding Swift), totaled R$109.3 million. In the 9M07, these expenditures amounted to R$435.3 million.

During the quarter, JBS invested primarily in the projects launched in 2006 and continued into the first nine months of 2007, which include:

Increase of the production capacity of its processed beef plant located in Andradina, São Paulo from 30 tons to 100 tons per day; The expansion of this unit was concluded in the first half of October and is already in the pre-operational phase;

Increase of the production capacity of its unit located in Barra do Garça, Mato Grosso, from 1,300 head of cattle slaughtered and deboned per day to 2,500 head of cattle slaughtered and deboned per day. This unit’s expansion has been partially concluded, with capacity currently at 2,000 head per day;

Increase in the production capacity of its plant located in Campo Grande, Mato Grosso do Sul from 1,300 head of cattle slaughtered and deboned per day to 3,000 head per day;

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Increase in the production capacity of its plant located in Vilhena, Rondônia, from 900 head of cattle slaughtered and deboned per day to 2,200 head per day;

Increase in the production capacity of its plant located in Barretos, São Paulo, from 1,600 head of cattle slaughtered and deboned per day to 2,500 head per day;

Construction of a new container terminal for exports in Cubatão, São Paulo, with a capacity to receive and store 240 containers. The terminal began operations in October 2007;

Other investments, such as acquisition of new equipment and maintenance of production facilities.

RECENT EVENTS

In line with its expansion strategy and taking advantage of opportunities to consolidate the industry, on October 3, 2007, through its subsidiary Swift-Armour S.A. Argentina, JBS S.A. acquired meatpacker Col Car S.A., located in Colonia Caroya, in the province of Córdoba, Argentina. The Colonia Caroya unit features modern facilities and equipment and has a slaughtering and deboning capacity of 700 head per day, with production allocated to both the domestic and export markets.

For the Argentine market, the unit produces fresh, chilled and frozen beef, sold under its Col Car brand and distributed across the country through its own fleet. In 2006, sales to the domestic market totaled 81.4 million pesos. For the same period, exports amounted to approximately US$11.4 million, sold mainly to Germany, England, Italy and Holland. The unit is certified to export to the main markets in the Atlantic block, such as the European Union, Russia, Chile, Algeria and Egypt, among others, and holds a 325-ton share of the annual Hilton quota. Exports include fresh, chilled and frozen beef, as well as frozen offal.

The acquisition value is US$20,250,000 and the conclusion of the transaction is subject to approval by the Argentine government authorities.

The acquisition of the Colonia Caroya plant is part of JBS’ strategy of internationalization and consolidation of the global beef industry and represents a continuation of its expansion process in the Mercosur. With this acquisition, the company will operate a total of six units in Argentina, with a total slaughtering capacity of 6.7 thousand head of cattle per day in that country, bringing its total slaughtering capacity in the Mercosur region to 25.5 thousand head per day.

Additionally, in October/07, the Company began operations of a new container terminal located in the city of Cubatão, state of São Paulo, Brazil, whose main objective is to contribute into further accelerating the export sales process and, consequently, ensuring the quality of the products sold by the company in international markets.

With a total area of approximately 30,000 m2, consisting of an office building, container areas and facilities used for the maintenance of JBS’ truck fleet, the new terminal substitutes the one previously leased by the company and can receive and store up to 240 containers, or the equivalent of up to 6 thousand tons of beef. Furthermore, there is space to accommodate up to 600 empty containers and parking for 80 trucks. In addition to increasing storage area by approximately 20,000 m2 or 192 additional containers, this infrastructure will allow JBS to further centralize its export logistics

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operations and obtain a higher level of control within the export supply chain, including adequate product refrigeration. This differential brings competitive advantages to JBS’ customers as it ensures excellence in product quality and a better service level. The investment in the new terminal in Cubatão totaled approximately R$11 million.

CAPITAL INCREASE

At an Extraordinary Shareholders Meeting held on September 28, 2007, the Company verified the total subscription of its 227,400,000 new common shares, whose issuance was approved at the Board of Directors meeting held on 06/08/2007 and at the Extraordinary Shareholders Meeting held on 06/29/2007, and also ratified its capital increase. As a result, the value of JBS’ capital stock increased from R$91,747,942.12 to R$1,945,580,962.12, comprising of 1,077,400,000 book-entry registered common shares with no par value.

The table below shows the new shareholders structure of JBS:

		% of Capital
Shareholders	Amount of Shares	Stock

J&F Participações S.A.	597,195,003	55.43%
ZMF Fundo de Investimento em Part.	87,903,348	8.16%
BNDES Participações S.A. - BNDESPAR	139,470,610	12.95%
Administrators	16	0.00%
Market	252,831,023	23.47%

Total	1,077,400,000	100.00%

The graph below shows the new corporate structure of JBS:

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ANALYSIS OF RESULTS - JBS USA, INC.

Introduction

JBS USA, Inc. (“JBS USA”), formerly “Swift Foods Company”, was acquired by JBS on July 11, 2007, and operates in the processing, preparation and distribution of beef and pork for sale in the United States and in international markets, with production plants located in the United States and Australia. Founded more than 150 years ago, the Company is the third-largest producer of beef and pork in the United States in terms of slaughter capacity (26,300 cattle head/day and 47,900 head/day in swine). JBS USA produces fresh meat, with its main products consisting of chilled beef and pork in cuts and ground, which are sold in boxes customized to local-market industry standards. In addition, the Company also operates a case-ready plant, producing seasoned beef and pork packaged in individual servings for immediate consumption.

JBS USA operates through 3 divisions: Beef in the United States, responsible for the Company’s beef operations in the United States; Pork in the United States, responsible for the pork operations in the United States; and Australia, responsible for the Australian beef operations. In the fiscal year ended May 27, 2007, these divisions accounted for approximately 57%, 23% and 20% of the total net revenue of JBS USA, respectively, which amounted to US$9.5 billion. The Company also operates a sheep plant, which accounted for less than 1% of total net revenue in fiscal year 2007. The slaughter capacity of JBS USA by product and region is 20,500 cattle head/day and 47,900 swine head/day in the United States, and 5,800 cattle head/day in Australia.

A significant part of the revenue from the pork division in the United States originates from the sale of fresh pork, however, the division also makes other pork products, such as hams and other cuts, which are sold mainly to processing companies to make bacon, hot dogs and other ready-to-eat products.

The revenue from the Australia division is primarily generated from the sale of fresh beef, which comes from grass-fed cattle, and confined cattle that is primarily grain fed, of higher value-added, and mainly exported to Japan. Approximately 85% of sales from the Australia division are exported to more than 30 countries, with a significant share going to the Pacific coast. The division also operates 4 confinement units, which supply cattle to its own operations and also to other producers, depending on market conditions.

The operating units of JBS USA are located as follows:

In the United States:

4 cattle slaughtering plants located in the states of Colorado, Utah, Nebraska and Texas;

1 case-ready plant (beef and pork) located in the state of California;

3 hog slaughtering plants located in the states of Minnesota, Iowa and Kentucky; and

1 lamb slaughtering plant located in the state of Colorado.

In Australia:

4 cattle slaughter plants located in Beef City, Dinmore, Townsville and Rockhampton;

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4 cattle confinement units located in Beef City, Caroona, Prime City and Mungindi.

The maps below show the locations of the group’s units in the United States and Australia and their respective slaughter capacity:

Reporting Basis for JBS USA

Prior to its acquisition by JBS, the subsidiary of Swift Foods Company, S&C Holdco 3, Inc., “sub- holding”, the direct parent company of all operating companies, reported its results in accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”), with a fiscal year ending in May of each year and, in accordance with local industry practices, on a weekly basis, with each quarter comprising a 13-week period, and the fiscal year comprising 52 or 53 weeks, depending on the specific year. Swift Foods Company, the holding company for the entire group, did not report its results to the SEC.

Following the conclusion of the Swift acquisition by JBS, the company’s new management decided to (i) change its name from Swift Foods Company to JBS USA, Inc., (ii) alter the fiscal year so that its ends in the month of December, aligning it to the fiscal year of JBS, (iii) maintain the presentation of results on a weekly basis, as described above, and (iv) change the external auditing of the company to Grant Thornton as of 7/11/2007, as to maintain a single external auditing company for the entire group.

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Therefore, the results now consolidated at JBS considers the 75-day period beginning July 11, 2007 and ended September 23, 2007.

Considering that all alterations described above result in an absence of comparability for the period consolidated at JBS, the following is being included below (i) audited results of JBS USA in Brazilian Real and in BR GAAP for the 75 days between 07/11/07 and 09/23/07 and (ii) an enclosure (“Enclosure I”) containing a comparison between non-consecutive 90-day periods ended on 05/27/07 and 09/23/07, respectively, both in US GAAP and in US$.

With regards to item (ii) above, although the figures are in US GAAP and in US$, not fully reflecting the period for which results were consolidated at JBS, the qualifications and comments are valid and adequately reflect the variables that influenced the company’s performance since the day of its acquisition by JBS.

Income Statement – JBS USA, Inc.

The table below shows the operating results of JBS USA, Inc., formerly Swift Foods Company (“Swift”), including its operations in the United States and Australia, in BR GAAP and in Brazilian Real (R$) for the period between 07/11/2007 and 09/23/2007.

R$ million	3Q07%

Net Sales Revenue	3,918.1	100.0%
Cost of Goods Sold	3,738.6	95.4%

Gross Margin	179.5	4.6%

Selling Expenses	-141.8	-3.6%
General and Adm. Expenses	-59.8	-1.5%
Net Financial Income (Expenses)	-17.3	-0.4%
Equity Accounting Income	0.0	0.0%
Other Operational Expenses	0.0	0.0%
Non-operational Result	5.9	0.2%
Taxes and Social Contribution	-0.8	0.0%
Minority Interest	0.0	0.0%

Net Income	-34.3	-0.9%

EBITDA	3.0	0.1%

Net sales at JBS USA for the 75-day period between July 11, 2007 and September 23, 2007 totaled R$3.918,1 million. Gross margin for the period was 4.6% and net margin was a negative 1.5%. EBITDA totaled R$3.0 million with an EBITDA margin of 0.1%.

As previously mentioned, because of the lack of comparability between this period and the company’s past results, comments on the operating performance of JBS USA, as well as by division can be found below on Enclosure I.

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ENCLOSURE I – COMMENTS ON OPERATIONAL PERFORMANCE – JBS USA, INC.

The table below shows the operational results of JBS USA, Inc., formerly Swift Foods Company (“Swift”), including its operations in the United States and Australia, unaudited, in US GAAP and in U.S. dollars (US$), during the last 13 weeks that ended on 05/27/07 and 09/23/07, respectively. Results for the last 13 weeks that ended on 09/23/07 are pro-forma as they combine two distinct and nonconsecutive periods.

US$ million	23/set	%	27/mai	%	Var. US$	Var. %

Net Sales Revenue	2,588.2	100.0%	2,357.0	100.0%	231.2	9.8%
Cost of Goods Sold	-2,571.7	-99.4%	-2,321.5	-98.5%	-250.2	10.8%

Gross Margin	16.6	0.6%	30.3	1.3%	-13.8	-45.4%

Selling, General and Adm. Expenses	-35.3	-1.4%	-37.4	-1.6%	2.2	-5.8%
Net Financial Income (Expenses)	-27.7	-1.1%	-30.8	-1.3%	3.2	-10.2%

EBITDA	3.9	0.2%	19.3	0.8%	-15.4	-79.8%

Net Revenue

Net revenue for the 13-week period ended on 9/23/2007 grew by US$231.2 million, or 9.8%, in relation to the 13 weeks ended on 5/27/2007, mainly driven by the growth of 19.8% in beef volumes produced in the United States, and the increase in the average selling price in the Australian division to offset the appreciation of the Australian dollar of 4.0% in relation to the U.S. dollar in the period.

Cost of Goods Sold

The cost of goods sold in the thirteen weeks ended on 9/23/2007 increased by US$250.2 million, or 10.8%, against the thirteen weeks ended on 5/27/2007, mainly driven by the appreciation of the Australian dollar against the U.S. dollar of 4.0%, as well as the costs associated with the higher volumes and the startup of a second shift at the Greeley plant.

Gross Margin

JBS USA gross margin was 0.6% in the thirteen weeks ended on 9/23/2007, compared to 1.3% in the thirteen weeks ended on 5/27/2007. Gross margin declined across all segments, due to different factors: (i) at the U.S. beef division, due to the costs associated with higher volumes and the startup of the second shift at the Greeley plant, including payroll and overtime; (ii) at the U.S. pork division, due to the higher raw material costs, which were not fully passed through to final clients; and (iii) at the Australian division, mainly due to the appreciation in the Australian dollar against the U.S. dollar of 4.0% in the period, which was not fully offset by the increase in the average selling price.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses totaled US$35.3 million in the 13 weeks ended 9/23/2007, compared to US$37.4 million in the 13 weeks ended 5/27/2007. These expenses declined by US$ 2.1 million, or 5.6%, mainly due to the elimination of overlapping management positions and the reduction in management levels, as well as the elimination and/or reduction in expenses with the outsourcing of professional and consulting services. Selling, general and administrative expenses include approximately US$2.4 million in non-recurring expenses associated with a retention agreement to ensure the continuity of certain management positions for a period of 6 months following the conclusion of the acquisition of Swift. The result in the quarter was also impacted by a non-recurring expense of US$1.1 million associated with the stock option plan of the previous controller. These non- recurrent expenses relate to the 15-day period prior to the acquisition, which is part of the 13 weeks that ended on 09/23/07.

Net Financial Result

The net financial result for the 13 weeks ended 9/23/2007 was US$27.7 million, compared to US$30.8 million in the 13 weeks ended on 5/27/2007. The decline in the period of US$3.1 million, or 10.1%, was mainly driven by the Company’s lower debt levels and its new capital structure following the conclusion of the acquisition by JBS on July 11, 2007. The result would have been even lower were it not for the accounting of the payment of approximately US$12.0 million related to the costs and commissions associated with financing contracted for the acquisition of Swift that ended up not being used given the final capital structure for the acquisition. Note that these costs were already included in the total acquisition cost and, in accordance with US GAAP, should be expensed on day one rather than being amortized over time.

EBITDA

As a result of the operating aspects commented above, EBITDA for the 13 weeks ended 09/23/07 totaled US$3.9 million compared to US$19.3 million for the 13 weeks ended on 05/29/07. EBITDA margin was 0.15% and 0.82%, respectively.

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ANALYSIS OF RESULTS BY DIVISION

Main Operational Indicators

Operating Results(1)	23/sept	27/may	Variance US$	Variance in Revenue	Variance in Head Kill	Variance in Average Price

Net Revenue(2)
Swift - Beef	1,576.8	1,351.6	225.2	16.7%	19.8%	-2.7%
Swift - Pork	570.5	587.9	-17.4	-3.0%	-5.5%	2.7%
Swift - Australia	515.6	503.5	12.1	2.4%	0.3%	2.1%
Corporate and Others	-74.1	-86.1	12.0	-13.9%	—	—
TOTAL	2,588.8	2,357.0	231.8	9.8%	0.2%	9.6%

EBITDA(2)
Swift - Beef	-10.34	-8.97	-1.4	15.2%	—	—
Swift - Pork	15.45	25.55	-10.1	-39.5%	—	—
Swift - Australia	-1.28	2.71	-4.0	-147.3%	—	—
Corporate and Others	—	—	—	—	—	—
TOTAL	3.82	19.29	-15.5	-80.2%	—	—

EBITDA Margin
Swift - Beef	-0.66%	-0.66%	—	—	—	—
Swift - Pork	2.71%	4.35%	—	—	—	—
Swift - Australia	-0.25%	0.54%	—	—	—	—
Corporate and Others	—	—	—	—	—	—
TOTAL	0.15%	0.82%	—	—	—	—

(1)Last 13 weeks ended 05/27/07 and 09/23/07, respectively, in US$ and S GAAP

(2)In millions of US$

Beef – United States

Net Revenue

Net revenue in the U.S. beef division was US$1,576.8 million in the thirteen weeks ended 9/23/2007, compared to US$1,351.6 million in the thirteen weeks ended on 5/27/2007. This increase of US$225.2 million, or 16.7%, was mainly fueled by the increase of 19.8% in volumes produced, which was partially offset by the decline in the average price of 2.7%. The growth in volumes and production reflects the Company’s recovery following the problems last year caused by U.S. immigration inspection, and the start of the second shift at the Greeley plant on September 1, 2007.

Gross Margin

Gross margin in the U.S. beef division was negative 0.2% for the thirteen weeks ended 9/23/2007, compared to negative 0.5% for the thirteen weeks ended 5/27/2007. The continuation of negative

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margins at the division were mainly driven by the higher personnel costs described above, and continued pressure on margins due to the higher cattle acquisition costs in the United States.

EBITDA

EBITDA in the U.S. beef division was a negative US$10.3 million for the thirteen weeks ended 9/23/2007, compared to a loss of US$9.0 million in the thirteen weeks ended on 5/27/2007, with both figures representing the same EBITDA margin of negative 0.66%. The EBITDA registered by the division, which reflects 16.7% higher sales and a 2.1% drop in cattle acquisition costs, was adversely affected by costs associated with hiring personnel following the problems caused last year from the U.S. immigration inspection (including payroll and overtime), as well as a decline in production until staff could be adequately trained to previous productivity levels. Some expenses associated with production declined between the two periods, including salaries, due to the reduction in headcount, operating inputs, insurance, utilities and maintenance. Selling general and administrative expenses declined by US$0.3 million (-2.0%) versus the prior period, even though the division incurred a nonrecurring expense of US$1.2 million associated with retaining staff following the conclusion of the acquisition by JBS on July 11, 2007, and a non-recurring expense of US$0.6 million associated with the stock option plan of the previous controller. These non-recurrent expenses relate to the 15-day period prior to the acquisition.

Pork – United States

 Net Revenue

Net revenue in the U.S. pork division was US$570.5 million for the thirteen weeks ended 9/23/2007, compared to US$587.9 million for the thirteen weeks ended 5/27/2007. The decrease of US$17.4 million, or 3.0%, reflects the drop of 5.5% in volumes produced, which was partially offset by the increase in the average selling price of 2.7%. Increases in selling prices were attributable to price umbrella for pork products as a result of continued high beef prices, however lower volumes attributable to higher hog prices which made it less economic to run in the current quarter.

Gross Margin

Gross margin for the U.S. pork division was 4.0% for the thirteen weeks ended 9/23/2007, compared to 5.5% in the thirteen weeks ended 5/27/2007, driven by the increase of 4.4% in raw material costs, which were partially mitigated by an increase of 2.7% in the average selling price.

EBITDA

EBITDA in the pork division was US$15.4 million for the thirteen weeks ended 9/23/2007, compared to US$25.6 million for the thirteen weeks ended 5/27/2007. The drop of US$10.2 million in EBITDA was mainly due to the increase of 4.4% in raw material acquisition costs, which were partially offset by an increase of 2.7% in average price, as well as the reduction in selling, general and administrative expenses in the quarter of US$0.5 million, or 4%. Selling general and administrative expenses would have declined even further were it not for the non-recurring expense of US$1.2 million associated with retaining staff following the conclusion of the acquisition of JBS on July 11, 2007, and a non-recurring expense of US$0.5 million associated with the stock option plan of the previous controller. These non- recurrent expenses relate to the 15-day period prior to the acquisition.

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Production costs remained unchanged between the two periods, with an increase in expenses with salaries and utilities, which were offset by the lower packaging expenses and selling, general and administrative expenses.

Beef – Australia

 Net Revenue

Net revenue in the Australia division was US$515.6 million for the thirteen weeks ended 9/23/2007, up from US$503.5 million for the thirteen weeks ended on 5/27/2007. The revenue growth of US$12.1 million, or 2.4%, was primarily fueled by an increase of 2.1% in the average selling price, given that sales volume remained stable between the two quarters. Sales prices, 80% of which are denominated in U.S. dollar, increased to offset the appreciation in the Australian dollar against the U.S. dollar of 4% in the period.

The grass fed operation is an opportunistic operation – where profitability is driven largely by the spread between livestock prices and selling prices, most prominent when cattle are plentiful. Australia continues to suffer unusual rain patterns which continue to affect the grass fed division. The breeding area for herds is generally an area north of the Tropic of Capricorn, and this area has received average to above average rainfall which enables the livestock to remain on range feeding at relatively low cost. The slaughter facilities and feeding ranges are generally in areas south of the Tropic of Capricorn which has received below average rainfall leading to producers keeping the herd on pasture in the north and not migrating the herd to the south as usually occurs seasonally for final range feeding prior to slaughter. This event reduced supply and pressured cattle acquisition costs.

In addition on the grain fed side of the business, worldwide high corn prices coupled with the high Australian dollar to US Dollar exchange rates has made international customers (who typically buy in US Dollars) less inclined to pay higher beef prices. The Company has had some success in recent weeks in explaining to customers the increased grain prices which have driven our breakeven price higher on the grain fed division and there has been some willingness to accept higher prices, though generally on lower volumes.

Gross Margin

Gross margin in the Australia division was negative 0.7% for the 13 weeks ended 9/23/2007, compared to 1.0% for the 13 weeks ended 5/27/2007, mainly driven by the impact on margins generated by the appreciation in the Australian dollar against the U.S. dollar, as well as the increase in grain costs, which negatively impacted margin in the confined cattle operation.

EBITDA

EBITDA in the Australia division was loss of US$1.3 million in the thirteen weeks ended 9/23/2007, down from a gain of US$2.7 million in the thirteen weeks ended on 5/27/2007. This US$4.0 million reduction was chiefly due to (i) the appreciation in the Australian dollar against the U.S. dollar of 4.0%; (ii) the higher cattle costs in the grass-fed operation; and (iii) the higher grain costs in the confined cattle operation.

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NORMALIZATION OF EBITDA FOR THE PERIOD

As a result of the acquisition, we incurred certain one-time non-recurring costs which were recognized in the income statement for the quarter ended September 23, 2007 including executive retention expenses and predecessor stock option expenses, which, as previously mentioned were incurred in a 15-day period prior to the acquisition.

In addition, as a result of structural changes implemented by the new ownership, the Company has reduced certain run rate expenses (SG&A, wastewater) and improved certain operational efficiency items (beef yields, Australian sales model) in its first seventy-five days. As a large portion of these initiatives were completed toward the end of the September, the “full quarter benefit” of such initiatives will not be realized until future quarters.

Also, the announcement during the quarter that we would ramp Greeley beef plant back to a full second shift of production meant that we incurred certain incremental hourly labor cost during the period however since these new employees were not fully productive the cost was incurred prior to receiving the increased production throughput benefit. We consider this incremental inefficient labor cost a significant one time expenditure during the quarter ended September 23, 2007.

Adjusted EBITDA(1)	Sept. 23

EBITDA(2)
Swift - Beef	-10.34
Swift - Pork	15.45
Swift - Australia	-1.28
Corporative and Others	—

TOTAL	3.82

Adjustments:
Non-recurring Expenses – Retention Plan(3)	2.43
Non-recurring Expenses – Option Plan(4)	1.06
Expenses Reductions - JBS USA(5)	3.98
Costs – Increase in Production(6)	11.50
Non-recurring Expenses - Grand Island(7)	1.00
Adjustment – Australia Earnings(8)	11.68

Subtotal	31.65

Adjusted EBITDA	35.47

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(1)	Last 13 weeks ended 9/23/2007 in US GAAP and in US$;
(2)	In millions of US$;
(3)	Non-recurring expenses associated with the employee retention plan;
(4)	Non-recurring expenses associated with the stock option plan of the previous controller;
(5)	Permanent reductions in selling, general and administrative expenses obtained up to now by JBS USA;
(6)	Costs associated with the higher production, the benefits of which will only be captured in the coming quarters;
(7)	Non-recurring expenses related to water treatment at the Grand Island plant;
(8)	Improved profitability levels at the Australia division.

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CONTACTS

Head Offices

Avenida Marginal Direita do Tietê, 500
Cep: 05111-100 São Paulo – SP
Brasil
Tel: (5511) 3144-4000
Fax: (5511) 3144-4279
www.jbs.com.br

José Paulo Macedo
Investor Relations Director
Tel: (5511) 3144-4224
Email: jpmacedo@jbs.com.br

André Gustavo Menezes
Investor Relations Manager
Tel: (5511) 3144-4055
Email: ir@jbs.com.br

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CONSOLIDATED FINANCIAL STATEMENTS – JBS S.A.

JBS S.A. and its Subsidiaries

Balance Sheet - Assets

In thousands of Reais	Company		Consolidated
	09.30.07	06.30.07	09.30.07	06.30.07
CURRENT ASSETS

Cash and cash equivalents	61,007	60,732	235,954	97,351
Short-term investments (Note 5)	1,024,808	676,492	1,385,054	719,032
Trade accounts receivable, net (Note 6)	472,190	568,655	1,210,019	636,757
Inventories (Note 7)	510,637	576,338	1,560,825	750,077
Recoverable taxes (Note 8)	415,138	423,690	544,489	522,245
Prepaid expenses	5,525	2,575	55,012	6,549
Other current assets	90,912	64,881	168,438	102,525

TOTAL CURRENT ASSETS	2,580,217	2,373,363	5,159,791	2,834,536

NON-CURRENT ASSETS

Long-term assets
Credits with related parties (Note 9)	47,068	48,227	—	—
Judicial deposits and others	7,808	6,608	33,786	9,173
Deferred income taxes (Note 16)	15,257	16,722	22,416	23,933
Recoverable taxes (Note 8)	28,703	27,256	38,238	38,066

Total long-term assets	98,836	98,813	94,440	71,172
Permanent assets
Advances for investments in subsidiaries (Note 9)	—	44,114	—	—
Investments in subsidiaries (Note 10)	2,279,987	490,931	882,745	20,050
Other investments	10	10	10	10
Property, plant and equipment, net (Note 11)	1,175,119	1,096,718	2,402,756	1,401,504
Intangible assets, net	9,615	9,615	178,074	22,870

Total Permanent assets	3,464,731	1,641,388	3,463,585	1,444,434

TOTAL NON-CURRENT ASSETS	3,563,567	1,740,201	3,558,025	1,515,606

TOTAL ASSETS	6,143,784	4,113,564	8,717,816	4,350,142

The accompanying notes are an integral part of the financial statements

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JBS S.A. e Empresas Controladas

Balance Sheet - Liabilities and Shareholders’ Equity

In thousands of Reais	Company		Consolidated
	09.30.07	06.30.07	09.30.07	06.30.07
CURRENT LIABILITIES

Trade accounts payable (Note 12)	314,742	248,152	1,024,922	343,481
Loans and financings (Note 13)	805,562	449,175	2,416,704	543,970
Payroll and social charges (Note 14)	98,422	103,485	205,539	121,564
Other current liabilities	79,925	69,394	110,618	80,242

TOTAL CURRENT LIABILITIES	1,298,651	870,206	3,757,783	1,089,257

NON-CURRENT LIABILITIES

Loans and financings (Note 13)	1,510,571	1,676,778	1,562,247	1,685,013
Deferred income taxes (Note 16)	60,525	61,312	84,949	61,312
Provision for contingencies (Note 15)	44,258	49,182	53,395	55,194
Other non-current liabilities	21,627	23,670	45,086	29,069

TOTAL NON-CURRENT LIABILITIES	1,636,981	1,810,942	1,745,677	1,830,588

MINORITY INTEREST	—	—	6,204	(2,119)

SHAREHOLDERS’ EQUITY (Note 17)

Capital stock	1,945,581	91,748	1,945,581	91,748
Capital reserve	1,160,983	1,160,776	1,160,983	1,160,776
Revaluation reserve	126,367	127,475	126,367	127,475
Retained earnings	(24,779)	52,417	(24,779)	52,417

TOTAL SHAREHOLDERS’ EQUITY	3,208,152	1,432,416	3,208,152	1,432,416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	6,143,784	4,113,564	8,717,816	4,350,142

The accompanying notes are an integral part of the financial statements

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JBS S.A. and its Subsidiaries

STATEMENTS OF INCOME FOR THE PERIOD OF THREE MONTHS ENDED

SEPTEMBER 30, 2007 AND 2006

	Company		Consolidated
In thousands of Reais	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
GROSS OPERATING REVENUE
Sales of products:
Domestic Sales	541.907	381.219	3.542.723	429.186
Foreign Sales	608.428	672.857	1.858.624	883.467
	1.150.335	1.054.076	5.401.347	1.312.653
SALES DEDUCTIONS
Returns and discounts	(58.378)	(10.983)	(85.986)	(18.837)
Sales taxes	(64.220)	(37.463)	(81.796)	(59.182)
	(122.598)	(48.446)	(167.782)	(78.019)

NET SALE REVENUE	1.027.737	1.005.630	5.233.565	1.234.634

Cost of goods sold	(747.514)	(760.705)	(4.744.477)	(953.468)

GROSS INCOME	280.223	244.925	489.088	281.166

OPERATING INCOME (EXPENSE)
General and administrative expenses	(19.337)	(24.413)	(100.972)	(39.680)
Selling expenses	(99.402)	(79.273)	(257.466)	(89.957)
Financial income (expense), net (Note 18)	(129.960)	(86.276)	(189.044)	(89.933)
Equity in subsidiaries	(83.615)	3.511	—	—
Initial Public Offering expenses	(1.653)	—	(1.653)	—
Goodwill amortization	(426)	—	(426)	—
	(334.393)	(186.451)	(549.561)	(219.570)

OPERATING INCOME	(54.170)	58.474	(60.473)	61.596

NON-OPERATING INCOME (EXPENSE), NET	(50)	388	4.982	215

INCOME BEFORE TAXES	(54.220)	58.862	(55.491)	61.811

Current income taxes	(22.618)	(18.820)	(24.012)	(21.762)
Deferred income taxes	(1.466)	—	(1.513)	—
	(24.084)	(18.820)	(25.525)	(21.762)

INCOME BEFORE MINORITY INTEREST	(78.304)	40.042	(81.016)	40.049

Minority interest (expense) income	—	—	2.712	(7)

NET INCOME	(78.304)	40.042	(78.304)	40.042

NET INCOME PER SHARE	(72,68)

Statement of EBITDA (Earnings before income taxes, interest, depreciation and amortization and non-operating income (expense), net

	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
Income before taxes	(54.220)	58.862	(55.491)	61.811
Financial income (expense), net (Note 18)	129.960	86.276	189.044	89.933
Depreciation and amortization	14.328	13.322	44.219	18.747
Non-operating income (expense), net	50	(388)	(4.982)	(215)
Equity in subsidiaries	83.615	(3.511)	—	—
Initial Public Offering expenses	1.653	—	1.653	—
Goodwill Amortization	426	—	426	—

AMOUNT OF EBITDA	175.812	154.561	174.869	170.276

The accompanying notes are an integral part of the financial statements

60

JBS S.A. and its Subsidiaries

STATEMENTS OF INCOME FOR THE PERIOD OF NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

	Company		Consolidated
In thousands of Reais	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
GROSS OPERATING REVENUE
Sales of products:
Domestic Sales	1.553.250	1.163.019	4.670.123	1.306.688
Foreign Sales	1.692.089	1.651.813	3.226.423	1.971.168
	3.245.339	2.814.832	7.896.546	3.277.856
SALES DEDUCTIONS
Returns and discounts	(130.530)	(45.463)	(173.558)	(76.346)
Sales taxes	(191.044)	(123.208)	(232.069)	(144.927)
	(321.574)	(168.671)	(405.627)	(221.273)

NET SALE REVENUE	2.923.765	2.646.161	7.490.919	3.056.583

Cost of goods sold	(2.139.167)	(1.976.755)	(6.463.309)	(2.329.049)

GROSS INCOME	784.598	669.406	1.027.610	727.534

OPERATING INCOME (EXPENSE)
General and administrative expenses	(50.321)	(50.497)	(149.443)	(76.037)
Selling expenses	(283.051)	(247.474)	(463.990)	(272.470)
Financial income (expense), net (Note 18)	(223.437)	(175.349)	(318.684)	(203.482)
Equity in subsidiaries	(125.015)	(21.156)	—	—
Initial Public Offering expenses	(52.244)	—	(52.244)	—
Goodwill amortization	(1.293)	—	(1.293)	—
	(735.361)	(494.476)	(985.654)	(551.989)

OPERATING INCOME	49.237	174.930	41.956	175.545

NON-OPERATING INCOME (EXPENSE), NET	(60)	(5.913)	5.814	(5.485)

INCOME BEFORE TAXES	49.177	169.017	47.770	170.060

Current income taxes	(77.316)	(64.659)	(80.586)	(65.669)
Deferred income taxes	(794)	—	(256)	—
	(78.110)	(64.659)	(80.842)	(65.669)

INCOME BEFORE MINORITY INTEREST	(28.933)	104.358	(33.072)	104.391

Minority interest (expense) income	—	—	4.139	(33)

NET INCOME	(28.933)	104.358	(28.933)	104.358

NET INCOME PER SHARE	(26,85)

Statement of EBITDA (Earnings before income taxes, interest, depreciation and amortization and non-operating income (expense), net

	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
Income before taxes	49.177	169.017	47.770	170.060
Financial income (expense), net (Note 18)	223.437	175.349	318.684	203.482
Depreciation and amortization	42.147	33.516	82.118	51.441
Non-operating income (expense), net	60	5.913	(5.814)	5.485
Equity in subsidiaries	125.015	21.156	—	—
Initial Public Offering expenses	52.244	—	52.244	—
Goodwill Amortization	1.293	—	1.293	—

AMOUNT OF EBITDA	493.373	404.951	496.295	430.468

The accompanying notes are an integral part of the financial statements

61

FINANCIAL STATEMENTS – JBS S.A. (EXCLUDING SWIFT)

JBS S.A. and its Subsidiaries - Without Swift

Balance Sheet - Assets

	Company		Consolidated
In thousands of Reais	09.30.07	06.30.07	09.30.07	06.30.07

CURRENT ASSETS

Cash and cash equivalents	61.007	60.732	93.776	97.351
Short-term investments (Note 5)	1.024.808	676.492	1.065.865	719.032
Trade accounts receivable, net (Note 6)	472.190	568.655	526.267	636.757
Inventories (Note 7)	510.637	576.338	681.088	750.077
Recoverable taxes (Note 8)	415.138	423.690	524.507	522.245
Prepaid expenses	5.525	2.575	7.024	6.549
Other current assets	90.912	64.881	125.912	102.525

TOTAL CURRENT ASSETS	2.580.217	2.373.363	3.024.439	2.834.536

NON-CURRENT ASSETS

Long-term assets
Credits with related parties (Note 9)	47.068	48.227	—	—
Judicial deposits and others	7.808	6.608	10.153	9.173
Deferred income taxes (Note 16)	15.257	16.722	22.417	23.933
Recoverable taxes (Note 8)	28.703	27.256	38.238	38.066

Total long-term assets	98.836	98.813	70.808	71.172
Permanent assets

Advances for investments in subsidiaries (Note 9)	—	44.114	—	—
Investments in subsidiaries (Note 10)	2.279.987	490.931	1.768.102	20.050
Other investments	10	10	10	10
Property, plant and equipment, net (Note 11)	1.175.119	1.096.718	1.488.455	1.401.504
Intangible assets, net	9.615	9.615	25.918	22.870

Total Permanent assets	3.464.731	1.641.388	3.282.485	1.444.434

TOTAL NON-CURRENT ASSETS	3.563.567	1.740.201	3.353.293	1.515.606

TOTAL ASSETS	6.143.784	4.113.564	6.377.732	4.350.142

The accompanying notes are an integral part of the financial statements

62

JBS S.A. and its Subsidiaries - Without Swift

Balance Sheet - Liabilities and Shareholders’ Equity

	Company		Consolidated
In thousands of Reais	09.30.07	06.30.07	09.30.07	06.30.07
CURRENT LIABILITIES

Trade accounts payable (Note 12)	314.742	248.152	366.099	343.481
Loans and financings (Note 13)	805.562	449.175	934.172	543.970
Payroll and social charges (Note 14)	98.422	103.485	119.664	121.564
Other current liabilities	79.925	69.394	94.601	80.242

TOTAL CURRENT LIABILITIES	1.298.651	870.206	1.514.536	1.089.257

NON-CURRENT LIABILITIES

Loans and financings (Note 13)	1.510.571	1.676.778	1.516.091	1.685.013
Deferred income taxes (Note 16)	60.525	61.312	60.525	61.312
Provision for contingencies (Note 15)	44.258	49.182	48.890	55.194
Other non-current liabilities	21.627	23.670	23.334	29.069

TOTAL NON-CURRENT LIABILITIES	1.636.981	1.810.942	1.648.840	1.830.588

MINORITY INTEREST	—	—	6.204	(2.119)

SHAREHOLDERS’ EQUITY (Note 17)

Capital stock	1.945.581	91.748	1.945.581	91.748
Capital reserve	1.160.983	1.160.776	1.160.983	1.160.776
Revaluation reserve	126.367	127.475	126.367	127.475
Retained earnings	(24.779)	52.417	(24.779)	52.417

TOTAL SHAREHOLDERS’ EQUITY	3.208.152	1.432.416	3.208.152	1.432.416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	6.143.784	4.113.564	6.377.732	4.350.142

The accompanying notes are an integral part of the financial statements

63

JBS S.A. and its Subsidiaries - Without Swift

STATEMENTS OF INCOME FOR THE PERIOD Of THREE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

	Company		Consolidated
In thousands of Reais	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
GROSS OPERATING REVENUE
Sales of products:
Domestic Sales	541.907	381.219	619.798	429.186
Foreign Sales	608.428	672.857	844.066	883.467
	1.150.335	1.054.076	1.463.864	1.312.653

SALES DEDUCTIONS
Returns and discounts	(58.378)	(10.983)	(66.591)	(18.837)
Sales taxes	(64.220)	(37.463)	(81.796)	(59.182)
	(122.598)	(48.446)	(148.387)	(78.019)

NET SALE REVENUE	1.027.737	1.005.630	1.315.477	1.234.634

Cost of goods sold	(747.514)	(760.705)	(1.005.920)	(953.468)

GROSS INCOME	280.223	244.925	309.557	281.166

OPERATING INCOME (EXPENSE)
General and administrative expenses	(19.337)	(24.413)	(41.145)	(39.680)
Selling expenses	(99.402)	(79.273)	(115.677)	(89.957)
Financial income (expense), net (Note 18)	(129.960)	(86.276)	(171.784)	(89.933)
Equity in subsidiaries	(83.615)	3.511	(34.270)	—
Initial Public Offering expenses	(1.653)	—	(1.653)	—
Goodwill amortization	(426)	—	(426)	—
	(334.393)	(186.451)	(364.955)	(219.570)

OPERATING INCOME	(54.170)	58.474	(55.398)	61.596

NON-OPERATING INCOME (EXPENSE), NET	(50)	388	(924)	215

INCOME BEFORE TAXES	(54.220)	58.862	(56.322)	61.811

Current income taxes	(22.618)	(18.820)	(23.595)	(21.762)
Deferred income taxes	(1.466)	—	(1.099)	—
	(24.084)	(18.820)	(24.694)	(21.762)

INCOME BEFORE MINORITY INTEREST	(78.304)	40.042	(81.016)	40.049

Minority interest (expense) income	—	—	2.712	(7)

NET INCOME	(78.304)	40.042	(78.304)	40.042

NET INCOME PER SHARE	(72,68)

Statement of EBITDA (Earnings before income taxes, interest, depreciation and amortization and non-operating income (expense), net

	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
Income before taxes	(54.220)	58.862	(56.322)	61.811
Financial income (expense), net (Note 18)	129.960	86.276	171.784	89.933
Depreciation and amortization	14.328	13.322	19.147	18.747
Non-operating income (expense), net	50	(388)	924	(215)
Equity in subsidiaries	83.615	(3.511)	34.270	—
Initial Public Offering expenses	1.653	—	1.653	—
Goodwill Amortization	426	—	426	—

AMOUNT OF EBITDA	175.812	154.561	171.882	170.276

The accompanying notes are an integral part of the financial statements

64

JBS S.A. and its Subsidiaries - Without Swift

STATEMENTS OF INCOME FOR THE PERIOD OF NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

	Company		Consolidated
In thousands of Reais	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006
GROSS OPERATING REVENUE
Sales of products:
Domestic Sales	1.553.250	1.163.019	1.747.198	1.306.688
Foreign Sales	1.692.089	1.651.813	2.211.865	1.971.168
	3.245.339	2.814.832	3.959.063	3.277.856

SALES DEDUCTIONS
Returns and discounts	(130.530)	(45.463)	(154.163)	(76.346)
Sales taxes	(191.044)	(123.208)	(232.069)	(144.927)
	(321.574)	(168.671)	(386.232)	(221.273)

NET SALE REVENUE	2.923.765	2.646.161	3.572.831	3.056.583

Cost of goods sold	(2.139.167)	(1.976.755)	(2.724.752)	(2.329.049)

GROSS INCOME	784.598	669.406	848.079	727.534

OPERATING INCOME (EXPENSE)
General and administrative expenses	(50.321)	(50.497)	(89.616)	(76.037)
Selling expenses	(283.051)	(247.474)	(322.201)	(272.470)
Financial income (expense), net (Note 18)	(223.437)	(175.349)	(301.424)	(203.482)
Equity in subsidiaries	(125.015)	(21.156)	(34.270)	—
Initial Public Offering expenses	(52.244)	—	(52.244)	—
Goodwill amortization	(1.293)	—	(1.293)	—
	(735.361)	(494.476)	(801.048)	(551.989)

OPERATING INCOME	49.237	174.930	47.031	175.545

NON-OPERATING INCOME (EXPENSE), NET	(60)	(5.913)	(92)	(5.485)

INCOME BEFORE TAXES	49.177	169.017	46.939	170.060

Current income taxes	(77.316)	(64.659)	(80.169)	(65.669)
Deferred income taxes	(794)	—	158	—
	(78.110)	(64.659)	(80.011)	(65.669)

INCOME BEFORE MINORITY INTEREST	(28.933)	104.358	(33.072)	104.391

Minority interest (expense) income	—	—	4.139	(33)

NET INCOME	(28.933)	104.358	(28.933)	104.358

NET INCOME PER SHARE	(26,85)

Statement of EBITDA (Earnings before income taxes, interest, depreciation and amortization and non-operating income (expense), net

	2007	“Pro Forma” 2006	2007	“Pro Forma” 2006

Income before taxes	49.177	169.017	46.939	170.060
Financial income (expense), net (Note 18)	223.437	175.349	301.424	203.482
Depreciation and amortization	42.147	33.516	57.046	51.441
Non-operating income (expense), net	60	5.913	92	5.485
Equity in subsidiaries	125.015	21.156	34.270	—
Initial Public Offering expenses	52.244	—	52.244	—
Goodwill Amortization	1.293	—	1.293	—

AMOUNT OF EBITDA	493.373	404.951	493.308	430.468

The accompanying notes are an integral part of the financial statements

65

This release contains forward-looking statements subject to risks and uncertainties. Such forward-looking statements are based on the management’s beliefs and assumptions and information currently available to the Company. Forward-looking statements include information on our intentions, beliefs or current expectations, as well as on those of the Company’s Board of Directors and Officers.

The reservations as to forward-looking statements and information also include information on possible or presumed operating results, as well as any statements preceded, followed or including words such as “believes”, “may”, “will”, “expects”, “intends”, “plans”, “estimates” or similar expressions.

Forward-looking statements are not performance guarantees; they involve risks, uncertainties and assumptions because they refer to future events and, therefore, depend on circumstances which may or may not occur. Future results may differ materially from those expressed or suggested by forward-looking statements. Many of the factors which will determine these results and figures are beyond our control or prediction capacity.

66

APPENDIX F

Form of Proxy Card

U.S. PREMIUM BEEF, LLC

SPECIAL MEETING OF MEMBERS

Friday, March 14, 2008

2:00 p.m., Central Time

Hilton-Kansas City Airport

8801 NW 112th St.

Kansas City, Missouri 64153

U.S. Premium Beef, LLC 12200 North Ambassador Drive Kansas City, Missouri 64163	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Members to be held on March 14, 2008.

The undersigned member of U.S. Premium Beef, LLC (the “Company”) hereby acknowledges receipt of the Notice of Special Meeting of Members of the Company and the accompanying Proxy Statement, each dated March 4, 2008, and hereby appoints Mark R. Gardiner and Steven D. Hunt, or either of them, with full power to act alone and with full power of substitution, to act on behalf of and represent the undersigned at the Special Meeting of Members to be held on March 14, 2008, or at any adjournment thereof, and to vote, as indicated on the reverse side, all of the Class A Units and Class B Units (collectively, the “Units”) and any voting rights associated with membership in the Company which the undersigned would be entitled to vote if personally present at said meeting, hereby revoking all proxies previously granted. The above named individuals are further authorized to vote such Units and any voting rights associated with such membership in their discretion upon any other business that may properly come before the meeting, or any adjournment thereof in their discretion.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

There are three ways to vote your Proxy

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to U.S. Premium Beef, LLC, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. Proxy cards submitted by mail will need to be received by 8:00 a.m. on March 14, 2008 to be included in the voting results.

VOTE BY FAX

Mark, sign and date your proxy card and FAX it to Shareowner Services at (651) 450-4026. Proxy cards submitted by fax will need to be received by 10:00 a.m. on March 14, 2008 to be included in the voting results.

VOTE BY HAND DELIVERY

Mark, sign and date your proxy card and hand deliver it to U.S. Premium Beef, LLC by depositing it in the sealed, tamper-proof lockbox provided by U.S. Premium Beef, LLC or by delivering it to an officer or director of the Company. The lockbox and any other proxies received by the Company’s representatives will be delivered to Shareowner Services prior to the Special Meeting.

If you vote by FAX, or hand delivery, please do not mail your Proxy Card

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To consider and vote upon a proposal to adopt and approve the Membership Interest Purchase Agreement, dated as of February 29, 2008, among JBS S.A., National Beef Packing Company, LLC (“NBP”) and the several members of NBP, including the Company, and approve the transactions contemplated thereby (which are sometimes referred to in the accompanying proxy statement as the “proposed transaction”); and

☐ For	☐ Against

2. To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval and adoption of the Membership Interest Purchase Agreement and approval of the proposed transaction.

☐ For	☐ Against

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date

Signature in Box

Please sign exactly as your name appears on Proxy.  Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.